FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206582-06

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated November 14, 2016,
may be amended or completed prior to time of sale.

$710,050,000 (Approximate)

Morgan Stanley Capital I Trust 2016-UBS12
(Central Index Key Number 0001689417)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

UBS AG
(Central Index Key Number 0001685185)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

Natixis Real Estate Capital LLC
(Central Index Key Number 0001542256)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12

Morgan Stanley Capital I Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates listed under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Capital I Trust 2016-UBS12. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2017. The rated final distribution date for the certificates is the distribution date in December 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$38,800,000%		(5)	September 2021
Class A-2	$54,700,000%		(5)	November 2021
Class A-SB	$56,000,000%		(5)	September 2026
Class A-3	$190,000,000%		(5)	November 2026
Class A-4	$237,609,000%		(5)	November 2026
Class X-A	$577,109,000(6)%		Variable(7)	November 2026
Class X-B	$132,941,000(6)%		Variable(7)	November 2026
Class A-S	$50,497,000%		(5)	November 2026
Class B	$40,191,000%		(5)	November 2026
Class C	$42,253,000%		(5)	November 2026

(Explanatory notes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 45 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Morgan Stanley Capital I Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act (as defined in this prospectus) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Morgan Stanley & Co. LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC, Citigroup Global Markets Inc. and Academy Securities, Inc. will purchase the offered certificates from Morgan Stanley Capital I Inc. and will offer them in one or more negotiated transactions, or otherwise, at varying prices determined at the time of sale. Morgan Stanley & Co. LLC, UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-lead managers and joint bookrunners in the following manner: UBS Securities LLC is acting as sole bookrunning manager with respect to approximately 44.2% of each class of offered certificates, Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 40.9% of each class of offered certificates, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 14.9% of each class of offered certificates. Natixis Securities Americas LLC, Citigroup Global Markets Inc. and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 7, 2016. Morgan Stanley Capital I Inc. expects to receive from this offering approximately [_]% of the aggregate certificate balance of the offered certificates plus accrued interest from December 1, 2016, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$710,050,000	100%	$710,050,000	$82,294.80

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Natixis Securities Americas LLC	Academy Securities	Citigroup
November [_], 2016

MSC 2016-UBS12

Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12
Geographic Overview of Mortgage Pool

Oklahoma
9 properties
$24,724,522
3.0% of total
Iowa
1 property
$2,574,830
0.3% of total
Illinois
1 property
$1,997,610
0.2% of total
Indiana
1 property
$3,412,500
0.4% of total
Michigan
1 property
$2,744,489
0.3% of total
Pennsylvania
4 properties
$4,048,174
0.5% of total
New York
2 properties
$90,287,417
11.0% of total
Washington
1 property
$32,457,888
3.9% of total
Ohio
6 properties
$24,879,496
3.0% of total
Oregon
1 property
$16,222,154
2.0% of total
Connecticut
8 properties
$76,550,000
9.3% of total
Nevada
2 properties
$12,033,455
1.5% of total
New Jersey
2 properties
$57,250,000
6.9% of total
California
13 properties
$128,317,102
15.6% of total
Georgia
5 properties
$95,515,797
11.6% of total
Arizona
1 property
$4,940,080
0.6% of total
Hawaii
1 property
$9,500,922
1.2% of total
Florida
4 properties
$91,955,402
11.2% of total
Colorado
1 property
$7,750,064
0.9% of total
Texas
2 properties
$45,388,444
5.5% of total
Arkansas
4 properties
$18,476,703
2.2% of total
Tennessee
2 properties
$73,414,687
8.9% of total
% of Cut-Off Date Balance
< 1.0%
1.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type

Self Storage 6.0%
Manufactured Housing 0.4%
Multifamily 9.2%
Retail 38.4%
Mixed Use 10.8%
Hospitality 12.2%
Office 23.1%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$38,800,000	30.000%	[_]%	(5)	September 2021	2.62	1 – 57
Class A-2	$54,700,000	30.000%	[_]%	(5)	November 2021	4.88	57 – 59
Class A-SB	$56,000,000	30.000%	[_]%	(5)	September 2026	7.47	59 – 117
Class A-3	$190,000,000	30.000%	[_]%	(5)	November 2026	9.84	117 – 119
Class A-4	$237,609,000	30.000%	[_]%	(5)	November 2026	9.94	119 – 119
Class X-A	$577,109,000(6)	N/A	[_]%	Variable(7)	November 2026	N/A	N/A
Class X-B	$132,941,000(6)	N/A	[_]%	Variable(7)	November 2026	N/A	N/A
Class A-S	$50,497,000	23.875%	[_]%	(5)	November 2026	9.94	119 – 119
Class B	$40,191,000	19.000%	[_]%	(5)	November 2026	9.94	119 – 119
Class C	$42,253,000	13.875%	[_]%	(5)	November 2026	9.94	119 – 119
Non-Offered Certificates(8)
Class X-D	$49,466,000(6)	N/A	[_]%	Variable(7)	November 2026	N/A	N/A
Class X-E	$23,703,000(6)	N/A	[_]%	Variable(7)	November 2026	N/A	N/A
Class X-F	$10,306,000(6)	N/A	[_]%	Variable(7)	November 2026	N/A	N/A
Class X-G	$30,916,736(6)	N/A	[_]%	Variable(7)	December 2026	N/A	N/A
Class D	$49,466,000	7.875%	[_]%	(5)	November 2026	9.94	119 – 119
Class E	$23,703,000	5.000%	[_]%	(5)	November 2026	9.94	119 – 119
Class F	$10,306,000	3.750%	[_]%	(5)	November 2026	9.94	119 – 119
Class G	$30,916,736	0.000%	[_]%	(5)	December 2026	9.98	119 – 120
Class V(9)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%. In addition, the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates may vary depending upon the final pricing of the classes of principal balance certificates whose certificate balances comprise such notional amounts, and, if as a result of such pricing the pass-through rate of any class of any class of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F or Class X-G certificates, as applicable, would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (collectively referred to as the “principal balance certificates”) will be one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively referred to as the “Class X certificates”) are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S, Class B and Class C certificates. The notional amount of each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates will be equal to the outstanding certificate balance of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any,

3

of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for each class of the Class X-D, Class X-E, Class X-F and Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate for the related distribution date of the class of principal balance certificates that, with the addition of “X-,” has the same alphabetical designation as the subject class of Class X certificates. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class V certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class V certificates will only be entitled to distributions of excess interest accrued on any mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(10)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

4

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	14
Summary of Terms	19
Risk Factors	45
The Certificates May Not Be a Suitable Investment for You	45
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	45
Risks Related to Market Conditions and Other External Factors	45
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	45
Other Events May Affect the Value and Liquidity of Your Investment	45
Risks Relating to the Mortgage Loans	46
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	46
Risks of Commercial and Multifamily Lending Generally	46
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	47
General	47
A Tenant Concentration May Result in Increased Losses	48
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	48
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	49
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	49
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	49
Early Lease Termination Options May Reduce Cash Flow	50
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	51
Retail Properties Have Special Risks	51
Office Properties Have Special Risks	52
Hotel Properties Have Special Risks	53
Risks Relating to Affiliation with a Franchise or Hotel Management Company	54
Mixed Use Properties Have Special Risks	55
Multifamily Properties Have Special Risks	55
Self Storage Properties Have Special Risks	57
Manufactured Housing Community Properties Have Special Risks	57
Condominium Ownership May Limit Use and Improvements	58
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	59
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	60
Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates	61
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	61
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	61
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	62
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	63
Risks Related to Zoning Non-Compliance and Use Restrictions	64
Risks Relating to Inspections of Properties	65
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	65
Insurance May Not Be Available or Adequate	65
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	66
Terrorism Insurance May Not Be Available for All Mortgaged Properties	67
Risks Associated with Blanket Insurance Policies or Self-Insurance	68

5

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	68
Limited Information Causes Uncertainty	68
Historical Information	68
Ongoing Information	68
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	69
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	69
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	70
Static Pool Data Would Not Be Indicative of the Performance of this Pool	70
Appraisals May Not Reflect Current or Future Market Value of Each Property	71
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	72
The Borrower’s Form of Entity May Cause Special Risks	72
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	74
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	74
Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates	74
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	74
Other Financings or Ability to Incur Other Indebtedness Entails Risk	75
Future Funding Obligations Entail Risk	76
Tenancies-in-Common May Hinder Recovery	78
Risks Relating to Enforceability of Cross-Collateralization	78
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	78
Risks Associated with One Action Rules	79
State Law Limitations on Assignments of Leases and Rents May Entail Risks	79
Various Other Laws Could Affect the Exercise of Lender’s Rights	79
Risks of Anticipated Repayment Date Loans	79
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	80
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	80
Risks Related to Ground Leases and Other Leasehold Interests	81
Increases in Real Estate Taxes May Reduce Available Funds	82
Risks Relating to Tax Credits	83
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	83
Risks Related to Conflicts of Interest	83
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	83
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	85
The Servicing of Certain Mortgage Loans Will Shift to Other Servicers	86
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	86
Potential Conflicts of Interest of the Operating Advisor	87
Potential Conflicts of Interest of the Asset Representations Reviewer	88
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	89
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	90

6

Other Potential Conflicts of Interest May Affect Your Investment	90
Other Risks Relating to the Certificates	91
The Certificates Are Limited Obligations	91
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	91
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	91
Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates	93
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	93
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	95
General	95
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	96
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	97
Losses and Shortfalls May Change Your Anticipated Yield	97
Risk of Early Termination	98
Release of Collateral May Reduce the Yield on Your Certificates	98
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	98
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	98
You Have Limited Voting Rights	98
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	99
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	100
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	100
Risks Relating to Modifications of the Mortgage Loans	101
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	102
Risks Relating to Interest on Advances and Special Servicing Compensation	102
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer	103
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	103
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	104
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	104
Tax Considerations Relating to Foreclosure	104
REMIC Status	104
Material Federal Tax Considerations Regarding Original Issue Discount	104
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates	105
Description of the Mortgage Pool	105
General	105
Certain Calculations and Definitions	106
Definitions	106

7

Mortgage Pool Characteristics	115
Overview	115
Property Types	116
Retail Properties	116
Office Properties	117
Hotel Properties	118
Mixed Use Properties	118
Multifamily Properties	118
Self Storage Properties	119
Specialty Use Concentrations	119
Manufactured Housing Properties	119
Significant Obligors	119
Mortgage Loan Concentrations	120
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	120
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	120
Geographic Concentrations	121
Mortgaged Properties With Limited Prior Operating History	122
Tenancies-in-Common; Crowd Funding	122
Condominium Interests	122
Fee & Leasehold Estates; Ground Leases	123
Environmental Considerations	124
Redevelopment, Renovation and Expansion	126
Assessment of Property Value and Condition	126
Litigation and Other Considerations	127
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	127
Tenant Issues	129
Tenant Concentrations	129
Lease Expirations and Terminations	129
Expirations	129
Terminations	130
Purchase Options and Rights of First Refusal	132
Affiliated Leases	133
Insurance Considerations	133
Use Restrictions	134
Appraised Value	135
Non-Recourse Carveout Limitations	135
Real Estate and Other Tax Considerations	137
Delinquency Information	137
Certain Terms of the Mortgage Loans	137
Amortization of Principal	137
Due Dates; Mortgage Rates; Calculations of Interest	138
ARD Loans	139
Single Purpose Entity Covenants	139
Prepayment Protections and Certain Involuntary Prepayments	139
“Due-on-Sale” and “Due-on-Encumbrance” Provisions	141
Defeasance	141
Partial Releases	142
Escrows	144
Mortgaged Property Accounts	144
Exceptions to Underwriting Guidelines	146
Additional Indebtedness	146
General	146
Whole Loans	147
Mezzanine Indebtedness	147
Preferred Equity	149
Other Secured Indebtedness	149

8

Other Unsecured Indebtedness	149
The Whole Loans	150
General	150
The Serviced Pari Passu Whole Loans	155
The Non-Serviced Pari Passu Whole Loans	157
Additional Information	160
Transaction Parties	160
The Sponsors and Mortgage Loan Sellers	160
UBS AG	160
Morgan Stanley Mortgage Capital Holdings LLC	165
Bank of America, National Association	175
Natixis Real Estate Capital LLC	186
The Originators	193
The Depositor	193
The Issuing Entity	194
The Trustee and Certificate Administrator	194
The Master Servicer	196
The Special Servicer	198
The Operating Advisor and Asset Representations Reviewer	201
Description of the Certificates	202
General	202
Distributions	203
Method, Timing and Amount	203
Available Funds	204
Priority of Distributions	205
Pass-Through Rates	207
Interest Distribution Amount	209
Principal Distribution Amount	209
Certain Calculations with Respect to Individual Mortgage Loans	210
Excess Interest	212
Application Priority of Mortgage Loan Collections or Whole Loan Collections	212
Allocation of Yield Maintenance Charges and Prepayment Premiums	214
Assumed Final Distribution Date; Rated Final Distribution Date	215
Prepayment Interest Shortfalls	216
Subordination; Allocation of Realized Losses	217
Reports to Certificateholders; Certain Available Information	218
Certificate Administrator Reports	218
Information Available Electronically	222
Voting Rights	226
Delivery, Form, Transfer and Denomination	226
Book-Entry Registration	226
Definitive Certificates	229
Certificateholder Communication	229
Requests to Communicate	229
List of Certificateholders	229
Description of the Mortgage Loan Purchase Agreements	230
General	230
Dispute Resolution Provisions	235
Asset Review Obligations	235
Pooling and Servicing Agreement	235
General	235
Assignment of the Mortgage Loans	236
Servicing Standard	236
Subservicing	237
Advances	238
P&I Advances	238

9

Servicing Advances	239
Nonrecoverable Advances	239
Recovery of Advances	240
Accounts	241
Withdrawals from the Collection Account	243
Servicing and Other Compensation and Payment of Expenses	245
General	245
Master Servicing Compensation	249
Special Servicing Compensation	251
Disclosable Special Servicer Fees	253
Certificate Administrator and Trustee Compensation	254
Operating Advisor Compensation	254
Asset Representations Reviewer Compensation	254
CREFC® Intellectual Property Royalty License Fee	255
Appraisal Reduction Amounts	255
Maintenance of Insurance	260
Modifications, Waivers and Amendments	262
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	264
Inspections	266
Collection of Operating Information	267
Special Servicing Transfer Event	267
Asset Status Report	269
Realization Upon Mortgage Loans	270
Sale of Defaulted Loans and REO Properties	272
The Directing Certificateholder	274
General	274
Major Decisions	275
Asset Status Report	277
Replacement of Special Servicer	277
Control Termination Event and Consultation Termination Event	278
Servicing Override	279
Rights of Holders of Companion Loans	280
Limitation on Liability of Directing Certificateholder	280
The Operating Advisor	281
General	281
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	281
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	282
Recommendation of the Replacement of the Special Servicer	284
Eligibility of Operating Advisor	284
Other Obligations of Operating Advisor	284
Delegation of Operating Advisor’s Duties	285
Termination of the Operating Advisor With Cause	285
Rights Upon Operating Advisor Termination Event	286
Waiver of Operating Advisor Termination Event	286
Termination of the Operating Advisor Without Cause	286
Resignation of the Operating Advisor	287
Operating Advisor Compensation	287
The Asset Representations Reviewer	288
Asset Review	288
Asset Review Trigger	288
Asset Review Vote	289
Review Materials	289
Asset Review	290
Eligibility of Asset Representations Reviewer	291

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Other Obligations of Asset Representations Reviewer	292
Delegation of Asset Representations Reviewer’s Duties	292
Assignment of Asset Representations Reviewer’s Rights and Obligations	293
Asset Representations Reviewer Termination Events	293
Rights Upon Asset Representations Reviewer Termination Event	294
Termination of the Asset Representations Reviewer Without Cause	294
Resignation of Asset Representations Reviewer	294
Asset Representations Reviewer Compensation	294
Replacement of Special Servicer Without Cause	294
Termination of Master Servicer and Special Servicer for Cause	297
Servicer Termination Events	297
Rights Upon Servicer Termination Event	298
Waiver of Servicer Termination Event	299
Resignation of the Master Servicer and Special Servicer	299
Limitation on Liability; Indemnification	300
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	302
Dispute Resolution Provisions	302
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	302
Repurchase Request Delivered by a Party to the PSA	302
Resolution of a Repurchase Request	303
Mediation and Arbitration Provisions	304
Litigation Control	305
Servicing of the Non-Serviced Mortgage Loans	305
Rating Agency Confirmations	310
Evidence as to Compliance	312
Limitation on Rights of Certificateholders to Institute a Proceeding	313
Termination; Retirement of Certificates	313
Amendment	314
Resignation and Removal of the Trustee and the Certificate Administrator	315
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	316
Certain Legal Aspects of Mortgage Loans	316
General	318
Types of Mortgage Instruments	318
Leases and Rents	318
Personalty	318
Foreclosure	319
General	319
Foreclosure Procedures Vary from State to State	319
Judicial Foreclosure	319
Equitable and Other Limitations on Enforceability of Certain Provisions	319
Nonjudicial Foreclosure/Power of Sale	319
Public Sale	320
Rights of Redemption	321
Anti-Deficiency Legislation	321
Leasehold Considerations	321
Cooperative Shares	322
Bankruptcy Laws	322
Environmental Considerations	326
General	326
Superlien Laws	326
CERCLA	326
Certain Other Federal and State Laws	327
Additional Considerations	327
Due-on-Sale and Due-on-Encumbrance Provisions	328
Subordinate Financing	328

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Default Interest and Limitations on Prepayments	328
Applicability of Usury Laws	328
Americans with Disabilities Act	328
Servicemembers Civil Relief Act	329
Anti-Money Laundering, Economic Sanctions and Bribery	329
Potential Forfeiture of Assets	329
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	330
Pending Legal Proceedings Involving Transaction Parties	330
Use of Proceeds	331
Yield and Maturity Considerations	331
Yield Considerations	331
General	331
Rate and Timing of Principal Payments	331
Losses and Shortfalls	332
Certain Relevant Factors Affecting Loan Payments and Defaults	332
Delay in Payment of Distributions	333
Yield on the Certificates with Notional Amounts	333
Weighted Average Life	334
Pre-Tax Yield to Maturity Tables	338
Material Federal Income Tax Considerations	340
General	340
Qualification as a REMIC	341
Status of Offered Certificates	342
Taxation of Regular Interests	342
General	342
Original Issue Discount	343
Acquisition Premium	344
Market Discount	344
Premium	345
Election To Treat All Interest Under the Constant Yield Method	345
Treatment of Losses	346
Yield Maintenance Charges and Prepayment Premiums	346
Sale or Exchange of Regular Interests	347
Taxes That May Be Imposed on a REMIC	347
Prohibited Transactions	347
Contributions to a REMIC After the Startup Day	347
Net Income from Foreclosure Property	347
Bipartisan Budget Act of 2015	348
Taxation of Certain Foreign Investors	348
FATCA	349
Backup Withholding	349
Information Reporting	349
3.8% Medicare Tax on “Net Investment Income”	350
Reporting Requirements	350
Certain State and Local Tax Considerations	350
Method of Distribution (Underwriter)	350
Incorporation of Certain Information by Reference	353
Where You Can Find More Information	353
Financial Information	353
Certain ERISA Considerations	354
General	354
Plan Asset Regulations	354
Administrative Exemptions	355
Insurance Company General Accounts	356
Legal Investment	357

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Legal Matters	357
Ratings	357
Index of Defined Terms	360

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Definition of “Mortgage File”	F-1

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Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SECURITIES AND EXCHANGE COMMISSION AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS. THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

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This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Morgan Stanley Capital I Inc.;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the MSC 2016-UBS12 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW). THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF OFFERED CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR THE UNDERWRITERS TO PUBLISH A PROSPECTUS FOR SUCH OFFER.

THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

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NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE Financial Services and Markets Act 2000 (“FSMA”)THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005, AS AMENDED (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE MADE UNDER THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO).

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS

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PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS

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AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUING ENTITY NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

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Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12.

Depositor	Morgan Stanley Capital I Inc., a Delaware corporation. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	Morgan Stanley Capital I Trust 2016-UBS12, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are (1) UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”), an Office of the Comptroller of the Currency regulated branch of a foreign bank, (2) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, (3) Bank of America, National Association, a national banking association and (4) Natixis Real Estate Capital LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors originated, co-originated or acquired, and will transfer to the depositor, the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
UBS AG, New York Branch.	13	$329,818,407	40.0%
Morgan Stanley Mortgage Capital Holdings LLC	6	188,170,083	22.8
Bank of America, National Association	14	122,814,810	14.9
Natixis Real Estate Capital LLC	8	113,736,696	13.8
Morgan Stanley Mortgage Capital Holdings LLC/UBS AG, New York Branch(1)	1	69,901,741	8.5
Total	42	$824,441,736	100.0%

(1) Each of Morgan Stanley Mortgage Capital Holdings LLC and UBS AG, New York Branch is a mortgage loan seller with respect to one of two promissory notes comprising the Wolfchase Galleria mortgage loan.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originator	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller, except for the following:

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●	The 681 Fifth Avenue mortgage loan, representing approximately 9.7% of the initial pool balance, is part of a whole loan that was originated by UBS AG, New York Branch in conjunction with Citigroup Global Markets Realty Corp.

●	The Wolfchase Galleria mortgage loan, representing approximately 8.5% of the initial pool balance, was co-originated by UBS AG, New York Branch and Morgan Stanley Bank, N.A. and is part of a whole loan that was co-originated by such entities.

●	The Falls mortgage loan, representing approximately 5.5% of the initial pool balance, is part of a whole loan that was originated by UBS AG, New York Branch in conjunction with Goldman Sachs Mortgage Company.

●	The 101 Hudson Street mortgage loan, representing approximately 4.5% of the initial pool balance, is part of a whole loan that was originated by Bank of America, National Association in conjunction with Wells Fargo Bank, National Association and Barclays Bank PLC.

See “Transaction Parties—The Originators”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below)). The principal commercial mortgage master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement, which servicer is identified in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans.” In particular, Wells Fargo Bank, National Association, a national banking association, is the initial master servicer under (i) the MSBAM 2016-C31 pooling and servicing agreement, pursuant to which the Vintage Park and Huntington Center mortgage loans, representing in the aggregate approximately 7.2% of the initial pool balance, are serviced, (ii) the WFCM 2016-BNK1 pooling and servicing agreement, pursuant to which the 101 Hudson Street mortgage loan, representing approximately 4.5% of the initial pool balance, is serviced, and (iii) the WFCM 2016-NXS6 pooling and servicing agreement, pursuant to which the Novo Nordisk mortgage loan, representing approximately 2.4% of the initial pool balance, is serviced. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to be the special servicer with respect to the mortgage loans and the related companion loans (other than any excluded special servicer loan and any non-serviced mortgage loan). The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and

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related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain actions of the master servicer relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred. Rialto Capital Advisors, LLC was selected to be the special servicer by RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of Rialto Capital Advisors, LLC is located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it has become a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be entitled to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.

Trustee and Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as trustee and certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attn: Corporate Trust Services MSC 2016-UBS12, and the office designated for purposes of certificate transfers and exchanges is located at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attn: MSC 2016-UBS12. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

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With respect to each non-serviced mortgage loan, the applicable trustee under the lead securitization servicing agreement set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will be the mortgagee of record for such mortgage loan (and the related companion loan(s)). In addition, the applicable custodian set forth in such table will, with limited exception, hold the mortgage file for such mortgage loan (and the related companion loan(s)); provided, that such mortgage file will not include originals of any promissory notes not included in the related lead securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans or servicing shift mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is one of the following (each, a “borrower party”): a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan, or certain affiliates of the foregoing.

The controlling class will be the most subordinate class of the Class F and Class G certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other

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Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class F and Class G certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts or collateral deficiency amounts; provided, further, that during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder, and there will be no directing certificateholder. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class G certificates.

It is anticipated that on the closing date, funds and/or accounts managed by RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC (i) will purchase the Class F and Class G certificates and (ii) may purchase the Class X-E, Class X-F, Class X-G, Class E and Class V certificates, and that RREF III Debt AIV, LP or an affiliate, is expected to be appointed as the initial directing certificateholder.

With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction as of the closing date thereof and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics). In addition, each servicing shift mortgage loan will be serviced pursuant to the pooling and servicing agreement for this transaction until the securitization of the related control note (which is not included in this transaction); however, the holder of the related control note will have consent and consultation rights substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Underwriters	Morgan Stanley & Co. LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Natixis Securities Americas LLC, Citigroup Global Markets Inc. and Academy Securities, Inc. are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Method of Distribution (Underwriter)” in this prospectus, subject to certain conditions.

Certain Affiliations and Relationships
The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

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Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2016 (or, in the case of any mortgage loan that has its first due date after December 2016, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 7, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in January 2017.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either master servicer or special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution Date; Rated Final Distribution Date
The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	November 2021
Class A-SB	September 2026
Class A-3	November 2026
Class A-4	November 2026
Class X-A	November 2026
Class X-B	November 2026
Class A-S	November 2026
Class B	November 2026
Class C	November 2026

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The rated final distribution date will be the distribution date in December 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-UBS12: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C.

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class D, Class E, Class F, Class G, Class V and Class R.

Certificate Balances and Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Aggregate Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$38,800,000	4.71%	30.000%
Class A-2	$54,700,000	6.63%	30.000%
Class A-SB	$56,000,000	6.79%	30.000%
Class A-3	$190,000,000	23.05%	30.000%
Class A-4	$237,609,000	28.82%	30.000%
Class X-A	$577,109,000(2)	N/A	N/A
Class X-B	$132,941,000(2)	N/A	N/A
Class A-S	$50,497,000	6.12%	23.875%
Class B	$40,191,000	4.87%	19.000%
Class C	$42,253,000	5.13%	13.875%

(1)	The approximate initial credit support with respect to each class of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(2)	Notional amount.

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Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	[_]%(1)
Class A-2	[_]%(1)
Class A-SB	[_]%(1)
Class A-3	[_]%(1)
Class A-4	[_]%(1)
Class X-A	[_]%(2)
Class X-B	[_]%(2)
Class A-S	[_]%(1)
Class B	[_]%(1)
Class C	[_]%(1)

(1)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be a per annum rate equal to one of the following: (i) a fixed rate, (ii) a variable rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, (iii) a variable rate equal to the lesser of (a) a fixed rate and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date or (iv) a variable rate equal to the weighted average of the net mortgage interest rates for the related distribution date minus a specified percentage. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated,

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if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee will include any primary servicing fee payable to a primary servicer or subservicer engaged by the master servicer and is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the per annum rate set forth on Annex A-1, and (2) with respect to each serviced pari passu companion loan, 0.00250% per annum.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated on a loan-by-loan basis at a rate equal to 0.25% per annum or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, such higher rate as would result in a special servicing fee equal to $3,500 for such month) on each mortgage loan (other than any non-serviced mortgage loan) as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.

The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.00728%. The trustee will be paid a trustee fee, which will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (excluding each non-serviced mortgage loan and each servicing shift

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mortgage loan) and any successor REO loan, at a rate equal to (i) 0.00227% per annum with respect to each such mortgage loan (other than any mortgage loan listed in the other clauses of this definition), (ii) 0.00352% per annum with respect to the 681 Fifth Avenue mortgage loan, (iii) 0.00352% per annum with respect to the 191 Peachtree mortgage loan, (iv) 0.00370% per annum with respect to the Wolfchase Galleria mortgage loan, (v) 0.00391% per annum with respect to The Orchard mortgage loan, (vi) 0.00447% per annum with respect to The Falls mortgage loan, and (vii) 0.00535% per annum with respect to the Federal Way Crossings I & II mortgage loan (in the case of each of clauses (i) through (vii) above, such rate will also be applicable to any successor REO loan). The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00061%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including its investor reporting package.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above, including with respect to such outside special servicer, a liquidation fee or workout fee, as applicable, under certain circumstances when such non-serviced mortgage loan becomes a specially serviced loan. In certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Non-Serviced Mortgage Loan(1)	Primary Servicing Fee Rate	Special Servicing Fee Rate
Vintage Park	0.0025%	0.25%(2)
101 Hudson Street	0.0025%	0.25%(3)
Novo Nordisk(4)	0.0025%	0.25%
Huntington Center	0.0025%	0.25%(2)

(1)	Does not reflect the Greenwich Office Park mortgage loan, which will be a non-serviced mortgage loan after the securitization of the related controlling pari passu companion loan. The master servicer and special servicer with respect to such future securitization will be entitled to a primary servicing fee and a special servicing fee, respectively, in respect of such mortgage loan in the amounts set forth under the pooling and servicing agreement for such securitization.

(2)	Subject to a monthly minimum amount of $3,500.

(3)	Subject to a monthly minimum amount of $3,500 (or, for any month in which the related risk retention consultation party is entitled to consult, $5,000).

(4)	With respect to the Novo Nordisk mortgage loan, after the securitization of the related controlling pari passu companion loan, the master servicer and special servicer with respect to such future securitization will be entitled to a primary servicing fee and a special servicing fee, respectively, in respect of such mortgage loan in the amounts set forth under the pooling and servicing agreement for such securitization.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order

of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class V certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows, to the extent of funds allocated to principal and available for distribution: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, and (b) second, to principal on each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the certificate balance of such class of certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and

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Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class at the pass-through rate for such class from the date the related loss was allocated to such class;

Fourth, to each class of the Class A-S, Class B and Class C certificates, in that order, as follows: (a) to interest on such class of certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in this clause or prior enumerated clauses set forth above), to principal on such class of certificates until its certificate balance has been reduced to zero; and (c) to reimburse such class of certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Fifth, to the non-offered certificates (other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Sixth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment

Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

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D. Subordination, Allocation of

Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class V and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates or the Class V or Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates are interest-only certificates.

(2)	The Class X-D, Class X-E, Class X-F and Class X-G certificates are non-offered certificates.

(3)	Other than the Class X-D, Class X-E, Class X-F, Class X-G, Class V and Class R certificates.

With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will first be allocated to any related subordinate companion loan, and remaining losses will be allocable pro rata to the related mortgage loan and any related pari passu companion loans.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S, Class B and Class C certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

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See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class V and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest resulting from an increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates on such distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of

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a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in

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this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 42 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 72 commercial, multifamily and/or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $824,441,736.

Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 42 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”).

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Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)	Whole Loan Cut-off Date LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
681 Fifth Avenue	$80,000,000	9.7%	$135,000,000	N/A	48.9%	48.9%	1.67x	1.67x
191 Peachtree	$80,000,000	9.7%	$95,500,000	N/A	64.9%	64.9%	2.69x	2.69x
Wolfchase Galleria	$69,901,741	8.5%	$94,866,648	N/A	64.9%	64.9%	1.72x	1.72x
The Orchard	$60,911,639	7.4%	$39,942,058	N/A	68.1%	68.1%	1.35x	1.35x
The Falls	$45,500,000	5.5%	$104,500,000	N/A	49.2%	49.2%	3.36x	3.36x
Vintage Park	$39,000,000	4.7%	$45,000,000	N/A	70.1%	70.1%	1.33x	1.33x
101 Hudson Street	$37,250,000	4.5%	$212,750,000	N/A	51.8%	51.8%	3.68x	3.68x
Greenwich Office Park	$33,000,000	4.0%	$54,500,000	N/A	65.3%	65.3%	1.94x	1.94x
Federal Way Crossings I & II	$32,457,888	3.9%	$25,466,958	N/A	69.7%	69.7%	1.36x	1.36x
Novo Nordisk	$20,000,000	2.4%	$148,300,000	N/A	52.6%(3)	52.6%(3)	2.97x(3)	2.97x(3)
Huntington Center	$20,000,000	2.4%	$120,000,000	N/A	75.0%	75.0%	1.54x	1.54x

(1)	Calculated including the related pari passu companion loans but excluding any (1) related subordinate companion loan and (2) in the case of the Novo Nordisk mortgage loan, the related unfunded pari passu companion loan (which has a maximum principal balance of $39,580,000).

(2)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt and, in the case of the Novo Nordisk mortgage loan, the related unfunded pari passu companion loan.

(3)	Based on the maximum principal balance of the Novo Nordisk whole loan, the “as-expanded” appraised value (assuming the conditions described under “Mortgage Loan No. 12-Novo Nordisk—Expansion Option” in Annex A-3 occur) and the fully funded underwritten NCF, the Mortgage Loan Cut-off Date LTV Ratio, Whole Loan Cut-off Date LTV Ratio, Mortgage Loan Underwritten NCF DSCR and Whole Loan Underwritten NCF DSCR are 60.7%, 60.7%, 2.71x and 2.71x, respectively.

Each of the 681 Fifth Avenue, 191 Peachtree, Wolfchase Galleria, The Orchard, The Falls and Federal Way Crossings I & II whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”).

The Greenwich Office Park whole loan (referred to herein as a “servicing shift whole loan,” with the mortgage loan related to such whole loan being referred to herein as a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and, for so long as it is so serviced, will constitute a “serviced whole loan” (and each related pari passu companion loan will constitute a “serviced pari passu companion loan”). After the securitization of the related controlling pari passu companion loan, however, such whole loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization and will thereafter constitute a “non-serviced whole loan” (and each related pari passu companion loan will constitute a “non-serviced pari passu companion loan”).

The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan,” and the related companion loans are each referred to as a “non-serviced companion loan.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

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Non-Serviced Whole Loans(1)

Loan Name (Mortgage Loan Seller)	Lead Servicing Agreement as of the Closing Date(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian	Controlling Noteholder	Directing Certificateholder
Vintage Park (UBS AG, New York Branch)	MSBAM 2016-C31	4.7%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C31	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC
101 Hudson Street (BANA)	MSC 2016-BNK2	4.5%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wells Fargo Bank, National Association	Morgan Stanley Capital I Trust 2016-BNK2	C-III Investment Management LLC (or an affiliate thereof)
Novo Nordisk(3) (NREC)	WFCM 2016-NXS6(3)	2.4%	Wells Fargo Bank, National Association(3)	CWCapital Asset Management LLC(3)	Wells Fargo Bank, National Association(3)	Wells Fargo Commercial Mortgage Trust 2016-NXS6(3)	Ellington Management Group, LLC or affiliates thereof(3)
Huntington Center (MSMCH)	MSBAM 2016-C31	2.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C31	RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC

(1)	Does not reflect the Greenwich Office Park mortgage loan, which will be a non-serviced mortgage loan after the securitization of the related controlling pari passu companion loan and thereafter will be serviced under the pooling and servicing agreement for such securitization by the master servicer and special servicer designated therein, subject to the rights of any directing certificateholder appointed thereunder. Natixis Real Estate Capital LLC is the current holder of the controlling pari passu companion loan related to the Greenwich Office Park mortgage loan. With respect to such mortgage loan, after the securitization of the related controlling pari passu companion loan, the securitization trust holding such companion loan will be the controlling noteholder for the related whole loan, and the directing certificateholder (or other party designated under the related pooling and servicing agreement governing such securitization trust) will be entitled to exercise the rights of such controlling noteholder.

(2)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization. Information presented in this table relating to the lead securitization transaction parties is current as of the closing date of such lead securitization.

(3)	After the securitization of the related controlling pari passu companion loan, the Novo Nordisk mortgage loan will be serviced under the pooling and servicing agreement for such securitization by the master servicer and special servicer designated therein, subject to the rights of any directing certificateholder appointed thereunder. Natixis Real Estate Capital LLC is the current holder of the controlling pari passu companion loan related to the Novo Nordisk mortgage loan. With respect to such mortgage loan, after the securitization of the related controlling pari passu companion loan, the securitization trust holding such companion loan will be the controlling noteholder for the related whole loan, and the directing certificateholder (or other party designated under the related pooling and servicing agreement governing such securitization trust) will be entitled to exercise the rights of such controlling noteholder.

With respect to the Novo Nordisk whole loan, the companion loan evidenced by the promissory note designated as Note A-2 (the “Novo Nordisk unfunded companion loan”) is currently unfunded, however, upon the satisfaction of certain conditions, the holder of such companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000. When such companion loan is funded, in whole or in part, it will be of equal priority (pro rata and pari passu) in right of payment with the Novo Nordisk mortgage loan and the other related pari passu companion loans.

The Novo Nordisk unfunded companion loan is currently held by Natixis Real Estate Capital LLC and will not be an asset of the trust. The holder of the Novo Nordisk unfunded companion loan will have the sole obligation under the related mortgage loan documents and intercreditor agreement to make future advances on such companion loan. Pursuant to the related intercreditor agreement, Natixis Real Estate Capital LLC and any holder of the Novo Nordisk unfunded companion loan will be required to indemnify the trust, the other Novo Nordisk companion loan holders, the master servicer, the special servicer, the certificate administrator and the trustee against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk unfunded companion loan’s acts or omissions with respect to any obligations to make a future advance.

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Mortgage Loan Characteristics

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service payment of any related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity) and, in the case of the Novo Nordisk mortgage loan, excluding the related unfunded pari passu companion loan.

In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross-collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

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Initial Pool Balance(1)	$824,441,736
Number of mortgage loans	42
Number of mortgaged properties	72
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,997,254 to $80,000,000
Average Cut-off Date Balance	$19,629,565
Range of Mortgage Rates	3.1170% to 5.5000%
Weighted average Mortgage Rate	4.1671%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	57 months to 120 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	352 months
Range of Cut-off Date LTV Ratios(4)	31.7% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)	61.8%
Range of LTV Ratios as of the maturity date(2)(4)	26.2% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)	54.2%
Range of UW NCF DSCRs(5)	1.21x to 3.68x
Weighted average UW NCF DSCR(5)	1.98x
Range of UW NOI Debt Yields	7.3% to 21.8%
Weighted average UW NOI Debt Yield	10.6%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	47.7%
Interest-Only	35.9%
Partial Interest-Only	16.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of 3 mortgage loans, representing approximately 8.8% of the initial pool balance, calculated as of the related anticipated repayment date.

(3)	Excludes 6 mortgage loans, representing approximately 35.9% of the initial pool balance, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Information with respect to all mortgage loans was calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, except as described below. With respect to the U-Haul AREC 23 Portfolio mortgage loan, representing approximately 4.4% of the initial pool balance, the “as-is” appraised value reflects the value of the related mortgaged properties as a collective whole ($67,830,000), which is higher than the sum of the “as-is” appraised values of the individual mortgaged properties ($62,230,000), representing a 9.0% portfolio premium. Based on the $62,230,000 appraised value, the cut-off date LTV ratio of such mortgage loan is 58.1% and the maturity date LTV ratio is 41.7%. With respect to The Shores Resort & Spa mortgage loan, representing approximately 4.0% of the initial pool balance, the appraised value of $54,500,000 reflects the “prospective market value upon completion of renovation” for the related mortgaged property as of August 1, 2017, which is higher than the “as-is” appraised value of $53,000,000 for the related mortgaged property as of August 1, 2016. Based on the $53,000,000 appraised value, the cut-off date LTV ratio of such mortgage loan is 62.2% and the maturity date LTV ratio is 50.9%. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the cut-off date; provided, that (i) in the case of a mortgage loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the mortgage

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loan following the cut-off date, (ii) in the case of a mortgage loan that provides for interest-only payments through its maturity or anticipated repayment date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (iii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan. Certain mortgaged properties in the U-Haul AREC 23 Portfolio were acquired through foreclosure, at auction or through deed-in-lieu of foreclosure.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on Projections of Future Income

As of the cut-off date, 15 mortgaged properties, representing approximately 2.0% of the initial pool balance by allocated loan amount, are each a single tenant property subject to a triple net lease as to which historical financial information for such mortgaged property is unavailable.

With respect to 1 mortgage loan, representing approximately 2.0% of the initial pool balance, the related borrower or an affiliate acquired the related mortgaged properties within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property.

With respect to 4 mortgaged properties, representing approximately 2.1% of the initial pool balance by allocated loan amount, the related borrower only reports operating history on a consolidated basis, and consequently, operating history pertaining solely to such mortgaged property is not available.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards
Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. With respect to the 101 Hudson Street mortgage loan, representing approximately 4.5% of the initial pool balance, two tenants are partially not in occupancy, but were underwritten as occupied, which represents

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an exception to Bank of America, National Association's underwriting guidelines. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and Settlement

Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to Certificateholders

On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through the certificate administrator’s website initially located at www.ctslink.com and may be available to certificateholders through the master servicer’s website initially located at www.pnc.com/midland.

Optional Termination

On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B,

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Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided, that with respect to the Wolfchase Galleria mortgage loan, which was co-originated by Morgan Stanley Mortgage Capital Holdings LLC and UBS AG, New York Branch, each of such mortgage loan sellers will be obligated to take the above remedial actions only with respect to its 50% interest in such mortgage loan that it sold to the depositor. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans

Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced pari passu whole loan and/or related REO properties). In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.

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With respect to each non-serviced mortgage loan, if the related controlling pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan (and, in some cases, any related subordinate companion loan) as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status

Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate

REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portions of the issuing entity consisting of entitlement to any excess interest accrued on any mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class_] certificates will be issued with original issue discount and that the Class [__certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment

None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company

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Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

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You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

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●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

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Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater

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volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the

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mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

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Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable,

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would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement or other business objective under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and other tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of national chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the tenant mix, such as the tenants being concentrated in a particular industry or business;

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

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●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer

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confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some

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cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

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●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, or guarantees by non-profit entities, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

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●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

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●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment

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and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

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Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, office, hospitality, mixed use and multifamily properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, Georgia, Florida, New York, Connecticut, Tennessee, New Jersey and Texas. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

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●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

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●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG—UBS AG, New York Branch’s Underwriting Standards—Environmental Assessment”, “— Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”, “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Third Party Reports—Environmental Site Assessments”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards—Third Party Reports—Environmental Assessments”, “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards—Third Party Reports—Environmental Assessments”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans may in the future undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may in the future undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to

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occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans (such as an office property used substantially as a data center) may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

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●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower

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may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

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In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

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Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

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Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

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We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances,

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the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG—UBS AG, New York Branch’s Underwriting Standards”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—Natixis Real Estate Capital LLC—Review of NREC’s Mortgage Loans”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG—Review of the UBS AG, New York Branch Mortgage Loans”, “ — Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans”, “—Bank of America, National Association—Review of Bank of America Mortgage Loans” and “—Natixis Real Estate Capital LLC—Review of NREC’s Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions

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may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG—UBS AG, New York Branch’s Underwriting Standards”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “— Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards” for additional

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information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not

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themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common; Crowd Funding”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your

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Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective

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affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

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●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Future Funding Obligations Entail Risk

With respect to the Novo Nordisk whole loan, the companion loan evidenced by the promissory note designated as Note A-2 (the “Novo Nordisk Unfunded Companion Loan”) is currently unfunded, however, if certain conditions described in “Description of the Mortgage Pool—The Whole Loans—General” are satisfied, the holder of such companion loan will be required to fund such companion loan up to a maximum principal balance of $39,580,000.

Pursuant to the related mortgage loan documents and intercreditor agreement, the obligation to fund any such future advances will be the sole responsibility of the holder of the Novo Nordisk Unfunded Companion Loan (currently

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Natixis Real Estate Capital LLC) and not the responsibility of the issuing entity. There can be no assurance that any future advances required under the related mortgage loan documents will be made when due.

Natixis Real Estate Capital LLC is the current holder of the Novo Nordisk Unfunded Companion Loan, however we cannot guarantee that such companion loan will not be transferred to another entity or further split in the future.

Pursuant to the related intercreditor agreement, the holder of the Novo Nordisk Unfunded Companion Loan will be required to indemnify the trust, the other Novo Nordisk companion loan holders, the master servicer, the special servicer, the certificate administrator and the trustee against any and all losses, claims, damages, costs, expenses and liabilities in connection with, arising out of, or as a result of, the holder of the Novo Nordisk Unfunded Companion Loan’s acts or omissions with respect to any obligations to make a future advance. However, there can be no assurance that the holder of the Novo Nordisk Unfunded Companion Loan will satisfy, or will have the ability to satisfy, any of its indemnification obligations under the related intercreditor agreement. Furthermore, if the holder of the Novo Nordisk Unfunded Companion Loan files for bankruptcy, the issuing entity’s ability to enforce any indemnification obligation may be significantly delayed, and any amount ultimately recovered may be substantially less than the losses suffered by the issuing entity.

The inability of the related borrower to receive a future advance to which it is entitled could prevent it from making improvements, entering into leases that are necessary to achieve stabilized cash flow required for the related mortgaged property to achieve stabilization, refinancing the related whole loan upon maturity or, making timely debt service payments with respect to the whole loan. If the holder of the Novo Nordisk Unfunded Companion Loan fails to fund an advance when it is due under the related mortgage loan documents, there is a risk that the related borrower may default under the Novo Nordisk whole loan, which would result in losses being allocated to the Novo Nordisk mortgage loan. If a future advance is not made when it is due, there is a risk that the related borrower may default or claim a right of offset against its obligations under the Novo Nordisk mortgage loan, which would result in losses being allocated to such mortgage loan. Therefore, there can be no assurance that a failure to fund any advance by the holder of the Novo Nordisk Unfunded Companion Loan will not cause payments on the Novo Nordisk mortgage loan to be interrupted. However, the related borrower acknowledged in the mortgage loan documents that only the holder of the Novo Nordisk Unfunded Companion Loan is required to fund such future advances and that the failure of the holder of the Novo Nordisk Unfunded Companion Loan to make any future advance will not give rise to any right of offset or defense with respect to any of the borrower’s obligations under the Novo Nordisk mortgage loan or the other Novo Nordisk companion loans.

In addition, the related borrower may assert lender liability claims against the lender under the related Novo Nordisk Whole loan. Since the issuing entity will be a lender with respect to the related Novo Nordisk Whole Loan, such claims could result in litigation against the issuing entity. The issuing entity could suffer losses relating to litigation costs and, if such litigation results in a judgment in favor of the related borrower, the issuing entity may be required to satisfy such judgment out of its assets.

Even if future advances are made, we cannot assure you that the value of, or cash flow at, the related mortgaged property will increase. When a future advance is made, the principal balance of the Novo Nordisk whole loan and the related borrower’s debt service will increase. In addition, since each future advance is funded by the holder of the Novo Nordisk Unfunded Companion Loan, such holder’s pro rata share of distributions on the Novo Nordisk whole loan will increase. As such, following a future advance, the issuing entity will be entitled to a smaller proportion of proceeds on the related Novo Nordisk whole loan.

It is possible that a future funding obligation constitutes an “executory contract” for purposes of the Bankruptcy Code. The Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. If the holder of the Novo Nordisk Unfunded Companion Loan rejects the related future funding obligation, it is unlikely that the related borrower will receive the future advance funds.

Furthermore, the filing of a bankruptcy case by or against the holder of the Novo Nordisk Unfunded Companion Loan may prevent or delay the enforcement of such holder’s indemnification obligations. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. As a consequence, the issuing entity may have only an unsecured claim against the holder of the Novo Nordisk Unfunded Companion Loan for indemnification obligations, which may not be paid in full, if at all. In any event, we cannot assure you that the holder of the Novo Nordisk Unfunded Companion Loan will not file for bankruptcy protection, that creditors of such entity will not initiate a bankruptcy or similar proceeding against such entity, or that, if initiated, a bankruptcy case of such entity could be dismissed.

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For the above reasons, even though the obligation to fund future advances and the right to repayment of any such future advances, with interest, will not be an obligation of the issuing entity, payments on the Certificates may be adversely impacted if future funding commitments are not satisfied or if future advances do not increase the value of, or the cash flow at, the related mortgaged property.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will

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be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans may provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for mortgage loan debt service (and in some cases, mezzanine debt service), the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan (or in some cases, provided no event of default under the related

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mortgage loan is continuing, may be applied pro rata to payment of principal of the related mortgage loan and a related mezzanine loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, with respect to certain anticipated repayment date loans, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full; however, with respect to certain others of the anticipated repayment date mortgage loans included in the mortgage pool, the payment of excess interest on such mortgage loans (and on any related mezzanine loan) will be payable on a current basis, prior to the application of excess cash flow to principal. In any event, the excess interest, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

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●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

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A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

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Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, one of the sponsors, of Morgan Stanley Bank, N.A., one of the originators, and of Morgan Stanley & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their

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investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, ”—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

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Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a mortgage loan seller, a sponsor and an originator. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator and a sponsor. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, a mortgage loan seller, an originator and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the mortgage loans as described under

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“Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.”

The Servicing of Certain Mortgage Loans Will Shift to Other Servicers

The servicing of the Greenwich Office Park whole loan is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. See “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans.” In addition, the servicing of the Novo Nordisk whole loan is expected to be governed by the pooling and servicing agreement for the WFCM 2016-NXS6 securitization temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. At such time in respect of each such whole loan, the servicing and administration of such whole loan will shift to the master servicer and special servicer under the applicable other securitization and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. Neither the closing date of any such future securitization nor the identity of any such other master servicer or special servicer has been determined. In addition, the provisions of the pooling and servicing agreement that will govern any such future securitization have not yet been determined, although they will be required to satisfy certain requirements set forth in the related intercreditor agreement. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that will govern any such future securitization, nor will they have any assurance as to the particular terms of any such other pooling and servicing agreement except to the extent of compliance with the requirements set forth in the related intercreditor agreement. Moreover, with respect to each such whole loan, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of such whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan (or the controlling party in the related securitization of such related controlling pari passu companion loan or such other party specified in the related intercreditor agreement) will have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction with respect to the other loans in this mortgage pool that are serviced under the pooling and servicing agreement for this securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans.”

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in

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the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Rialto Capital Advisors, LLC, the special servicer for this transaction, is an affiliate of certain parties related to this transaction, including the entity that is expected to be appointed as the initial directing certificateholder, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans and the Greenwich Office Park whole loan. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may

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be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Furthermore, in the normal course of its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates. Furthermore, in the normal course of its business, Park Bridge Lender Services LLC and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services

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LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded loan and the Greenwich Office Park mortgage loan) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause. In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder.”

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement—The Directing Certificateholder.” Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder.”

It is expected that RREF III Debt AIV, LP or an affiliate thereof will be appointed as the initial directing certificateholder. RREF III Debt AIV, LP is an affiliate of certain parties related to this transaction, including Rialto Capital Advisors, LLC, the special servicer for this transaction, as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class is a borrower party (the related mortgage loan being referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation.

With respect to each of the non-serviced mortgage loans and the Greenwich Office Park mortgage loan, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Any such controlling companion loan holder may have interests in conflict with those of the MSC 2016-UBS12 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the MSC 2016-UBS12 certificates. Each certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”).

With respect to each of the non-serviced whole loans and the Greenwich Office Park whole loan, the holder of the related controlling note (and, to the extent such related controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date for the related securitization transaction) is set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

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Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the control eligible certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer or an affiliate thereof will constitute the initial directing certificateholder. For a description of certain conflicts of interest related to the directing certificateholder, see “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and for a description of any affiliations between the B-piece buyer and other parties related to this transaction, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

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Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5% in the transaction in the manner contemplated in the CRR; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the

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securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU; and (ii) apply to investments in securitizations by EEA insurance and reinsurance undertakings subject to EU Directive 209/138/EC and, subject to the adoption of the proposed regulation referred to below, by EEA undertakings for collective investment in transferable securities. On September 30, 2015, the European Commission published a proposal for a new regulation which, if adopted as proposed, would replace the Retention Requirement, the Due Diligence Requirement and Similar Requirements with a single regime and which would, additionally, apply such requirements to investments in securitizations by EU occupational pension schemes.

None of the sponsors, the depositor or the issuing entity will retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, EEA-investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the depositor, the issuing entity, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory treatment of their investment in the offered certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule.

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Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

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●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity,

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market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

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In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed

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through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of Class X certificates is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates whose certificate balances comprise such notional amount, the yield to maturity on any class of Class X certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying principal balance certificates.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of Class X certificates. Investors in Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer may not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates and the Class R certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

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In addition, to the extent losses are realized on the mortgage loans, first the Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C, Class D, Class E, Class F or Class G certificates will result in a corresponding reduction in the notional amount of the corresponding class of Class X certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates and the Class A-S certificates (solely in the case of the Class B and Class C certificates) and the Class B certificates (solely in the case of the Class C certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such

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non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and except that, with respect to the non-serviced mortgage loans and servicing shift mortgage loans, it will only have limited consultation rights) and the right to replace the special servicer under the pooling and servicing agreement with or without cause, except that if a control termination event occurs and is continuing, the directing certificateholder will lose the related consent rights and the right to replace the special servicer, and if a consultation termination event occurs, then the directing certificateholder will lose the related consultation rights. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans and whole loans serviced under the pooling and servicing agreement, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders.”

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note), take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders,” “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the

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interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any of the non-serviced mortgage loans or the Greenwich Office Park mortgage loan, or any related REO Property. Additionally, with respect to the Greenwich Office Park mortgage loan, in the event the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer under the pooling and servicing agreement for this securitization so long as no control termination event has occurred and is continuing and other than in respect of any non-serviced loan, any excluded loan or the Greenwich Office Park mortgage loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 75% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 75% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the special servicer (so long as a control termination event has occurred and is continuing), the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will require the trustee to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer, as applicable, for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each of the non-serviced whole loans and the Greenwich Office Park whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer responsible for servicing such whole loan with or without cause, and without the consent of the issuing entity. The certificateholders will generally have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holder of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (other than the holder of the related controlling pari passu companion loan for the Greenwich Office Park whole loan, which will have certain control rights as described below) will have certain non-binding consultation rights with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Each such companion loan holder and any representative thereof may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

The holder of the related controlling pari passu companion loan for the Greenwich Office Park whole loan will have certain consent and consultation rights with respect to certain matters relating to the related mortgage loan and the right to replace the special servicer with or without cause, solely with respect to the subject whole loan. These actions and decisions include, among others, the right, in certain circumstances, to modify or waive any of the terms of the related mortgage loan documents, call or waive any event of default under the related mortgage loan documents and consent to any action or failure to act by any party to the related mortgage loan documents. The exercise of these rights may cause the special servicer to take actions with respect to the related whole loan that could adversely affect the interests of investors in one or more classes of offered certificates.

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With respect to any whole loan that includes a subordinate companion loan, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the controlling noteholder (or designated party with respect to any securitization trust holding the controlling note) may conflict with those of the holders of some or all of the classes of certificates, and accordingly such party may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

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The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (other than Morgan Stanley Mortgage Capital Holdings LLC in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the Wolfchase Galleria mortgage loan, representing approximately 8.5% of the initial pool balance, which was co-originated by Morgan Stanley Mortgage Capital Holdings LLC and UBS AG, New York Branch, each of such mortgage loan sellers will be obligated to take the remediation actions described above as a result of a material document defect or material breach only with respect to its 50% interest in such mortgage loan that it sold to the depositor. In addition to the foregoing, it is also possible that under certain circumstances only one of Morgan Stanley Mortgage Capital Holdings LLC and UBS AG, New York Branch will repurchase, or otherwise comply with any remediation obligations with respect to, its interest in such mortgage loan if there is a material breach or material document defect.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The

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payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering

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recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income

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taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 42 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $824,441,736 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2016 (or, in the case of any Mortgage Loan that has its first due date after December 2016, the date that would have been its due date in December 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Eleven (11) Mortgage Loans, representing approximately 62.8% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loan are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage

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Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The mortgage loan sellers set forth in the chart under “Summary of Terms—Relevant Parties—Sponsors.” will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the Certificates.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 7, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

Except as specifically provided in this prospectus, information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related Pari Passu Companion Loan, but excluding the principal balance and debt service payment of any related Subordinate Companion Loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity) and, in the case of the Novo Nordisk Mortgage Loan, excluding the Novo Nordisk Unfunded Companion Loan.

References to any specified Mortgage Loan should be construed to refer to the Mortgage Loan secured by the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount

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relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, ”Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;

●	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the “as-is” appraised value reflects the value of the related Mortgaged Properties as a collective whole ($67,830,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($62,230,000), representing a 9.0% portfolio premium. Based on the $62,230,000 appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 58.1% and the Maturity Date LTV Ratio is 41.7%. With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the appraised value of $54,500,000 reflects the “prospective market value upon completion of renovation” for the related Mortgaged Property as of August 1, 2017, which is higher than the “as-is” appraised value of $53,000,000 for the related Mortgaged Property as of August 1, 2016. Based on the $53,000,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 62.2% and the Maturity Date LTV Ratio is 50.9%. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan. The Appraised Value set forth on Annex A-1 is the “as-is” value, except with respect to the U-Haul AREC 23 Portfolio Mortgage Loan and The Shores Resort & Spa Mortgage Loan, as described above, unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information

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described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

●	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, the Cut-off Date Loan-to-Value Ratios were calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). If the Novo Nordisk Unfunded Companion Loan is fully funded and the related Mortgaged Property does not benefit from a proportionate increase in value, the related loan-to-value ratio could increase (see “Risk Factors—Future Funding Obligations Entail Risks”).

●	With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties. See the definition of “Appraised Value” above and Annex A-1 and the related footnotes.

“EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leasable area.

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“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the Debt Service Coverage Ratio with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD,”, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Balloon Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan).

In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date. For further description, see the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

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“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease.”

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

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●	“DEF(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“DEF/YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“LO(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” or “Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any mortgaged property securing an underlying mortgage loan, the annual operating expenses estimated for that property, generally derived from the

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historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

●	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;

●	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the mortgaged property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and

●	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

●	salaries, wages and benefits;

●	the costs of utilities;

●	repairs and maintenance;

●	marketing;

●	insurance;

●	management;

●	landscaping;

●	security, if provided at the mortgaged property;

●	real estate taxes;

●	general and administrative expenses; and

●	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). With respect to any cross collateralized and cross defaulted Mortgage Loan, unless otherwise indicated, such terms mean the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF,” with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. For purposes of the information presented in this prospectus, the Underwritten Net Cash Flow DSCR (unless otherwise indicated) with respect to (a) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). Any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all

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the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired

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Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, the Underwritten NOI Debt Yield is calculated with regard to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” ” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan). With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income of all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any Subordinate Companion Loan or any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same

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adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$824,441,736
Number of mortgage loans	42
Number of mortgaged properties	72
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$1,997,254 to $80,000,000
Average Cut-off Date Balance	$19,629,565
Range of Mortgage Rates	3.1170% to 5.5000%
Weighted average Mortgage Rate	4.1671%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	116 months
Range of remaining terms to maturity(2)	57 months to 120 months
Weighted average remaining term to maturity(2)	115 months
Range of original amortization terms(3)	300 months to 360 months
Weighted average original amortization term(3)	353 months
Range of remaining amortization terms(3)	299 months to 360 months
Weighted average remaining amortization term(3)	352 months
Range of Cut-off Date LTV Ratios(4)	31.7% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)	61.8%
Range of LTV Ratios as of the maturity date(2)(4)	26.2% to 67.7%
Weighted average LTV Ratio as of the maturity date(2)(4)	54.2%
Range of UW NCF DSCRs(5)	1.21x to 3.68x
Weighted average UW NCF DSCR(5)	1.98x
Range of UW NOI Debt Yields	7.3% to 21.8%
Weighted average UW NOI Debt Yield	10.6%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	47.7%
Interest-Only	35.9%
Partial Interest-Only	16.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of 3 Mortgage Loans, representing approximately 8.8% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes 6 Mortgage Loans, representing approximately 35.9% of the Initial Pool Balance, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	Information with respect to all Mortgage Loans was calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” except as described below. With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the “as-is” appraised value reflects the value of the related Mortgaged Properties as a collective whole ($67,830,000), which is higher than the sum of the “as-is” appraised values of the individual Mortgaged Properties ($62,230,000), representing a 9.0% portfolio premium. Based on the $62,230,000 appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 58.1% and the Maturity Date LTV Ratio is 41.7%. With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the appraised value of $54,500,000 reflects the “prospective market value upon completion of renovation” for the related Mortgaged Property as of August 1, 2017, which is higher than the “as-is” appraised value of $53,000,000 for the related Mortgaged Property as of August 1, 2016. Based on the $53,000,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 62.2% and the Maturity Date LTV Ratio is 50.9%. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the Cut-off Date; provided, that (i) in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, (ii) in the case of a Mortgage Loan that provides for interest-only payments through its maturity or Anticipated Repayment Date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (iii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to its maturity or Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

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See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	28	$316,651,033	38.4%
Anchored	4	112,852,666	13.7
Regional Lifestyle Center	2	84,500,000	10.2
Regional Mall	1	69,901,741	8.5
Shadow Anchored	2	20,300,000	2.5
Single Tenant	15	16,245,750	2.0
Unanchored	4	12,850,877	1.6
Office	5	$190,250,000	23.1%
CBD	3	137,250,000	16.6
Suburban	2	53,000,000	6.4
Hospitality	8	$100,324,136	12.2%
Limited Service	5	48,865,571	5.9
Full Service	1	32,958,565	4.0
Select Service	2	18,500,000	2.2
Mixed Use	3	$88,766,733	10.8%
Office/Retail	1	80,000,000	9.7
Retail/Office	2	8,766,733	1.1
Multifamily	16	$75,769,957	9.2%
Garden	15	70,776,822	8.6
Mid Rise	1	4,993,135	0.6
Self Storage	11	$49,267,377	6.0%
Self Storage	11	49,267,377	6.0
Manufactured Housing	1	$3,412,500	0.4%
Manufactured Housing	1	3,412,500	0.4
Total	72	$824,441,736	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

Additional information with respect to certain specific property types is set forth below.

Retail Properties

With respect to the retail properties, mixed use properties and self storage properties with retail components set forth in the above chart titled “Property Type Distribution”:

●	With respect to the Wolfchase Galleria Mortgage Loan and The Falls Mortgage Loan, collectively representing approximately 14.0% of the Initial Pool Balance, the related Mortgage Loan documents permit each borrower to make alterations to the related Mortgaged Property for which the total unpaid “hard cost” construction costs may exceed the threshold amount set forth in the related Mortgage Loan documents, provided the related borrower delivers to the lender as security for the payment of such amounts, among other things (i) a letter of credit or (ii) a guaranty from certain affiliates of the existing guarantors or a guarantor that has a net worth amount of at least five times the full cost of any such alterations and liquid assets of at least 120% of the total reasonably estimated costs then remaining to complete any alterations that are then the subject of any such guaranty.

●	With respect to The Orchard Mortgage Loan, representing approximately 7.4% of the Initial Pool Balance, the fifth largest tenant, representing approximately 6.7% of net rentable area and 4.7% of underwritten annual rent is Goodwill, a non-profit organization.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

With respect to the office properties set forth in the above chart titled “Property Type Distribution” or mixed use properties that include office tenants:

●	With respect to the 191 Peachtree Mortgage Loan, which represents approximately 9.7% of the Initial Pool Balance, the related Mortgaged Property includes an office building with a 14-story parking garage and a separate 11-story parking garage. Approximately 10.2% of underwritten effective gross income is comprised of parking income.

In addition, with respect to the 191 Peachtree Mortgage Loan, affiliates of the borrower own interests in a nearby office property, which may compete with the related Mortgaged Property.

●	With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the initial pool balance, the sponsor and manager owns and manages a nearby office property. Such other office property is currently 100% leased, but we cannot assure you that in the future such office property will not compete with the related Mortgaged Property or that the risks of potential conflicts of interest will not be present.

●	With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the appraisal concluded to a market rent of $15.00 per square foot for the related Mortgaged Property. However, with respect to the largest tenant, The Huntington National Bank (“Huntington Bank”), which leases 199,240 square feet (representing approximately 22.0% of the net rentable area and 31.7% of underwritten annual base rent), current annual base rent is approximately $19.89 per square foot, and underwritten annual base rent (which includes straight-lined rent) is approximately $20.01 per square foot; accordingly such tenant’s actual and underwritten annual base rent are both above market. Huntington Bank (which owns an approximately 18.4% interest in the related borrower), also owns an office property that is adjacent to the Mortgaged Property, in which it occupies 43,000 square feet, and owns an office property located around the corner from the Mortgaged Property, in which it occupies 40,000 square feet. In 2010, in conjunction with a lease extension to its current term ending February 28, 2030, Huntington Bank also reduced the space then leased by it by approximately 106,000 square feet, which reduction was effected during 2012 through 2015. On January 26, 2016, the parent company of Huntington Bank announced its entry into a definitive merger agreement with First Merit Corporation. According to Huntington Bank’s website, FirstMerit Bank is now part of Huntington Bank but will continue to operate independently until systems integration occurs. Pursuant to its lease, Huntington Bank has the right to terminate its lease effective March 1, 2024 if it enters into a merger or acquisition which leads to a closure and termination of its Columbus, Ohio headquarters office operation. Prior to the origination of the Huntington Center Mortgage Loan, Huntington Bank provided a letter addressed to the related loan seller, and its successors and assigns, and to Huntington Center Associates (the original landlord under the lease and the 100% owner of the related borrower), and its successors and assigns, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease.

●	With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the Mortgaged Property includes a five story parking garage which is part of an adjacent building, approximately 11.9% of historical effective gross income is comprised of parking income, of which approximately 74.0% is contractual parking income.

See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

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Hotel Properties

The following Mortgaged Properties are associated with a hotel brand through a license, franchise agreement, operating agreement, management agreement or net lease.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hampton Inn & Suites - Hillsboro	$16,222,154	2.0%	03/31/2035	11/06/2026
Courtyard Stuart	$10,971,907	1.3%	01/09/2029	10/05/2026
Fairfield Inn & Suites Plainville	$9,477,000	1.1%	11/25/2029	12/01/2026
Fairfield Inn & Suites Hartford Airport	$9,023,000	1.1%	04/26/2021	12/01/2026
Fairfield Inn & Suites Cartersville	$7,241,622	0.9%	06/23/2028	11/05/2026
Comfort Suites – Golden Isles Gateway	$4,142,471	0.5%	11/18/2029	11/06/2026

In addition, with respect to the hotel properties set forth in the above chart titled “Property Type Distribution”:

●	With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, approximately 34.9% of revenue is derived from food and beverage sales.

●	With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the Mortgaged Property is not affiliated with any national hospitality franchise.

●	With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the Mortgaged Property has historically experienced lower occupancy during the period between August and January. The Mortgage Loan is structured with a seasonality reserve, the amount of which will be recalculated each February to equal the total shortfall of the previous year. With respect to other Mortgage Loans that are secured by hospitality properties, and are subject to seasonality, no seasonality reserves have been taken.

With respect to certain Mortgage Loans secured by hotel properties, there are hotels under construction or development that are expected to compete with the related Mortgaged Properties. Below is an example with respect to the 15 largest Mortgage Loans:

●	With respect to The Shores Resort & Spa Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, a new hospitality property, located approximately 4.5 miles northwest of the Mortgaged Property, is scheduled to open in July 2017. According to the related appraisal, this property is expected to be directly competitive with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart titled “Property Type Distribution”:

●	Each such mixed use Mortgaged Property has one or more retail and office components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties

With respect to the multifamily and mixed use properties with a multifamily component set forth in the above chart titled “Property Type Distribution”:

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●	With respect to the Arkansas Multifamily Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, each of the related Mortgaged Properties is subject to Housing Assistance Payments (“HAP”) Section 8 contracts. The HAP contracts require that 401 of the 480 units that comprise the Arkansas Multifamily Portfolio must be rented tenants who earn 50% or less of the area median income.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self Storage Properties

With respect to the self storage properties properties set forth in the above chart titled “Property Type Distribution”:

●	With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, in addition to offering the rental self-storage units, U-Haul at 19th Ave, U-Haul Moving & Storage on Highway 64, U-Haul Moving & Storage of Broken Arrow, U-Haul Moving & Storage of Pasadena, U-Haul Moving & Storage of Houghton, U-Haul Moving & Storage of Waterfalls, U-Haul Storage of Spring Hill on Mariner, U-Haul Moving & Storage of Oakwood and U-Haul Moving & Storage of Augusta West each also offer moving vehicle rentals.

●	With respect to the Pacific Highway Self Storage Mortgage Loan, representing approximately 1.6% of the Initial Pool Balance, the related Mortgaged Property includes 116 wine storage units and 55 vault units for valuables and premium collectibles (out of a total unit count of 1,131).

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Specialty Use Concentrations

Certain Mortgaged Properties have, among their 5 largest tenants, a tenant that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Movie theater	3	18.7%
Restaurant	8	13.1%
Gym, fitness center or a health club	3	6.3%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	3	5.8%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Properties

With respect to the manufactured housing properties with a multifamily component set forth in the above chart titled “Property Type Distribution”

●	With respect to the Country Court Estates MHC Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, as of the origination date, an affiliate of the borrower owned 23 mobile homes occupying pads at the Mortgaged Property. In connection with the origination of the Mortgage Loan, the borrower and the borrower’s affiliate entered into a master lease whereby the borrower’s affiliate leased the respective pad sites from the borrower. The related loan agreement restricts the borrower from leasing to the borrower’s affiliate more than 20% of the pad sites at the Mortgaged Property for occupancy by such affiliate owned homes.

Significant Obligors

There are no significant obligors related to the issuing entity.

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Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type
681 Fifth Avenue	$80,000,000	9.7%	$2,604	1.67x	48.9%	Mixed use
191 Peachtree	$80,000,000	9.7%	$144	2.69x	64.9%	Office
Wolfchase Galleria	$69,901,741	8.5%	$420	1.72x	64.9%	Retail
The Orchard	$60,911,639	7.4%	$359	1.35x	68.1%	Retail
The Falls	$45,500,000	5.5%	$179	3.36x	49.2%	Retail
Vintage Park	$39,000,000	4.7%	$246	1.33x	70.1%	Retail
101 Hudson Street	$37,250,000	4.5%	$186	3.68x	51.8%	Office
U-Haul AREC 23 Portfolio(2)	$36,167,377	4.4%	$71	1.72x	53.3%	Self Storage
Greenwich Office Park	$33,000,000	4.0%	$230	1.94x	65.3%	Office
The Shores Resort & Spa(3)	$32,958,565	4.0%	$155,465	2.63x	60.5%	Hospitality
Federal Way Crossings I & II	$32,457,888	3.9%	$279	1.36x	69.7%	Retail
Novo Nordisk(4)	$20,000,000	2.4%	$221	2.97x	52.6%	Office
Huntington Center	$20,000,000	2.4%	$154	1.54x	75.0%	Office
Fairfield Inn CT Portfolio	$18,500,000	2.2%	$81,140	1.96x	64.9%	Hospitality
Arkansas Multifamily Portfolio	$18,476,703	2.2%	$38,493	1.57x	65.2%	Multifamily
Top 3 Total/Weighted Average	$229,901,741	27.9%		2.04x	59.3%
Top 5 Total/Weighted Average	$336,313,380	40.8%		2.09x	59.5%
Top 15 Total/Weighted Average	$624,123,913	75.7%		2.09x	60.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan and, in the case of the Novo Nordisk Mortgage Loan, other than the Novo Nordisk Unfunded Companion Loan).

(2)	The Cut-off Date LTV Ratio is based on the value of the related mortgaged properties as a whole of $67,830,000. The sum of the values on a stand-alone basis is $62,230,000. The Cut-off Date LTV Ratio based on the appraised values on a stand-alone basis is 58.1%.

(3)	The Cut-off Date LTV Ratio is based on the the “prospective market value upon completion of renovation” for the related Mortgaged Property as of August 1, 2017, which is higher than the “as-is” appraised value of $53,000,000 for the related Mortgaged Property as of August 1, 2016. Based on the $53,000,000 “as-is” appraised value, the Cut-off Date LTV Ratio of such Mortgage Loan is 62.2%.

(4)	Based on the maximum principal balance of the Novo Nordisk Whole Loan, the “as-expanded” appraised value (assuming the conditions described under “Mortgage Loan No. 12-Novo Nordisk—Expansion Option” in Annex A-3 occur) and the fully funded Underwritten NCF, the Loan per Unit, Cut-off Date LTV Ratio and UW NCF DSCR are $272.87, 60.7% and 2.71x, respectively.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.1% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth below in the table entitled "Multi-Property Mortgage Loans”, the Mortgage Pool will include 5 Mortgage Loans, collectively representing approximately 12.9% of the Initial Pool Balance, each of which is secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

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The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul AREC 23 Portfolio	Multi-property	$ 36,167,377	4.4%
Fairfield Inn CT Portfolio	Multi-property	18,500,000	2.2
Arkansas Multifamily Portfolio	Multi-property	18,476,703	2.2
Lexham Street Portfolio	Multi-property	17,250,000	2.1
National Dollar General Portfolio	Multi-property	16,245,750	2.0
Total		$ 106,639,830	12.9%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

Four (4) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” are comprised of Mortgage Loans that are not cross-collateralized but have borrower sponsors that are related by virtue of having at least one controlling project sponsor or principal in common. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Mortgage Loan Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
Wolfchase Galleria	1	$69,901,741	8.5%
The Falls	1	45,500,000	5.5
Total for Group 1:	2	$115,401,741	14.0%
Group 2:
Pleasant Hill Villas Apartments	1	$10,036,201	1.2%
Park Circle Apartments	1	8,638,124	1.0
Westview Avenal Apartments	1	6,201,474	0.8
Westview Apartments	1	4,993,135	0.6
Courtyard Van Nuys Apartments	1	4,144,302	0.5
Northridge Pointe Apartments	1	3,145,675	0.4
Mountain View Townhomes	1	2,796,156	0.3
Sherman Pointe Apartments	1	2,746,224	0.3
Somerset Townhomes	1	2,716,265	0.3
Wildwood Apartments	1	1,997,254	0.2
Total for Group 2:	10	$47,414,810	5.8%
Group 3:
Lexham Street Portfolio	4	$17,250,000	2.1%
Hamden Retail Center	1	7,800,000	0.9
Total for Group 3:	5	$25,050,000	3.0%
Group 4:
Chisholm Shopping Center	1	$11,733,075	1.4%
Halsted Plaza	1	1,997,610	0.2
Total for Group 4:	2	$13,730,685	1.6%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

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Geographic Distribution(1)

State/Jurisdiction	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	13	$128,317,102	15.6%
Georgia	5	$95,515,797	11.6%
Florida	4	$91,955,402	11.2%
New York	2	$90,287,417	11.0%
Connecticut	8	$76,550,000	9.3%
Tennessee	2	$73,414,687	8.9%
New Jersey	2	$57,250,000	6.9%
Texas	2	$45,388,444	5.5%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 14 other states, with no more than 3.9% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	17 Mortgaged Properties securing approximately 30.4% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are more susceptible to hurricanes.

Mortgaged Properties With Limited Prior Operating History

Fifteen (15) Mortgaged Properties, representing approximately 2.0% of the Initial Pool Balance by allocated loan amount, are each a single tenant property subject to a triple net lease as to which historical financial information for such Mortgaged Property is unavailable. With respect to 4 Mortgaged Properties, representing approximately 2.1% of the Initial Pool Balance by allocated loan amount, the related borrower only reports operating history on a consolidated basis, and consequently, operating history pertaining solely to such Mortgaged Properties is not available.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common; Crowd Funding

4 Mortgage Loans secured by the Mortgaged Properties identified as Federal Way Crossings I & II, Hampton Inn & Suites – Hillsboro, Tyler Gateway Shopping Center and Country Court Estates MHC on Annex A-1, collectively representing approximately 7.8% of the Initial Pool Balance, have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium Interests

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the borrower has the right to convert the entire Mortgaged Property to a condominium form of ownership (a “Condominium Conversion”) subject to lender approval in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the Mortgaged Property will comply with all legal requirements upon filing with and approval by all applicable governmental authorities; (iii) the value and the cash flow of the Mortgaged Property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the property, or the borrower’s ability to pay the debt service on the related Whole Loan; and (iv) compliance with REMIC requirements.

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See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	69	$703,641,736	85.3%
Fee/Leasehold	3	120,800,000	14.7
Total	72	$824,441,736	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-2.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the 191 Peachtree Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, a portion of the Mortgaged Property consisting of the land located under the parking garage serving the office building at 191 Peachtree Street is comprised of a ground leasehold interest. The ground lessor of such portion of the Mortgaged Property has the right to mortgage its fee interest; however, any such mortgage is required to be subordinate to the ground lease. In addition, with respect to such ground leasehold interest, the lender has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination. In addition, the ground lessor is not required to accept performance and compliance by the lender if, at the time of the curing of a default, ground lessor shall not be furnished with evidence satisfactory to ground lessor of the interest in the ground lease claimed by the lender tendering the performance or compliance.  Further, the ground lease does not specifically provide that it cannot be terminated without lender’s consent;  however, it provides that it cannot be modified without lender’s consent and that  the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent

With respect to the Greenwich Office Park Mortgage Loan, two of the buildings are subject to ground leases, and the ground rent is revised at 20 year intervals.  For one of the buildings (identified as no. 8), the next increase will occur on December 15, 2018. The lease language is ambiguous and subject to interpretation as rent increases are based upon change in the rental income of the building dating back to the early 1980’s. The rent for the current 20 year period ending in December 2018 was disputed, with a negotiated rent of $178,000 per annum.  The appraiser requested information about the base line rental amount for the building to calculate the projected ground lease payment; but none was provided. The borrower relied on information from an estoppel certificate for historical rent together with information from current leases to estimate the ground rent for the next 20 year period to be $392,421 per annum. We cannot assure you that the actual ground rent increase will not be greater than such estimate.

With respect to the Greenwich Office Park Mortgage Loan, several exceptions to Representation and Warranty No. 34 (Ground Leases) have been taken, including that a portion of the Mortgaged Property secured by ground leases is subject to the ground lessor’s purchase option and that the ground lease does not provide for cure periods in addition to the cure periods given to the tenant.  See the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2.

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Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 7 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to The Orchard Mortgage Loan, representing approximately 7.4% of the Initial Pool Balance, the Phase I ESA identified the following recognized environmental conditions: (i) a former dry cleaner, (ii) the Firestone tenant hydraulic lifts, (iii) Beacon Bay Auto Wash #06 and (iv) the adjacent ARCO gas station site.

The former dry cleaner operated from 1982 to 1998 using chlorinated solvents. The ESA indicates that impacts from the former dry cleaner were addressed under the oversight of the regulators; investigations and remedial activities which included soil removal and disposal, groundwater and soil gas investigations, and continued remedial activity at the present time. The ESA reports that the results of an October 2014 evaluation of the direct exposure pathway show that concentrations of tetrachloroethylene (“PCE”) in the soil do not present a significant health risk, and remaining investigations are focused on the evaluation of the lateral extent of the PCE in groundwater. Continued remediation activities were recommended.

Two in-ground hydraulic hoists in the service bay of the Firestone tenant were noted in the ESA. The ESA recommended that the subsurface assessment of the current and former in-ground hoists at the Firestone facility be addressed as a part of ongoing remedial activities at the Mortgaged Property.

The Beacon Bay Auto Wash #06 was identified as a leaking underground storage tank (“LUST”) on several databases. The site reported a release of gasoline in September 1997 that impacted soil and groundwater. In 1997, nine 12,000 gallon underground storage tanks (“USTs”) were removed and replaced with two 12,000 gallon double-wall gasoline USTs. Soil excavation and groundwater removal was conducted during March and April 2005. The ESA recommends continued remedial activities for the Beacon Bay Auto Wash #06 regulatory case in order to achieve compliance and case closure from the regulatory agency by the responsible party, Beacon Bay Enterprises.

The adjacent ARCO gas station site is an off-site REC located west of the west-southward corner of the Mortgaged Property. The site reported a release of gasoline on September 23, 1991. Subsurface investigations included groundwater monitoring wells, air sparge/soil vapor extraction wells and soil vapor extraction wells. The ARCO station facility was demolished in 2005 and the site was redeveloped with the existing small city park. The ESA indicates that although the ARCO LUST case remains active, Tesoro Refining & Marketing Company LLC is the responsible party and has contractually assumed responsibility for performing environmental remediation at the

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referenced site. The ESA recommends continued monitoring of remedial activities until case closure.

At origination, the borrower was required to deposit $420,000 with the lender into an environmental reserve in connection with the costs of (i) continued remedial activities required to achieve compliance and case closure regarding the former dry cleaner site and (ii) continued subsurface assessments of the current and former in-ground hoists located at the Firestone facility. If the borrower does not complete the required remedial actions by the fifth anniversary of the origination of the loan, the borrower is required to deposit an additional amount equal to the estimated cost to complete the remedial actions over the remaining term of the loan.

In addition, pursuant to the applicable Mortgage Loan agreement, the borrower has covenanted to promptly and continuously perform the subsurface assessments and other delineated remedial activities relating to: the former dry cleaner site, monitoring of the former Beacon Bay Auto Wash #06 regulatory case in order to achieve compliance and case closure from the applicable regulatory agency by the responsible party and to monitor that the responsible party remains in good standing and compliance with the California LUST fund, and monitoring of remedial activities at the adjoining ARCO site until case closure from the applicable regulatory agency by the responsible party.

In addition, at origination the borrower procured an Enviro Covered Location Insurance Policy (Site Environmental) (“ECLIPSE”) insurance policy from Beazley (Lloyd’s of London)which has an A.M. Best Rating of A(XV) and an S&P rating of A+. The policy has policy limits of $2,000,000 per incident and in the aggregate with a deductible of $50,000 per incident from the origination date through the maturity date of the loan (121 months). The policy names the lender as an additional named insured and has an optional 36-month extended reporting period.

●	With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, the Phase I ESA obtained at Mortgage Loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed around 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I ESA recommended a Phase II subsurface assessment. The lender waived such Phase II assessment based on the guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one-year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. Such policy covers five other locations and eight other storage tanks at affiliate-owned properties. The related policy premium for the one-year term was pre-paid at the Mortgage Loan closing. The lender is also an additional insured under a Commercial Pollution Legal Liability Policy issued by Commerce and Industry Insurance Company (also a member of American International Group, Inc.) with limits of $20 million per occurrence and $40 million in the aggregate, with a term expiring on November 15, 2018 and having a deductible of up to $100,000 per occurrence. Such policy is a blanket policy covering multiple locations, including the identified Underground Storage Tanks at the Mortgaged Property. The related premium has been pre-paid through November 15, 2017. American International Group Inc. has an S&P rating of “A-”.

●	With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the related Phase I ESA for the U-Haul Moving & Storage of Pasadena Mortgaged Property reported that according to historical maps, a gas station had operated at the Mortgaged Property from 1930 through at least 1972. Since no other information regarding the gas station was available, the ESA recommended performing a phase II subsurface investigation to determine if there are any residual impacts. The borrower obtained a partially pre-paid environmental impairment liability insurance policy that is required be maintained for the life of the Mortgage Loan. The policy is required to be pre-paid in 3 year intervals with a covenant to maintain it for the Mortgage Loan term plus three years. The policy is a premises pollution liability portfolio insurance policy from Illinois Union Insurance Company (an ACE Insurance Company company) which is A.M. Best rated “A++ (Superior)”. The environmental policy lists the borrower as the first named insured and names the lender, with its successors, assigns and/or affiliates, as an additional named insured. The environmental policy has limits of liability of $10,000,000 per incident, and in the aggregate, and a self-insured retention not to exceed $100,000. Additionally, the borrower sponsor provided an environmental indemnity. We cannot assure you that no future circumstances might warrant further action or that the insurance policy or indemnity would cover part or all of any such related expenses should they be incurred.

●	With respect to the Novo Nordisk Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a

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premises pollution liability insurance policy from Illinois Union Insurance Company. The policy has a limit of $15,000,000 per claim and a $15,000,000 aggregate limit. The policy period runs to August 11, 2021 with an extended reporting period until November 11, 2024. Illinois Union Insurance Company is rated AA by S&P, Aa3 by Moody’s, AA by Fitch and A++ XV by Best.

●	With respect to the National Dollar General Portfolio Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the Phase I environmental assessment for the Mortgaged Property located in Erie, Pennsylvania noted that a prior environmental assessment reported fill material that did not meet the standards for clean fill and the fill material could remain on the site only if the site is not used for residential purposes. No further action was recommended.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Fairfield Inn CT Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, each of the two related Mortgaged Properties is scheduled for a franchisor required property improvement plan, at an estimated cost of $633,900 for the Mortgaged Property identified on Annex A-1 as Fairfield Inn & Suites Plainville and $739,600 for the Mortgaged Property identified on Annex A-1 as Fairfield Inn & Suites Hartford Airport, each of which will include soft goods in guestrooms and guest bathrooms and miscellaneous soft goods in public spaces. The renovations are anticipated to be completed in November 2022. At loan origination $1,500,000 was deposited into a reserve for such property improvement plans.

●	With respect to the Courtyard Stuart Mortgage Loan, representing approximately 1.3% of the Initial Pool Balance, the Mortgaged Property is scheduled for a franchisor required planned property improvement program refresh in 2017, which will include replacement of the soft goods in the guestrooms (carpet, draperies, wall coverings, bedding, mattresses and sofas), a change to the color palette, a replacement of corridor soft goods and replacement of soft goods in the hotel public area. The estimated cost of the refresh is $1,739,492. A reserve of $1,675,292 was taken at closing.

●	With respect to the Fairfield Inn & Suites Cartersville Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the Mortgaged Property is currently undergoing renovations in connection with a planned improvement program with an estimated total budget of $727,000 that includes the refurbishment of all guestrooms, public spaces, amenities and the property exterior. The renovations are scheduled to be completed in December 2016. An upfront reserve of $427,869 was required to complete the improvement program.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared,

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except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 7 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, certain Mortgaged Properties may be subject to ongoing litigation.

●	With respect to the Pleasant Hill Villas Apartments Mortgage Loan, Park Circle Apartments Mortgage Loan, Westview Avenal Apartments Mortgage Loan, Westview Apartments Mortgage Loan, Courtyard Van Nuys Apartments Mortgage Loan, Northridge Pointe Apartments Mortgage Loan, Mountain View Townhomes Mortgage Loan, Sherman Pointe Apartments Mortgage Loan, Somerset Townhomes Mortgage Loan and Wildwood Apartments Mortgage Loan, collectively representing approximately 5.8% of the Initial Pool Balance by allocated loan amount, the owner of the related borrower sponsor has been in ongoing litigations since 2003 over eight causes of action brought by one of his siblings, of which all but one claim (Quantum Merit) have been dismissed. The Quantum Merit claim has yet to be ruled on. The initial 2003 lawsuit sought damages of over $250 million. In addition, the owner of the related borrower sponsor has also been in litigation since 2014 over a breach of contract brought by another sibling. No ruling has been made on that claim. None of the lawsuits make any claims relating to title to the related Mortgaged Properties.

●	With respect to the Vintage Park Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, the related borrower and/or guarantor is currently subject to three litigation matters with former and current tenants. In the first matter, a former tenant (2.1% of GLA) is challenging its eviction due to non-payment of rent; both the related borrower and guarantor are defendants in this matter. The tenant's delinquent balance was approximately $200,000. In the second matter, a current tenant (0.82% of GLA) filed a lawsuit in May 2016 against the borrower claiming damages of approximately $100,000 as a result of construction in a space adjacent to such tenant’s premises. The case is underway and the parties are currently in settlement talks. According to information provided by the borrower, the tenant continues to operate in the space and make rent payments in a timely manner. In the third matter, a current tenant (0.95% of GLA) filed a lawsuit in May 2016 against the borrower seeking monetary relief of between approximately $200,000 and $1.0 million for lost property, loss of property and other damages due to smoke infiltration from the neighboring cigar store. The plaintiff alleges that the landlord's attempt to install a vapor barrier was unsuccessful. The landlord claims the tenant owes approximately $35,000 in rent. Negotiations to have the tenant transition out of the space were unsuccessful. The borrower has advised that it expects to settle the lawsuit by allowing the tenant to vacate its space and terminate its lease, without payment by either party. The tenant continues to be open and operating in the space. We cannot assure you any such settlements will occur.

●	With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, on March 11, 2015, a judgment in the amount of $60.7 million was entered against U-Haul International, Inc. (“U-Haul”), an affiliate of AMERCO, the non-recourse carveout guarantor, in connection with certain federal trademark infringement and related claims. The case is currently on appeal with the U.S. Court of Appeals for the Eleventh Circuit.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Thirty-three (33) Mortgage Loans, representing approximately 71.9% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

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Eight (8) Mortgage Loans, representing approximately 23.7% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, was originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

With respect to the 191 Peachtree Mortgage Loan, the Wolfchase Galleria Mortgage Loan, The Falls Mortgage Loan, the Vintage Park Mortgage Loan, the 101 Hudson Street Mortgage Loan, the Arkansas Multifamily Portfolio Mortgage Loan, the Lexham Street Portfolio Mortgage Loan, the Chisholm Shopping Center Mortgage Loan and the Hamden Retail Center Mortgage Loan, collectively representing approximately 39.7% of the Initial Pool Balance by allocated loan amount, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the subject Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the related Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following:

●	With respect to the Wolfchase Galleria Mortgage Loan and The Falls Mortgage Loan, collectively representing approximately 14.0% of the Initial Pool Balance, the related loan sponsor (Simon Property Group, L.P.) has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, one of the non-recourse carveout guarantors reported three foreclosures, one deed–in-lieu of foreclosure, and two loan modifications with respect to loans secured by properties owned by his affiliates during the last ten years, including a loan modification relating to an office property known as Peachtree Center, located at 161 Peachtree, nearby to the Mortgaged Property securing the 191 Peachtree Mortgage Loan.

●	With respect to the Vintage Park Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, affiliates of the borrower sponsor have sponsored real estate mortgage loans or have controlled mortgaged properties that were the subject of loan modifications, delinquent payments, or foreclosure between 2010 and 2016. Each such action was unrelated to the Mortgaged Property.

●	With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, affiliates of the borrower sponsor (Mack-Cali Realty, L.P.) have been involved in various real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu including, within the past two years: (i) an office building located in Greenbelt, Maryland that was the subject of a foreclosure in June 2016 following the non-renewal of the sole tenant; (ii) an office building in Roseland, New Jersey that was the subject of a foreclosure in August 2015; (iii) office buildings located in Lyndhurst, New Jersey; South Brunswick, New Jersey; and Parsippany, New Jersey that were the subjects of deeds-in-lieu of foreclosure in May, June and July 2015, respectively, as a result of declining occupancy; and (iv) a discounted pay-off in connection with a loan secured by four properties in Northern New Jersey. In addition, the borrower sponsor is the sponsor of a $40.4 million loan, secured by an office building in Roseland, New Jersey, which is the subject of a maturity default (loan matured May 2016). The borrower has continued to make regular debt service payments and is in discussion with the related lender regarding a deed-in-lieu.

●	With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the U-Haul Moving & Storage of Augusta West Mortgaged Property and the U-Haul Moving & Storage Kakaako Mortgaged Property were acquired through foreclosure. The U-Haul Moving & Storage on Highway 64 Mortgaged Property and U-Haul Moving & Storage of Broken Arrow Mortgaged Property were acquired at auction. The U-Haul Storage of Spring Hill on Mariner Mortgaged Property was acquired through deed-in-lieu of foreclosure.

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●	With respect to the Arkansas Multifamily Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the borrower sponsor reported a foreclosure associated with a portfolio of 11 assets financed by a commercial mortgage backed security loan. The borrower sponsor alleges that the property manager committed fraud in connection with the sale of the assets. After replacing that manager, a new property manager hired a regional manager who was later terminated by the borrower sponsor for the commission of alleged frauds. At the request of the City of Cincinnati, a receiver was installed for eight of the assets with consent of the servicers, special servicers and community groups. The lenders later commenced foreclosure proceedings on the properties and the related borrower sponsors are contesting the foreclosure. The briefing process in the case is still in progress.

In addition, with respect to large loan sponsors that oversee many real estate projects, there are often prior defaults, foreclosure proceedings and deed-in-lieu of foreclosure transactions associated with such sponsors’ real estate portfolios.

With respect to bankruptcy proceedings within the last 10 years we note the following:

●	With respect to the Babu’s Villa Mortgage Loan, representing approximately 0.4% of the Initial Pool Balance, the loan sponsor reported a bankruptcy filing and foreclosure associated with a 512-room Hyatt hotel located in San Jose, California. The loan sponsor acquired and renovated such hotel in 2002 and obtained a $24 million loan secured by such hotel. According to the loan sponsor, prior to the maturity date, the loan sponsor had found a potential buyer who had agreed to purchase such hotel for $48 million. During this process, the note matured, and the lender filed for foreclosure. The loan sponsor filed for bankruptcy to protect his equity interest. The judge approved a plan to sell the hotel for $48 million, but due to the market downturn, the proposed buyer was unable to qualify for financing. The lender eventually foreclosed on the hotel. In addition, the loan sponsor recently filed for bankruptcy as his ex-wife was attempting to place a lien on a property they jointly owned in an attempt to foreclose on the property. He filed for bankruptcy in order to prevent the foreclosure so that he could sell the property. The sale process was eventually completed and the funds from the transaction were used as the equity for the acquisition of the Mortgaged Property.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

Fifteen (15) Mortgaged Properties, collectively representing approximately 2.0% of the Initial Pool Balance by allocated loan amount, are each leased entirely (or substantially in its entirety) to a single tenant. See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major

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Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

With respect to the Mortgage Loans secured in whole or part by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied entirely (or substantially in its entirety) by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
Dollar General Corp – Painesville Mentor Avenue	0.1%	No	10/31/2027	11/05/2026

The Mortgage Loans shown in the table below represent Mortgage Loans among the 15 largest Mortgage Loans as to which one or more leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property or Mortgaged Properties (excluding any such Mortgage Loan that is secured by a single Mortgaged Property leased entirely (or substantially in its entirety) to a single tenant and shown in the table above) expires in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRA Expiring	Calendar Year of Expiration	Maturity Date
681 Fifth Avenue	9.7%	41.3%	2023	11/06/2026
The Falls	5.5%	35.1%	2022	09/01/2026
Federal Way Crossings I & II	3.9%	50.8%	2021	11/06/2026

There may be other Mortgaged Properties as to which leases representing at least 25% or greater of the net rentable square footage of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, or over several calendar years prior to, maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, coinciding with or shortly after, the calendar year in which the maturity of the related Mortgage Loan occurs.

With respect to a substantial portion of the Mortgage Loans, most or all of the leases at the related Mortgaged Property expire prior to the maturity of such Mortgage Loans.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease without satisfaction of any condition precedent other than notice and/or payment of a termination fee. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, the largest tenant, Deloitte & Touche, has the right to terminate its lease effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019, and the tenant pays a termination fee. The termination payment is estimated to be the unamortized portion of (i) construction allowance, (ii) payments made by the landlord pursuant to the Marquis lease, and (iii) brokerage commissions, other than to CPI, plus all rent which would have been due for the 12-month period following the termination date. In addition, the fourth largest tenant, Carlock, Copeland & Stair, which leases approximately 4.3% of the net rentable area at the Mortgaged Property, has the right to terminate its lease with respect to up to 26,014 square feet (one full floor) effective as of December 31, 2019, upon at least 12 months prior notice and payment of a termination fee equal to certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space. The fifth largest tenant, Morgan & Morgan, which leases approximately 4.2% of the net rentable area at the Mortgaged Property, has the right to

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terminate its lease as to up to 15% of the leased premises, effective November 30, 2024, upon at least 12 months prior notice and payment of a termination fee equal to the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

●	With respect to The Falls Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, the second largest tenant, Bloomingdale's, representing approximately 26.8% of the net rentable area at the Mortgaged Property, has a one-time right to terminate its lease at any time with 18 months’ prior written notice and payment of a termination fee. However, if the termination date falls within the period of October 1st of any year through February 1st of the following year, then the termination date will be extended to February 1st.

●	With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, First Data Corporation, the fifth largest tenant, representing approximately 4.1% of net rentable square feet, may terminate 48,400 square feet of its space as of December 31, 2023 upon providing notice by June 30, 2022 and payment of a termination fee equal to $2,107,496.

●	With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, (i) the largest tenant, IBG LLC (dba Interactive Brokers Group), representing approximately 11.1% of the net rentable area, has the right to terminate its lease at any time with 8 months’ notice, and (ii) the fifth largest tenant, Performance Equity Management LLC, representing approximately 3.4% of the net rentable area, has a one-time right to terminate its lease at the end of March 2023 with twelve months’ notice.

●	With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the largest tenant, Huntington Bank, which leases 22.0% of the square feet at the Mortgaged Property and owns an 18.4% interest in the related borrower, has the right to terminate its lease effective March 1, 2024 if it enters into a merger or acquisition which leads to a closure and termination of its Columbus, Ohio headquarters office operation. On January 26, 2016, the parent company of Huntington Bank announced its entry into a definitive merger agreement with FirstMerit Corporation. According to Huntington Bank’s website, FirstMerit Bank is now part of Huntington Bank. Prior to the origination of the Huntington Center Mortgage Loan, Huntington Bank provided a letter addressed to the loan seller, and its successors and assigns and to Huntington Center Associates (the original landlord under the lease and the 100% direct owner of the related borrower), and its successors and assigns, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease. In addition, the second largest tenant at the Mortgaged Property, Porter, Wright, Morris & Arthur, which represents approximately 14.0% of the net rentable area and 14.3% of the underwritten annual base rent at the related Mortgaged Property, has the right to terminate its lease with respect to 18,693 square feet of the 127,239 square feet leased by it, effective June 1, 2017, upon one month’s prior notice.

For more information related to tenant termination options, see the charts entitled “Major Tenants” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or may not be in physical occupancy, or may have been underwritten based on average or straight-lined rents, as set forth below:

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, the fifth largest tenant, Morgan & Morgan, representing approximately 4.2% of the net rentable area, received a rent abatement of $121,538 through November, 2016, which amount was reserved for at origination.

●	With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, (i) Bank of America, the largest tenant representing 28.9% of net rentable square feet, has abated rent through June 2017; (ii) National Union Fire Insurance, the second largest tenant, representing 20.2% of net rentable square feet, is not in occupancy of 139,536 square feet and is expected to fully vacate its space at the end of the lease term; (iii) First Data Corporation, the fifth largest tenant, representing 4.1% of net rentable square feet has eight months of abated rent through January 2026; and

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(iv) Tullett Prebon Holdings Corp., the third largest tenant, is not currently in occupancy of 37,387 SF (2.8% of net rentable area). A reserve was collected at closing for all outstanding rent abatements. See also “Mortgage Loan No. 7—101 Hudson Street” in Annex A-3 with respect to straight-lined rent underwritten for the Mortgage Loan identified on Annex A-1 as 101 Hudson Street.

●	With respect to the Greenwich Office Park Mortgage Loan, as described in Annex A-3, the information about the top five tenants in Annex A-1 and Annex A-3 excludes (i) Freepoint Commodities, LLC, which leases 26,036 square feet in building 5 but subleases 18,814 square feet to Starwood Energy Group (“Starwood”) and (ii) Aptuit, LLC, which leases 15,877 square feet in building 2 but subleases 6,605 square feet to Alvarez & Marsal. Freepoint Commodities, LLC has exercised its early termination right effective on July 31, 2019. Upon such termination by Freepoint Commodities, LLC, Starwood’s sublease will expire, Starwood will surrender 4,737 sq. ft. and is subject to convert 14,077 square feet into a direct lease. In Annex A-1 and Annex A-3. Starwood’s sublease is treated as a direct lease with respect to rents, recoveries and expiration dates.

●	With respect to the Greenwich Office Park Mortgage Loan, Platinum Equity Advisors and Performance Equity Management received free rent until April 2017 and March 2017 respectively. $375,089 was escrowed in the upfront Free Rent reserve at closing.

●	With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the second largest tenant, Porter, Wright, Morris & Arthur, representing approximately 14.0% of net rentable square feet, is entitled to a rent abatement from November 1, 2016 through May 31, 2017 with respect to 18,693 of the square feet leased by it, which rent abatement was reserved for at origination.

●	With respect to the Lexham Street Portfolio - 970 Farmington Avenue Mortgaged Property, representing approximately 0.8% of the Initial Pool Balance, Cosi, the third largest tenant, representing 10.0% of net rentable square feet, is subject to a bankruptcy proceeding. A reserve was established at origination of such Mortgage Loan in the amount of $850,000 relating to the Cosi lease.

Furthermore, there may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time because their leases or other operative agreements do not impose an obligation to remain open for business, or because such obligations have expired. As among the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include the following:

●	With respect to The Orchard Mortgage Loan, representing approximately 7.4% of the Initial Pool Balance, the anchor tenant, Ralph’s Grocery, which leases approximately 19.6% of the net rentable area at the Mortgaged Property is entitled to cease operating at the Mortgaged Property at any time. If the tenant ceases operating for more than six consecutive months, the borrower may terminate the lease; provided that the borrower will be required to pay the tenant a termination fee equal to the unamortized value of the tenant’s leasehold improvements, excluding landlord’s contribution.

●	With respect to The Falls Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, due to the expiration of an operating covenant, the largest tenant, Macy’s, representing approximately 27.4% of the net rentable area, is not required to continuously operate all or any of its premises. If Macy’s fails to operate at least 150,000 square feet of floor area for a period of one year at any time, the landlord may terminate the lease upon a cash payment to Macy’s in an amount equal to the greater of (a) the fair market value of the lease or (b) the outstanding principal balance remaining on the lease, plus all accrued interest on all permitted leasehold mortgages then encumbering Macy’s interest in the premises.

In addition, other Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain tenants at the related Mortgaged Properties or other third parties hold purchase options, rights of first refusal or rights of first offer to purchase the related Mortgaged Property or a portion thereof. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 5 and representation and warranty no. 6 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

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In particular, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans:

●	With respect to The Orchard Mortgage Loan, representing approximately 7.4% of the Initial Pool Balance, the tenant Ralphs Grocery has a right of first offer for the purchase of the parcel on which its store is located (or similar adequately parked parcel that includes its store) if the borrower elects to sell such parcel in any transaction that does not include any other parcel or parcels of the shopping center.

●	With respect to The Falls Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, in the event the borrower constructs, operates, or permits the construction or operation of any motion picture theatre within a three-mile radius of Mortgaged Property, the third largest tenant, Regal Cinemas, representing approximately 4.7% of the net rentable area at the Mortgaged Property, has a right of first offer to lease or operate such theater on the same rental terms of its current lease. In addition, the borrower must give tenant three months’ notice prior to constructing or operating or permitting the construction or operation of any such theater. Thereafter, tenant will have one month to notify the borrower of its intent to lease or operate the theater.

●

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Internal Pool Balance, see “Fee & Leasehold Estates; Ground Leases” and the information regarding the related ground leases for such Mortgage Loan therein.

●	With respect to the Fairfield Inn CT Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the franchisor of each Mortgaged Property, Marriott International, Inc., has a right of first refusal in connection with any proposed sale of such Mortgaged Property to a competitor of the franchisor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties securing one of the 15 largest Mortgage Loans and as to which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the largest tenant, Huntington Bank, as well as the tenant Hines Interest Limited Partnership (which is the property manager of the related Mortgaged Property), collectively represent approximately 22.4% of net rentable area and approximately 32.1% of underwritten annual base rent. Huntington Bank owns an approximately 18.4% indirect equity interest in the related borrower and affiliates of Hines Interest Limited Partnership own an approximately 15.1% indirect equity interest in the related borrower. Annual base rent of $54,210 was underwritten for Hines Interest Limited Partnership; however, rent for such tenant is waived so long as it is the property manager.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 17 of the Mortgaged Properties, securing 30.4% of the Initial Pool Balance, are located in areas that are considered a high earthquake

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risk. These areas include all or parts of the states of California, Washington and Tennessee. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

With respect to many of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

With respect to the Novo Nordisk Mortgage Loan and the National Dollar General Portfolio Mortgage Loan, representing approximately 2.4% and 2.0%, respectively, of the Initial Pool Balance, the related borrower may rely on the sole tenant’s insurance or self-insurance, so long as such tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or self-insurance meets the requirements under the related loan documents. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related leases, condominium documents or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, certain Mortgage Loans being sold by MSMCH provide, and Mortgage Loans sold by other sellers may provide, that terrorism insurance may be provided by insurers having a lower rating than is generally required for other insurance under the related Mortgage Loan documents, so long as such insurers providing terrorism insurance meet a specified minimum rating, generally “BBB-” or “BBB”, from at least one (1) credit rating agency (which is generally not required to be a rating agency rating the Certificates). In addition, certain Mortgage Loans may cap the insurance premium that the related borrower is required to spend on terrorism insurance, generally at an amount equal to two (2) times the insurance premium payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the loan documents on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. With respect to the 15 largest Mortgage Loans, examples include:

●	With respect to the Vintage Park Mortgage Loan, representing approximately 4.7% of the Initial Pool Balance, there exists various use restrictions at the Mortgaged Property. The Mortgaged Property is subject to a restrictive easement agreement that prevents the Mortgaged Property from being used as a grocery store or for the sale of (i) edible groceries, (ii) health and beauty products, (iii) pet food and supplies, (iv) tobacco products, (v) greeting cards, (vi) baby apparel, (vii) lawn and garden products, (viii) fresh flowers, (ix) pharmaceuticals, (x) gasoline and (xi) a car wash. There are various exceptions to such restrictions. There is a missing certificate of compliance for one tenant, Erne Fittings (0.5% NRA), at the Mortgaged Property. The borrower is required to cause the tenant to obtain such certificate, in accordance with the related Mortgage Loan documents. The Mortgaged Property is also a part of a 630-acre master planned community. Owners of such properties in such community may be limited in their ability to redevelop and lease their property.

In addition, the use of certain of the Mortgaged Properties constitutes a legal non-conforming use. For example,

●	With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the U-Haul Moving & Storage of Houghton Mortgaged Property is legal non-conforming with respect to use, because use as a self-storage facility is in violation of the current building code. There is no destruction percentage threshold for reconstruction, although should the non-

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conforming property or structure be abandoned for one year or more, it must conform to the existing ordinance. The U-Haul Moving & Storage of Pasadena Mortgaged Property is legal non-conforming with respect to use, because use as a storage facility is not permitted by the relevant zoning regulation. Such regulation provides that in the event of damage or destruction to greater than 75%, the self-storage use may be resumed provided that the replacement structure complies with the building code and a building permit for such reconstruction is issued within 24 months after the date of destruction and the construction is diligently pursued to completion.

●	With respect to the Arkansas Multifamily Portfolio Mortgage Loan, representing approximately 2.2% of the Initial Pool Balance, the Terrace Green Apartments Mortgaged Property is legal non-conforming with respect to use, because use as a multifamily property is not permitted by the current zoning regulations. If the Mortgaged Property is destroyed by fire or other casualty to the extent of more than 50% of the current replacement value immediately prior to such damage, it may not be restored unless the structure and use will thereafter conform to all zoning regulations. The Northwest Acres Apartments Mortgaged Property is legal non-conforming as to use, because medium to high density residential uses are only allowed with a conditional use permit (“CUP”) approval. If such non-conforming use has been discontinued or abandoned for a period of six months, such use may not thereafter be reestablished or resumed without obtaining a CUP.

In addition, with respect to the Fairfield Inn & Suites Cartersville Mortgage Loan, representing approximately 0.9% of the Initial Pool Balance, the Mortgaged Property’s underlying land parcel has a deed restriction which (i) prohibits the property from being used as an “extended stay” hotel or apartment facility that uses hotel type booking and, (ii) until June 3, 2018, limits the hotel to the Hyatt, Marriott or Hilton brands. The Mortgaged Property is a Marriott flagged property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized”, “as-renovated”, “as-complete” and/or “as-hypothetical” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as described below.

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance,certain assumptions were made regarding increases in ground rent, as described under “—Assessment of Property Value and Condition.”

With respect to the Tyler Gateway Shopping Center Mortgage Loan, representing approximately 1.5% of the Initial Pool Balance, because of recent construction/renovation at the Mortgaged Property, full-year operating statements were not available, and pro forma operating expenses were assumed based on expense comparables from an appraisal dated August 12, 2016.

With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing 4.4% of the Initial Pool Balance, the appraised value reflects a premium of approximately 9.0% above the sum of the appraised values of each property.

With respect to The Shores Resort & Spa Mortgage Loan, representing 4.0% of the Initial Pool Balance, the “as complete” appraised value of $54,500,000 ($257,075 per key) reflects the value of the Mortgaged Property following the completion of an approximately $1,000,000 renovation of guestrooms, meeting/public space and amenities. At origination, the lender reserved $1,500,000 for the renovation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

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●	With respect to the 191 Peachtree Mortgage Loan, which represents approximately 9.7% of the Initial Pool Balance, the non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan.

●	With respect to the Wolfchase Galleria Mortgage Loan, which represents approximately 8.5% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty, the recourse liability of a guarantor or replacement guarantor under the guaranty is required to be limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the non-recourse carveout guaranty accruing after the date of such replacement with an entity that has a net worth in excess of $450,000,000 or with respect to a pension fund advisor, controls under management total assets in excess of $600,000,000 and is acting on behalf of one or more pension funds that have aggregate total assets in excess of $600,000,000 and either (i) owns and operates (exclusive of the Mortgaged Property) at least 5 shopping centers totaling in the aggregate 3,000,000 square feet of gross leasable area, or (ii) employs a property manager that either (x) satisfies clause (i) (but as to management rather than ownership of shopping centers), (y) is Simon Property Group, L.P. or an affiliate or (z) is reasonably approved by the lender.

●	With respect to The Falls Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity, recourse relating to the guaranty and the environmental indemnity agreement is limited to an amount equal to 20% of the initial principal balance of the Mortgage Loan. In addition, the borrower is permitted to replace the existing guarantor for liabilities under the guaranty and environmental indemnity accruing after the date of such replacement with an affiliate of the borrower that meets certain net worth and liquid asset tests.

●	With respect to the Novo Nordisk Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, there is no environmental indemnitor distinct from the borrower. The borrower obtained a premises pollution liability insurance policy from Illinois Union Insurance Company. The policy has a limit of $15,000,000 per claim and a $15,000,000 aggregate limit. The policy period runs to August 11, 2021 with an extended reporting period until November 11, 2024. Illinois Union Insurance Company is rated AA by S&P, Aa3 by Moody’s, AA by Fitch and A++ XV by A.M. Best.

●	With respect to the Hampton Inn & Suites - Hillsboro Mortgage Loan, representing approximately 2.0% of the Initial Pool Balance, the related guaranty provides for joint and several liability among three guarantors, one of whom does not participate in the management of the Mortgaged Property. The related guarantor’s liability for recourse carve-outs is limited to (i) matters related to the affiliated borrower entity, (ii) carve-out liabilities resulting from acts by the guarantor and affiliates and (iii) carve-out liabilities resulting from acts that required the consent of the guarantor or affiliates, unless such party affirmatively voted to oppose such action and the action was undertaken despite such opposition, but only for so long as neither such guarantor nor any affiliate is involved in the management of the borrowers or the Mortgaged Property.

●	A substantial portion of the Mortgage Loans, including several of the 15 largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

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●	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

With respect to the 681 Fifth Avenue Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, the Mortgaged Property participates in the Industrial & Commercial Incentive Program which provides real estate tax abatements for developments that build, modernize, expand or otherwise physically improve industrial and commercial buildings. The Mortgaged Property benefits from $19,095,750 in such real estate tax abatements, which begin to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and end after the 2020/2021 fiscal year. The real estate taxes were underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402 and tax rate of 10.656% and the five-year abatement schedule. The real estate taxes recoveries were underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1.8 million and $3.9 million, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2.6 million, respectively. We cannot assure you that the actual real estate taxes will not be greater than such estimated taxes, or that tenants will be able to reimburse their share of increases in taxes resulting from the amortization or expiration of the tax abatement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-six (26) Mortgage Loans, representing approximately 47.7% of the Initial Pool Balance, provide for payments of interest and principal for their entire terms and then have an expected Balloon Balance at the maturity date (or in the case of an ARD loan, the related anticipated repayment date).

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Six (6) Mortgage Loans, representing approximately 35.9% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to the stated maturity date (or in the case of an ARD loan, the related anticipated repayment date).

Ten (10) Mortgage Loans, representing approximately 16.4% of the Initial Pool Balance, provide for payments of interest-only for the first 12 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Amortizing Balloon	26	$ 393,523,486	47.7%
Interest-Only	6	295,750,000	35.9
Partial Interest-Only	10	135,168,250	16.4
Total	42	$ 824,441,736	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
First	9	$241,721,823	29.3%
Fifth	9	193,736,696	23.5
Sixth	22	331,733,217	40.2
Seventh	1	20,000,000	2.4
Eleventh	1	37,250,000	4.5
Total	42	$824,441,736	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods (Default Days)

Grace Period (Default Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	32	$502,719,913	61.0%
4	4	108,051,741	13.1
5(1)	6	213,670,083	25.9
Total	42	$824,441,736	100.0%

(1)	Includes 1 Mortgage Loan, representing approximately 7.4% of the Initial Pool Balance, which has a 5-day grace period, provided that no more than one time per year or 3 times during the loan term, the borrower will have a grace period of 3 days following notice that payment is due and payable.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

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ARD Loans

The U-Haul AREC 23 Portfolio Mortgage Loan, the Novo Nordisk Mortgage Loan and the National Dollar General Portfolio Mortgage Loan (collectively, the “ARD Loans”), collectively representing approximately 8.8% of the Initial Pool Balance, each provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loans.

With respect to each ARD Loan, after its Anticipated Repayment Date, all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under such Mortgage Loan documents is required to be applied to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. In addition, with respect to each ARD Loan (other than the Novo Nordisk Mortgage Loan), while interest at the Initial Rate continues to accrue and be payable on a current basis on such ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full. With respect to the Novo Nordisk Mortgage Loan, interest at the Revised Rate (including Excess Interest) will be payable on the related Whole Loan on a current basis.  In addition, the excess cash flow applied to repay the principal of the Novo Nordisk Whole Loan is payable after payment of interest at the Revised Rate (including Excess Interest).

Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

“Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Single Purpose Entity Covenants

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the related guarantor has provided a non-recourse carveout guaranty, which also includes a separate payment guaranty provision with a maximum liability of $13,115,587, which maximum liability is reduced upon the partial defeasance of the portion of the Mortgage Loan allocable to one or both parcels comprising a portion of the Mortgaged Property that are subject to a ground lease.  The maximum liability at origination under the payment guaranty provision was approximately 15% of the initial principal balance of the related Whole Loan, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the borrower with those of the guarantor.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

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●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	38 of the Mortgage Loans, representing approximately 82.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an Anticipated Repayment Date or an open prepayment date, that would be outstanding on such date) under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	3 of the Mortgage Loans, representing approximately 12.7% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	1 of the Mortgage Loans, representing approximately 4.4% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or to defease such Mortgage Loan by pledging Government Securities that provide for payment on or prior to each Due Date through and including the Due Date on which the Mortgage Loan becomes freely prepayable, of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an open prepayment date, that would be outstanding on such date) under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Period (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	4	$79,533,167	9.6%
4	17	294,575,483	35.7
5	15	150,381,263	18.2
7	6	299,951,823	36.4
Total	42	$824,441,736	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

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“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

38 Mortgage Loans (the “Defeasance Loans”), representing approximately 82.9% of the Initial Pool Balance, permit the respective borrowers (subject to the satisfaction of various conditions, including that no event of default exists) to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the Mortgage Loan the requisite amount of “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) (“Government Securities”), and to thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. As to any such Mortgage Loan, such option (a “Defeasance Option”) may not be exercised prior to the expiration of a specified period (the “Defeasance Lock-Out Period”), which Defeasance Lock-Out Period, in each case, does not end prior to the second anniversary of the Closing Date. The Mortgage Loans referred to in this paragraph do not include any Mortgage Loan that grants the related borrower the option to either defease or prepay the Mortgage Loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the

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Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase Government Securities, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts at least equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including, or together with, as applicable, a balloon payment due at maturity or the principal amount outstanding as of an anticipated repayment date or open prepayment date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, defeasance collateral purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Certain of the loans that permit defeasance are secured by multiple properties as to which the borrower may effect a separate defeasance of one or more individual properties, and certain other loans that permit defeasance are secured by single properties but permit a partial defeasance in connection with the release of designated release parcels. Each multi-property mortgage loan or mortgage loan with separate release properties or parcels that allows for partial defeasance of the aggregate debt, and that we intend to include in the issuing entity (excluding Mortgage Loans that also permit partial releases upon prepayment, which are described below under “—Partial Release”), including the Arkansas Multifamily Portfolio Mortgage Loan and the Fairfield Inn CT Portfolio Mortgage Loan, collectively representing approximately 4.5% of the Initial Pool Balance, provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to, or sufficient to defease a principal amount equal to, a specified percentage (generally 110% to 125%) of the allocated loan amount allocable to such properties or parcels.

With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the loan agreement allows for the partial release of portions of the Mortgaged Property (any of the footprints of buildings 1 through 6 of the eight buildings included in the Mortgaged Property, and each of the ground leases of the other two buildings) in connection with a sale to a third party upon defeasance of an amount at least equal to 125% of the loan amount allocable to such portion, as more fully described in “Mortgage Loan No. 9—Greenwich Office Park” in Annex A-3 hereto.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the mortgage loan seller (or, in certain cases, the master servicer) will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. In general, if a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, the related promissory note will be split and only the defeased portion of the borrower’s obligations will be assumed by the successor borrower. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Releases

The Mortgage Loans described below (which do not include the Mortgage Loans that permit partial release solely upon a defeasance of individual Mortgaged Properties, as identified above) permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property, subject to the satisfaction of certain specified conditions, including the REMIC requirements.

●	For example, with respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, if the portion of the U-Haul Moving & Storage of Houghton Mortgaged Property located in Dodgeville, Michigan, can no longer be operated as it was as of the origination date because the use is no longer legal nonconforming or legal conforming, among other things (i) borrowers are required to obtain the release of such Mortgaged Property by paying an amount equal to (a) 110% of the allocated loan amount with respect to the Dodgeville, Michigan portion of the U-Haul Moving & Storage of Houghton Mortgaged Property in an amount of approximately $295,944, plus (b) the pro rata amount of any accrued and unpaid interest on the U-Haul Portfolio Mortgage Loan, plus (c) the yield maintenance premium, less (d) any applicable net proceeds derived from the Dodgeville, Michigan portion of the U-Haul Moving & Storage of Houghton Mortgaged Property and (ii) if the loan-to-value ratio immediately following the release is greater than 125%, (a) the principal balance of the U-Haul AREC 23 Portfolio Mortgage Loan must be paid down or (b) the lender must receive a REMIC opinion.

Furthermore, some of the other Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash

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Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to the REMIC requirements, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied. For example:

●	With respect to the Wolfchase Galleria Mortgage Loan and The Falls Mortgage Loan, collectively representing approximately 14.0% of the Initial Pool Balance, the related borrower may, without lender's consent, but subject to REMIC requirements, (i) make transfers of immaterial or nonincome producing portions of the related Mortgaged Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of such Mortgaged Property, including, without limitation, portions of such Mortgaged Property's “ring road,” for dedication or public use, (ii) make transfers of nonincome producing portions of the related Mortgaged Property, including portions of such Mortgaged Property's “ring road” (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including, owners of outparcels and department store pads, pads for office buildings, hotels or other properties and (iii) dedicate portions of the related Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

●	With respect to the 191 Peachtree Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, the related borrower is entitled to make transfers of immaterial portions of the Mortgaged Property to governmental authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress and to grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, subject to certain conditions set forth in the related Mortgage Loan documents, including delivery of a certificate regarding no material adverse effect. If the borrower receives consideration in connection with any such transfers, it has the right to use any such consideration in connection with any alterations performed in connection with such transfers, with any excess not used for alterations required to be deposited into the related lockbox account.

●	In addition, with respect to the Wolfchase Galleria Mortgage Loan and The Shores Resort & Spa Mortgage Loan, collectively representing approximately 12.5% of the Initial Pool Balance, such Mortgage Loans permit the release of identified parcels of the related Mortgaged Property without payment of a release price as described in Annex A-3 hereto under “Mortgage Loan No. 3—Wolfchase Galleria” and “Mortgage Loan No. 10—The Shores Resort & Spa Mortgage Loan”.

●	With respect to the Greenwich Office Park Mortgage Loan, representing approximately 4.0% of the Initial Pool Balance, the loan agreement allows for the free release of certain undeveloped portions of the Mortgaged Property, such portion to be approved by the lender in its sole and absolute discretion, as more fully described in “Mortgage Loan No. 9—Greenwich Office Park” in Annex A-3 hereto.

●	With respect to the Federal Way Crossings I & II Mortgage Loan, representing approximately 3.9% of the Initial Pool Balance, a specified unimproved parcel designated in an agreement with the City of Federal Way, and with respect to the Chisholm Shopping Center Mortgage Loan, representing approximately 1.4% of the Initial Pool Balance, a specified parcel of the Mortgaged Property improved with a vacant movie theater, may be released without payment of a release price upon the satisfaction of conditions set forth in the related Mortgage Loan documents, including REMIC related conditions.

●	With respect to the Lexham Street Portfolio Mortgage Loan, representing approximately 2.1% of the Initial Pool Balance, the borrower may transfer all or any portion of two parcels included in the Mortgaged Property, which were not included in underwriting the Lexham Street Portfolio Mortgage Loan, (A) approximately 5,212 square feet of land of the parking at 27-43 LaSalle Road Mortgaged Property and/or (B) approximately 1,069 square feet of land at the 1253 Britain Avenue Mortgaged Property (known as the Marlor Parcel), without payment of a release price, to an adjacent property owner, upon satisfaction of certain conditions, including that (i) the remaining Mortgaged Property must comply with all applicable legal requirements (zoning, subdivision, parking ordinances and land use laws), (ii) a title policy endorsement and (iii) delivery of an opinion of counsel to the effect that the securitization that includes such Mortgage Loan will not fail to maintain its status as a REMIC as a result of such release. The related borrower is expected to complete the release of the Marlor Parcel prior to the closing date of this securitization.

Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

With respect to the U-Haul AREC 23 Portfolio Mortgage Loan, representing approximately 4.4% of the Initial Pool Balance, the Mortgage Loan documents permit the acquisition of a fee simple estate in vacant land that is adjacent and contiguous to an existing Mortgaged Property, provided that, among other requirements, (a) no event of default

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has occurred and is continuing, (b) delivery of a REMIC opinion and (c)  receipt of a rating agency confirmation. Additionally, the borrower may acquire a leasehold estate in property that is not contiguous to an existing Mortgaged Property but that is operated as a storage facility, provided that, among other requirements, (i) no event of default has occurred and is continuing, (ii) such leasehold estate will be owned in fee simple by an affiliate of the guarantor and the borrower has executed and delivered a lease to the lender whereby the borrower acquires the leasehold estate and such lease will not be recorded, (iii) delivery of a REMIC opinion and (iv)  receipt of a rating agency confirmation.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

38 of the Mortgage Loans, representing approximately 74.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

24 of the Mortgage Loans, representing approximately 35.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements, deferred maintenance and capital repairs.

13 of the Mortgage Loans, representing approximately 54.9% of the aggregate Cut-off Date Balance of the Mortgage Loans secured in whole or in part by retail, office or mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

19 of the Mortgage Loans, representing approximately 43.9% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard/Springing Cash Management	13	$370,531,534	44.9%
Hard/In Place Cash Management	5	233,000,000	28.3
Springing/Springing Cash Management	21	155,978,705	18.9
Soft/Springing Cash Management	2	46,454,794	5.6
Soft/In Place Cash Management	1	18,476,703	2.2
Total	42	$824,441,736	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt

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service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing/Springing Cash Management. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality

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properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, two tenants, National Union Fire Insurance and Tullett Prebon Holdings Corp., are currently not in occupancy of 139,536 square feet and 37,387 square feet, respectively (176,923 square feet in aggregate or 13.2% of net rentable area and 13.0% of the underwritten base rent), and were underwritten as occupied. Both tenants continue to pay rent in accordance with their lease terms and the unoccupied space represents 51.4% and 37.1%, respectively, of their leased space. No reserves are in place for the underwritten rent associated with the unoccupied space, which represents an exception to the underwriting guidelines for Bank of America. Bank of America’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the underwritten loan-to-value ratio, U/W NCF DSCR and U/W NCF Debt Yield are 51.8%, 3.68x and 11.6%, respectively and excluding the income attributed to the National Union Fire Insurance and Tullett Prebon Holdings Corp. spaces that are currently not occupied, the U/W NCF DSCR and U/W NCF Debt Yield would be approximately 3.12x and 9.9%, respectively; (b) the Mortgaged Property has averaged 92.9% occupancy throughout the sponsor’s ownership since 2005; (c) the sponsor has demonstrated a strong ability to lease and re-lease the Mortgaged Property, evidenced by the significant leasing momentum with 359,225 square feet (26.8% of net rentable area) signing new or renewal leases since 2015; (d) investment-grade rated tenants account for 58.1% of net rentable area and 53.0% of the underwritten base rent; (e) as of the second quarter 2016, the Mortgaged Property’s Waterfront office submarket reported a vacancy rate of 8.7% and experienced positive net absorption of 121,013 square feet; and (f) the sponsor, Mack-Cali Realty, L.P. (rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) is an experienced owner/operator, and as of June 30, 2016, owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million square feet. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1. Based on the foregoing, Bank of America approved inclusion of the Mortgage Loan into this transaction.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS AG—UBS AG, New York Branch’s Underwriting Standards—Exceptions to Underwriting Standards”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”; “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” and “—Natixis Real Estate Capital LLC—NREC’s Underwriting Standards—Exceptions to Underwriting Standards”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

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●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●	certain Mortgage Loans do not restrict the related ground tenant from financing the related improvements as long as such financing does not constitute a lien on the borrower’s right, title and interest in the fee collateral.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)
Greenwich Office Park	$33,000,000	4.0%	$ 10,000,000	$54,500,000	$ 97,500,000	5.0100%	65.3%	72.8%	1.94x	1.58x

(1)	Calculated including the mezzanine debt and any related Pari Passu Companion Loan.

(2)	Calculated including any related Pari Passu Companion Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the

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related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

In addition, with respect to the Novo Nordisk Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the parent of the related borrower (such parent, the “Novo Nordisk Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the property (the “Novo Nordisk Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease by Novo Nordisk A/S. The Novo Nordisk Pledgor entered into a pledge agreement in which it pledged its equity interests in the Novo Nordisk Whole Loan borrower as collateral for its obligation to make such earn-out payments to the Novo Nordisk Pledgee. In connection with such pledge the Novo Nordisk Pledgee entered into a recognition agreement with the related Mortgage Loan lender that provides, among other things, that (a) the earn-out payments secured by the pledge are subordinate to the lien of the Novo Nordisk Whole Loan, (b) for so long as the Novo Nordisk Pledgee has not received notice that an event of default exist under the Novo Nordisk Whole Loan (and has no actual knowledge that any such event of default then exists), the Novo Nordisk Pledgee may accept earn-out payments from the Novo Nordisk Pledgor, (c) the Novo Nordisk Pledgee may foreclose upon the equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the Novo Nordisk Whole Loan borrower and a change in the management of the Novo Nordisk Mortgaged Properties, and (d) if the Novo Nordisk Whole Loan is accelerated, the Novo Nordisk Pledgee will have the right to purchase the entire Novo Nordisk Whole Loan, for a price generally equal to the outstanding principal balance of the Novo Nordisk Whole Loan, together with all accrued interest and other amounts due thereon.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
191 Peachtree(4)	$80,000,000	N/A	65.0%	N/A	11.0%	Yes	Yes
The Shores Resort & Spa	$32,958,565	N/A	60.5%	2.63x	18.6%	Yes	Yes
Tyler Gateway Shopping Center	$12,500,000	N/A	68.3%	1.10x	16.5%	Yes	N/A

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	Mezzanine loan may be either a fixed rate loan or floating rate loan (in which event the mezzanine borrower is required to purchase an interest rate cap with a notional amount equal to the original principal balance of the mezzanine loan and a strike price reasonably

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acceptable to the mortgage lender). The mezzanine loan is required to have an initial maturity not earlier than the maturity date of the Mortgage Loan.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Wolfchase Galleria Mortgage Loan and The Falls Mortgage Loan, collectively representing approximately 14.0% of the Initial Pool Balance, without the prior consent of the lender, the related borrower is prohibited from entering into a property assessed clean energy loan that is repaid through multi-year assessments against the related Mortgaged Property; provided that the borrower is permitted to obtain such loan (which, in each case, is not to exceed $5,000,000), subject to lender’s reasonable approval and delivery of a rating agency confirmation. Failure to timely pay such assessments may give rise to a lien against the related Mortgaged Property.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

With respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, the loan documents permit the pledge of capital stock in any borrower party that is a public company (including preferred stock that does not confer greater voting or control rights), and the pledge of limited partnership interests in guarantor so long as such limited partnership interest does not exceed a 10% economic interest in the borrower and foreclosure of such pledge would not result in a change of control.

With respect to the Huntington Center Mortgage Loan, representing approximately 2.4% of the Initial Pool Balance, the related Mortgage Loan documents permit the pledge of indirect ownership interests in the related

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borrower, and the foreclosure of such a pledge, provided that (1) such pledged interests do not represent a controlling indirect interest in the borrower, (2) the aggregate percentage of indirect interests in the borrower pledged pursuant to such provision, at any one time, do not exceed a 49% indirect interest in the borrower, and (3) the repayment of the obligation, loan or facility secured by the pledge is not specifically tied to the cash flow of the Mortgaged Property.

In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the 681 Fifth Avenue Mortgage Loan, 191 Peachtree Mortgage Loan, Wolfchase Galleria Mortgage Loan, The Orchard Mortgage Loan, The Falls Mortgage Loan, Vintage Park Mortgage Loan, 101 Hudson Street Mortgage Loan, Greenwich Office Park Mortgage Loan, Federal Way Crossings I & II Mortgage Loan, Novo Nordisk Mortgage Loan and Huntington Center Mortgage Loan is part of a related Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan(s) (the “Companion Holder(s)”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to any specified whole loan should be construed to refer to the whole loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s).

The following terms are used in reference to the Whole Loans:

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed in the column “Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Companion Loan Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Control Note is included in a securitization trust.

“MSBAM 2016-C31 PSA” means the pooling and servicing agreement, dated as of November 1, 2016, between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer and certificate administrator, Rialto Capital Advisors, LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. The Control Notes with respect to the Vintage Park Whole Loan and the Huntington Center Whole Loan were included in the MSBAM 2016-C31 securitization trust, and the MSBAM 2016-C31 PSA will govern the servicing of each of the Vintage Park Whole Loan and the Huntington Center Whole Loan.

“MSC 2016-BNK2 PSA” means the pooling and servicing agreement, to be dated as of November 1, 2016, between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, certificate administrator and custodian, C-III Asset Management LLC, as special servicer, Wilmington Trust, National

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Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and as asset representations reviewer. The Control Note with respect to the 101 Hudson Street Whole Loan is expected to be included in the MSC 2016-BNK2 securitization trust, and the MSC 2016-BNK2 PSA is expected to govern the servicing of the 101 Hudson Street Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed in the column “Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Non-Controlling Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Vintage Park Mortgage Loan, (ii) the 101 Hudson Street Mortgage Loan, (iii) the Novo Nordisk Mortgage Loan, (iv) the Huntington Center Mortgage Loan, and (v) each Servicing Shift Mortgage Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Vintage Park Whole Loan, (ii) the 101 Hudson Street Whole Loan, (iii) the Novo Nordisk Whole Loan, (iv) the Huntington Center Whole Loan and (v) each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date).

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to each of the Vintage Park Whole Loan and the Huntington Center Whole Loan, the MSBAM 2016-C31 PSA, (ii) with respect to the 101 Hudson Street Whole Loan, the MSC 2016-BNK2 PSA, (iii) with respect to the Novo Nordisk Whole Loan (prior to the securitization of the related Control Note), the WFCM 2016-NXS6 PSA and (iv) with respect to each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date and the Novo Nordisk Whole Loan after the securitization of the related Control Note, the pooling and servicing agreement that creates the trust whose assets include the related Control Note.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Vintage Park Whole Loan, (ii) the 101 Hudson Street Whole Loan, (iii) the Novo Nordisk Whole Loan, (iv) the Huntington Center Whole Loan, and (v) each Servicing Shift Whole Loan (on and after related Controlling Companion Loan Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer that will be appointed under an Other PSA.

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“Other PSA” means, with respect to each Serviced Whole Loan, the pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the 681 Fifth Avenue Mortgage Loan, (ii) the Wolfchase Galleria Mortgage Loan, (iii) the 191 Peachtree Mortgage Loan, (iv) The Orchard Mortgage Loan, (v) The Falls Mortgage Loan, (vi) the Federal Way Crossings I & II Mortgage Loan and (vii) each Servicing Shift Mortgage Loan (prior to the related Controlling Companion Loan Securitization Date).

“Serviced Whole Loan” or “Serviced Pari Passu Whole Loan” means each of (i) the 681 Fifth Avenue Whole Loan, (ii) the Wolfchase Galleria Whole Loan, (iii) the 191 Peachtree Whole Loan, (iv) The Orchard Whole Loan, (v) The Falls Whole Loan, (vi) the Federal Way Crossings I & II Whole Loan, and (vii) each Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date).

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Mortgage Pool.

“Servicing Shift Whole Loan” means a Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by the PSA) and on and after the related Controlling Companion Loan Securitization Date, will be a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). As of the Closing Date, the only Servicing Shift Whole Loan related to the Trust will be the Greenwich Office Park Whole Loan.

“WFCM 2016-NXS6 PSA” means the pooling and servicing agreement, dated as of October 1, 2016, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer and certificate administrator, CW Capital Asset Management LLC, as special servicer, Wilmington Trust, National Association, as trustee, and Trimont Real Estate Advisors, LLC, as operating advisor and as asset representations reviewer. The WFCM 2016-NXS6 PSA will govern the servicing of the Novo Nordisk Whole Loan until the securitization of the related Control Note.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

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Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Control Note	Controlling Holder	Control Note Cut-off Date Balance	Non-Control Note	Non-Controlling Holder	Non-Control Note Cut-off Date Balance
681 Fifth Avenue	Note A-1	MSC 2016-UBS12	$80,000,000	Note A-2 Note A-3 Note A-4 Note A-5 Note A-6	UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch Citigroup Global Markets Realty Corp. Citigroup Global Markets Realty Corp.	$15,000,000 $15,000,000 $19,000,000 $57,500,000 $28,500,000
191 Peachtree	Note A-1	MSC 2016-UBS12	$65,500,000	Note A-2 Note A-3 Note A-4	Morgan Stanley Bank, N.A. Morgan Stanley Bank, N.A. MSC 2016-UBS12	$40,500,000 $55,000,000 $14,500,000
Wolfchase Galleria	Note A-1-1	MSC 2016-UBS12	$34,950,870	Note A-1-2 Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7	Morgan Stanley Bank, N.A. Morgan Stanley Bank, N.A. MSC 2016-UBS12 UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch UBS AG, New York Branch	$4,992,981 $49,929,815 $34,950,870 $4,992,981 $4,992,981 $19,971,926 $9,985,963
The Orchard	Note A-1	MSC 2016-UBS12	$60,911,639	Note A-2 Note A-3	MSC 2016-BNK2 MSC 2016-BNK2	$19,971,029 $19,971,029
The Falls	Note A-1	MSC 2016-UBS12	$45,500,000	Note A-2 Note A-3 Note A-4	WFCM 2016-NXS6 WFCM 2016-NXS6 GSMS 2016-GS3	$19,500,000 $15,000,000 $70,000,000
Vintage Park	Note A-2	MSBAM 2016-C31	$10,000,000	Note A-1 Note A-3 Note A-4	MSC 2016-UBS12 MSBAM 2016-C31 MSC 2016-UBS12	$4,000,000 $35,000,000 $35,000,000
101 Hudson Street	Note A-1-1	MSC 2016-BNK2	$53,500,000	Note A-1-2 Note A-2 Note A-3 Note A-4 Note A-5	Wells Fargo Bank, National Association WFCM 2016-C36 MSC 2016-UBS12 MSC 2016-BNK2 CGCMT 2016-C3	$16,500,000 $67,500.000 $37,250,000 $19,000,000 $56,250,000
Greenwich Office Park	Note A-2	Natixis Real Estate Capital LLC(1)	$54,500,000	Note A-1	MSC 2016-UBS12	$33,000,000
Federal Way Crossings I & II	Note A-1	MSC 2016-UBS12	$17,976,676	Note A-2 Note A-3 Note A-4 Note A-5	UBS AG, New York Branch MSC 2016-UBS12 MSC 2016-UBS12 UBS AG, New York Branch	$19,974,085 $9,987,042 $4,494,169 $5,492,873
Novo Nordisk	Note A-1	Natixis Real Estate Capital LLC(1)	$20,000,000	Note A-2 Note A-3 Note A-4 Note A-5 Note A-6 Note A-7 Note A-8 Note A-9 Note A-10 Note A-11

Natxis Real Estate Capital LLC

WFCM 2016-NXS6

WFCM 2016-NXS6

WFCM 2016-NXS6

MSC 2016-UBS12

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

Natixis Real Estate Capital LLC

WFCM 2016-NXS6

						$39,580,000(2) $20,000,000 $20,000,000 $20,000,000 $20,000,000 $20,000,000 $10,000,000 $10,000,000 $10,000,000 $8,300,000

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				Note A-12 Note A-13	WFCM 2016-NXS6 Natixis Real Estate Capital LLC	$5,000,000 $5,000,000
Huntington Center	Note A-1	MSBAM 2016-C31	$80,000,000	Note A-2 Note A-3	MSC 2016-BNK2 MSC 2016-UBS12	$40,000,000 $20,000,000

(1)	On and after the securitization of the related Control Note, the Controlling Holder will be the related Non-Serviced Securitization Trust.

(2)	With respect to the Novo Nordisk Whole Loan, Note A-2 represents the Novo Nordisk Unfunded Companion Loan, which has a principal balance as of the Cut-off Date of $0, and is required to be funded by the holder thereof (NREC) upon the satisfaction of the conditions described under “—The Non-Serviced Pari Passu Whole Loans—Future Funding” below. $39,580,000 is the maximum principal balance of Note A-2.

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The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Companion Loan Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that :

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves (and, in the case of the Greenwich Office Park Whole Loan (prior to the related Controlling Companion Loan Securitization Date), certain repairs or restorations or payments to the applicable borrower) required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder (except in the case of the Greenwich Office Park Whole Loan) has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans. With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder.”

Control Rights with respect to Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Controlling Companion Loan Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related

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asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that (x) with respect to each Servicing Shift Whole Loan other than the Greenwich Office Park Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement and (y) with respect to the Greenwich Office Park Whole Loan, no related borrower or property manager or affiliate thereof will be entitled to act as “Controlling Holder”.

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual conference calls with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is

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completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Controlling Companion Loan Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves (and, in the case of the Greenwich Office Park Whole Loan (after the related Controlling Companion Loan Securitization Date) and the Novo Nordisk Whole Loan, certain repairs or restorations or payments to the applicable borrower) required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder (except in the case of the Greenwich Office Park Whole Loan and the Novo Nordisk Whole Loan) has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Companion Loan Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct

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the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that (x) with respect to each Non-Serviced Whole Loan other than the Greenwich Office Park Whole Loan (after the related Controlling Companion Loan Securitization Date) and the Novo Nordisk Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement and (y) with respect to the Greenwich Office Park Whole Loan (after the related Controlling Companion Loan Securitization Date) and the Novo Nordisk Whole Loan, no related borrower or property manager or affiliate thereof will be entitled to act as “Controlling Holder”.

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Companion Loan Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual conference calls with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special

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Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Future Funding. Solely with respect to the Novo Nordisk Whole Loan, the related loan agreement (the “Novo Nordisk Loan Agreement”) requires the holder of the Novo Nordisk Unfunded Companion Loan to make the following additional advances (which will correspondingly increase the outstanding principal balance of the Novo Nordisk Unfunded Companion Loan) to the related borrower if Novo Nordisk A/S exercises its option to lease certain expansion space:

(1)        up to $16,580,000 (the “Expansion Advance”) for the payment of certain leasing expenses, subject to the borrower’s satisfaction of certain conditions, including, but not limited to (i) there is no monetary default, material non-monetary default or event of default, (ii) Novo Nordisk A/S has elected to lease the 167,815 rentable square feet of space that Novo Nordisk A/S has the exclusive option to lease pursuant to its lease and (iii) delivery of an officer’s certificate certifying that such funds will be used only to pay (or reimburse borrower for) approved leasing expenses for such space; and

(2)        up to $23,000,000 (the “Earn-out Advance”) for the payment of certain earn-out payments that the parent of the borrower is obligated to make to the prior owner of the Novo Nordisk Mortgaged Property as certain expansion options are exercised as a form of deferred purchase price, subject to related borrower’s satisfaction of certain conditions, including, but not limited to (i) there is no monetary default, material non-monetary default or event of default and (ii) various lease expansion options are exercised within certain time frames.

The related borrower acknowledged in the Novo Nordisk Loan Agreement that only the holder of the Novo Nordisk Unfunded Companion Loan will be required to fund such future advances and that the failure of the holder of the Novo Nordisk Unfunded Companion Loan to make any future advance will not give rise to any right of offset or defense with respect to any of the borrower’s obligations under the other promissory notes evidencing the Novo Nordisk Whole Loan (the holders of all promissory notes evidencing the Novo Nordisk Whole Loan, the “Novo Nordisk Noteholders”).

In the Novo Nordisk Intercreditor Agreement, the holder of the Novo Nordisk Unfunded Companion Loan agreed to make all required future advances and to indemnify the other Novo Nordisk Noteholders, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, and the certificate administrator and the trustee under the related Non-Serviced PSA against any and all losses, claims, damages, costs, expenses and liabilities arising out of the Novo Nordisk Unfunded Companion Loan holder’s failure to make any required advances under the Novo Nordisk Loan Agreement, except to the extent that it is finally judicially determined that any losses, claims, damages, costs, expenses or liabilities resulted primarily from the bad faith or willful misconduct of the indemnified party.

So long as the obligation to make future advances has not been fully discharged, the Novo Nordisk Unfunded Companion Loan may only be transferred to (i) a transferee with (A) a long-term unsecured debt rating of at least “AA” or the equivalent from each rating agency then rating any Certificates or any certificates issued by any other applicable securitization trust holding any of the related Companion Loans and (B) a short-term unsecured debt rating of “P-1” or better by Moody’s or (ii) any other transferee if the Novo Nordisk Unfunded Companion Loan holder has

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received a Rating Agency Confirmation relating to such transfer and the corresponding confirmations with respect to any other applicable securitization trusts holding any of the related Companion Loans.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from UBS AG, New York Branch, Morgan Stanley Mortgage Capital Holdings LLC, Bank of America, National Association and Natixis Real Estate Capital LLC on the Closing Date; provided, that with respect to the Wolfchase Galleria Mortgage Loan, each of Morgan Stanley Mortgage Capital Holdings LLC and UBS AG, New York Branch will sell the depositor one of the two promissory notes comprising such Mortgage Loan. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

UBS AG

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated or acquired certain Mortgage Loans sold to the depositor by it. The 681 Fifth Avenue Whole Loan, representing approximately 9.7% of the Initial Pool Balance, was originated by UBS AG, New York Branch in conjunction with Citigroup Global Markets Realty Corp. The Wolfchase Galleria Whole Loan, representing approximately 8.5% of the Initial Pool Balance, was co-originated by UBS AG, New York Branch and Morgan Stanley Mortgage Capital Holdings LLC. The Falls Whole Loan, representing approximately 5.5% of the Initial Pool Balance, was originated by UBS AG, New York Branch in conjunction with Goldman Sachs Mortgage Company. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch has recently commenced originating commercial mortgage loans primarily for securitization or resale. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to this securitization, UBS Real Estate Securities Inc. (“UBSRES”), an

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indirect subsidiary of UBS AG, New York Branch, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $21,654,006,096 of multifamily and commercial mortgage loans through August 25, 2016. This securitization will be UBS AG, New York Branch’s third securitization, and UBS AG, New York Branch has previously securitized an aggregate of approximately $295,711,168 of multifamily and commercial mortgage loans.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed-rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to an MLPA, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus in Annex D-2), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as Mortgage Loan Seller. Notwithstanding any of the foregoing to the contrary, the Wolfchase Galleria Mortgage Loan was co-originated by MSMCH and UBS AG, New York Branch (each of MSMCH and UBS AG, New York Branch will sell to the depositor one of the two promissory notes comprising such Mortgage Loan) and only the portion of such Mortgage Loan being sold by UBS AG, New York Branch to the depositor will be a UBS AG, New York Branch Mortgage Loan. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the MLPA, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third-party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan-level and property-level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

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A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Morgan Stanley & Co. LLC, on behalf of UBS AG, New York Branch engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;

●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.

Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated and in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material

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breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

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The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of

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the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

Litigation

UBS AG, New York Branch and UBSRES are currently engaged in litigation with respect to various legacy residential mortgage-backed securities transactions. Some litigants are seeking the repurchase of mortgage loans by UBSRES from certain residential mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents. Other litigants are alleging violations of federal and/or state securities or common law for alleged misrepresentations and omissions in offering documents in connection with the issuance and/or distribution of residential mortgage-backed securities. No assurance can be given that one or more of the foregoing actions will not result in material liability to UBS AG, New York Branch.

Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch has no history as a securitizer prior to October 13, 2016. UBS AG, New York Branch’s Central Index Key is 0001685185. UBS AG, New York Branch has not yet filed a Form ABS-15G. UBS AG, New York Branch has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates expect to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—UBS AG” has been provided by UBS AG, New York Branch.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the mortgage loans that MSMCH is contributing to this securitization (the “MSMCH Mortgage Loans”), representing approximately 27.1% of the Initial Pool Balance, which MSMCH will acquire on or prior to the Closing Date and contribute to this securitization; provided, that the Wolfchase Galleria Mortgage Loan was co-originated by MSMCH and UBS AG, New York Branch (each of MSMCH and UBS AG, New York Branch will sell to the depositor one of the two promissory notes comprising such Mortgage Loan) and only the portion of such Mortgage Loan being sold by MSMCH to the depositor will be an MSMCH Mortgage Loan. Morgan Stanley Bank is also the holder of one or more of the 191 Peachtree Companion Loans and the Wolfchase Galleria Companion Loans. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley Capital I Inc., the depositor, and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

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As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ,” “HQ” and “TOP,” typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by MSMCH for the five years ending on December 31, 2015.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9
Year ending December 31, 2011	4.7	2.9	0.0	2.9
(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to September 30, 2016, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $32,030,878,430.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this

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general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements,” “—Zoning and Land Use,” “—Title Insurance Policy,” “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

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Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

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●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount

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could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

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None of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. Morgan Stanley & Co. LLC, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 to this prospectus and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

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For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the Wolfchase Galleria Mortgage Loan, co-originated with UBS AG, New York Branch) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing October 1, 2013 and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The most recent Form ABS-15G filed by MSMCH was filed on August 11, 2016. The Central Index Key Number of MSMCH is 0001541557.

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Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		3	92,164,462		0	-		0	-		1	81,000,000		1	-		1	11,164,462
(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from October 1, 2013 to September 30, 2016.

(6)	Includes demands received during and prior to the reporting period from October 1, 2013 to September 30, 2016 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from October 1, 2013 to September 30, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the September 2016 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower

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payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the September 2016 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

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Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, any of MSMCH, Morgan Stanley Bank and their affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Bank of America, National Association

Bank of America, National Association (“Bank of America”), a national banking association, is a subsidiary of Bank of America Corporation.

Bank of America is engaged in a general consumer banking and commercial banking business. Bank of America is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2011	2012	2013	2014	2015	As of 9/30/2016
Multifamily	$ 9,700,000	$ 8,050,000	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 62,668,000
Office	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,863,491,000	1,048,957,250
Retail	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	1,254,393,252	520,525,000
Industrial	270,870,000	110,780,000	46,200,000	31,185,000	1,342,375,000	71,937,500
Manufactured Housing	65,835,000	150,225,000	365,593,000	87,111,250	116,618,625	18,150,000
Self Storage	132,535,000	173,810,000	140,247,500	93,095,000	546,593,750	96,250,000
Lodging	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	2,241,228,600	26,625,000
Mixed Use	10,000,000	0	79,242,199	144,100,000	147,725,000	8,500,000
Other	0	0	0	69,930,000	0	150,000,000
Total	$ 2,227,196,000	$ 4,999,829,000	$ 6,287,108,854	$ 7,167,129,593	$ 8,617,015,227	$ 2,003,612,750

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview. Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank

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of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2 to this prospectus.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

●	rent roll;

●	existing mortgage verification;

●	credit references;

●	certified financial statements for mortgagor and borrower principals;

●	tenant/resident leases;

●	ground leases;

●	property operating statements;

●	real estate tax bills;

●	purchase contract (if applicable);

●	appraisal;

●	engineering report;

●	seismic report (if applicable);

●	environmental report;

●	site plan;

●	certificate of occupancy;

●	evidence of zoning compliance;

●	insurance policies;

●	borrower structure/authority documents; and

●	underwriting evaluation.

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In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or

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hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12th) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12th) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

●	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

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For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

●	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known

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or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

●	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

●	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

The 101 Hudson Street Mortgage Loan. The 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, was originated in conjunction with Wells Fargo Bank, National Association and Barclays Bank PLC.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above.  In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.  Except as discussed in the next succeeding paragraph, none of the Bank of America Mortgage Loans was originated (or, with respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, originated in conjunction with one or more third parties) with any material exceptions to Bank of America's underwriting guidelines described above.

See “Description of the Mortgage Pool —Exceptions to Underwriting Guidelines” with respect to the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance which describes the analysis regarding two tenants partially not in occupancy, but were underwritten as occupied.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America

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determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

●	certain information from the related mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. Morgan Stanley & Co. LLC, on behalf of Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

●	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

●	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1 to this prospectus, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the

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originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated (or, in the case of the 101 Hudson Street Mortgage Loan, representing 4.5% of the Initial Pool Balance, originated in conjunction with one or more third parties) in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. Bank of America will perform a review of any Bank of America mortgage loan that it elects to substitute for a Bank of America mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Bank of America, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Bank of America may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Bank of America and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Bank of America to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The following table sets forth, for the period commencing October 1, 2013, and ending September 30, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from July 1, 2016, through September 30, 2016, was set forth in a Form ABS-15G filed by Bank of America on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113.

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Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	23,288,901	89.72	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	2,668,138	10.28	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,412,722,169	74.11	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	341,057,969	17.89	1	4,200,000	0.22	0	0	0.00	0	0	0.00	1	4,200,000	0.22	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	81,364,189	4.27	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	71,088,029	3.73	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

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Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	1,431,806,836	40.83	1	8,220,279	0.23	0	0	0.00	0	0	0.00	1	8,220,279	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,318,948,570	37.61	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	453,199,789	12.92	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	302,992,973	8.64	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,065,717,567	95.22	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	53,487,476	4.78	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	6,558,342,607		2	12,420,279		0	0		0	0		4	12,420,279		375	0		0	0

(1)	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

(2)	Reflects assets subject to demands to repurchase or replace that were received during the period from October 1, 2013 to September 30, 2016. Activity with respect to demands received during and, if applicable, prior to such period ended September 30, 2016, is reflected elsewhere in this table. If an asset changed status during such period ended September 30, 2016, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(3)	Reflects assets that were repurchased or replaced during the period from October 1, 2013 to September 30, 2016. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

(4)	Includes assets for which any of the following situations apply as of September 30, 2016:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by September 30, 2016;

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b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from October 1, 2013 to September 30, 2016.

(5)	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended September 30, 2016.

(6)	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of September 30, 2016.

(7)	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2016, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

(8)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on November 8, 2016. The Central Index Key Number of Bank of America is 0001102113.

(9)	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on November 2, 2016. The Central Index Key Number of BAMLCM is 0001005007.

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Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, Bank of America or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Natixis Real Estate Capital LLC

General

Natixis Real Estate Capital LLC, a Delaware limited liability company (“NREC”), a sponsor and a mortgage loan seller, is an affiliate of Natixis Securities Americas LLC, one of the Underwriters. NREC is a wholly owned subsidiary of Natixis North America LLC, which is itself a wholly owned subsidiary of Natixis S.A., a fully licensed bank under French law (“Natixis”). The executive offices of NREC are located at 1251 Avenue of the Americas, New York, New York 10020.

Natixis is the corporate, investment and financial services arm of Groupe BPCE, the second largest banking group in France. Natixis has three core businesses: wholesale banking (which includes advisory, capital markets, finance and global transaction banking), investment solutions (which includes asset management, insurance, private banking and private equity) and specialized financial services (which includes factoring, sureties and financial guarantees, leasing, consumer finance, film industry financing, employee savings schemes, payments and securities services). Natixis, which is based in France, does business internationally.

NREC is a full-service commercial real estate lender that has been principally engaged in originating, purchasing and securitizing commercial mortgage loans. NREC also provides warehouse and repurchase financing to mortgage lenders and purchases closed, first- and subordinate-lien commercial mortgage loans for securitization or resale, or for its own investment.

NREC’s Commercial Real Estate Securitization Program

One of NREC’s primary businesses is the underwriting and origination of mortgage loans secured by commercial or multifamily properties for NREC’s securitization program. NREC, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1999 and securitizing commercial mortgage loans in the same year. As of November 10, 2016, the total amount of commercial mortgage loans originated by NREC and its predecessors is in excess of $36.8 billion and the total amount of these loans that were securitized is in excess of $19.0 billion.

The commercial mortgage loans originated by NREC include both fixed- and floating-rate loans. NREC primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. NREC originates loans throughout the United States.

NREC originates or acquires, including from its own affiliates, mortgage loans and, together with other sponsors or loan sellers, participates in the securitization of those loans by transferring them to a depositor, which in turn transfers them to the issuing entity for the securitization. In coordination with Natixis Securities Americas LLC, and with other underwriters, NREC works with rating agencies, investors, loan sellers and servicers in structuring the securitization transaction. NREC currently acts as sponsor and mortgage loan seller in transactions in which other entities act as sponsors, loan sellers and/or depositors. Neither NREC nor any of its affiliates currently act as servicer of the mortgage loans in its securitizations.

Pursuant to a MLPA, NREC will make certain representations and warranties, subject to certain exceptions set forth therein (and attached as Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “NREC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject NREC Mortgage Loan or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, substitute another mortgage loan or make a Loss of Value Payment, as the case may be. The depositor will assign its rights under each MLPA to the issuing entity. In addition, NREC has agreed to indemnify the depositor, the Underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates.

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Review of NREC Mortgage Loans

Overview. NREC, in its capacity as the sponsor of the NREC Mortgage Loans, has conducted a review of the NREC Mortgage Loans in connection with the securitization described in this prospectus. The review of the NREC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of NREC’s affiliates (the “NREC Deal Team”). The review procedures described below were employed with respect to all of the NREC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the NREC Deal Team created a database of loan-level and property-level information relating to each NREC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the NREC originators during the underwriting process. After origination of each NREC Mortgage Loan, the NREC Deal Team updated the information in the database with respect to the NREC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the NREC Deal Team.

A data tape (the “NREC Data Tape”) containing detailed information regarding each NREC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The NREC Data Tape was used by the NREC Deal Team to provide certain numerical information regarding the NREC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Morgan Stanley & Co. LLC, on behalf of NREC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by NREC, relating to information in this prospectus regarding the NREC Mortgage Loans. These procedures included:

●	comparing certain information in the NREC Data Tape against various source documents provided by NREC that are described above under “—Database”;

●	comparing numerical information regarding the NREC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the NREC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the NREC Mortgage Loans disclosed in this prospectus.

Legal Review. NREC engaged various law firms to conduct certain legal reviews of the NREC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each NREC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from NREC’s standard form loan documents. In addition, origination counsel for each NREC Mortgage Loan reviewed NREC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the NREC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain NREC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the NREC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the NREC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each NREC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each NREC Mortgage Loan originated by NREC or its affiliates, NREC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries set forth under “Annex A-3—Summaries of the Fifteen Largest Mortgage Loans—Fairfield Inn Times Square Fee” and “—Plaza Mexico – Los Angeles” in this prospectus, based on their respective reviews of pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any NREC Mortgage Loan, NREC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. NREC conducted a search with respect to each borrower under a NREC Mortgage Loan to determine

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whether it filed for bankruptcy after origination of the NREC Mortgage Loan. If NREC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a NREC Mortgage Loan, NREC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The NREC Deal Team also consulted with the NREC originators to confirm that the NREC Mortgage Loans were originated in compliance with the origination and underwriting criteria, as well as to identify any material deviations from those origination and underwriting criteria, described under “—NREC’s Underwriting Standards—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, NREC determined that the disclosure regarding the NREC Mortgage Loans in this prospectus is accurate in all material respects. NREC also determined that the NREC Mortgage Loans were originated in accordance with NREC’s origination procedures and underwriting criteria. NREC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

NREC’s Underwriting Standards

General. Mortgage Loans originated by NREC generally are originated in accordance with the underwriting guidelines described below. Each lending situation is unique, however, and the facts and circumstances that surround a mortgage loan, such as the type, quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the guidelines below are applied to a specific loan. The underwriting criteria are general and, in many cases, exceptions to one or more of the guidelines may be approved. For example, if a mortgage loan exhibits any one of the following characteristics, variances from the general guidelines described below may be considered acceptable under the circumstances: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan. Accordingly, no representation is made that every mortgage loan will comply in all respects with the guidelines described below.

Loan Analysis. The NREC credit underwriting team for each mortgage loan is required to conduct a review of the related mortgaged property, generally including an analysis of the historical property operating statements, rent rolls, current and historical real estate taxes, and a review of tenant leases. The credit of the borrower and certain key principals of the borrower are examined for financial strength and character. This analysis generally includes a review of historical financial statements, which are generally unaudited, historical income tax returns of the borrower and its principals, third-party credit reports, and judgment, lien, bankruptcy and pending litigation searches. Depending on the type of real property involved and other relevant circumstances, the credit of key tenants also may be examined as part of the underwriting process. Generally, a member of the NREC underwriting team visits the property for a site inspection to ascertain the overall quality and competitiveness of the property, including its physical attributes, neighborhood and market, accessibility, visibility and other demand generators.

Loan Approval. Prior to commitment, all mortgage loans to be originated by NREC must be approved by a loan committee comprised of senior real estate professionals from NREC and its affiliates. The loan committee may either approve a mortgage loan as recommended, request additional due diligence, modify the terms of a mortgage loan, or reject a mortgage loan.

Debt Service Coverage Ratio and Loan-to-Value Ratio. NREC’s underwriting guidelines generally require a debt service coverage ratio that is not less than 1.20x and a loan-to-value ratio that does not exceed 80%. However, exceptions to these guidelines may be approved based on the characteristics of the mortgage loan in question. For example, NREC may originate a mortgage loan with a lower debt service coverage ratio or a higher loan-to-value ratio based on the types of tenants and leases at the subject real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, NREC’s judgment of improved property performance in the future and/or other relevant factors. With respect to certain mortgage loans originated by NREC, there may exist subordinate debt secured by the related mortgaged property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account.

The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. Therefore, the debt service coverage ratio for each Mortgage Loan as reported in this prospectus, and in Annex A-1, Annex A-2 and Annex A-3 to this prospectus, may differ from the amount calculated at the time of origination. In addition, NREC’s underwriting guidelines generally permit a maximum amortization period of 30 years. However, certain mortgage loans originated by NREC may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. See “Description of the Mortgage Pool” in this prospectus.

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Escrow Requirements. NREC often requires a borrower to fund various escrows for taxes and insurance, and may also require reserves for deferred maintenance, re-tenanting expenses and capital expenses, in some cases only during periods when certain debt service coverage ratio tests are not satisfied. In some cases, NREC may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and NREC’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the borrower is permitted to post a letter of credit or guaranty, or provide periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed, in lieu of funding a given reserve or escrow. NREC conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by NREC.

Generally, NREC requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly, or (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Insurance. An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iii) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, if applicable) is obligated to maintain the insurance, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to,(i) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements or (ii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow.

●	Tenant Improvements/Leasing Commissions. In the case of retail, office and industrial properties, a tenant improvement/leasing commission reserve may be required to be funded either at loan origination or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, if (i) the tenant’s lease extends beyond the loan term, (ii) the rent for the space in question is considered below market, or (iii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses.

●	Deferred Maintenance. A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value, or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the

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environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the NREC Mortgage Loans, please see Annex A-1.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the NREC Mortgage Loans, NREC generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

●	Appraisals. NREC’s underwriting guidelines generally require an independent appraisal of the subject property in connection with the origination of a mortgage loan, and that such appraisal be performed by a certified appraiser who is certified within the state in which the property is located. In addition, the guidelines require that those appraisals comply with the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989.

●	Environmental Assessments. NREC may require a Phase I environmental assessment with respect to the real property for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, NREC may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, NREC might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water may be conducted only at multifamily rental properties and only when NREC or the environmental consultant believes that special circumstances warrant such an analysis. Depending on the findings of the initial environmental assessment, NREC may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the subject real property.

●	Engineering Assessment. In connection with the origination process, NREC may require that an engineering firm inspect the real property for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, NREC will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all mortgaged properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination process, NREC generally examines whether the use and operation of the subject properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of the mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted non-conforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, NREC will consider whether:

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by NREC to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in NREC’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance.

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Exceptions. None of the NREC Mortgage Loans were originated with any material exceptions from NREC’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which NREC securitized commercial mortgage loans (“NREC Loans”) contain covenants requiring the repurchase or replacement of an underlying NREC Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by NREC, which activity occurred during the period from October 1, 2013 to September 30, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

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Name of Issuing Entity	Check if Registered	Name of Originator	Total Assets in ABS by Originator(1)			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced(1)			Assets Pending Repurchase or Replacement (within cure period)(2)(3)			Demand in Dispute(2)(3)			Demand Withdrawn(2)			Demand Rejected(2)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class Commercial Mortgages

Wells Fargo Commercial Mortgage Trust 2015-NXS2, Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(4)	39 loans & 42 mortgaged properties	503,900,454	55.1% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0.00	0	0.00	1 loan (#8 in the pool)	23,000,000	2.5% of pool	1 loan (#8 in the pool)	23,000,000	2.5% of pool	0	0.00	0.00	0	0.00	0.00

(1)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(2)	Reflects the number of loans, outstanding principal balance and approximate percentage of principal balance as of September 30, 2016. (For columns m-x)

(3)	Includes assets that are subject to a demand and within the cure period, but where (i) no decision has yet been made to accept or contest the demand or (ii) the demand request is in dispute. (For columns m-r)

(4)	Rialto Capital Advisors, LLC, as special servicer for loan #8, claimed that NREC breached the representations and warranties made in the mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of the loan. The special servicer is continuing to pursue its demand.

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NREC most recently filed a Form ABS-15G with the SEC pursuant to Rule 15Ga-1 under the SEC on April 28, 2016. Forms ABS-15G are available electronically through the SEC’s EDGAR system. NREC’s Central Index Key number is 0001542256.

Retained Interests in This Securitization

Neither NREC nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, NREC or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Natixis Real Estate Capital LLC” has been provided by NREC.

The Originators

UBS AG, New York Branch, Morgan Stanley Bank, N.A., Bank of America and Natixis Real Estate Capital LLC are referred to in this prospectus as “originators”.

UBS AG, New York Branch originated (or, with respect to the Wolfchase Galleria Mortgage Loan, representing approximately 8.5% of the Initial Pool Balance, co-originated with Morgan Stanley Bank, N.A.) all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing approximately 40.0% of the Initial Pool Balance. In addition, (i) the 681 Fifth Avenue Mortgage Loan, representing approximately 9.7% of the Initial Pool Balance, is part of a Whole Loan that was originated by UBS AG, New York Branch in conjunction with Citigroup Global Markets Realty Corp. and (ii) The Falls Mortgage Loan, representing approximately 5.5% of the Initial Pool Balance, is part of a Whole Loan that was originated by UBS AG, New York Branch in conjunction with Goldman Sachs Mortgage Company.

Morgan Stanley Bank, an affiliate of MSMCH, originated (or, with respect to Wolfchase Galleria, representing approximately 8.5% of the Initial Pool Balance, co-originated with UBS AG, New York Branch) all of the mortgage loans with respect to which MSMCH is acting as the mortgage loan seller, representing approximately 22.8% of the Initial Pool Balance.

Bank of America originated all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing in the aggregate approximately 14.9% of the Initial Pool Balance. In addition, the 101 Hudson Street Mortgage Loan, representing approximately 4.5% of the Initial Pool Balance, is part of a Whole Loan that was originated by Bank of America in conjunction with Wells Fargo Bank, National Association and Barclays Bank PLC.

NREC originated all of the mortgage loans with respect to which it is acting as the mortgage loan seller, representing in the aggregate approximately 13.8% of the Initial Pool Balance.

The Depositor

Morgan Stanley Capital I Inc., the depositor, is a direct wholly owned subsidiary of Morgan Stanley and was incorporated in the State of Delaware on January 28, 1985. Our principal executive offices are located at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000. The depositor does not have, nor is it expected in the future that it will have, any significant assets and it is not engaged in any activities except those related to the securitization of assets.

The depositor was formed for the purpose of acting as a depositor in asset backed securities transactions. During the period commencing January 1, 2000 and terminating September 30, 2016, the depositor acted as depositor with respect to multifamily, commercial and manufactured housing community mortgage loan securitization transactions, in an aggregate amount of approximately $108,065,592,000. Generally, MSMCH (or its predecessor) has acted as a sponsor or co-sponsor of such transactions and contributed a substantial portion of the mortgage loans in such transactions, with the remainder having been contributed by numerous other mortgage loan sellers. The depositor has also acted as depositor with respect to numerous securitizations of residential mortgage loans.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is

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not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Exchange Act, (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing, or contracting with the master servicer to sign, any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The Issuing Entity

The issuing entity, Morgan Stanley Capital I Trust 2016-UBS12 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA. Wells Fargo Bank is also the master servicer and custodian under (i) the MSBAM 2016-C31 PSA, pursuant to which the Vintage Park Whole Loan and the Huntington Center Whole Loan are serviced, (ii) the WFCM 2016-NXS6 PSA, pursuant to which the Novo Nordisk Whole Loan is serviced and (iii) the MSC 2016-BNK2 PSA, pursuant to which the 101 Hudson Street Whole Loan is serviced.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank

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provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The other transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2016, Wells Fargo Bank was acting as trustee on approximately 357 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $138 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the grantor trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the Mortgage Files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the Mortgage Files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each Mortgage File in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error. The distributions were made to investors the following day.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of

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alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions, and these cases have been consolidated before the same judge. A similar case was filed in New York state court by a different investor. On January 19, 2016, an order was entered in connection with the Complaint in which the United States District Court for the Southern District of New York declined to exercise jurisdiction over 261 RMBS trusts at issue in the Complaint; the District Court also allowed all plaintiffs to file amended complaints if they so choose, and three amended complaints have been filed. On March 28, 2016, the plaintiffs filed a new complaint in state court in San Francisco with regard to the trusts that had been dismissed in the District Court’s January 19 Order; that action was dismissed on September 28, 2016 and the court held that any claims relating to the trusts at issue must be filed in New York state court. Motions to Dismiss all of the actions are pending.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading has been provided by Wells Fargo Bank.

The responsibilities of the trustee and the certificate administrator are set forth in the PSA. A discussion of the role of the trustee and the certificate administrator and their continuing duties, including: (1) any actions required by the trustee or the certificate administrator, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s or the certificate administrator’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee or the certificate administrator, as the case may be, to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s or the certificate administrator’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee or from one certificate administrator to another certificate administrator, as the case may be, will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, the trustee and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each of the trustee and the certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the trustee and certificate administrator are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the trustee and certificate administrator with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), will be the master servicer and in this capacity will be responsible for the servicing and administration of the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions will also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

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Midland is a real estate financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade CMBS by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., Morningstar Credit Ratings, LLC, DBRS, Inc. and Kroll Bond Rating Agency, Inc. Midland has received the highest rankings as a master and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar, and the highest rankings as a special servicer of real estate assets under U.S. CMBS transactions from S&P and Morningstar. For each category, S&P ranks Midland as “Strong” and Morningstar ranks Midland as “CS1”. Fitch ranks Midland as “1” as a master servicer and as a primary servicer, and “2+” as a special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland's servicing agreements, including procedures for managing delinquent and special serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore Midland's disaster recovery plan is reviewed annually.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time, Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service Mortgage Loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the Certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of September 30, 2016, Midland was master and/or primary servicing approximately 28,725 commercial and multifamily mortgage loans with a principal balance of approximately $385 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 9,634 of such loans, with a total principal balance of approximately $144 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2013 to 2015.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
CMBS	$141	$157	$149
Other	$167	$179	$255
Total	$308	$336	$404

As of September 30, 2016, Midland was named the special servicer in approximately 237 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $116 billion. With

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respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 75 assets with an outstanding principal balance of approximately $596 million.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2013 to 2015.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2013	2014	2015
Total	$70	$85	$110

Pursuant to certain interim servicing agreements between UBS AG, New York Branch, Natixis Real Estate Capital LLC and certain of their affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans to be contributed to this securitization by UBS AG, New York Branch and NREC.

Pursuant to an interim servicing agreement between Midland, on the one hand, and MSMCH and/or certain of its affiliates, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans that are not included in the Mortgage Pool.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the Trust. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the Trust as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

Midland anticipates acquiring the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the mortgage loans sold to the depositor by the mortgage loan sellers pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus (i) any primary servicing fee rate payable to a third-party primary servicer and (ii) 0.0025%, but which may be reduced under certain circumstances as provided in the PSA.

The information set forth above under this heading “Transaction Parties—The Master Servicer” concerning Midland and its affiliates has been provided by Midland.

The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer’s obligation to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause” and “—Resignation of the Master Servicer and Special Servicer”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be the special servicer under the PSA and in such capacity is expected to be responsible for the servicing and administration of the Specially Serviced Loans and related REO Properties, and in certain circumstances, will review, evaluate and provide or

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withhold consent as to certain Major Decisions and Special Servicer Decisions and other transactions (to the extent permitted pursuant to the terms of the PSA) in respect of certain Specially Serviced Loans and non-Specially Serviced Loans (other than a Non-Serviced Mortgage Loan) and with respect to certain Mortgage Loans or Serviced Whole Loans, in each case pursuant to the PSA.

Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.8 billion of equity under management, and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage-backed securities, three of such funds are focused on investments in commercial mortgage-backed securities and the other two funds and the separately managed account are focused on mezzanine debt and credit investments. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the FDIC. RCM was also a sub-advisor and investor in an approximately $4.6 billion Public Private Investment Fund with the U.S. Department of the Treasury, which was liquidated in October of 2012.

RCM has underwritten and purchased, primarily for the Funds, over $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 65 different securitizations totaling approximately $71.9 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, Florida and North Carolina. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, Rialto and its affiliates were actively special servicing over 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for approximately 900 portfolio REO assets with a principal balance of approximately $1.4 billion.

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Rialto is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,037 assets with an original principal balance at securitization of approximately $73 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land. The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$126.9 million	$141.9 million	$325 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA or the MSBAM 2016-C31 PSA for assets of the same type included in this securitization transaction. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA or the MSBAM 2016-C31 PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA or the MSBAM 2016-C31 PSA.

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There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class F and Class G Certificates and may purchase the Class X-E, Class X-F, Class X-G, Class E and Class V Certificates and (b) RREF III Debt AIV, LP. RREF III Debt AIV, LP or an affiliate is expected to be appointed as the initial directing certificateholder.

Rialto Capital Advisors, LLC is expected to act as the special servicer, and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

In addition, Rialto Capital Advisors, LLC is currently the special servicer under the MSBAM 2016-C31 PSA, pursuant to which the Vintage Park Whole Loan and the Huntington Center Whole Loan are currently serviced.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Except as described above, neither Rialto nor any of its affiliates will retain any other certificates issued by the issuing entity. However, from time to time, Rialto and/or its affiliates may purchase other securities, including certificates in this offering, including in the secondary market. Any such party will have the right to dispose of such securities at any time.

The foregoing information set forth under this subheading “—The Special Servicer” concerning the special servicer and its affiliates has been provided by Rialto.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

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Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $92.299 billion issued in 90 transactions.

As of September 30, 2016, Park Bridge Lender Services was acting as asset representations reviewer for 22 CMBS transactions with an approximate aggregate initial principal balance of $17.66 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of its respective obligations specifically imposed on it by the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12, will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The certificates will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class V and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

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Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown under “Summary of Certificates.”

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates set forth next to such class of Class X Certificates (each such class of Principal Balance Certificates, with respect to the related class of Class X Certificates, an “Underlying Class”).

Class of Class X Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
Class X-B	Class A-S, Class B and Class C
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

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The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)    all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

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(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)   prior to the Cross-Over Date

(a)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)  to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)  to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)  to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)  to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero, and

(f)  to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero and

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(ii)   on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

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Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-fifth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class V and Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate with respect to each class of Principal Balance Certificates for any Distribution Date will be equal to one of the following: (i) a fixed rate per annum, (ii) a variable rate per annum equal to the WAC Rate for the related Distribution Date, (iii) a variable rate per annum equal to the lesser of (a) a fixed rate and (b) the WAC Rate for the related Distribution Date or (iv) a variable rate per annum equal to the WAC Rate for the related Distribution Date minus a specified percentage.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through

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Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for each class of Class X Certificates (other than the Class X-A and Class X-B certificates) for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for that Distribution Date, over (b) the Pass-Through Rate for such Distribution Date on the class of Principal Balance Certificates that, with the addition of “X-,” has the same alphabetical designation as such Class of Class X Certificates.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to an ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.00250% per annum with respect to each of the Vintage Park Mortgage Loan and the Huntington Center Mortgage Loan, (ii) 0.00250% per annum with respect to the 101 Hudson Street Mortgage Loan and (iii) 0.00250% per annum with respect to the Greenwich Office Park Mortgage Loan (after the related Controlling Companion Loan Securitization Date), and (iv) 0.00250% per annum with respect to the Novo Nordisk Mortgage Loan.

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Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)    the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period

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ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee and any related Pari Passu Loan Primary Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)    the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

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(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)    the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and any related Pari Passu Loan Primary Servicing Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

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With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to each ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

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Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First or Second, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (a) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (b) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (ii) any accrued and unpaid interest (exclusive of default interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and

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as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will pay to the holders of each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class E and the Control Eligible Certificates) for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Class(es) of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-G certificates, in an amount equal to the portion of the Class X YM Distribution Amount remaining after the distributions to the holders of the Class X-A, Class X-B, Class X-D, Class X-E and Class X-F certificates.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Class E and the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Subordinate Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the Class X-E and Class X-F certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Classes of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Subordinate Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-G certificates, in an amount equal to the portion of the Class X YM Subordinate Distribution Amount remaining after the distributions to the holders of the Class X-E and Class X-F certificates.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between

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(i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to both the mortgage interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates is set forth under “Summary of Certificates” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

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In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)    the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master

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servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, and second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Certificates (other than the Class X Certificates), for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of such Senior Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of such Senior Certificates, the percentage interest in the issuing entity evidenced by such Senior Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to such Senior Certificates by the Subordinate Certificates.

Following retirement of the Senior Certificates (other than the Class X Certificates), the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans immediately following such Distribution Date

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is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses to the respective classes of Subordinate Certificates in reverse order of alphabetical designation, in each case until the Certificate Balance of the subject class is reduced to zero. Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or

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required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)        a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)        a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)        a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)        a CREFC® advance recovery report;

(5)        a CREFC® total loan report;

(6)        a CREFC® operating statement analysis report;

(7)        a CREFC® comparative financial status report;

(8)        a CREFC® net operating income adjustment worksheet;

(9)        a CREFC® real estate owned status report;

(10)      a CREFC® servicer watch list;

(11)      a CREFC® loan level reserve and letter of credit report;

(12)      a CREFC® property file;

(13)      a CREFC® financial file;

(14)      a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)      a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the special servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, is also required to prepare the following for each related Mortgaged Property or such REO Property, as applicable:

●	within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending March 31, 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a

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Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List); and

●	within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Pari Passu Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, with respect to a Borrower Party that is the special servicer, the special servicer will covenant in the PSA not to view or otherwise retrieve any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan. The certificate administrator will agree in the PSA not to restrict access by the special servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or the holder of a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings

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have been commenced against the equity collateral pledged to secure the related mezzanine loan, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or mezzanine lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. It is expected that there will be no Excluded Loans as of the Closing Date with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or

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waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

o	this prospectus;

o	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

o	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

o	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

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●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

o	the Distribution Date Statements;

o	the CREFC® bond level files;

o	the CREFC® collateral summary files;

o	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

o	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

o	the summary of any Final Asset Status Report as provided by the special servicer; and

o	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

o	any appraisals delivered in connection with any Asset Status Report; and

o	the CREFC® Appraisal Reduction Template;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

o	notice of any release based on an environmental release under the PSA;

o	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

o	notice of final payment on the certificates;

o	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

o	any notice of resignation or termination of the master servicer or special servicer;

o	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

o	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

o	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

o	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

o	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

o	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

o	any notice of the termination of the issuing entity;

o	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

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o	any notice of the occurrence of an Operating Advisor Termination Event;

o	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

o	any Proposed Course of Action Notice;

o	any assessment of compliance delivered to the certificate administrator;

o	any Attestation Reports delivered to the certificate administrator; and

o	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”; and

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded Loan.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party via the certificate administrator’s website because of such party’s Excluded Controlling Class Holder status, such party will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the

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website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may each provide certain of the reports or, with respect to a

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Controlling Class Certificateholder, will be required to provide access to the reports available as set forth above. The master servicer and the special servicer may each also deliver certain other information received by it to any Certificateholder or Certificate Owner that requests reports or information. However, each of the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)        2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)        in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance of such class, and the denominator of which is equal to the aggregate Certificate Balance of all classes of the Principal Balance Certificates, in each case determined as of the prior Distribution Date (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, such numerator and denominator will take into account any notional reduction in the Certificate Balance of any class of Principal Balance Certificates for Cumulative Appraisal Reduction Amounts allocated to such class).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class V certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or

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prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing

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Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or

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the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – MSC 2016-UBS12

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders.

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Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor. For purposes of each of the MSMCH and UBS AG, New York Branch MLPAs, the Wolfchase Galleria Mortgage Loan shall constitute a “Mortgage Loan” under such MLPA only to the extent of the portion thereof to be sold to the depositor by MSMCH or UBS AG, New York Branch, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the “Mortgage File” (as defined in Annex F) with respect to each Mortgage Loan (except that the Mortgage File with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) may, under certain circumstances, be held by the custodian under the related Non-Serviced PSA with various assignments running in favor of the Non-Serviced Trustee instead of the trustee for this securitization transaction).

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means, with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;

(ii)	the Mortgage, together with any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

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(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	all related environmental reports; and

(xiv)	all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

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(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of the organizational documents of the related mortgagor and any guarantor;

(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following:

(x)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)        cure such Material Defect in all material respects, at its own expense,

(B)        repurchase the affected Mortgage Loan (or, in the case of the Wolfchase Galleria Mortgage Loan, the applicable portion thereof) or successor REO Loan at the Purchase Price, or

(C)        substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan (or, in the case of the Wolfchase Galleria Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution;

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provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan, if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will be required to promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the Wolfchase Galleria Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become

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not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the Wolfchase Galleria Mortgage Loan, the Purchase Price for each of the applicable mortgage loan sellers will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Distribution Date in December 2049, (iv) original and current loan-to-value ratios not higher than the current loan-to-value ratio of the substituted Mortgage Loan, (v) a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan, (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trust under the PSA for any uncured Material Defect; provided, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach

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within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or related portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

In addition, with respect to a Material Defect related to the Wolfchase Galleria Mortgage Loan, representing approximately 8.5% of the Initial Pool Balance, which was co-originated by MSMCH and UBS AG, New York Branch, each of MSMCH and UBS AG, New York Branch will only be obligated to take the remedial actions described above with respect to its 50% interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one of MSMCH and UBS AG, New York Branch will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. Each of MSMCH and UBS AG, New York Branch will be the mortgage loan seller with respect to a 50% interest in the Wolfchase Galleria Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in the such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan shall be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Serviced Pari Passu Companion Loan” with respect such Mortgage Loan, such Mortgage Loan and Serviced Pari Passu Companion Loan will be deemed to constitute a Serviced Pari Passu Whole Loan, and the related mortgage loan documents will be deemed to constitute the Intercreditor Agreement related thereto, (ii) the entire Mortgage Loan will continue to be serviced and administered under the PSA, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the Mortgage Loan from time to time will be allocated pursuant to the related mortgage loan documents between the issuing entity and the repurchasing mortgage loan seller and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly on each Distribution Date.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Pari Passu Companion Loans and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Properties will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan or any REO Property related to a Non-Serviced Mortgage Loan.

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The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Serviced Mortgage Loans, any related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan, any related REO Properties and any related Intercreditor Agreement are summarized under “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to a designated website within 60 days following the Closing Date, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Serviced Mortgage Loans, any related Serviced Pari Passu Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and any related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

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(A)           any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)           the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)           the obligation, if any, of the master servicer to make advances;

(D)           the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)           the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)           any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)           any option to purchase any Mortgage Loan or a related Companion Loan that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)           any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Pari Passu Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate equal to (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder prior to a Control Termination Event, the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may,

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except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below with respect to nonrecoverable Advances and other limited exceptions, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and, if applicable, Excess Interest) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any successor REO Loan as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

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Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA, and no Servicing Advances will be made with respect to any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer must deliver to any master servicer (and the special servicer, if specified in the related Intercreditor Agreement) under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan has been deposited, and, with respect to each Non-Serviced Mortgage Loan, the master servicer must deliver to the related Non-Serviced Master Servicer (and Non-Serviced Special Servicer, if specified in the related Intercreditor Agreement), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee (but this statement will not be construed to entitle the special servicer to reverse the determination of the master servicer or the trustee, or to prohibit the master servicer or the trustee from making a determination, that a P&I Advance or Servicing Advance would be a Nonrecoverable Advance). The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a

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determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, each of the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer or Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA or Intercreditor Agreement provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that is subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If an Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from Related Proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

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In connection with a potential election by the master servicer, the special servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the master servicer, the special servicer or the trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s decision to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for information regarding reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of

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the Collection Account, and deposit amounts collected in respect of any Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

On each Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date, and any Withheld Amounts to be deposited in the Interest Reserve Account in respect of the related Collection Period.

The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include various funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit into the Interest Reserve Account during the related interest period, in respect of any Mortgage Loan that accrues interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of such Mortgage Loan (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and, to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R Certificates.

The special servicer will also be required to establish one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

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Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting certain ratings and other requirements set forth in the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account (other than the Companion Distribution Account)) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA and any related Intercreditor Agreement for Advances made by any of them and interest thereon as described above under “—Advances”;

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)    to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

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(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “—Accounts”;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan will be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to Serviced Mortgage Loans that are not Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Any P&I Advance made with respect to a Serviced Pari Passu Mortgage Loan (and interest thereon) may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

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Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan or Serviced Pari Passu Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non-Serviced Mortgage Loan, the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Non-Serviced Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Specially Serviced Loan, the monthly portion of the annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Pari Passu Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan, in each case that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan or Serviced Pari Passu Companion Loan for so long as it remains a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and any related Serviced Pari	From any liquidation proceeds, insurance proceeds, condemnation proceeds and	Time to time

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	Passu Companion Loan, in each case that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	any other revenues received with respect to the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees actually collected on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Pari Passu Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Operating Advisor Fee Rate calculated on the Stated Principal Balance of each Serviced Mortgage Loan (excluding any Servicing Shift Mortgage Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan (excluding any Servicing Shift Mortgage Loan) or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the	Out of general collections on deposit in the Collection Account.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	(4)	Payable by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

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Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Pari Passu Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer and special servicer (and, solely with respect to certain indemnification expenses, operating advisor, certificate administrator and trustee) under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee that is equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

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Master Servicing Compensation

The fee of the master servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Pari Passu Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Loan, equal to (1) with respect to each Mortgage Loan, a per annum rate equal to the sum of 0.0025% per annum and the rate set forth on Annex A-1 under “Primary Servicing Fee Rate”, and (2) with respect to each Serviced Pari Passu Companion Loan, 0.0025% per annum; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Controlling Companion Loan Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be 0% per annum. The Servicing Fee payable to the master servicer with respect to each Serviced Pari Passu Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, with respect to each Serviced Mortgage Loan as additional servicing compensation, the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Serviced Mortgage Loans that are not Specially Serviced Loans and any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to such transactions, the consent and/or processing of the special servicer is not required for the related transaction and, in the event that the special servicer’s consent is required (including, without limitation, a modification, waiver, extension or amendment processed by the special servicer), then the master servicer will be entitled to 50% of such fees;

●	100% of all assumption application fees and other similar fees received on any Mortgage Loans (and any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer’s consent or approval is required (including, without limitation, an assumption, waiver, consent or other action processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan or related Serviced Pari Passu Companion Loan have been paid;

●	100% of charges collected by the master servicer for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Pari Passu Companion Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Pari Passu Companion Loans (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or

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certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Pari Passu Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Pari Passu Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Pari Passu Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or its sub-servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

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Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan or REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to a per annum rate of 0.25% or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, such higher rate as would result in a special servicing fee equal to $3,500 for such month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the special servicer as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (together with any related Serviced Pari Passu Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made) (except as specified

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in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of any Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)    (A) the repurchase of, or substitution for, any Mortgage Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase or exchange of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

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(ii)    100% of assumption application fees and other similar items as further described in the PSA, in each case received with respect to the Mortgage Loans for which the special servicer is processing the underlying assumption-related transaction,

(iii)    100% of assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees (other than assumption application fees and defeasance fees) paid by the related borrower,

(iv)    50% of all Excess Modification Fees and 50% of assumption fees, waiver fees, consent fees and earnout fees received with respect to all Serviced Mortgage Loans (and any related Serviced Pari Passu Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) that are not Specially Serviced Loans and for which the special servicer’s processing, consent or approval is required, and

(v)    late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding anything to the contrary, the special servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment Reserve Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including when such Non-Serviced Mortgage Loan has been transferred to special servicing thereunder). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan or any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of any Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

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The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that trustee fee will be paid by the certificate administrator from the Certificate Administrator/Trustee Fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will accrue at a rate equal to 0.00728% per annum (the “Certificate Administrator/Trustee Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) and any successor REO Loan, and will accrue at a rate equal to (i) 0.00227% per annum with respect to each such Mortgage Loan (other than any Mortgage Loan listed in the other clauses of this definition), (ii) 0.00352% per annum with respect to the 681 Fifth Avenue Mortgage Loan, (iii) 0.00352% per annum with respect to the 191 Peachtree Mortgage Loan, (iv) 0.00370% per annum with respect to the Wolfchase Galleria Mortgage Loan, (v) 0.00391% per annum with respect to The Orchard Mortgage Loan, (vi) 0.00447% per annum with respect to The Falls Mortgage Loan, and (vii) 0.00535% per annum with respect to the Federal Way Crossings I & II Mortgage Loan (in the case of each of clauses (i) through (vii) above, such rate will also be applicable to any successor REO Loan) (the “Operating Advisor Fee Rate”) on the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee

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will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will accrue at a rate equal to 0.00061% per annum (the “Asset Representations Reviewer Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to the sum of: (i) $15,000 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the special servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller, and the special servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price or Loss of Value Payment received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use its names and trademarks and the CREFC® Investor Reporting Package in connection with the servicing and administration of the issuing entity. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;

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(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan or related Companion Loan, 120 days after such uncured delinquency); and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event will occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal or conducts a valuation described below equal to the excess of

(a)	the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.     the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicers’ option either (i) by an MAI appraisal obtained by the special servicer (the cost of which will be paid by the master servicer as a Servicing Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

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c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and any Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (1) or clause (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect

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to the Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and second, to the Senior Certificates, pro rata based on their respective interest entitlements). See “—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the master servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the

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special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. The master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to a Non-Serviced Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, (i) Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., first, to Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates), and (ii) Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., to the Class G and Class F certificates, in that order).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event or Consultation Termination Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any Serviced Mortgage Loan, the special servicer will be required to use its reasonable best efforts to ensure that such appraisal is delivered within 30 days from receipt of the Requesting Holders’ written request and will be required to ensure that such appraisal is prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement)

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and the special servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans and for Cumulative Appraisal Reduction Amounts on Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to related REO Properties and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, that the master servicer will not be required to cause the borrower to maintain, and the special servicer will not be required to maintain, terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to such REO Properties), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined in accordance with the Servicing Standard. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property securing a Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially

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reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property with respect to a Serviced Mortgage Loan, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

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The master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy, and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance, by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Serviced Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties, as applicable. Any losses incurred due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the two immediately succeeding paragraphs, (i) the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and with respect to any Serviced Mortgage Loan or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan if the matter involves a Special Servicer Decision (other than the items listed in subclauses (A) and (B) of the ninth bullet of the definition of “Special Servicer Decisions”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) or a Major Decision, and (ii) the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Serviced Mortgage Loan or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan if the matter does not involve a Special Servicer Decision (other than the items listed in subclauses (A) and (B) of the ninth bullet of the definition of Special Servicer Decisions, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) or a Major Decision; provided that neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Pari Passu Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers or amendments that constitute Major Decisions or Special Servicer Decisions unless (x) the master servicer and the special servicer mutually agree that the master servicer will process such request and (y) the master servicer has received the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) within 15 business days (or such longer period provided under a related Intercreditor Agreement) after the special servicer’s receipt from the master servicer of its written recommendation and analysis with regard to such Major Decision or Special Servicer Decision and all information in the master servicer’s possession that is reasonably requested by the special servicer, in order to grant or withhold such consent with respect to such Major Decision or Special Servicer Decision.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision. However, regardless of whether the master servicer or the special servicer is required to process any request, any Special Servicer Decision or Major Decision

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will require the consent or approval of the special servicer (plus, if the special servicer is required to obtain the consent of a Serviced Companion Loan noteholder, any additional time afforded to such Serviced Companion Loan noteholder under the related Intercreditor Agreement).

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the master servicer or special servicer processes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the applicable party will be required to notify the special servicer (if such action is processed by the master servicer), the master servicer (if such action is processed by the special servicer), the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and only if a Consultation Termination Event has not occurred), and the 17g-5 Information Provider (which will be required to post such notice to the 17g-5 Information Provider’s website). The party processing such action will be required to deliver to the custodian, for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

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The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan, and such realized losses will be allocated among the various classes of Certificates in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan if the related matter does not constitute a Special Servicer Decision or a Major Decision) or the special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, that (i) with respect to such consent or waiver of rights that is a Major Decision, if such waiver is by the master servicer, the master servicer has obtained the consent of the special servicer (provided that such consent will be deemed given 15 business days (or 5 business days after the time period provided for in any related Intercreditor Agreement) after the special servicer’s receipt from the master servicer of its written recommendation and analysis with respect to such waiver and all information reasonably requested by the special servicer and in the possession of the master servicer, in order to grant or withhold consent with respect to such waiver), (ii) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder) and (iii) with respect to any Mortgage Loan that (A) represents at least 5% of the aggregate Certificate Balance of the Principal Balance Certificates, (B) has an unpaid principal balance that exceeds $35 million or (C) is one of the then current 10 largest mortgage loans or groups of cross-collateralized mortgage loans based on principal balance, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency and any applicable rating agency with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); however, no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance less than $5,000,000.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan if the related matter does not constitute a Special Servicer Decision or a Major Decision) or the special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that (i) with respect to such consent or waiver of rights that is a Major Decision, if such waiver is by the master servicer, the master servicer, prior to itself taking such an action, has obtained the consent of the special servicer (provided that such consent will be deemed given 15 business days (or 5 business days after the time period provided for in any related Intercreditor Agreement) after the special servicer’s receipt from the master servicer of its written recommendation and analysis with respect to such waiver and all information reasonably requested by the special servicer and in the possession of the master servicer

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in order to grant or withhold decision with respect to such waiver), (ii) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder, which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder) and (iii) with respect to any Mortgage Loan that (A) represents at least 5% of the aggregate Certificate Balance of the Principal Balance Certificates, (B) has an unpaid principal balance that exceeds $35 million or (C) is one of the then current 10 largest mortgage loans or groups of cross-collateralized mortgage loans based on principal balance, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, with respect to each Rating Agency and any applicable rating agency rating any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding anything to the contrary, the master servicer will be required to process, without any consent or consultation of the special servicer or the Directing Certificateholder, any due-on-sale or due-on-encumbrance related request with respect to a non-Specially Serviced Loan to the extent the requested action is not a Major Decision or Special Servicer Decision.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

“Special Servicer Decision” means any of the following with respect to a Mortgage Loan or a Serviced Whole Loan that is not otherwise a Major Decision:

●	approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment or other similar agreements for leases (other than, in each case, ground leases) in excess of the lesser of (y) 30,000 square feet of improvements at the related Mortgaged Property and (z) 30% of the net rentable area of the improvements at the related Mortgaged Property;

●	approving annual budgets for the related Mortgaged Property with material (more than 15%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

●	any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer, will not constitute a Special Servicer Decision); provided, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute a Special Servicer Decision, except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan);

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●	requests to incur additional debt in accordance with the terms of the applicable Mortgage Loan documents;

●	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

●	approving any transfer of an interest in the borrower under a Serviced Mortgage Loan, unless such transfer (i) is allowed under the terms of the related mortgage loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related mortgage loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

●	approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

●	approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

●	agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interests in the borrower or the existing collateral or material modifications of the existing collateral), (B) modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted, or (C) a modification that would permit a principal prepayment instead of defeasance if the related Mortgage Loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision; and

●	determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease.

With respect to the ninth bullet of this definition (1) the master servicer will be required to evaluate and process requests for any modifications described in sub-clauses (A) and (B) of such ninth bullet and obtain the consent or deemed consent of the special servicer as provided in the PSA and (2) the special servicer will be required to evaluate and process and/or consent to requests for any modifications described in subclause (C) of such ninth bullet.

Upon receiving a request for any matter that constitutes a Special Servicer Decision or a Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2018,

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unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be responsible for performing inspections in respect of the related Mortgaged Property pursuant to similar provisions in the related Non-Serviced PSA.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)        as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date, and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (who will be required to promptly forward such written evidence to the special servicer) or special servicer, within 60 days following the related maturity date, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan or a signed purchase agreement (which commitment or other similar refinancing documentation must be reasonably acceptable to the special servicer) (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment or other similar refinancing documentation to the other such party), which provides that such refinancing or sale will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, as to which such commitment or other similar refinancing documentation has been delivered will become a Specially Serviced Loan immediately (i) if, in the judgment of the special servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale or the related borrower fails to pay any

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Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or sale, (ii) if such refinancing or sale does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase agreement), or (iii) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur;

(2)        as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)        as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)        as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)        as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)        as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)        as to which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) at the Servicing Fee Rate.

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If the related Mortgaged Property is acquired in respect of any Mortgage Loan (or any related Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer (or, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Special Servicer) will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Serviced Mortgage Loan that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

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●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan (other than any Excluded Loan or Servicing Shift Mortgage Loan), if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Serviced Mortgage Loan (other than any Excluded Loan or (unless the Directing Certificateholder is entitled to exercise the consultation rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement) a Servicing Shift Mortgage Loan), so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received in response from the operating advisor or the Directing Certificateholder, to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holder(s) of the related Companion Loan(s), as a collective whole (taking into account the pari passu nature of such Companion Loan)), but the special servicer will be under no obligation to revise such Asset Status Report based on the input or comments of the operating advisor or Directing Certificateholder.

The special servicer will not be required to take or to refrain from taking any action because of a recommendation, objection or comment by the operating advisor.

With respect to each Non-Serviced Mortgage Loan and any Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer (or, with respect to each Servicing Shift Mortgage Loan prior to the related Controlling Companion Loan Securitization Date, the special servicer) with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then the special servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of

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sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3-year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located,

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tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances permitted under the related Intercreditor Agreement, be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement, the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if

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the related borrower has provided the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the special servicer); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person, then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment (but in all cases in accordance with the Servicing Standard), that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization

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of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan with respect to matters involving a Major Decision processed by such special servicer (other than, in each case, any Excluded Loan or Servicing Shift Mortgage Loan) or (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan as to all Major Decisions for which the master servicer must obtain the consent or deemed consent of the special servicer and (3) the special servicer with respect to all Mortgage Loans other than any Excluded Loan, for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan (other than an Excluded Loan or (unless the Directing Certificateholder is entitled to exercise the consultation rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement) a Servicing Shift Mortgage Loan), upon the occurrence of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

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The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts“ above), at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class G Certificates.

The “Control Eligible Certificates” will be any of the Class F and Class G Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class F certificateholders that are the Controlling Class Certificateholders may waive their rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below, and subject to the rights of the holder of the related Companion Loan under the related

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Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to a Mortgage Loan (to the extent the master servicer is responsible for processing the subject action as described in the final paragraph of this section), the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 15 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer and in the possession of the master servicer in order to grant or withhold consent with respect to such Major Decision, and (b) with respect to any Serviced Mortgage Loan (other than any Excluded Loan) or Serviced Whole Loan, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions (to the extent the special servicer is responsible for processing any such action as described in the final paragraph of this section), and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions, as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xi) below) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of the properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)    following a default or an event of default with respect to a Serviced Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)    any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than if otherwise required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, if lender consent or waiver is required, or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent or waiver of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(viii)    any property management company changes (with respect to a Serviced Mortgage Loan with a principal balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Serviced Mortgage Loan or Serviced Whole Loan, in each case, for which lender consent or approval is required under the Mortgage Loan documents);

(ix)    releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

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(x)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower, or guarantor releasing a borrower, or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)    any determination of an Acceptable Insurance Default;

(xii)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease is of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)    any modification, amendment or consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Serviced Mortgage Loan or a Serviced Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness; and

(xiv)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a "Major Decision" with respect to (i) any Specially Serviced Loan and (ii) any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) (unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request, in which case, the master servicer will process such request) and (b) the master servicer will process all requests for any matter that does not constitute a "Major Decision" or a “Special Servicer Decision” (other than the items listed in subclauses (A) and (B) of the ninth bullet of the definition of Special Servicer Decisions, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) with respect to any non-Specially Serviced Loan; provided, that with respect to any Non-Serviced Mortgage Loan, any action to be taken under the PSA with respect to such Non-Serviced Mortgage Loan, which action is equivalent to an action under clause (xiii) of the definition of “Major Decision,” will be processed by the special servicer as if it were a Major Decision under the PSA. Upon receiving a request for any matter that constitutes a Major Decision, except with respect to any such request relating to a non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with any special servicer, any Directing Certificateholder or the operating advisor.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described in and subject to the conditions set forth under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

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Control Termination Event and Consultation Termination Event

With respect to any Serviced Mortgage Loan (other than an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Serviced Mortgage Loan or Serviced Whole Loan.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be entitled to select (and, at any time, replace) an Excluded Special Servicer with respect to such Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will have any right to approve or be consulted with respect to asset status reports or Major Decisions.

A “Control Termination Event” will occur when (i) the Class F Certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class F Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class F

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Certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class F Certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event” and “Consultation Termination Event,” a Control Termination Event and a Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class F Certificates and the Class F Certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class F Certificates, the successor Class F certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class F certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class F Certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class F Certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class F certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any related Serviced Pari Passu Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder or the operating advisor, as applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations

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reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and Servicing Shift Mortgage Loan, the Directing Certificateholder will not be entitled to exercise the rights described above under “—Major Decisions” or “Pooling and Servicing Agreement—Asset Status Report” or replace the related special servicer with or without cause as described above under “—Replacement of Special Servicer”; however, such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or controlling Companion Loan holder.

With respect to each Non-Serviced Whole Loan, the issuing entity, as the holder of the related Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to such Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such rights. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.

With respect to each Servicing Shift Whole Loan (on and after the related Controlling Companion Loan Securitization Date), the issuing entity, as holder of the related Mortgage Loan, will have similar consultation rights and rights to consent to a sale of such Whole Loan, and the Directing Certificateholder will be entitled to exercise such rights under the same circumstance described above with respect to Non-Serviced Whole Loans.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan, the holder of a related Pari Passu Companion Loan has consultation rights (or, in the case of the Control Note with respect to a Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), consent rights) with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it becomes a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and —Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)    does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of one or more Classes, including the Controlling Class, over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

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The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Non-Serviced Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA and in accordance with Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding anything to the contrary herein, the operating advisor will have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan, any Servicing Shift Mortgage Loan or any related REO Properties. It is expected that the operating advisor under each Non-Serviced PSA will have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan securitized thereunder, which are expected to be substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)    reviewing any Appraisal Reduction Amount (if the special servicer has calculated such Appraisal Reduction Amount) or Collateral Deficiency Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount or Collateral Deficiency Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

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A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan or Serviced Whole Loan (but not any Servicing Shift Mortgage Loan or Servicing Shift Whole Loan), while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)    the operating advisor will be required to meet with representatives of the special servicer as described below under “—Annual Meeting”;

(d)   the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan or Serviced Whole Loan (other than a Servicing Shift Mortgage Loan or a Servicing Shift Whole Loan) was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”;

(e)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount (if the special servicer has calculated such Appraisal Reduction Amount) or Collateral Deficiency Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (e) above:

(i)    after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders and, with respect to any

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Serviced Whole Loan (other than a Servicing Shift Whole Loan), for the benefit of each holder of a related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender) and not for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Meeting. After the occurrence and during the continuance of a Control Termination Event, within 60 days after the end of each calendar year during which any Serviced Mortgage Loan (other than a Servicing Shift Mortgage Loan) was a Specially Serviced Loan or any Mortgaged Property was an REO Property and during which an Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property, the operating advisor will be required to meet, via telephone conference or in person, as the Operating Advisor may determine is appropriate, with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and has continued in such capacity through the date of such meeting) to perform a review of the special servicer’s operational practices in light of the Servicing Standard and the requirements of the PSA and will be required to discuss the special servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the special servicer’s reasoning for believing it is in compliance with the PSA and other pertinent information the operating advisor may reasonably consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Loans (other than Servicing Shift Mortgage Loans) and REO Properties.

The operating advisor must provide the special servicer at least 30 days’ prior written notice of the date proposed for any annual meeting. The operating advisor and the special servicer will be required to determine a mutually acceptable date for the annual meeting, and the operating advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to the special servicer identifying the Asset Status Reports to be discussed. The operating advisor and the special servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Loan and any REO Property as part of the operating advisor’s annual assessment of the special servicer’s performance under the PSA. The special servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Loans and REO Properties and the related platform level information for each annual meeting.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s meeting with the special servicer, the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will be required (if any Serviced Mortgage Loans (other than a Servicing Shift Mortgage Loan) were Specially Serviced Loans in the prior calendar year) to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the operating advisor with respect to the special servicer if during the prior calendar year no annual meeting was required to be held or if no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

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In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Servicing Shift Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing

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entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Serviced Mortgage Loan (other than any Excluded Loan)) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

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(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)        the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may terminate, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to promptly terminate, the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. Prior to the occurrence and during the continuance of a Control Termination Event, the identity of the proposed replacement operating advisor will be subject to the consent of the Directing Certificateholder (such consent not to be unreasonably withheld); provided that such consent will be deemed to have been granted if no objection is made within 10 business days following the Directing Certificateholder’s receipt of the request for consent (together with any information reasonably requested by the Directing Certificateholder with respect to the proposed replacement operating advisor) and, if granted, such consent may not thereafter be revoked or withdrawn.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will be required to give written notice of the termination and appointment as soon as possible to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be subject to a certificateholder vote for removal upon (i) the written direction of Certificateholders evidencing not less than 25% of

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the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will be required to immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class E, Class X-E, Class X-F, Class X-G, Class V and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor will be required to pay all reasonable costs and expenses (including costs and expenses incurred by the trustee and the certificate administrator) associated with a transfer of its duties pursuant to the PSA.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder thirty (30) days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and will be subject to, any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will also be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

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The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger“ will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 59 prior pools of commercial mortgage loans for which MSMCH (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and on or prior to October 31, 2016, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and October 31, 2016 was approximately 13.04%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 2.19%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 8.13% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.82%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 2 largest Mortgage Loans in the Mortgage Pool represent approximately 19.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 2 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the

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transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders and the asset representations reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the certificate administrator of evidence reasonably satisfactory to the special servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the certificate administrator, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of the Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

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(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)      any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (v) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

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The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

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An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

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Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer is a party, or any person succeeding to the business of the asset representations reviewer, will be the successor of the asset representations reviewer under the PSA, and will be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided, that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then outstanding Certificates, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)      any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer (other than with respect to any Excluded Loan or Servicing Shift Whole Loan) may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class.

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After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer (other than with respect to any Servicing Shift Whole Loan), (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan) and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Serviced Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan“), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer“) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer. The special servicer will also have no liability with respect to the identity of the applicable Excluded Special Servicer, so long as at the time of appointment, the Excluded Special Servicer selected by the resigning special servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special

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servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) as to which (a) if acting as special servicer in a commercial mortgage loan securitization that was rated by Kroll Bond Rating Agency, Inc. (“KBRA“) within the twelve (12) month period prior to the date of determination, KBRA has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer, as special servicer of such commercial mortgage securities, as the sole or a material reason for such downgrade or withdrawal (or placement on watch) or (b) if not acting as special servicer in a commercial mortgage loan securitization that was rated by KBRA in such twelve (12) month period, as to which a Rating Agency Confirmation has been received from such Rating Agency.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer (other than with respect to any Servicing Shift Whole Loan). In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer within 180 days of posting of the operating advisor’s recommendation to the certificate administrator’s website, the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan) and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

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With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), the related special servicer with respect to such Whole Loan may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA (or, with respect to any Servicing Shift Whole Loan (prior to the related Controlling Companion Loan Securitization Date), in the PSA) and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)        either of Moody’s or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA within 60 days of such event) and, in the case of either of clauses (i) or (ii),

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such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)       the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized to terminate, and at the written direction of Certificateholders entitled to 25% of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof) or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan and (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement) each Servicing Shift Whole Loan), the trustee will be required to terminate, all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan or Servicing Shift Whole Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, that has been approved by the Directing Certificateholder (for so long as no Control Termination Event has occurred and is continuing) or, with respect to a Servicing Shift Mortgage Loan, the related Controlling Holder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, the designated party under the related pooling and servicing agreement) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

In addition, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, acting at the direction of the master servicer or special servicer, as applicable), will be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s) (to the extent provided under the related Intercreditor Agreement), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, prior to

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being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (a), (b), (f) or (g) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes, and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover from the issuing entity all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that fulfillment of its obligations is no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that fulfillment of its obligations is no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated

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or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor, certificate administrator, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari

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passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and/or a fidelity bond requirement so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any such entity is a party, or any person succeeding to the business of any such entity, will be the successor thereof under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

Neither the trustee nor the certificate administrator will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent

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disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and the special servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the

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Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer (in the case of all Mortgage Loans) from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action and (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders as described below. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase

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Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Certificateholders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

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In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Litigation Control

The special servicer will be responsible for conducting or managing certain litigation related to the Mortgage Loans (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the PSA.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans.” The servicing terms of each such Non-Serviced PSA will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each of the Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

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●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	The servicing decisions for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Special Servicer Decisions under the PSA.

●	Appraisal Reduction Amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan,

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will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the MSC 2016-UBS12 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Vintage Park Mortgage Loan and the Huntington Center Mortgage Loan

Each of the Vintage Park Mortgage Loan and the Huntington Center Mortgage Loan will be serviced pursuant to the MSBAM 2016-C31 PSA. The servicing terms of the MSBAM 2016-C31 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2016-C31 PSA with respect to each of the Vintage Park Mortgage Loan and the Huntington Center Mortgage Loan will be calculated at 0.00250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

●	The related Non-Serviced Special Servicer will be required to take actions with respect to each of the Vintage Park Mortgage Loan and the Huntington Center Mortgage Loan, as applicable, if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions will be substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C31 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 101 Hudson Street Mortgage Loan

The 101 Hudson Street Mortgage Loan will be serviced pursuant to the MSC 2016-BNK2 PSA. The servicing terms of the MSC 2016-BNK2 PSA will be substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

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●	The primary servicing fee payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSC 2016-BNK2 PSA with respect to the 101 Hudson Street Mortgage Loan will be calculated at 0.00250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loans).

●	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSC 2016-BNK2 PSA with respect to the 101 Hudson Street Mortgage Loan will be generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, except that (i) the special servicing fee rate of 0.25% per annum is subject to a monthly minimum of $5,000 during any period in which the sponsor retaining securities for purposes of the credit risk retention regulations is entitled to consult with the special servicer (and a monthly minimum of $3,500 at any other time), (ii) the liquidation fee (x) is subject to a minimum fee payable in connection with each loan resolution equal to the lesser of 3.0% of liquidation proceeds and $25,000 and (y) is not subject to a maximum rate payable in connection with any loan resolution, (iii) the workout fee will not be subject to a minimum or maximum fee payable in connection with each loan workout, and (iv) in each case of clauses (i) through (iii), such fees will be subject to certain additional or different offsets and thresholds, which may affect the circumstances under which such fees will be payable to the Non-Serviced Special Servicer.

●	The related Non-Serviced Special Servicer will be required to take actions with respect to the 101 Hudson Street Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions will be similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties,” but will be subject to certain differences, including that such Non-Serviced Special Servicer may accept the first cash offer that constitutes a fair price in connection with the sale of a defaulted loan and approval of a sale to a party to the Non-Serviced PSA, a borrower party or certain other conflicted parties will require that such party’s offer is the highest offer and that at least two offers (rather than one) are received from independent third parties.

●	In addition to providing certain consultation rights to the related Non-Serviced Directing Certificateholder, the MSC 2016-BNK2 PSA will provide certain non-binding consultation rights in respect of the 101 Hudson Street Mortgage Loan (if it is specially serviced) to a representative of the holders of the credit risk retention interests.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the MSC 2016-BNK2 PSA, which is available online at www.sec.gov by requesting a copy from the underwriters.

Servicing of the Novo Nordisk Mortgage Loan

The Novo Nordisk Mortgage Loan will at all times be serviced under the pooling and servicing agreement for another securitization.

Until the securitization of the related Control Note, the Novo Nordisk Mortgage Loan will be serviced pursuant to the WFCM 2016-NXS6 PSA, The servicing terms of the WFCM 2016-NXS6 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the items set forth above under “—General” and the following:

●	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the WFCM 2016-NXS6 PSA with respect to the Novo Nordisk Mortgage Loan will be generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, except that (i) the special servicing fee rate of 0.25% per annum is not subject to a monthly minimum, (ii) the liquidation fee (x) is subject to a minimum fee payable in connection with each loan resolution equal to the lesser of a fee calculated at 3.0% and $25,000 and (y) is not subject to a maximum rate payable in connection with any loan resolution, (iii) the workout fee will not be subject to a minimum or maximum fee payable in connection with each loan workout, and (iv) in each case of clauses (i) through (iii), such fees will be subject to certain additional or different offsets and thresholds, which may affect the circumstances under which such fees will be payable to the Non-Serviced Special Servicer.

●	While both the PSA and the WFCM 2016-NXS6 PSA both provide for an asset representations reviewer that is required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and a specified percentage of certificateholders vote to direct an asset review, the delinquency thresholds and required percentages of certificateholders differ between the two agreements.

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●	The WFCM 2016-NXS6 Master Servicer earns a primary servicing fee with respect to the Novo Nordisk Whole Loan that is calculated at 0.0050% per annum (which includes any applicable sub-servicing fee rate).

●	The related Non-Serviced Special Servicer will be required under the WFCM 2016-NXS6 PSA to take actions with respect to the Novo Nordisk Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions will be substantially similar to the actions required under the PSA, except that the standards for accepting an offer and fees payable in connection with a sale may differ. In particular, in connection with a sale to certain interested persons, the accepted offer must be the highest as compared to two independent bids.

On and after the securitization of the related Control Note, the Novo Nordisk Mortgage Loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the Novo Nordisk Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	The master servicer and special servicer under the future Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The future Non-Serviced PSA will provide for a primary servicing fee, special servicing fee, liquidation fee and workout fee with respect to the related Non-Serviced Whole Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (without regard to any related fee floor or cap).

●	Absent the existence of a control termination event or equivalent event under the future Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of the WFCM 2016-NXS6 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Controlling Companion Loan Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the related Servicing Shift Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	Following the related Controlling Companion Loan Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Controlling Companion Loan Securitization Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Controlling Companion Loan Securitization Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after

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the related Controlling Companion Loan Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead and will be the “Pari Passu Loan Primary Servicing Fee” payable with respect to such Mortgage Loan.

●	Following the related Controlling Companion Loan Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the related Servicing Shift Mortgage Loan and the related Pari Passu Companion Loans, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on each such loan’s outstanding principal balance).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a primary servicing fee, special servicing fee, liquidation fee and workout fee with respect to the related Servicing Shift Whole Loan that are similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (without regard to any related fee floor or cap).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification,

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downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction rated by KBRA and serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice of the action taken to the 17g-5 Information Provider’s website pursuant to the PSA.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which is required to be delivered at least ten (10) Business Days prior to

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completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (but only if an advance was made by the trustee in the calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons therefor), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

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With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates has been reduced to zero and (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates)) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates, provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance of the Mortgage Loans. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with

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clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees remaining outstanding and payable solely to the master servicer or the related Non-Serviced Master Servicer (which items will be deemed to have been paid or reimbursed to the master servicer or the related Non-Serviced Master Servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates), for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(1)       to cure any ambiguity or to correct any error;

(2)       to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)       to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)       to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5)       to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R Certificates;

(6)       to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)       to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)       to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the operating advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

(9)       to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time; or

(10)     any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the

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amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or the related Intercreditor Agreement without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received (i) an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an officer’s certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least a “Baa2” rating by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to any of the foregoing and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s, “A+” by Fitch and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided, further, that if any such institution is not rated by KBRA, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint

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a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the

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security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

Real property loans in Georgia are customarily secured by deeds to secure debt and are generally foreclosed pursuant to a private, non-judicial sale under the power of sale remedy, which must be contained in the deed to secure debt. Judicial foreclosure is also an available, but rarely exercised, remedy. In the power of sale foreclosure, the lender must provide notice of the sale by advertisement in a newspaper in which sheriff’s notices of sale are published in the county in which the property is located once a week for four (4) consecutive weeks immediately preceding the date of sale. The advertisement must contain certain information, including a description of the property and the instrument pursuant to which the sale is being conducted. The foreclosure sale is conducted by the lender or its representatives, must occur between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of a month (except, if the first Tuesday of a month falls on New Year’s Day or Independence Day, then the sale must be conducted on the immediately following Wednesday) and is held on the courthouse steps of the court in the county in which the property is located. At the sale the property is sold to the highest bidder, and the lender may “credit bid” the amount of its debt at the sale, so long as the loan documents permit the lender to bid at the sale. The debtor’s right of redemption is extinguished by the power of the sale foreclosure. In order to obtain a deficiency judgment for a recourse loan, the lender must first report the foreclosure sale to a judge of the Superior Court of the county in which the property is located within thirty (30) days after the date of sale. The judge will then conduct a “confirmation hearing”, notice of which must be served at least five (5) days prior to the hearing on all obligors. The purpose of the confirmation hearing is to prove that (a) the real property sold for its “true market value” (which has been interpreted to mean “fair market value”) and (b) the foreclosure sale was conducted in accordance with law. The judge may (a) confirm the sale (in which case the creditor may pursue the deficiency claim in a separate action against the obligors), (b) set the sale aside (in which case the parties are returned to their respective positions immediately prior to the sale and a new foreclosure sale must be conducted) or (c) deny confirmation of the sale and refuse to permit a resale (in which case the sale stands as completed but the creditor may not pursue a deficiency claim against the obligors). Georgia has no “one action” rule or statute.

Mortgage loans involving real property in Florida are secured by mortgages, and foreclosures are accomplished by judicial foreclosure. There is no power of sale in Florida. After an action for foreclosure is commenced and the lender secures a final judgment, such judgment will provide that the property be sold at a public sale at the courthouse (or on-line depending on the county) if the full amount of the judgment is not paid prior to the scheduled sale. Fla Statute 45.031 requires that foreclosure sale be held no earlier than 20 (but not more than 35) days after the judgment is entered. However, given the backlog of foreclosure cases in many counties, it is not unusual for foreclosure sales to be held later than the 35 day period specified in the statute. After the foreclosure judgment is entered and prior to the foreclosure sale, a notice of sale must be published once a week for two (2) consecutive weeks in the county in which the property is located. There is no right of redemption after the filing of the clerk’s certificate at the conclusion of the foreclosure sale. However, a certificate of title transferring title to the foreclosed property is not issued until 10 days after the foreclosure sale, and challenges to the foreclosure sale are permitted within that 10-day period. Florida does not have a “one action rule” or “anti-deficiency legislation,” and deficiency judgments are permitted to the extent not prohibited by the applicable loan documents. Subsequent to a foreclosure sale, however, a lender is generally required to prove the value of the property as of the date of foreclosure sale in order to recover a deficiency. Further, Florida law limits any deficiency judgment (if otherwise permitted) against a borrower following a judicial sale to the excess of the final judgment amount (which generally equals the amount of outstanding debt plus attorneys’ fees and other collection costs) over the fair market value of the property at the time of the judicial sale. In limited circumstances, the lender may have a receiver appointed during the pendency of the foreclosure action.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that it is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

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General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage

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loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to

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the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

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Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

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Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim

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is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure

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any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

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Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide

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that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged

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property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to infiuence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such

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disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication

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barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

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In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of MSMCH, a mortgage loan seller and a sponsor, Morgan Stanley Bank, an originator and the holder of one or more of the 191 Peachtree Companion Loans and the Wolfchase Galleria Companion Loans, and Morgan Stanley & Co. LLC, one of the underwriters.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a mortgage loan seller, a sponsor and an originator and the holder of one or more of the 681 Fifth Avenue Pari Passu Companion Loans and the Wolfchase Galleria Pari Passu Companion Loans and all of the Federal Way Crossings I & II Pari Passu Companion Loans.

Bank of America, a mortgage loan seller, a sponsor and an originator, is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, a mortgage loan seller, an originator, a sponsor and the holder of one or more of the Greenwich Office Park Pari Passu Companion Loans and the Novo Nordisk Pari Passu Companion Loans.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.

Rialto, the special servicer for this transaction and the special servicer under the MSBAM 2016-C31 pooling and servicing agreement, pursuant to which the Vintage Park Whole Loan and the Huntington Center Whole Loan will be serviced, is an affiliate of (a) the entity or entities that are anticipated to purchase the Class F and Class G certificates and may purchase the Class X-E, Class X-F, Class X-G, Class E and Class V certificates and (b) RREF III Debt AIV, LP. RREF III Debt AIV, LP or an affiliate is expected to be appointed as the initial directing certificateholder. Rialto (or an affiliate thereof) assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is expected to be the operating advisor and asset representations reviewer under (i) the MSBAM 2016-C31 PSA, pursuant to which each of the Vintage Park Whole Loan and Huntington Center Whole Loan are expected to be serviced and (ii) the MSC 2016-BNK2 PSA, pursuant to which the 101 Hudson Street Whole Loan is expected to be serviced.

Pursuant to certain interim servicing agreements between UBS AG, New York Branch, NREC and certain of their affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain Mortgage Loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans to be contributed to this securitization by UBS AG, New York Branch and NREC.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

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For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will generally not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA (or related Non-Serviced PSA), neither the related master servicer nor the related special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that such master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective

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ARD Loan documents; provided, further, that with respect to the Novo Nordisk Mortgage Loan, failure to pay Excess Interest constitutes an event of default under such Mortgage Loan, and the lender under the related mortgage loan agreement will be entitled to take enforcement actions with respect to the borrower’s failure to pay such Excess Interest (however, it is possible that the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, may not take, and may be restricted under the applicable Non-Serviced PSA from taking, such enforcement actions in respect of such failure). With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates, any reduction of the Certificate Balances of the Underlying Classes of Certificates will also reduce the Notional Amount of such class of Class X Certificates.

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and

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incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

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Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, any related Pari Passu Loan Primary Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor Fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

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●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2017; and

●	the Offered Certificates are settled with investors on December 7, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	83%	83%	83%	83%	83%
December 2018	64%	64%	64%	64%	64%
December 2019	42%	42%	42%	42%	42%
December 2020	18%	18%	18%	18%	18%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.62	2.62	2.62	2.61	2.61

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Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.88	4.87	4.87	4.85	4.72

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	98%	98%	98%	98%	98%
December 2022	79%	79%	79%	79%	79%
December 2023	59%	59%	59%	59%	59%
December 2024	39%	39%	39%	39%	39%
December 2025	17%	17%	17%	17%	17%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.47	7.47	7.47	7.47	7.47

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.84	9.77	9.68	9.59	9.38

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Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.93	9.91	9.86	9.54

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.63

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

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Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.94	9.69

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including December 1, 2016 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

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Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance	Prepayment Assumption (CPY)

of Class A-2 certificates (excluding accrued interest))
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

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Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
%	%	%	%	%	%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates (other than the Class R Certificates). The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986 (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) one or more classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (i) entitlement to any Excess Interest and the related distribution account will be treated as held in a grantor trust (the “Grantor Trust”) for federal

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income tax purposes under subtitle A, chapter 1, subchapter J, part I, subpart E of the Code, and (ii) the Class V certificates will represent undivided beneficial interests in the Excess Interest and the related distribution account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and structural components that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

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In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 16 of the Mortgaged Properties representing approximately 9.2% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular

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Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class [__] Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A, Class X-B, Class X-D, Class X-E, Class X-F or Class X-G certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in

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the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class [_] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market

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discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class [_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would

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continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

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Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally,

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property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding

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statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from principal payments on, and sales and other dispositions of, debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

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3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

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Underwriter		Class A-1		Class A-2		Class A-SB		Class A-3
Morgan Stanley & Co. LLC	$		$		$		$
UBS Securities LLC	$		$		$		$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$		$		$		$
Natixis Securities Americas LLC	$		$		$		$
Citigroup Global Markets Inc.	$		$		$		$
Academy Securities, Inc.	$		$		$		$
Total	$		$		$		$

Underwriter		Class A-4		Class X-A		Class X-B		Class A-S
Morgan Stanley & Co. LLC	$		$		$		$
UBS Securities LLC	$		$		$		$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$		$		$		$
Natixis Securities Americas LLC	$		$		$		$
Citigroup Global Markets Inc.	$		$		$		$
Academy Securities, Inc.	$		$		$		$
Total	$		$		$		$

Underwriter		Class B		Class C
Morgan Stanley & Co. LLC	$		$
UBS Securities LLC	$		$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$		$
Natixis Securities Americas LLC	$		$
Citigroup Global Markets Inc.	$		$
Academy Securities, Inc.	$		$
Total	$		$

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the Offered Certificates which are the subject of the offering contemplated by this prospectus (and any supplement hereto) to the public in that Relevant Member State other than:

(a)       to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)       to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the depositor for any such offer; or

(c)       in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Offered Certificates to the public” in relation to any Offered Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Each underwriter has represented and agreed that:

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(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at $[__], excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, MSMCH, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, an originator. UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG, New York Branch, a mortgage loan seller, a sponsor and an originator. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator and a sponsor. Natixis Securities Americas LLC, one of the underwriters, is an affiliate of Natixis Real Estate Capital LLC, a mortgage loan seller, an originator and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the Mortgage Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Morgan Stanley & Co. LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Natixis Securities Americas LLC. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Morgan Stanley Mortgage Capital Holdings LLC (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans (or, with respect to the Wolfchase Galleria Mortgage Loan, the portion thereof allocable to MSMCH); (ii) the payment by the depositor to UBS AG, New York Branch (an affiliate of UBS Securities LLC), in its capacity as a mortgage loan seller, of the purchase price for the UBS AG, New York Branch Mortgage Loans (or, with respect to the Wolfchase Galleria Mortgage Loan, the portion thereof allocable to UBS AG New York Branch), (iii) the payment by the depositor to Bank of America, National Association (an affiliate of Merrill Lynch, Pierce, Fenner & Smith

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Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America Mortgage Loans, and (iv) the payment by the depositor to Natixis Real Estate Capital LLC (an affiliate of Natixis Securities Americas LLC), in its capacity as a mortgage loan seller, of the purchase price for the Natixis Mortgage Loans.

As a result of the circumstances described above, each of Morgan Stanley & Co. LLC, UBS Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Natixis Securities Americas LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1585 Broadway, New York, New York 10036, Attention: President, or by telephone at (212) 761-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206582) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

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Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

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Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption 90-24, 55 Fed. Reg. 20,548 (May 17, 1990) to the predecessor of UBS Securities LLC, Prohibited Transaction Exemption 98-32, 63 Fed. Reg. 369599, and to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Morgan Stanley & Co. LLC, UBS Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor

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or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

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THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and

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involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired

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by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1

17g-5 Information Provider	225
1986 Act	342
1996 Act	327

3

30/360 Basis	250

4

401(c) Regulations	356

A

AB Modified Loan	259
Acceptable Insurance Default	261
Acting General Counsel’s Letter	103
Actual/360 Basis	138
Actual/360 Loans	242
ADA	328
Additional Exclusions	261
Administrative Cost Rate	208
ADR	106
Advances	239
Affirmative Asset Review Vote	289
Allocated Loan Amount	106
Annual Debt Service	107
Anticipated Repayment Date	139
Appraisal Reduction Amount	256
Appraisal Reduction Event	255
Appraised Value	107
Appraised-Out Class	259
ARD Loans	139
Assessment of Compliance	312
Asset Representations Reviewer Asset Review Fee	255
Asset Representations Reviewer Fee	254
Asset Representations Reviewer Fee Rate	255
Asset Representations Reviewer Termination Event	293
Asset Review	290
Asset Review Notice	289
Asset Review Quorum	289
Asset Review Report	291
Asset Review Report Summary	291
Asset Review Standard	290
Asset Review Trigger	288
Asset Review Vote Election	289
Asset Status Report	269

Assumed Final Distribution Date	215
Assumed Scheduled Payment	210
Attestation Report	312
Available Funds	204

B

Balloon Balance	107
Balloon LTV	109
BAMLCM	185
Bank of America	175
Bank of America Data File	181
Bank of America Guidelines	176
Bank of America Securitization Database	181
Bankruptcy Code	322
Base Interest Fraction	214
Borrower Party	220
Borrower Party Affiliate	220
Breach Notice	232

C

C(WUMP)O	17
Cash Flow Analysis	107
CERCLA	326
Certificate Administrator/Trustee Fee	254
Certificate Administrator/Trustee Fee Rate	254
Certificate Balance	203
Certificate Owners	227
Certificateholder	221
Certificateholder Quorum	295
Certificateholder Repurchase Request	302
Class A Certificates	202
Class A-SB Planned Principal Balance	210
Class X Certificates	202
Class X YM Distribution Amount	214
Class X YM Subordinate Distribution Amount	214
Clearstream	226
Clearstream Participants	228
Closing Date	106
CMBS	45
Code	340
Collateral Deficiency Amount	259
Collection Account	241
Collection Period	205
Communication Request	229
Companion Distribution Account	241
Companion Holder(s)	150
Companion Loans	105

360

Compensating Interest Payment	216
Complaint	195
Constant Prepayment Rate	334
Consultation Termination Event	278
Control Eligible Certificates	275
Control Note	150
Control Termination Event	278
Controlling Class	275
Controlling Class Certificateholder	275
Controlling Companion Loan Securitization Date	150
Controlling Holder	150
Corrected Loan	269
CPP	334
CPR	334
CPY	334
CRE Loans	172
CREFC®	219
CREFC® Intellectual Property Royalty License Fee	255
CREFC® Intellectual Property Royalty License Fee Rate	255
CREFC® Reports	218
Crossed Mortgage Loan Group	233
Crossed Underlying Loan	233
Crossed Underlying Loan Repurchase Criteria	233
Cross-Over Date	207
CRR	91
Cumulative Appraisal Reduction Amount	258
Cure/Contest Period	291
Current LTV	108
Cut-off Date	105
Cut-off Date Balance	108
Cut-off Date Loan-to-Value Ratio	108
Cut-off Date LTV	108
Cut-off Date LTV Ratio	108
Cut-off Date UW NCF	112

D

DEF(#)	111
DEF/YM@(#)	111
Defaulted Loan	272
Defeasance Deposit	142
Defeasance Loans	141
Defeasance Lock-Out Period	141
Defeasance Option	141
Definitive Certificate	226
Delinquent Loan	289
Demand Entities	173, 184
Depositaries	227
Determination Date	203
Diligence File	230
Directing Certificateholder	275
Disclosable Special Servicer Fees	253
Discount Rate	215
Dispute Resolution Consultation	304
Dispute Resolution Cut-off Date	303
Distribution Accounts	242
Distribution Date	203
Distribution Date Statement	219
Dodd-Frank Act	92
DOL	354
DTC	226
DTC Participants	227
DTC Rules	228
Due Date	138, 205
Due Diligence Requirement	91

E

Earn-out Advance	159
EDGAR	353
EEA	91
Effective Gross Income	107
EGI	108
Eligible Asset Representations Reviewer	292
Eligible Operating Advisor	284
Enforcing Party	302
Enforcing Servicer	302
ESA	124
Euroclear	226
Euroclear Operator	228
Euroclear Participants	228
Excess Interest	139
Excess Interest Distribution Account	242
Excess Modification Fee Amount	251
Excess Modification Fees	250
Excess Prepayment Interest Shortfall	217
Exchange Act	160
Excluded Controlling Class Holder	220
Excluded Controlling Class Loan	221
Excluded Information	221
Excluded Loan	221
Excluded Plan	356
Excluded Special Servicer	295
Excluded Special Servicer Loan	295
Exemption	355
Exemption Rating Agency	355
Expansion Advance	159

F

FATCA	349
FDIA	103
FDIC	103
FETL	18
FIEL	18
Final Asset Status Report	282

361

Final Dispute Resolution Election Notice	304
Financial Promotion Order	16
FIRREA	104
FPO Persons	16
FSCMA	18
FSMA	16, 352
Funds	199

G

Garn Act	328
GLA	108
Government Securities	140, 141
Grace Period	109
Grantor Trust	203, 340
GRTR of @% or YM(#)	111

H

Hard Lockbox	109

I

Indirect Participants	227
Initial Pool Balance	105
Initial Rate	139
Initial Requesting Certificateholder	302
In-Place Cash Management	109
Insurance and Condemnation Proceeds	241
Intercreditor Agreement	150
Interest Accrual Amount	209
Interest Accrual Period	209
Interest Distribution Amount	209
Interest Reserve Account	242
Interest Shortfall	209
Interested Person	273
Investment Company Act	357
Investor Certification	221
IO	109
IO Period UW NCF DSCR	109

K

KBRA	296

L

LO(#)	111
Largest Tenant	109
Lease Expiration of Largest Tenant	109
Lennar	199
Liquidation Fee	251
Liquidation Proceeds	241
Loan Per Unit	109
Loan-to-Value Ratio at Maturity or ARD	109
Lock-out Period	140
Loss of Value Payment	234
Lower-Tier Regular Interests	340
Lower-Tier REMIC	203, 340
LTV Ratio at Maturity or ARD	109

M

Major Decision	276
MAS	17
Master Servicer Remittance Date	238
Material Defect	232
Maturity Date LTV	109
Maturity Date LTV Ratio	109
Midland	196
MLPA	230
Modification Fees	250
Morgan Stanley Bank	165
Morgan Stanley Group	165
Morgan Stanley Origination Entity	166
Mortgage	106
Mortgage File	230
Mortgage Loans	105
Mortgage Note	106
Mortgage Pool	105
Mortgage Rate	109, 208
Mortgaged Property	106
Most Recent NOI	110
MSA	110
MSBAM 2016-C31 PSA	150, 152
MSC 2016-BNK2 PSA	150
MSMCH	165
MSMCH Data File	171
MSMCH Mortgage Loans	165
MSMCH Qualification Criteria	172
MSMCH Securitization Database	171

N

Natixis	186
Net Mortgage Rate	208
Net Operating Income	110
NOI	110
NOI Date	110
Non-Control Note	151
Non-Controlling Holder	151
Nonrecoverable Advance	239
Non-Serviced Certificate Administrator	151
Non-Serviced Companion Loan	151
Non-Serviced Custodian	151
Non-Serviced Directing Certificateholder	151
Non-Serviced Master Servicer	151
Non-Serviced Mortgage Loan	151
Non-Serviced Pari Passu Companion Loan	151
Non-Serviced Pari Passu Whole Loan	151
Non-Serviced PSA	151

362

Non-Serviced Securitization Trust	151
Non-Serviced Special Servicer	151
Non-Serviced Trustee	151
Non-Serviced Whole Loan	151
Non-U.S. Tax Person	349
Notional Amount	203
Novo Nordisk Noteholders	159
Novo Nordisk Pledgee	148
Novo Nordisk Pledgor	148
Novo Nordisk unfunded companion loan	36
Novo Nordisk Unfunded Companion Loan	76
NRA	110
NREC	186
NREC Data Tape	187
NREC Deal Team	187
NREC Loans	191
NREC Mortgage Loans	186
NRSRO	220
NRSRO Certification	222

O

O(#)	111
OCC	175
Occupancy Date	110
Occupancy Rate	110
Occupancy Rate As-of Date	110
Offered Certificates	202
OID Regulations	343
OLA	103
Operating Advisor Consulting Fee	254
Operating Advisor Expenses	254
Operating Advisor Fee	254
Operating Advisor Fee Rate	254
Operating Advisor Standard	282
Operating Advisor Termination Event	285
Original Balance	110
Other Master Servicer	151
Other PSA	152

P

P&I Advance	238
Pads	114
Par Purchase Price	272
Pari Passu Companion Loan	152
Pari Passu Companion Loans	105
Pari Passu Loan Primary Servicing Fee	208
Pari Passu Loan Primary Servicing Fee Rate	208
Pari Passu Mortgage Loan	152
Park Bridge Financial	201
Park Bridge Lender Services	201
Participants	226
Parties in Interest	354
Pass-Through Rate	207
Patriot Act	329
PCIS Persons	16
Percentage Interest	204
Periodic Payments	204
Permitted Investments	204, 243
Permitted Special Servicer/Affiliate Fees	253
PIPs	62
Plans	354
PRC	16
Preliminary Dispute Resolution Election Notice	303
Prepayment Assumption	344
Prepayment Interest Excess	216
Prepayment Interest Shortfall	216
Prepayment Premium	215
Prepayment Provisions	110
Prime Rate	241
Principal Balance Certificates	202
Principal Distribution Amount	209
Principal Shortfall	210
Privileged Information	284
Privileged Information Exception	285
Privileged Person	220
Professional Investors	17
Prohibited Prepayment	216
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	303
Proposed Course of Action Notice	303
Prospectus Directive	15, 351
PSA	202
PSA Party Repurchase Request	302
PTCE	356
Purchase Price	234

Q

Qualification Criteria	163, 182
Qualified Replacement Special Servicer	296
Qualified Substitute Mortgage Loan	234

R

RAC No-Response Scenario	310
Rated Final Distribution Date	216
Rating Agencies	311
Rating Agency Communication	311
Rating Agency Confirmation	311
RCM	199
REA	51
Realized Loss	218
REC	124
Record Date	203
Registration Statement	353

363

Regular Certificates	202
Regular Interestholder	342
Regular Interests	340
Regulation AB	313
Reimbursement Rate	241
Related Proceeds	240
Release Date	141
Relevant Member State	15
Relevant Persons	16
Relief Act	329
REMIC	340
REMIC Regulations	340
REO Account	242
REO Loan	211
REO Property	269
Repurchase Request	302
Requesting Certificateholder	303
Requesting Holders	259
Requesting Investor	229
Requesting Party	310
Requirements	329
Residual Certificates	202
Resolution Failure	303
Resolved	303
Restricted Group	355
Restricted Party	285
Retention Requirement	91
Review Materials	289
Revised Rate	139
RevPAR	111
Rialto	198
RMBS	195
Rooms	114
Rule 15Ga-1 Reporting Period	191
Rule 17g-5	222

S

S&P	197
Scheduled Principal Distribution Amount	209
SEC	160
Securities Act	312
Securitization Accounts	202, 242
Senior Certificates	202
Serviced Mortgage Loans	235
Serviced Pari Passu Companion Loan	152
Serviced Pari Passu Companion Loan Securities	298
Serviced Pari Passu Mortgage Loan	152
Serviced Pari Passu Whole Loan	152
Serviced Whole Loan	152
Servicer Termination Event	297
Servicing Advances	239
Servicing Fee	249
Servicing Fee Rate	249
Servicing Shift Mortgage Loan	152
Servicing Shift Whole Loan	152
Servicing Standard	237
SF	111
SFA	17
SFO	17
Similar Law	354
Similar Requirements	92
SMMEA	357
Soft Lockbox	111
Soft Springing Lockbox	111
Special Servicer Decision	265
Special Servicing Fee	251
Special Servicing Fee Rate	251
Specially Serviced Loans	267
Springing Cash Management	111
Springing Lockbox	111
Sq. Ft.	111
Square Feet	111
Startup Day	341
Stated Principal Balance	210
Structured Product	17
Structuring Assumptions	334
Subject Loan	248, 255
Subordinate Certificates	202
Subordinate Companion Loan	105
Sub-Servicing Agreement	237

T

T-12	111
Term to Maturity	111
Term to Maturity or ARD	111
Terms and Conditions	228
Tests	290
Title V	328
Total Operating Expenses	108
Trailing 12 NOI	110
TRIPRA	67
Trust	194
Trust REMICs	203, 340
TTM	111

U

U.S. Tax Person	349
UBS AG, New York Branch	160
UBS AG, New York Branch Data Tape	162
UBS AG, New York Branch Deal Team	161
UBS AG, New York Branch Mortgage Loans	161
UBSRES	160
UCC	318
Underlying Class	203
Underwriter Entities	85
Underwriting Agreement	350
Underwritten Effective Gross Income	114

364

Underwritten EGI	114
Underwritten Expenses	111
Underwritten NCF	112
Underwritten NCF Debt Yield	112
Underwritten NCF DSCR	112
Underwritten Net Cash Flow	112
Underwritten Net Cash Flow DSCR	112
Underwritten Net Operating Income	113
Underwritten NOI Debt Yield	114
Underwritten NOI DSCR	114
Underwritten Revenue	114
Units	114
Unscheduled Principal Distribution Amount	210
Unsolicited Information	290
Upper-Tier REMIC	203, 340
UW EGI	114
UW Expenses	111
UW NCF	112
UW NCF Debt Yield	112
UW NCF DSCR	112
UW NOI	113
UW NOI Debt Yield	114
UW NOI DSCR	114
UW Revenue	114

V

Volcker Rule	92
Voting Rights	226

W

WAC Rate	208
Weighted Average Mortgage Rate	114
Wells Fargo Bank	194
Whole Loan	106
Withheld Amounts	242
Workout Fee	251
Workout Fee Rate	251
Workout-Delayed Reimbursement Amount	241
Y
Yield Maintenance Charge	215
YMa(#)	111

365

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	4	1	681 Fifth Avenue	9.7%	UBSAG	UBSAG	$80,000,000	$80,000,000	$80,000,000	$2,604	Refinance	Robert Siegel
Loan	4, 5, 6	2	191 Peachtree	9.7%	MSMCH	MSMCH	$80,000,000	$80,000,000	$80,000,000	$144	Acquisition	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC
Loan	4	3	Wolfchase Galleria	8.5%	MSMCH/UBSAG	MSMCH/UBSAG	$70,000,000	$69,901,741	$56,029,143	$420	Refinance	Simon Property Group, L.P.
Loan	4, 7	4	The Orchard	7.4%	MSMCH	MSMCH	$61,000,000	$60,911,639	$48,520,913	$359	Refinance	Schottenstein Realty LLC
Loan	4	5	The Falls	5.5%	UBSAG	UBSAG	$45,500,000	$45,500,000	$45,500,000	$179	Refinance	Simon Property Group, L.P.
Loan	4	6	Vintage Park	4.7%	UBSAG	UBSAG	$39,000,000	$39,000,000	$33,995,783	$246	Refinance	William L. Hutchinson
Loan	4, 8	7	101 Hudson Street	4.5%	BANA	BANA	$37,250,000	$37,250,000	$37,250,000	$186	Refinance	Mack-Cali Realty, L.P.
Loan	9	8	U-Haul AREC 23 Portfolio	4.4%	UBSAG	UBSAG	$36,240,000	$36,167,377	$25,973,742	$71	Recapitalization	AMERCO
Property		8.01	U-Haul Moving & Storage of Kakaako		UBSAG	UBSAG	$9,520,000	$9,500,922	$6,823,124
Property		8.02	U-Haul at 19th Ave		UBSAG	UBSAG	$4,950,000	$4,940,080	$3,547,738
Property		8.03	U-Haul Moving & Storage on Highway 64		UBSAG	UBSAG	$3,520,000	$3,512,946	$2,522,836
Property		8.04	U-Haul Moving & Storage of Broken Arrow		UBSAG	UBSAG	$3,310,000	$3,303,367	$2,372,326
Property		8.05	U-Haul Moving & Storage of Pasadena		UBSAG	UBSAG	$2,940,000	$2,934,108	$2,107,141
Property		8.06	U-Haul Moving & Storage of Houghton		UBSAG	UBSAG	$2,750,000	$2,744,489	$1,970,966
Property		8.07	U-Haul Moving & Storage of Waterfalls		UBSAG	UBSAG	$2,580,000	$2,574,830	$1,849,124
Property		8.08	U-Haul Storage of Spring Hill on Mariner		UBSAG	UBSAG	$2,530,000	$2,524,930	$1,813,288
Property		8.09	U-Haul Moving & Storage of Oakwood		UBSAG	UBSAG	$2,450,000	$2,445,090	$1,755,951
Property		8.10	U-Haul Moving & Storage of Augusta West		UBSAG	UBSAG	$1,690,000	$1,686,613	$1,211,248
Loan	4	9	Greenwich Office Park	4.0%	Natixis	Natixis	$33,000,000	$33,000,000	$33,000,000	$230	Acquisition	John J. Fareri
Loan	6	10	The Shores Resort & Spa	4.0%	UBSAG	UBSAG	$33,000,000	$32,958,565	$26,974,439	$155,465	Acquisition	Uhon, Inc.; Rushan Wu
Loan	4	11	Federal Way Crossings I & II	3.9%	UBSAG	UBSAG	$32,500,000	$32,457,888	$26,413,434	$279	Refinance	Firoz Lalji; Altaf Habib Jiwani
Loan	4, 10	12	Novo Nordisk	2.4%	Natixis	Natixis	$20,000,000	$20,000,000	$20,000,000	$221	Acquisition	NAP
Loan	4, 11	13	Huntington Center	2.4%	MSMCH	MSMCH	$20,000,000	$20,000,000	$18,038,815	$154	Refinance	Menashe Frankel; Yeheskel Frankel; Abraham J. Cohen; David J. Cohen; Hines Investment Management Holdings Limited Partnership
Loan	9	14	Fairfield Inn CT Portfolio	2.2%	MSMCH	MSMCH	$18,500,000	$18,500,000	$15,001,531	$81,140	Refinance	Navika Capital Group, LC
Property		14.01	Fairfield Inn & Suites Plainville		MSMCH	MSMCH	$9,477,000	$9,477,000	$7,684,838
Property		14.02	Fairfield Inn & Suites Hartford Airport		MSMCH	MSMCH	$9,023,000	$9,023,000	$7,316,693
Loan	9	15	Arkansas Multifamily Portfolio	2.2%	UBSAG	UBSAG	$18,500,000	$18,476,703	$15,114,022	$38,493	Refinance	Chaim Puretz
Property		15.01	Allied Garden Apartments		UBSAG	UBSAG	$6,096,648	$6,088,971	$4,980,804
Property		15.02	Terrace Green Apartments		UBSAG	UBSAG	$4,798,409	$4,792,366	$3,920,176
Property		15.03	Jefferson Manor Apartments		UBSAG	UBSAG	$4,639,575	$4,633,732	$3,790,413
Property		15.04	Northwest Acres Apartments		UBSAG	UBSAG	$2,965,368	$2,961,634	$2,422,629
Loan	9, 12	16	Lexham Street Portfolio	2.1%	BANA	BANA	$17,250,000	$17,250,000	$15,111,657	$271	Refinance	Lexham Private Investors
Property		16.01	970 Farmington Avenue		BANA	BANA	$6,830,862	$6,830,862	$5,984,095
Property		16.02	27-43 LaSalle Road		BANA	BANA	$4,908,818	$4,908,818	$4,300,311
Property		16.03	1253 New Britain Avenue		BANA	BANA	$3,574,449	$3,574,449	$3,131,353
Property		16.04	967 Farmington Avenue		BANA	BANA	$1,935,872	$1,935,872	$1,695,897
Loan	9	17	National Dollar General Portfolio	2.0%	Natixis	Natixis	$16,245,750	$16,245,750	$14,015,428	$107	Acquisition	Jorge Madruga; Francesca Madruga; Rina Shalhov
Property		17.01	Dollar General Corp-Chickasha		Natixis	Natixis	$1,537,392	$1,537,392	$1,326,329
Property		17.02	Dollar General Corp-Wynnewood		Natixis	Natixis	$1,260,474	$1,260,474	$1,087,428
Property		17.03	Dollar General Corp-Valliant		Natixis	Natixis	$1,222,575	$1,222,575	$1,054,732
Property		17.04	Dollar General Corp-Talihina		Natixis	Natixis	$1,221,996	$1,221,996	$1,054,232
Property		17.05	Dollar General Corp-Heavener		Natixis	Natixis	$1,126,129	$1,126,129	$971,527
Property		17.06	Dollar General Corp-Painesville Mentor Avenue		Natixis	Natixis	$1,061,803	$1,061,803	$916,031
Property		17.07	Dollar General Corp-McKean		Natixis	Natixis	$1,052,041	$1,052,041	$907,610
Property		17.08	Dollar General Corp-Erie		Natixis	Natixis	$1,035,556	$1,035,556	$893,388
Property		17.09	Dollar General Corp-Greensburg		Natixis	Natixis	$1,000,713	$1,000,713	$863,329
Property		17.10	Dollar General Corp-Gratiot		Natixis	Natixis	$985,587	$985,587	$850,279
Property		17.11	Dollar General Corp-New Paris		Natixis	Natixis	$963,919	$963,919	$831,586
Property		17.12	Dollar General Corp-New Florence		Natixis	Natixis	$959,863	$959,863	$828,087
Property		17.13	Dollar General Corp-Painesville Madison Avenue		Natixis	Natixis	$954,888	$954,888	$823,795
Property		17.14	Dollar General Corp-Muskogee		Natixis	Natixis	$949,515	$949,515	$819,159
Property		17.15	Dollar General Corp-Caledonia		Natixis	Natixis	$913,300	$913,300	$787,916
Loan		18	Hampton Inn & Suites - Hillsboro	2.0%	UBSAG	UBSAG	$16,250,000	$16,222,154	$12,129,912	$153,039	Refinance	John R. Thackeray; Kevin S. Garn; Craig C. Christensen
Loan		19	Pacific Highway Self Storage	1.6%	BANA	BANA	$13,100,000	$13,100,000	$11,134,539	$152	Refinance	Pacifica Companies
Loan	6	20	Tyler Gateway Shopping Center	1.5%	Natixis	Natixis	$12,500,000	$12,500,000	$11,416,959	$501	Refinance	Mark Schurgin
Loan		21	Chisholm Shopping Center	1.4%	UBSAG	UBSAG	$11,750,000	$11,733,075	$9,356,787	$57	Refinance	Lawrence Goodman Revocable Trust
Loan		22	Courtyard Stuart	1.3%	Natixis	Natixis	$11,000,000	$10,971,907	$8,890,474	$91,433	Refinance	MHI II, LLC
Loan		23	5 Towns Inn Lawrence	1.2%	Natixis	Natixis	$10,300,000	$10,287,417	$8,460,596	$92,679	Refinance	Thomas Morash
Loan		24	Pleasant Hill Villas Apartments	1.2%	BANA	BANA	$10,050,000	$10,036,201	$8,078,930	$58,350	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		25	Park Circle Apartments	1.0%	BANA	BANA	$8,650,000	$8,638,124	$6,953,507	$52,671	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		26	Hamden Retail Center	0.9%	BANA	BANA	$7,800,000	$7,800,000	$6,664,573	$170	Refinance	Lexham Private Investors
Loan		27	Villager Square	0.9%	UBSAG	UBSAG	$7,760,000	$7,750,064	$6,320,535	$91	Refinance	Phillippe Covington
Loan		28	Fairfield Inn & Suites Cartersville	0.9%	Natixis	Natixis	$7,250,000	$7,241,622	$6,012,880	$99,200	Refinance	Dhansukh Patel; Dhirubhai Patel; Alpesh Patel; Niketan Patel
Loan		29	Heritage Hill Apartments	0.8%	MSMCH	MSMCH	$6,400,000	$6,388,444	$4,715,283	$31,942	Acquisition	Debra M. Massey
Loan		30	Westview Avenal Apartments	0.8%	BANA	BANA	$6,210,000	$6,201,474	$4,992,055	$41,343	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		31	Westview Apartments	0.6%	BANA	BANA	$5,000,000	$4,993,135	$4,019,368	$87,599	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		32	Courtyard Van Nuys Apartments	0.5%	BANA	BANA	$4,150,000	$4,144,302	$3,336,075	$70,242	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		33	Comfort Suites - Golden Isles Gateway	0.5%	UBSAG	UBSAG	$4,150,000	$4,142,471	$3,053,901	$69,041	Refinance	Roshan Patel; Jagdish Patel; Shaylesh Patel
Loan		34	Babu’s Villa	0.4%	Natixis	Natixis	$3,490,000	$3,490,000	$3,062,372	$54,531	Acquisition	Manouchehr Mobedshahi
Loan		35	Country Court Estates MHC	0.4%	UBSAG	UBSAG	$3,412,500	$3,412,500	$2,915,547	$13,542	Acquisition	Adam Schwerin; Timothy H. Karagosian
Loan		36	Northridge Pointe Apartments	0.4%	BANA	BANA	$3,150,000	$3,145,675	$2,532,202	$112,346	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		37	Mountain View Townhomes	0.3%	BANA	BANA	$2,800,000	$2,796,156	$2,250,847	$49,931	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		38	Sherman Pointe Apartments	0.3%	BANA	BANA	$2,750,000	$2,746,224	$2,210,653	$76,284	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		39	Somerset Townhomes	0.3%	BANA	BANA	$2,720,000	$2,716,265	$2,186,536	$60,361	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.
Loan		40	Woodland Crossing Shopping Center	0.3%	MSMCH	MSMCH	$2,370,000	$2,370,000	$1,993,779	$244	Refinance	Joe Pheffer; Jon Griffin
Loan		41	Halsted Plaza	0.2%	UBSAG	UBSAG	$2,000,000	$1,997,610	$1,649,232	$33	Refinance	Lawrence Goodman Revocable Trust
Loan		42	Wildwood Apartments	0.2%	BANA	BANA	$2,000,000	$1,997,254	$1,607,748	$40,760	Refinance	H.K. Realty, Inc.; J.K. Properties, Inc.

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type
Loan	4	1	681 Fifth Avenue	Robert Siegel	1	Mixed Use	Office/Retail	Fee
Loan	4, 5, 6	2	191 Peachtree	Rodolfo Prio Touzet; Oaktree Pinnacle Investment Fund, L.P.	1	Office	CBD	Fee / Leasehold
Loan	4	3	Wolfchase Galleria	Simon Property Group, L.P.	1	Retail	Regional Mall	Fee
Loan	4, 7	4	The Orchard	Schottenstein Realty LLC	1	Retail	Anchored	Fee
Loan	4	5	The Falls	Simon Property Group, L.P.	1	Retail	Regional Lifestyle Center	Fee
Loan	4	6	Vintage Park	William L. Hutchinson	1	Retail	Regional Lifestyle Center	Fee
Loan	4, 8	7	101 Hudson Street	Mack-Cali Realty, L.P.	1	Office	CBD	Fee
Loan	9	8	U-Haul AREC 23 Portfolio	AMERCO	10
Property		8.01	U-Haul Moving & Storage of Kakaako			Self Storage	Self Storage	Fee
Property		8.02	U-Haul at 19th Ave			Self Storage	Self Storage	Fee
Property		8.03	U-Haul Moving & Storage on Highway 64			Self Storage	Self Storage	Fee
Property		8.04	U-Haul Moving & Storage of Broken Arrow			Self Storage	Self Storage	Fee
Property		8.05	U-Haul Moving & Storage of Pasadena			Self Storage	Self Storage	Fee
Property		8.06	U-Haul Moving & Storage of Houghton			Self Storage	Self Storage	Fee
Property		8.07	U-Haul Moving & Storage of Waterfalls			Self Storage	Self Storage	Fee
Property		8.08	U-Haul Storage of Spring Hill on Mariner			Self Storage	Self Storage	Fee
Property		8.09	U-Haul Moving & Storage of Oakwood			Self Storage	Self Storage	Fee
Property		8.10	U-Haul Moving & Storage of Augusta West			Self Storage	Self Storage	Fee
Loan	4	9	Greenwich Office Park	John J. Fareri	1	Office	Suburban	Fee / Leasehold
Loan	6	10	The Shores Resort & Spa	Uhon, Inc.; Rushan Wu	1	Hospitality	Full Service	Fee
Loan	4	11	Federal Way Crossings I & II	Firoz Lalji; Altaf Habib Jiwani	1	Retail	Anchored	Fee
Loan	4, 10	12	Novo Nordisk	NAP	1	Office	Suburban	Fee
Loan	4, 11	13	Huntington Center	Abraham J. Cohen; David J. Cohen; Menashe Frankel (A/K/A Mark Frankel); Yeheskel Frankel (A/K/A Yecheskal Frankel); Hines Investment Management Holdings Limited Partnership	1	Office	CBD	Fee
Loan	9	14	Fairfield Inn CT Portfolio	Naveen Shah	2
Property		14.01	Fairfield Inn & Suites Plainville			Hospitality	Select Service	Fee
Property		14.02	Fairfield Inn & Suites Hartford Airport			Hospitality	Select Service	Fee
Loan	9	15	Arkansas Multifamily Portfolio	Chaim Puretz	4
Property		15.01	Allied Garden Apartments			Multifamily	Garden	Fee
Property		15.02	Terrace Green Apartments			Multifamily	Garden	Fee
Property		15.03	Jefferson Manor Apartments			Multifamily	Garden	Fee
Property		15.04	Northwest Acres Apartments			Multifamily	Garden	Fee
Loan	9, 12	16	Lexham Street Portfolio	Marc K. Lewis	4
Property		16.01	970 Farmington Avenue			Mixed Use	Retail/Office	Fee
Property		16.02	27-43 LaSalle Road			Retail	Unanchored	Fee
Property		16.03	1253 New Britain Avenue			Retail	Unanchored	Fee
Property		16.04	967 Farmington Avenue			Mixed Use	Retail/Office	Fee
Loan	9	17	National Dollar General Portfolio	Jorge Madruga; Francesca Madruga; Rina Shalhov	15
Property		17.01	Dollar General Corp-Chickasha			Retail	Single Tenant	Fee
Property		17.02	Dollar General Corp-Wynnewood			Retail	Single Tenant	Fee
Property		17.03	Dollar General Corp-Valliant			Retail	Single Tenant	Fee
Property		17.04	Dollar General Corp-Talihina			Retail	Single Tenant	Fee
Property		17.05	Dollar General Corp-Heavener			Retail	Single Tenant	Fee
Property		17.06	Dollar General Corp-Painesville Mentor Avenue			Retail	Single Tenant	Fee
Property		17.07	Dollar General Corp-McKean			Retail	Single Tenant	Fee
Property		17.08	Dollar General Corp-Erie			Retail	Single Tenant	Fee
Property		17.09	Dollar General Corp-Greensburg			Retail	Single Tenant	Fee
Property		17.10	Dollar General Corp-Gratiot			Retail	Single Tenant	Fee
Property		17.11	Dollar General Corp-New Paris			Retail	Single Tenant	Fee
Property		17.12	Dollar General Corp-New Florence			Retail	Single Tenant	Fee
Property		17.13	Dollar General Corp-Painesville Madison Avenue			Retail	Single Tenant	Fee
Property		17.14	Dollar General Corp-Muskogee			Retail	Single Tenant	Fee
Property		17.15	Dollar General Corp-Caledonia			Retail	Single Tenant	Fee
Loan		18	Hampton Inn & Suites - Hillsboro	John R. Thackeray; Kevin S. Garn; Craig C. Christensen	1	Hospitality	Limited Service	Fee
Loan		19	Pacific Highway Self Storage	Pacifica Host Inc.	1	Self Storage	Self Storage	Fee
Loan	6	20	Tyler Gateway Shopping Center	Mark Schurgin	1	Retail	Shadow Anchored	Fee
Loan		21	Chisholm Shopping Center	Gary D. Goodman; Lawrence Goodman Revocable Trust	1	Retail	Anchored	Fee
Loan		22	Courtyard Stuart	MHI II, LLC	1	Hospitality	Limited Service	Fee
Loan		23	5 Towns Inn Lawrence	Thomas Morash	1	Hospitality	Limited Service	Fee
Loan		24	Pleasant Hill Villas Apartments	J.K. Properties, Inc.	1	Multifamily	Garden	Fee
Loan		25	Park Circle Apartments	H.K. Realty, Inc.	1	Multifamily	Garden	Fee
Loan		26	Hamden Retail Center	Marc K. Lewis	1	Retail	Shadow Anchored	Fee / Leasehold
Loan		27	Villager Square	Phillippe H. Covington; Philippe H. Covington Separate Property Revocable Trust	1	Retail	Anchored	Fee
Loan		28	Fairfield Inn & Suites Cartersville	Dhansukh Patel; Dhirubhai Patel; Alpesh Patel; Niketan Patel	1	Hospitality	Limited Service	Fee
Loan		29	Heritage Hill Apartments	Debra M. Massey	1	Multifamily	Garden	Fee
Loan		30	Westview Avenal Apartments	H.K. Realty, Inc.	1	Multifamily	Garden	Fee
Loan		31	Westview Apartments	J.K. Properties, Inc.	1	Multifamily	Mid Rise	Fee
Loan		32	Courtyard Van Nuys Apartments	H.K. Realty, Inc.	1	Multifamily	Garden	Fee
Loan		33	Comfort Suites - Golden Isles Gateway	Roshan Patel; Jagdish Patel; Shaylesh Patel	1	Hospitality	Limited Service	Fee
Loan		34	Babu’s Villa	Manouchehr Mobedshahi	1	Multifamily	Garden	Fee
Loan		35	Country Court Estates MHC	Adam Schwerin; Timothy H. Karagosian	1	Manufactured Housing	Manufactured Housing	Fee
Loan		36	Northridge Pointe Apartments	H.K. Realty, Inc.	1	Multifamily	Garden	Fee
Loan		37	Mountain View Townhomes	J.K. Properties, Inc.	1	Multifamily	Garden	Fee
Loan		38	Sherman Pointe Apartments	J.K. Properties, Inc.	1	Multifamily	Garden	Fee
Loan		39	Somerset Townhomes	J.K. Properties, Inc.	1	Multifamily	Garden	Fee
Loan		40	Woodland Crossing Shopping Center	Joseph W. Pheffer; Jon B. Griffith	1	Retail	Unanchored	Fee
Loan		41	Halsted Plaza	Gary D. Goodman; Lawrence Goodman Revocable Trust	1	Retail	Unanchored	Fee
Loan		42	Wildwood Apartments	J.K. Properties, Inc.	1	Multifamily	Garden	Fee

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Ground Lease Initial Lease Expiration Date	Address	City	County	State	Zip Code	Year Built
Loan	4	1	681 Fifth Avenue	N/A	681 Fifth Avenue	New York	New York	NY	10022	1913
Loan	4, 5, 6	2	191 Peachtree	68,343	191 Peachtree Street NE	Atlanta	Fulton	GA	30303	1991
Loan	4	3	Wolfchase Galleria	N/A	2760 North Germantown Parkway	Memphis	Shelby	TN	38133	1997
Loan	4, 7	4	The Orchard	N/A	23600-23760 El Toro Road	Lake Forest	Orange	CA	92630	1972; 2006
Loan	4	5	The Falls	N/A	8888 Southwest 136th Street	Miami	Miami-Dade	FL	33176	1980
Loan	4	6	Vintage Park	N/A	102-142 Vintage Park Boulevard	Houston	Harris	TX	77070	2007
Loan	4, 8	7	101 Hudson Street	N/A	101 Hudson Street	Jersey City	Hudson	NJ	07302	1992
Loan	9	8	U-Haul AREC 23 Portfolio
Property		8.01	U-Haul Moving & Storage of Kakaako	N/A	438 Kamakee Street	Honolulu	Honolulu	HI	96814	1932
Property		8.02	U-Haul at 19th Ave	N/A	9404, 9435 North 19th Avenue	Phoenix	Maricopa	AZ	85021	1972; 1973; 1989
Property		8.03	U-Haul Moving & Storage on Highway 64	N/A	7399 Highway 64	Memphis	Shelby	TN	38133	1999
Property		8.04	U-Haul Moving & Storage of Broken Arrow	N/A	901 West New Orleans Street	Broken Arrow	Tulsa	OK	74011	2005
Property		8.05	U-Haul Moving & Storage of Pasadena	N/A	552 South Raymond Avenue	Pasadena	Los Angeles	CA	91105	1926; 1951
Property		8.06	U-Haul Moving & Storage of Houghton	N/A	46705 State Highway M26; 51000 North US 41; 56667 Station Drive; 46553 Main Street; 28171 9th Street	Houghton; Hancock; Calumet; Dodgeville; Lake Linden	Houghton	MI	49931; 49930; 49913; 49921; 49945	1991
Property		8.07	U-Haul Moving & Storage of Waterfalls	N/A	3633 University Avenue; 1923 East Mitchell Avenue; 6110 University Avenue	Waterloo; Cedar Falls	Black Hawk	IA	50701; 50702; 50613	1961; 1977; 2014
Property		8.08	U-Haul Storage of Spring Hill on Mariner	N/A	4194 Mariner Boulevard	Spring Hill	Hernando	FL	34609	2004
Property		8.09	U-Haul Moving & Storage of Oakwood	N/A	4211 McEver Road	Oakwood	Hall	GA	30566	2007
Property		8.10	U-Haul Moving & Storage of Augusta West	N/A	3515 Wrightsboro Road	Augusta	Richmond	GA	30909	2007
Loan	4	9	Greenwich Office Park	Building 8: 5/31/2076; Building 9: 9/8/2076	51 Weaver St, 18 Valley Drive and West Putnam Avenue	Greenwich	Fairfield	CT	06831	1970-1978
Loan	6	10	The Shores Resort & Spa	N/A	2637 South Atlantic Avenue	Daytona Beach Shores	Volusia	FL	32118	1974
Loan	4	11	Federal Way Crossings I & II	N/A	35009 Enchanted Parkway South	Federal Way	King	WA	98003	2006-2007
Loan	4, 10	12	Novo Nordisk	N/A	800 Scudders Mill Road	Plainsboro	Middlesex	NJ	08536	1985
Loan	4, 11	13	Huntington Center	N/A	41 South High Street / 50 South Front Street	Columbus	Franklin	OH	43215	1984
Loan	9	14	Fairfield Inn CT Portfolio
Property		14.01	Fairfield Inn & Suites Plainville	N/A	400 New Britain Avenue	Plainville	Hartford	CT	06062	1974
Property		14.02	Fairfield Inn & Suites Hartford Airport	N/A	2 Loten Drive	Windsor Locks	Hartford	CT	06096	1990
Loan	9	15	Arkansas Multifamily Portfolio
Property		15.01	Allied Garden Apartments	N/A	5221 Johnson Street	Fort Smith	Sebastian	AR	72904	1970
Property		15.02	Terrace Green Apartments	N/A	8223 Scott Hamilton Drive	Little Rock	Pulaski	AR	72209	1971
Property		15.03	Jefferson Manor Apartments	N/A	2600 John Ashley Drive	North Little Rock	Pulaski	AR	72114	1975
Property		15.04	Northwest Acres Apartments	N/A	710 Union Drive	Springdale	Washington	AR	72764	1980
Loan	9, 12	16	Lexham Street Portfolio
Property		16.01	970 Farmington Avenue	N/A	970 Farmington Avenue	West Hartford	Hartford	CT	06107	1928
Property		16.02	27-43 LaSalle Road	N/A	27-43 LaSalle Road	West Hartford	Hartford	CT	06107	1931
Property		16.03	1253 New Britain Avenue	N/A	1253 New Britain Avenue	West Hartford	Hartford	CT	06110	1991
Property		16.04	967 Farmington Avenue	N/A	967 Farmington Avenue	West Hartford	Hartford	CT	06107	1927
Loan	9	17	National Dollar General Portfolio
Property		17.01	Dollar General Corp-Chickasha	N/A	527 West Grand Avenue	Chickasha	Grady	OK	73018	2013
Property		17.02	Dollar General Corp-Wynnewood	N/A	1102 East Robert South Kerr Boulevard	Wynnewood	Garvin	OK	73098	2013
Property		17.03	Dollar General Corp-Valliant	N/A	507 East Wilson Street	Valliant	McCurtain	OK	74764	2013
Property		17.04	Dollar General Corp-Talihina	N/A	914 Dallas Street	Talihina	Le Flore	OK	74571	2013
Property		17.05	Dollar General Corp-Heavener	N/A	826 Highway 59 North	Heavener	Le Flore	OK	74937	2013
Property		17.06	Dollar General Corp-Painesville Mentor Avenue	N/A	1029 Mentor Avenue	Painesville	Lake	OH	44077	2012
Property		17.07	Dollar General Corp-McKean	N/A	5212 West Road	McKean	Erie	PA	16426	2013
Property		17.08	Dollar General Corp-Erie	N/A	4682 East Lake Road	Erie	Grady	PA	16511	2013
Property		17.09	Dollar General Corp-Greensburg	N/A	2211 Mount Pleasant Road	Greensburg	Westmoreland	PA	15601	2012
Property		17.10	Dollar General Corp-Gratiot	N/A	12235 West Pike Road	Gratiot	Muskingum	OH	43740	2013
Property		17.11	Dollar General Corp-New Paris	N/A	301 North Washington Street	New Paris	Preble	OH	45347	2013
Property		17.12	Dollar General Corp-New Florence	N/A	215 13th Street	New Florence	Westmoreland	PA	15944	2013
Property		17.13	Dollar General Corp-Painesville Madison Avenue	N/A	1535 Madison Avenue	Painesville	Lake	OH	44077	2012
Property		17.14	Dollar General Corp-Muskogee	N/A	6537 South Cherokee Street	Muskogee	Muskogee	OK	74403	2013
Property		17.15	Dollar General Corp-Caledonia	N/A	112 Harding Highway East	Caledonia	Marion	OH	43314	2013
Loan		18	Hampton Inn & Suites - Hillsboro	N/A	19999 Northwest Tanasbourne Drive	Hillsboro	Washington	OR	97124	2014
Loan		19	Pacific Highway Self Storage	N/A	4350 Pacific Highway	San Diego	San Diego	CA	92110	2009
Loan	6	20	Tyler Gateway Shopping Center	N/A	3502 and 3510 Tyler Street	Riverside	Riverside	CA	92503	1990
Loan		21	Chisholm Shopping Center	N/A	1101-1241 Garth Brooks Boulevard	Yukon	Canadian	OK	73099	1978
Loan		22	Courtyard Stuart	N/A	7615 SW Lost River Road	Stuart	Martin	FL	34997	2009
Loan		23	5 Towns Inn Lawrence	N/A	655 Rockaway Turnpike	Lawrence	Nassau	NY	11559	1987
Loan		24	Pleasant Hill Villas Apartments	N/A	5525 Pleasant Hill Ave.	Las Vegas	Clark	NV	89103	1988
Loan		25	Park Circle Apartments	N/A	1830 E Ave J-4	Lancaster	Los Angeles	CA	93535	1988
Loan		26	Hamden Retail Center	5/31/2033	2135 and 2165 Dixwell Avenue	Hamden	New Haven	CT	06514	1980
Loan		27	Villager Square	N/A	6470-6650 West 120th Avenue	Broomfield	Broomfield	CO	80020	1983
Loan		28	Fairfield Inn & Suites Cartersville	N/A	20 Canyon Parkway	Cartersville	Bartow	GA	30121	2008
Loan		29	Heritage Hill Apartments	N/A	301 North Heritage Parkway	Sherman	Grayson	TX	75092	1979
Loan		30	Westview Avenal Apartments	N/A	1068 S. 7th Street	Avenal	Kings	CA	93204	1987
Loan		31	Westview Apartments	N/A	334 S. Westlake Ave.	Los Angeles	Los Angeles	CA	90057	1989
Loan		32	Courtyard Van Nuys Apartments	N/A	15025 Saticoy St.	Van Nuys	Los Angeles	CA	91405	1965
Loan		33	Comfort Suites - Golden Isles Gateway	N/A	220 Gateway Center Boulevard	Brunswick	Glynn	GA	31525	2009
Loan		34	Babu’s Villa	N/A	10515 Mills Tower Drive	Rancho Cordova	Sacramento	CA	95670	1974
Loan		35	Country Court Estates MHC	N/A	10744 U.S. Route 27	Fort Wayne	Allen	IN	46816	1953; 1974; 1999
Loan		36	Northridge Pointe Apartments	N/A	17925 Dovenshire Ave.	Northridge	Los Angeles	CA	91325	1963
Loan		37	Mountain View Townhomes	N/A	1100 E. Whittier Ave.	Hemet	Riverside	CA	92543	1986
Loan		38	Sherman Pointe Apartments	N/A	6851 Sepulveda Blvd.	Van Nuys	Los Angeles	CA	91405	1978
Loan		39	Somerset Townhomes	N/A	45321-65 Cedar Ave.	Lancaster	Los Angeles	CA	93534	1981
Loan		40	Woodland Crossing Shopping Center	N/A	7103 South Memorial Drive	Tulsa	Tulsa	OK	74133	2004
Loan		41	Halsted Plaza	N/A	801-837 West 119th Street	Chicago	Cook	IL	60643	1967
Loan		42	Wildwood Apartments	N/A	4801 E. Tropicana Avenue	Las Vegas	Clark	NV	89121	1978

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate
Loan	4	1	681 Fifth Avenue	2009	82,573	SF	90.8%	9/30/2016	$440,000,000	10/1/2016	4.127%	0.01691%	0.00250%	0.00250%	0.00000%	0.00728%	0.00352%	0.00061%
Loan	4, 5, 6	2	191 Peachtree	2016	1,222,142	SF	88.8%	9/1/2016	$270,500,000	10/3/2016	3.732%	0.01691%	0.00250%	0.00250%	0.00000%	0.00728%	0.00352%	0.00061%
Loan	4	3	Wolfchase Galleria	N/A	391,862	SF	90.1%	9/28/2016	$254,000,000	9/26/2016	4.146%	0.01709%	0.00250%	0.00250%	0.00000%	0.00728%	0.00370%	0.00061%
Loan	4, 7	4	The Orchard	N/A	280,644	SF	97.6%	8/24/2016	$148,000,000	9/1/2016	3.970%	0.01730%	0.00250%	0.00250%	0.00000%	0.00728%	0.00391%	0.00061%
Loan	4	5	The Falls	1996	839,507	SF	97.5%	6/30/2016	$305,000,000	7/14/2016	3.450%	0.01786%	0.00250%	0.00250%	0.00000%	0.00728%	0.00447%	0.00061%
Loan	4	6	Vintage Park	N/A	341,107	SF	94.1%	10/6/2016	$119,760,000	8/8/2016	4.987%	0.01339%	0.00250%	0.00000%	0.00250%	0.00728%	0.00000%	0.00061%
Loan	4, 8	7	101 Hudson Street	2015	1,341,649	SF	98.3%	9/21/2016	$482,500,000	9/6/2016	3.117%	0.01339%	0.00250%	0.00000%	0.00250%	0.00728%	0.00000%	0.00061%
Loan	9	8	U-Haul AREC 23 Portfolio		509,124	SF	93.4%		$67,830,000		3.793%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Property		8.01	U-Haul Moving & Storage of Kakaako	1999	33,672	SF	85.5%	10/17/2016	$16,350,000	8/27/2016
Property		8.02	U-Haul at 19th Ave	N/A	75,890	SF	97.1%	10/17/2016	$8,500,000	8/29/2016
Property		8.03	U-Haul Moving & Storage on Highway 64	N/A	75,990	SF	96.1%	10/17/2016	$6,040,000	8/29/2016
Property		8.04	U-Haul Moving & Storage of Broken Arrow	N/A	46,500	SF	94.9%	10/17/2016	$5,680,000	8/29/2016
Property		8.05	U-Haul Moving & Storage of Pasadena	1992	9,222	SF	94.6%	10/17/2016	$5,050,000	8/26/2016
Property		8.06	U-Haul Moving & Storage of Houghton	2013	110,020	SF	87.6%	10/17/2016	$4,720,000	8/23/2016
Property		8.07	U-Haul Moving & Storage of Waterfalls	N/A	75,511	SF	94.1%	10/17/2016	$4,440,000	9/6/2016
Property		8.08	U-Haul Storage of Spring Hill on Mariner	N/A	20,050	SF	98.8%	10/17/2016	$4,350,000	9/8/2016
Property		8.09	U-Haul Moving & Storage of Oakwood	N/A	28,019	SF	97.0%	10/17/2016	$4,200,000	8/30/2016
Property		8.10	U-Haul Moving & Storage of Augusta West	N/A	34,250	SF	95.8%	10/17/2016	$2,900,000	8/29/2016
Loan	4	9	Greenwich Office Park	2010-2016	379,861	SF	82.9%	9/30/2016	$134,000,000	9/6/2016	4.554%	0.01339%	0.00250%	0.00250%	0.00000%	0.00728%	0.00000%	0.00061%
Loan	6	10	The Shores Resort & Spa	2014-2015	212	Rooms	69.6%	8/31/2016	$54,500,000	8/1/2017	4.761%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan	4	11	Federal Way Crossings I & II	N/A	207,686	SF	98.7%	8/1/2016	$83,100,000	8/17/2016	4.589%	0.01874%	0.00250%	0.00250%	0.00000%	0.00728%	0.00535%	0.00061%
Loan	4, 10	12	Novo Nordisk	2013	761,824	SF	78.0%	11/1/2016	$319,900,000	6/1/2016	3.482%	0.01339%	0.00250%	0.00000%	0.00250%	0.00728%	0.00000%	0.00061%
Loan	4, 11	13	Huntington Center	N/A	907,010	SF	85.8%	8/31/2016	$186,600,000	8/22/2016	3.530%	0.01339%	0.00250%	0.00000%	0.00250%	0.00728%	0.00000%	0.00061%
Loan	9	14	Fairfield Inn CT Portfolio		228	Rooms	74.0%		$28,500,000		4.517%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Property		14.01	Fairfield Inn & Suites Plainville	2009	107	Rooms	72.9%	9/30/2016	$14,600,000	8/29/2016
Property		14.02	Fairfield Inn & Suites Hartford Airport	2009	121	Rooms	75.0%	9/30/2016	$13,900,000	8/29/2016
Loan	9	15	Arkansas Multifamily Portfolio		480	Units	94.8%		$28,350,000		4.745%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Property		15.01	Allied Garden Apartments	N/A	160	Units	95.6%	7/20/2016	$9,420,000	7/12/2016
Property		15.02	Terrace Green Apartments	N/A	100	Units	96.0%	7/20/2016	$6,260,000	7/11/2016
Property		15.03	Jefferson Manor Apartments	N/A	140	Units	92.1%	7/20/2016	$7,970,000	7/11/2016
Property		15.04	Northwest Acres Apartments	N/A	80	Units	96.3%	7/20/2016	$4,700,000	7/12/2016
Loan	9, 12	16	Lexham Street Portfolio		63,730	SF	98.2%		$24,950,000		4.450%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Property		16.01	970 Farmington Avenue	N/A	34,280	SF	96.6%	9/30/2016	$9,880,000	9/29/2016
Property		16.02	27-43 LaSalle Road	N/A	11,037	SF	100.0%	9/30/2016	$7,100,000	9/29/2016
Property		16.03	1253 New Britain Avenue	N/A	9,800	SF	100.0%	9/30/2016	$5,170,000	9/29/2016
Property		16.04	967 Farmington Avenue	N/A	8,613	SF	100.0%	9/30/2016	$2,800,000	9/29/2016
Loan	9	17	National Dollar General Portfolio		152,488	SF	100.0%		$22,455,000		4.810%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Property		17.01	Dollar General Corp-Chickasha	N/A	12,406	SF	100.0%	12/1/2016	$2,130,000	9/17/2016
Property		17.02	Dollar General Corp-Wynnewood	N/A	12,480	SF	100.0%	12/1/2016	$1,740,000	9/17/2016
Property		17.03	Dollar General Corp-Valliant	N/A	12,406	SF	100.0%	12/1/2016	$1,690,000	9/18/2016
Property		17.04	Dollar General Corp-Talihina	N/A	12,480	SF	100.0%	12/1/2016	$1,690,000	9/18/2016
Property		17.05	Dollar General Corp-Heavener	N/A	12,406	SF	100.0%	12/1/2016	$1,560,000	9/18/2016
Property		17.06	Dollar General Corp-Painesville Mentor Avenue	N/A	9,026	SF	100.0%	12/1/2016	$1,420,000	9/19/2016
Property		17.07	Dollar General Corp-McKean	N/A	9,026	SF	100.0%	12/1/2016	$1,510,000	9/21/2016
Property		17.08	Dollar General Corp-Erie	N/A	9,002	SF	100.0%	12/1/2016	$1,490,000	9/21/2016
Property		17.09	Dollar General Corp-Greensburg	N/A	9,026	SF	100.0%	12/1/2016	$1,440,000	9/18/2016
Property		17.10	Dollar General Corp-Gratiot	N/A	9,026	SF	100.0%	12/1/2016	$1,310,000	9/21/2016
Property		17.11	Dollar General Corp-New Paris	N/A	9,026	SF	100.0%	12/1/2016	$1,290,000	9/21/2016
Property		17.12	Dollar General Corp-New Florence	N/A	9,100	SF	100.0%	12/1/2016	$1,380,000	9/18/2016
Property		17.13	Dollar General Corp-Painesville Madison Avenue	N/A	9,026	SF	100.0%	12/1/2016	$1,275,000	9/19/2016
Property		17.14	Dollar General Corp-Muskogee	N/A	9,026	SF	100.0%	12/1/2016	$1,310,000	9/18/2016
Property		17.15	Dollar General Corp-Caledonia	N/A	9,026	SF	100.0%	12/1/2016	$1,220,000	9/23/2016
Loan		18	Hampton Inn & Suites - Hillsboro	N/A	106	Rooms	78.8%	9/30/2016	$26,000,000	10/12/2016	4.864%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		19	Pacific Highway Self Storage	N/A	86,017	SF	96.0%	9/21/2016	$18,750,000	9/2/2016	4.245%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan	6	20	Tyler Gateway Shopping Center	2016	24,965	SF	100.0%	7/1/2016	$18,300,000	6/28/2016	4.280%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		21	Chisholm Shopping Center	N/A	205,685	SF	88.3%	8/26/2016	$24,800,000	9/6/2016	4.002%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		22	Courtyard Stuart	N/A	120	Rooms	75.4%	7/31/2016	$15,800,000	8/15/2016	4.420%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		23	5 Towns Inn Lawrence	2009-2011	111	Rooms	91.2%	10/10/2016	$22,900,000	5/26/2016	4.910%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		24	Pleasant Hill Villas Apartments	N/A	172	Units	96.5%	9/20/2016	$13,900,000	4/19/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		25	Park Circle Apartments	N/A	164	Units	88.4%	9/20/2016	$12,000,000	4/29/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		26	Hamden Retail Center	2013	45,862	SF	87.6%	9/30/2016	$11,650,000	9/15/2016	4.440%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		27	Villager Square	1995	85,131	SF	90.0%	10/11/2016	$11,450,000	9/30/2016	4.654%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		28	Fairfield Inn & Suites Cartersville	N/A	73	Rooms	77.5%	8/31/2016	$10,700,000	5/11/2016	5.210%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		29	Heritage Hill Apartments	2016	200	Units	96.0%	10/28/2016	$10,520,000	9/6/2016	4.510%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		30	Westview Avenal Apartments	N/A	150	Units	94.7%	8/20/2016	$8,280,000	4/20/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		31	Westview Apartments	N/A	57	Units	98.2%	8/31/2016	$8,400,000	5/2/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		32	Courtyard Van Nuys Apartments	N/A	59	Units	96.6%	9/20/2016	$6,500,000	4/29/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		33	Comfort Suites - Golden Isles Gateway	N/A	60	Rooms	83.6%	7/31/2016	$8,750,000	8/2/2016	4.478%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		34	Babu’s Villa	2013-2015	64	Units	98.4%	10/26/2016	$5,000,000	9/20/2016	5.500%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		35	Country Court Estates MHC	N/A	252	Pads	88.1%	9/30/2016	$5,000,000	9/14/2016	4.431%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		36	Northridge Pointe Apartments	N/A	28	Units	100.0%	9/30/2016	$5,250,000	4/29/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		37	Mountain View Townhomes	N/A	56	Units	94.6%	9/20/2016	$3,940,000	5/4/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		38	Sherman Pointe Apartments	N/A	36	Units	97.2%	9/30/2016	$4,700,000	4/29/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		39	Somerset Townhomes	N/A	45	Units	95.6%	10/4/2016	$4,000,000	4/29/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		40	Woodland Crossing Shopping Center	N/A	9,697	SF	83.2%	9/30/2016	$3,400,000	9/5/2016	4.810%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		41	Halsted Plaza	1983	59,847	SF	100.0%	9/19/2016	$6,300,000	9/23/2016	5.030%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%
Loan		42	Wildwood Apartments	N/A	49	Units	98.0%	9/20/2016	$2,700,000	4/19/2016	4.269%	0.01566%	0.00250%	0.00250%	0.00000%	0.00728%	0.00227%	0.00061%

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)
Loan	4	1	681 Fifth Avenue	0.00050%	Actual/360	1	No	120	119	120	119	0	0	11/4/2016	12/6/2016	N/A	11/6/2026	N/A	$0.00	$278,920.83
Loan	4, 5, 6	2	191 Peachtree	0.00050%	Actual/360	1	No	120	119	120	119	0	0	10/25/2016	12/5/2016	N/A	11/5/2026	N/A	$0.00	$252,255.56
Loan	4	3	Wolfchase Galleria	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/26/2016	12/1/2016	N/A	11/1/2026	N/A	$340,109.42	$0.00
Loan	4, 7	4	The Orchard	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/17/2016	12/1/2016	N/A	11/1/2026	N/A	$290,169.30	$0.00
Loan	4	5	The Falls	0.00050%	Actual/360	3	No	120	117	120	117	0	0	8/15/2016	10/1/2016	N/A	9/1/2026	N/A	$0.00	$132,629.34
Loan	4	6	Vintage Park	0.00050%	Actual/360	2	No	120	118	27	25	360	360	10/7/2016	11/6/2016	2/6/2019	10/6/2026	N/A	$209,050.69	$164,328.58
Loan	4, 8	7	101 Hudson Street	0.00050%	Actual/360	2	No	120	118	120	118	0	0	9/30/2016	11/11/2016	N/A	10/11/2026	N/A	$0.00	$98,100.72
Loan	9	8	U-Haul AREC 23 Portfolio	0.00050%	Actual/360	1	Yes	120	119	0	0	300	299	10/21/2016	12/6/2016	N/A	11/6/2026	11/6/2041	$187,168.39	$0.00
Property		8.01	U-Haul Moving & Storage of Kakaako
Property		8.02	U-Haul at 19th Ave
Property		8.03	U-Haul Moving & Storage on Highway 64
Property		8.04	U-Haul Moving & Storage of Broken Arrow
Property		8.05	U-Haul Moving & Storage of Pasadena
Property		8.06	U-Haul Moving & Storage of Houghton
Property		8.07	U-Haul Moving & Storage of Waterfalls
Property		8.08	U-Haul Storage of Spring Hill on Mariner
Property		8.09	U-Haul Moving & Storage of Oakwood
Property		8.10	U-Haul Moving & Storage of Augusta West
Loan	4	9	Greenwich Office Park	0.00050%	Actual/360	1	No	60	59	60	59	0	0	11/4/2016	12/5/2016	N/A	11/5/2021	N/A	$0.00	$126,974.38
Loan	6	10	The Shores Resort & Spa	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/1/2016	12/6/2016	N/A	11/6/2026	N/A	$172,362.49	$0.00
Loan	4	11	Federal Way Crossings I & II	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/28/2016	12/6/2016	N/A	11/6/2026	N/A	$166,391.95	$0.00
Loan	4, 10	12	Novo Nordisk	0.00050%	Actual/360	3	Yes	60	57	60	57	0	0	8/11/2016	10/5/2016	N/A	9/5/2021	4/30/2031	$0.00	$58,839.35
Loan	4, 11	13	Huntington Center	0.00050%	Actual/360	2	No	120	118	60	58	360	360	9/30/2016	11/7/2016	11/7/2021	10/7/2026	N/A	$90,144.20	$59,650.46
Loan	9	14	Fairfield Inn CT Portfolio	0.00050%	Actual/360	0	No	120	120	0	0	360	360	11/8/2016	1/1/2017	N/A	12/1/2026	N/A	$93,923.74	$0.00
Property		14.01	Fairfield Inn & Suites Plainville
Property		14.02	Fairfield Inn & Suites Hartford Airport
Loan	9	15	Arkansas Multifamily Portfolio	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/31/2016	12/6/2016	N/A	11/6/2026	N/A	$96,449.01	$0.00
Property		15.01	Allied Garden Apartments
Property		15.02	Terrace Green Apartments
Property		15.03	Jefferson Manor Apartments
Property		15.04	Northwest Acres Apartments
Loan	9, 12	16	Lexham Street Portfolio	0.00050%	Actual/360	1	No	120	119	36	35	360	360	10/28/2016	12/1/2016	12/1/2019	11/1/2026	N/A	$86,891.49	$64,857.20
Property		16.01	970 Farmington Avenue
Property		16.02	27-43 LaSalle Road
Property		16.03	1253 New Britain Avenue
Property		16.04	967 Farmington Avenue
Loan	9	17	National Dollar General Portfolio	0.00050%	Actual/360	1	Yes	120	119	24	23	360	360	10/28/2016	12/5/2016	12/5/2018	11/5/2026	5/5/2028	$85,334.05	$66,022.80
Property		17.01	Dollar General Corp-Chickasha
Property		17.02	Dollar General Corp-Wynnewood
Property		17.03	Dollar General Corp-Valliant
Property		17.04	Dollar General Corp-Talihina
Property		17.05	Dollar General Corp-Heavener
Property		17.06	Dollar General Corp-Painesville Mentor Avenue
Property		17.07	Dollar General Corp-McKean
Property		17.08	Dollar General Corp-Erie
Property		17.09	Dollar General Corp-Greensburg
Property		17.10	Dollar General Corp-Gratiot
Property		17.11	Dollar General Corp-New Paris
Property		17.12	Dollar General Corp-New Florence
Property		17.13	Dollar General Corp-Painesville Madison Avenue
Property		17.14	Dollar General Corp-Muskogee
Property		17.15	Dollar General Corp-Caledonia
Loan		18	Hampton Inn & Suites - Hillsboro	0.00050%	Actual/360	1	No	120	119	0	0	300	299	11/2/2016	12/6/2016	N/A	11/6/2026	N/A	$93,712.74	$0.00
Loan		19	Pacific Highway Self Storage	0.00050%	Actual/360	1	No	120	119	24	23	360	360	10/28/2016	12/1/2016	12/1/2018	11/1/2026	N/A	$64,405.79	$46,984.88
Loan	6	20	Tyler Gateway Shopping Center	0.00050%	Actual/360	3	No	120	117	60	57	360	360	8/19/2016	10/5/2016	10/5/2021	9/5/2026	N/A	$61,712.22	$45,202.55
Loan		21	Chisholm Shopping Center	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/14/2016	12/6/2016	N/A	11/6/2026	N/A	$56,106.46	$0.00
Loan		22	Courtyard Stuart	0.00050%	Actual/360	2	No	120	118	0	0	360	358	9/26/2016	11/5/2016	N/A	10/5/2026	N/A	$55,213.73	$0.00
Loan		23	5 Towns Inn Lawrence	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/2/2016	12/5/2016	N/A	11/5/2026	N/A	$54,727.47	$0.00
Loan		24	Pleasant Hill Villas Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$49,552.40	$0.00
Loan		25	Park Circle Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$42,649.58	$0.00
Loan		26	Hamden Retail Center	0.00050%	Actual/360	1	No	120	119	24	23	360	360	10/7/2016	12/1/2016	12/1/2018	11/1/2026	N/A	$39,243.87	$29,260.83
Loan		27	Villager Square	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/4/2016	12/6/2016	N/A	11/6/2026	N/A	$40,032.02	$0.00
Loan		28	Fairfield Inn & Suites Cartersville	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/1/2016	12/5/2016	N/A	11/5/2026	N/A	$39,855.34	$0.00
Loan		29	Heritage Hill Apartments	0.00050%	Actual/360	1	No	120	119	0	0	300	299	10/21/2016	12/1/2016	N/A	11/1/2026	N/A	$35,609.61	$0.00
Loan		30	Westview Avenal Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$30,618.95	$0.00
Loan		31	Westview Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$24,652.94	$0.00
Loan		32	Courtyard Van Nuys Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$20,461.94	$0.00
Loan		33	Comfort Suites - Golden Isles Gateway	0.00050%	Actual/360	1	No	120	119	0	0	300	299	10/13/2016	12/6/2016	N/A	11/6/2026	N/A	$23,015.26	$0.00
Loan		34	Babu’s Villa	0.00050%	Actual/360	1	No	120	119	24	23	360	360	10/26/2016	12/5/2016	12/5/2018	11/5/2026	N/A	$19,815.84	$16,218.00
Loan		35	Country Court Estates MHC	0.00050%	Actual/360	2	No	120	118	24	22	360	360	10/7/2016	11/6/2016	11/6/2018	10/6/2026	N/A	$17,151.01	$12,775.67
Loan		36	Northridge Pointe Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$15,531.35	$0.00
Loan		37	Mountain View Townhomes	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$13,805.64	$0.00
Loan		38	Sherman Pointe Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$13,559.11	$0.00
Loan		39	Somerset Townhomes	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$13,411.20	$0.00
Loan		40	Woodland Crossing Shopping Center	0.00050%	Actual/360	1	No	120	119	12	11	360	360	11/1/2016	12/1/2016	12/1/2017	11/1/2026	N/A	$12,448.90	$9,631.69
Loan		41	Halsted Plaza	0.00050%	Actual/360	1	No	120	119	0	0	360	359	11/4/2016	12/6/2016	N/A	11/6/2026	N/A	$10,773.13	$0.00
Loan		42	Wildwood Apartments	0.00050%	Actual/360	1	No	120	119	0	0	360	359	10/11/2016	12/6/2016	N/A	11/6/2026	N/A	$9,861.17	$0.00

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)
Loan	4	1	681 Fifth Avenue	$0	$3,347,050	Hard	In Place	No	N/A	N/A	1.73x	N/A	1.67x	48.9%	48.9%	3	0	Sixth	LO(25);DEF(91);O(4)
Loan	4, 5, 6	2	191 Peachtree	$0	$3,027,067	Hard	In Place	No	N/A	N/A	3.05x	N/A	2.69x	64.9%	64.9%	0	5	Fifth	LO(25);DEF(88);O(7)
Loan	4	3	Wolfchase Galleria	$4,081,313	$0	Hard	Springing	No	Group 1	1.84x	N/A	1.72x	N/A	64.9%	52.0%	0	4	First	LO(25);DEF(88);O(7)
Loan	4, 7	4	The Orchard	$3,482,032	$0	Hard	Springing	No	N/A	1.40x	N/A	1.35x	N/A	68.1%	54.3%	0	5	First	LO(24);YM1(89);O(7)
Loan	4	5	The Falls	$0	$1,591,552	Hard	Springing	No	Group 1	N/A	3.51x	N/A	3.36x	49.2%	49.2%	0	5	First	LO(27);DEF(86);O(7)
Loan	4	6	Vintage Park	$2,508,608	$1,971,943	Hard	Springing	No	N/A	1.37x	1.74x	1.33x	1.69x	70.1%	61.1%	5	0	Sixth	LO(26);DEF(90);O(4)
Loan	4, 8	7	101 Hudson Street	$0.00	$1,177,209	Hard	Springing	No	N/A	N/A	4.07x	N/A	3.68x	51.8%	51.8%	0	0	Eleventh	LO(26);YM1(87);O(7)
Loan	9	8	U-Haul AREC 23 Portfolio	$2,246,021	$0	Soft	Springing	No	N/A	1.74x	N/A	1.72x	N/A	53.3%	38.3%	0	0	Sixth	LO(25);DEF/YM1(91);O(4)
Property		8.01	U-Haul Moving & Storage of Kakaako
Property		8.02	U-Haul at 19th Ave
Property		8.03	U-Haul Moving & Storage on Highway 64
Property		8.04	U-Haul Moving & Storage of Broken Arrow
Property		8.05	U-Haul Moving & Storage of Pasadena
Property		8.06	U-Haul Moving & Storage of Houghton
Property		8.07	U-Haul Moving & Storage of Waterfalls
Property		8.08	U-Haul Storage of Spring Hill on Mariner
Property		8.09	U-Haul Moving & Storage of Oakwood
Property		8.10	U-Haul Moving & Storage of Augusta West
Loan	4	9	Greenwich Office Park	$0	$1,523,693	Hard	In Place	No	N/A	N/A	2.10x	N/A	1.94x	65.3%	65.3%	0	0	Fifth	LO(25);DEF(32);O(3)
Loan	6	10	The Shores Resort & Spa	$2,068,350	$0	Hard	Springing	No	N/A	2.96x	N/A	2.63x	N/A	60.5%	49.5%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan	4	11	Federal Way Crossings I & II	$1,996,703	$0	Springing	Springing	No	N/A	1.41x	N/A	1.36x	N/A	69.7%	56.7%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan	4, 10	12	Novo Nordisk	$0	$706,072	Hard	In Place	No	N/A	N/A	2.98x	N/A	2.97x	52.6%	52.6%	0	0	Fifth	LO(27);DEF(30);O(3)
Loan	4, 11	13	Huntington Center	$1,081,730	$715,806	Hard	In Place	No	N/A	1.71x	2.58x	1.54x	2.32x	75.0%	67.7%	0	0	Seventh	LO(26);DEF(90);O(4)
Loan	9	14	Fairfield Inn CT Portfolio	$1,127,085	$0	Springing	Springing	No	N/A	2.20x	N/A	1.96x	N/A	64.9%	52.6%	0	5	First	LO(24);DEF(92);O(4)
Property		14.01	Fairfield Inn & Suites Plainville
Property		14.02	Fairfield Inn & Suites Hartford Airport
Loan	9	15	Arkansas Multifamily Portfolio	$1,157,388	$0	Soft	In Place	No	N/A	1.67x	N/A	1.57x	N/A	65.2%	53.3%	0	0	Sixth	LO(25);DEF(91);O(4)
Property		15.01	Allied Garden Apartments
Property		15.02	Terrace Green Apartments
Property		15.03	Jefferson Manor Apartments
Property		15.04	Northwest Acres Apartments
Loan	9, 12	16	Lexham Street Portfolio	$1,042,698	$778,286	Hard	Springing	No	Group 3	1.39x	1.86x	1.33x	1.78x	69.1%	60.6%	5	4	First	LO(25);DEF(90);O(5)
Property		16.01	970 Farmington Avenue
Property		16.02	27-43 LaSalle Road
Property		16.03	1253 New Britain Avenue
Property		16.04	967 Farmington Avenue
Loan	9	17	National Dollar General Portfolio	$1,024,009	$792,274	Hard	Springing	No	N/A	1.35x	1.74x	1.33x	1.72x	72.3%	62.4%	0	0	Fifth	LO(25);DEF(92);O(3)
Property		17.01	Dollar General Corp-Chickasha
Property		17.02	Dollar General Corp-Wynnewood
Property		17.03	Dollar General Corp-Valliant
Property		17.04	Dollar General Corp-Talihina
Property		17.05	Dollar General Corp-Heavener
Property		17.06	Dollar General Corp-Painesville Mentor Avenue
Property		17.07	Dollar General Corp-McKean
Property		17.08	Dollar General Corp-Erie
Property		17.09	Dollar General Corp-Greensburg
Property		17.10	Dollar General Corp-Gratiot
Property		17.11	Dollar General Corp-New Paris
Property		17.12	Dollar General Corp-New Florence
Property		17.13	Dollar General Corp-Painesville Madison Avenue
Property		17.14	Dollar General Corp-Muskogee
Property		17.15	Dollar General Corp-Caledonia
Loan		18	Hampton Inn & Suites - Hillsboro	$1,124,553	$0	Hard	Springing	No	N/A	1.94x	N/A	1.78x	N/A	62.4%	46.7%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		19	Pacific Highway Self Storage	$772,869	$563,819	Springing	Springing	No	N/A	1.45x	1.99x	1.44x	1.97x	69.9%	59.4%	5	4	First	LO(25);DEF(91);O(4)
Loan	6	20	Tyler Gateway Shopping Center	$740,547	$542,431	Hard	Springing	No	N/A	1.41x	1.93x	1.37x	1.87x	68.3%	62.4%	0	0	Fifth	LO(27);DEF(88);O(5)
Loan		21	Chisholm Shopping Center	$673,278	$0	Springing	Springing	No	Group 4	2.51x	N/A	2.12x	N/A	47.3%	37.7%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		22	Courtyard Stuart	$662,565	$0	Springing	Springing	No	N/A	2.23x	N/A	1.97x	N/A	69.4%	56.3%	0	0	Fifth	LO(26);DEF(90);O(4)
Loan		23	5 Towns Inn Lawrence	$656,730	$0	Soft	Springing	No	N/A	2.70x	N/A	2.44x	N/A	44.9%	36.9%	0	0	Fifth	LO(25);DEF(92);O(3)
Loan		24	Pleasant Hill Villas Apartments	$594,629	$0.00	Springing	Springing	No	Group 2	1.50x	N/A	1.42x	N/A	72.2%	58.1%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		25	Park Circle Apartments	$511,795	$0.00	Springing	Springing	No	Group 2	1.58x	N/A	1.47x	N/A	72.0%	57.9%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		26	Hamden Retail Center	$470,926	$351,130	Hard	Springing	No	Group 3	1.52x	2.04x	1.45x	1.94x	67.0%	57.2%	5	4	First	LO(25);DEF(90);O(5)
Loan		27	Villager Square	$480,384	$0	Hard	Springing	No	N/A	1.70x	N/A	1.61x	N/A	67.7%	55.2%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		28	Fairfield Inn & Suites Cartersville	$478,264	$0	Hard	Springing	No	N/A	2.10x	N/A	1.90x	N/A	67.7%	56.2%	0	0	Fifth	LO(25);DEF(91);O(4)
Loan		29	Heritage Hill Apartments	$427,315	$0	Springing	Springing	No	N/A	1.85x	N/A	1.73x	N/A	60.7%	44.8%	5	5	First	LO(23);YM1(90);O(7)
Loan		30	Westview Avenal Apartments	$367,427	$0.00	Springing	Springing	No	Group 2	1.62x	N/A	1.52x	N/A	74.9%	60.3%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		31	Westview Apartments	$295,835	$0.00	Springing	Springing	No	Group 2	1.49x	N/A	1.45x	N/A	59.4%	47.8%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		32	Courtyard Van Nuys Apartments	$245,543	$0.00	Springing	Springing	No	Group 2	1.46x	N/A	1.40x	N/A	63.8%	51.3%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		33	Comfort Suites - Golden Isles Gateway	$276,183	$0	Springing	Springing	No	N/A	2.75x	N/A	2.52x	N/A	47.3%	34.9%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		34	Babu’s Villa	$237,790	$194,616	Springing	Springing	No	N/A	1.31x	1.61x	1.29x	1.57x	69.8%	61.2%	0	0	Fifth	LO(25);DEF(91);O(4)
Loan		35	Country Court Estates MHC	$205,812	$153,308	Springing	Springing	No	N/A	2.27x	3.05x	2.21x	2.97x	68.3%	58.3%	0	0	Sixth	LO(26);DEF(90);O(4)
Loan		36	Northridge Pointe Apartments	$186,376	$0.00	Springing	Springing	No	Group 2	1.42x	N/A	1.38x	N/A	59.9%	48.2%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		37	Mountain View Townhomes	$165,668	$0.00	Springing	Springing	No	Group 2	1.52x	N/A	1.40x	N/A	71.0%	57.1%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		38	Sherman Pointe Apartments	$162,709	$0.00	Springing	Springing	No	Group 2	1.51x	N/A	1.45x	N/A	58.4%	47.0%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		39	Somerset Townhomes	$160,934	$0.00	Springing	Springing	No	Group 2	1.50x	N/A	1.42x	N/A	67.9%	54.7%	0	0	Sixth	LO(25);DEF(90);O(5)
Loan		40	Woodland Crossing Shopping Center	$149,387	$115,580	Springing	Springing	No	N/A	1.26x	1.62x	1.21x	1.57x	69.7%	58.6%	5	5	First	LO(25);DEF(91);O(4)
Loan		41	Halsted Plaza	$129,278	$0	Springing	Springing	No	Group 4	3.38x	N/A	3.00x	N/A	31.7%	26.2%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		42	Wildwood Apartments	$118,334	$0.00	Springing	Springing	No	Group 2	1.92x	N/A	1.74x	N/A	74.0%	59.5%	0	0	Sixth	LO(25);DEF(90);O(5)

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield
Loan	4	1	681 Fifth Avenue		$16,950,567	$2,815,068	$14,135,499	12/31/2014	6.6%	$17,291,494	$2,987,449	$14,304,045	12/31/2015	6.7%	$17,616,251	$3,166,722	$14,449,529	6/30/2016 TTM	6.7%
Loan	4, 5, 6	2	191 Peachtree		$31,836,683	$13,942,784	$17,893,899	12/31/2014	10.2%	$31,996,474	$14,217,230	$17,779,244	12/31/2015	10.1%	$32,332,190	$14,196,590	$18,135,599	9/30/2016 TTM	10.3%
Loan	4	3	Wolfchase Galleria		$25,868,069	$8,578,260	$17,289,809	12/31/2014	10.5%	$25,751,898	$8,571,453	$17,180,445	12/31/2015	10.4%	$26,030,970	$8,724,355	$17,306,615	8/31/2016 TTM	10.5%
Loan	4, 7	4	The Orchard	A	$9,926,195	$2,438,484	$7,487,711	12/31/2014	7.4%	$10,243,797	$2,386,682	$7,857,115	12/31/2015	7.8%	$10,300,691	$2,472,924	$7,827,767	6/30/2016 TTM	7.8%
Loan	4	5	The Falls		$26,306,241	$8,114,149	$18,192,092	12/31/2014	12.1%	$26,592,149	$7,831,336	$18,760,813	12/31/2015	12.5%	$26,377,646	$7,484,686	$18,892,960	5/31/2016 TTM	12.6%
Loan	4	6	Vintage Park		$8,051,610	$3,422,237	$4,629,373	12/31/2014	5.5%	$8,984,616	$4,244,897	$4,739,719	12/31/2015	5.6%	$10,483,793	$4,167,240	$6,316,553	7/31/2016 TTM	7.5%
Loan	4, 8	7	101 Hudson Street	B	$38,228,378	$17,641,097	$20,587,281	12/31/2014	8.2%	$38,571,011	$17,274,342	$21,296,669	12/31/2015	8.5%	$39,960,773	$16,855,969	$23,104,804	7/31/2016 TTM	9.2%
Loan	9	8	U-Haul AREC 23 Portfolio	C	$2,906,084	$936,289	$1,969,794	3/31/2015 TTM	5.4%	$5,202,268	$1,243,914	$3,958,354	3/31/2016 TTM	10.9%	$5,418,612	$1,270,909	$4,147,703	8/31/2016 TTM	11.5%
Property		8.01	U-Haul Moving & Storage of Kakaako		$230,561	$53,550	$177,011	3/31/2015 TTM		$1,063,820	$166,039	$897,781	3/31/2016 TTM		$1,106,193	$163,467	$942,726	8/31/2016 TTM
Property		8.02	U-Haul at 19th Ave		$458,400	$142,291	$316,110	3/31/2015 TTM		$633,783	$142,637	$491,146	3/31/2016 TTM		$667,368	$147,629	$519,739	8/31/2016 TTM
Property		8.03	U-Haul Moving & Storage on Highway 64		$37,560	$75,911	-$38,351	3/31/2015 TTM		$557,175	$177,575	$379,600	3/31/2016 TTM		$607,295	$174,116	$433,179	8/31/2016 TTM
Property		8.04	U-Haul Moving & Storage of Broken Arrow		$186,671	$74,177	$112,494	3/31/2015 TTM		$488,905	$100,171	$388,734	3/31/2016 TTM		$513,923	$105,293	$408,630	8/31/2016 TTM
Property		8.05	U-Haul Moving & Storage of Pasadena		$425,113	$89,033	$336,080	3/31/2015 TTM		$435,224	$87,634	$347,589	3/31/2016 TTM		$445,289	$86,967	$358,322	8/31/2016 TTM
Property		8.06	U-Haul Moving & Storage of Houghton		$313,976	$96,391	$217,585	3/31/2015 TTM		$564,785	$156,200	$408,585	3/31/2016 TTM		$555,455	$179,323	$376,132	8/31/2016 TTM
Property		8.07	U-Haul Moving & Storage of Waterfalls		$362,802	$150,232	$212,570	3/31/2015 TTM		$466,475	$150,118	$316,357	3/31/2016 TTM		$477,308	$148,476	$328,832	8/31/2016 TTM
Property		8.08	U-Haul Storage of Spring Hill on Mariner		$323,675	$85,331	$238,344	3/31/2015 TTM		$351,986	$86,420	$265,566	3/31/2016 TTM		$369,340	$87,166	$282,174	8/31/2016 TTM
Property		8.09	U-Haul Moving & Storage of Oakwood		$341,605	$95,440	$246,165	3/31/2015 TTM		$378,112	$106,713	$271,399	3/31/2016 TTM		$395,687	$107,650	$288,038	8/31/2016 TTM
Property		8.10	U-Haul Moving & Storage of Augusta West		$225,721	$73,933	$151,787	3/31/2015 TTM		$262,004	$70,407	$191,597	3/31/2016 TTM		$280,754	$70,822	$209,932	8/31/2016 TTM
Loan	4	9	Greenwich Office Park		$12,235,559	$5,917,082	$6,318,478	12/31/2014	7.2%	$13,283,730	$6,628,147	$6,655,583	12/31/2015	7.6%	$14,384,835	$6,621,290	$7,763,545	8/31/2016 TTM	8.9%
Loan	6	10	The Shores Resort & Spa		$15,605,959	$10,918,227	$4,687,732	12/31/2014	14.2%	$16,840,983	$11,244,258	$5,596,726	12/31/2015	17.0%	$17,078,641	$11,357,203	$5,721,438	8/31/2016 TTM	17.4%
Loan	4	11	Federal Way Crossings I & II		$6,568,560	$1,712,062	$4,856,498	12/31/2014	8.4%	$6,819,246	$1,682,031	$5,137,215	12/31/2015	8.9%	$6,887,181	$1,965,141	$4,922,040	7/31/2016 TTM	8.5%
Loan	4, 10	12	Novo Nordisk		$24,738,338	$10,261,687	$14,476,650	12/31/2014	8.6%	$24,562,154	$10,163,040	$14,399,114	12/31/2015	8.6%	$24,599,348	$9,911,492	$14,687,857	5/31/2016 TTM	8.7%
Loan	4, 11	13	Huntington Center		$24,716,835	$10,320,004	$14,396,831	12/31/2014	10.3%	$23,901,862	$10,645,833	$13,256,029	12/31/2015	9.5%	$23,595,386	$10,564,579	$13,030,807	7/31/2016 TTM	9.3%
Loan	9	14	Fairfield Inn CT Portfolio		$5,799,555	$3,426,492	$2,373,063	12/31/2014	12.8%	$6,611,041	$3,754,123	$2,856,918	12/31/2015	15.4%	$6,673,739	$3,983,695	$2,690,044	9/30/2016 TTM	14.5%
Property		14.01	Fairfield Inn & Suites Plainville		$2,773,267	$1,583,384	$1,189,883	12/31/2014		$3,042,438	$1,699,418	$1,343,020	12/31/2015		$3,226,871	$1,886,222	$1,340,649	9/30/2016 TTM
Property		14.02	Fairfield Inn & Suites Hartford Airport		$3,026,288	$1,843,108	$1,183,180	12/31/2014		$3,568,603	$2,054,705	$1,513,898	12/31/2015		$3,446,868	$2,097,473	$1,349,395	9/30/2016 TTM
Loan	9	15	Arkansas Multifamily Portfolio		N/A	N/A	N/A	N/A	N/A	$4,154,042	$2,072,479	$2,081,563	12/31/2015	11.3%	$4,043,819	$2,006,160	$2,037,659	7/31/2016 TTM	11.0%
Property		15.01	Allied Garden Apartments		N/A	N/A	N/A	N/A		$1,247,319	$585,407	$661,911	12/31/2015		$1,284,164	$546,576	$737,587	7/31/2016 TTM
Property		15.02	Terrace Green Apartments		N/A	N/A	N/A	N/A		$964,956	$479,845	$485,111	12/31/2015		$967,500	$501,712	$465,787	7/31/2016 TTM
Property		15.03	Jefferson Manor Apartments		N/A	N/A	N/A	N/A		$1,201,746	$680,749	$520,997	12/31/2015		$1,159,692	$663,964	$495,728	7/31/2016 TTM
Property		15.04	Northwest Acres Apartments		N/A	N/A	N/A	N/A		$740,022	$326,477	$413,545	12/31/2015		$632,463	$293,906	$338,557	7/31/2016 TTM
Loan	9, 12	16	Lexham Street Portfolio		$2,146,978	$980,740	$1,166,238	12/31/2014	6.8%	$2,518,546	$1,119,112	$1,399,434	12/31/2015	8.1%	$2,459,172	$1,059,759	$1,399,413	7/31/2016 T-7 Ann.	8.1%
Property		16.01	970 Farmington Avenue		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		16.02	27-43 LaSalle Road		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		16.03	1253 New Britain Avenue		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		16.04	967 Farmington Avenue		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Loan	9	17	National Dollar General Portfolio		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.01	Dollar General Corp-Chickasha		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.02	Dollar General Corp-Wynnewood		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.03	Dollar General Corp-Valliant		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.04	Dollar General Corp-Talihina		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.05	Dollar General Corp-Heavener		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.06	Dollar General Corp-Painesville Mentor Avenue		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.07	Dollar General Corp-McKean		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.08	Dollar General Corp-Erie		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.09	Dollar General Corp-Greensburg		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.10	Dollar General Corp-Gratiot		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.11	Dollar General Corp-New Paris		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.12	Dollar General Corp-New Florence		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.13	Dollar General Corp-Painesville Madison Avenue		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.14	Dollar General Corp-Muskogee		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Property		17.15	Dollar General Corp-Caledonia		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A
Loan		18	Hampton Inn & Suites - Hillsboro		N/A	N/A	N/A	N/A	N/A	$3,825,982	$2,037,841	$1,788,141	12/31/2015	11.0%	$4,489,108	$2,245,349	$2,243,759	9/30/2016 TTM	13.8%
Loan		19	Pacific Highway Self Storage		$1,333,192	$486,113	$847,079	12/31/2014	6.5%	$1,519,350	$485,163	$1,034,187	12/31/2015	7.9%	$1,621,010	$486,474	$1,134,536	8/31/2016 TTM	8.7%
Loan	6	20	Tyler Gateway Shopping Center		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,563,159	$516,718	$1,046,441	12/31/2015	8.4%
Loan		21	Chisholm Shopping Center		$1,733,708	$561,446	$1,172,262	12/31/2014	10.0%	$1,753,867	$455,079	$1,298,788	12/31/2015	11.1%	$1,708,245	$478,306	$1,229,939	7/31/2016 TTM	10.5%
Loan		22	Courtyard Stuart		$3,806,331	$2,590,463	$1,215,868	12/31/2014	11.1%	$4,157,805	$2,741,088	$1,416,717	12/31/2015	12.9%	$4,216,096	$2,746,030	$1,470,066	8/31/2016 TTM	13.4%
Loan		23	5 Towns Inn Lawrence		$3,756,305	$1,883,050	$1,873,255	12/31/2014	18.2%	$4,078,003	$2,258,050	$1,819,953	12/31/2015	17.7%	$4,146,128	$2,124,473	$2,021,655	9/30/2016 TTM	19.7%
Loan		24	Pleasant Hill Villas Apartments		$1,382,592	$620,746	$761,846	12/31/2014	7.6%	$1,498,537	$656,019	$842,518	12/31/2015	8.4%	$1,536,622	$680,877	$855,745	8/31/2016 TTM	8.5%
Loan		25	Park Circle Apartments		$1,231,589	$656,894	$574,695	12/31/2014	6.7%	$1,288,599	$670,884	$617,715	12/31/2015	7.2%	$1,406,468	$681,873	$724,595	8/31/2016 TTM	8.4%
Loan		26	Hamden Retail Center		$970,699	$486,802	$483,897	12/31/2014	6.2%	$1,132,557	$530,100	$602,457	12/31/2015	7.7%	$1,290,428	$459,595	$830,833	8/31/2016 T-8 Ann.	10.7%
Loan		27	Villager Square		$1,218,644	$393,785	$824,859	12/31/2014	10.6%	$1,213,766	$423,240	$790,526	12/31/2015	10.2%	$1,298,951	$479,468	$819,483	8/31/2016 TTM	10.6%
Loan		28	Fairfield Inn & Suites Cartersville		$2,177,750	$1,266,322	$911,428	12/31/2014	12.6%	$2,407,004	$1,416,806	$990,198	12/31/2015	13.7%	$2,364,226	$1,363,957	$1,000,269	9/30/2016 TTM	13.8%
Loan		29	Heritage Hill Apartments	D	$1,399,363	$646,236	$753,127	12/31/2014	11.8%	$1,454,299	$664,333	$789,966	12/31/2015	12.4%	$1,508,072	$683,268	$824,804	8/31/2016 TTM	12.9%
Loan		30	Westview Avenal Apartments		$1,187,631	$656,599	$531,032	12/31/2014	8.6%	$1,202,001	$628,068	$573,933	12/31/2015	9.3%	$1,213,490	$635,768	$577,722	8/31/2016 TTM	9.3%
Loan		31	Westview Apartments		$582,432	$200,141	$382,291	12/31/2014	7.7%	$610,441	$195,333	$415,108	12/31/2015	8.3%	$653,827	$202,037	$451,790	8/31/2016 TTM	9.0%
Loan		32	Courtyard Van Nuys Apartments		$606,185	$302,302	$303,883	12/31/2014	7.3%	$629,946	$298,344	$331,602	12/31/2015	8.0%	$656,342	$298,265	$358,077	8/31/2016 TTM	8.6%
Loan		33	Comfort Suites - Golden Isles Gateway		$1,254,995	$677,129	$577,866	12/31/2014	13.9%	$1,458,894	$728,938	$729,956	12/31/2015	17.6%	$1,589,370	$759,678	$829,692	7/31/2016 TTM	20.0%
Loan		34	Babu’s Villa		N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$588,224	$257,040	$331,184	8/31/2016 TTM	9.5%
Loan		35	Country Court Estates MHC		$656,397	$234,554	$421,843	12/31/2014	12.4%	$678,659	$242,885	$435,774	12/31/2015	12.8%	$675,134	$244,299	$430,835	7/31/2016 TTM	12.6%
Loan		36	Northridge Pointe Apartments		$399,183	$147,045	$252,138	12/31/2014	8.0%	$431,843	$152,049	$279,794	12/31/2015	8.9%	$445,645	$155,568	$290,077	8/31/2016 TTM	9.2%
Loan		37	Mountain View Townhomes		$425,242	$270,368	$154,874	12/31/2014	5.5%	$497,102	$275,226	$221,876	12/31/2015	7.9%	$551,565	$308,015	$243,550	8/31/2016 TTM	8.7%
Loan		38	Sherman Pointe Apartments		$388,402	$166,012	$222,390	12/31/2014	8.1%	$411,206	$158,545	$252,661	12/31/2015	9.2%	$428,137	$170,353	$257,784	8/31/2016 TTM	9.4%
Loan		39	Somerset Townhomes		$437,386	$205,219	$232,167	12/31/2014	8.5%	$453,142	$227,949	$225,193	12/31/2015	8.3%	$466,149	$243,446	$222,703	8/31/2016 TTM	8.2%
Loan		40	Woodland Crossing Shopping Center		$282,587	$60,600	$221,987	12/31/2014	9.4%	$271,393	$63,396	$207,997	12/31/2015	8.8%	$251,571	$65,848	$185,723	8/31/2016 TTM	7.8%
Loan		41	Halsted Plaza		$645,394	$246,380	$399,014	12/31/2014	20.0%	$337,533	$269,145	$68,388	12/31/2015	3.4%	$596,631	$190,102	$406,529	9/30/2016 TTM	20.4%
Loan		42	Wildwood Apartments		$359,869	$208,979	$150,890	12/31/2014	7.6%	$388,413	$217,292	$171,121	12/31/2015	8.6%	$415,162	$200,972	$214,190	8/31/2016 TTM	10.7%

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF
Loan	4	1	681 Fifth Avenue	96.0%	$20,376,202	$4,785,552	$15,590,650	7.3%	$15,389	$553,128	$15,022,133	7.0%	Tommy Hilfiger	5/31/2023	22,510	27.3%
Loan	4, 5, 6	2	191 Peachtree	88.8%	$36,053,641	$15,817,308	$20,236,332	11.5%	$305,536	$2,096,099	$17,834,697	10.2%	Deloitte & Touche	5/31/2024	259,998	21.3%
Loan	4	3	Wolfchase Galleria	90.1%	$25,912,897	$8,234,769	$17,678,128	10.7%	$97,435	$1,017,045	$16,563,648	10.1%	Malco Theatres	12/31/2021	30,000	7.7%
Loan	4, 7	4	The Orchard	95.0%	$10,586,321	$2,492,979	$8,093,342	8.0%	$56,129	$263,020	$7,774,194	7.7%	Ralphs Grocery	6/30/2027	55,105	19.6%
Loan	4	5	The Falls	95.0%	$26,057,960	$7,632,172	$18,425,787	12.3%	$176,296	$618,885	$17,630,606	11.8%	Macy’s	7/31/2027	230,000	27.4%
Loan	4	6	Vintage Park	93.5%	$12,040,915	$4,642,388	$7,398,527	8.8%	$51,166	$161,802	$7,185,559	8.6%	The Work Lodge	6/30/2025	23,823	7.0%
Loan	4, 8	7	101 Hudson Street	95.0%	$50,810,573	$18,681,652	$32,128,921	12.9%	$281,746	$2,771,771	$29,075,403	11.6%	Bank of America	3/31/2027	388,207	28.9%
Loan	9	8	U-Haul AREC 23 Portfolio	86.2%	$5,418,612	$1,513,401	$3,905,211	10.8%	$51,394	$0	$3,853,817	10.7%
Property		8.01	U-Haul Moving & Storage of Kakaako	86.8%	$1,106,193	$219,619	$886,574		$2,300	$0	$884,275		N/A	N/A	N/A	N/A
Property		8.02	U-Haul at 19th Ave	88.6%	$667,368	$172,673	$494,695		$7,836	$0	$486,859		N/A	N/A	N/A	N/A
Property		8.03	U-Haul Moving & Storage on Highway 64	87.8%	$607,295	$201,575	$405,721		$3,064	$0	$402,657		N/A	N/A	N/A	N/A
Property		8.04	U-Haul Moving & Storage of Broken Arrow	91.7%	$513,923	$128,424	$385,499		$2,713	$0	$382,786		N/A	N/A	N/A	N/A
Property		8.05	U-Haul Moving & Storage of Pasadena	92.2%	$445,289	$98,877	$346,412		$9,129	$0	$337,283		N/A	N/A	N/A	N/A
Property		8.06	U-Haul Moving & Storage of Houghton	74.5%	$555,455	$219,083	$336,373		$4,942	$0	$331,431		N/A	N/A	N/A	N/A
Property		8.07	U-Haul Moving & Storage of Waterfalls	74.8%	$477,308	$166,885	$310,423		$8,425	$0	$301,998		N/A	N/A	N/A	N/A
Property		8.08	U-Haul Storage of Spring Hill on Mariner	91.4%	$369,340	$100,957	$268,383		$6,272	$0	$262,111		N/A	N/A	N/A	N/A
Property		8.09	U-Haul Moving & Storage of Oakwood	94.7%	$395,687	$124,027	$271,661		$4,813	$0	$266,847		N/A	N/A	N/A	N/A
Property		8.10	U-Haul Moving & Storage of Augusta West	90.9%	$280,754	$81,283	$199,471		$1,901	$0	$197,570		N/A	N/A	N/A	N/A
Loan	4	9	Greenwich Office Park	84.4%	$15,379,150	$6,901,235	$8,477,914	9.7%	$61,564	$569,792	$7,846,559	9.0%	IBG LLC	01/31/2019	42,196	11.1%
Loan	6	10	The Shores Resort & Spa	69.6%	$17,031,978	$10,908,196	$6,123,782	18.6%	$681,279	$0	$5,442,503	16.5%	N/A	N/A	N/A	N/A
Loan	4	11	Federal Way Crossings I & II	95.0%	$6,716,953	$1,701,967	$5,014,986	8.7%	$31,153	$148,387	$4,835,446	8.3%	Sportsman’s Warehouse	6/30/2021	49,009	23.6%
Loan	4, 10	12	Novo Nordisk	86.2%	$29,605,904	$11,891,591	$17,714,312	10.5%	$38,091	$0	$17,676,221	10.5%	Novo Nordisk Inc.	04/30/2031	594,009	78.0%
Loan	4, 11	13	Huntington Center	83.3%	$24,166,800	$11,235,890	$12,930,910	9.2%	$181,402	$1,124,692	$11,624,816	8.3%	The Huntington National Bank	2/28/2030	199,240	22.0%
Loan	9	14	Fairfield Inn CT Portfolio	74.0%	$6,655,659	$4,180,778	$2,474,881	13.4%	$266,226	$0	$2,208,655	11.9%
Property		14.01	Fairfield Inn & Suites Plainville	72.9%	$3,218,054	$2,012,317	$1,205,737		$128,722	$0	$1,077,015		N/A	N/A	N/A	N/A
Property		14.02	Fairfield Inn & Suites Hartford Airport	75.0%	$3,437,605	$2,168,461	$1,269,144		$137,504	$0	$1,131,640		N/A	N/A	N/A	N/A
Loan	9	15	Arkansas Multifamily Portfolio	93.1%	$4,030,777	$2,095,104	$1,935,673	10.5%	$120,000	$0	$1,815,673	9.8%
Property		15.01	Allied Garden Apartments	93.6%	$1,250,301	$611,949	$638,352		$40,000	$0	$598,352		N/A	N/A	N/A	N/A
Property		15.02	Terrace Green Apartments	94.8%	$993,889	$497,952	$495,937		$25,000	$0	$470,937		N/A	N/A	N/A	N/A
Property		15.03	Jefferson Manor Apartments	90.7%	$1,147,966	$657,617	$490,349		$35,000	$0	$455,349		N/A	N/A	N/A	N/A
Property		15.04	Northwest Acres Apartments	93.7%	$638,621	$327,586	$311,034		$20,000	$0	$291,034		N/A	N/A	N/A	N/A
Loan	9, 12	16	Lexham Street Portfolio	95.0%	$2,570,059	$1,125,842	$1,444,217	8.4%	$12,756	$47,909	$1,383,552	8.0%
Property		16.01	970 Farmington Avenue	N/A	N/A	N/A	N/A		N/A	N/A	N/A		CTRE LLC Berkshire Hathaway	10/31/2021	4,253	12.4%
Property		16.02	27-43 LaSalle Road	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Noble & Co Restaurant	12/31/2026	3,200	29.0%
Property		16.03	1253 New Britain Avenue	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Xfinity/Comcast	9/30/2021	6,000	61.2%
Property		16.04	967 Farmington Avenue	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Fathom	9/30/2019	4,300	49.9%
Loan	9	17	National Dollar General Portfolio	95.0%	$1,608,867	$229,656	$1,379,211	8.5%	$15,249	$0	$1,363,962	8.4%
Property		17.01	Dollar General Corp-Chickasha	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	2/29/2028	12,406	100.0%
Property		17.02	Dollar General Corp-Wynnewood	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	2/29/2028	12,480	100.0%
Property		17.03	Dollar General Corp-Valliant	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	5/31/2028	12,406	100.0%
Property		17.04	Dollar General Corp-Talihina	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	4/30/2028	12,480	100.0%
Property		17.05	Dollar General Corp-Heavener	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	2/29/2028	12,406	100.0%
Property		17.06	Dollar General Corp-Painesville Mentor Avenue	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	10/31/2027	9,026	100.0%
Property		17.07	Dollar General Corp-McKean	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	4/30/2028	9,026	100.0%
Property		17.08	Dollar General Corp-Erie	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	7/31/2028	9,002	100.0%
Property		17.09	Dollar General Corp-Greensburg	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	1/31/2028	9,026	100.0%
Property		17.10	Dollar General Corp-Gratiot	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	8/31/2028	9,026	100.0%
Property		17.11	Dollar General Corp-New Paris	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	4/30/2028	9,026	100.0%
Property		17.12	Dollar General Corp-New Florence	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	6/30/2028	9,100	100.0%
Property		17.13	Dollar General Corp-Painesville Madison Avenue	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	5/31/2028	9,026	100.0%
Property		17.14	Dollar General Corp-Muskogee	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	3/31/2028	9,026	100.0%
Property		17.15	Dollar General Corp-Caledonia	N/A	N/A	N/A	N/A		N/A	N/A	N/A		Dollar General Corp	6/30/2028	9,026	100.0%
Loan		18	Hampton Inn & Suites - Hillsboro	78.8%	$4,476,843	$2,290,572	$2,186,271	13.5%	$179,074	$0	$2,007,197	12.4%	N/A	N/A	N/A	N/A
Loan		19	Pacific Highway Self Storage	87.5%	$1,620,796	$498,000	$1,122,796	8.6%	$13,443	$0	$1,109,353	8.5%	N/A	N/A	N/A	N/A
Loan	6	20	Tyler Gateway Shopping Center	95.0%	$1,482,824	$437,728	$1,045,096	8.4%	$5,243	$24,965	$1,014,888	8.1%	Ulta Salon	1/31/2026	9,971	39.9%
Loan		21	Chisholm Shopping Center	87.4%	$2,187,363	$500,779	$1,686,584	14.4%	$41,137	$220,379	$1,425,068	12.1%	Sprouts	7/31/2031	25,500	12.4%
Loan		22	Courtyard Stuart	74.7%	$4,204,318	$2,729,710	$1,474,609	13.4%	$168,173	$0	$1,306,436	11.9%	N/A	N/A	N/A	N/A
Loan		23	5 Towns Inn Lawrence	77.3%	$4,134,800	$2,364,481	$1,770,319	17.2%	$165,392	$0	$1,604,927	15.6%	N/A	N/A	N/A	N/A
Loan		24	Pleasant Hill Villas Apartments	91.1%	$1,539,811	$650,320	$889,491	8.9%	$43,000	$0	$846,491	8.4%	N/A	N/A	N/A	N/A
Loan		25	Park Circle Apartments	94.3%	$1,487,406	$677,519	$809,887	9.4%	$55,104	$0	$754,783	8.7%	N/A	N/A	N/A	N/A
Loan		26	Hamden Retail Center	92.5%	$1,255,779	$537,989	$717,790	9.2%	$7,797	$28,732	$681,261	8.7%	Gap	6/30/2022	9,700	21.2%
Loan		27	Villager Square	90.2%	$1,297,106	$480,888	$816,218	10.5%	$17,878	$27,183	$771,157	10.0%	Arc	4/30/2019	30,527	35.9%
Loan		28	Fairfield Inn & Suites Cartersville	77.6%	$2,357,766	$1,352,604	$1,005,162	13.9%	$94,311	$0	$910,851	12.6%	N/A	N/A	N/A	N/A
Loan		29	Heritage Hill Apartments	93.1%	$1,524,762	$735,629	$789,133	12.4%	$50,000	$0	$739,133	11.6%	N/A	N/A	N/A	N/A
Loan		30	Westview Avenal Apartments	92.1%	$1,250,332	$655,165	$595,167	9.6%	$37,500	$0	$557,667	9.0%	N/A	N/A	N/A	N/A
Loan		31	Westview Apartments	95.0%	$667,171	$225,032	$442,139	8.9%	$14,250	$0	$427,889	8.6%	N/A	N/A	N/A	N/A
Loan		32	Courtyard Van Nuys Apartments	91.5%	$674,827	$317,353	$357,474	8.6%	$14,750	$0	$342,724	8.3%	N/A	N/A	N/A	N/A
Loan		33	Comfort Suites - Golden Isles Gateway	83.6%	$1,585,066	$825,275	$759,791	18.3%	$63,403	$0	$696,388	16.8%	N/A	N/A	N/A	N/A
Loan		34	Babu’s Villa	95.0%	$582,847	$270,267	$312,580	9.0%	$6,400	$0	$306,180	8.8%	N/A	N/A	N/A	N/A
Loan		35	Country Court Estates MHC	88.1%	$675,020	$207,696	$467,324	13.7%	$12,600	$0	$454,724	13.3%	N/A	N/A	N/A	N/A
Loan		36	Northridge Pointe Apartments	95.0%	$437,091	$173,311	$263,780	8.4%	$7,000	$0	$256,779	8.2%	N/A	N/A	N/A	N/A
Loan		37	Mountain View Townhomes	95.0%	$567,748	$316,597	$251,151	9.0%	$18,592	$0	$232,558	8.3%	N/A	N/A	N/A	N/A
Loan		38	Sherman Pointe Apartments	95.0%	$428,661	$183,071	$245,590	8.9%	$9,000	$0	$236,589	8.6%	N/A	N/A	N/A	N/A
Loan		39	Somerset Townhomes	92.1%	$483,661	$241,487	$242,174	8.9%	$14,265	$0	$227,909	8.4%	N/A	N/A	N/A	N/A
Loan		40	Woodland Crossing Shopping Center	83.9%	$251,492	$63,855	$187,637	7.9%	$1,455	$5,273	$180,909	7.6%	GameStop, Inc	9/30/2019	1,633	16.8%
Loan		41	Halsted Plaza	95.0%	$696,101	$259,748	$436,353	21.8%	$11,969	$36,184	$388,200	19.4%	IDHS	2/27/2020	22,042	36.8%
Loan		42	Wildwood Apartments	95.0%	$417,078	$190,039	$227,039	11.4%	$20,727	$0	$206,312	10.3%	N/A	N/A	N/A	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
Loan	4	1	681 Fifth Avenue	Belstaff USA	Various (2/13/2017 - 5,835 SF; 4/4/2022 - 5,835 SF)	11,670	14.1%	Vera Bradley	3/31/2026	5,877	7.1%
Loan	4, 5, 6	2	191 Peachtree	Hall, Booth, Smith, P.C.	4/30/2021	64,359	5.3%	Ogletree, Deakins	4/30/2019	52,510	4.3%
Loan	4	3	Wolfchase Galleria	The Finish Line	2/28/2022	21,899	5.6%	Victoria’s Secret	1/31/2018	13,330	3.4%
Loan	4, 7	4	The Orchard	HomeGoods	10/31/2020	25,000	8.9%	Staples	11/30/2021	20,000	7.1%
Loan	4	5	The Falls	Bloomingdale’s	1/28/2022	225,000	26.8%	Regal Cinemas	1/31/2019	39,746	4.7%
Loan	4	6	Vintage Park	Alamo Drafthouse	2/28/2023	23,388	6.9%	Salon Development d/b/a Salon Boutique	10/31/2024	20,587	6.0%
Loan	4, 8	7	101 Hudson Street	National Union Fire Insurance	4/30/2018	271,533	20.2%	Tullett Prebon Holdings Corp.	11/30/2023	100,909	7.5%
Loan	9	8	U-Haul AREC 23 Portfolio
Property		8.01	U-Haul Moving & Storage of Kakaako	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.02	U-Haul at 19th Ave	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.03	U-Haul Moving & Storage on Highway 64	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.04	U-Haul Moving & Storage of Broken Arrow	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.05	U-Haul Moving & Storage of Pasadena	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.06	U-Haul Moving & Storage of Houghton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.07	U-Haul Moving & Storage of Waterfalls	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.08	U-Haul Storage of Spring Hill on Mariner	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.09	U-Haul Moving & Storage of Oakwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.10	U-Haul Moving & Storage of Augusta West	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	9	Greenwich Office Park	Orthopaedic & Neurological Surgery Specialists, P.C.	07/31/2019	31,305	8.2%	Starwood Capital Operations, LLC	24,027 sq. ft. expiring on 2/28/2023; 4,737 sq. ft. expiring on 7/31/2019	28,764	7.6%
Loan	6	10	The Shores Resort & Spa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	11	Federal Way Crossings I & II	Fitness International, LLC (LA Fitness)	6/29/2021	45,000	21.7%	Trampoline Nation	8/31/2018	18,510	8.9%
Loan	4, 10	12	Novo Nordisk	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 11	13	Huntington Center	Porter, Wright, Morris & Arthur	5/31/2028	127,239	14.0%	Squire Patton Boggs LLP	2/28/2025	81,693	9.0%
Loan	9	14	Fairfield Inn CT Portfolio
Property		14.01	Fairfield Inn & Suites Plainville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.02	Fairfield Inn & Suites Hartford Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	15	Arkansas Multifamily Portfolio
Property		15.01	Allied Garden Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.02	Terrace Green Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.03	Jefferson Manor Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.04	Northwest Acres Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9, 12	16	Lexham Street Portfolio
Property		16.01	970 Farmington Avenue	Central Pediatrics	12/31/2026	3,432	10.0%	Cosi	10/31/2020	3,425	10.0%
Property		16.02	27-43 LaSalle Road	McLadden’s	5/31/2020	2,583	23.4%	Puka II	2/28/2020	2,037	18.5%
Property		16.03	1253 New Britain Avenue	New England Donuts	8/31/2018	2,950	30.1%	Tobacco World	1/31/2020	850	8.7%
Property		16.04	967 Farmington Avenue	Ten Thousand Villages	8/31/2019	1,153	13.4%	Health Boosters LLC	10/31/2018	1,129	13.1%
Loan	9	17	National Dollar General Portfolio
Property		17.01	Dollar General Corp-Chickasha	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.02	Dollar General Corp-Wynnewood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.03	Dollar General Corp-Valliant	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.04	Dollar General Corp-Talihina	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.05	Dollar General Corp-Heavener	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.06	Dollar General Corp-Painesville Mentor Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.07	Dollar General Corp-McKean	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.08	Dollar General Corp-Erie	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.09	Dollar General Corp-Greensburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.10	Dollar General Corp-Gratiot	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.11	Dollar General Corp-New Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.12	Dollar General Corp-New Florence	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.13	Dollar General Corp-Painesville Madison Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.14	Dollar General Corp-Muskogee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.15	Dollar General Corp-Caledonia	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Hampton Inn & Suites - Hillsboro	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		19	Pacific Highway Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	20	Tyler Gateway Shopping Center	New Cingular Wireless PCS, LLC	03/31/2026	5,046	20.2%	Panera, LLC	12/31/2025	4,550	18.2%
Loan		21	Chisholm Shopping Center	Vintage Stock	12/31/2022	25,000	12.2%	Goodwill Industries	1/31/2022	16,986	8.3%
Loan		22	Courtyard Stuart	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		23	5 Towns Inn Lawrence	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		24	Pleasant Hill Villas Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Park Circle Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		26	Hamden Retail Center	Liquor Land	5/31/2024	7,800	17.0%	United Retail	1/31/2022	4,830	10.5%
Loan		27	Villager Square	Colorado Krav Maga	5/31/2021	5,040	5.9%	Queen Esthers Closet	1/31/2021	4,321	5.1%
Loan		28	Fairfield Inn & Suites Cartersville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		29	Heritage Hill Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	Westview Avenal Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Westview Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		32	Courtyard Van Nuys Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Comfort Suites - Golden Isles Gateway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		34	Babu’s Villa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Country Court Estates MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	Northridge Pointe Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		37	Mountain View Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	Sherman Pointe Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Somerset Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Woodland Crossing Shopping Center	Ink and Toner Depot	9/30/2021	1,633	16.8%	MO Nutrition, LLC	7/31/2020	1,633	16.8%
Loan		41	Halsted Plaza	City Trends	8/31/2019	14,833	24.8%	Phalanx	4/30/2021	13,000	21.7%
Loan		42	Wildwood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves
Loan	4	1	681 Fifth Avenue	Vision Capital	6/30/2018	5,835	7.1%	Global Thematic Partners	9/30/2017	5,835	7.1%	$0
Loan	4, 5, 6	2	191 Peachtree	Carlock, Copeland & Stair	9/30/2022	52,028	4.3%	Morgan & Morgan	11/30/2026	51,927	4.2%	$0
Loan	4	3	Wolfchase Galleria	Forever 21	6/30/2024	12,986	3.3%	Charming Charlie	5/31/2020	10,413	2.7%	$0
Loan	4, 7	4	The Orchard	PetSmart	10/31/2020	20,000	7.1%	Goodwill, Classic Closet, Goodwill Computer Works	6/30/2019	18,800	6.7%	$0
Loan	4	5	The Falls	The Fresh Market	8/31/2022	21,720	2.6%	American Girl	2/28/2023	15,840	1.9%	$0
Loan	4	6	Vintage Park	Young Leaders Campus Houston	10/31/2022	10,775	3.2%	Treadstone Energy	4/30/2020	9,245	2.7%	$0
Loan	4, 8	7	101 Hudson Street	Jeffries LLC	6/30/2023	62,763	4.7%	First Data Corporation	5/31/2026	54,669	4.1%	$0
Loan	9	8	U-Haul AREC 23 Portfolio									$38,188
Property		8.01	U-Haul Moving & Storage of Kakaako	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.02	U-Haul at 19th Ave	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.03	U-Haul Moving & Storage on Highway 64	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.04	U-Haul Moving & Storage of Broken Arrow	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.05	U-Haul Moving & Storage of Pasadena	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.06	U-Haul Moving & Storage of Houghton	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.07	U-Haul Moving & Storage of Waterfalls	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.08	U-Haul Storage of Spring Hill on Mariner	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.09	U-Haul Moving & Storage of Oakwood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		8.10	U-Haul Moving & Storage of Augusta West	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4	9	Greenwich Office Park	Stark Office Suites of Greenwich LLC	09/30/2024	14,752	3.9%	Performance Equity Management LLC	03/31/2027	12,988	3.4%	$0
Loan	6	10	The Shores Resort & Spa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$1,500,000
Loan	4	11	Federal Way Crossings I & II	Office Depot, Inc.	6/30/2023	18,191	8.8%	Jimmy Mac’s Roadhouse	6/30/2027	6,186	3.0%	$0
Loan	4, 10	12	Novo Nordisk	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan	4, 11	13	Huntington Center	Thompson Hine LLP	8/31/2018	38,139	4.2%	Benesch, Friedlander, Coplan & Aronoff LLP	2/29/2020	26,921	3.0%	$0
Loan	9	14	Fairfield Inn CT Portfolio									$0
Property		14.01	Fairfield Inn & Suites Plainville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.02	Fairfield Inn & Suites Hartford Airport	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	15	Arkansas Multifamily Portfolio									$300,000
Property		15.01	Allied Garden Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.02	Terrace Green Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.03	Jefferson Manor Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		15.04	Northwest Acres Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9, 12	16	Lexham Street Portfolio									$0
Property		16.01	970 Farmington Avenue	Dr. Gary Russolillo	5/31/2018	2,800	8.2%	Steier & McCormick	1/31/2018	2,222	6.5%
Property		16.02	27-43 LaSalle Road	Central Optica	9/30/2017	1,400	12.7%	Beckers Storage	3/31/2017	1,000	9.1%
Property		16.03	1253 New Britain Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		16.04	967 Farmington Avenue	Le Croissant	10/31/2019	1,025	11.9%	Les Cheveux	11/30/2019	1,006	11.7%
Loan	9	17	National Dollar General Portfolio									$0
Property		17.01	Dollar General Corp-Chickasha	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.02	Dollar General Corp-Wynnewood	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.03	Dollar General Corp-Valliant	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.04	Dollar General Corp-Talihina	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.05	Dollar General Corp-Heavener	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.06	Dollar General Corp-Painesville Mentor Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.07	Dollar General Corp-McKean	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.08	Dollar General Corp-Erie	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.09	Dollar General Corp-Greensburg	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.10	Dollar General Corp-Gratiot	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.11	Dollar General Corp-New Paris	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.12	Dollar General Corp-New Florence	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.13	Dollar General Corp-Painesville Madison Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.14	Dollar General Corp-Muskogee	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		17.15	Dollar General Corp-Caledonia	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	Hampton Inn & Suites - Hillsboro	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		19	Pacific Highway Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan	6	20	Tyler Gateway Shopping Center	The Habit	11/30/2025	2,442	9.8%	Chipotle Mexican Grill, Inc.	2/28/2026	1,906	7.6%	$10,000
Loan		21	Chisholm Shopping Center	Planet Fitness	9/30/2024	16,775	8.2%	Langston’s	6/30/2018	12,240	6.0%	$0
Loan		22	Courtyard Stuart	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		23	5 Towns Inn Lawrence	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		24	Pleasant Hill Villas Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		25	Park Circle Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		26	Hamden Retail Center	Urgent Care of Hamden	10/31/2018	3,900	8.5%	DiBellas	5/31/2025	3,750	8.2%	$0
Loan		27	Villager Square	Meena Saini DBA Mini India	1/31/2018	3,996	4.7%	AAA Nail Salon	3/31/2019	2,980	3.5%	$0
Loan		28	Fairfield Inn & Suites Cartersville	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		29	Heritage Hill Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		30	Westview Avenal Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		31	Westview Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		32	Courtyard Van Nuys Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		33	Comfort Suites - Golden Isles Gateway	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		34	Babu’s Villa	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		35	Country Court Estates MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		36	Northridge Pointe Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		37	Mountain View Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		38	Sherman Pointe Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		39	Somerset Townhomes	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0
Loan		40	Woodland Crossing Shopping Center	Check’N Go	5/31/2018	1,615	16.7%	Starbucks Corp	8/31/2024	1,550	16.0%	$0
Loan		41	Halsted Plaza	Family Dollar	12/31/2020	9,972	16.7%	N/A	N/A	N/A	N/A	$0
Loan		42	Wildwood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$0

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves
Loan	4	1	681 Fifth Avenue	$1,376	$0	$0	$0
Loan	4, 5, 6	2	191 Peachtree	$25,461	$1,222,142	$7,777,741	$101,845
Loan	4	3	Wolfchase Galleria	$0	$0	$0	$0
Loan	4, 7	4	The Orchard	$3,508	$84,193	$0	$14,734
Loan	4	5	The Falls	$0	$335,803	$0	$0
Loan	4	6	Vintage Park	$5,685	$0	$3,250,000	$0
Loan	4, 8	7	101 Hudson Street	$0	$0	$0	$0
Loan	9	8	U-Haul AREC 23 Portfolio	$0	$38,188	$0	$0
Property		8.01	U-Haul Moving & Storage of Kakaako
Property		8.02	U-Haul at 19th Ave
Property		8.03	U-Haul Moving & Storage on Highway 64
Property		8.04	U-Haul Moving & Storage of Broken Arrow
Property		8.05	U-Haul Moving & Storage of Pasadena
Property		8.06	U-Haul Moving & Storage of Houghton
Property		8.07	U-Haul Moving & Storage of Waterfalls
Property		8.08	U-Haul Storage of Spring Hill on Mariner
Property		8.09	U-Haul Moving & Storage of Oakwood
Property		8.10	U-Haul Moving & Storage of Augusta West
Loan	4	9	Greenwich Office Park	$5,130	$0	$0	$47,483
Loan	6	10	The Shores Resort & Spa	$56,817	$0	$0	$0
Loan	4	11	Federal Way Crossings I & II	$2,596	$0	$680,000	$0
Loan	4, 10	12	Novo Nordisk	$3,656	$0	$0	$0
Loan	4, 11	13	Huntington Center	$18,896	$0	$0	$75,584
Loan	9	14	Fairfield Inn CT Portfolio	1/12th of 4% of the Operating Income for the Property for the preceding calendar year	$0	$0	$0
Property		14.01	Fairfield Inn & Suites Plainville
Property		14.02	Fairfield Inn & Suites Hartford Airport
Loan	9	15	Arkansas Multifamily Portfolio	$12,000	$0	$0	$0
Property		15.01	Allied Garden Apartments
Property		15.02	Terrace Green Apartments
Property		15.03	Jefferson Manor Apartments
Property		15.04	Northwest Acres Apartments
Loan	9, 12	16	Lexham Street Portfolio	$1,063	$40,000	$0	$3,721
Property		16.01	970 Farmington Avenue
Property		16.02	27-43 LaSalle Road
Property		16.03	1253 New Britain Avenue
Property		16.04	967 Farmington Avenue
Loan	9	17	National Dollar General Portfolio	$1,271	$45,756	$0	$0
Property		17.01	Dollar General Corp-Chickasha
Property		17.02	Dollar General Corp-Wynnewood
Property		17.03	Dollar General Corp-Valliant
Property		17.04	Dollar General Corp-Talihina
Property		17.05	Dollar General Corp-Heavener
Property		17.06	Dollar General Corp-Painesville Mentor Avenue
Property		17.07	Dollar General Corp-McKean
Property		17.08	Dollar General Corp-Erie
Property		17.09	Dollar General Corp-Greensburg
Property		17.10	Dollar General Corp-Gratiot
Property		17.11	Dollar General Corp-New Paris
Property		17.12	Dollar General Corp-New Florence
Property		17.13	Dollar General Corp-Painesville Madison Avenue
Property		17.14	Dollar General Corp-Muskogee
Property		17.15	Dollar General Corp-Caledonia
Loan		18	Hampton Inn & Suites - Hillsboro	$14,923	$0	$0	$0
Loan		19	Pacific Highway Self Storage	$1,130	$0	$0	$0
Loan	6	20	Tyler Gateway Shopping Center	$0	$10,000	$100,000	$0
Loan		21	Chisholm Shopping Center	$3,428	$0	$0	$8,570
Loan		22	Courtyard Stuart	4% of gross Rents for the immediately preceding calendar month	$0	$0	$0
Loan		23	5 Towns Inn Lawrence	Monthly: (1) 2% of gross rents for the immediately preceding calendar month on the 1st Payment Date through the 12th Payment Date; (ii) 3% of gross rents for the immediately preceding calendar month on the 13th Payment Date through the 24th Payment Date; (iii) 4% of gross rents for the immediately preceding calendar month on and after the 25th Payment Date	$0	$0	$0
Loan		24	Pleasant Hill Villas Apartments	$3,583	$0	$0	$0
Loan		25	Park Circle Apartments	$4,598	$0	$0	$0
Loan		26	Hamden Retail Center	$650	$0	$0	$1,911
Loan		27	Villager Square	$1,490	$0	$200,000	$4,257
Loan		28	Fairfield Inn & Suites Cartersville	4% of gross Rents for the immediately preceding calendar month	$0	$0	$0
Loan		29	Heritage Hill Apartments	$5,000	$0	$0	$0
Loan		30	Westview Avenal Apartments	$3,125	$0	$0	$0
Loan		31	Westview Apartments	$1,188	$0	$0	$0
Loan		32	Courtyard Van Nuys Apartments	$1,229	$0	$0	$0
Loan		33	Comfort Suites - Golden Isles Gateway	$5,284	$0	$0	$0
Loan		34	Babu’s Villa	$1,333	$64,000	$0	$0
Loan		35	Country Court Estates MHC	$1,050	$0	$0	$0
Loan		36	Northridge Pointe Apartments	$583	$0	$0	$0
Loan		37	Mountain View Townhomes	$1,549	$0	$0	$0
Loan		38	Sherman Pointe Apartments	$750	$0	$0	$0
Loan		39	Somerset Townhomes	$1,188	$0	$0	$0
Loan		40	Woodland Crossing Shopping Center	$162	$3,878	$25,000	$1,261
Loan		41	Halsted Plaza	$997	$0	$0	$3,150
Loan		42	Wildwood Apartments	$1,727	$0	$0	$0

A-1-11

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves
Loan	4	1	681 Fifth Avenue	$0	$848,821	$151,575	$106,910	$8,485	$0	$2,472,743	$0
Loan	4, 5, 6	2	191 Peachtree	$6,110,710 - Upfront funds ($7,777,741.04) not inluded in cap calculation.	$616,031	$308,016	$0	$0	$0	$0	$0
Loan	4	3	Wolfchase Galleria	$0	$0	$0	$0	$0	$0	$0	$0
Loan	4, 7	4	The Orchard	$353,611	$0	$0	$0	$0	$0	$420,000	$0
Loan	4	5	The Falls	$2,098,768	$0	$0	$0	$0	$0	$0	$0
Loan	4	6	Vintage Park	$1,200,000	$2,082,355	$196,449	$162,810	$16,959	$0	$2,034,479	$0
Loan	4, 8	7	101 Hudson Street	$0	$0	$0	$0	$0	$104,000	$19,049,837	$0
Loan	9	8	U-Haul AREC 23 Portfolio	$0	$264,482	$0	$0	$0	$172,714	$0	$0
Property		8.01	U-Haul Moving & Storage of Kakaako
Property		8.02	U-Haul at 19th Ave
Property		8.03	U-Haul Moving & Storage on Highway 64
Property		8.04	U-Haul Moving & Storage of Broken Arrow
Property		8.05	U-Haul Moving & Storage of Pasadena
Property		8.06	U-Haul Moving & Storage of Houghton
Property		8.07	U-Haul Moving & Storage of Waterfalls
Property		8.08	U-Haul Storage of Spring Hill on Mariner
Property		8.09	U-Haul Moving & Storage of Oakwood
Property		8.10	U-Haul Moving & Storage of Augusta West
Loan	4	9	Greenwich Office Park	$2,848,958	$611,180	$126,663	$116,110	$12,901	$342,500	$392,788	$0
Loan	6	10	The Shores Resort & Spa	$0	$42,153	$42,153	$27,270	$5,049	$333,675	$0	$0
Loan	4	11	Federal Way Crossings I & II	$680,000	$206,875	$57,465	$45,386	$4,282	$0	$22,500	$0
Loan	4, 10	12	Novo Nordisk	$0	$931,323	$465,662	$39,186	$19,593	$0	$0	$0
Loan	4, 11	13	Huntington Center	$2,721,030	$1,994,693	$332,449	$0	$0	$0	$4,594,385	$0
Loan	9	14	Fairfield Inn CT Portfolio	$0	$22,904	$11,452	$0	$0	$0	$1,500,000	$0
Property		14.01	Fairfield Inn & Suites Plainville
Property		14.02	Fairfield Inn & Suites Hartford Airport
Loan	9	15	Arkansas Multifamily Portfolio	$0	$39,323	$15,124	$70,616	$10,699	$231,149	$0	$0
Property		15.01	Allied Garden Apartments
Property		15.02	Terrace Green Apartments
Property		15.03	Jefferson Manor Apartments
Property		15.04	Northwest Acres Apartments
Loan	9, 12	16	Lexham Street Portfolio	$135,000	$159,000	$31,800	$0	$0	$10,685	$883,973	$0
Property		16.01	970 Farmington Avenue
Property		16.02	27-43 LaSalle Road
Property		16.03	1253 New Britain Avenue
Property		16.04	967 Farmington Avenue
Loan	9	17	National Dollar General Portfolio	$0	$51,797	$15,667	$12,000	$1,100	$2,188	$0	$0
Property		17.01	Dollar General Corp-Chickasha
Property		17.02	Dollar General Corp-Wynnewood
Property		17.03	Dollar General Corp-Valliant
Property		17.04	Dollar General Corp-Talihina
Property		17.05	Dollar General Corp-Heavener
Property		17.06	Dollar General Corp-Painesville Mentor Avenue
Property		17.07	Dollar General Corp-McKean
Property		17.08	Dollar General Corp-Erie
Property		17.09	Dollar General Corp-Greensburg
Property		17.10	Dollar General Corp-Gratiot
Property		17.11	Dollar General Corp-New Paris
Property		17.12	Dollar General Corp-New Florence
Property		17.13	Dollar General Corp-Painesville Madison Avenue
Property		17.14	Dollar General Corp-Muskogee
Property		17.15	Dollar General Corp-Caledonia
Loan		18	Hampton Inn & Suites - Hillsboro	$0	$12,602	$7,876	$41,513	$0	$0	$0	$0
Loan		19	Pacific Highway Self Storage	$0	$27,358	$9,119	$0	$0	$0	$0	$0
Loan	6	20	Tyler Gateway Shopping Center	$75,000	$209,305	$17,442	$19,007	$0	$0	$178,450	$0
Loan		21	Chisholm Shopping Center	$205,685	$133,283	$10,578	$42,828	$0	$19,954	$514,768	$0
Loan		22	Courtyard Stuart	$0	$127,225	$11,566	$97,304	$8,846	$0	$1,675,292	PIP Reserve ($0.00); Seasonal Reserve ($62,000 on each payment date occuring on March, $70,000 on each payment date occuring on April)
Loan		23	5 Towns Inn Lawrence	$0	$4,428	$17,243	$29,140	$9,563	$71,375	$0	$0
Loan		24	Pleasant Hill Villas Apartments	$0	$18,548	$6,183	$0	$0	$3,960	$0	$0
Loan		25	Park Circle Apartments	$0	$43,608	$10,902	$0	$0	$20,422	$0	$0
Loan		26	Hamden Retail Center	$0	$93,344	$15,557	$0	$0	$21,250	$44,430	$0
Loan		27	Villager Square	$350,000 provided no Cash Management Trigger Event Period exists	$80,146	$18,382	$12,554	$1,212	$63,463	$0	$0
Loan		28	Fairfield Inn & Suites Cartersville	$0	$10,237	$3,412	$4,784	$1,595	$9,270	$436,369	PIP Reserve ($0.00); Seasonal Reserve ($4,500 on each payment date occuring on January, February, March, April, May, June, July,September and October)
Loan		29	Heritage Hill Apartments	$0	$0	$12,425	$0	$0	$26,250	$0	$0
Loan		30	Westview Avenal Apartments	$0	$14,205	$3,551	$0	$0	$5,143	$0	$0
Loan		31	Westview Apartments	$0	$10,935	$2,734	$0	$0	$4,748	$0	$0
Loan		32	Courtyard Van Nuys Apartments	$0	$9,082	$2,270	$0	$0	$0	$0	$0
Loan		33	Comfort Suites - Golden Isles Gateway	$0	$2,640	$1,650	$14,385	$3,127	$0	$147,000	$0
Loan		34	Babu’s Villa	$0	$10,058	$5,029	$3,435	$1,145	$54,281	$0	$0
Loan		35	Country Court Estates MHC	$0	$4,417	$2,761	$1,346	$841	$5,344	$0	$0
Loan		36	Northridge Pointe Apartments	$0	$6,005	$1,501	$0	$0	$0	$0	$0
Loan		37	Mountain View Townhomes	$0	$9,703	$2,426	$0	$0	$32,901	$0	$0
Loan		38	Sherman Pointe Apartments	$0	$5,472	$1,368	$0	$0	$110	$0	$0
Loan		39	Somerset Townhomes	$0	$17,375	$4,344	$0	$0	$19,250	$0	$0
Loan		40	Woodland Crossing Shopping Center	$75,635	$26,622	$2,219	$0	$0	$5,925	$0	$0
Loan		41	Halsted Plaza	$0	$49,132	$10,681	$5,474	$830	$0	$0	$0
Loan		42	Wildwood Apartments	$0	$4,097	$1,366	$0	$0	$7,183	$0	$0

A-1-12

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Other Reserves Description	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %
Loan	4	1	681 Fifth Avenue	Rent Concession Funds; Unfunded Obligations Funds	10/1/2016	10/3/2016	N/A	10/3/2016	N/A	No	N/A
Loan	4, 5, 6	2	191 Peachtree	N/A	10/18/2016	10/13/2016	N/A	10/13/2016	N/A	No	N/A
Loan	4	3	Wolfchase Galleria	N/A	10/13/2016	10/3/2016	N/A	10/3/2016	10/4/2016	Yes - 3	9.00%
Loan	4, 7	4	The Orchard	Environmental Escrow	10/19/2016	9/22/2016	N/A	9/21/2016	9/21/2016	Yes - 4	10.00%
Loan	4	5	The Falls	N/A	8/12/2016	7/22/2016	N/A	7/22/2016	N/A	No	N/A
Loan	4	6	Vintage Park	Unfunded Tenant Obligations Reserve; Unfunded Hopdoddy Obligations Reserve	9/29/2016	8/29/2016	N/A	8/30/2016	N/A	No	N/A
Loan	4, 8	7	101 Hudson Street	Tenant Specific TILC; Rent Concession	9/29/2016	8/30/2016	N/A	8/26/2016	N/A	No	N/A
Loan	9	8	U-Haul AREC 23 Portfolio	N/A
Property		8.01	U-Haul Moving & Storage of Kakaako		10/17/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.02	U-Haul at 19th Ave		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.03	U-Haul Moving & Storage on Highway 64		10/13/2016	9/9/2016	N/A	9/9/2016	9/9/2016	Yes	7.00%
Property		8.04	U-Haul Moving & Storage of Broken Arrow		9/8/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.05	U-Haul Moving & Storage of Pasadena		10/14/2016	9/9/2016	N/A	9/9/2016	9/9/2016	Yes	19.00%
Property		8.06	U-Haul Moving & Storage of Houghton		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.07	U-Haul Moving & Storage of Waterfalls		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.08	U-Haul Storage of Spring Hill on Mariner		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.09	U-Haul Moving & Storage of Oakwood		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Property		8.10	U-Haul Moving & Storage of Augusta West		10/14/2016	9/9/2016	N/A	9/9/2016	N/A	No	N/A
Loan	4	9	Greenwich Office Park	Ground Rent Reserve; Free Rent Reserve	11/7/2016	9/20/2016	N/A	9/20/2016	N/A	No	N/A
Loan	6	10	The Shores Resort & Spa	N/A	10/18/2016	9/30/2016	N/A	10/21/2016	N/A	No	N/A
Loan	4	11	Federal Way Crossings I & II	Pool Reserve Funds	10/20/2016	10/25/2016	N/A	9/2/2016	8/31/2016	Yes	6.80%
Loan	4, 10	12	Novo Nordisk	N/A	5/25/2016	8/18/2016	N/A	8/10/2016	N/A	No	N/A
Loan	4, 11	13	Huntington Center	Rent Concession Reserve Funds; Existing TI/LC Obligations Reserve Funds	9/29/2016	8/25/2016	N/A	8/25/2016	N/A	No	N/A
Loan	9	14	Fairfield Inn CT Portfolio	PIP Reserve
Property		14.01	Fairfield Inn & Suites Plainville		10/17/2016	9/13/2016	N/A	9/9/2016	N/A	No	N/A
Property		14.02	Fairfield Inn & Suites Hartford Airport		10/17/2016	9/13/2016	N/A	9/9/2016	N/A	No	N/A
Loan	9	15	Arkansas Multifamily Portfolio	N/A
Property		15.01	Allied Garden Apartments		9/29/2016	7/18/2016	N/A	7/18/2016	N/A	No	N/A
Property		15.02	Terrace Green Apartments		9/29/2016	7/18/2016	N/A	7/15/2016	N/A	No	N/A
Property		15.03	Jefferson Manor Apartments		9/29/2016	7/18/2016	N/A	7/15/2016	N/A	No	N/A
Property		15.04	Northwest Acres Apartments		9/29/2016	7/18/2016	N/A	7/18/2016	N/A	No	N/A
Loan	9, 12	16	Lexham Street Portfolio	Cosi Reserve Funds; Noble Rent Reserve
Property		16.01	970 Farmington Avenue		10/14/2016	8/25/2016	N/A	8/26/2016	N/A	No	N/A
Property		16.02	27-43 LaSalle Road		10/14/2016	8/29/2016	N/A	8/26/2016	N/A	No	N/A
Property		16.03	1253 New Britain Avenue		9/30/2016	8/24/2016	N/A	8/26/2016	N/A	No	N/A
Property		16.04	967 Farmington Avenue		9/30/2016	9/16/2016	N/A	8/26/2016	N/A	No	N/A
Loan	9	17	National Dollar General Portfolio	N/A
Property		17.01	Dollar General Corp-Chickasha		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.02	Dollar General Corp-Wynnewood		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.03	Dollar General Corp-Valliant		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.04	Dollar General Corp-Talihina		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.05	Dollar General Corp-Heavener		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.06	Dollar General Corp-Painesville Mentor Avenue		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.07	Dollar General Corp-McKean		10/6/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.08	Dollar General Corp-Erie		9/21/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.09	Dollar General Corp-Greensburg		9/23/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.10	Dollar General Corp-Gratiot		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.11	Dollar General Corp-New Paris		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.12	Dollar General Corp-New Florence		9/23/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.13	Dollar General Corp-Painesville Madison Avenue		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.14	Dollar General Corp-Muskogee		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Property		17.15	Dollar General Corp-Caledonia		9/26/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Loan		18	Hampton Inn & Suites - Hillsboro	N/A	10/28/2016	10/21/2016	N/A	10/21/2016	10/20/2016	Yes	3.00%
Loan		19	Pacific Highway Self Storage	N/A	10/20/2016	9/30/2016	N/A	9/16/2016	9/16/2016	Yes - 4	8.00%
Loan	6	20	Tyler Gateway Shopping Center	Outstanding TI Reserve	8/12/2016	7/20/2016	N/A	7/20/2016	7/20/2016	Yes - 4	19.00%
Loan		21	Chisholm Shopping Center	Unfunded Tenant Obligations Reserve	10/6/2016	9/16/2016	N/A	9/14/2016	N/A	No	N/A
Loan		22	Courtyard Stuart	PIP Reserve	9/27/2016	8/22/2016	N/A	8/22/2016	N/A	No	N/A
Loan		23	5 Towns Inn Lawrence	N/A	10/27/2016	5/25/2016	N/A	6/22/2016	N/A	No	N/A
Loan		24	Pleasant Hill Villas Apartments	N/A	9/23/2016	5/16/2016	N/A	5/23/2016	N/A	No	N/A
Loan		25	Park Circle Apartments	N/A	9/22/2016	5/23/2016	N/A	5/23/2016	5/9/2016	Yes - 4	5.00%
Loan		26	Hamden Retail Center	Ground Rent Reserve	9/30/2016	9/9/2016	N/A	8/8/2016	N/A	No	N/A
Loan		27	Villager Square	N/A	10/28/2016	10/5/2016	N/A	10/5/2016	N/A	No	N/A
Loan		28	Fairfield Inn & Suites Cartersville	PIP Reserve; Seasonal Reserve	10/28/2016	5/18/2016	N/A	5/18/2016	N/A	No	N/A
Loan		29	Heritage Hill Apartments	N/A	9/14/2016	9/15/2016	N/A	9/15/2016	N/A	No	N/A
Loan		30	Westview Avenal Apartments	N/A	9/23/2016	5/18/2016	N/A	5/23/2016	5/20/2016	Yes - 4	7.00%
Loan		31	Westview Apartments	N/A	9/23/2016	5/12/2016	N/A	5/23/2016	5/11/2016	Yes - 4	18.00%
Loan		32	Courtyard Van Nuys Apartments	N/A	9/23/2016	5/16/2016	N/A	5/23/2016	5/17/2016	Yes - 4	12.00%
Loan		33	Comfort Suites - Golden Isles Gateway	PIP Reserve	10/6/2016	8/8/2016	N/A	8/8/2016	N/A	No	N/A
Loan		34	Babu’s Villa	N/A	9/29/2016	9/29/2016	N/A	9/29/2016	9/29/2016	Yes	3.00%
Loan		35	Country Court Estates MHC	N/A	9/21/2016	9/26/2016	N/A	9/26/2016	N/A	No	N/A
Loan		36	Northridge Pointe Apartments	N/A	9/23/2016	5/13/2016	N/A	5/23/2016	5/12/2016	Yes - 4	17.00%
Loan		37	Mountain View Townhomes	N/A	9/23/2016	5/16/2016	N/A	5/23/2016	5/18/2016	Yes - 4	17.00%
Loan		38	Sherman Pointe Apartments	N/A	9/23/2016	5/23/2016	N/A	5/23/2016	5/23/2016	Yes - 4	15.00%
Loan		39	Somerset Townhomes	N/A	9/22/2016	5/9/2016	N/A	5/23/2016	5/5/2016	Yes - 4	5.00%
Loan		40	Woodland Crossing Shopping Center	N/A	10/28/2016	9/23/2016	N/A	9/14/2016	N/A	No	N/A
Loan		41	Halsted Plaza	N/A	10/26/2016	9/28/2016	N/A	9/28/2016	N/A	No	N/A
Loan		42	Wildwood Apartments	N/A	9/23/2016	5/13/2016	N/A	5/23/2016	N/A	No	N/A

A-1-13

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	4	1	681 Fifth Avenue	$135,000,000		48.9%	1.67x	7.3%
Loan	4, 5, 6	2	191 Peachtree	$95,500,000		64.9%	2.69x	11.5%
Loan	4	3	Wolfchase Galleria	$94,866,648		64.9%	1.72x	10.7%
Loan	4, 7	4	The Orchard	$39,942,058		68.1%	1.35x	8.0%
Loan	4	5	The Falls	$104,500,000		49.2%	3.36x	12.3%
Loan	4	6	Vintage Park	$45,000,000		70.1%	1.33x	8.8%
Loan	4, 8	7	101 Hudson Street	$212,750,000		51.8%	3.68x	12.9%
Loan	9	8	U-Haul AREC 23 Portfolio
Property		8.01	U-Haul Moving & Storage of Kakaako
Property		8.02	U-Haul at 19th Ave
Property		8.03	U-Haul Moving & Storage on Highway 64
Property		8.04	U-Haul Moving & Storage of Broken Arrow
Property		8.05	U-Haul Moving & Storage of Pasadena
Property		8.06	U-Haul Moving & Storage of Houghton
Property		8.07	U-Haul Moving & Storage of Waterfalls
Property		8.08	U-Haul Storage of Spring Hill on Mariner
Property		8.09	U-Haul Moving & Storage of Oakwood
Property		8.10	U-Haul Moving & Storage of Augusta West
Loan	4	9	Greenwich Office Park	$54,500,000		65.3%	1.94x	9.7%	$10,000,000	72.8%	1.58x	8.7%
Loan	6	10	The Shores Resort & Spa
Loan	4	11	Federal Way Crossings I & II	$25,466,958		69.7%	1.36x	8.7%
Loan	4, 10	12	Novo Nordisk	$148,300,000		52.6%	2.97x	10.5%
Loan	4, 11	13	Huntington Center	$120,000,000		75.0%	1.54x	9.2%
Loan	9	14	Fairfield Inn CT Portfolio
Property		14.01	Fairfield Inn & Suites Plainville
Property		14.02	Fairfield Inn & Suites Hartford Airport
Loan	9	15	Arkansas Multifamily Portfolio
Property		15.01	Allied Garden Apartments
Property		15.02	Terrace Green Apartments
Property		15.03	Jefferson Manor Apartments
Property		15.04	Northwest Acres Apartments
Loan	9, 12	16	Lexham Street Portfolio
Property		16.01	970 Farmington Avenue
Property		16.02	27-43 LaSalle Road
Property		16.03	1253 New Britain Avenue
Property		16.04	967 Farmington Avenue
Loan	9	17	National Dollar General Portfolio
Property		17.01	Dollar General Corp-Chickasha
Property		17.02	Dollar General Corp-Wynnewood
Property		17.03	Dollar General Corp-Valliant
Property		17.04	Dollar General Corp-Talihina
Property		17.05	Dollar General Corp-Heavener
Property		17.06	Dollar General Corp-Painesville Mentor Avenue
Property		17.07	Dollar General Corp-McKean
Property		17.08	Dollar General Corp-Erie
Property		17.09	Dollar General Corp-Greensburg
Property		17.10	Dollar General Corp-Gratiot
Property		17.11	Dollar General Corp-New Paris
Property		17.12	Dollar General Corp-New Florence
Property		17.13	Dollar General Corp-Painesville Madison Avenue
Property		17.14	Dollar General Corp-Muskogee
Property		17.15	Dollar General Corp-Caledonia
Loan		18	Hampton Inn & Suites - Hillsboro
Loan		19	Pacific Highway Self Storage
Loan	6	20	Tyler Gateway Shopping Center
Loan		21	Chisholm Shopping Center
Loan		22	Courtyard Stuart
Loan		23	5 Towns Inn Lawrence
Loan		24	Pleasant Hill Villas Apartments
Loan		25	Park Circle Apartments
Loan		26	Hamden Retail Center
Loan		27	Villager Square
Loan		28	Fairfield Inn & Suites Cartersville
Loan		29	Heritage Hill Apartments
Loan		30	Westview Avenal Apartments
Loan		31	Westview Apartments
Loan		32	Courtyard Van Nuys Apartments
Loan		33	Comfort Suites - Golden Isles Gateway
Loan		34	Babu’s Villa
Loan		35	Country Court Estates MHC
Loan		36	Northridge Pointe Apartments
Loan		37	Mountain View Townhomes
Loan		38	Sherman Pointe Apartments
Loan		39	Somerset Townhomes
Loan		40	Woodland Crossing Shopping Center
Loan		41	Halsted Plaza
Loan		42	Wildwood Apartments

A-1-14

MSC 2016-UBS12
Footnotes to Annex A-1

(1)	MSBNA—Morgan Stanley Bank, N.A.; BANA—Bank of America, National Association; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; UBSAG—UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York; Natixis—Natixis Real Estate Capital LLC

(2)	The Administrative Cost Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans.

(4)	Each of the 681 Fifth Avenue Mortgage Loan (Mortgage Loan No. 1), the 191 Peachtree Mortgage Loan (Mortgage Loan No. 2), the Wolfchase Galleria Mortgage Loan (Mortgage Loan No. 3), The Orchard Mortgage Loan (Mortgage Loan No. 4), The Falls Mortgage Loan (Mortgage Loan No. 5), the Vintage Park Mortgage Loan (Mortgage Loan No. 6), the 101 Hudson Street Mortgage Loan (Mortgage Loan No. 7), the Greenwich Office Park Mortgage Loan (Mortgage Loan No. 9), the Federal Way Crossings I & II Mortgage Loan (Mortgage Loan No. 11), the Novo Nordisk Mortgage Loan (Mortgage Loan No. 12) and the Huntington Center Mortgage Loan (Mortgage Loan No. 13) is part of a whole loan related to the Issuing Entity. For further information, see “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, and “—The Non-Serviced Pari Passu Whole Loans”, and “Pooling and Servicing Agreement, and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, as applicable, in the Preliminary Prospectus.

(5)	With respect to Mortgage Loan No. 2, 191 Peachtree, a portion of the mortgaged property located under the parking garage serving the office building at 191 Peachtree Street is comprised of a ground leasehold interest with an entity of the Ritz Carlton Atlanta as the ground lessor under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, resulting in a final maturity on February 10, 2186.

(6)	With respect to Mortgage Loan No. 2, 191 Peachtree, Mortgage Loan No. 10, The Shores Resort & Spa, and Mortgage Loan No. 20, Tyler Gateway Shopping Center, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Preliminary Prospectus.

(7)	With respect to Mortgage Loan No. 4, The Orchard, the borrower has a debt service grace period of 5 days with regard to an event of default, provided that no more than one time per year or 3 times during the loan term, the borrower has a grace period of 3 days following notice that payment is due and payable.

(8)	With respect to Mortgage Loan No. 7, 101 Hudson Street, the Initial Other Reserves are expected to be replaced by a letter of credit.

(9)	With respect to Mortgage Loan No. 8, U-Haul AREC 23 Portfolio, Mortgage Loan No. 14, Fairfield Inn CT Portfolio, Mortgage Loan No. 15, Arkansas Multifamily Portfolio, Mortgage Loan No. 16, Lexham Street Portfolio, and Mortgage Loan No. 17, National Dollar General Portfolio, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

A-1-15

(10)	With respect to Mortgage Loan No. 12, Novo Nordisk, the whole loan has a maximum principal balance of $207,880,000 and an original principal balance of $168,300,000. Note A-2 is currently unfunded; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions, which are estimated to be $16,580,000, and (ii) earnout funds which are estimated to be $23,000,000, in each case . in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space at the related mortgaged property

(11)	With respect to Mortgage Loan No. 13, Huntington Center, Occupancy Rate includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant. Considering these tenants vacant, Occupancy Rate would be 81.7%.

(12)	With respect to Mortgage Loan No. 16, Lexham Street Portfolio, the borrower of the mortgaged properties only reports financials on a consolidated level. As a result, historical and underwritten financials are not available at the property level.

A.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Open Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication (in its reasonable determination) to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Notwithstanding anything contained herein, the Loan may be prepaid without payment of the Yield Maintenance Premium from and after the Open Date.

B.	“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to 1% of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below), exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (z) 12. Lender’s calculation of the Yield Maintenance

A-1-16

Premium, and all component calculations, shall be conclusive and binding on Borrower absent manifest error.

C.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Anticipated Repayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Anticipated Repayment Date” shall mean November 6, 2026.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Anticipated Repayment Date as most recently published in “Statistical Release H. 15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

D.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

A-1-17

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Annex A-2
Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
UBS AG, New York Branch	13	$329,818,407	40.0%	4.2992%	119	1.97x	10.9%	57.2%	49.7%
Morgan Stanley Mortgage Capital Holdings LLC	6	$188,170,083	22.8%	3.9047%	119	2.01x	10.3%	66.9%	59.8%
Bank of America, National Association	14	$122,814,810	14.9%	3.9534%	119	2.11x	10.1%	63.6%	55.5%
Natixis Real Estate Capital LLC	8	$113,736,696	13.8%	4.4620%	90	2.00x	10.8%	63.2%	58.2%
Morgan Stanley Mortgage Capital Holdings LLC / UBS AG, New York Branch	1	$69,901,741	8.5%	4.1460%	119	1.72x	10.7%	64.9%	52.0%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1,997,254 - 5,000,000	12	$37,951,593	4.6%	4.4935%	119	1.69x	11.0%	61.7%	50.3%
5,000,001 - 10,000,000	6	$44,019,726	5.3%	4.5569%	119	1.61x	10.8%	68.4%	55.5%
10,000,001 - 15,000,000	6	$68,628,600	8.3%	4.3409%	118	1.78x	11.7%	62.3%	52.2%
15,000,001 - 20,000,000	7	$126,694,607	15.4%	4.3039%	109	1.81x	10.6%	65.8%	56.7%
20,000,001 - 35,000,000	3	$98,416,453	11.9%	4.6348%	99	1.98x	12.4%	65.1%	57.2%
35,000,001 - 50,000,000	4	$157,917,377	19.2%	3.8296%	118	2.56x	11.2%	55.9%	50.3%
50,000,001 - 80,000,000	4	$290,813,380	35.3%	3.9899%	119	1.90x	9.4%	61.2%	55.2%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: $1,997,254
Maximum: $80,000,000
Average: $19,629,565

A-2-1

Annex A-2
Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
California	13	$128,317,102	15.6%	4.148%	119	1.40x	8.5%	67.8%	55.4%
Georgia	5	$95,515,797	11.6%	3.879%	119	2.58x	11.9%	63.8%	61.8%
Florida	4	$91,955,402	11.2%	4.045%	118	2.89x	14.6%	55.8%	49.9%
New York	2	$90,287,417	11.0%	4.216%	119	1.76x	8.4%	48.4%	47.5%
Connecticut	8	$76,550,000	9.3%	4.510%	93	1.76x	10.3%	66.2%	60.3%
Tennessee	2	$73,414,687	8.9%	4.129%	119	1.72x	10.7%	64.3%	51.3%
New Jersey	2	$57,250,000	6.9%	3.245%	97	3.43x	12.1%	52.1%	52.1%
Texas	2	$45,388,444	5.5%	4.920%	118	1.39x	9.3%	68.8%	58.8%
Washington	1	$32,457,888	3.9%	4.589%	119	1.36x	8.7%	69.7%	56.7%
Ohio	6	$24,879,496	3.0%	3.781%	118	1.50x	9.1%	74.5%	66.7%
Oklahoma	9	$24,724,522	3.0%	4.290%	119	1.75x	11.5%	57.6%	47.1%
Arkansas	4	$18,476,703	2.2%	4.745%	119	1.57x	10.5%	65.2%	53.3%
Oregon	1	$16,222,154	2.0%	4.864%	119	1.78x	13.5%	62.4%	46.7%
Nevada	2	$12,033,455	1.5%	4.269%	119	1.47x	9.3%	72.5%	58.3%
Hawaii	1	$9,500,922	1.2%	3.793%	119	1.72x	10.8%	53.3%	38.3%
Colorado	1	$7,750,064	0.9%	4.654%	119	1.61x	10.5%	67.7%	55.2%
Arizona	1	$4,940,080	0.6%	3.793%	119	1.72x	10.8%	53.3%	38.3%
Pennsylvania	4	$4,048,174	0.5%	4.810%	119	1.33x	8.5%	72.3%	62.4%
Indiana	1	$3,412,500	0.4%	4.431%	118	2.21x	13.7%	68.3%	58.3%
Michigan	1	$2,744,489	0.3%	3.793%	119	1.72x	10.8%	53.3%	38.3%
Iowa	1	$2,574,830	0.3%	3.793%	119	1.72x	10.8%	53.3%	38.3%
Illinois	1	$1,997,610	0.2%	5.030%	119	3.00x	21.8%	31.7%	26.2%
Total:	72	$824,441,736	100.0%	4.167%	115	1.98x	10.6%	61.8%	54.2%

A-2-2

Annex A-2
Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Retail
Anchored	4	$112,852,666	13.7%	4.198%	119	1.45x	9.0%	66.4%	53.3%
Regional Lifestyle Center	2	$84,500,000	10.2%	4.159%	117	2.42x	10.7%	58.8%	54.7%
Regional Mall	1	$69,901,741	8.5%	4.146%	119	1.72x	10.7%	64.9%	52.0%
Shadow Anchored	2	$20,300,000	2.5%	4.341%	118	1.40x	8.7%	67.8%	60.4%
Single Tenant	15	$16,245,750	2.0%	4.810%	119	1.33x	8.5%	72.3%	62.4%
Unanchored	4	$12,850,877	1.6%	4.607%	119	1.57x	10.4%	63.4%	54.9%
Subtotal:	28	$316,651,033	38.4%	4.233%	119	1.77x	9.9%	64.3%	54.4%
Office
CBD	3	$137,250,000	16.6%	3.536%	119	2.79x	11.5%	62.8%	61.8%
Suburban	2	$53,000,000	6.4%	4.149%	58	2.33x	10.0%	60.5%	60.5%
Subtotal:	5	$190,250,000	23.1%	3.707%	102	2.66x	11.1%	62.2%	61.4%
Hospitality
Limited Service	5	$48,865,571	5.9%	4.793%	119	2.04x	14.7%	59.8%	47.2%
Full Service	1	$32,958,565	4.0%	4.761%	119	2.63x	18.6%	60.5%	49.5%
Select Service	2	$18,500,000	2.2%	4.517%	120	1.96x	13.4%	64.9%	52.6%
Subtotal:	8	$100,324,136	12.2%	4.731%	119	2.22x	15.8%	61.0%	49.0%
Mixed Use
Office/Retail	1	$80,000,000	9.7%	4.127%	119	1.67x	7.3%	48.9%	48.9%
Retail/Office	2	$8,766,733	1.1%	4.450%	119	1.33x	8.4%	69.1%	60.6%
Subtotal:	3	$88,766,733	10.8%	4.158%	119	1.64x	7.4%	50.9%	50.1%
Multifamily
Garden	15	$70,776,822	8.6%	4.476%	119	1.50x	9.8%	67.7%	54.6%
Mid Rise	1	$4,993,135	0.6%	4.269%	119	1.45x	8.9%	59.4%	47.8%
Subtotal:	16	$75,769,957	9.2%	4.462%	119	1.50x	9.7%	67.1%	54.1%
Self Storage
Self Storage	11	$49,267,377	6.0%	3.913%	119	1.65x	10.2%	57.7%	43.9%
Subtotal:	11	$49,267,377	6.0%	3.913%	119	1.65x	10.2%	57.7%	43.9%
Manufactured Housing
Manufactured Housing	1	$3,412,500	0.4%	4.431%	118	2.21x	13.7%	68.3%	58.3%
Subtotal:	1	$3,412,500	0.4%	4.431%	118	2.21x	13.7%	68.3%	58.3%

Total:	72	$824,441,736	100.0%	4.167%	115	1.98x	10.6%	61.8%	54.2%

A-2-3

Annex A-2
Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
3.1170 - 4.0000	7	$299,829,016	36.4%	3.6383%	114	2.47x	10.8%	60.0%	54.9%
4.0001 - 4.5000	20	$278,226,504	33.7%	4.2123%	119	1.64x	9.5%	60.8%	52.5%
4.5001 - 5.5000	15	$246,386,216	29.9%	4.7595%	111	1.78x	11.7%	65.2%	55.4%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 3.1170%
Maximum: 5.5000%
Weighted Average: 4.1671%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
60	2	$53,000,000	6.4%	4.1495%	58	2.33x	10.0%	60.5%	60.5%
120	40	$771,441,736	93.6%	4.1683%	119	1.96x	10.7%	61.9%	53.8%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 60 mos.
Maximum: 120 mos.
Weighted Average: 116 mos.

A-2-4

Annex A-2
Mortgage Pool Information

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
57 - 84	2	$53,000,000	6.4%	4.1495%	58	2.33x	10.0%	60.5%	60.5%
100 - 120	40	$771,441,736	93.6%	4.1683%	119	1.96x	10.7%	61.9%	53.8%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 57 mos.
Maximum: 120 mos.
Weighted Average: 115 mos.

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	6	$295,750,000	35.9%	3.7927%	108	2.58x	10.4%	55.7%	55.7%
300	4	$62,920,446	7.6%	4.1870%	119	1.79x	12.2%	56.0%	40.9%
360	32	$465,771,290	56.5%	4.4022%	119	1.63x	10.6%	66.5%	55.1%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 353 mos.

A-2-5

Annex A-2
Mortgage Pool Information

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	6	$295,750,000	35.9%	3.7927%	108	2.58x	10.4%	55.7%	55.7%
299- 300	4	$62,920,446	7.6%	4.1870%	119	1.79x	12.2%	56.0%	40.9%
301 - 360	32	$465,771,290	56.5%	4.4022%	119	1.63x	10.6%	66.5%	55.1%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 299 mos.
Maximum: 360 mos.
Weighted Average: 352 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.21 - 1.30	2	$5,860,000	0.7%	5.2209%	119	1.26x	8.6%	69.8%	60.1%
1.31 - 1.40	9	$188,451,410	22.9%	4.4400%	119	1.35x	8.4%	69.1%	57.8%
1.41 - 1.50	7	$50,029,949	6.1%	4.2894%	119	1.44x	9.0%	68.5%	56.4%
1.51 - 1.60	3	$44,678,177	5.4%	4.1351%	119	1.55x	9.8%	70.9%	60.7%
1.61 - 1.80	7	$218,427,033	26.5%	4.1635%	119	1.70x	9.7%	57.0%	48.2%
1.81 - 2.00	4	$69,713,529	8.5%	4.5912%	91	1.95x	11.7%	66.1%	59.6%
2.01 - 2.25	2	$15,145,575	1.8%	4.0983%	119	2.14x	14.2%	52.0%	42.3%
2.26 - 2.50	1	$10,287,417	1.2%	4.9100%	119	2.44x	17.2%	44.9%	36.9%
2.51 - 3.00	5	$139,098,646	16.9%	3.9807%	110	2.72x	13.4%	61.1%	58.0%
3.01 - 3.68	2	$82,750,000	10.0%	3.3001%	117	3.50x	12.6%	50.4%	50.4%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 1.21x
Maximum: 3.68x
Weighted Average: 1.98x

A-2-6

Annex A-2
Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
31.7 - 40.0	1	$1,997,610	0.2%	5.0300%	119	3.00x	21.8%	31.7%	26.2%
40.1 - 50.0	5	$151,662,963	18.4%	3.9766%	118	2.29x	10.3%	48.6%	46.9%
50.1 - 60.0	6	$104,302,411	12.7%	3.5416%	107	2.63x	11.3%	53.3%	46.8%
60.1 - 65.0	7	$228,115,205	27.7%	4.1832%	119	2.21x	12.5%	63.9%	55.6%
65.1 - 70.0	15	$233,448,588	28.3%	4.4071%	110	1.53x	9.3%	67.9%	57.8%
70.1 - 75.0	8	$104,914,958	12.7%	4.4788%	118	1.41x	9.0%	72.1%	61.8%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 31.7%
Maximum: 75.0%
Weighted Average: 61.8%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
26.2 - 40.0	5	$64,327,950	7.8%	4.0921%	119	2.00x	13.3%	49.8%	37.4%
40.1 - 50.0	8	$191,954,197	23.3%	4.1583%	119	2.23x	11.2%	53.1%	48.7%
50.1 - 55.0	8	$231,900,650	28.1%	3.9582%	114	2.04x	10.5%	62.6%	52.8%
55.1 - 60.0	12	$108,571,715	13.2%	4.4964%	119	1.54x	9.9%	69.7%	57.3%
60.1 - 65.0	7	$174,687,224	21.2%	4.2769%	119	1.96x	10.0%	67.9%	63.0%
65.1 - 67.7	2	$53,000,000	6.4%	4.1676%	81	1.79x	9.5%	69.0%	66.2%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 26.2%
Maximum: 67.7%
Weighted Average: 54.2%

A-2-7

Annex A-2
Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Amortizing Balloon	26	$393,523,486	47.7%	4.3311%	119	1.74x	11.4%	63.5%	50.5%
Interest Only	6	$295,750,000	35.9%	3.7927%	108	2.58x	10.4%	55.7%	55.7%
Partial Interest Only	10	$135,168,250	16.4%	4.5089%	118	1.40x	8.9%	70.5%	61.8%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.3 - 8.0	3	$143,281,639	17.4%	4.0713%	119	1.53x	7.6%	57.4%	51.4%
8.1 - 9.0	14	$164,621,597	20.0%	4.5995%	119	1.36x	8.7%	69.2%	58.8%
9.1 - 9.5	3	$36,438,124	4.4%	3.9000%	118	1.50x	9.2%	72.6%	63.1%
9.6 - 10.0	2	$39,201,474	4.8%	4.5089%	68	1.87x	9.7%	66.8%	64.5%
10.1 - 11.0	5	$152,295,885	18.5%	4.0735%	111	1.86x	10.7%	60.7%	49.1%
11.1 - 12.0	2	$81,997,254	9.9%	3.7451%	119	2.67x	11.5%	65.1%	64.8%
12.1 - 14.0	8	$145,486,627	17.6%	3.8884%	118	2.81x	12.9%	56.7%	50.9%
14.1 - 16.0	1	$11,733,075	1.4%	4.0015%	119	2.12x	14.4%	47.3%	37.7%
16.1 - 21.8	4	$49,386,063	6.0%	4.7792%	119	2.60x	18.4%	55.0%	44.7%
Total:	42	$824,441,736	100.0%	4.1671%	115	1.98x	10.6%	61.8%	54.2%

Minimum: 7.3%
Maximum: 21.8%
Weighted Average: 10.6%

A-2-8

Annex A-2
Mortgage Pool Information

Prepayment of Collateral by Prepayment Restriction (%)(1)(2)(3)(4)

Prepayment Restrictions	December 2016	December 2017	December 2018	December 2019	December 2020
Locked Out	100.0%	100.0%	83.2%	83.3%	83.4%
Yield Maintenance Total	0.0%	0.0%	16.8%	16.7%	16.6%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$824,441,736	$817,708,728	$810,583,413	$802,002,663	$792,803,509
% Initial Pool Balance	100.0%	99.2%	98.3%	97.3%	96.2%

Prepayment Restrictions	December 2021	December 2022	December 2023	December 2024	December 2025
Locked Out	82.3%	82.3%	82.4%	82.5%	82.6%
Yield Maintenance Total	17.7%	17.7%	17.6%	17.5%	17.4%
Open	0.0%	0.0%	0.0%	0.0%	0.0%
TOTAL	100.0%	100.0%	100.0%	100.0%	100.0%
Pool Balance Outstanding	$730,017,268	$719,325,229	$708,152,471	$696,535,526	$684,337,569
% Initial Pool Balance	88.5%	87.2%	85.9%	84.5%	83.0%

(1) The analysis is based on Structuring Assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Prospectus and a 0% CPR as discussed in the Prospectus.

(2) See description of Yield Maintenance under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” in the Prospectus and Annex A-1 to the Prospectus.

(3) Mortgage loans modeled as Yield Maintenance include mortgage loans characterized by YM1 and DEF/YM1 on Annex A-1 to the Prospectus.

(4) There may be limited exceptions to the indicated prepayment restrictions arising out of casualties, condemnations, property releases and the application of earnout reserves

A-2-9

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS
OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

MSC 2016-UBS12	681 Fifth Avenue

Mortgage Loan No. 1 – 681 Fifth Avenue

A-3-2

MSC 2016-UBS12	681 Fifth Avenue

Mortgage Loan No. 1 – 681 Fifth Avenue

A-3-3

MSC 2016-UBS12	681 Fifth Avenue

Mortgage Loan No. 1 – 681 Fifth Avenue

681 Fifth Avenue
681 Fifth Avenue
New York, NY 10022
MANHATTAN
Upper East Side
Midtown
East Side
Murray Hill
Kips Bay
CENTRAL PARK
East Green
The Dairy
Central Park Zoo
Wollman Rink
The Pond
Central Park South
Temple Emanu-El
Hunter College
Barneys New York
Apple Store, FAO Schwarz, GM Building
Plaza Hotel
Grand Army Plaza
9 West 57th
Bergdorf Goodman, Louis Vuitton
Carnegie Hall
Trump Tower
The Peninsula New York
St. Regis New York
Museum of Modern Art
666 Fifth Avenue
Lever House
399 Park
Citigroup Center
Lipstick Building
Park Avenue Plaza
Wells Fargo
599 Lexington Avenue
875 Third
AXA Center
75 Rockefeller Plaza
Time-Life Building
Radio City Music Hall
45 Rockefeller Plaza
St. Patrick's Cathedral
345 Park
Mutual of Omaha Building
Exxon Building
ROCKEFELLER CENTER
Saks Fifth Avenue
ITT-American Building
Palmolive Building
GE Building
1 Rockefeller Plaza
US Plywood Building
News Corp. Building
JPMorgan Chase Tower
Japan Society
245 Park Avenue
485 Lexington
747 Third Avenue
United Nations Headquarters
MetLife Building
450 Lexington Avenue
2 Grand Central Tower
Winstar Building
Grand Central Terminal (Metro North)
Chrysler Building
Condé Nast Bldg (4 Times Sq.)
SUNY College of Optometry
Bryant Park
New York Public Library
Daily News
Republic Bank Tower
The Morgan Library & Museum
St. Vartan's Park
Macy's
HERALD SQUARE
Empire State Building
LONG ISLAND RAILROAD
NYU Medical Center
East River
Roosevelt Island
Queens-Midtown Tunnel
495
FDR Drive
FERRY TO LONG ISLAND CITY
Broadway
5th Ave.
6th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
E. 67th St.
E. 66th St.
E. 65th St.
E. 64th St.
E. 63rd St.
E. 62nd St.
E. 61st St.
E. 60th St.
E. 59th St.
E. 58th St.
E. 57th St.
E. 56th St.
E. 55th St.
E. 54th St.
E. 53rd St.
E. 52nd St.
E. 51st St.
E. 50th St.
E. 49th St.
E. 48th St.
E. 47th St.
E. 46th St.
E. 45th St.
E. 44th St.
E. 43rd St.
E. 42nd St.
E. 41st St.
E. 40th St.
E. 39th St.
E. 38th St.
E. 37th St.
E. 36th St.
E. 35th St.
E. 34th St.
E. 33rd St.
E. 32nd St.
E. 31st St.
W. 57th St.
W. 55th St.
W. 53rd St.
W. 52nd St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 47th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
63RD ST/LEXINGTON
5TH AVE/59TH ST
59TH ST/LEXINGTON
57TH ST
5TH AVE/53RD ST
53RD ST
51ST ST/LEXINGTON
ROCKEFELLER CTR.
GRAND CENTRAL
GRAND CENTRAL/42ND ST
BRYANT PARK
5TH AVE
HERALD SQUARE
33RD ST/LEXINGTON
N Q R
4 5 6
QUEENS
Astoria
Upper West Side
Upper East Side
Central Park
West New York
North Bergen
Weehawken
West Side
East Side
Long Island City
Midtown
Union City
Chelsea
MANHATTAN
Williamsburg
Hoboken
Hudson River
Greenwich Village
SoHo
NEW JERSEY
Tribeca
Chinatown
JERSEY CITY
Financial District
BROOKLYN
Brooklyn Heights
Park Slope

A-3-4

MSC 2016-UBS12	681 Fifth Avenue

Mortgage Loan No. 1 – 681 Fifth Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		UBS AG		Single Asset/Portfolio:	Single Asset
Original Balance(1):		$80,000,000		Location:	New York, NY 10022
Cut-off Date Balance(1):		$80,000,000		General Property Type:	Mixed Use
% of Initial Pool Balance:		9.7%		Detailed Property Type:	Office/Retail
Loan Purpose:		Refinance		Title Vesting:	Fee
Sponsor:		Robert Siegel		Year Built/Renovated:	1913/2009
Mortgage Rate:		4.1265%		Size:	82,573 SF
Note Date:		11/4/2016		Cut-off Date Balance per SF(1):	$2,604
First Payment Date:		12/6/2016		Maturity Date Balance per SF(1):	$2,604
Maturity Date:		11/6/2026		Property Manager:	Cushman & Wakefield, Inc.; Metropole Realty Advisors, Inc. (borrower-related)
Original Term to Maturity:		120 months
Original Amortization Term:		0 months
IO Period:		120 months		Underwriting and Financial Information
Seasoning:		1 month		UW NOI(5)(6):	$15,590,650
Prepayment Provisions(2):		LO (25); DEF (91); O (4)		UW NOI Debt Yield(1)(6):	7.3%
Lockbox/Cash Mgmt Status:		Hard/In-Place		UW NOI Debt Yield at Maturity(1)(6):	7.3%
Additional Debt Type(3):		Pari Passu		UW NCF DSCR(1)(6):	1.67x
Additional Debt Balance(3):		$135,000,000		Most Recent NOI(5)(6):	$14,449,529 (6/30/2016 TTM)
Future Debt Permitted (Type):		No (N/A)		2nd Most Recent NOI(6):	$14,304,045 (12/31/2015)
Reserves(4)				3rd Most Recent NOI(6):	$14,135,499 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(6):	90.8% (9/30/2016)
RE Tax:	$848,821	$151,575	N/A	2nd Most Recent Occupancy:	90.8% (12/31/2015)
Insurance:	$106,910	$8,485	N/A	3rd Most Recent Occupancy:	90.8% (12/31/2014)
Recurring Replacements:	$0	$1,376	N/A	Appraised Value (as of):	$440,000,000 (10/1/2016)
TI/LC:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	48.9%
Other:	$2,472,743	N/A	Springing	Maturity Date LTV Ratio(1):	48.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$215,000,000	100.0%	Loan Payoff(7):	$144,877,973	67.4%
			Yield Maintenance Costs(7):	$9,704,812	4.5%
			Closing Costs:	$5,033,123	2.3%
			Reserves:	$3,428,474	1.6%
			Return of Equity:	$51,955,618	24.2%
Total Sources:	$215,000,000	100.0%	Total Uses:	$215,000,000	100.0%

(1)	The 681 Fifth Avenue Mortgage Loan is part of the 681 Fifth Avenue Whole Loan, which is comprised of six pari passu promissory notes with an aggregate principal balance of $215,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 681 Fifth Avenue Whole Loan.

(2)	Defeasance is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last 681 Fifth Avenue Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	See “—Operating History and Underwritten Net Cash Flow” below for discussion of the increase in UW NOI over Most Recent NOI.

(6)	As of the underwritten rent roll dated September 30, 2016. See “—Major Tenants” below for discussion on the tenant spaces.

(7)	Loan Payoff includes a first mortgage loan and mezzanine loan, together with any applicable fees, of $119,675,056 and $25,202,917, respectively. Yield Maintenance Costs include yield maintenance premiums of $7.2 million and $2.5 million incurred in the payoff of the previous first mortgage and mezzanine loan, respectively.

The Mortgage Loan. The largest mortgage loan (the “681 Fifth Avenue Mortgage Loan”) is part of a whole loan (the “681 Fifth Avenue Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $215,000,000, all of which are secured by a first priority fee mortgage encumbering a 17-story office and retail building totaling 82,573 SF in New York, New York (the “681 Fifth Avenue Property”). Promissory Note A-1, in the original principal amount of $80,000,000, represents the 681 Fifth Avenue Mortgage Loan. Promissory Notes A-2, A-3, A-4, A-5, and A-6, in the aggregate original principal amount of $135,000,000, collectively represent the serviced companion loans (the “681 Fifth Avenue Serviced Pari Passu Companion Loans”). Promissory Notes A-2, A-3, and A-4, in the aggregate original principal amount of $49,000,000, are currently being held by UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”), or an affiliate thereof, and are expected to be contributed to one or more future securitization trusts or otherwise transferred at any time. Promissory Notes A-5 and A-6, in the aggregate original principal amount of $86,000,000, are currently being held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and are expected to be contributed to one or more future securitization trusts or otherwise transferred at any time. The 681 Fifth Avenue Whole Loan will be

A-3-5

MSC 2016-UBS12	681 Fifth Avenue

serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the 681 Fifth Avenue Whole Loan were used to pay off a previous mortgage loan and mezzanine loan secured by the 681 Fifth Avenue Property, pay yield maintenance costs, fund reserves, pay closing costs, and return equity to the borrower. The previous mortgage loan secured by the 681 Fifth Avenue Property was included in the DBUBS 2011-LC1A transaction and the RCMC 2012-CREL1 transaction.

The Borrower and the Sponsor. The borrower is 681 Fifth Avenue LLC (the “681 Fifth Avenue Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The 681 Fifth Avenue Borrower is indirectly owned by Robert Siegel (54.5%), Katherine R. Stallings (2.0%), and Patrick Guerrand-Hermes and Martine Guerrand-Hermes (43.5%). The sponsor and the nonrecourse carve-out guarantor of the 681 Fifth Avenue Mortgage Loan is Robert Siegel.

Robert Siegel is the CEO of Metropole Realty Advisors, Inc. (“Metropole”), an affiliated property manager of the 681 Fifth Avenue Property and an affiliate of the 681 Fifth Avenue Borrower. Metropole engages in commercial real estate development, brokerage, and construction throughout the United States, including Chicago, New York, Los Angeles, and Hawaii. In addition to its real estate investments in luxury retail properties, Metropole has acted as an advisor to developers and high end retail tenants for over 35 years. Patrick Guerrand-Hermès and Martine Guerrand-Hermès are members of the Hermès family of designer clothing retailers.

The Property. The 681 Fifth Avenue Property is a pre-war, 17-story, 82,573 SF Class A mixed use retail and office building located at the southeast intersection of Fifth Avenue and East 54th Street. The 681 Fifth Avenue Property consists of 60,063 SF of office space and 22,510 SF of retail space with 42 feet of frontage along Fifth Avenue. The 681 Fifth Avenue Property is in close proximity to Central Park, Rockefeller Center, Radio City Music Hall, and Times Square, and within walking distance to several mass transit options including the B, D, E, F, M, N, Q, R, 4, 5, and 6 subway trains (all within six blocks). Located in proximity to destination retailers such as Saks Fifth Avenue department store, Niketown, Tiffany & Co., Louis Vuitton, Cartier, Apple Store, and Microsoft, the 681 Fifth Avenue Property benefits from consistent foot traffic and tourism. According to a third party market research report, in 2015, New York City welcomed approximately 58.3 million international and domestic visitors who spent $41 billion.

The 681 Fifth Avenue Borrower has contributed approximately $68.6 million in capital improvements, lease buyouts, and leasing commissions to the 681 Fifth Avenue Property. Between 2008 and 2009, the 681 Fifth Avenue Property underwent an extensive renovation modernizing the building to Class A quality retail and office standard. Upgrades include a replacement of the mechanical equipment, elevators, electrical service, windows, and upgrades to the lobby and common areas. The office space at the 681 Fifth Avenue Property is managed by Cushman & Wakefield, Inc., a third party management firm that manages a 590 million SF portfolio across the United States. The retail space at the 681 Fifth Avenue Property is managed by Metropole. Metropole currently occupies 5,770 SF (the 16th floor) at the 681 Fifth Avenue Property and has entered into a second amendment to its lease to relocate and expand its leased premises to 7,636 SF (the penthouse floors) at the 681 Fifth Avenue Property upon completion of tenant improvement work. At loan origination, $1,700,000 was reserved for outstanding tenant improvements for Metropole in connection with its relocation and expansion.

The 681 Fifth Avenue Property is currently 90.8% occupied as of September 30, 2016 by nine office tenants and one retail tenant. The largest tenant, Tommy Hilfiger, occupies 22,510 SF (27.3% NRA; 76.8% U/W Base Rent) of space and has been in occupancy at the 681 Fifth Avenue Property since June 2008. The second largest tenant, Vera Bradley, occupies 5,877 SF (7.1% NRA; 2.2% U/W Base Rent) of space expiring in March 2026. The third largest tenant, Vision Capital, occupies 5,835 SF (7.1% NRA; 3.0% U/W Base Rent) of space and has been in occupancy at the 681 Fifth Avenue Property since March 2011. No tenant at the 681 Fifth Avenue Property occupies more than 7.1% of net rentable area other than Tommy Hilfiger. Historical occupancy at the 681 Fifth Avenue Property has remained consistent at 90.8% since 2012.

Major Tenants.

Tommy Hilfiger (22,510 SF, 27.3% of NRA, 76.8% of underwritten rent). Tommy Hilfiger is a designer lifestyle brand. Founded in 1985, Tommy Hilfiger’s collections include apparel, accessories, and footwear for men, women, and kids, including sportswear and denim. Tommy Hilfiger was acquired in 2010 by PVH Corp. (NYSE: PVH; Moody’s/S&P: Ba2/BB+), a global apparel and retail company. Global retail revenue for the Tommy Hilfiger brand was $3.4 billion in 2015. Tommy Hilfiger has leased the entire retail space of 22,510 SF at the 681 Fifth Avenue Property since June 2008 and currently utilizes the space as one of its seven global flagship stores and its only store in New York City. Tommy Hilfiger pays a current base rent of $596.52 PSF which increases by 3.0% annually on June 1 under a 15-year modified gross lease that expires May 31, 2023. The tenant is required to reimburse real estate taxes based on 60% of the increase over the tenant’s 2007/2008 base year amount and insurance costs based on 50% of the increase over the tenant’s 2008 base year amount. The tenant has notified the 681 Fifth Avenue Borrower of its intention to explore subleasing its space. The currently in place lease provides the 681 Fifth Avenue Borrower the right to receive 75% of any sublease rent in excess of Tommy Hilfiger’s contractual rent. Tommy Hilfiger does not have a right to go dark on the ground floor and second floor and such default beyond any applicable cure period set forth in its lease would allow the 681 Fifth Avenue Borrower to realize on the tenant’s $6.66 million letter of credit security deposit for any unpaid amounts due to the 681 Fifth Avenue Borrower under the lease. Tommy Hilfiger does not have any renewal or termination options. As of November 14, 2016, PVH Corp. affirmatively provided a guaranty of the lease previously guaranteed by subsidiaries Tommy Hilfiger USA, Inc. and Tommy Hilfiger B.V.

A-3-6

MSC 2016-UBS12	681 Fifth Avenue

The following table presents certain information relating to the leases at the 681 Fifth Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Tommy Hilfiger(4)	NR/Ba2/BB+	22,510	27.3%	$13,830,596	76.8%	$614.42	5/31/2023
Vera Bradley	NR/NR/NR	5,877	7.1%	$399,606	2.2%	$67.99	3/31/2026
Vision Capital	NR/NR/NR	5,835	7.1%	$533,205	3.0%	$91.38	6/30/2018
Global Thematic Partners	NR/NR/NR	5,835	7.1%	$520,549	2.9%	$89.21	9/30/2017
Apex Bulk Carriers	NR/NR/NR	5,835	7.1%	$459,948	2.6%	$78.83	3/31/2023
Subtotal/Wtd. Avg.		45,892	55.6%	$15,743,904	87.4%	$343.06

Other Tenants(5)		29,045	35.2%	$2,274,284	12.6%	$78.30
Vacant Space		7,636	9.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		82,573	100.0%	$18,018,189	100.0%	$240.44

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Tommy Hilfiger has notified the 681 Fifth Avenue Borrower of its intention to explore subleasing its space.

(5)	MCM Products USA, Inc. (“MCM”) currently subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027. At loan origination, the 681 Fifth Avenue Borrower reserved $250,262 which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions for MCM. Forall USA, Inc. currently subleases the 8th floor from Belstaff USA through March 31, 2022.

The following table presents certain information relating to the lease rollover schedule at the 681 Fifth Avenue Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017(4)	2	11,670	$75.92	14.1%	14.1%	$885,939	4.9%	4.9%
2018	1	5,835	$91.38	7.1%	21.2%	$533,205	3.0%	7.9%
2019	0	0	$0.00	0.0%	21.2%	$0	0.0%	7.9%
2020	0	0	$0.00	0.0%	21.2%	$0	0.0%	7.9%
2021	0	0	$0.00	0.0%	21.2%	$0	0.0%	7.9%
2022(5)	1	5,835	$68.56	7.1%	28.3%	$400,046	2.2%	10.1%
2023	3	34,115	$434.34	41.3%	69.6%	$14,817,427	82.2%	92.3%
2024	0	0	$0.00	0.0%	69.6%	$0	0.0%	92.3%
2025	0	0	$0.00	0.0%	69.6%	$0	0.0%	92.3%
2026	1	5877	$67.99	7.1%	76.7%	$399,606	2.2%	94.6%
2027 & Beyond(4)(6)	2	11,605	$84.62	14.1%	90.8%	$981,965	5.4%	100.0%
Vacant	0	7,636	$0.00	9.2%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	10	82,573	$240.44	100.0%		$18,018,189	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	MCM currently subleases the tenth floor, comprised of 5,835 SF, from Belstaff USA until its sublease expiration on February 12, 2017. MCM has an executed direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027 at an initial rent of $73.53 PSF. MCM’s space is underwritten to its direct ten-year lease at $73.53 PSF beginning February 14, 2017. At loan origination, the 681 Fifth Avenue Borrower reserved $250,262 which is equal to seven months of free rent for MCM’s space.

(5)	Forall USA, Inc. currently subleases the 8th floor from Belstaff USA through March 31, 2022.

(6)	Metropole currently occupies 5,770 SF (16th floor) at the 681 Fifth Avenue Property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors) which is currently vacant, once tenant improvement work is completed. At loan origination, the 681 Fifth Avenue Borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual UW rent of $552,944 with annual rent steps of 1.5%.

The Market. The 681 Fifth Avenue Property is located on Fifth Avenue in the Plaza District between 53rd Street and 54th Street, in midtown Manhattan, with 42 feet of frontage along the east side of Fifth Avenue between the Microsoft and Coach retail locations. According to the appraisal, the Plaza District has historically exhibited the highest office rental rates in midtown Manhattan. Midtown Manhattan is the largest office market in Manhattan, and

A-3-7

MSC 2016-UBS12	681 Fifth Avenue

features a number of well-known buildings including the GM building, the Empire State Building, and the Bank of America Tower. The 681 Fifth Avenue Property is located 0.2 miles north of the Saks Fifth Avenue department store and surrounded by well-known New York landmarks and attractions.

The estimated 2016 population within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is 185,431, 1,291,066, and 2,745,842, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is projected to increase by 0.63%, 0.62% and 0.78%, respectively, through 2021, according to a third party market research report. The estimated 2016 average household income within a one-, three- and five-mile radius of the 681 Fifth Avenue Property is estimated to be $165,450, $136,798, and $112,769, respectively.

According to the appraisal, the 681 Fifth Avenue Property is located within the Upper Fifth Avenue retail submarket of Manhattan in New York, New York, which consists of 69 ground floor retail units and, as of the second quarter of 2016, exhibited a vacancy rate of 11.6% and an average rental rate and asking rent range of $2,980 PSF and $2,700 to $4,450 PSF, respectively, for direct ground floor retail space. According to a third party market research report, the 681 Fifth Avenue Property is located within the Plaza District retail submarket of Manhattan in New York, New York, which consists of 249 retail buildings totaling approximately 4.3 million SF of retail space. As of the second quarter of 2016, the Plaza District retail submarket vacancy rate was 4.2% and the average rental rate was $160.00 PSF for retail space. According to the appraisal, in-place retail rent at the 681 Fifth Avenue Property is 25.7% below market.

According to a third party market research report, the 681 Fifth Avenue Property is located within the Plaza District office submarket of Manhattan in New York, New York, which consists of 445 buildings totaling approximately 88.3 million SF of office space. As of the second quarter of 2016, the Plaza District Class A office submarket vacancy rate was 8.8% and the average rental rate was $75.61 PSF. According to the appraisal, in-place office rents at the 681 Fifth Avenue Property are 7.1% below market.

The following table presents leasing data at certain office competitive properties with respect to the 681 Fifth Avenue Property:

Competitive Property Summary
Comparable Name	Original Year Built	Size (SF)	Total Occupancy	Asking Rent PSF
681 Fifth Avenue Property	1913	82,573(1)	90.8%(1)	$87.66(2)
610 Fifth Avenue	1933	82,448	100.0%	N/A
665 Fifth Avenue	1974	135,300	100.0%	N/A
685 Fifth Avenue	1926	34,170	100.0%	N/A
689 Fifth Avenue	1926	90,000	100.0%	N/A
720 Fifth Avenue	1953	132,317	95.5%	$79.00
724 Fifth Avenue	1921	54,000	100.0%	N/A
Total/Wtd. Avg.(3)		528,235	98.9%	$79.00

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

(2)	Based on appraisal concluded market rental rates for the 60,063 SF office space at the 681 Fifth Avenue Property.

(3)	Total/Wtd. Avg. excludes the 681 Fifth Avenue Property.

A-3-8

MSC 2016-UBS12	681 Fifth Avenue

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 681 Fifth Avenue Property:

Cash Flow Analysis
	2013	2014	2015	6/30/2016 TTM	UW(1)	UW PSF
Base Rent(2)	$15,934,792	$16,373,915	$16,481,473	$16,728,353	$18,858,149	$228.38
Total Recoveries(3)	$351,725	$466,253	$630,174	$702,957	$2,216,241	$26.84
Other Income	$119,260	$110,399	$179,847	$184,942	$141,773	$1.72
Less Vacancy & Credit Loss	$0	$0	$0	$0	($839,960)	($10.17)
Effective Gross Income	$16,405,777	$16,950,567	$17,291,494	$17,616,251	$20,376,202	$246.77
Total Operating Expenses(3)	$2,677,722	$2,815,068	$2,987,449	$3,166,722	$4,785,552	$57.96
Net Operating Income	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,590,650	$188.81
Capital Expenditures	$0	$0	$0	$0	$15,389	$0.19
TI/LC	$0	$0	$0	$0	$553,128	$6.70
Net Cash Flow	$13,728,055	$14,135,499	$14,304,045	$14,449,529	$15,022,133	$181.93

Occupancy %	90.8%	90.8%	90.8%	90.8%	90.8%
NOI DSCR(4)	1.53x	1.57x	1.59x	1.61x	1.73x
NCF DSCR(4)	1.53x	1.57x	1.59x	1.61x	1.67x
NOI Debt Yield(4)	6.4%	6.6%	6.7%	6.7%	7.3%
NCF Debt Yield(4)	6.4%	6.6%	6.7%	6.7%	7.0%

(1)	As of the underwritten rent roll dated September 30, 2016. MCM Products USA, Inc. (“MCM”) currently subleases the 10th floor from Belstaff USA through February 12, 2017 and has entered into a direct lease for 100.0% of its current premises beginning February 14, 2017 through February 28, 2027. At loan origination, the 681 Fifth Avenue Borrower reserved $250,262 which is equal to seven months of free rent for MCM’s space and $134,600 for outstanding leasing commissions for MCM. Forall USA, Inc. currently subleases the 8th floor from Belstaff USA through March 31, 2022. Metropole currently occupies 5,770 SF (16th floor) at the 681 Fifth Avenue Property and has entered into a second amendment to its lease to expand and relocate to 7,636 SF (penthouse floors) which is currently vacant, once tenant improvement work is completed. At loan origination, the 681 Fifth Avenue Borrower reserved $1.7 million for tenant improvement work in connection with Metropole’s relocation. Metropole will continue paying contractual rent on the 16th floor until its relocation, and after such move, will pay the same nominal annual UW rent of $552,944 with annual rent steps of 1.5%.

(2)	The increase in UW Base Rent over 6/30/2016 TTM Base Rent is primarily attributed to Tommy Hilfiger’s rent step up in June 2016 of $391,100, vacancy gross up of approximately $839,960, and contractual rent steps effective November 1, 2017 of $478,126.

(3)	The 681 Fifth Avenue Property currently benefits from a $19,095,750 real estate tax abatement that begins to amortize annually over a five-year term commencing during the 2016/2017 fiscal year and ends after the 2020/2021 fiscal year. UW real estate taxes are underwritten to the ten-year average of estimated real estate tax payments based on the assessed value of $36,068,402 and tax rate of 10.656% and the five-year abatement schedule. UW real estate tax recoveries are underwritten to the ten-year average of estimated reimbursements based on the estimated real estate tax payments and current in-place lease structures for reimbursement of increases in real estate taxes over base years. The estimated abated real estate taxes and unabated real estate taxes due in 2016/2017 and 2021/2022, respectively, are approximately $1.8 million and $3.9 million, respectively. The estimated real estate tax recoveries collected in 2016/2017 and 2021/2022 are approximately $744,000 and $2.6 million, respectively.

(4)	Debt service coverage ratios and debt yields are based on the 681 Fifth Avenue Whole Loan.

Escrows and Reserves. The 681 Fifth Avenue Borrower deposited $848,821 in escrow for annual real estate taxes and $106,910 in escrow for insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments and annual estimated insurance premiums. The 681 Fifth Avenue Borrower also deposited $250,262 for rent concessions for MCM, $387,881 for outstanding tenant improvements for Vera Bradley, $1,700,000 for outstanding tenant improvements for Metropole (affiliated property manager and an affiliate of the 681 Fifth Avenue Borrower), and $134,600 for outstanding leasing commissions for MCM. On every monthly payment date, the 681 Fifth Avenue Borrower is required to escrow $1,376 for capital expenditures. During the continuance of a Material Tenant Trigger Event (as defined below), all excess cash flow is required to be deposited into a reserve (the “Material Tenant TI/LC Reserve”), subject to a cap of $10,000,000 (the “Material Tenant TI/LC Reserve Cap”), to be used in connection with tenant improvements and leasing commissions incurred with respect to a Material Tenant (as defined below) space.

A “Material Tenant Trigger Event” will commence upon the earlier of (i) a Material Tenant giving notice of its intention to terminate or cancel its lease; (ii) a Material Tenant failing to extend or renew its lease on or prior to 18 months prior to the then applicable expiration date of its lease; (iii) a Material Tenant being (a) more than 30 days in arrears with respect to the payment of base rent under its lease, (b) in default, beyond applicable notice and cure periods, with respect to any other monetary obligations in excess of $75,000, in the aggregate, under its lease, or (c) subject to a material non-monetary event of default beyond applicable notice and cure periods under its lease; (iv) the bankruptcy or insolvency of a Material Tenant or, if applicable, any guarantor of a Material Tenant’s obligations under its lease (other than Tommy Hilfiger B.V., f/k/a Elmira 1 B.V. as co-guarantor of Tommy Hilfiger’s lease); (v) the termination of a lease with a Material Tenant; or (vi) a Material Tenant going dark, vacating, ceasing to occupy or discontinuing its operations at the 681 Fifth Avenue Property; provided however, that clause (vi) will not constitute a Material Tenant Trigger Event if (a) the applicable Material Tenant is Tommy Hilfiger, (b) the applicable Material Tenant or related lease guarantor is an investment grade rated entity, or (c) the applicable Material Tenant has gone dark, vacated, ceased to occupy or discontinued its operations at the 681 Fifth Avenue Property on a temporary basis in connection with remodeling, renovation, or restoration of its premises. Notwithstanding the above, a termination or partial termination of the Tommy Hilfiger lease in connection with a new lease entered into in accordance with the loan documents will not, in and of itself, constitute a Material Tenant Trigger Event. A Material Tenant Trigger Event will continue until the 681 Fifth Avenue Borrower deposits with lender cash or a letter of credit in the amount of $10,000,000 to be held in the Material Tenant TI/LC Reserve, or in regard to clause (i) above, the Material Tenant withdraws its notice of intention to terminate or cancel; or in regard to clauses (i), (ii), (v), or (vi) above, (a) the 681 Fifth Avenue Borrower has entered into a new Major Lease (as defined below) or extension of the term of an existing Major Lease with respect to all or any portion of the retail space in accordance with the requirements of the loan documents and the 681 Fifth Avenue Property achieves a debt service coverage ratio of at least 1.50x; provided however, that in regard to clause (vi) above, such cure must be a new lease and not an extension of the existing lease and (b) the substantial completion of all landlord work and either (1) the expiration of all rent concessions, the payment of tenant allowances and the satisfaction of certain leasing commission payment obligations or (2) deposit by the 681 Fifth Avenue Borrower of certain amounts in lieu thereof, and the execution and delivery of an estoppel certificate to the lender; or in regard to clause (iii) above, the applicable event of default has been cured; or in regard to clause (iv) above, either (x) the affirmation of

A-3-9

MSC 2016-UBS12	681 Fifth Avenue

the applicable lease in the bankruptcy proceeding, provided that the applicable Material Tenant will be actually paying all rents and other amounts due under such lease or (y) the discharge or dismissal of the applicable lease guarantor from such bankruptcy proceeding, provided that such bankruptcy proceeding does not have an adverse effect on such lease guarantor’s ability to perform its obligations under the applicable lease guaranty; or in regard to clause (vi) above, the applicable Material Tenant recommences its operations at the premises.

A “Material Tenant” means (i) Tommy Hilfiger or (ii) any tenant or replacement tenant that together with its affiliates, leases all or a portion of the retail space at the 681 Fifth Avenue Property.

A “Major Lease” means any lease that (i) either individually or together with its affiliates, assuming the exercise of all expansion rights (a) covers or is expected to cover 15,000 SF or more of the net rentable area of the 681 Fifth Avenue Property or (b) constitutes 10% or more of the annual rentable income for the 681 Fifth Avenue Property; (ii) contains an option or preferential right to purchase all or any portion of the 681 Fifth Avenue Property; (iii) is with an affiliate of the 681 Fifth Avenue Borrower, guarantor, or manager as tenant; (iv) is entered into during the continuation of an event of default; or (v) is entered into with any Material Tenant.

Lockbox and Cash Management. The 681 Fifth Avenue Whole Loan provides for a hard lockbox and in-place cash management. Provided no event of default has occurred and is continuing, all funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the 681 Fifth Avenue Whole Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to pay for operating expenses in accordance with the annual budget and not otherwise paid or reserved for as described above under “—Escrows and Reserves,” during the continuance of either a Material Tenant Trigger Event and/or Cash Sweep Event (as defined below), to pay for any extraordinary expenses not referenced in the annual budget approved by the lender that exceed certain thresholds set forth in the loan documents, and during the continuance of a Material Tenant Trigger Event, to deposit the excess cash flow into the Material Tenant TI/LC Reserve, subject to the Material Tenant TI/LC Reserve Cap, and during the continuance of a Cash Sweep Event (and so long as no Material Tenant Trigger Event is then continuing unless the Material Tenant TI/LC Reserve Cap has been satisfied), to deposit the excess cash flow with the lender to be held as additional security for the 681 Fifth Avenue Whole Loan. Provided no Material Tenant Trigger Event is then continuing (unless the Material Tenant TI/LC Reserve Cap has been satisfied) and no Cash Sweep Event is then continuing, all excess cash flow will be remitted to the 681 Fifth Avenue Borrower.

A “Cash Sweep Event” will commence upon (i) an event of default, (ii) any bankruptcy action involving the 681 Fifth Avenue Borrower, guarantor, or an affiliated property manager, or (iii) as of the end of any calendar quarter, the debt service coverage ratio, generally based on the current monthly base rents annualized and expenses for trailing 12-month period, falling below 1.15x. A Cash Sweep Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for the 681 Fifth Avenue Borrower or guarantor or 120 days for the affiliated property manager, and lender’s determination that such filing does not materially affect the 681 Fifth Avenue Borrower’s, guarantor’s or property manager’s monetary obligations, or in regard to clause (iii) above, the date the debt service coverage ratio (calculated as described in clause (iii)) is greater than or equal to 1.20x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts).  The 681 Fifth Avenue Property also secures the 681 Fifth Avenue Serviced Pari Passu Companion Loans, with a cut-off date balance of $135,000,000. The promissory notes evidencing the 681 Fifth Avenue Serviced Pari Passu Companion Loans accrue interest at the same rate as the 681 Fifth Avenue Mortgage Loan. The 681 Fifth Avenue Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the 681 Fifth Avenue Serviced Pari Passu Companion Loans. The holders of the 681 Fifth Avenue Mortgage Loan and the 681 Fifth Avenue Serviced Pari Passu Companion Loans have entered into a co-lender agreement that sets forth the allocation of collections on the 681 Fifth Avenue Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 681 Fifth Avenue Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance reasonably satisfactory to lender (but, if the Terrorism Risk Insurance Program Reauthorization Act of 2007, as it may be amended, is no longer in effect, in no event is the 681 Fifth Avenue Borrower required to expend more than the sum of 200% of annual insurance premiums for all risk property and business interruption coverages, exclusive of the portion of premiums, if any with respect to flood, earthquake, and terrorism coverage).

A-3-10

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A-3-11

MSC 2016-UBS12	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

A-3-12

MSC 2016-UBS12	191 Peachtree

 Mortgage Loan No. 2 – 191 Peachtree

FLOOR	Tenants
50	HKS | 15,965 SF | 2/2022
49	The Commerce Club | 26,252 SF | 11/2025
48	Ogletree, Deakins | 26,255 SF | 4/2019
47	Ogletree, Deakins | 26,255 SF | 4/2019
46	Chamberlain, Hrdlicka, White, Williams & Martin | 26,246 SF | 10/2023
45	Cushing Morris Armbruster | 12,286 SF | 4/2019; Vacant | 4,449 SF; Chamberlain, Hrdlicka 4,343 SF | 10/2023; Zevin & Rosenbloum 3,851 SF | 12/2019
44	Bowden Spratt Law Firm | 8,667 SF | 4/2020; Mercer Thompson | 15,983 SF | 8/2025
43	Morgan & Morgan | 25,312 SF | 11/2026
42	Morgan & Morgan | 25,615 SF | 11/2026
41	Integral Group | 25,849 SF | 1/2024
40	Grey Global Group | 11,719 SF | 8/2017; Vacant | 13,167 SF
39	Weathington Smith | 14,722 SF | 1/2024; Tull Charitable | 2,381 SF | 7/2025; Atlanta Press Club 615 SF | 8/2020; Eric McGlothen 2,941 SF | 12/2020; YieldQuest 3,972 SF | 9/2019
38	Operation Hope | 5,757 SF | 3/2022; Vacant | 6,456 SF; Merchant & Gould | 8,557 SF | 3/2021; Kenneth Southall | 3,853 SF | 3/2021; Vacant 548 SF
37	Carlock, Copeland | 26,014 SF | 9/2022
36	Carlock, Copeland | 26,014 SF | 9/2022
35	Robert Woodruff | 8,716 SF | 9/2026; Vacant | 15,937 SF
34	Metro Atlanta Chamber of Commerce | 25,470 SF | 12/2031
33	HNTB Corporation | 25,470 SF | 3/2025
32	CST Tax Advisors 1,412 SF | 6/2018; Charles McTier 1,710 SF | 3/2018; Bey & Assoc. 2,202 SF | 2/2022; Delegation of Quebec 3,090 SF | 11/2021; David Perdue 3,026 SF | 5/2017; Vacant 7,261 SF; Rock-Tenn 1,141 SF | 8/2017; Phigenix, Inc. 1,368 SF | 11/2017; Celom and Brent 794 SF | 12/2020; Malik Law Group 1,427 SF | 11/2017; Red Rock 905 SF | 2/2018; Blitch Law 955 SF | 12/2018
31	Hall, Booth, Smith P.C. | 13,328 SF | 4/2021; Vacant | 12,161 SF
30	Hall, Booth, Smith P.C. | 25,533 SF | 4/2021
29	Hall, Booth, Smith P.C. | 25,498 SF | 4/2021
28	Dixon Hughes Goodman | 25,533 SF | 1/2030
27	Dixon Hughes Goodman | 25,533 SF | 1/2030
26	Atlanta Life Financial Group | 7,604 SF | 12/2023; Vacant | 8,858 SF; Healthcare Georgia Foundation | 8,953 SF | 8/2029
25	Atlanta Life Financial Group | 25,533 SF | 12/2023
24	Cooper Carry | 25,533 SF | 12/2022
23	Cooper Carry | 24,675 SF | 12/2022
22	Mary Ida Townson | 16,309 SF | 7/2019; HOK Group, Inc. | 8,028 SF | 9/2018
21	Winter Construction | 24,983 SF | 12/2019
20	Deloitte & Touche | 24,773 SF | 5/2024
19	Deloitte & Touche | 24,892 SF | 5/2024
18	Deloitte & Touche | 24,892 SF | 5/2024
17	Deloitte & Touche | 24,917 SF | 5/2024
16	Deloitte & Touche | 24,917 SF | 5/2024
15	Deloitte & Touche | 24,921 SF | 5/2024
14	Deloitte & Touche | 24,921 SF | 5/2024
12	Deloitte & Touche | 24,892 SF | 5/2024
11	Deloitte & Touche | 24,941 SF | 5/2024
10	The Community Foundation | 18,946 SF | 9/2030; Vacant | 5,698 SF
9	Sizmek Tech | 12,133 SF | 3/2019; Vacant | 11,951 SF
8	The Henry Grady Foundation 5,958 SF | 5/2021; Harold Dawson 3,194 SF | 3/2018; Dixon Law Firm, P.C. 793 SF | 6/2018; The Burks Companies, Inc. 6,357 SF | 12/2020; Vacant | 4,348 SF; Georgia Research Alliance 5,676 SF | 4/2025
7	Association of County Commissioners of GA | 18,478 SF | 7/2028; Vacant | 3,302 SF; Narrative Content | 5,059 SF | 10/2023
6	Deloitte & Touche | 35,932 SF | 5/2024
5	Vacant | 35,167 SF
4	Vacant | 5,389 SF; Coxe, Curry & Associates | 16,035 SF | 12/2023
3	Resolution Fitness (Corporate Sports) | 17,459 SF | 7/2018
2	Kanner & Pintaluga | 6,577 SF | 12/2026
L	Mgmt. Office 2,692 SF; Vacant 840 SF; Eneal's Garden 840 SF | 1/2023; Ha Young 556 SF | 5/2018; Alma Cocina 5,434 SF | 11/2023; Baraso 822 SF | 1/2018; Atlanta Police Foundation 4,539 SF | 3/2023; Sterling Spoon 3,277 SF | 4/2018; Jos. A. Bank 4,700 SF | 12/2021

VACANT | BUILDING | 2017 | 2018 | 2019 | 2020 | 2021+

A-3-13

MSC 2016-UBS12	191 Peachtree

 Mortgage Loan No. 2 – 191 Peachtree

191 Peachtree
191 Peachtree Street NE
Atlanta, GA 30303
Georgia Institute of Technology
MIDTOWN
ATLANTA
DOWNTOWN
Centennial Place
Centennial Hill
SoNo
Central Park
Vine City
Castleberry Hill
Sweet Auburn
Capitol Gateway
Mechanicsville
Summerhill
Grant Park
Centennial Olympic Park
Woodruff Park
Hurt Park
Selena Butler Park
Rawson-Washington Park
Georgia Intl. Plaza
Oakland Cemetery
Martin Luther King Jr. Natl. Historic Site
PEACHTREE CENTER
North Avenue
Civic Center
Peachtree Center
Five Points
Dome/GWCC/Philips/CNN
Georgia State
King Memorial
Garnett
RED/GOLD LINES
MARTA
MARTA BLUE/GREEN LINES
Bobby Dodd Stadium
Coca Cola World Headquarters
Georgia Aquarium
Georgia Dome
GEORGIA WORLD CONGRESS CENTER
Philips Arena
CNN Center
Atlanta Civic Center
Atlanta Medical Center
Grady Memorial Hospital
Emory Univ. Hospital Midtown
Georgia State University
UNDERGROUND ATLANTA
State Capitol Building
Hartsfield-Jackson Atlanta Intl. Airport 8 miles
North Ave NW
Pine St NW
Ivan Allen Jr. Blvd
Ralph McGill Blvd NE
Highland Ave NE
Freedom Pkwy
Intl. Blvd NE
Ellis St NE
Irwin St NE
Auburn Ave NE
Edgewood Ave SE
Decatur St SE
MLK Jr Dr SW
Mitchell St SW
Memorial Dr SW
MLK Jr Dr SE
Memorial Dr SE
Woodward Ave SE
Glenwood Ave SE
Fulton St SW
Sydney St SE
Whitehall St SW
Peachtree St NE
Spring St NW
Marietta St NW
Tech Pkwy NW
Jones Ave NW
75
85
20
154
10
19
29
41
78
278
ATLANTA
Alpharetta
Roswell
Johns Creek
Kennesaw
Marietta
Sandy Springs
Dunwoody
Smyrna
Mableton
Decatur
Douglasville
East Point
Redan
Tucker
Lilburn

A-3-14

MSC 2016-UBS12	191 Peachtree

Mortgage Loan No. 2 – 191 Peachtree

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$80,000,000			Location:	Atlanta, GA 30303
Cut-off Date Balance(1):	$80,000,000			General Property Type:	Office
% of Initial Pool Balance:	9.7%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee / Leasehold
Sponsors:	Oaktree Capital Management, L.P.; Banyan Street Capital, LLC			Year Built/Renovated:	1991/2016
				Size:	1,222,142 SF
Mortgage Rate:	3.7320%			Cut-off Date Balance per SF(1):	$144
Note Date:	10/25/2016			Maturity Date Balance per SF(1):	$144
First Payment Date:	12/5/2016			Property Manager:	BSC Realty Services, LLC (borrower-related)
Maturity Date:	11/5/2026
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI(6):	$20,236,332
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield(1):	11.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	11.5%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	2.69x
Additional Debt Balance(3):	$95,500,000			Most Recent NOI:	$18,135,599 (9/30/2016 TTM)
Future Debt Permitted (Type)(4):	Yes (Mezzanine)			2nd Most Recent NOI:	$17,779,244 (12/31/2015)
Reserves(5)				3rd Most Recent NOI:	$17,893,899 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	88.8% (9/1/2016)
RE Tax:	$616,031	$308,016	N/A	2nd Most Recent Occupancy:	89.3% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	85.5% (12/31/2014)
Recurring Replacements:	$0	$25,461	$1,222,142	Appraised Value (as of):	$270,500,000 (10/3/2016)
TI/LC:	$7,777,741	$101,845	$6,110,710	Cut-off Date LTV Ratio(1):	64.9%
Other:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	64.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$175,500,000	62.4%	Purchase Price:	$267,500,000	95.0%
Borrower Equity:	$105,965,740	37.6%	Reserves:	$8,393,772	3.0%
			Closing Costs:	$5,571,968	2.0%
Total Sources:	$281,465,740	100.0%	Total Uses:	$281,465,740	100.0%

(1)	The 191 Peachtree Mortgage Loan is part of the 191 Peachtree Whole Loan, which is comprised of four pari passu promissory notes with an aggregate original principal balance of $175,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 191 Peachtree Whole Loan.

(2)	The defeasance lockout period will be at least 25 payment dates beginning with and including the first payment date of December 5, 2016. Defeasance is permitted at any time after the earlier of (i) the third anniversary of the closing date of the 191 Peachtree Whole Loan, or (ii) two years from the closing date of the securitization of the last 191 Peachtree Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)”, for further discussion of additional debt.

(4)	See “Mezzanine Loan and Preferred Equity” for further discussion of permitted mezzanine debt.

(5)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(6)	UW NOI includes UW Gross Potential Rent which has been underwritten based on the September 1, 2016 rent roll and includes rent steps of $702,066 through September 1, 2017 as well as three new leases that began or will begin in November and December 2016 totaling $966,728.

The Mortgage Loan. The second largest mortgage loan (the “191 Peachtree Mortgage Loan”) is part of a whole loan (the “191 Peachtree Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $175,500,000, all of which are secured by a first priority fee and leasehold mortgage encumbering a 1,222,142 SF office property known as 191 Peachtree in Atlanta, Georgia (the “191 Peachtree Property”). Promissory Note A-1, in the original principal amount of $65,500,000, and Promissory Note A-4, in the original principal amount of $14,500,000, represent the 191 Peachtree Mortgage Loan and will be included in the MSC 2016-UBS12 Trust. Promissory Note A-2 with an original principal balance of $40,500,000 and Promissory Note A-3 with an original principal balance of $55,000,000 (collectively, the “191 Peachtree Serviced Pari Passu Companion Loans”), are expected to be held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction, and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The 191 Peachtree Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the 191 Peachtree Whole Loan, together with $105,965,740 of borrower equity, were used to acquire the 191 Peachtree Property, fund reserves and pay closing costs.

A-3-15

MSC 2016-UBS12	191 Peachtree

The Borrower and the Sponsors. The borrower is Banyan Street/GAP 191 Peachtree Owner, LLC (the “191 Peachtree Borrower”), a single-purpose Delaware limited liability company with two independent directors. The loan sponsors are Oaktree Capital Management, L.P. and Banyan Street Capital, LLC, and the non-recourse carveout guarantors are Rodolfo Prio Touzet and Oaktree Pinnacle Investment Fund, L.P. The non-recourse carveout guaranty of Oaktree Pinnacle Investment Fund, L.P. is limited solely to certain voluntary or collusive bankruptcy events and transfer of the 191 Peachtree Property by deed and/or transfer of all or substantially all of the direct or indirect equity interests in the 191 Peachtree Borrower in contravention of the 191 Peachtree Whole Loan documents, and such guarantor is not a party to the environmental indemnity.

The 191 Peachtree Borrower is 100.0% owned by Banyan Tree/GAP 191 Peachtree Holdings, LLC, a Delaware entity, which in turn is 5% owned by Banyan Tree 191 Peachtree Holdings, LLC and 95% owned by 191 Peachtree Grand Avenue Partners, LLC. 191 Peachtree Grand Avenue Partners, LLC, through other entities, is ultimately controlled by Oaktree Pinnacle Investment Fund GP, Ltd. which is the sole director of Oaktree Capital Management, L.P., the investment manager.

Oaktree Capital Management, L.P. is an investment manager and is involved in a variety of real estate investments, including direct property investments, corporate investments, debt and real estate related equity securities.

Banyan Street Capital is a private real estate investment firm. The firm’s principals have been involved in the acquisition of real estate assets and have executed disposition strategies including the sale of operating businesses and real estate portfolios to publicly-traded REITs.

The Property. The 191 Peachtree Property consists of a 50-story, Class A, multi-tenant office building totaling 1,222,142 SF and a 14-story parking garage, an adjacent two-story mixed-use building located at 201 Peachtree Street and an 11-story parking garage located at 221 Peachtree Street. Amenities at the 191 Peachtree Property include on-site below grade parking, an owner-operated fitness center, a variety of eateries and access through a joined, eight-story atrium to the Ritz-Carlton Atlanta Downtown. The Peachtree Center subway station is located approximately 300 feet from the 191 Peachtree Property. The 191 Peachtree Property was constructed and developed by Cousins and Hines Property Group in 1991 and subsequently renovated in 2016. Historical capital expenditures totaled approximately $5.8 million and included primarily structural upgrades.

The 191 Peachtree Property is currently 88.8% leased to over 60 tenants primarily in the financial services, law and accounting industries and has an average occupancy of over 86% in the last five years. The largest tenant at the 191 Peachtree Property is Deloitte & Touche (21.3% of NRA). No other tenant occupies more than 5.3% of NRA.

The 191 Peachtree Property is located in the Atlanta Downtown submarket within the Central Business District of Atlanta, Georgia. The Atlanta Downtown submarket is defined as a four square-mile area centered near the intersection of Peachtree Street and Andrew Young International Boulevard. Georgia State University, Grady Memorial Hospital, Centennial Olympic Park, the CNN Center, Phillips Arena, the Georgia World Congress Center and the Georgia Dome are located in the area of the 191 Peachtree Property. Other nearby development includes Peachtree Center, a mixed use development owned by an affiliate of the 191 Peachtree Borrower that consists of approximately 2.3 million square feet of office space, three hotels and a three-tiered retail mall, which may compete with the 191 Peachtree Property, and AmericasMart, a permanent wholesale trade center that hosts several trade shows each year.

A portion of the 191 Peachtree Property located under the parking garage servicing the office building at 191 Peachtree Street is comprised of a leasehold interest with an entity of the Ritz Carlton Atlanta as the ground lessor under a 99-year term ground lease which expires February 10, 2087, and has one 99-year extension, making the final maturity February 20, 2186. The annual ground rent is $97,500 through February 9, 2017 and will increase by $2,500 per year for the remainder of the term.

Major Tenants.

Deloitte & Touche (259,998 SF, 21.3% of NRA, 27.7% of underwritten rent). Deloitte & Touche (“Deloitte”) is one of the “big four” accounting firms and provides audit, consulting, tax and advisory services to many companies nationwide. The 191 Peachtree Property serves as Deloitte’s regional headquarters for the southeast, and was recently selected as the site for a new $10 Million “Innovation Lab” technology development center for the firm. Deloitte has been in occupancy since 2009, has a lease expiration of May 31, 2024 and has two five-year renewal options. Deloitte has a termination option effective May 31, 2021, provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to one specified broker, plus all rent which would have been due for the 12-month period following the termination date.

Hall, Booth, Smith, P.C. (64,359 SF, 5.3% of NRA, 5.1% of underwritten rent). Hall, Booth, Smith, P.C. is a law firm with offices in 12 locations serving clients nationally as well as internationally primarily in Europe. Hall, Booth, Smith, P.C. has been in occupancy since 2010, expanded in 2014 and has a lease expiration of April 30, 2021.

Ogletree, Deakins (52,510 SF, 4.3% of NRA, 5.2% of underwritten rent). Ogletree, Deakins is a law firm headquartered in Greenville, SC with over 47 offices in North America and two offices in Europe. Ogletree, Deakins specializes in labor and employment law and works with a variety of companies. Ogletree, Deakins has been in occupancy since 2009, expanded in 2013 and has a lease expiration of April 30, 2019.

Carlock, Copeland & Stair (52,028 SF, 4.3% of NRA, 4.0% of underwritten rent). Carlock, Copeland & Stair is a litigation law firm specializing in medical malpractice, professional liability, trucking and transportation, construction and workers’ compensation, with offices located primarily in the southeast. Carlock, Copeland & Stair has been in occupancy since 2011 and has a lease expiration of September 30, 2022. Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

Morgan & Morgan (51,927 SF, 4.2% of NRA, 4.1% of underwritten rent). Morgan & Morgan is a personal injury law firm with offices in 34 locations nationally. Morgan & Morgan has been in occupancy since 2007, most recently expanded in 2016 and has a lease expiration date of November 30, 2026. Morgan & Morgan has received a rent abatement of $121,538 through November 2016, which amount was reserved at closing. Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January 31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

A-3-16

MSC 2016-UBS12	191 Peachtree

The following table presents certain information relating to the leases at the 191 Peachtree Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Tenants
Deloitte & Touche	NR/NR/NR	259,998	21.3%	$5,823,955	27.7%	$22.40	5/31/2024(4)
Hall, Booth, Smith, P.C.	NR/NR/NR	64,359	5.3%	$1,066,429	5.1%	$16.57	4/30/2021
Ogletree, Deakins	NR/NR/NR	52,510	4.3%	$1,094,308	5.2%	$20.84	4/30/2019
Carlock, Copeland & Stair	NR/NR/NR	52,028	4.3%	$838,691	4.0%	$16.12	9/30/2022(5)
Morgan & Morgan(6)	NR/NR/NR	51,927	4.2%	$865,818	4.1%	$16.67	11/30/2026(7)
Subtotal/Wtd. Avg.		480,822	39.3%	$9,689,201	46.0%	$20.15
Other Tenants		603,854	49.4%	$11,358,132	54.0%	$18.81
Vacant Space		137,466	11.2%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,222,142	100.0%	$21,047,334	100.0%	$19.40

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Deloitte has a termination option effective May 31, 2021 provided that written notice is delivered prior to November 30, 2019. The termination payment is estimated to be the unamortized portion of (i) construction allowance, (ii) payments made by the landlord pursuant to a separate lease with the tenant which was assigned to the 191 Peachtree Borrower, and (iii) brokerage commissions, other than to a specified broker, plus all rent which would have been due for the 12-month period following the termination date.

(5)	Carlock, Copeland & Stair has a termination option of up to 26,014 SF, all of which being on one floor, effective on December 31, 2019, provided that written notice is delivered prior to December 31, 2018. The termination payment is estimated to equal certain unamortized rental concessions, brokerage commissions, and tenant improvement costs and certain costs of the borrower in refitting the terminated space.

(6)	Morgan & Morgan has received a rent abatement of $121,538 through November 2016, which amount was reserved at closing.

(7)	Morgan & Morgan has a termination option of up to 15% of its leased square footage effective January 31, 2024, provided that written notice is delivered prior to January 31, 2023. The termination payment is estimated to equal the unamortized costs of free or abated rent, certain construction allowances, and broker’s commissions.

The following table presents certain information relating to the lease rollover schedule at the 191 Peachtree Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Base Rent PSF Rolling(3)	Total UW Base Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2017	5	18,681	1.5%	1.5%	$22.37	$417,954	2.0%	2.0%
2018	8	16,997	1.4%	2.9%	$19.04	$323,559	1.5%	3.5%
2019	10	126,044	10.3%	13.2%	$19.73	$2,486,868	11.8%	15.3%
2020	5	19,374	1.6%	14.8%	$26.22	$507,952	2.4%	17.8%
2021	10	90,517	7.4%	22.2%	$18.48	$1,672,644	7.9%	25.7%
2022	7	126,160	10.3%	32.5%	$18.78	$2,369,561	11.3%	37.0%
2023	10	95,633	7.8%	40.4%	$22.08	$2,111,499	10.0%	47.0%
2024	12	300,569	24.6%	65.0%	$22.19	$6,668,599	31.7%	78.7%
2025	7	75,762	6.2%	71.2%	$17.91	$1,356,553	6.4%	85.1%
2026	8	67,220	5.5%	76.7%	$17.51	$1,176,953	5.6%	90.7%
2027 & Beyond	11	147,719	12.1%	88.8%	$13.24	$1,955,191	9.3%	100.0%
Vacant	0	137,466	11.2%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	93	1,222,142	100.0%		$19.40	$21,047,334	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Total Rent PSF Rolling and Total UW Rent Rolling exclude vacant space.

The Market. The 191 Peachtree Property is located in the heart of downtown Atlanta, Georgia. Major local thoroughfares surround the 191 Peachtree Property connecting it to other nearby submarkets. The area is supported by the MARTA rail system and consists of both old and new commercial, retail and multi-family residential developments. Regional access is provided by Interstate 85, connecting Atlanta with North Carolina in the northeast and Alabama in the west. Interstate 85 further connects to Interstates 75 and 20; Interstate 75 connects the Atlanta area to Tennessee in the north and Florida in the south and Interstate 20 connects the Atlanta area to South Carolina in the east and to Alabama in the west.

The 191 Peachtree Property is located in the Atlanta, Georgia office market. As of the second quarter in 2016, the Atlanta office market contained 138,959,209 SF of office space, with a market vacancy of 16.0% and asking rents of $23.07 per SF. Vacancy and asking rents for Class A office buildings in the Atlanta office market were 16.0% and $27.11 per SF, respectively. The 191 Peachtree Property is located in the Downtown office submarket within the Atlanta Central Business District. As of the second quarter in 2016, the Downtown office submarket contained 15,101,772 SF of

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MSC 2016-UBS12	191 Peachtree

office space, with a submarket vacancy of 22.5% and asking rents of $22.94 per SF. Vacancy and asking rents for Class A office buildings in the Downtown office submarket were 16.5% and $24.24 per SF, respectively.

According to the appraisal, approximately 3.1 million SF of new office product is being constructed in Atlanta, of which approximately 60% has been pre-leased. However, none of the new construction is taking place in the Downtown office submarket where the 191 Peachtree Property is located.

The estimated 2015 population within a one-, three- and five-mile radius of the 191 Peachtree Property is 25,731, 170,887 and 344,811, respectively, according to the appraisal. The estimated 2015 average household income within a one-, three- and five-mile radius of the 191 Peachtree Property is $55,204, $79,228 and $81,152, respectively. The 2015 average household income for the greater city of Atlanta was $82,479.

The following table presents recent leasing data at competitive office buildings with respect to the 191 Peachtree Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Rent Steps/SF
1100 Peachtree 1100 Peachtree Street NE Atlanta, GA	1991	A	570,004	Confidential	22,144	2Q 2016	10.0	$20.00	2.75%
One Atlantic Center 1201 West Peachtree Street NW Atlanta, GA	1987	A	1,100,312	Confidential	44,696	2Q 2016	15.0	$18.75	2.75%
Ten 10th Street 10 10th Street NW Atlanta, GA	2001	A	421,417	Mandarin Oriental Management	12,655	2Q 2016	3.0	$35.00	3.0%
999 Peachtree 999 Peachtree Street NE Atlanta, GA	1987	A	621,946	Available	22,643	4Q 2016	10.0	$35.00	3.0%
Bank of America Plaza 600 Peachtree Street NE Atlanta, GA	1992	A	1,312,980	Available	25,000	4Q 2016	5-10	$30.00	Negotiable
SunTrust Plaza 303 Peachtree Street NE Atlanta, GA	1992	A	1,249,022	Available	15,872	4Q 2016	5.0	$30.00	3.0%

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 191 Peachtree Property:

Cash Flow Analysis
	2013	2014	2015	9/30/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$17,776,623	$18,176,040	$17,811,762	$17,722,426	$21,047,334	$17.22
Total Recoveries	$8,794,528	$9,420,005	$9,934,060	$10,208,281	$10,755,655	$8.80
Total Other Income(2)	$3,877,795	$4,240,638	$4,250,652	$4,401,483	$4,250,652	$3.48
Less Vacancy & Credit Loss(3)	$0	$0	$0	$0	$0	$0.00
Effective Gross Income	$30,448,946	$31,836,683	$31,996,474	$32,332,190	$36,053,641	$29.50
Total Operating Expenses	$13,420,494	$13,942,784	$14,217,230	$14,196,590	$15,817,308	$12.94
Net Operating Income	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$20,236,332	$16.56
Capital Expenditures	$0	$0	$0	$0	$305,536	$0.25
TI/LC	$0	$0	$0	$0	$2,096,099	$1.72
Net Cash Flow	$17,028,452	$17,893,899	$17,779,244	$18,135,599	$17,834,697	$14.59

Occupancy %	84.7%	85.5%	89.3%	88.8%	88.8%
NOI DSCR (4)	2.56x	2.69x	2.68x	2.73x	3.05x
NCF DSCR (4)	2.56x	2.69x	2.68x	2.73x	2.69x
NOI Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	11.5%
NCF Debt Yield(4)	9.7%	10.2%	10.1%	10.3%	10.2%

(1)	Gross Potential Rent has been underwritten based on the September 1, 2016 rent roll and includes rent steps of $702,066 through September 1, 2017, as well as three new leases that began or will begin in November and December 2016 totaling $966,728.

(2)	Other income includes storage income, roof/antenna revenue, parking income and other miscellaneous income. Parking income constitutes approximately 10.2% of Effective Gross Income.

(3)	Underwritten occupancy is based on in place occupancy as of the rent roll dated September 1, 2016.

(4)	Debt service coverage ratios and debt yields are based on the 191 Peachtree Whole Loan.

Escrows and Reserves. The 191 Peachtree Whole Loan documents provide for upfront reserves in the amount of $616,031 for real estate taxes, $5,386,285 for existing tenant improvements and leasing commissions owed to ten tenants, including the fifth largest tenant, Morgan & Morgan, and $2,391,456 for free rent for 14 tenants, including Morgan & Morgan (to be disbursed monthly in each month in which a free rent period applies in lieu of the rent that would have been due absent such free rent period). The 191 Peachtree Borrower is required to escrow monthly: (i) 1/12th of the annual estimated real estate taxes; (ii) from and after the expiration of the insurance policies in effect on the origination date, 1/12th of the annual estimated

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MSC 2016-UBS12	191 Peachtree

insurance premiums (unless (A) the 191 Peachtree Borrower maintains an acceptable blanket policy or (B) amounts sufficient to pay all insurance premiums have been deposited with the property manager pursuant to the property management agreement and the lender receives reasonably acceptable evidence of such deposits). The 191 Peachtree Borrower is required to deposit monthly $25,461 into an escrow for replacements and repairs, provided that the obligation to make such deposits is suspended during any period that the amounts in such escrow equal or exceed $1,222,142. The 191 Peachtree Borrower is required to deposit monthly $101,845 into an escrow for future tenant improvements and leasing commissions (the “Rollover Reserve”), provided that the obligation to make such deposits is suspended during any period that the amount in the Rollover Reserve is equal to, or exceeds $6,110,710, which does not include the upfront reserve amount.

From and after the occurrence of a Deloitte Vacancy Event (as defined below), the 191 Peachtree Borrower is required to deposit on each monthly payment date all excess cash flow into an escrow (the “Deloitte Vacancy Reserve”) for tenant improvements, tenant allowances and leasing commissions that may be incurred with respect to the retenanting of the Deloitte Space (as defined below) or of the Closing Date Vacant Space (as defined below) until an aggregate amount equal to $50 per leasable square foot of the Deloitte Space has been so deposited. In addition, to the extent there are not sufficient funds in the Rollover Reserve, the 191 Peachtree Borrower is permitted to utilize Deloitte Vacancy Reserve Funds for payment of up to 65% of the cost of tenant improvements, tenant improvement allowances and/or leasing commissions with respect to leases for space other than the Deloitte Space or Closing Date Vacant Space.

A “Deloitte Vacancy Event” will commence on the earliest to occur of (i) Deloitte LLP failing to either (A) renew its lease for all or substantially all of the Deloitte Space for its initial five year renewal term pursuant to the provisions of its lease or (B) enter into a new lease with a minimum five year term, a minimum base rent of $15.00 per SF, and in compliance with certain other requirements set forth in the 191 Peachtree Whole Loan documents, which new lease may reduce the rented space by 75,000 SF relative to the leased space on the origination date (either of (A) and (B), a “Deloitte Renewal Event”) on or before May 31, 2022, (ii) certain bankruptcy events with respect to Deloitte LLP, or (iii) the termination or cancellation of Deloitte LLP’s lease prior to May 31, 2022 without payment to the 191 Peachtree Borrower of the lease termination fee specified in such lease or a monetary default is continuing under such lease for at least 90 days, and will end upon (w) the occurrence of a Deloitte Renewal Event, (x) the execution of new leases in accordance with the terms of the 191 Peachtree Whole Loan documents with initial terms of at least five years and which are otherwise reasonably acceptable to the lender and in the aggregate demise at least 75% of the Deloitte Space, (y) with respect to a bankruptcy event only, Deloitte LLP has assumed its lease in connection with the bankruptcy event or the bankruptcy event has been discharged or dismissed, or (z) with respect to a continuing monetary default under Deloitte LLP’s lease, the cure of all such monetary defaults.

“Deloitte Space” means the space leased to Deloitte LLP pursuant to its lease as of the origination date.

“Closing Date Vacant Space” means 89,132 SF of space identified in the 191 Peachtree Whole Loan documents that was vacant as of the origination date and has not been subsequently leased as of the date of determination.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 191 Peachtree Whole Loan. The 191 Peachtree Whole Loan has in place cash management. All funds in the lockbox account are required to be swept on each business day to a cash management account controlled by the lender, and applied, provided that no event of default is continuing under the 191 Peachtree Whole Loan, on each monthly payment date to pay debt service on the 191 Peachtree Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse, if a Cash Trap Period (as defined below) or Deloitte Vacancy Period is continuing, the monthly operating expenses referenced in the approved annual budget and extraordinary expenses approved (if more than 5% in excess of the corresponding line item in the approved annual budget) by the lender, and to disburse the remainder (i) if a Deloitte Vacancy Period is continuing, into the Deloitte Vacancy Account until an aggregate amount equal to $50 per leasable square foot of the Deloitte Space has been so deposited, (ii) if a Cash Trap Period is continuing and no Deloitte Vacancy Reserve Period is continuing, into an account to be held by the lender as additional security for the 191 Peachtree Whole Loan during the continuance of such Cash Trap Period and (iii) if no Cash Trap Period or event of default under the 191 Peachtree Whole Loan is continuing, to the 191 Peachtree Borrower.

A “Cash Trap Period” means the period of time commencing after the cash management bank has received notice from the lender that a Trigger Period (as defined below) has commenced and continuing until the cash management bank has received notice from the lender that such Trigger Period has ceased and terminated.

A “Trigger Period” means the period:

(i) commencing upon an event of default under the 191 Peachtree Whole Loan documents and ending upon the date that such event of default is cured or waived, or

(ii) commencing on the date upon which the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan is less than 1.40x for any calendar quarter, and ending on the date the combined debt service coverage ratio on the 191 Peachtree Whole Loan and any related mezzanine loan equals or exceeds 1.45x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 191 Peachtree Property also secures the 191 Peachtree Serviced Pari Passu Companion Loans, which have a Cut-off Date principal balance of $95,500,000 and are currently held by Morgan Stanley Bank, N.A. or an affiliate thereof and expected to be contributed to one or more future securitization trusts. The 191 Peachtree Serviced Pari Passu Companion Loans accrue interest at the same rate as the 191 Peachtree Mortgage Loan. The 191 Peachtree Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the 191 Peachtree Serviced Pari Passu Companion Loans. The holders of the 191 Peachtree Mortgage Loan and the 191 Peachtree Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 191 Peachtree Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The 191 Peachtree Borrower is permitted to allow the owners of the 191 Peachtree Borrower to borrow a mezzanine loan secured by 100% of the ownership interests in the 191 Peachtree Borrower, provided that the following conditions, among others, are satisfied: (i) as of the date the mezzanine loan is made, the aggregate loan to value ratio of the 191 Peachtree Whole Loan and such mezzanine loan is not more than 65%, (ii) as of the date the mezzanine loan is made, the aggregate debt yield of the 191 Peachtree Whole Loan and such mezzanine loan is not less than 11.0%, (iii) the mezzanine loan has an initial maturity not earlier than the maturity date of the 191 Peachtree Whole Loan and all other terms and conditions thereof are reasonably acceptable to the lender under the 191 Peachtree Whole Loan, (iv) the mezzanine lender entering into a customary intercreditor agreement in form acceptable to the lender under the 191 Peachtree Whole Loan in its reasonable discretion, (v) the mezzanine

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MSC 2016-UBS12	191 Peachtree

loan shall be a fixed rate loan or a floating rate loan (in which case the mezzanine borrower shall be required to purchase an interest rate cap at a strike price reasonably acceptable to the lender under the 191 Peachtree Whole Loan), and (vi) receipt of a rating agency confirmation.

Release of Property. The 191 Peachtree Borrower may make transfers of immaterial portions of the 191 Peachtree Property as described in the Preliminary Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Terrorism Insurance. The 191 Peachtree Whole Loan documents require that the “all risk” insurance policy required to be maintained by the 191 Peachtree Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 191 Peachtree Property and eighteen months of business interruption insurance, provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or extension thereof or substantially similar program (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA.

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MSC 2016-UBS12	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

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MSC 2016-UBS12	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

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MSC 2016-UBS12	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

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MSC 2016-UBS12	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

Brunswick
Lakeland
Garner Lake
Bartlett
Old Brownsville Rd.
Summer Ave.
Ellendale Rd.
Quail Ridge Golf Course
Elmo Rd.
Bartlett Park
Stonebridge Golf Course
The Commons
Colonial Country Club
John F Kennedy Park
Raleigh LaGrange Rd.
MLK Expwy
Pleasant View Rd.
Wolfchase Galleria
2760 North Germantown Parkway
Memphis, TN 38133
Dexter Rd.
Berclair
Macon Rd.
Cordova
Cordova Country Club
Germantown Square
Shelby Crossing Shopping Ctr.
SW Tennessee Community College
Grahamwood
Sam Cooper Blvd.
Mullins Station Rd.
SHELBY COUNTY
Shelby Farms Park
Shelby Farms Dog and Equestrian Area
Cordova Park
Richland Acres
East Memphis
Downtown 9 miles
Walnut Grove Rd.
MEMPHIS
Baptist Women's Health Center
AgriCenter International
University of Phoenix-Memphis Campus
Baptist Mem. Hospital Memphis
University of Memphis
Laurelwood Shopping Ctr.
Old Court Mall
Malco Paradiso Theatre
Wolf River Blvd.
Poplar Estates
Audubon Park
White Station
Memphis Botanic Garden
Eastgate Shopping Center
Univ. of Memphis Park Avenue Campus
Neshoba Rd.
Germantown Performing Arts Center
Germantown Country Club
Cameron-Brown Park
Colonial Acres
St. Francis Hospital
Memphis University School
Poplar Ave.
Poplar Pike
Shops of Saddle Creek
Exeter Village Shopping Center
Farmington Blvd.
FedEx Park, Billy J. Murphy Athletic Complex
Memphis Intl. Airport 6 miles
Quince Rd.
Methodist le Bonheur Germantown Hosp.
Germantown
Franklin-Morgan Woods-Cloyes Park
Willow Park
Halle Park
Bill Morris Pkwy
American Way
Southeast Memphis
Fox Meadows GC
Delta Medical Center
Knight Arnold Rd.
Unified Health Services
Pfizer
Tournament Dr.
Village Shops of Forest Hill
Collierville
Ridgeway Country Club
Memphis National Golf Club
Millington
Arlington
Hickory Withe
ARKANSAS
MEMPHIS
Germantown
Collierville
TENNESSEE
MISSISSIPPI
South Haven
Olive Branch

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MSC 2016-UBS12	Wolfchase Galleria

Mortgage Loan No. 3 – Wolfchase Galleria

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH / UBS AG			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$70,000,000			Location:	Memphis, TN 38133
Cut-off Date Balance(1):	$69,901,741			General Property Type:	Retail
% of Initial Pool Balance:	8.5%			Detailed Property Type:	Regional Mall
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Simon Property Group, L.P.			Year Built/Renovated:	1997/N/A
Mortgage Rate:	4.1460%			Size(5):	391,862 SF
Note Date:	10/26/2016			Cut-off Date Balance per SF(1):	$420
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$337
Maturity Date:	11/1/2026			Property Manager:	Simon Management Associates, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$17,678,128
Seasoning:	1 month			UW NOI Debt Yield(1):	10.7%
Prepayment Provisions(2):	LO (25); DEF (88); O (7)			UW NOI Debt Yield at Maturity(1):	13.4%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.72x
Additional Debt Type(1)(3):	Pari Passu			Most Recent NOI:	$17,306,615 (8/31/2016 TTM)
Additional Debt Balance(1)(3):	$94,866,648			2nd Most Recent NOI:	$17,180,445 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$17,289,809 (12/31/2014)
Reserves(4)				Most Recent Occupancy(6):	90.1% (9/28/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	92.2% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	95.3% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$254,000,000 (9/26/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	64.9%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	52.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$165,000,000	72.8%	Loan Payoff:	$226,094,022	99.7%
Borrower’s Equity:	$61,688,908	27.2%	Closing Costs:	$594,886	0.3%
Total Sources:	$226,688,908	100.0%	Total Uses:	$226,688,908	100.0%

(1)	The Wolfchase Galleria Mortgage Loan is part of the Wolfchase Galleria Whole Loan, which is comprised of eight pari passu promissory notes. The eight Wolfchase Galleria pari passu promissory notes have a combined original principal balance of $165,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the eight senior notes totaling $165,000,000.

(2)	Defeasance is permitted at any time after the earlier of (i) June 1, 2020, or (ii) two years from the closing date of the securitization of the last Wolfchase Galleria Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debt)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The Wolfchase Galleria Property is part of a shopping center with a total of 1,267,857 SF, which includes non-collateral anchor tenants, Macy’s (252,720 SF), Dillard’s, Inc. (“Dillard’s”) (203,943 SF), Sears (160,885 SF) and J.C. Penney (144,047 SF).

(6)	Most recent occupancy information is calculated based on the collateral SF of 391,862, and excludes two tenants currently in occupancy that are expected to vacate (Love Culture – 9,713 SF and Tempur Pedic – 1,020 SF). Three tenants totaling 14,321 SF have executed leases but are currently not in occupancy (Footlocker / House of Hoops, Cinnabon and Papaya) and underwritten as occupied. The occupancy including the non-collateral anchors is 96.9%.

The Mortgage Loan. The third largest mortgage loan (the “Wolfchase Galleria Mortgage Loan”) is part of a whole loan (the “Wolfchase Galleria Whole Loan”) evidenced by eight pari passu promissory notes in the aggregate original principal amount of $165,000,000, all of which are secured by a first priority fee mortgage encumbering a regional mall known as Wolfchase Galleria (the “Wolfchase Galleria Property”). Promissory Note A-1-1 contributed by MSMCH and Promissory Note A-3 contributed by UBS AG, in the aggregate original principal amount of $70,000,000, represent the Wolfchase Galleria Mortgage Loan, and will be included in the MSC 2016-UBS12 Trust. Promissory Notes A-1-2, A-2, A-4, A-5, A-6 and A-7, in the aggregate original principal amount of $95,000,000, collectively represent serviced companion loans (the “Wolfchase Galleria Serviced Pari Passu Companion Loans”). The Wolfchase Galleria Serviced Pari Passu Companion Loans, which are represented by Promissory Note A-1-2 in the original principal amount of $5,000,000 and Promissory Note A-2 in the original principal amount of $50,000,000, are currently held by Morgan Stanley Bank, N.A. or an affiliate thereof on the closing date of this transaction and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Wolfchase Galleria Serviced Pari Passu Companion Loans, which are represented by Promissory Note A-4 in the original principal amount of $5,000,000, Promissory Note A-5 in the original principal amount of $5,000,000, Promissory Note A-6 in the original principal amount of $20,000,000 and Promissory Note A-7 in the original principal amount of $10,000,000, are expected to be held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, or an affiliate thereof on the closing date of this transaction and are expected to be contributed to one or more future securitization transactions or may be otherwise transferred at any time. The Wolfchase Galleria Whole Loan will be

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MSC 2016-UBS12	Wolfchase Galleria

serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 trust. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the Wolfchase Galleria Whole Loan together with $61,688,908 of borrower equity were used to refinance a previous loan with an original balance of approximately $225,000,000 secured by the Wolfchase Galleria Property and pay closing costs. The previous mortgage loan secured by the Wolfchase Galleria Property was included in the GECMC 2007-C1 transaction.

The Borrower and the Sponsor. The borrower is Galleria at Wolfchase, LLC (the “Wolfchase Galleria Borrower”), a single-purpose Delaware limited liability company with two independent directors. The Wolfchase Galleria Borrower is controlled by and 94.5% owned by entities controlled by Simon Property Group, L.P. (the “Wolfchase Galleria Sponsor”). The Wolfchase Galleria Sponsor is the non-recourse carveout guarantor of the Wolfchase Galleria Whole Loan.

For so long as the Wolfchase Galleria Sponsor is the non-recourse carveout guarantor, the liability of the non-recourse carveout guarantor or a replacement guarantor under the non-recourse carveout guaranty (which also covers environmental provisions in the Wolfchase Galleria Whole Loan documents) shall not exceed $33,000,000, in the aggregate, plus all of the reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of such guaranty or the preservation of the lender’s rights thereunder.

The Wolfchase Galleria Sponsor is also a sponsor of the borrower under the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as The Falls.

The Wolfchase Galleria Sponsor is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owners, operators and developers of retail assets in the United States. As of December 31, 2015, Simon operated 209 properties, consisting of 108 malls, 71 Premium Outlet-branded centers, fourteen Mills-branded centers, four lifestyle centers, and twelve other retail properties located in 37 states and Puerto Rico containing an aggregate of approximately 184 million SF.

The Property. The Wolfchase Galleria Property consists of 391,862 SF contained in a two-story regional mall and anchored by four non-collateral anchor stores that include Macy’s, Dillard’s, Sears and J.C. Penney, and is surrounded by several non-collateral outparcels that include Bed Bath & Beyond, Barnes & Noble, Bahama Breeze, Olive Garden, Logan’s Roadhouse and First Tennessee Bank, among others. Included in the collateral are 5,605 parking spaces. The Wolfchase Galleria Property was 90.1% leased as of September 28, 2016 to a mix of 105 national retail and restaurant tenants. Including non-collateral anchors, the Wolfchase Galleria Mall is 96.9% occupied. The three largest tenants by NRA include Malco Theatres, The Finish Line and Victoria’s Secret, with no other tenant occupying more than 3.3% of NRA or representing more than 4.0% of base rent. The five largest tenants total 22.6% of collateral NRA and 15.5% of underwritten rent. Other tenants include: Express/Express Men, New York & Company, Pandora, Bath & Body Works, GameStop and Sephora.

As of September 28, 2016, the Wolfchase Galleria Property was 90.1% occupied. Historical occupancy at the Wolfchase Galleria Property has averaged 96.9% from 2010 to 2015. Total inline sales at the Wolfchase Galleria Property for the trailing 12 months ending August 31, 2016 were approximately $78.9 million with an average of $393 PSF, resulting in an occupancy cost of 18.0%. Recent leasing at the Wolfchase Galleria Property includes eight tenants totaling 30,794 SF that have signed new leases or renewed existing leases at the Wolfchase Galleria Property in 2016, and includes Bath & Body Works, City Gear, Gap Kids/Baby Gap, Gould’s Salon, Kids Footlocker, Lovestick, Supreme Cuts and Papaya.

The Wolfchase Galleria Property is accessible via North Germantown Parkway and State Road 64, each a primary arterial through the submarket. Interstate-40, the primary east-west regional thoroughfare for the greater Memphis market and the state of Tennessee, borders the Wolfchase Galleria Property to the southeast, and intersects North Germantown Parkway and State Road 64 on the east and west side of the Wolfchase Galleria Property, respectively.

The following table presents a summary of historical comparable in-line sales and occupancy costs and total mall sales at the Wolfchase Galleria Property.

Historical Sales Summary(1)
Year	Occupancy(2)	Comparable In-Line Tenant Sales PSF	Comparable In-line Tenant Occupancy Cost(3)	Total Comparable In-line Sales	Total Mall Sales(4)
2013	95.2%	$395	17.2%	$81,336,870	$95,655,352
2014	98.7%	$383	17.9%	$90,602,608	$105,041,718
2015	97.5%	$399	17.6%	$91,523,486	$106,376,248
8/31/2016 TTM	98.4%(5)	$393(6)	17.6%(6)	$90,976,629	$124,655,752

(1)	Comparable In-line tenant sales are based on tenants (<10,000 SF) who have been open and operating continuously from the beginning of the prior calendar year and are provided by Simon.

(2)	Occupancy excludes non-collateral anchor tenants and includes temporary tenants. Excluding temporary tenants, the historical occupancy is 92.4%, 95.3%, 92.2% and 93.5% for 2013, 2014, 2015 and the August 31, 2016 TTM, respectively.

(3)	Occupancy Cost % calculations are based on UW Total Rent (base rent, recoveries, % rent in lieu and overage rent) per SF for all tenants <10,000 SF divided by the comparable in-line sales for tenants who have been open and operating continuously from the beginning of the prior calendar year.

(4)	Total Mall Sales exclude non-collateral anchors and outparcels.

(5)	Includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy, but are expected to vacate. These tenants were underwritten as vacant.

(6)	Comparable In-Line Sales PSF and Occupancy Cost for the August 31, 2016 TTM are based on the underwritten rent roll as of September 28, 2016.

Major Tenants.

Malco Theatres (30,000 SF, 7.7% of NRA, 2.2% of underwritten base rent). Malco Theatres leases 30,000 SF at the Wolfchase Galleria Property and operates the space as an eight-screen movie theater. The lease commenced February 26, 1997 and has an expiration date of December 31, 2021. Malco Theatres is a movie theater chain that has remained family owned and operated for over nine decades. The company has 326 screens across 33 locations in five states including Arkansas, Kentucky, Mississippi, Missouri and Tennessee.

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MSC 2016-UBS12	Wolfchase Galleria

Malco Theatres agreed to extend their lease at the Wolfchase Galleria Property for a five year term with three additional five-year extension options. The lease extension requires Malco Theatres to invest at least $500,000 in renovating the theater by November 2017 to include new signage, flooring, seating and restrooms. In conjunction with the lease extension and renovations, Malco Theatres has agreed to attempt to sell their Stage Cinema movie theater located approximately 1.3 miles from the Wolfchase Galleria Property, to a non-theater operator for redevelopment.

The Finish Line (21,899 SF, 5.6% of NRA, 3.3% of underwritten base rent). The Finish Line leases 21,899 SF at the Wolfchase Galleria Property. The lease commenced March 1, 2012 and has an expiration date of February 28, 2022. The Finish Line is a U.S.-based specialty retailer of athletic footwear, apparel and accessories. As of April 2, 2016, the company operated 589 Finish Line stores across 44 states and Puerto Rico.

Victoria’s Secret (13,330 SF, 3.4% of NRA, 3.8% of underwritten base rent). Victoria’s Secret leases 13,330 SF at the Wolfchase Galleria Property. The lease commenced October 1, 2007 and has a lease expiration date of January 31, 2018. Victoria’s Secret Stores, LLC, a subsidiary of Retail Store Operations, Inc., is a specialty retailer of apparel, lingerie, footwear and accessories for women.

Forever 21 (12,986 SF, 3.3% of NRA, 4.0% of underwritten base rent). Forever 21 leases 12,986 SF at the Wolfchase Galleria Property. The lease commenced June 13, 2014 and has a lease expiration date of June 30, 2024. Forever 21, based in Los Angeles, California, is a national fashion retailer of women’s, men’s and kids clothing, accessories and footwear.

Charming Charlie (10,413 SF, 2.7% of NRA, 2.2% of underwritten base rent). Charming Charlie leases 10,413 SF at the Wolfchase Galleria Property. The lease commenced June 1, 2010 and has a lease expiration date of May 31, 2020. Charming Charlie, founded in 2004 and based in Houston, Texas, is a specialty retailer offering an assortment of women’s jewelry, accessories and clothing. The company operates stores across 32 states in the United States.

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MSC 2016-UBS12	Wolfchase Galleria

The following table presents certain information relating to the anchor tenants and major tenants.

Tenant Summary
Tenant Name	Credit Rating (Moody’s/S&P/Fitch)(1)	Tenant SF	% of Collateral SF	Annual UW Rent(2)	% of Annual UW	Annual UW Rent PSF (3)	Sales (TTM 8/31/2016) (4)		Occ. Cost %(4)	Lease Expiration
							$	PSF(3))
Anchors
Macy’s (Non-Collateral)	Baa2/BBB/BBB	252,720	N/A	N/A	N/A	N/A	41,951,520	$166	N/A	N/A
Dillard’s (Non-Collateral)	Baa3/BBB-/BBB-	203,943	N/A	N/A	N/A	N/A	28,755,963	$141	N/A	N/A
Sears (Non-Collateral)	Caa1/CCC+/CC	160,885	N/A	N/A	N/A	N/A	13,996,995	$87	N/A	N/A
J.C. Penney (Non-Collateral)	B1/B/B+	144,047	N/A	N/A	N/A	N/A	26,504,648	$184	N/A	N/A
Subtotal/Wtd. Avg.		761,595	N/A	N/A	N/A	N/A	$111,209,126	$146	N/A

Major > 10,000 SF
Malco Theatres(5)	NR/NR/NR	30,000	7.7%	$300,000	2.2%	$10.00	$567,265	$70,908	59.5%	12/31/2021
The Finish Line	NR/NR/NR	21,899	5.6%	$460,317	3.3%	$21.02	$6,748,239	$308	14.9%	2/28/2022
Victoria’s Secret	NR/NR/NR	13,330	3.4%	$533,200	3.8%	$40.00	$7,013,223	$526	14.3%	1/31/2018
Forever 21	NR/NR/NR	12,986	3.3%	$557,587	4.0%	$42.94	$3,739,968	$288	18.7%	6/30/2024
Charming Charlie	NR/NR/NR	10,413	2.7%	$310,145	2.2%	$29.78	$1,045,569	$100	29.9%	5/31/2020
Cheesecake Factory	NR/NR/NR	10,147	2.6%	$337,388	2.4%	$33.25	$10,552,815	$1,040	6.2%	1/31/2036
Subtotal/Wtd. Avg. (6)		98,775	25.2%	$2,498,637	17.9%	$25.30	$29,667,079	$300	13.5%

10 Largest In-Line
Abercrombie & Fitch	NR/BB-/NR	8,575	2.2%	$175,000	1.3%	$20.41	$1,174,069	137	15.3%	1/31/2019
Footlocker / House of Hoops(7)	Ba1/BB+/NR	8,331	2.1%	$333,240	2.4%	$40.00	NAV	NAV	N/A	6/1/2026
Express/Express Men	NR/NR/NR	7,796	2.0%	$265,064	1.9%	$34.00	$1,977,222	254	27.3%	1/31/2018
Milano Menswear	NR/NR/NR	7,376	1.9%	$81,800	0.6%	$11.09	$1,254,674	170	10.4%	1/31/2019
Hollister Co.	NR/NR/NR	6,850	1.7%	$202,041	1.5%	$29.50	$1,511,316	221	18.2%	1/31/2019
New York & Company	NR/NR/NR	6,720	1.7%	$316,200	2.3%	$47.05	$1,679,959	250	20.2%	2/28/2019
Tilly’s	NR/NR/NR	6,691	1.7%	$125,835	0.9%	$18.81	$1,011,545	151	31.9%	1/31/2025
Gap Kids/Baby Gap	Baa2/BB+/BB+	6,541	1.7%	$268,874	1.9%	$41.11	$1,527,414	234	22.6%	1/31/2021
Charlotte Russe	NR/NR/NR	6,498	1.7%	$241,418	1.7%	$37.15	$2,090,547	322	20.7%	1/31/2021
American Eagle Outfitter	NR/NR/NR	6,361	1.6%	$283,496	2.0%	$44.57	$2,635,108	414	19.5%	1/31/2024
Subtotal/Wtd. Avg. (6)		71,739	18.3%	$2,292,969	16.5%	$31.96	$14,861,853	$207	20.7%

All other Tenants < 10,000 SF		182,672	46.6%	$9,130,395	65.6%	$49.98	$80,126,819
Total Occupied SF		353,186	90.1%	$13,922,001	100.0%	$39.42	$124,655,752
Vacant(8)		38,676	9.9%
Total Property SF		391,862	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(2)	Annual UW Rent includes contractual rent steps equal to $207,732 through September 30, 2017, as well as $459,146 of rent associated with three tenants which have signed leases but are not yet in occupancy (Footlocker/House of Hoops, Cinnabon and Papaya, which in aggregate represent 3.7% of square footage). Annual UW Rent does not include percentage rent in lieu and overage rent totaling $403,204 as of the September 28, 2016 rent roll.

(3)	PSF figures exclude vacant space.

(4)	Occ. Cost % calculations are based on UW Total Rent (UW base rent, recoveries, % rent in lieu and overage rent), divided by TTM 8/31/2016 Sales.

(5)	Sales PSF for Malco Theatres are based on 8 screens.

(6)	For purposes of calculating subtotals for Sales PSF and Occ. Cost %, amounts are based on tenants that reports sales on a per square feet basis. Wtd. Avg. is based on Tenant SF.

(7)	Footlocker / House of Hoops has a lease for 8,331 SF that is currently occupied by fye through February 28, 2017. Footlocker / House of Hoops lease starts June 1, 2017.

(8)	Vacancy includes two tenants totaling 10,733 SF (Love Culture and Tempur Pedic) that are currently in occupancy but are expected to vacate.

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MSC 2016-UBS12	Wolfchase Galleria

The following table presents certain information relating to the lease rollover schedule at the Wolfchase Galleria Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	% of Total SF Rolling	Cumulative % of Total SF Rolling	Total UW Rent Rolling(3)	UW Rent PSF Rolling(4)	% of Total Rent Rolling	Cumulative % of Total Rent Rolling
2016	1	1,263	0.3%	0.3%	94,333	74.69	0.7%	0.7%
2017	26	49,609	12.7%	13.0%	3,281,864	66.15	23.6%	24.3%
2018	15	49,741	12.7%	25.7%	2,168,110	43.59	15.6%	39.8%
2019	7	32,937	8.4%	34.1%	929,761	28.23	6.7%	46.5%
2020	8	18,449	4.7%	38.8%	696,838	37.77	5.0%	51.5%
2021	11	60,953	15.6%	54.3%	1,671,761	27.43	12.0%	63.5%
2022	10	37,971	9.7%	64.0%	1,220,309	32.14	8.8%	72.3%
2023	8	17,838	4.6%	68.6%	615,031	34.48	4.4%	76.7%
2024	8	30,452	7.8%	76.4%	1,365,450	44.84	9.8%	86.5%
2025	3	13,032	3.3%	79.7%	332,943	25.55	2.4%	88.9%
2026	5	23,755	6.1%	85.7%	898,305	37.82	6.5%	95.4%
2027 and Beyond	6	17,186	4.4%	90.1%	647,294	37.66	4.6%	100.0%
Vacant	0	38,676	9.9%	100.0%	$0	$0	0.0%	100.0%
Total/Wtd. Avg.	108	391,862	100.0%		$13,922,001	$39.42	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject and that are not considered in the lease rollover schedule.

(3)	Total UW Rent Rolling includes contractual rent steps equal to $207,732 through September 30, 2017 and excludes allocated overage rent and percent rent in lieu.

(4)	UW Rent PSF Rolling excludes vacant space.

The Market. The Wolfchase Galleria Property is located in the northeastern portion of the Memphis CBSA, approximately 17.5 miles east of Downtown Memphis, Tennessee. The Wolfchase Galleria Property is situated at the southeast corner of the North Germantown Parkway and State Road 64 intersection, anchoring a primary retail corridor directly off of the heavily trafficked Interstate-40. Interstate-40 serves as a primary regional thoroughfare running east-west through the state of Tennessee, connecting Memphis to the southwest and Nashville to the northeast. The immediate area surrounding the Wolfchase Galleria Property is characterized by residential development, with commercial and retail development primarily extending along State Road 64 to the east of the Wolfchase Galleria Property and along North Germantown Parkway south of the Wolfchase Galleria Property, and includes the Colonial Country Club and golf course located adjacent to the Wolfchase Galleria Property, on the opposite side of Interstate-40. Per the appraisal, the Wolfchase Galleria Property is the largest regional mall in the Memphis retail market.

According to the appraisal, the Wolfchase Galleria Property is located in the Raleigh/Bartlett submarket of the Memphis metro area, encompassing approximately 32.0% of the region’s retail inventory. As of the second quarter of 2016, the Memphis retail market had a vacancy rate of 11.3% and the Raleigh/Bartlett submarket had a vacancy rate of 10.8%. In the same period, asking rents in the Memphis retail market were $13.92 PSF and asking rents in the Raleigh/Bartlett submarket were $12.18 PSF.

The appraiser concluded a primary trade area of 10 miles surrounding the Wolfchase Galleria Property and a secondary trade area of up to 25 miles surrounding the Wolfchase Galleria Property. According to the appraisal, over the period from 2000 through 2015, the compound annual population growth rates within a 5-, 10- and 25-mile radius of the Wolfchase Galleria Property were 1.93%, 1.27% and 0.75%, respectively. Within a 5-, 10- and 25-mile radius of the Wolfchase Galleria Property, the 2015 annual average household income levels were estimated at $84,163, $89,993 and $71,048, respectively, and exceed the corresponding average for the Memphis CBSA and the state of Tennessee, which were estimated at $69,579 and $65,306, respectively.

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MSC 2016-UBS12	Wolfchase Galleria

A summary of demographics in the primary and secondary trade areas compared to the Memphis CBSA and the state of Tennessee is presented below.

Demographic Summary

Statistic	5-mile Radius	10-mile Radius	25-mile Radius	Memphis CBSA	State of Tennessee
Population
2000	124,072	354,257	1,092,449	1,213,206	5,689,220
2015	165,164	427,947	1,221,581	1,358,701	6,607,383
2020 (projected)	179,369	454,339	1,274,958	1,418,805	6,902,854
% Increase 2000-2015	1.93%	1.27%	0.75%	0.76%	1.00%
% Increase 2015-2020 (projected)	1.66%	1.20%	0.86%	0.87%	0.88%

Average Household Income
2000	$67,249	$70,147	$53,933	$52,933	$48,717
2015	$84,163	$89,993	$71,048	$69,579	$65,306
2020 (projected)	$98,684	$105,882	$85,054	$83,047	$77,116
% Increase 2000-2015	1.51%	1.67%	1.85%	1.84%	1.97%
% Increase 2015-2020 (projected)	3.23%	3.31%	3.66%	3.60%	3.38%

Number of Households
2000	46,393	136,021	408,337	451,465	2,232,881
2015	63,118	162,915	458,698	508,606	2,598,520
2020 (projected)	69,149	173,716	481,680	534,419	2,730,599
% Increase 2000-2015	2.07%	1.21%	0.78%	0.80%	1.02%
% Increase 2015-2020 (projected)	1.84%	1.29%	0.98%	1.00%	1.00%

Source: Appraisal

The following table presents certain competitive retail properties to the Wolfchase Galleria Property:

Competitive Property Summary
Property Name	Center Type	Proximity	Total GLA	Year Built	Year Renovated	Anchor Tenants	Occupancy	In-line Sales PSF
Wolfchase Galleria	Super Regional	N/A	1,267,857 (including non-collateral anchors and out-parcels)	1997	N/A	Macy’s Dillard’s, Sears, J.C. Penney, Malco Theatres	96.9% (including non-collateral anchors and out-parcels)(1)	$393
Primary Competition
Oak Court Mall	Super Regional	9.2 miles	849,068	1988	1995	Macy’s, Dillard’s Women’s, Dillard’s Kid’s, Housewares, Men’s	99%	$300
Carriage Crossing	Lifestyle Center	12.8 miles	712,017	2005	N/A	Dillard’s, Macy’s, Bed Bath & Beyond, Barnes & Noble	90%	$475
The Shops of Saddle Creek	Lifestyle Center	7.4 miles	143,585	1987	N/A	Unanchored	100%	$550

Secondary Competition
Southaven Towne Center	Lifestyle Center	20.6 miles	567,640	2005	N/A	Dillard’s, JC Penney, Gordman’s, HH Gregg, Bed Bath & Beyond, Jo-Ann, Books-A-Million	100%	$300
Tanger Outlet Southaven	Outlet Center	21.6 miles	320,000	2015	N/A	Unanchored	100%	N/A

Source: Appraisal is the source for all information other than the Wolfchase Galleria Property GLA, Occupancy, and In-line Sales PSF, which are based on information in the underwritten rent roll.

(1)	Excluding the non-collateral anchors and temporary tenants, the Wolfchase Galleria Property has an underwritten occupancy rate of 90.1% based on the September 28, 2016 rent roll.

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MSC 2016-UBS12	Wolfchase Galleria

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Wolfchase Galleria Property:

Cash Flow Analysis
	2013	2014		2015		8/31/2016 TTM	UW		UW PSF
Base Rental Revenue	$13,864,681	$14,158,254		$13,950,699		$14,187,408	$13,922,001	(1)	$35.53
Temporary Tenant Rent(2)	$2,118,799	$1,662,768	(3)	$1,709,417	(3)	$1,645,952	$1,777,441		$4.54
Other Rents	$191,628	$188,725		$187,590		$175,378	$192,612		$0.49
Total Minimum Rent	$16,175,108	$16,009,747		$15,847,706		$16,008,738	$15,892,053		$40.56
Overage Rent	$150,629	$151,811		$209,629		$354,924	$360,764		$0.92
Expense Reimbursements	$8,652,357	$9,228,531		$9,213,072		$9,244,935	$9,074,259		$23.16
Other Income	$528,608	$477,980		$481,491		$422,373	$585,820		$1.49
Total Gross Income	$25,506,702	$25,868,069		$25,751,898		$26,030,970	$25,912,897		$66.13
Vacancy and Credit Loss	$0	$0		$0		$0	$0		$0.00
Effective Gross Income	$25,506,702	$25,868,069		$25,751,898		$26,030,970	$25,912,897		$66.13
Total Expenses	$8,303,072	$8,578,260		$8,571,453		$8,724,355	$8,234,769		$21.01
Net Operating Income	$17,203,630	$17,289,809		$17,180,445		$17,306,615	$17,678,128		$45.11
Capital Reserves	$0	$0		$0		$0	$97,435		$0.25
Tenant Improvements	$0	$0		$0		$0	$409,846		$1.05
Leasing Commissions	$0	$0		$0		$0	$607,200		$1.55
Net Cash Flow	$17,203,630	$17,289,809		$17,180,445		$17,306,615	$16,563,648		$42.27

Occupancy %(4)	92.4%	95.3%		92.2%		93.5%	90.1%	(5)
NOI DSCR(6)	1.79x	1.80x		1.79x		1.80x	1.84x
NCF DSCR(6)	1.79x	1.80x		1.79x		1.80x	1.72x
NOI Debt Yield(6)	10.4%	10.5%		10.4%		10.5%	10.7%
NCF Debt Yield(6)	10.4%	10.5%		10.4%		10.5%	10.1%

(1)	UW Base Rental Revenue is based on the rent roll as of September 28, 2016 and includes rent steps totaling $207,732 taken through September 30, 2017 and $459,146 of rent associated with three tenants which have signed leases but are not yet in occupancy (Footlocker/House of Hoops, Cinnabon, Papaya). Footlocker / House of Hoops has an executed lease for 8,331 SF that is currently occupied by FYE through February 28, 2017. FYE’s current annual rent is $152,739. Underwritten rent reflects Footlocker / House of Hoops contractual rent of $333,240. Love Culture (9,713 SF) and Tempur Pedic (1,020 SF) are currently in occupancy, but are expected to vacate, and have been excluded from underwritten rent.

(2)	Temporary Tenant Rent includes temporary tenant income, percentage rent in-lieu, cart income, kiosk income, local even income, seasonal income and vending income.

(3)	Includes ($16,269) of deferred rent in 2014 and $4,067 of deferred rent in 2015.

(4)	Occupancy excludes non-collateral anchors, outparcels, and temporary tenants. Including temporary tenants, occupancy is 95.2%, 98.7%, 97.5% and 98.4% for 2013, 2014, 2015 and 8/31/2016 TTM, respectively.

(5)	UW Occupancy is based on square footage of 391,862 (based on September 28, 2016 rent roll) and reflects in place occupancy excluding two tenants that are expected to vacate (Love Culture – 9,713 SF and Tempur Pedic – 1,020 SF). UW Occupancy includes Footlocker / House of Hoops, Cinnabon and Papaya (in aggregate representing 3.7% of SF), which have executed leases but have not yet taken occupancy.

(6)	Debt service coverage ratios and debt yields are based on the Wolfchase Galleria Whole Loan.

Escrows and Reserves. During the continuance of a Lockbox Event Period (defined below), or if the Wolfchase Galleria Borrower has failed to pay real estate taxes as required by the Wolfchase Galleria Whole Loan documents, the Wolfchase Galleria Borrower is required to escrow monthly 1/12th of the annual estimated tax payments. During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless the Wolfchase Galleria Borrower maintains an acceptable blanket policy). During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to make monthly deposits equal to $8,164.00 into an escrow account for replacements and repairs on each monthly payment date on which the balance on deposit in such escrow account is less than $195,931.00. During the continuance of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to make monthly deposits equal to $48,983.00 into an escrow account for tenant improvements and leasing commissions on each monthly payment date on which the balance on deposit in such escrow account is less than $1,175,586.00.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Wolfchase Galleria Whole Loan, and, within 30 days after the loan closing date and thereafter, the Wolfchase Galleria Borrower is required to direct all tenants to pay rent directly into such lockbox. The Wolfchase Galleria Whole Loan has springing cash management (i.e., the Wolfchase Galleria Whole Loan has cash management only after the initial occurrence and during the continuance of a Lockbox Event Period). Provided a Lockbox Event Period is not continuing, funds in the lockbox account are required to be swept to an account designated by the Wolfchase Galleria Borrower. Upon the occurrence of a Lockbox Event Period, the Wolfchase Galleria Borrower is required to establish and maintain a cash management account controlled by the lender, and, during the continuance of a Lockbox Event Period, funds in the lockbox account are required to be transferred weekly to the cash management account. During the continuance of a Lockbox Event Period arising solely in connection with a DSCR Trigger Event (as defined below), funds in the cash management account are required to be applied on each monthly payment date to pay debt service on the Wolfchase Galleria Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse the monthly operating expenses and capital expenditures referenced in the approved annual budget (or if no approved annual budget is available because review is pending or not required, in the existing annual budget) and extraordinary operating expenses or capital expenses approved (except in the case of emergency expenses) by the lender, and to disburse the remainder (i) if a Sweep Event Period (as defined below) is continuing, into an account to be held by the lender as additional security for the Wolfchase Galleria Whole Loan during the continuance of such Sweep Event Period and (ii) otherwise, to the Wolfchase Galleria Borrower. The annual budget is required to be approved by the lender only if both (A) either (x) a Lockbox Event Period caused by an event of default under the Wolfchase Galleria Whole Loan exists or (y) any other Lockbox Event Period exists and one or more of Simon Property Group, L.P. and Simon Property Group, Inc. does not own at least 50% of, or does not

A-3-32

MSC 2016-UBS12	Wolfchase Galleria

control, the Wolfchase Galleria Borrower, and (B) there is (x) more than a 5% deviation from the prior fiscal year’s annual budget or (y) an increase in fees or other payments made to an affiliate of the Wolfchase Galleria Borrower.

A “Lockbox Event Period” means the period:

(i) commencing upon an event of default under the Wolfchase Galleria Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such event of default, or

(ii) commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.40x for two consecutive calendar quarters (a “DSCR Trigger Event”), and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.40x for two consecutive calendar quarters.

A “Sweep Event Period” means the period commencing on the date upon which the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters is less than 1.30x for two consecutive calendar quarters, and ending on the date the debt service coverage ratio on the Wolfchase Galleria Whole Loan for the immediately preceding four calendar quarters equals or exceeds 1.30x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The Wolfchase Galleria Property also secures the Wolfchase Galleria Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $94,866,648. The Wolfchase Galleria Serviced Pari Passu Companion Loans accrue interest at the same rate as the Wolfchase Galleria Mortgage Loan. The Wolfchase Galleria Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Wolfchase Galleria Serviced Pari Passu Companion Loans. The holders of the Wolfchase Galleria Mortgage Loan and the Wolfchase Galleria Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the Wolfchase Galleria Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Wolfchase Galleria Borrower may transfer (including to an affiliate) all or any portion of an approximately 12.57 acre unimproved parcel, which was not included in the underwriting of the Wolfchase Galleria Whole Loan (the “Wolfchase Galleria Unimproved Parcel”), without payment to the lender (except to the extent, if any, required by REMIC regulations), upon satisfaction of certain conditions set forth in the Wolfchase Galleria Whole Loan documents, and may relocate tenants at the Wolfchase Galleria Property to the Wolfchase Galleria Unimproved Parcel after such transfer, provided that the Wolfchase Galleria Borrower delivers an officer’s certificate to the lender certifying that such tenant relocation will not cause a material diminution in the annual gross revenue generated from the operation of the Wolfchase Galleria Property In addition, the Wolfchase Galleria Borrower may make transfers of non-income producing portions of the Wolfchase Galleria Property as described in the Preliminary Prospectus. See “—Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Terrorism Insurance. The Wolfchase Galleria Borrower is required to obtain insurance against acts of terrorism to the extent such insurance is available; provided, that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect (A) the Wolfchase Galleria Borrower is not required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below) and (B) any such policy may have a deductible that is reasonable with respect to properties similar to the Wolfchase Galleria Property and for the geographic region where the Wolfchase Galleria Property is located, so long as in no event may such deductible exceed $5,000,000. “Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by the Wolfchase Galleria Borrower for the policies insuring only the Wolfchase Galleria Property (excluding the wind, flood and earthquake components of such insurance premiums) on a stand-alone basis.

A-3-33

MSC 2016-UBS12	The Orchard

Mortgage Loan No. 4 – The Orchard

A-3-34

MSC 2016-UBS12	The Orchard

Mortgage Loan No. 4 – The Orchard

A-3-35

MSC 2016-UBS12	The Orchard

Mortgage Loan No. 4 – The Orchard

The Orchard
23600-23760 El Toro Road
Lake Forest, CA 92630
IRVINE
John Wayne Airport 3 miles
Irvine Valley College
Discovery Business Center
Irvine Regional Hospital
Irvine Spectrum
Irvine Meadows Amphitheatre
Strawberry Farms Golf Course
ORANGE COUNTY
SAN JOAQUIN HILLS
Orange County Great Park
El Toro Golf Course
Irvine
Whiting Ranch Wilderness Park
SANTA ANA MTS.
O'Neill Regional Park
Foothill Transportation Corridor
Lake Forest
Mission Viejo
Rancho Santa Margarita
O'Neill Regional Park
Tijeras Creek Golf Club
Laguna Woods Golf Club
Laguna Hills Mall
Saddleback Mem. Medical Center
Aliso Viejo Resort and Golf Club
San Diego Fwy
San Joaquin Hills Transportation Corridor
Newport Beach
Laguna Coast Wilderness Park
Art Institute of Southern California
Aliso Viejo
Laguna Hills
Las Flores
Soka University of America
Laguna Beach
The Center at Rancho Niguel
The Shops at Mission Viejo
Mission Regional Medical Ctr.
Saddleback College
Laguna Niguel/ Mission Viejo
Laguna Niguel Reg. Park
Laguna Niguel
Ladera Ranch
Rancho Mission Viejo
Aliso and Woods Reg. Park
El Niguel Country Club
Salt Creek Corridor Reg. Park
Marbella Country Club
San Juan Capistrano
Plaza Del Rio Shopping Center
Plaza Del Obispo Shopping Center
Dana Point
San Clemente
METROLINK
IE-OC/ORANGE COUNTY LINES
Santa Ana Fwy
Harvard Ave.
Culver Dr.
Irvine Center Dr.
Trabuco Rd.
Jeffrey Rd.
Sand Canyon Ave.
Portola Pkwy.
El Santiago Canyon Rd.
Irvine Blvd.
El Toro Rd.
Santa Margarita Pkwy.
Alton Pkwy.
University Dr.
Shady Canyon Rd.
Turtle Rock Dr.
Lake Forest Dr.
Muirlands Blvd.
Rockfield Blvd.
Los Alisos Blvd.
Jeronimo Rd.
Marguerite Pkwy.
Alicia Pkwy.
Laguna Canyon Rd.
Moulton Pkwy.
Aliso Creek Rd.
Glenwood Dr.
Aliso Viejo Pkwy.
La Paz Rd.
Oso Pkwy.
Olympiad Rd.
Antonio Pkwy.
Pacific Park Dr.
Crown Valley Pkwy.
Ortega Hwy.
Pacific Island Dr.
Nigel Rd.
Golden Lantern St.
Camino Del Avion
5
405
133
241
261
73
74
1
LOS ANGELES
ANAHEIM
LONG BEACH
SANTA ANA
Huntington Beach
Irvine
Lake Forest
Mission Viejo
Laguna Niguel
San Clemente
RIVERSIDE
Moreno Valley
Hemet
Lake Elsinore
Temecula
SANTA ROSA MTS.
CLEVELAND NATIONAL FOREST
Camp Pendleton Marine Corps Base
Oceanside
Vista
Carlsbad
Escondido
Encinitas
Poway
La Jolla
Santee
SAN DIEGO
El Cajon
Chula Vista
Whittier
Chino Hills
Banning
Pacific Ocean
Santa Catalina Island
San Clemente Island

A-3-36

MSC 2016-UBS12	The Orchard

Mortgage Loan No. 4 – The Orchard

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$61,000,000			Location:	Lake Forest, CA 92630
Cut-off Date Balance(1):	$60,911,639			General Property Type:	Retail
% of Initial Pool Balance:	7.4%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Schottenstein Realty LLC			Year Built/Renovated:	1972, 2006 / N/A
Mortgage Rate:	3.9700%			Size:	280,644 SF
Note Date:	10/17/2016			Cut-off Date Balance per SF(1):	$359
First Payment Date:	12/1/2016			Maturity Date Balance per SF(1):	$286
Maturity Date:	11/1/2026			Property Manager:	Schottenstein Property Group LLC
Original Term to Maturity	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI(4):	$8,093,342
Seasoning:	1 month			UW NOI Debt Yield(1):	8.0%
Prepayment Provisions:	LO (24); YM1 (89); O (7)			UW NOI Debt Yield at Maturity(1):	10.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.35x
Additional Debt Type(2):	Pari Passu			Most Recent NOI:	$7,827,767 (6/30/2016 TTM)
Additional Debt Balance(2):	$39,942,058			2nd Most Recent NOI:	$7,857,115 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$7,487,711 (12/31/2014)
Reserves(3)				Most Recent Occupancy(5):	97.6% (8/24/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.0% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	99.8% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$148,000,000 (9/1/2016)
Recurring Replacements:	$0	$3,508	$84,193	Cut-off Date LTV Ratio(1):	68.1%
TI/LC:	$0	$14,734	$353,611	Maturity Date LTV Ratio(1):	54.3%
Environmental Escrow	$420,000	Springing	N/A

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$101,000,000	99.8%	Loan Payoff:	$100,000,000	98.8%
Borrower Equity:	$250,693	0.2%	Closing Costs:	$830,693	0.8%
			Reserves:	$420,000	0.4%
Total Sources:	$101,250,693	100.0%	Total Uses:	$101,250,693	100.0%

(1)	The Orchard Mortgage Loan is part of The Orchard Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $101,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Orchard Whole Loan.

(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	UW NOI reflects rent steps through September 30, 2017 totaling $398,706, as well as 9,722 SF leased to three new tenants in 2016 that include Carter’s, Diced and Fantastic Sam’s.

(5)	Most Recent Occupancy as of August 24, 2016 includes 1,568 SF of space leased to Vintage Vapors. The Vintage Vapors lease expired July 14, 2016, but the tenant remained in occupancy on a month-to-month basis. Vintage Vapors has been underwritten as vacant. The occupancy exclusive of the Vintage Vapors space is 97.0%

The Mortgage Loan. The fourth largest mortgage loan (the “The Orchard Mortgage Loan”) is part of a whole loan (the “The Orchard Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $101,000,000, all of which are secured by a first priority fee mortgage encumbering an anchored retail property known as The Orchard (the “The Orchard Property”). Promissory Note A-1, with an original principal balance of $61,000,000 represents The Orchard Mortgage Loan, and will be included in the MSC 2016-UBS12 Trust. Promissory Note A-2 and Promissory Note A-3, in the aggregate original principal balance of $40,000,000 (“The Orchard Serviced Pari Passu Companion Loan”) is expected to be included in the MSC 2016-BNK2 Trust. The Orchard Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust, and from and after the closing of the MSC 2016-UBS12 transaction, will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of The Orchard Whole Loan were primarily used to refinance a previous loan of approximately $100,000,000, pay closing costs and fund upfront reserves. The previous mortgage loan secured by The Orchard Property was included in the JPMCC 2007-LDPX transaction.

The Borrower and the Sponsors. The borrower is Orchard Lake Forest CA LP, a California limited partnership (the “The Orchard Borrower”). It is owned 99% by Schottenstein Realty LLC, as limited partner, and 1% by Orchard Lake Forest CA SRL LLC, its general partner. Both the general and limited partners are Delaware limited liability companies, and the general partner has two independent directors. Legal counsel to The Orchard Borrower delivered a non-consolidation opinion in connection with the origination of The Orchard Whole Loan. Orchard Lake Forest CA SRL LLC is owned 100%

A-3-37

MSC 2016-UBS12	The Orchard

by Schottenstein Realty LLC. Schottenstein Realty LLC is owned 6.6% by various members of the Schottenstein family, 68.25% by various trusts for the benefit of members of the Schottenstein family of which Jay L. Schottenstein is currently the trustee, and 25.15% by various trusts for the benefit of the Schottenstein family with other persons or entities as trustee. Schottenstein Realty LLC is the non-recourse carveout guarantor for The Orchard Whole Loan.

Schottenstein Realty LLC is an owner, operator, acquirer and redeveloper of community and neighborhood shopping centers throughout the United States predominantly anchored by national retailers. The Chairman and Chief Executive Officer, Jay L. Schottenstein, has led the Schottenstein companies since 1993 and has more than 30 years of experience in the retail and real estate industries.

As of June 30, 2016, Schottenstein Realty LLC owns interests in 90 operating properties in 24 states with approximately 11.7 million SF of GLA, which are 96.4% occupied. It owns 81 consolidated retail properties with approximately 9.9 million SF of GLA and joint venture interests in 8 unconsolidated retail properties with approximately 1 million SF of GLA.

The Property. The Orchard Property is a 280,644 SF anchored retail center located in Lake Forest, California, within Orange County, approximately 10 miles south of Irvine, California. Built in 1972 and 2006, The Orchard Property consists of 23 single-story buildings, is situated on a 22-acre site along El Toro Road and features 1,366 parking spaces (4.9 spaces per 1,000 SF). As of August 24, 2016, The Orchard Property was 97.6% leased by a mix of 45 national and local retail and restaurant tenants. The Orchard Property is anchored by Ralphs Grocery (55,105 SF), HomeGoods (25,000 SF), Staples (20,000 SF), PetSmart (20,000 SF) and Goodwill (18,800 SF), which comprise 49.5% of total NRA. Other major tenants include Pier 1 Imports, Ulta Beauty and Carter’s, as well as a mix of local and regional restaurant tenants. Outside of the top five tenants, no other individual tenant comprises more than 4.4% of NRA or 6.1% of underwritten rent.

Major Tenants.

Ralphs Grocery (55,105 SF, 19.6% of NRA, 17.2% of underwritten rent). Ralphs Grocery occupies 55,105 SF under a lease that commenced June 22, 2007 and expires June 30, 2027, with four 5-year extension options and no termination options. Ralphs Grocery is a subsidiary of The Kroger Co., a Cincinnati-based regional grocery chain. As of January 30, 2016, Kroger operated 2,778 retail food stores, 1,387 fuel centers, 784 convenience stores and 323 fine jewelry stores.

HomeGoods (25,000 SF 8.9% of NRA, 5.0% of underwritten rent). HomeGoods occupies 25,000 SF under a lease that commenced October 16, 2005, and expires October 31, 2020 with three five-year extension options and no termination options. HomeGoods is a retailer of an array of home fashions, including home basics, giftware, accent furniture, lamps, rugs, wall décor, seasonal items and decorative accessories. HomeGoods is a division of TJX Companies, Inc. TJX is a retailer of apparel and home fashions. The company operates approximately 2,587 stores in the U.S. and internationally under a number of different names including HomeGoods, T.J. Maxx, Marshalls, and Sierra Trading Post. TJX operates 526 HomeGoods stores.

Staples (20,000 SF, 7.1% of NRA, 6.5% of underwritten rent). Staples occupies 20,000 SF under a lease that commenced November 18, 2006 and expires November 30, 2021 with three, five-year extension options and no termination options. Staples is an office supply retailer, offering supplies, technology, business services and business to business deliveries. As of January 30, 2016, Staples operated approximately 1,302 retail stores in the U.S. and 305 stores in Canada.

PetSmart (20,000 SF, 7.1% of NRA, 6.2% of underwritten rent). PetSmart occupies 20,000 SF under a lease that commenced October 17, 2005 and expires October 31, 2020 with three, five-year extension options and no termination options. PetSmart is a specialty retailer offering pet-related products and services. As of October 20, 2016, it operated 1,477 pet stores and 203 in-store PetSmart PetsHotel dog and cat boarding facilities in the United States, Canada, and Puerto Rico.

A-3-38

MSC 2016-UBS12	The Orchard

The following table presents a summary regarding the largest tenants at The Orchard Property.

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	% of Collateral SF	Annual UW Rent	% of Annual UW Rent	Annual UW Rent PSF(3)	Most Recently Reported Sales		Occ. Cost %(4)	Lease Expiration
							$	PSF
Anchor/Major Tenants
Ralphs Grocery(5)	BBB/Baa1/BBB	55,105	19.6%	$1,466,895	17.2%	$26.62	$23,098,676	$419	7.0%	6/30/2027
HomeGoods(6)	NR/A2/A+	25,000	8.9%	$430,000	5.0%	$17.20	$10,610,850	$424	6.0%	10/31/2020
Staples(7)	BB+/Baa2/BBB-	20,000	7.1%	$556,600	6.5%	$27.83	N/A	N/A	N/A	11/30/2021
PetSmart(8)	NR/B3/B+	20,000	7.1%	$532,400	6.2%	$26.62	$6,543,693	$327	10.7%	10/31/2020
Goodwill(9)	NR/NR/NR	18,800	6.7%	$398,372	4.7%	$21.19	$3,740,010	$199	14.4%	6/30/2019
Anchor/Major Tenants		138,905	49.5%	$3,384,267	39.7%	$24.36

Other Tenants		133,359	47.5%	$5,137,812	60.3%	$38.53
Vacant Space		8,380	3.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		280,644	100.0%	$8,522,079	100.0%	$31.30

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Occ Cost % is based on the contractual rent as of the August 24, 2016 rent roll and Underwritten Reimbursements divided by most recently reported sales.

(5)	Most Recently Reported Sales reflect the 12 month period ending December 31, 2015.

(6)	Most Recently Reported Sales reflect the 12 month period ending January 31, 2016.

(7)	Staples does not report sales.

(8)	Most Recently Reported Sales reflect the 12 month period ending January 31, 2015.

(9)	Most Recently Reported Sales and Occupancy Cost are as of Goodwill’s fiscal year end of September 30, 2016 and reflect annualized 10 months’ sales data.

The following table presents historical sales information for the anchor tenants at The Orchard Property:

Historical Sales Summary(1)
	3rd Most Recent Reported Sales			2nd Most Recent Reported Sales			Most Recent Reported Sales
Tenant	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)	Sales ($)	Sales (PSF)	Occ. Cost(2)
Ralphs Grocery(3)	$20,101,294	$365	8.0%	$21,322,624	$387	7.5%	$23,098,676	$419	7.0%
HomeGoods(4)	$8,468,619	$339	7.5%	$9,661,833	$386	6.6%	$10,610,850	$424	6.0%
Staples(5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
PetSmart(6)	$5,815,153	$291	12.1%	$5,966,921	$298	11.8%	$6,543,693	$327	10.7%
Goodwill(7)	$3,766,192	$200	14.3%	$3,867,192	$206	14.0%	$3,740,010	$199	14.4%
Total/Wtd. Avg.(8)	$38,151,258	$321	9.6%	$40,818,570	$343	9.1%	$43,993,229	$370	8.6%

(1)	Information is based on the underwritten rent roll.

(2)	Occ Cost % is based on the contractual rent as of the August 24, 2016 rent roll and Underwritten Reimbursements divided by the respective year’s reported sales.

(3)	With respect to Ralphs Grocery, tenant sales information represents 12 month periods ending December 31, 2013, 2014 and 2015, respectively.

(4)	With respect to HomeGoods, tenant sales information represents 12 month periods ending January 31, 2014, 2015 and 2016, respectively.

(5)	Staples does not report sales

(6)	With respect to PetSmart, tenant sales information represents 12 month periods ending January 31, 2013, 2014 and 2015, respectively.

(7)	With respect to Goodwill, tenant sales information represents 12 month periods ending September 30, 2014 and 2015. Most Recently Reported Sales reflects annualized 10 months’ sales data.

(8)	Total and Wtd. Avg. Sales, Sales PSF and Occupancy Cost exclude Staples.

A-3-39

MSC 2016-UBS12	The Orchard

The following table presents certain information relating to the lease rollover at The Orchard Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	1	1,499	0.5%	0.5%	$100,845	$67.28	1.2%	1.2%
2017	9	19,469	6.9%	7.5%	$1,021,566	$52.47	12.0%	13.2%
2018	4	6,678	2.4%	9.9%	$305,182	$45.70	3.6%	16.8%
2019	6	32,350	11.5%	21.4%	$758,875	$23.46	8.9%	25.7%
2020	6	64,098	22.8%	44.2%	$1,517,562	$23.68	17.8%	43.5%
2021	5	32,031	11.4%	55.6%	$1,244,722	$38.86	14.6%	58.1%
2022	4	36,123	12.9%	68.5%	$1,278,169	$35.38	15.0%	73.1%
2023	1	1,725	0.6%	69.1%	$73,520	$42.62	0.9%	73.9%
2024	1	1,301	0.5%	69.6%	$57,413	$44.13	0.7%	74.6%
2025	2	3,863	1.4%	71.0%	$146,046	$37.81	1.7%	76.3%
2026	3	9,722	3.5%	74.4%	$357,683	$36.79	4.2%	80.5%
2027 & Beyond	2	63,405	22.6%	97.0%	$1,660,495	$26.19	19.5%	100.0%
Vacant	0	8,380	3.0%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	44	280,644	100.0%		$8,522,079	$31.30	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Orchard Property is situated at the southeast corner of El Toro Road and Rockfield Boulevard in the city of Lake Forest, California, approximately 10 miles southeast of Irvine, California and approximately 45 miles southeast of downtown Los Angeles. The Orchard Property is part of a large retail center located at the intersection of El Toro Road and Rockfield Boulevard. The Orchard Property is located approximately one half mile east of Interstate 5, the primary north/south arterial through Orange County, providing access to Los Angeles to the north and San Diego to the south. Interstate 5 intersects with El Toro Road, which serves as a primary east/west arterial through the South Orange County submarket. According to the appraisal, the El Toro Road-Rockfield Boulevard intersection experiences average daily traffic counts of 135,000 and Interstate 5 has average daily traffic counts of 366,000.

The neighborhood surrounding The Orchard Property is comprised of a mix of commercial and retail development along El Toro Road and is surrounded by residential and multifamily development. According to a third party market research report, The Orchard Property is located in the South Orange County retail submarket. As of the second quarter of 2016, the South Orange County retail submarket had an overall vacancy rate of 4.3% and an average asking annual lease rate of $37.81 PSF compared to the overall Orange County retail market with an overall vacancy rate of 5.1% and an average asking annual lease rate of $32.84 PSF. According to a third party market research report, the South Orange County retail submarket contains approximately 9.4 million square feet of inventory, accounting for approximately 23.1% of the overall Orange County retail market.

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MSC 2016-UBS12	The Orchard

The appraisal identified a primary trade area of up to a three-mile radius around The Orchard Property and a secondary trade area up to a five-mile radius around The Orchard Property. A summary of demographics in the primary and secondary trade areas compared to Orange County is presented below.

Statistic	1-mile Radius	3-mile Radius	5-mile Radius	Orange County
Population
2000	21.968	146,187	266,593	2,846,233
2015	23,488	153,706	304,967	3,188,896
2020 (projected)	23,594	154,292	312,834	3,269,307
% Increase 2000-2015	0.45%	0.33%	0.90%	0.76%
% Increase 2015-2020 (projected)	0.09%	0.08%	0.51%	0.50%

Average Household Income
2015	$80,625	104,860	119,487	108,987
2020 (projected)	$95,224	121,200	138,183	126,917
% Increase 2015-2020 (projected)	3.38%	2.94%	2.95%	3.09%

Number of Households
2000	8,577	56,398	100,993	935,113
2015	9,044	59,435	117,180	1,062,559
2020 (projected)	9,106	59,650	120,582	1,094,494
% Increase 2000-2015	0.35%	0.35%	1.00%	0.86%
% Increase 2015-2020 (projected)	0.14%	0.07%	0.57%	0.59%

Source: Appraisal

The following table presents competitive retail properties with respect to The Orchard Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject
The Orchard	Anchored Retail	1972,2006/N/A	280,644	97.6%(1)	Ralphs Grocery, HomeGoods, Staples, PetSmart, Goodwill	N/A
Twin Peaks Plaza	Neighborhood Center	1999/2004	265,000	98.0%	Smart & Final, Crunch Fitness, Bevmo	1 Block
The Arbor	Neighborhood Center	2001/N/A	182,509	96.0%	Home Depot	1 Block
Hunter Court	Neighborhood Center	1997/N/A	122,540	98.0%	Petco, Ross, CVS	1 Block
Lake Forest Marketplace	Neighborhood Center	1967/1998	110,448	97.0%	99 Cent Store, Guitar Center	2 Blocks
Oakbrook Village	Neighborhood Center	1980/2015	106,386	97.0%	Marshalls, Trader Joes, Woody’s Diner, El Torito	0.8 miles
Total/Wtd. Avg.			1,067,527	97.0%

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

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MSC 2016-UBS12	The Orchard

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Orchard Property:

Cash Flow Analysis
	2013	2014	2015	6/30/2016 TTM	UW	UW PSF
Base Rent	$7,888,225	$8,004,253	$8,241,187	$8,155,540	$8,895,008(1)	$31.69
Total Recoveries	$1,906,108	$1,929,710	$2,032,092	$2,210,170	$2,248,488	$8.01
Other Income	$13,795	$12,354	$7,324	$3,626	$0	$0.00
Less Vacancy & Credit Loss	$5,554	($20,122)	($36,806)	($68,645)	($557,175)	($1.99)
Effective Gross Income	$9,813,682	$9,926,195	$10,243,797	$10,300,691	$10,586,321	$37.72
Total Expenses	$2,456,956	$2,438,484	$2,386,682	$2,472,924	$2,492,979	$8.88
Net Operating Income	$7,356,726	$7,487,711	$7,857,115	$7,827,767	$8,093,342	$28.84
Capital Expenditures	$0	$0	$0	$0	$56,129	0.20
TI/LC	$0	$0	$0	$0	$263,020	$0.94
Net Cash Flow	$7,356,726	$7,487,711	$7,857,115	$7,827,767	$7,774,194	$27.70

Occupancy %	98.9%	99.8%	98.0%	96.6%	95.0%(2)
NOI DSCR(3)	1.28x	1.30x	1.36x	1.36x	1.40x
NCF DSCR(3)	1.28x	1.30x	1.36x	1.36x	1.35x
NOI Debt Yield(3)	7.3%	7.4%	7.8%	7.8%	8.0%
NCF Debt Yield(3)	7.3%	7.4%	7.8%	7.8%	7.7%

(1)	Underwritten Rent is based on the rent roll dated August 24, 2016 and includes rent steps through September 30, 2017 totaling $398,706.

(2)	The Underwritten Occupancy of 95.0% is below the current occupancy of 97.6%, as of the August 24, 2016 rent roll, and below the occupancy of 97.0% per the underwritten rent roll, which excludes 1,568 SF leased to Vintage Vapors.

(3)	Debt service coverage ratios and debt yields are based on The Orchard Whole Loan.

Escrows and Reserves. The Orchard Whole Loan documents provide for upfront reserves in the amount of $420,000 in connection with the costs of continued remedial activities related to (i) seeking environmental compliance and case closure regarding a site formerly leased to a dry cleaner tenant and (ii) continued subsurface assessments of the current and former in-ground hoists located at a site defined in the Orchard Whole Loan documents as the Firestone Facility (together the “Remedial Actions”). If The Orchard Borrower has not completed the Remedial Actions by the fifth anniversary of the loan closing date, The Orchard Borrower is required to deposit into such reserve the estimated cost to complete the Remedial Actions during the remaining loan term.

During the continuance of a Tax Trigger Period (defined below), The Orchard Borrower is required to escrow monthly 1/12th of the annual estimated real estate tax payments. During the continuance of an Insurance Trigger Period, The Orchard Borrower is required to escrow monthly 1/12th of the annual estimated insurance premiums (unless The Orchard Borrower maintains an acceptable blanket policy). On each payment date, The Orchard Borrower is required to make monthly deposits equal to $3,508.05 into an escrow for replacements and repairs; provided that no such deposit is required to be made to the extent it would cause the amount on deposit in such escrow to exceed $84,193. On each payment date, The Orchard Borrower is required to make monthly deposits equal to $14,733.81 into an escrow account for tenant improvements and leasing commissions (the “Rollover Reserve”); provided that no such deposit is required to be made to the extent it would cause the amount on deposit in the Rollover Reserve to exceed $353,611.

A “Tax Trigger Period” is a period (i) commencing upon (A) the failure of the Schottenstein Condition to remain satisfied, (B) the commencement of a Cash Sweep Event Period (as defined below), (C) the failure of any real estate taxes to be paid on or prior to the date the same are due (unless then being contested in accordance with the terms of The Orchard Whole Loan documents), (D) The Orchard Borrower fails to provide evidence of payment of real estate taxes within ten days following the date due, or (E) the occurrence of a monetary event of default under The Orchard Whole Loan; and (ii) ending (v) upon the full repayment of The Orchard Whole Loan, (w) if commenced under clause (B), the expiration of all Cash Sweep Event Periods, (x) if commenced under clause (C), such taxes are paid in full within ten days following written notice from the lender, (y) if commenced under clause (D), such evidence is provided to the lender within ten days following written notice from the lender, and (z) if commenced under clause (E), the cure of such monetary event of default is accepted by the lender in its sole discretion.

An “Insurance Trigger Period” is a period (i) commencing upon (A) the failure of the Schottenstein Condition to remain satisfied, (B) the commencement of a Cash Sweep Event Period, (C) the failure of any insurance premiums to be paid on or prior to the date the same are due or The Orchard Borrower fails to provide the lender with evidence of payment of such premiums and copies of the required ACORD certificates evidencing the insurance policies as required under The Orchard Whole Loan documents, (D) any insurance policy fails to satisfy the terms and conditions of The Orchard Whole Loan documents, or (E) the occurrence of a monetary event of default under The Orchard Whole Loan; and (ii) ending (w) upon the full repayment of The Orchard Whole Loan, (x) if commenced under clause (B), the expiration of all Cash Sweep Event Periods, (y) if commenced under clause (C) or (D), delivery to the lender of evidence of payment of the applicable insurance premiums, certificates evidencing the applicable insurance policies, or evidence that all insurance policies comply with the relevant terms and conditions of The Orchard Whole Loan documents (as applicable) within ten days following written notice from the lender, and (z) if commenced under clause (E), the cure of such monetary event of default is accepted by the lender in its sole discretion.

The Orchard Whole Loan documents provide that cures under clauses (ii) (x) or (y) of the definition of Tax Trigger Period and under clause (ii) (y) of the definition of Insurance Trigger Period may not occur (in the aggregate) more than four times during the term of The Orchard Whole Loan.

The “Schottenstein Condition” means that the Schottenstein Family owns, directly or indirectly, at least 51% of The Orchard Borrower and controls The Orchard Borrower and the general partner or managing member of The Orchard Borrower.

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MSC 2016-UBS12	The Orchard

The “Schottenstein Family” means any of: (i) Jay L. Schottenstein, Joseph Schottenstein, Jonathan Schottenstein, Jeffrey Schottenstein, Susan S. Diamond or Ann S. Deshe, or their respective spouses and lineal descendants, including their children or grandchildren; (ii) any trusts or entities of which any of such persons are the sole beneficiaries or which are entirely owned or controlled (directly or indirectly) by any such persons (or majority-owned and controlled, so long as the persons set forth in clauses (i) and (ii) above continue to own directly or indirectly 51% or more of, and control, The Orchard Borrower) or (iii) a private or public real estate investment trust sponsored and controlled by one or more of the persons set forth in clauses (i) and (ii) above.

A “Cash Sweep Event Period” means the period:

(i) commencing upon a monetary event of default under The Orchard Whole Loan and ending upon the acceptance by the lender, in its sole discretion, of a cure of such monetary event of default, or

(ii) commencing upon a voluntary bankruptcy of The Orchard Borrower and/or the non-recourse carveout guarantor that has not been dismissed, settled or cured within 180 days, or if a voluntary bankruptcy of the guarantor, the guarantor is not replaced with a guarantor meeting the requirements of The Orchard Whole Loan documents and reasonably satisfactory to the lender within 30 days of written demand, and ending upon any voluntary bankruptcy of The Orchard Borrower and/or guarantor, as applicable, being settled and cured and The Orchard Borrower and/or guarantor, as applicable, has emerged from bankruptcy, or

(iii) commencing upon (except as described below) the debt service coverage ratio on The Orchard Whole Loan being less than 1.15 to 1.00 for twelve consecutive calendar months and ending on the date that the debt service coverage ratio on The Orchard Whole Loan equals or exceeds 1.20 to 1.00 for the immediately preceding twelve consecutive calendar months, or

(iv) commencing upon (except as described below) the downgrade of The Kroger Company (“Kroger”) (the parent company of Ralphs Grocery Company (“Ralph’s Grocery”)) to a non-investment grade rating by any nationally recognized credit rating agency and ending upon the credit rating of Kroger being reaffirmed to be at least investment grade or higher by the national credit rating agency which had downgraded Kroger, and Ralph’s Grocery is in occupancy of its space, open for business and paying full contractual rent under its lease.

(v) commencing if The Orchard Borrower has failed to deposit with the lender either cash or a letter of credit in the amount of $551,050 within 10 business days following written notice at such time as Ralph’s Grocery has ceased paying rent beyond any applicable offset, grace or cure periods allowed under its lease and ending upon either (1) Ralph’s Grocery has commenced payment of rent in accordance with its lease, (2) 80% or more of the Ralph’s Grocery space has been re-leased at then market rents (as reasonably determined by The Orchard Borrower) and the related tenants are in occupancy, open for business and paying full contractual rent, or (3) the amount of funds which have been swept into the Rollover Reserve as a result of the foregoing event equals $551,050 (reduced by funds in the Cash Sweep Reserve, so long as no Cash Sweep Event Period exists other than under this clause (v)) (the “Ralphs Rent Reserve Cap”). The Orchard Borrower may avoid a Cash Sweep Event Period under this clause (v) by posting cash or a letter of credit in the amount of $551,050.

Notwithstanding the above, The Orchard Whole Loan documents provide that no Cash Sweep Event Period will commence under clause (iii) or clause (iv) above so long as The Orchard Property is majority owned and controlled by the Schottenstein Family and the non-recourse carveout guarantor is either Schottenstein Realty LLC or an acceptable replacement guarantor meeting the requirements of The Orchard Whole Loan documents that is majority owned and controlled by the Schottenstein Family.

Lockbox and Cash Management. A hard lockbox is in place with respect to The Orchard Whole Loan. The Orchard Whole Loan has springing cash management (i.e., The Orchard Whole Loan has cash management only after the initial occurrence and during the continuance of a Cash Sweep Event Period). Provided a Cash Sweep Event Period is not continuing, funds in the lockbox account are required to be swept to an account designated by The Orchard Borrower. Upon the occurrence of a Cash Sweep Event Period, The Orchard Borrower is required to cooperate to establish and maintain a cash management account, and, during the continuance of a Cash Sweep Event Period, funds in the lockbox account are required to be transferred on each business day to the cash management account. During the continuance of a Cash Sweep Event Period, funds in the cash management account are required to be applied on each monthly payment date to pay debt service on The Orchard Whole Loan, to fund the required reserves deposits as described above under “Escrows and Reserves”, to disburse the monthly operating expenses referenced in the approved annual budget in accordance with the approved annual budget, if any, and extraordinary operating expenses approved by the lender, and to disburse the remainder (i) if a Cash Sweep Event Period is in effect under clause (v) of the definition of “Cash Sweep Event Period” above, into an account to be held by the lender as additional security for The Orchard Whole Loan during the continuance of a Cash Sweep Event Period (the “Cash Sweep Reserve”) until the funds therein equal the Ralphs Rent Reserve Cap, and (ii) any remainder into the Cash Sweep Reserve.

During a Cash Sweep Event Period, provided no monetary event of default is then continuing under The Orchard Whole Loan, The Orchard Borrower is permitted to use funds on deposit in the Cash Sweep Reserve for re-leasing expenses, tenant improvements, leasing commissions, capital expenditures, operating expenses and debt service payments.

Additional Secured Indebtedness (not including trade debts). The Orchard Property also secures The Orchard Serviced Pari Passu Companion Loan, which has a Cut-off Date principal balance of $39,942,058 and is expected to be included in the MSC 2016-BNK2 Trust. The Orchard Serviced Pari Passu Companion Loan accrues interest at the same rate as The Orchard Mortgage Loan. The Orchard Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with The Orchard Serviced Pari Passu Companion Loan. The holders of The Orchard Mortgage Loan and The Orchard Serviced Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on The Orchard Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Orchard Borrower is required to obtain all risk and business income insurance against acts of terrorism to the extent such insurance is available in an amount determined by the lender but in no event more than the full replacement cost of The Orchard Property and twelve months of business interruption insurance; provided that if the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, extension or reauthorization thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts of terrorism, the lender is required to accept terrorism insurance with coverage against “covered acts” within the meaning of TRIPRA. If TRIPRA is not in effect, The Orchard Borrower is not

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MSC 2016-UBS12	The Orchard

required to pay insurance premiums with respect to such terrorism insurance in excess of the Terrorism Cap (defined below), and if the cost of terrorism insurance exceeds the Terrorism Cap, The Orchard Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap. “Terrorism Cap” means two times the amount of the then-current annual insurance premiums payable by The Orchard Borrower for the all risk and business income insurance required under The Orchard Whole Loan documents (excluding the terrorism components of such insurance premiums).

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A-3-45

MSC 2016-UBS12	The Falls

Mortgage Loan No. 5 – The Falls

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MSC 2016-UBS12	The Falls

Mortgage Loan No. 5 – The Falls

A-3-47

MSC 2016-UBS12	The Falls

Mortgage Loan No. 5 – The Falls

A-3-48

MSC 2016-UBS12	The Falls

Mortgage Loan No. 5 – The Falls

The Falls
8888 Southwest 136th Street
Miami, FL 33176
Doral
Miami International Airport
Dolphin Mall
Miami Intl. Mall
Dolphin Expwy
Downtown Miami 3 miles
Melreese Golf Course
NW 12th St
NW 7th St
Fontainebleau Golf Course
Mall of the Americas
Flagler Corporate Center
Flagler Park Plaza
Flagler Dog Track
Flagami
W Flagler St
MIAMI
Little Havana
Shenandoah
SW 8th St
Florida International University
Tamiami
Tamiami Park
Fair & Expo Center
Coral Way
SW 16th St
SW 24th St
SW 32nd St
SW 40th St
SW 42nd St
SW 48th St
SW 56th St
West Miami
Miami Children's Hospital
Coral Gables
Miracle Center
Westchester
Westchester General Hospital
Palmetto Expwy
Biltmore Golf Course
Village of Merrick Park
Coconut Grove
Coco Walk
Bird Rd
Blue Rd
Doctors Hospital
University of Miami
Miami-Dade County Tropical Park
Florida's Turnpike
Lindgren Rd
NW 127th Ave
SW 127th Ave
SW 117th Ave
SW 107th Ave
SW 102nd Ave
SW 97th Ave
SW 92nd Ave
SW 87th Ave
SW 72nd Ave
SW 67th Ave
SW 57th Ave
SW 37th Ave
S Red Rd
Granada Blvd
Le Jeune Rd
S Dixie Hwy
METRORAIL
MIAMI-DADE COUNTY
Miccosukee Golf and Country Club
Sunset Dr
SW 72nd St
South Miami
South Miami Hospital
The Shops at Sunset Place
Maynada St
Old Cutler Rd
Don Shula Expwy
Kendale Lakes
Kendall Village Center
Palms At Town & Country
SW 80th St
SW 88th St
Dadeland Mall
Dadeland Plaza
Baptist Hospital of Miami
Calusa Country Club
Shops of Kendall
Miami Dade College-Kendall Campus
Killian Greens Golf Club
Killian Dr
SW 104th St
Matheson Hammock Park
SW 112th St
Kendall
SW 120th St
Florida State Preservation Area
Biscayne Bay
Kendall-Tamiami Airport
Kendall Breeze Shopping Center
SW 128th St
Pinecrest
SW 136th St
Fairchild Tropical Garden
Chapman Field Park
SW 144th St
Deering Bay Country Club
Deerwood Town Center
SW 152nd St
Palmetto Golf Course
Deering Estate
Univ. of Miami South Campus
Richmond Hts.
Palmetto Bay
SW 168th St
Zoo Miami
SW 184th St
South Miami Heights
Quail Roost Dr
Caribbean Blvd
Cutler Bay
Southland Mall
SW 216th St
Goulds
Black Point Park
SW 232nd St
Princeton
Miramar
Miami Lakes
Miami Gardens
North Miami Beach
Aventura
Golden Glades
North Miami
Opa-Locka
Bal Harbour
Medley
Hialeah
Hialeah Gardens
MIAMI BEACH
Atlantic Ocean
Westchester
West Miami
Coral Gables
South Miami
Kendall
Richmond Heights
Palmetto Bay
Cutler Bay
Key Biscayne

A-3-49

MSC 2016-UBS12	The Falls

Mortgage Loan No. 5 – The Falls

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$45,500,000			Location:	Miami, FL 33176
Cut-off Date Balance(1):	$45,500,000			General Property Type:	Retail
% of Initial Pool Balance:	5.5%			Detailed Property Type:	Regional Lifestyle Center
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Simon Property Group, L.P.			Year Built/Renovated:	1980/1996
Mortgage Rate:	3.4500%			Size:	839,507 SF
Note Date:	8/15/2016			Cut-off Date Balance per SF(1):	$179
First Payment Date:	10/1/2016			Maturity Date Balance per SF(1):	$179
Maturity Date:	9/1/2026			Property Manager:	Simon Management Associates II, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI(5):	$18,425,787
Seasoning:	3 months			UW NOI Debt Yield(1):	12.3%
Prepayment Provisions(2):	LO (27); DEF (86); O (7)			UW NOI Debt Yield at Maturity(1):	12.3%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	3.36x
Additional Debt Type(3):	Pari Passu			Most Recent NOI:	$18,892,960 (5/31/2016 TTM)
Additional Debt Balance(3):	$104,500,000			2nd Most Recent NOI:	$18,760,813 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$18,192,092 (12/31/2014)
Reserves(4)				Most Recent Occupancy(5):	97.5% (6/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	96.8% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	96.9% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$305,000,000 (7/14/2016)
Recurring Replacements:	$0	Springing	$335,803	Cut-off Date LTV Ratio(1):	49.2%
TI/LC:	$0	Springing	$2,098,768	Maturity Date LTV Ratio(1):	49.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$150,000,000	100.0%	Loan Payoff:	$102,791,929	68.5%
			Closing Costs:	$983,418	0.7%
			Return of Equity:	$46,224,653	30.8%
Total Sources:	$150,000,000	100.0%	Total Uses:	$150,000,000	100.0%

(1)	The Falls Mortgage Loan is part of The Falls Whole Loan, which is comprised of four pari passu promissory notes with an aggregate principal balance of $150,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising The Falls Whole Loan.

(2)	Defeasance is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last The Falls Whole Loan promissory note to be securitized and (b) October 1, 2019.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	Includes A’Gaci (7,559 SF), which has a lease out for signature. We cannot assure you that A’Gaci will take occupancy or begin paying rent as anticipated. Occupancy excluding A’Gaci is 96.6%.

The Mortgage Loan. The fifth largest mortgage loan (“The Falls Mortgage Loan”) is part of a whole loan (“The Falls Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $150,000,000, all of which are secured by a first priority fee mortgage encumbering an 839,507 SF regional lifestyle center known as The Falls in Miami, Florida (“The Falls Property”). Promissory Note A-1, in the original principal amount of $45,500,000, represents The Falls Mortgage Loan and will be included in the MSC 2016-UBS12 Trust. Promissory Notes A-2, A-3 and A-4, in the aggregate original principal amount of $104,500,000, collectively represent the serviced companion loans (“The Falls Serviced Pari Passu Companion Loans”). The Falls Serviced Pari Passu Companion Loans, represented by Promissory Note A-2 and Promissory Note A-3, in the aggregate original principal amount of $34,500,000, are currently held by the WFCM 2016-NXS6 securitization trust. The Falls Serviced Pari Passu Companion Loan, represented by Promissory Note A-4, in the original principal amount of $70,000,000, is currently held by the GSMS 2016-GS3 securitization trust. The Falls Whole Loan is currently being serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2016-NXS6 transaction, and from and after the closing of the MSC 2016-UBS12 transaction will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of The Falls Whole Loan were primarily used to refinance a previous mortgage loan secured by The Falls Property in the principal amount of $102,791,929, to pay closing costs and to return equity to the sponsor.

A-3-50

MSC 2016-UBS12	The Falls

The Borrower and the Sponsor. The borrower is The Falls Shopping Center Associates LLC (“The Falls Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of The Falls Whole Loan is Simon Property Group, L.P. (“The Falls Sponsor”). Simon Property Group, L.P. the operating partnership of Simon Property Group, Inc. (“Simon”), is a publicly traded (S&P 100; NYSE: SPG) real estate investment trust headquartered in Indianapolis, Indiana focused on retail real estate ownership, management and development. As of June 30, 2016, Simon owned or held an interest in 207 properties in the United States, including 108 malls, 71 premium outlets, 14 mills, four lifestyle centers and 10 other retail properties within 37 states and Puerto Rico. Internationally, as of June 30, 2016, Simon has ownership interests in nine Premium Outlets in Japan, three Premium Outlets in South Korea, two Premium Outlets in Canada, one Premium Outlet in Mexico and one Premium Outlet in Malaysia. According to Simon’s 2015 Annual Report, Simon reported total assets of approximately $30.7 billion, equity of approximately $5.2 billion and liquidity of approximately $701.1 million. Simon has an investment grade credit rating of A/A3/A by Fitch, Moody’s and S&P Global Rating Services, respectively.

The Falls Whole Loan will be recourse to The Falls Sponsor pursuant to standard carve-outs. However, the guaranty and the environmental indemnity agreement provide that The Falls Sponsor’s liability may not exceed $30.0 million in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder. The Falls Sponsor is also a sponsor of the borrower under the mortgage loan identified on Annex A-1 to the Preliminary Prospectus as Wolfchase Galleria.

The Property. The Falls Property consists of The Falls Borrower’s fee interest in an open-air, single-story, regional lifestyle center situated on a 61.6-acre site located in Miami, Florida. The Falls Property is located off US Highway 1 (Dixie Highway), approximately 2.8 miles east of the Florida Turnpike and approximately 13.0 miles southwest of the Miami central business district. Built in 1980, The Falls Property contains approximately 839,507 SF of retail space and is considered one of the largest open-air shopping centers in the United States. The Falls Property contains covered walkways surrounded by a one-million-gallon waterscape and lush tropical foliage. Amenities at The Falls Property include mobile device charging stations, a Ticketmaster booth at guest services, valet parking and free Wi-Fi.

Anchor tenants at The Falls Property include Macy’s (230,000 SF), Bloomingdale’s (225,000 SF) and Regal Cinemas (12 screens). The collateral includes three outparcels, which are ground leased to The Fresh Market (21,720 SF), Red Robin Gourmet Burgers (6,223 SF) and Sun Bank of Miami (1 SF). The Falls Property features approximately 94 tenants, including a diverse mix of national retailers such as American Girl, Love Culture, The Gap/Gap Kids, Apple Store, Express, Victoria’s Secret, Brooks Brothers, Hollister Co., Abercrombie & Fitch, American Eagle Outfitters and Williams Sonoma, as well as several restaurants including BJ’s Restaurant and Brewhouse, P.F. Chang’s China Bistro, BRIO Tuscan Grille and T.G.I. Fridays.

As of the trailing 12-month period ending June 2016, total reported sales were approximately $208.0 million. The Falls Property’s comparable inline sales (<10,000 SF) are $617 PSF, with an occupancy cost of 12.8%. As of the trailing 12-month period ending June 2016, Apple Store reported $4,432 sales PSF and total sales of approximately $37.0 million. Excluding Apple Store, The Falls Property generated comparable inline sales of $460 PSF, with occupancy costs of 17.3%. The Apple Store lease expires January 31, 2017. Apple Store has a renewal lease out for signature with an expiration date of January 31, 2022. We cannot assure you that Apple Store will renew its lease.

The Falls Property has added nine new tenants in 2016 totaling 34,234 SF, including A’Gaci (7,559 SF), which has a lease out for signature. As of June 30, 2016, The Falls Property was approximately 97.5% leased including all anchor tenants, temporary tenants and tenants with a lease out for signature that are not yet open and operating. Excluding A’Gaci, The Falls Property is 96.6% occupied.

A-3-51

MSC 2016-UBS12	The Falls

The following table presents certain information relating to the historical sales and occupancy costs at The Falls Property:

Historical Sales (PSF) and Occupancy Costs(1)
Tenant	2013	2014	2015	TTM June 2016	TTM June 2016 Occupancy Cost
Anchors
Macy’s	$153	$146	$142	$140	2.5%
Bloomingdale’s	$129	$115	$103	$92	1.2%
Regal Cinemas(2)	$499,149	$469,077	$505,116	$495,336	15.0%

Top 15 Non-Anchor Tenants
American Girl	$803	$675	$526	$455	12.4%
Love Culture	$189	$130	$108	$105	25.2%
The Gap/Gap Kids	$408	$344	$290	$283	25.8%
Express	$359	$277	$276	$268	22.3%
Victoria’s Secret	$853	$772	$745	$723	12.9%
Brooks Brothers	$431	$416	$337	$290	20.5%
BJ’s Restaurant and Brewhouse	$642	$535	$558	$571	8.0%
Apple Store(3)	$5,361	$5,013	$4,553	$4,432	1.6%
P.F. Chang’s China Bistro	$836	$767	$781	$769	8.0%
BRIO Tuscan Grille	$705	$587	$592	$587	8.3%
T.G.I. Fridays	$506	$478	$475	$464	10.7%
Hollister Co.	$529	$434	$317	$276	25.5%
Abercrombie & Fitch	$591	$419	$317	$303	29.7%
American Eagle Outfitters(4)	NAV	$225	$265	$267	27.6%
Williams-Sonoma	$296	$295	$277	$276	23.4%

Total Comparable Inline	$700(5)	$666	$631	$617	12.8%
Total Comparable Inline (Excluding Apple)	$508(5)	$487	$469	$460	17.3%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by The Falls Borrower and reflect those tenants who reported sales for three consecutive years. Historical Sales (PSF) are based on leased SF during each given period as some tenants listed may have expanded or contracted their leased SF during such given time period.

(2)	Historical Sales (PSF) for Regal Cinemas reflect the sales per screen based on 12 screens.

(3)	A possible contributing factor to the drop in Sales PSF between 2014 to 2015 and 2015 to TTM June 2016 is the result of Apple Store amending its sales accounting methodology. Apple amended the way in which the company accounted for bulk purchases to resellers and ceased to report these bulk sales.

(4)	American Eagle Outfitters took occupancy of its space in 2014.

(5)	2013 Historical Sales (PSF) excludes American Eagle Outfitters, Kay Jewelers and L’OCCITANE, as each took occupancy of their respective space in 2014.

A-3-52

MSC 2016-UBS12	The Falls

The following table presents certain information relating to the leases at The Falls Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	Annual UW Rent PSF(3)	Sales (TTM 6/30/2016)(4)		Occ. Cost %	Lease Expiration
						$	PSF
Anchor Tenants
Regal Cinemas	B+/B1/B+	39,746	4.7%	$554,854	$13.96	$5,944,028	$495,336(5)	15.0%	1/31/2019(6)
Macy’s	NR/Baa2/BBB	230,000	27.4%	$525,000	$2.28	$32,193,100	$140	2.5%	7/31/2027(7)
Bloomingdale’s	NR/Baa2/BBB	225,000	26.8%	$0(8)	$0.00(8)	$20,756,250	$92	1.2%	1/28/2022(9)
Subtotal/Wtd. Avg.		494,746	58.9%	$1,079,854	$2.18	$58,893,378	$129(4)	3.3%

Major Tenants (>10,000 SF)
American Girl	BBB+/Baa1/BBB	15,840	1.9%	$891,475	$56.28	$7,205,933	$455	12.4%	2/28/2023(10)
The Gap/Gap Kids	BB+/Baa2/BB+	11,365	1.4%	$511,425	$45.00	$3,212,570	$283	25.8%	1/31/2018
Love Culture	NR/NR/NR	12,152	1.4%	$320,972	$26.41	$1,273,165	$105	25.2%	6/30/2022
Subtotal/Wtd. Avg.		39,357	4.7%	$1,723,872	$43.80	$11,691,668	$297	17.5%

Other Tenants(11)		284,330	33.9%	$13,487,118	$46.81
Vacant Space		21,074	2.5%	$0	$0.00
Total/Wtd. Avg.		839,507	100.0%	$16,290,844	$19.69

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF represent trailing 12 months ending June 30, 2016, as provided by The Falls Borrower.

(5)	Sales PSF for Regal Cinemas is based on 12 screens.

(6)	Regal Cinemas has one five-year renewal option.

(7)	Macy’s has five 10-year renewal options.

(8)	Bloomingdale’s pays percentage rent at 2.7% of sales, but only for sales above a $30.0 million breakpoint. Bloomingdale’s 2015 sales were $23,100,750.

(9)	Bloomingdale’s has the right to terminate its lease at any time with 18 months’ notice; provided, however, that if the termination date falls within the period of October 1 of any year through February 1 of the following year, and Bloomingdale’s is open and operating on the foregoing October 1, then the termination date shall be extended to February 1 of such following year. Further, upon the date Bloomingdale’s exercises its right to terminate, it shall be released from the operating covenant and shall no longer be required to continuously operate all or any part of its premises. If Bloomingdale’s is no longer continuously operating, from the date of such closure and for the balance of the term, Bloomingdale’s is obligated to pay annual base rent ($300,000 annually prorated through the termination date) if they discontinue operations after giving notice of exercising its termination right.

(10)	American Girl has one five-year renewal option.

(11)	Other Tenants Annual UW Rent PSF excludes Sun Bank of Miami, which is a ground lease tenant; however, its rent and SF is included in the Annual UW Rent and Tenant SF. Sun Bank of Miami represents 1 SF of the Tenant SF and Annual UW Rent of $177,100. Other Tenants includes an outparcel ground leased to The Fresh Market (21,720 SF), an outparcel leased to Merrill Lynch (12,000 SF) and A’Gaci (7,559 SF), which has a lease out for signature. We cannot assure you that A’Gaci will take occupancy or begin paying rent as anticipated.

A-3-53

MSC 2016-UBS12	The Falls

The following table presents certain information relating to the lease rollover schedule at The Falls Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	3	4,795	$66.16	0.6%	0.6%	$317,249	1.9%	1.9%
2017	11	39,576	$51.04	4.7%	5.3%	$2,020,023	12.4%	14.3%
2018	9	30,338	$53.63	3.6%	8.9%	$1,627,043	10.0%	24.3%
2019	14	66,092	$29.11	7.9%	16.8%	$1,923,999	11.8%	36.1%
2020	8	18,673	$50.31(4)	2.2%	19.0%	$1,116,523	6.9%	43.0%
2021	2	2,386	$40.73	0.3%	19.3%	$97,191	0.6%	43.6%
2022(5)	15	294,276	$7.79	35.1%	54.3%	$2,292,456	14.1%	57.7%
2023	11	48,381	$49.98	5.8%	60.1%	$2,418,071	14.8%	72.5%
2024	8	29,682	$49.18	3.5%	63.6%	$1,459,860	9.0%	81.5%
2025	3	10,921	$58.70	1.3%	64.9%	$641,085	3.9%	85.4%
2026	3	10,366	$42.76	1.2%	66.2%	$443,248	2.7%	88.1%
2027 & Beyond(6)	7	262,947	$7.36	31.3%	97.5%	$1,934,096	11.9%	100.0%
Vacant	0	21,074	$0.00	2.5%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	94	839,507	$19.69	100.0%		$16,290,844	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	Annual UW Base Rent PSF excludes Sun Bank of Miami, which is a ground lease tenant; however, its rent is included in the Annual UW Base Rent. Sun Bank of Miami represents 1 SF of the Expiring NRSF and Annual UW Base Rent of $177,100.

(5)	Includes Apple Store (8,349 SF). The Apple Store lease expires January 31, 2017. Apple Store has a renewal lease out for signature with an expiration date of January 31, 2022. We cannot assure you that Apple Store will renew its lease. For purposes of this table, it was assumed the Apple Store lease expires January 31, 2022.

(6)	Includes A’Gaci (7,559 SF), which has a lease out for signature. We cannot assure you that A’Gaci will take occupancy or begin paying rent as anticipated. The estimated rent commencement date is August 1, 2017, with a lease expiration date of July 31, 2027.

The Market. The Falls Property is located in Miami-Dade County, within the Miami-Fort Lauderdale-West Palm Beach metropolitan statistical area (“South Florida MSA”). The Falls Property is approximately 13.7 miles southwest of downtown Miami, 15.1 miles south of Miami International Airport and 43.8 miles southwest of Fort Lauderdale. The South Florida MSA spans across the southeastern portion of Florida and encompasses the Palm Beach, Broward, and Miami-Dade counties. With a current population of more than 6.0 million, the South Florida MSA accounts for roughly 30.0% of Florida’s population. The South Florida MSA population grew at a compounded annual rate of 1.9% between 2005 and 2015. According to a third party research firm, the 2016 estimated population within a one-, three- and five-mile radius of The Falls Property is 11,202, 100,367 and 279,212, respectively, with projected annual increases from 2016 to 2021 of 1.19%, 0.85% and 1.07%, respectively. According to the federal government labor statistics bureau, unemployment in the South Florida MSA was reported at 4.8% as of April 2016, which was lower than the national unemployment rate of 5.0% at that time. According to the appraisal, the largest employment sectors within the South Florida MSA are trade, transportation and utilities. The South Florida MSA is home to six Fortune 500 companies, spanning the healthcare, retail and technology industries.

The Falls Property is located at the intersection of US Highway 1 and SW 136th Street. According to a third party research firm, the average annual household income within a one-, three- and five-mile radius of The Falls Property is $101,985, $108,152 and $93,906, respectively. The Falls Property benefits from high traffic counts on US Highway 1 at its intersection with SW 136th Street of 93,223 vehicles per day. There are numerous retail centers along US Highway 1, including Dadeland Mall, which is also owned by The Falls Sponsor.

According to the appraisal, The Falls Property’s primary competitors include Dadeland Mall, The Village at Merrick Park and Southland Mall. Dadeland Mall is located 3.6 miles northeast of The Falls Property and was built, expanded and renovated in 1962, 2004, and 2014, respectively. Anchored by JC Penney, Macy’s and Nordstrom, Dadeland Mall is also owned and leased by The Falls Sponsor, which allows for cross-shopping promotion at the two shopping centers.

Anchored by Nordstrom and Neiman Marcus, The Village at Merrick Park, is located approximately 8.3 miles northeast of The Falls Property and was built in 2002 and renovated in 2008. Similar to The Falls Property, The Village at Merrick Park is an open-air shopping center focused on upscale niche markets. Anchored by Nordstrom and Neiman Marcus, The Village at Merrick Park is a three-level mall.

Southland Mall is a super-regional mall located approximately 5.0 miles southwest of The Falls Property, and the only major shopping center located south of The Falls Property. Anchored by JC Penney, Macy’s, Sears and Regal Cinemas, Southland Mall’s tenant mix focuses on moderate or discount retailers. According to the appraisal, at 79.0% occupancy, a high percentage of tenants which lease space at Southland Mall is under a specialty leasing program and not on long-term leases. According to the appraisal, average mall shop sales at Southland Mall are the lowest in the Miami-Dade County.

A-3-54

MSC 2016-UBS12	The Falls

The following table presents leasing data at certain retail competitive properties with respect to The Falls Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject (mi.)
The Falls Property	Regional Lifestyle Center	1980/1996	839,507(1)	97.5%(1)	Macy’s, Bloomingdale’s, Regal Cinemas	N/A
Dadeland Mall	Super Regional Mall	1962/2014	1,488,000	94.0%	JCPenney, Macy’s, Nordstrom, Saks Fifth Avenue	3.6
The Village at Merrick Park	Regional Mall	2002/2008	858,000	93.0%	Nordstrom, Neiman Marcus	8.3
Southland Mall	Super Regional Mall	1972/2005	985,000	79.0%	JCPenney, Macy’s, Sears, Regal Cinemas	5.0
Total/Wtd. Avg.(2)			3,331,000	89.3%

Source: Appraisal

(1)	Information is based on the underwritten rent roll. Includes A’Gaci (7,559 SF) with a lease out for signature. We cannot assure you that A’Gaci will take occupancy or begin paying rent as anticipated. Occupancy excluding A’Gaci is 96.6%.

(2)	Total/Wtd. Avg. excludes The Falls Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Falls Property:

Cash Flow Analysis
	2013	2014	2015	5/31/2016 TTM	UW	UW PSF
Base Rent(1)	$16,346,347	$16,255,743	$16,397,615	$16,547,724	$17,509,054	$20.86
Total Recoveries	$8,160,975	$8,865,228	$9,080,068	$8,919,103	$8,845,637	$10.54
Other Income	$1,111,114	$1,200,768	$1,135,747	$1,083,681	$1,021,003	$1.22
Less Vacancy & Credit Loss	($4,771)	($15,498)	($21,281)	($172,862)	($1,317,735)	($1.57)
Effective Gross Income	$25,613,665	$26,306,241	$26,592,149	$26,377,646	$26,057,960	$31.04
Total Operating Expenses	$7,571,426	$8,114,149	$7,831,336	$7,484,686	$7,632,172	$9.09
Net Operating Income	$18,042,239	$18,192,092	$18,760,813	$18,892,960	$18,425,787	$21.95
Capital Expenditures	$0	$0	$0	$0	$176,296	$0.21
TI/LC	$0	$0	$0	$0	$618,885	$0.74
Net Cash Flow	$18,042,239	$18,192,092	$18,760,813	$18,892,960	$17,630,606	$21.00

Occupancy %	98.0%	96.9%	96.8%	97.5%(2)	95.0%(3)
NOI DSCR(4)	3.44x	3.47x	3.58x	3.60x	3.51x
NCF DSCR (4)	3.44x	3.47x	3.58x	3.60x	3.36x
NOI Debt Yield(4)	12.0%	12.1%	12.5%	12.6%	12.3%
NCF Debt Yield(4)	12.0%	12.1%	12.5%	12.6%	11.8%

(1)	UW Base Rent is grossed up for vacant space and includes (i) approximately $118,299 of straight line average contractual rent steps for investment grade rated tenants, including American Girl ($72,533), AT&T Mobility ($6,757), Coach ($2,394), Haagen Dazs ($14,982), Origins ($12,656), Teavana ($2,054) and Starbucks Coffee Company ($6,924), (ii) approximately $133,861 of percentage rent underwritten to in-place breakpoints and percentage rents based on sales for the trailing 12-month period ending June 2016, and (iii) approximately $217,973 of additional contractual rent steps through April 2017 for non-investment grade tenants and August 2017 for investment grade tenants.

(2)	Occupancy as of June 30, 2016. Includes A’Gaci (7,559 SF) with a lease out for signature. We cannot assure you that A’Gaci will take occupancy or begin paying rent as anticipated. Occupancy excluding A’Gaci is 96.6%.

(3)	UW Occupancy % is based on underwritten economic occupancy.

(4)	Debt service coverage ratios and debt yields are based on The Falls Whole Loan.

Escrows and Reserves. During the continuance of a Cash Sweep Period (as defined below), The Falls Borrower is required to escrow monthly (i) 1/12 of the estimated annual real estate taxes, (ii) 1/12 of the annual estimated insurance premiums (unless insurance is maintained under a blanket policy), (iii) $13,992 for replacement reserves provided that such monthly deposits are not required if the funds on deposit in such replacement reserve account exceed $335,803 (24 monthly payments) and (iv) $87,449 for TI/LC reserves provided that such monthly deposits are not required if the funds on deposit in such TI/LC reserve account exceed $2,098,768 (24 monthly payments).

A “Cash Sweep Period” will commence upon (i) an event of default, (ii) any bankruptcy action of the guarantor or the property manager, provided the guarantor or the property manager is not replaced within 60 days with a replacement guarantor or a qualified manager, or (iii) the debt service coverage ratio for the immediately preceding four calendar quarters is less than 1.40x for two consecutive calendar quarters. A Cash Sweep Period will end, with respect to clause (i), upon the lender accepting the cure of such event of default, with respect to clause (ii), when The Falls Borrower replaces the guarantor with a replacement guarantor or the property manager with an acceptable replacement property manager within 60 days, or with respect to clause (iii), when the debt service coverage ratio for the immediately preceding four calendar quarters is at least equal to 1.40x for two consecutive quarters.

Lockbox and Cash Management. The Falls Whole Loan is structured with a hard lockbox and springing cash management. The related loan documents require The Falls Borrower to direct tenants to pay rent directly to a lender-controlled lockbox account and that all amounts received by the borrower or the property manager with respect to The Falls Property be deposited into such lockbox account within two business days of receipt. So long as no Cash Sweep Period is continuing, all funds in the lockbox account will be swept on a specified business day of each week (or if not a business

A-3-55

MSC 2016-UBS12	The Falls

day, the prior business day) to a borrower controlled operating account. Upon the occurrence and during the continuance of a Cash Sweep Period, The Falls Borrower will have no further access to the funds in the lockbox account and such funds (less a $25,000 minimum balance required under the lockbox account agreement) will be swept on a specified business day of each week (or if not a business day, the prior business day) into the lender controlled cash management account. On each due date during the continuance of a Cash Sweep Period, the related loan documents require that all amounts on deposit in the cash management account after payment of debt service, required reserves and operating expenses be reserved in an excess cash flow reserve account.

Additional Secured Indebtedness (not including trade debts). The Falls Property also secures The Falls Serviced Pari Passu Companion Loans, which have an aggregate cut-off date balance of $104,500,000. The Falls Serviced Pari Passu Companion Loans, represented by Promissory Note A-2 and Note A-3, in the aggregate original principal amount of $34,500,000, are currently held by the WFCM 2016-NXS6 securitization trust. The Falls Serviced Pari Passu Companion Loan, represented by Promissory Note A-4, in the original principal amount of $70,000,000, is currently held by the GSMS 2016-GS3 securitization trust. Each of The Falls Serviced Pari Passu Companion Loans accrues interest at the same rate as The Falls Mortgage Loan. The Falls Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with The Falls Serviced Pari Passu Companion Loans. The holders of The Falls Mortgage Loan and The Falls Serviced Pari Passu Companion Loans have entered into a co-lender agreement that sets forth the allocation of collections on The Falls Whole Loan. See “—Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. The Falls Borrower may make transfers of non-income producing portions of The Falls Property as described in the Preliminary Prospectus. See “—Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Terrorism Insurance. The Falls Whole Loan documents require that the “all risk” insurance policy required to be maintained by The Falls Borrower provide coverage for terrorism in an amount equal to the full replacement cost of The Falls Property, or if the terrorism risk insurance program reauthorization act is no longer in effect and such policies contain an exclusion for acts of terrorism, The Falls Borrower will be required to obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist; provided, however, (i) in such event The Falls Borrower will not be required to pay annual premiums in excess of the Terrorism Cap (as defined below) in order to obtain the terrorism coverage, and (ii) that such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to The Falls Property and reasonable for the geographic region where The Falls Property is located, so long as in no event may such deductible exceed $5,000,000.

“Terrorism Cap” means an amount equal to two times the then-current annual insurance premiums payable by The Falls Borrower for the policies insuring only The Falls Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis.

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MSC 2016-UBS12	Vintage Park

Mortgage Loan No. 6 – Vintage Park

A-3-58

MSC 2016-UBS12	Vintage Park

Mortgage Loan No. 6 – Vintage Park

A-3-59

MSC 2016-UBS12	Vintage Park

Mortgage Loan No. 6 – Vintage Park

The Woodlands
MONTGOMERY COUNTY
Hufsmith Kuykendahl Rd
Northcrest Dr
Gosling Rd
Grand Pkwy
99
Spring Stuebner Rd
Kuykendahl Rd
Rhodes Rd
David Wayne Hooks Mem. Airport
Stuebner Airline Rd
Wind Rose Golf Course
Klein
Boudreaux Rd
Spring-Cypress Rd
Ella Blvd
Louetta Rd
T.C. Jester Blvd
Gleanloch Forest Dr
Gleannlock Pines Golf Club
Hufsmith-Kohrville Rd
Spring-Cypress Rd
Champion Forest Dr
Kuykendahl Rd
249
Kohrville
Louetta
Tomball Pkwy
HARRIS COUNTY
Louetta Rd
Northgate Country Club
Cypress Creek Village
Cutten Rd
Cypresswood Dr
Spring-Cypress Rd
Tivoli at Vintage Park Apartments
Home Depot
Vintage Park Apartments
Grant Rd
Eldridge Pkwy
Target
Whole Foods
Louetta Rd
Louetta Rd
Lone Star College - University Park
HEB
Solana Preserve
Retreat at Vintage Park
Element
Stuebner Airline Rd
T.C. Jester Blvd
Longwood Golf Course
HP Corporate Office
CHI St. Luke's Health - The Vintage Hospital
Raveneaux Country Club
Cypress Creek Pkwy
Cypresswood Dr
Reliant Hospital HealthSouth Rehabilitation
Lowe's
North Oaks Shopping Center
Kluge Rd
Vintage Park
102-142 Vintage Park Boulevard
Houston, TX 77070
Jones Rd
Schroeder Rd
Houston Methodist Willowbrook Hospital
Cutten Rd
Hollister St
Champion Forest Dr
Veterans Mem. Dr
Grant Rd
Centerfield
Mills Rd
Willowbrook Mall
Greens Rd
Louedd Rd
Willowbrook Plaza
Bourgeois Rd
Cypress-North Houston Rd
Huffmeister Rd
Eldridge Pkwy
Willowbrook
249
HOUSTON
Bammel North Houston Rd
Antoine Dr
Greens Rd
George Bush Intercontinental Airport 10 miles
Jones Rd
Perry Rd
Gessner Dr
Fallbrook Dr
Cypress Creek Pkwy
Windfern Rd
Sam Houston Tollway
8
North Cypress Medical Center
Cypress
290
Fallbrook Dr
Sam Houston Race Park
Fallbrook Dr
Tomball Pkwy
Downtown Houston 17 miles
HOUSTON
Spring
Atascocita
Humble
Tomball
Katy
Baytown
Pasadena
La Porte
Sugar Land
Missouri City
Pearland
League City
Texas City
Richmond
Rosenberg
Channelview
Friendswood
Santa Fe
Hitchcock

A-3-60

MSC 2016-UBS12	Vintage Park

Mortgage Loan No. 6 – Vintage Park

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$39,000,000			Location:	Houston, TX 77070
Cut-off Date Balance(1):	$39,000,000			General Property Type:	Retail
% of Initial Pool Balance:	4.7%			Detailed Property Type:	Regional Lifestyle Center
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	William L. Hutchinson			Year Built/Renovated:	2007/N/A
Mortgage Rate:	4.9870%			Size:	341,107 SF
Note Date:	10/7/2016			Cut-off Date Balance per SF(1):	$246
First Payment Date:	11/6/2016			Maturity Date Balance per SF(1):	$215
Maturity Date:	10/6/2026			Property Manager:	Dunhill Property Management Services, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	27 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(5):	$7,398,527
Prepayment Provisions(2):	LO (26); DEF (90); O (4)			UW NOI Debt Yield(1):	8.8%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	10.1%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	1.69x (IO) 1.33x (P&I)
Additional Debt Balance(3):	$45,000,000			Most Recent NOI(5):	$6,316,553 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$4,739,719 (12/31/2015)
Reserves(4)				3rd Most Recent NOI:	$4,629,373 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(6):	94.1% (10/6/2016)
RE Tax:	$2,082,355	$196,449	N/A	2nd Most Recent Occupancy:	94.5% (12/31/2015)
Insurance:	$162,810	$16,959	N/A	3rd Most Recent Occupancy:	78.6% (12/31/2014)
Recurring Replacements:	$0	$5,685	N/A	Appraised Value (as of):	$119,760,000 (8/8/2016)
TI/LC:	$3,250,000	Springing	$1,200,000	Cut-off Date LTV Ratio(1):	70.1%
Other:	$2,034,479	$0	N/A	Maturity Date LTV Ratio(1):	61.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$84,000,000	100.0%	Loan Payoff(7):	$67,271,418	80.1%
			Reserves:	$7,529,644	9.0%
			Closing Costs:	$1,188,146	1.4%
			Return of Equity:	$8,010,792	9.5%
Total Sources:	$84,000,000	100.0%	Total Uses:	$84,000,000	100.0%

(1)	The Vintage Park Mortgage Loan is part of the Vintage Park Whole Loan, which is comprised of four pari passu promissory notes with an aggregate principal balance of $84,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Vintage Park Whole Loan.

(2)	Defeasance is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last Vintage Park Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	The increase in UW NOI over Most Recent NOI is largely due to recent leasing activity relating to the leases for Guacho Do Sul (7,192 SF, $251,720 of UW Base Rent), Dunhill Partners Management Services, Inc. (1,634 SF, $40,850 of UW Base Rent), Ceviches Mariscos (4,873 SF, $170,555 of UW Base Rent), Hopdoddy’s Burger Bar (4,000 SF, $148,000 of UW Base Rent) and Dr. Scott Andersen, DDS (3,400 SF, $91,800 of UW Base Rent). Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy or commenced paying rent. Their estimated rent commencement dates are November 1, 2017, July 1, 2017 and July 1, 2017, respectively. The Vintage Park Borrower funded $350,405 into a lender-controlled reserve account at loan origination to bridge UW Base Rent to the tenants’ estimated rent commencement dates.

(6)	Includes 12,273 SF recently leased to Ceviches Mariscos (4,873 SF), Hopdoddy’s Burger Bar (4,000 SF) and Dr. Scott Andersen, DDS (3,400 SF) as occupied spaces. Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy. Excluding these tenants, physical occupancy of the Vintage Park Property is 90.5%.

(7)	Loan proceeds were used to pay off an existing senior loan in the principal amount of approximately $54,944,344 and an existing mezzanine loan in the principal amount of approximately $12,327,074.

The Mortgage Loan. The sixth largest mortgage loan (the “Vintage Park Mortgage Loan”) is part of a whole loan (the “Vintage Park Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $84,000,000, all of which are secured by a first priority fee mortgage encumbering a 341,107 SF regional lifestyle center known as Vintage Park in Houston, Texas (the “Vintage Park Property”). Promissory Note A-1, in the original principal amount of $4,000,000, and Promissory Note A-4, in the original principal amount of $35,000,000, represent the Vintage Park Mortgage Loan in the aggregate original principal amount of $39,000,000 and will be included in the MSC 2016-UBS12 Trust. Promissory Notes A-2 and Note A-3, in the aggregate original principal amount of $45,000,000, collectively represent the non-serviced companion loans (the “Vintage Park Non-Serviced Pari Passu Companion Loans”). The Vintage Park Non-Serviced Pari Passu Companion Loans were contributed to the MSBAM 2016-C31 securitization trust. The Vintage Park Mortgage Loan is serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C31

A-3-61

MSC 2016-UBS12	Vintage Park

securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus.

The proceeds of the Vintage Park Whole Loan were primarily used to refinance existing debt on the Vintage Park Property consisting of approximately $54.9 million of senior debt and approximately $12.3 million of mezzanine debt, fund upfront reserves, pay closing costs, and return equity to the sponsor. The most recent prior financing of the Vintage Park Property was included in the GSMS 2014-GSFL transaction.

The Borrower and the Sponsor. The borrower is Vintage Dunhill LLC (the “Vintage Park Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of the Vintage Park Whole Loan is William L. Hutchinson. The Vintage Park Borrower is wholly owned indirectly by Vintage Park Dunhill Investors LLC. Vintage Park Dunhill Investors LLC is comprised of Class A members and Class B members. The Class A members wholly own Vintage Park Dunhill Investors LLC while the Class B members participate in revenue through a promote structure. The Class A members are composed of 41 entities or individuals, none of whom owns more than 14.55% of the Class A membership directly. The Class B membership is wholly owned by Dunhill Advisors LLC. Dunhill Advisors LLC is owned by William L. Hutchinson (65.0%), Micah L. Ashford (15.0%), Anderson Crosland (10.0%) and Timothy Denker (10.0%).

William L. Hutchinson is the founder and president of Dunhill Partners. Mr. Hutchinson holds a B.B.A. from Southern Methodist University, and began his professional career as a real estate broker. Dunhill Partners is a commercial real estate investment firm founded in 1984, with over 4.5 million SF of investments in Texas, Oklahoma, California and Hawaii. Headquartered in Dallas, Texas, Dunhill Partners focuses on acquiring, investing in, leasing up and managing commercial real estate properties.

The Property. The Vintage Park Property is a 341,107 SF outdoor regional lifestyle center located in Houston, Texas, approximately 25.1 miles northwest of the Houston Central Business District (“CBD”). Built in 2007, the Vintage Park Property consists of 12 buildings and is situated on a 34.4-acre site with approximately 1,986 (5.8 per 1,000 of total SF) parking spaces. The Vintage Park Property includes a piazza and nearly one acre of pedestrian area featuring a series of fountains and landscaping. Shadow anchored by H-E-B, a supermarket chain headquartered in San Antonio, Texas, the Vintage Park Property consists of 317,657 SF of retail space and 23,450 SF of office space with no tenant comprising more than 7.0% of NRA or 5.7% of underwritten rent. Comparable inline sales PSF were $471 PSF in 2014, $498 PSF in 2015 and $494 PSF for the trailing twelve-month period ending August 31, 2016, or with respect to seven tenants, the latest trailing twelve-month period in which sales were reported. The three largest tenants at the Vintage Park Property are The Work Lodge (7.0% of NRA, 2.5% of underwritten rent), Alamo Drafthouse (“Alamo Drafthouse Cinema”) (6.9% of NRA, 5.7% underwritten rent) and Salon Development d/b/a Salon Boutique (“Salon Boutique”) (6.0% of NRA, 4.2% of underwritten rent). Collectively, the top three tenants lease 19.9% of NRA and represent 12.4% of underwritten rent, with no other tenant at the Vintage Park Property leasing more than 3.2% of NRA or representing more than 3.2% of underwritten rent.

The Vintage Park Property is 94.1% leased as of October 6, 2016 by a diverse mix of 87 national and local tenants and 90.5% physically occupied. Since purchasing the Vintage Park Property in March 2012, the sponsor has invested approximately $19.9 million in capital improvements and soft costs and has increased occupancy from 38.6% at the time of purchase, to 94.5% as of year-end 2015. Recent leasing activity at the Vintage Park Property includes Guacho Do Sul (7,192 SF), Ceviches Mariscos (4,873 SF), Hopdoddy’s Burger Bar (4,000 SF), Dr. Scott Andersen, DDS (3,400 SF), Cycle Bar (2,533 SF) and Eme Fittings (1,704 SF).

Major Tenants.

The Work Lodge (23,823 SF, 7.0% of NRA, 2.5% of underwritten rent). The Work Lodge provides turnkey private office space with access to meeting rooms, event hosting rooms and office amenities to tenants on a monthly or annual basis. The Work Lodge caters to entrepreneurs, small businesses and corporate clients who would like office amenities without overhead expenses by providing office suites for occupancy by 1 to 5 people per suite as well as co-working space. Membership with The Work Lodge provides furniture, hookups for phones and high speed Internet, access to high speed Wi-Fi, utilities, use of conference rooms, guest reception and concierge service, security, common area, weekly happy hour and support services. The Work Lodge leases 23,823 SF expiring in June 2025 and pays a current rental rate of $8.09 PSF on a triple net basis, which will increase to $12.14 PSF in July 2018. The Work Lodge has two five-year renewal options remaining and no termination options.

Alamo Drafthouse Cinema (23,388 SF, 6.9% of NRA, 5.7% of underwritten rent). Alamo Drafthouse Cinema is an American cinema chain offering new release movies, family and independent films, repertory programming, online seat reservation and full service in-theater food and drinks. Founded in Austin, Texas in 1997, Alamo Drafthouse Cinema is located in 22 cities nationwide with three locations in the Houston area. Alamo Drafthouse Cinema leases 23,388 SF at the Vintage Park Property as a seven screen-theater. Each auditorium is equipped with high quality 4k digital projection, high-frame-rate and 3D presentations, bi-amplified digital audio systems and two auditoriums are also equipped with 35mm projector systems. The Alamo Drafthouse Cinema lease began in February 2013, and expires in February 2023 and requires current contractual rent of $19.00 PSF on a triple net basis, which will increase to $21.00 PSF in March 2018. In addition, Alamo Drafthouse Cinema is required to pay percentage rent of 6.0% of gross sales over the breakpoint of $7,406,200. Alamo Drafthouse Cinema has four five-year renewal options remaining and no termination options.

Salon Development d/b/a Salon Boutique (20,587 SF, 6.0% of NRA, 4.2% of underwritten rent). Salon Boutique provides salon suites for independent salon professionals, offering salon professionals the opportunity to own and operate a business without the expense of facility management, maintenance costs and construction costs. Salon Boutique suites provide salon professionals with designated spaces for skincare and massage therapy, security systems, a break room, an on-site laundry facility and complimentary wireless internet access. Salon Boutique has eight locations in Texas and 10 locations in Arizona. Salon Boutique leases 20,587 SF expiring in October 2024 and pays current rent of $16.00 PSF on a triple net basis, which will increase to $17.00 PSF in November 2018. Salon Boutique has two five-year renewal options remaining and no termination options.

A-3-62

MSC 2016-UBS12	Vintage Park

The following table presents certain information relating to the leases at the Vintage Park Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant SF	% of Collateral SF	Annual UW Rent	% Annual UW Rent	Annual UW Rent PSF(3)	8/31/16 TTM Sales $(4)	8/31/16 TTM Sales PSF(4)	Occ. Cost %	Lease Expiration
The Work Lodge	NR/NR/NR	23,823	7.0%	$192,665	2.5%	$8.09	N/A	N/A	N/A	6/30/2025
Alamo Drafthouse Cinema(5)	NR/NR/NR	23,388	6.9%	$444,372	5.7%	$19.00	$5,003,671	$714,810	13.9%	2/28/2023
Salon Boutique	NR/NR/NR	20,587	6.0%	$329,392	4.2%	$16.00	N/A	N/A	N/A	10/31/2024
Young Leaders Campus Houston	NR/NR/NR	10,775	3.2%	$199,950	2.6%	$18.56	N/A	N/A	N/A	10/31/2022
Treadstone Energy	NR/NR/NR	9,245	2.7%	$231,125	3.0%	$25.00	N/A	N/A	N/A	4/30/2020
Dialyspa II, LLC	NR/NR/NR	8,059	2.4%	$153,121	2.0%	$19.00	N/A	N/A	N/A	1/31/2023
Peli Peli Vintage Park., LP.	NR/NR/NR	7,484	2.2%	$230,384	3.0%	$30.78	$5,299,097	$708	7.3%	8/31/2020
Guacho Do Sul	NR/NR/NR	7,192	2.1%	$251,720	3.2%	$35.00	N/A	N/A	N/A	1/31/2027
MO’s Irish Grill	NR/NR/NR	6,186	1.8%	$212,022	2.7%	$34.27	$4,566,136	$738	7.2%	1/31/2025
T. Carolyn, LLC	NR/NR/NR	6,163	1.8%	$132,505	1.7%	$21.50	N/A	N/A	N/A	2/28/2021
Subtotal/Wtd. Avg.		122,902	36.0%	$2,377,256	30.5%	$19.34

Other Tenants(6)		198,221	58.1%	$5,424,600	69.5%	$27.37
Vacant		19,984	5.9%	$0	0.0%	$0.00
Total/Wtd. Avg.		341,107	100.0%	$7,801,856	100.0%	$24.30

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF represent trailing 12 months ending August 31, 2016, as provided by the sponsor.

(5)	Sales PSF for Alamo Drafthouse Cinema is based on seven screens.

(6)	Includes as occupied space 12,273 SF recently leased to Ceviches Mariscos (4,873 SF), Hopdoddy’s Burger Bar (4,000 SF) and Dr. Scott Andersen, DDS (3,400 SF). Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy. The estimated rent commencement dates are November 1, 2017, July 1, 2017 and July 1, 2017, respectively.

The following table presents certain information relating to the lease rollover schedule at the Vintage Park Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	7	19,058	$23.17	5.6%	5.6%	$441,484	5.7%	5.7%
2018	19	47,205	$28.56	13.8%	19.4%	$1,348,119	17.3%	22.9%
2019	19	50,278	$26.77	14.7%	34.2%	$1,346,120	17.3%	40.2%
2020	8	28,234	$28.62	8.3%	42.4%	$808,141	10.4%	50.6%
2021	7	18,394	$24.15	5.4%	47.8%	$444,166	5.7%	56.2%
2022	4	16,440	$21.77	4.8%	52.7%	$357,926	4.6%	60.8%
2023	9	53,435	$21.32	15.7%	68.3%	$1,138,999	14.6%	75.4%
2024	2	24,704	$17.08	7.2%	75.6%	$422,025	5.4%	80.8%
2025	6	39,743	$17.89	11.7%	87.2%	$710,895	9.1%	90.0%
2026	2	4,167	$29.26	1.2%	88.4%	$121,906	1.6%	91.5%
2027 & Beyond(4)	4	19,465	$34.01	5.7%	94.1%	$662,075	8.5%	100.0%
Vacant	0	19,984	$0.00	5.9%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	87	341,107	$24.30	100.0%		$7,801,856	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	Includes Ceviches Mariscos (4,873 SF, $170,555 of UW Base Rent), Hopdoddy’s Burger Bar (4,000 SF, $148,000 of UW Base Rent) and Dr. Scott Andersen, DDS (3,400 SF, $91,800 of UW Base Rent), which have executed leases, but not yet taken occupancy or commenced paying rent. The estimated rent commencement dates are November 1, 2017, July 1, 2017 and July 1, 2017, respectively with lease expiration dates in 2027.

The Market. The Vintage Park Property is located in Houston, Harris County, Texas, approximately 25.1 miles northwest of the Houston CBD. The Vintage Park Property is situated approximately 5.3 miles south of the Grand Parkway, 6.3 miles northwest of the Sam Houston Parkway/Beltway 8, and

A-3-63

MSC 2016-UBS12	Vintage Park

20.6 miles west of the George Bush International Airport. The Vintage Park Property is part of The Vintage development, a 630-acre master planned community on a site sold to developers in 2004/2005. The Vintage development represents an investment of more than $1.0 billion and comprises over 1,600 upscale single-family homes, two apartment communities comprised of 1,500 units, senior-living, restaurants and entertainment, a variety of retail outlets and multiple healthcare facilities, as well as an 80-acre office campus development for Hewlett-Packard within The Vintage development. The office campus is occupied by Hewlett-Packard, Noble Energy and Lone Star College.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the Vintage Park Property is 8,115, 108,923 and 262,131, respectively. The estimated 2016 average household income within a one-, three- and five-mile radius of the Vintage Park Property is $110,081, $108,904 and $105,986, respectively. Comparatively, the estimated 2016 average household income for Harris County, the MSA, and the state of Texas are $83,338, $88,764 and $77,652, respectively. In 2016, consumer expenditures within a one-, three- and five-mile radius were approximately $96.2 million, $1.1 billion and $2.6 billion, respectively, according to the appraisal. Furthermore, these figures are projected to grow at annual rates of 4.7%, 3.2% and 3.3%, respectively.

According to a third party market research report, the Vintage Park Property is located in the Cypresswood Drive retail submarket. As of the second quarter of 2016, the Cypresswood Drive retail submarket had an overall vacancy rate of 4.5% and an average asking annual lease rate of $21.24 PSF compared to the overall Houston retail market with an overall vacancy rate of 5.0% and an average asking annual lease rate of $15.77 PSF. According to a third party market research report, the Cypresswood Drive retail submarket contains 280 buildings accounting for 5.4 million SF of retail space.

The following table presents leasing data at certain retail competitive properties with respect to the Vintage Park Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject (mi.)
Vintage Park Property	Regional Lifestyle Center	2007/N/A	341,107(1)	94.1%(1)	The Work Lodge, Alamo Drafthouse Cinema	N/A
HEB Vintage Market	Lifestyle Center	2007/N/A	129,350	100.0%	HEB	0.2
Vintage Marketplace	Community Center	2014/N/A	70,000	96.4%	Whole Foods, Orange Theory	0.8
The Vintage Center	Unanchored Retail	2013/N/A	12,533	100.0%	Mattress Firm, Serenity Dental Care	0.6
LaCenterra at Cinco Ranch Phase I	Lifestyle Center	2007/N/A	368,525	95.0%	Trader Joe’s, Talbots, White House Black Market, J. Jill, Eddie Bauer	34.4
Sugar Land Town Square	Lifestyle Center	2008/N/A	807,000	92.1%	Jos A. Bank, Ann Taylor LOFT	33.2
CityCentre	Lifestyle Center	2008/N/A	305,975	98.0%	West Elm, Anthropologie, Urban Outfitters	18.7
Total/Wtd. Avg.(2)			1,693,383	94.6%

Source: Appraisal

(1)	Information is based on the underwritten rent roll. Includes as occupied space 12,273 SF recently leased to Ceviches Mariscos (4,873 SF), Hopdoddy’s Burger Bar (4,000 SF) and Dr. Scott Andersen, DDS (3,400 SF). Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy. The estimated rent commencement dates are November 1, 2017, July 1, 2017 and July 1, 2017, respectively. Excluding these tenants, physical occupancy of the Vintage Park Property is 90.5%.

(2)	Total/Wtd. Avg. excludes the Vintage Park Property.

A-3-64

MSC 2016-UBS12	Vintage Park

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Vintage Park Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015	7/31/2016 TTM	UW	UW PSF
Base Rent(2)	$4,275,126	$5,762,659	$6,560,006	$7,273,873	$8,504,644	$24.93
Total Recoveries	$1,579,713	$2,308,869	$2,366,679	$3,278,815	$4,119,415	$12.08
Other Income	$118,079	$151,727	$168,260	$178,818	$237,506	$0.70
Less Vacancy & Credit Loss	($35,741)	($171,644)	($110,329)	($247,712)	($820,650)	($2.41)
Effective Gross Income	$5,937,176	$8,051,610	$8,984,616	$10,483,793	$12,040,915	$35.30
Total Operating Expenses	$3,026,619	$3,422,237	$4,244,897	$4,167,240	$4,642,388	$13.61
Net Operating Income	$2,910,557	$4,629,373	$4,739,719	$6,316,553	$7,398,527	$21.69
Capital Expenditures	$0	$0	$0	$0	$51,166	$0.15
TI/LC	$0	$0	$0	$0	$161,802	$0.47
Net Cash Flow	$2,910,557	$4,629,373	$4,739,719	$6,316,553	$7,185,559	$21.07

Occupancy %(3)	73.4%	78.6%	94.5%	94.1%	93.5%
NOI DSCR (P&I)(4)	0.54x	0.86x	0.88x	1.17x	1.37x
NOI DSCR (IO)(4)	0.69x	1.09x	1.12x	1.49x	1.74x
NCF DSCR (P&I)(4)	0.54x	0.86x	0.88x	1.17x	1.33x
NCF DSCR (IO)(4)	0.69x	1.09x	1.12x	1.49x	1.69x
NOI Debt Yield(4)	3.5%	5.5%	5.6%	7.5%	8.8%
NCF Debt Yield(4)	3.5%	5.5%	5.6%	7.5%	8.6%

(1)	The sponsor purchased the Vintage Park Property in March 2012 when it was 38.6% leased. Subsequent leasing activity increased occupancy to 61.0% as of year-end 2012 and 73.4% as of year-end 2013. The increase in Base Rent from 2013 to 2014 is largely attributed to the timing of lease execution and rent commencement of the 16 new leases executed in 2013, accounting for 82,819 SF (24.3% of NRA) and UW Base Rent of $1,727,223.

(2)	The increase in UW Base Rent over 7/31/2016 TTM Base Rent is primarily attributed to approximately $132,190 of contractual rent steps effective October 1, 2017, $562,057 of vacancy gross up and recent leasing activity to Guacho Do Sul (7,192 SF, $251,720 of UW Base Rent), Dunhill Partners Management Services, Inc. (1,634 SF, $40,850 of UW Base Rent), Ceviches Mariscos (4,873 SF, $170,555 of UW Base Rent), Hopdoddy’s Burger Bar (4,000 SF, $148,000 of UW Base Rent) and Dr. Scott Andersen, DDS (3,400 SF, $91,800 of UW Base Rent). Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy or commenced paying rent. The estimated rent commencement dates are November 1, 2017, July 1, 2017 and July 1, 2017, respectively. We cannot assure you that Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS will take occupancy or begin paying rent as anticipated. The Vintage Park Borrower funded $350,405 into a lender-controlled reserve account at closing to bridge UW Base Rent to the tenants’ estimated rent commencement dates. 7/31/2016 TTM Base Rent includes $388,378 of percentage rent which includes collections for percentage rent attributable to prior periods and UW Base Rent includes $140,731 of percentage rent, based on tenant reported sales for 8/31/2016 TTM.

(3)	Occupancy % for 2013, 2014 and 2015 represents physical occupancy as of December 31 of each respective year. 7/31/2016 TTM Occupancy % equates to leased occupancy as of October 6, 2016 and includes as occupied space 12,273 SF recently leased to Ceviches Mariscos (4,873 SF), Hopdoddy’s Burger Bar (4,000 SF) and Dr. Scott Andersen, DDS (3,400 SF). Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS have not yet taken occupancy. We cannot assure you that Ceviches Mariscos, Hopdoddy’s Burger Bar and Dr. Scott Andersen, DDS will take occupancy or begin paying rent as anticipated. Excluding these tenants, physical occupancy of the Vintage Park Property is 90.5%. UW Occupancy % is based on underwritten economic occupancy.

(4)	Debt service coverage ratios and debt yields are based on the Vintage Park Whole Loan.

Escrows and Reserves. At origination of the Vintage Park Whole Loan, the Vintage Park Borrower deposited (i) $2,082,355 into a reserve for real estate taxes and $162,810 into a reserve for insurance premiums, and is required to escrow monthly (a) 1/12 of the annual estimated real estate tax payments (unless the tenants are paying any monthly real estate taxes directly to the applicable governmental authorities, among other conditions in the loan documents) and (b) 1/12 of the annual estimated insurance premiums; (ii) $3,250,000 in escrow for TI/LC reserves and is required to make monthly deposits of $28,426 for TI/LC reserves if the funds on deposit in such TI/LC reserve account fall below $1,200,000; and (iii) $2,034,479 in escrow for unfunded tenant obligations for free rent relating to four individual tenants ($458,165), any unpaid and outstanding tenant allowances, tenant improvements and leasing commissions relating to five individual tenants ($1,496,159) and/or landlord work relating to two individual tenants ($80,155). The Vintage Park Borrower is required to escrow monthly $5,685 for replacement reserves.

During the continuance of a Material Tenant Trigger Event (as defined below), on each monthly payment date, all excess cash flow is required to be deposited into a reserve (the “Material Tenant Rollover Reserve”) to be held by the lender as additional security for the Vintage Park Whole Loan. So long as no event of default exists, funds held in the Material Tenant Rollover Reserve are required to be used in connection with tenant improvements and leasing commissions incurred by the Vintage Park Borrower upon the occurrence of (i) an extension or renewal of the Material Tenant’s (as defined below) lease or (ii) the leasing of all or a portion of the space formerly demised to the Material Tenant to one or more replacement tenants approved by the lender for a term of no less than five years.

A “Material Tenant Trigger Event” will commence upon the earlier of (i) if the Material Tenant fails to extend or renew its lease upon terms and conditions set forth in the Material Tenant’s lease (or as otherwise acceptable to the lender) on or prior to the earlier of (a) the date required for such notice period pursuant to the Material Tenant’s lease and (b) the date that is at least 12 months prior to the then-applicable expiration date of the Material Tenant’s lease, (ii) if an event of default under the Material Tenant’s lease has occurred, (iii) the Material Tenant or lease guarantor of the Material Tenant’s lease becomes insolvent or a debtor in any bankruptcy action, (iv) if the Material Tenant’s lease is terminated or no longer in full force or effect, (v) if the Material Tenant “goes dark,” vacates, ceases to occupy or discontinues its operations at the Vintage Park Property, or (vi) the decline in rating of any Material Tenant or any lease guarantor for the Material Tenant below investment grade by any of the applicable rating agencies. A Material Tenant Trigger Event will continue until, in regard to clause (i) above, the Material Tenant has entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (ii) above, the applicable event of default has been cured, in regard to clause (iii) above, the Material Tenant’s lease is unconditionally affirmed in the applicable bankruptcy and the Material Tenant is paying full unabated rent or, if applicable, the guarantor bankruptcy has been discharged or dismissed with no material adverse effect on the guarantor’s ability to perform under the lease guaranty, in regard to clause (iv) above, certain re-leasing

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MSC 2016-UBS12	Vintage Park

conditions have been satisfied with respect to the Material Tenant space, in regard to clause (v) above, the applicable Material Tenant re-commences its operations at its leased premises and is paying full unabated rent, or in regard to clause (vi) above, the rating is raised so that such rating is no lower than investment grade by each applicable rating agency.

“Material Tenant” means any tenant, guarantor, or replacement that, together with its affiliates, leases space comprising 20% or more of either (a) the total rentable SF at the Vintage Park Property or (b) the total in-place base rent at the Vintage Park Property.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Vintage Park Whole Loan. The Vintage Park Whole Loan has springing cash management (i.e., the Vintage Park Whole Loan has cash management only after the initial occurrence of a Trigger Period (as defined below)). During the continuance of a Trigger Period for the Vintage Park Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Vintage Park Whole Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred and is continuing, to the Vintage Park Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the Vintage Park Borrower in connection with the operation and maintenance of the Vintage Park Property reasonably approved by the lender, and to disburse the remainder to the Vintage Park Borrower (or, during the continuance of a Cash Sweep Period (as defined below), provided no Material Tenant Trigger Event has occurred, to an account to be held by the lender as additional security for the Vintage Park Whole Loan). During the continuance of a Material Tenant Trigger Event, on each monthly payment date, all excess cash flow is required to be deposited into the Material Tenant Rollover Reserve to be held by the lender as additional security for the Vintage Park Whole Loan.

A “Trigger Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Vintage Park Borrower, the guarantor or the property manager, (iii) the debt service coverage ratio based on the trailing six-month period falling below 1.20x, (iv) a Material Tenant Trigger Event, or (v) any indictment for fraud or misappropriation of funds by the Vintage Park Borrower, the guarantor or the property manager or any director or officer of the Vintage Park Borrower, the guarantor or the property manager. A Trigger Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 60 days for the Vintage Park Borrower or the guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the Vintage Park Borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing six-month period is greater than 1.25x for two consecutive calendar quarters, in regard to clause (iv) above, the Material Tenant Trigger Event is cured, or in regard to clause (v) above, solely with respect to the property manager, when the Vintage Park Borrower replaces the property manager with a qualified manager.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Vintage Park Borrower, the guarantor or the property manager, (iii) the debt service coverage ratio based on the trailing six-month period falling below 1.20x, or (iv) any indictment for fraud or misappropriation of funds by the Vintage Park Borrower, the guarantor or the property manager or any director or officer of the Vintage Park Borrower, the guarantor or the property manager. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 60 days for the Vintage Park Borrower or the guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the Vintage Park Borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing six-month period is greater than 1.25x for two consecutive calendar quarters, or in regard to clause (iv) above, solely with respect to the property manager, when the Vintage Park Borrower replaces the property manager with a qualified manager.

Additional Secured Indebtedness (not including trade debts). The Vintage Park Property also secures the Vintage Park Non-Serviced Pari Passu Companion Loans, which have an aggregate cut-off date balance of $45,000,000 and expected to be held by the MSBAM 2016-C31 securitization trust as of the closing of this transaction. Each of the Vintage Park Non-Serviced Pari Passu Companion Loans accrues interest at the same rate as the Vintage Park Mortgage Loan. The Vintage Park Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Vintage Park Non-Serviced Pari Passu Companion Loans. The holders of the Vintage Park Mortgage Loan and the Vintage Park Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement that sets forth the allocation of collections on the Vintage Park Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Vintage Park Borrower is required to obtain and maintain property insurance, commercial general liability insurance and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

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MSC 2016-UBS12	101 Hudson Street

Mortgage Loan No. 7 – 101 Hudson Street

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MSC 2016-UBS12	101 Hudson Street

Mortgage Loan No. 7 – 101 Hudson Street

Floor	Tenants
40	First Data Corporation 24,179 SF 5/2026
39	First Data Corporation 24,221 SF 5/2026
38	Lehman Brothers Holdings Inc. 30,542 SF 6/2017
37	First Data Corporation 6,269 SF 5/2026; Mainline Information Systems 1,745 SF 2/2017; QH Acquisition Sub LLC 16,478 SF 4/2018; Start Management LLC 2,846 SF 10/2022; Stratacent Inc. 4,010 SF 12/2022
36	ANV Services US 1,829 SF 6/2017; Aspen Insurance U.S. Services 8,563 SF 11/2021; Hughes Hubbard & Reed LLP 4,284 SF 2/2019; Interactive Brokers Corp. 5,869 SF 9/2018; Optimer Pharmaceuticals LLC 10,141 SF 7/2018; United States of America-GSA 1,826 SF 3/2020
35	GBT US LLC 14,523 SF 11/2026; Federal Farm Credit Bank 19,225 SF 4/2026
34	GBT US LLC 35,040 SF 11/2026
33	World Business Lenders LLC 35,040 SF 1/2027
32	United States Fire Insurance 35,040 SF 7/2032
31	National Union Fire Insurance* 34,939 SF 4/2018
30	National Union Fire Insurance* 34,785 SF 4/2018
29	National Union Fire Insurance* 34,169 SF 4/2018
28	National Union Fire Insurance 34,169 SF 4/2018
27	Eltman Eltman & Cooper PC 16,902 SF 12/2025; First Insurance Funding Corp. 8,421 SF 9/2019; Insight Catastrophe Group LLC 8,626 SF 3/2025
26	Pricewaterhousecoopers LLP 33,320 SF 12/2017
25	Berkley Insurance Company 23,553 SF 2/2027; RMTS LLC 12,191 SF 12/2019
24	Tullett Prebon Holdings Corp. 31,686 SF 11/2023
23	Tullett Prebon Holdings Corp. 31,686 SF 11/2023
22	Trend Micro Incorporated 6,694 SF 6/2021; MCI Communications Services 20,698 SF 7/2023; Pinnacle Derivatives Group 4,168 SF 2/2026
21	HQ Global Workplaces LLC 25,557 SF 10/2024; Robert Half International Inc. 4,950 SF 3/2019; Thorogood Associates Inc. 2,344 SF 5/2020
20	National Union Fire Insurance 35,643 SF 4/2018
19	National Union Fire Insurance* 35,643 SF 4/2018
18	National Union Fire Insurance 38,507 SF 4/2018
17	Vacant 14,829 SF; National Union Fire Insurance 23,678 SF 4/2018
16	Bank of America 3,163 SF 3/2027; Vacant Storage 326 SF; Mechanical
15	Bank of America 2,706 SF 3/2027; Tullett Prebon 150 SF 11/2023; Mechanical
14	Bank of America 53,372 SF 3/2027
12	Argo Group US Inc. 12,573 SF 8/2022; Lehman Brothers Holdings Inc. 1,561 SF 6/2017; National Stock Exchange Inc. 13,588 SF 3/2018; Tullett Prebon Holdings Corp.* 37,387 SF 11/2023
11	Jeffries LLC 62,763 SF 6/2023
10	Bank of America 65,918 SF 3/2027
9	Bank of America 65,918 SF 3/2027
8	Bank of America 65,918 SF 3/2027
7	Bank of America 65,606 SF 3/2027
6	Bank of America 65,606 SF 3/2027
2 – 5	Parking Garage
1	Vacant 6,130 SF; Zaynah Restaurant Group Inc. 2,592 SF 4/2017; Wells Fargo Bank N.A. 3,726 SF 3/2018; Salsaritas 4,033 SF 1/2027; Martin's News Shops of NJ Inc. 843 SF 10/2016; ABP Corporation 3,440 SF 7/2022; Management Office 2,778 SF

* See "The Property" section.

Vacant | Building | 2016 – 2017 | 2018 – 2019 | 2020 – 2021 | 2022+

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MSC 2016-UBS12	101 Hudson Street

Mortgage Loan No. 7 – 101 Hudson Street

Hoboken
Stevens Institute of Technology
Hoboken Univ. Medical Center
HOBOKEN TERMINAL
NEW JERSEY
NEW YORK
Newport
Holland Tunnel
JERSEY CITY
Hudson River
Newport Centre
Hudson Exchange
Historic Downtown
The Village
Downtown
Paulus Hook
101 Hudson Street
101 Hudson Street
Jersey City, NJ 07302
Journal Square
HUDSON COUNTY
Mary Benson Park
Jersey City Medical Center
Liberty Science Center
Liberty State Park
Central Railroad of New Jersey Terminal
Empty Sky Memorial
Korean War Veterans Mem.
Ellis Island Immigration Museum
Ellis Island
Upper New York Bay
MANHATTAN
Battery Park City
1 World Trade Center
9/11 Memorial
NY Stock Exchange
Battery Park
Borough of Manhattan Comm. College
Brooklyn Battery Tunnel
Newark Intl. Airport 9 miles
NJ Turnpike Ext.
PATH
HBLR
NJ TRANSIT
NEW YORK CITY
NEWARK
BROOKLYN
QUEENS
STATEN ISLAND
BRONX

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MSC 2016-UBS12	101 Hudson Street

Mortgage Loan No. 7 – 101 Hudson Street

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$37,250,000			Location:	Jersey City, NJ 07302
Cut-off Date Balance(1):	$37,250,000			General Property Type:	Office
% of Initial Pool Balance:	4.5%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Mack-Cali Realty, L.P.			Year Built/Renovated:	1992/2015
Mortgage Rate:	3.1170%			Size:	1,341,649 SF
Note Date:	9/30/2016			Cut-off Date Balance per SF(1):	$186
First Payment Date:	11/11/2016			Maturity Date Balance per SF(1):	$186
Maturity Date:	10/11/2026			Property Manager:	Mack-Cali Realty, L.P. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI(4):	$32,128,921
Prepayment Provisions:	LO (26); YM1 (87); O (7)			UW NOI Debt Yield(1):	12.9%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	12.9%
Additional Debt Type(2):	Pari Passu			UW NCF DSCR(1):	3.68x
Additional Debt Balance(2):	$212,750,000			Most Recent NOI:	$23,104,804 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$21,296,669 (12/31/2015)
Reserves(3)				3rd Most Recent NOI:	$20,587,281 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	98.3% (9/21/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy:	90.2% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	87.0% (12/31/2014)
Recurring Replacements:	$0	Springing	N/A	Appraised Value (as of):	$482,500,000 (9/6/2016)
TI/LC:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	51.8%
Deferred Maintenance:	$104,000	$0	N/A	Maturity Date LTV Ratio(1):	51.8%
Outstanding TI/LC Reserve:	$16,270,684	$0	N/A
Rent Concession Reserve:	$2,779,153	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$250,000,000	100.0%	Loan Payoff(6):	$0	0.0%
			Reserves:	$19,153,837	7.7%
			Closing Costs:	$1,733,229	0.7%
			Return of Equity	$229,112,934	91.6%
Total Sources:	$250,000,000	100.0%	Total Uses:	$250,000,000	100.0%

(1)	The 101 Hudson Street Mortgage Loan is part of the 101 Hudson Street Whole Loan, which is comprised of six pari passu promissory notes with an aggregate principal balance of $250,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate balance of the promissory notes comprising the 101 Hudson Street Whole Loan.

(2)	See “—The Mortgage Loan” and “—Additional Secured Indebtedness (not including trade debt)” below for further discussion of additional debt.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The increase in UW NOI is as a result of the increase in base rent and effective gross income from 2013 through U/W due to continued increases in occupancy from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, along with free rent burn-off and the Bank of America expansion, among others.

(5)	As of September 21, 2016, two tenants are partially dark and not currently in occupancy of 176,923 SF (13.2% of net rentable area). Most recent occupancy excluding this space is 85.1%. See “The Property” and “Cash Flow Analysis” sections.

(6)	The 101 Hudson Street Property was previously unencumbered by debt.

The Mortgage Loan. The seventh largest mortgage loan (the “101 Hudson Street Mortgage Loan”) is part of a whole loan (the “101 Hudson Street Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $250,000,000 which are secured by a first priority fee mortgage encumbering a 1,341,649 SF office building located in Jersey City, New Jersey (the “101 Hudson Street Property”). Promissory Note A-3, in the original aggregate principal amount of $37,250,000, represents the 101 Hudson Street Mortgage Loan. Promissory Notes A-1-1, A-1-2, A-2, A-4 and A-5, in the aggregate original principal amount of $212,750,000, collectively represent companion loans (the “101 Hudson Street Non-Serviced Pari Passu Companion Loans”). Two of the 101 Hudson Street Non-Serviced Pari Passu Companion Loans, represented by Promissory Notes A-1-1 (the lead note) and A-4 in the original principal amounts of $53,500,000 and $19,000,000, are currently expected to be contributed to the MSC 2016-BNK2 securitization trust. In addition, the 101 Hudson Street Non-Serviced Pari Passu Companion Loan represented by Promissory Note A-1-2 in the original principal amount of $16,500,000, is currently held by Wells Fargo Bank, National Association or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. In addition, the 101 Hudson

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MSC 2016-UBS12	101 Hudson Street

Street Non-Serviced Pari Passu Companion Loan, represented by Promissory Note A-2 in the original principal amount of $67,500,000, was contributed to the WFCM 2016-C36 securitization trust. Finally, the 101 Hudson Street Non-Serviced Pari Passu Companion Loan represented by Promissory Note A-5 in the original principal amount of $56,250,000 is currently expected to be contributed to the CGCMT 2016-C3 securitization trust.

The 101 Hudson Street Whole Loan will initially be serviced pursuant to the pooling and servicing agreement for the WFCM 2016-C36 securitization trust, and from and after the closing of the MSC 2016-BNK2 transaction, the 101 Hudson Street Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus. The proceeds of the 101 Hudson Street Whole Loan were used to fund reserves, pay closing costs and return equity to the 101 Hudson Street Borrower (as defined below).

The Borrower and the Sponsor. The borrower is 101 Hudson Realty L.L.C. (the “101 Hudson Street Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 101 Hudson Street Whole Loan. Mack-Cali Realty, L.P. is the guarantor of certain nonrecourse carveouts under the 101 Hudson Street Whole Loan.

The sponsor is Mack-Cali Realty, L.P. (“Mack-Cali”). As of June 30, 2016, Mack-Cali (NYSE: CLI, rated BB+/Ba1/BB+ by Fitch, Moody’s and S&P) owned or had interests in 269 properties, including 142 office and 109 flex properties, totaling approximately 29.1 million SF, leased to approximately 1,700 commercial tenants, and 18 multifamily rental properties containing 5,434 residential units.

The Property. The 101 Hudson Street Property is a 42-story, class A office tower totaling approximately 1,341,649 SF located in Jersey City, New Jersey within the center of Jersey City’s Waterfront district. The 101 Hudson Street Property is the second tallest office building in Jersey City and features views of the New York City Harbor and Manhattan skyline, 17-foot ceiling heights, ground floor retail, a landscaped courtyard area and an attached 900-space parking garage resulting in a parking ratio of 0.7 spaces per 1,000 feet of rentable area. Additionally, the 101 Hudson Street Property is Wired Certified Platinum, a certification awarded to buildings with the fastest, most reliable internet connections and telecom infrastructures. Built in 1992 and renovated in 2015, the 101 Hudson Street Property features investment-grade tenancy that accounts for approximately 58.1% of net rentable area and approximately 53.0% of in-place underwritten base rent. The 101 Hudson Street Property features a diverse tenant roster comprising 39 tenants with the largest tenant, Bank of America (rated A/Baa1/BBB+ by Fitch, Moody’s and S&P), representing 28.9% of the net rentable area and 21.8% of the underwritten base rent. Bank of America executed a 10-year lease renewal in March 2016, extending their lease through March 2027. In addition to the lease extension, Bank of America expanded into an additional 53,372 SF (4.0% of net rentable area). The 101 Hudson Street Property has benefited from recent leasing activity with approximately 359,225 SF (26.8% of net rentable area) having signed a new lease or renewal since 2015. Over the past eleven years, the 101 Hudson Street Property has averaged 92.9% occupancy and as of September 21, 2016, the 101 Hudson Street Property was 98.3% occupied by 39 tenants subject to 57 leases. National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area) and Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%.

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MSC 2016-UBS12	101 Hudson Street

The following table presents a summary regarding major tenants at the 101 Hudson Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
Bank of America	A/Baa1/BBB+	388,207	28.9%	$8,641,488(4)	21.8%	$22.26(4)	3/31/2027
National Union Fire Insurance	NR/A2/A+	271,533(5)	20.2%	$8,145,990	20.5%	$30.00	4/30/2018
Tullett Prebon Holdings Corp.	BBB-/Ba1/NR	100,909(6)	7.5%	$3,132,809(4)	7.9%	$31.05(4)	11/30/2023
Jeffries LLC	BBB-/Baa3/BBB-	62,763	4.7%	$2,133,942	5.4%	$34.00	6/30/2023
First Data Corporation	CCC+/B3/B+	54,669	4.1%	$1,921,135	4.8%	$35.14	5/31/2026(7)
GBT US LLC	NR/NR/NR	49,563	3.7%	$1,920,566	4.8%	$38.75	11/30/2026
United States Fire Insurance	NR/Baa1/A-	35,040	2.6%	$1,331,520	3.4%	$38.00	7/31/2032
World Business Lenders LLC	NR/NR/NR	35,040	2.6%	$1,296,480	3.3%	$37.00	1/31/2027
Total Major Tenants		997,724	74.4%	$28,523,930	71.8%	$28.59

Other Tenants		321,566(8)	24.0%	$11,197,678	28.2%	$34.82(8)
Total Occupied Space		1,319,290(8)	98.3%	$39,721,608	100.0%	$30.11(8)
Vacant Space		22,359	1.7%
Total/Wtd. Avg.		1,341,649	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual UW Rent and Annual UW Rent PSF include contractual rent steps through October 2017 totaling $1,648,952.

(4)	Annual U/W Base Rent is a triple-net rent.

(5)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area). See “Cash Flow Analysis” section.

(6)	Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). See “Cash Flow Analysis” section.

(7)	First Data Corporation has the option to terminate its lease effective December 31, 2023 with required notice by June 30, 2022 and a termination fee of approximately $2,107,496.

(8)	Includes two units occupied as a management office (2,778 SF) and management storage (1,650 SF), each with no attributed underwritten base rent. The Other Tenants Annual U/W Base Rent PSF and Occupied Collateral Total Annual U/W Base Rent PSF excluding these spaces are $35.31 per SF and $30.21 per SF, respectively.

Major Tenants.

Bank of America (388,207 SF, 28.9% of NRA, 21.8% of underwritten base rent). Bank of America leases 388,207 SF at the 101 Hudson Street Property. The lease began on April 1, 1992 and Bank of America expanded by 53,372 SF in March 2016 and has a current expiration date of March 31, 2027 for the entirety of its space, with two five-year lease renewal options. Bank of America (NYSE: BAC) is a financial institution, serving individual consumers, small and middle-market businesses and large corporations with a range of banking, investing, asset management and other financial and risk management products and services.

National Union Fire Insurance (271,533 SF, 20.2% of NRA, 20.5% of underwritten base rent). National Union Fire Insurance leases 271,533 SF at the 101 Hudson Street Property. The lease began on June 1, 2004 and has a current expiration date of April 30, 2018, with two five-year lease renewal options for 133,471 SF. National Union Fire Insurance operates as a subsidiary of American International Group, Inc. (“AIG”) (NYSE: AIG), a global insurance organization. As of December 31, 2015, AIG reported total annual revenues of approximately $58.3 billion with total assets of approximately $496.9 billion. As of September 21, 2016, National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area).

Tullett Prebon Holdings Corp. (100,909 SF, 7.5% of NRA, 7.9% of underwritten base rent). Tullett Prebon Holdings Corp. (“Tullett Prebon”) leases 100,909 SF at the 101 Hudson Street Property. The lease began on November 26, 1993 and has a current expiration date of November 30, 2023, with one five-year lease renewal option. Tullett Prebon (LSE: TLPR) is an interdealer broker operating as an intermediary in the wholesale financial and energy sectors with product areas including Fixed Income Securities and derivatives, Interest Rate Derivatives, Treasury products, Equities and Commodities. As of December 31, 2015, Tullett Prebon has offices in 24 countries and reported annual revenues of approximately £796.0 million. As of September 21, 2016, Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area).

A-3-73

MSC 2016-UBS12	101 Hudson Street

The following table presents certain information relating to the lease rollover schedule at the 101 Hudson Street Property:

Lease Rollover Schedule(1)(2)

Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM(4)	3	5,271	$7.36	0.4%	0.4%	$38,778	0.1%	0.1%
2016	0	0	$0.00	0.0%	0.4%	$0	0.0%	0.1%
2017	6	71,589	$37.01	5.3%	5.7%	$2,649,476	6.7%	6.8%
2018	14	321,335	$31.52	24.0%	29.7%	$10,127,523	25.5%	32.3%
2019	4	29,846	$36.00	2.2%	31.9%	$1,074,568	2.7%	35.0%
2020	2	4,170	$38.06	0.3%	32.2%	$158,719	0.4%	35.4%
2021	2	15,257	$36.16	1.1%	33.4%	$551,665	1.4%	36.8%
2022	5	22,869	$38.18	1.7%	35.1%	$873,064	2.2%	39.0%
2023	6	184,370	$32.53	13.7%	48.8%	$5,997,183	15.1%	54.1%
2024	2	25,557	$20.10	1.9%	50.7%	$513,696	1.3%	55.3%
2025	2	25,528	$34.00	1.9%	52.6%	$867,952	2.2%	57.5%
2026	7	127,625	$36.35	9.5%	62.1%	$4,639,147	11.7%	69.2%
2027 & Beyond	6	485,873	$25.17	36.2%	98.3%	$12,229,837	30.8%	100.0%
Vacant	0	22,359	$0.00	1.7%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	59	1,341,649	$30.11	100.0%		$39,721,608	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the related lease and are not considered in the rollover schedule.

(3)	Weighted average UW Rent PSF Rolling excludes vacant space.

(4)	Includes two units occupied as a management office (2,778 SF) and management storage (1,650 SF), each with no attributed underwritten base rent. The Total Annual U/W Base Rent PSF excluding these spaces is $30.21 per SF.

The Market. The 101 Hudson Street Property is located in Jersey City’s Waterfront District, situated on the west side of the Hudson River across from Manhattan, New York. The Waterfront District is comprised of a number of high-rise office buildings as well as new residential developments. According to the appraisal, there are currently 18 residential developments under construction in the Waterfront District that, if completed, are expected to bring more than 5,900 units to market by the end of 2018. The 101 Hudson Street Property is located in the ongoing development known as the Colgate Center, a 42-acre, mixed-use development. Currently, there are 3.5 million SF of office space in the Colgate Center in four office towers, plus 1,733 residential units within four properties. The 2016 population and average household income within a one-mile radius of the 101 Hudson Street Property was 48,701 and $153,350, respectively.

The Port Authority Trans-Hudson (“PATH”) system provides subway and train lines to New York City, and maintains three of its seven New Jersey train stations within the Waterfront District including the Exchange Place Station, which is located one block from the 101 Hudson Street Property. The PATH encompasses a total of 13.9 miles of rail lines and currently serves over 200,000 passengers daily. Additionally, the Hudson-Bergen Light Rail Transit System, Hudson County’s 34.1-mile light rail system, has a station directly adjacent to the 101 Hudson Street Property.

According to the appraisal, the 101 Hudson Street Property is located in the Waterfront submarket of the New Jersey office market, which is defined as the area along the Hudson River that extends from Jersey City to the George Washington Bridge. As of the second quarter of 2016, the Waterfront submarket contained approximately 19.3 million SF (12.3% of the New Jersey office market) and reported a vacancy rate of 8.7%. For that same period, the Waterfront submarket reported positive net absorption of 121,013 SF and an average asking rent of $35.33 per SF, gross.

A-3-74

MSC 2016-UBS12	101 Hudson Street

The following table reflects comparable office properties with respect to the 101 Hudson Street Property:

Competitive Property Summary
Property Name/Location	Year Built/ Renovated	Total Occupancy	Size (SF)	Tenant Name	Lease Area (SF)	Lease Date	Lease Term (Yrs.)	Rent PSF	Lease Type
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	Jet.com	39,900	March 2016	12.0	$51.50	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	Newell Rubbermaid	99,960	March 2016	10.5	$51.00	MG
Waterfront Corporate Center III Hoboken, NJ	2014/NAP	100%	507,781	NICE Systems	59,990	October 2015	11.0	$44.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	17,840	May 2017	10.0	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	12,960	May 2017	10.0	$39.00	MG
Exchange Place Centre Jersey City, NJ	1988/NAP	86%	748,005	Confidential	20,221	April 2017	10.8	$37.50	MG
Harborside Financial Center 5 Jersey City, NJ	2002/NAP	94%	977,225	Ishi Systems, Inc.	12,365	March 2013	10.6	$37.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	63%	900,000	Zurich Insurance	64,414	August 2016	15.0	$41.00	MG
Harborside Plaza Two Jersey City, NJ	1930/1990	63%	900,000	Cardinia Real Estate	79,771	July 2016	15.0	$37.50	MG
Newport Office Tower Jersey City, NJ	1990/NAP	77%	1,099,768	FX Direct Dealer LLC	15,912	March 2016	10.7	$35.00	MG
Newport Office Tower Jersey City, NJ	1990/NAP	77%	1,099,768	Golden Pear Funding	3,842	April 2016	6.3	$38.00	MG

Source: Appraisal and a third-party market report.

A-3-75

MSC 2016-UBS12	101 Hudson Street

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 101 Hudson Street Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015(1)	7/31/2016 TTM(1)	UW(1)(2)	UW PSF
Base Rent	$28,311,298	$29,284,205	$30,453,201	$31,975,694	$38,568,810(3)	$28.75
Grossed Up Vacant Space	$0	$0	$0	$0	$2,098,929	$1.56
Straight Line Average Rent	$0	$0	$0	$0	$1,106,341(4)	$0.82
Percentage Rent	$381,069	$154,426	$209,962	$139,808	$204,500	$0.15
Free Rent Adjustment	($4,153,515)	($319,825)	($822,438)	($1,383,837)	$0	$0.00
Total Reimbursables	$7,856,996	$8,407,351	$7,696,085	$7,964,296	$9,584,061	$7.14
Other Income	$805,904	$702,221	$1,034,201	$1,264,812	$1,346,861	$1.00
Less Vacancy & Credit Loss	$0	$0	$0	$0	($2,098,929)(5)	($1.56)
Effective Gross Income	$33,201,752	$38,228,378	$38,571,011	$39,960,773	$50,810,573	$37.87
Total Operating Expenses	$16,691,035	$17,641,097	$17,274,342	$16,855,969	$18,681,652	$13.92
Net Operating Income	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$32,128,921	$23.95
TI/LC	$0	$0	$0	$0	$2,771,771	$2.07
Capital Expenditures	$0	$0	$0	$0	$281,746	$0.21
Net Cash Flow	$16,510,717	$20,587,281	$21,296,669	$23,104,804	$29,075,403	$21.67

Occupancy	83.4%	87.0%	90.2%	98.3%(5)(6)	95.0%
NOI DSCR(7)	2.09x	2.61x	2.70x	2.92x	4.07x
NCF DSCR(7)	2.09x	2.61x	2.70x	2.92x	3.68x
NOI Debt Yield(7)	6.6%	8.2%	8.5%	9.2%	12.9%
NCF Debt Yield(7)	6.6%	8.2%	8.5%	9.2%	11.6%

(1)	The increase in Base Rent and Effective Gross Income from 2013 through U/W was due to continued increases in occupancy from 83.4% as of December 31, 2013 to 98.3% as of September 21, 2016, along with free rent burn-off and the Bank of America expansion, among others.

(2)	National Union Fire Insurance is not currently in occupancy of 139,536 SF (10.4% of net rentable area). Additionally, Tullett Prebon Holdings Corp. is not currently in occupancy of 37,387 SF (2.8% of net rentable area). Current occupancy excluding these spaces is 85.1%, and the U/W NOI DSCR and U/W NCF DSCR are 3.47x and 3.12x, respectively, and the U/W NOI DY and U/W NCF DY are 11.0% and 9.9%, respectively.

(3)	UW Base Rent includes contractual rent steps through October 2017 totaling $1,648,952.

(4)	U/W Straight Line Average Rent represents the average rent over the lease term in excess of the U/W Base Rent for the following tenants, all of which are rated investment grade by Fitch, Moody’s and/or S&P: Federal Farm Credit Banks, United States Fire Insurance, Berkley Insurance Company, MCI Communications Services, Jeffries LLC and Bank of America.

(5)	The underwritten economic vacancy is 5.0%. The 101 Hudson Street Property was 98.3% leased as of September 21, 2016.

(6)	Occupancy as of September 21, 2016.

(7)	The debt service coverage ratios and debt yields shown are based on the 101 Hudson Street Whole Loan.

Escrows and Reserves. The loan documents provide for an upfront escrow at closing in the amount of $104,000 for deferred maintenance, $16,270,684 for tenant improvements and leasing commissions (“TI/LCs”) associated with eleven tenants, and $2,779,153 for rent concessions related to six tenants. The loan documents allow for the borrower to post a $19,049,837 upfront letter of credit, which encompasses the combined amount of the aforementioned reserves in lieu of any cash deposits, which is expected to happen after the 101 Hudson Street Whole Loan origination. The loan documents do not require monthly deposits for real estate taxes, TI/LCs and replacement reserves as long as (i) no event of default has occurred and is continuing and (ii) the debt service coverage ratio is at least 1.25x. The loan documents do not require monthly deposits for insurance premiums as long as (i) no event of default has occurred and is continuing; (ii) the debt service coverage ratio is at least 1.25x; (iii) the 101 Hudson Street Property is insured via an acceptable blanket insurance policy; and (iv) the borrower provides the lender with timely proof of payment of insurance premiums and renewals.

Lockbox and Cash Management. The 101 Hudson Street Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower directs all tenants to pay their rents directly to such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within one business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all funds are required to be distributed to the borrower. During a Cash Trap Event Period, all excess cash flow is required to be swept to a lender-controlled cash management account.

A “Cash Trap Event Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.25x. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; or, with respect to clause (ii), upon the debt service coverage ratio being at least 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 101 Hudson Street Property also secures the 101 Hudson Street Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $212,750,000. The promissory notes evidencing the 101 Hudson Street Non-Serviced Pari Passu Companion Loans include Promissory Notes A-1-1 and A-4 in the original principal amounts of $53,500,000 and $19,000,000, which are expected to be contributed to the MSC 2016-BNK2 securitization trust, Promissory Note A-1-2 in the original principal amount of $16,500,000, which is currently held by Wells Fargo Bank, National Association, or an affiliate thereof, and expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time, Promissory Note A-2 in the original principal amount of $67,500,000 which was contributed to the WFCM 2016-C36 transaction, and Promissory Note A-5 in the original principal amount of $56,250,000, which is expected to be contributed to the CGCMT 2016-C3 securitization trust. The 101 Hudson Street Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the 101 Hudson Street Mortgage Loan. The 101 Hudson Street Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the 101 Hudson Street Non-Serviced Pari Passu Companion Loans. The holders of the 101 Hudson Street Mortgage

A-3-76

MSC 2016-UBS12	101 Hudson Street

Loan and the 101 Hudson Street Non-Serviced Pari Passu Companion Loans have entered into a co-lender agreement which sets forth the allocation of collections on the 101 Hudson Street Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 101 Hudson Street Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 101 Hudson Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity and subject to a cap equal to two times the premium for the “Special Form” or “All Risks” property insurance required under the 101 Hudson Street Whole Loan documents on a stand-alone basis.

A-3-77

MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Mortgage Loan No. 8 – U-Haul AREC 23 Portfolio

A-3-78

MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Mortgage Loan No. 8 – U-Haul AREC 23 Portfolio

Reno
Fallon
Carson City
Lake Tahoe
Hawthorne
NEVADA
GREAT BASIN
Ely
UTAH
Richfield
Tonopah
SIERRA NEVADA MTS.
YOSEMITE NATL. PARK
Cedar City
St. George
CAPITOL REEF NATL. PARK
BRYCE CANYON N.P.
ZION NATL. PARK
Kanab
Lake Powell
Page
Nellis Air Force Range Complex
KINGS CANYON NATL. PARK
SEQUOIA NATL. PARK
Fresno
DEATH VALLEY NATL. PARK
North Las Vegas
LAS VEGAS
Mesquite
Lake Mead
GRAND CANYON NATL. PARK
Boulder City
Henderson
CALIFORNIA
Lake Mead Natl. Recr. Area
ARIZONA
Ridgecrest
Bakersfield
MOJAVE DESERT
Flagstaff
Kingman
Sedona
Santa Barbara
Palmdale
Prescott
Lake Havasu City
LOS ANGELES
Pasadena
LONG BEACH
Riverside
JOSHUA TREE NATL. PARK
Blythe
Glendale
Scottsdale
ANAHEIM
Palm Springs
Mesa
Salton Sea
PHOENIX
Chandler
Oceanside
Carlsbad
Pacific Ocean
SAN DIEGO
El Centro
Yuma
Casa Grande
TIJUANA
MEXICO
Mexicali
TUCSON

MINNESOTA
Duluth
Superior
Houghton
Calumet
Lake Superior
APOSTLE IS. NATIONAL LAKESHORE
BAD RIVER IND. RES.
OTTAWA NATIONAL FOREST
Marquette
MICHIGAN
CHEQUAMEGON NATIONAL FOREST
HIAWATHA NATIONAL FOREST
NICOLET NATIONAL FOREST
MINNEAPOLIS
ST. PAUL
WISCONSIN
Eau Claire
Wausau
MENOMINEE IND. RES.
Green Bay
Lake Michigan
ONEIDA IND. RES.
Appleton
Manitowoc
Rochester
Oshkosh
Sheboygan
Albert Lea
La Crosse
Madison
Muskegon
MILWAUKEE
Bridgeport
Waukesha
Holland
Cedar Falls
Waterloo
Racine
Kenosha
Janesville
Dubuque
Rockford
Waukegan
IOWA
Cedar Rapids
Elgin
CHICAGO
DES MOINES
Davenport
ILLINOIS
INDIANA

U-Haul AREC 23 Portfolio		
1	U-Haul Moving & Storage of Pasadena	Pasadena, CA
2	U-Haul at 19th Ave	Phoenix, AZ
3	U-Haul Moving & Storage of Broken Arrow	Broken Arrow, OK
4	U-Haul Moving & Storage of Waterfalls	Waterloo; Cedar Falls, IA
5	U-Haul Moving & Storage of Houghton	Houghton; Hancock; Calumet; Dodgeville; Lake Linden, MI
6	U-Haul Moving & Storage of Oakwood	Oakwood, GA
7	U-Haul Moving & Storage of Kokaako	Honolulu, HI
8	U-Haul Moving & Storage on Highway 64	Memphis, TN
9	U-Haul Storage of Spring Hill on Mariner	Spring Hill, FL
10	U-Haul Moving & Storage of Augusta West	Augusta, GA

Aiea
Halawa
KO'OLAU RANGE
O'ahu
Fort Shafter
Liliha-Kapalama
Waahila Ridge State Recr. Area
Hickam Air Force Base
Honolulu International Airport
Kalihi-Palama
Downtown
HONOLULU
Manoa
Mamala Bay
Honolulu Harbor
Waikiki
Kaimuki
Pacific Ocean
Diamond Head State Monument

Topeka
KANSAS CITY
Jefferson City
ST. LOUIS
IN
Frankfort
Charleston
KS
Louisville
WV
VA
Wichita
MO
IL
KY
Raleigh
Tulsa
Broken Arrow
NASHVILLE
Knoxville
NC
CHARLOTTE
OKLAHOMA CITY
Little Rock
MEMPHIS
TN
OK
Oakwood
Columbia
Augusta
SC
AR
ATLANTA
Charleston
MS
Birmingham
Macon
DALLAS
Arlington
Shreveport
Jackson
AL
Montgomery
GA
Savannah
Atlantic Ocean
TX
Tallahassee
JACKSONVILLE
Lafayette
Baton Rouge
Mobile
LA
HOUSTON
NEW ORLEANS
Spring Hill
Orlando
TAMPA
FL
Gulf of Mexico
MIAMI

A-3-79

MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Mortgage Loan No. 8 – U-Haul AREC 23 Portfolio

Mortgage Loan Information				Property Information(4)
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
Original Balance:	$36,240,000			Location:	Various
Cut-off Date Balance:	$36,167,377			General Property Type:	Self Storage
% of Initial Pool Balance:	4.4%			Detailed Property Type:	Self Storage
Loan Purpose(1):	Recapitalization			Title Vesting:	Fee
Sponsor:	AMERCO			Year Built/Renovated:	Various
Mortgage Rate(2):	3.7929%			Size:	509,124 SF 4,649 Units
Note Date:	10/21/2016			Cut-off Date Balance per SF/Unit:	$71 $7,780
First Payment Date:	12/6/2016			Maturity Date or ARD Balance per SF/Unit:	$51 $5,587
Anticipated Repayment Date:	11/6/2026			Property Manager(5):	Various (borrower-related)
Maturity Date:	11/6/2041
Original Term to ARD:	120 months
Original Amortization Term:	300 months			Underwriting and Financial Information(4)
IO Period:	0 months			UW NOI:	$3,905,211
Seasoning:	1 month			UW NOI Debt Yield:	10.8%
Prepayment Provisions:	LO (25); DEF/YM1 (91); O (4)			UW NOI Debt Yield at Maturity or ARD:	15.0%
Lockbox/Cash Mgmt Status:	Soft/Springing			UW NCF DSCR:	1.72x
Additional Debt Type:	N/A			Most Recent NOI:	$4,147,703 (8/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$3,958,354 (3/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(6):	$1,969,794 (3/31/2015 TTM)
Reserves(3)				Most Recent Occupancy(7):	91.8% (10/17/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(7):	89.4% (3/31/2016 TTM)
RE Tax:	$264,482	Springing	N/A	3rd Most Recent Occupancy(6)(7):	86.6% (3/31/2015 TTM)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(8):	$67,830,000 (Various)
Deferred Maintenance:	$172,714	$0	N/A	Cut-off Date LTV Ratio(8):	53.3%
Recurring Replacements:	$38,188	Springing	$38,188	LTV Ratio at Maturity Date or ARD(8):	38.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$36,240,000	100.0%	Reserves:	$475,384	1.3%
			Closing Costs:	$853,430	2.4%
			Return of Equity(1):	$34,911,187	96.3%
Total Sources:	$36,240,000	100.0%	Total Uses:	$36,240,000	100.0%

(1)	At the time of the U-Haul Portfolio Mortgage Loan origination, the U-Haul Portfolio Borrowers had no outstanding mortgage debt associated with the U-Haul Portfolio Properties.
(2)	The U-Haul Portfolio Mortgage Loan has an anticipated repayment date of November 6, 2026 and a maturity date of November 6, 2041. Beginning on the anticipated repayment date through the maturity date, the U-Haul Portfolio Mortgage Loan will accrue interest at a per annum note rate equal to the greater of (a) 3.0000% above the initial interest rate and (b) 3.0000% above the 10-year treasury yield as of the ARD plus 1.8300%, provided that in no event will the interest rate exceed 8.7929%. See “—The Mortgage Loan” below for further discussion.
(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.
(4)	Property Information and Underwriting and Financial Information are based on the combination or sum of all 10 self storage facilities that comprise the U-Haul Portfolio Properties.
(5)	U-Haul Co. of Arizona; U-Haul Co. of California; U-Haul Co. of Florida; U-Haul Co. of Georgia; U-Haul Co. of Hawaii, Inc.; U-Haul Co. of Iowa, Inc.; U-Haul Co. of Michigan; U-Haul Co. of Oklahoma, Inc.; U-Haul Co. of Tennessee.
(6)	The U-Haul Moving & Storage of Kakaako (33,672 SF), U-Haul at 19th Ave (75,890 SF), U-Haul Moving & Storage on Highway 64 (75,990 SF), U-Haul Moving & Storage of Broken Arrow (46,500 SF), U-Haul Moving & Storage of Houghton (110,020 SF) and U-Haul Storage of Spring Hill on Mariner (20,050 SF) properties were acquired in December 2014, June 2014, February 2015, October 2014, September 2014 and March 2013, respectively. As such, historical operating performance is not available for these U-Haul Portfolio Properties.
(7)	Occupancy rates are based on number of units. Based on SF, most recent occupancy is 93.4% as of October 17, 2016.
(8)	The Appraised Value (as of) represents the “as-is portfolio value” conclusion. The sum of the “as-is” appraised values on a stand-alone basis is $62,230,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the stand-alone appraised “as-is” value are 58.1% and 41.7%, respectively.

The Mortgage Loan. The eighth largest mortgage loan (the “U-Haul Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $36,240,000 that is secured by a first priority fee mortgage encumbering 10 self storage facilities, comprising 4,649 units, 120 recreational vehicle (“RV”) parking spaces, and 50 U-Box units located across nine states (collectively, the “U-Haul Portfolio Properties”). The proceeds of the U-Haul Portfolio Mortgage Loan were used to fund reserves, pay closing costs, and return equity to the U-Haul Portfolio Borrowers. The self storage facilities were purchased by the U-Haul Portfolio Borrowers, or their affiliates, on various dates from 1977 to 2015, for a total purchase price of approximately $25.7 million. The most recent prior financings of the U-Haul Moving & Storage of Kakaako, U-Haul Moving & Storage on Highway 64 and U-Haul Moving & Storage of Waterfalls properties were included in the GECMC 2006-C1, LBUBS 2006-C7 and MLCFC 2007-7 transactions, respectively. The most recent prior financing of the U-Haul at 19th Ave property was included in the CSFB 2005-C4 transaction and the JPMCC 2008-C2 transaction.

A-3-80

MSC 2016-UBS12	U-Haul AREC 23 Portfolio

The U-Haul Portfolio Mortgage Loan has an anticipated repayment date of November 6, 2026 (the “ARD”) and final maturity date of November 6, 2041. Prior to the ARD, the U-Haul Portfolio Mortgage Loan accrues interest at a fixed rate of 3.7929% (the “Initial Interest Rate”) and requires payments of principal and interest in a set monthly amount (“Regular Monthly Debt Service Payment Amount”). In the event the U-Haul Portfolio Mortgage Loan is not repaid in full on or before the ARD, interest accrues on the outstanding principal balance at the Adjusted Interest Rate. The “Adjusted Interest Rate” is equal to the greater of (i) 3.0000% above the 10-year treasury yield as of the ARD plus 1.8300%, provided that in no event will the interest rate exceed 8.7929% and (ii) 3.0000% above the Initial Interest Rate. Following the ARD, the U-Haul Portfolio Borrowers are required to continue to make payments of interest and principal in the Regular Monthly Debt Service Payment Amount on each monthly payment date thereafter up to and including the maturity date. Interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate and not paid will remain an obligation of the U-Haul Portfolio Borrowers, but will be deferred (such accrued interest, the “Accrued Interest”) and is required to be paid on the maturity date to the extent not sooner paid pursuant to the loan documents. If the U-Haul Portfolio Mortgage Loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the U-Haul Portfolio Mortgage Loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the U-Haul Portfolio Mortgage Loan, with any remaining amounts to be applied towards Accrued Interest.

The Borrowers and the Sponsor. The borrowers are U-Haul Co. of Florida 23, LLC, UHIL 23, LLC and AREC 23, LLC (collectively, the “U-Haul Portfolio Borrowers”), each of which is a single-purpose Delaware limited liability company structured to be bankruptcy-remote, each with two independent directors. The U-Haul Portfolio Borrowers are 100% owned by AMERCO, a Nevada Corporation (NASDAQ: UHAL), which serves as the holding company for U-Haul International, Inc. (“U-Haul”) and is the sponsor and nonrecourse carve-out guarantor. AMERCO is a do-it-yourself moving company with a network of approximately 1,700 company-operated retail moving stores and 19,500 independent U-Haul dealers throughout North America. U-Haul is one of the largest North American operators of self storage facilities and has been serving do-it-yourself movers since its founding in 1945. According to its annual report for the fiscal year ending March 31, 2016, AMERCO’s U-Haul segment reported self storage revenue of approximately $247.9 million in fiscal year 2016, an increase of 17.4% from fiscal year 2015’s reported self storage revenue of approximately $211.1 million. U-Haul operates more than 536,000 self storage units, comprising approximately 47.9 million SF of storage space with approximately 1,360 locations in 49 U.S. states and 10 Canadian provinces as of March 31, 2016. U-Haul locations provide customers with a variety of moving and storage supplies including self storage, packing supplies and truck and trailer rentals with a rental fleet of approximately 139,000 trucks, 108,000 trailers and 38,000 towing devices as of March 31, 2016. An affiliate of the sponsor is currently subject to litigation. See “—Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus.

The Properties. The U-Haul Portfolio Properties are comprised of 10 self storage facilities located across nine states with a total of 4,649 units and 120 RV parking spaces totaling approximately 509,124 SF of space (excluding space associated with the 120 RV parking spaces). The U-Haul Portfolio Properties also contain 50 U-Box units, portable storage containers that are used for moving and storage. The U-Haul Portfolio Properties were constructed between 1926 and 2014 and, as of October 17, 2016, were 93.4% occupied based on SF. The top five states by Cut-off Date allocated loan amount include Hawaii (26.3%), Arizona (13.7%), Georgia (11.4%), Tennessee (9.7%) and Oklahoma (9.1%).

The five largest self storage facilities comprising the U-Haul Portfolio Properties by Cut-off Date allocated loan amount are described below:

U-Haul Moving & Storage of Kakaako. The U-Haul Moving & Storage of Kakaako property is a 33,672 SF, 902-unit Class B+ self storage facility consisting of one two-story building located in Honolulu, Honolulu County, Hawaii, approximately 1.1 miles southeast of the Honolulu central business district (“CBD”). Situated on a 0.68-acre site, improvements were originally constructed in 1932 and converted to self storage use in 1999. Of the 902 units at the property, 894 units are climate-controlled and eight units are non-climate controlled. The property is an all-enclosed facility with amenities that include 24-hour video surveillance, keypad access, tall/slim lockers for surf board storage and on-site management. According to a third party market research report, the trade area consisting of a one-, three- and five-mile radius of the property contained a population of 42,719, 210,477 and 321,785, respectively, with an estimated average household income of $77,108, $78,723 and $86,801, respectively, as of 2016.

U-Haul at 19th Ave. The U-Haul at 19th Ave property is a 75,890 SF, 616-unit Class B+ self storage facility with 8 U-Box units and consists of 17 one- and two-story buildings located in Phoenix, Maricopa County, Arizona, approximately 10.3 miles north of the Phoenix CBD. The U-Haul at 19th Ave property is located on two non-contiguous sites within a quarter mile of each other, along the same street; the storage facility and a leasing office with a manager apartment. Situated on a 4.69-acre site, the improvements were constructed in stages in 1972, 1973 and 1989. Of the 616 units at the property, 575 units are non-climate controlled and 41 units are climate-controlled. Amenities at the property include gated entry, electronic keypad access, video surveillance, onsite management and exterior site lighting. According to a third party market research report, the trade area within a one-, three- and five-mile radius of the property contained a population of 20,094, 149,882 and 407,040, respectively, with an estimated average household income of $43,409, $56,688 and $60,946, respectively, as of 2016.

U-Haul Moving & Storage on Highway 64. The U-Haul Moving & Storage on Highway 64 property is a 75,990 SF, 510-unit Class B self storage facility with 65 RV parking spaces and is located in Memphis, Shelby County, Tennessee, approximately 16.6 miles northeast of the Memphis CBD. The property consists of 11 one-story buildings and has an additional 17,746 SF for the leasing office and other common areas. Situated on a 6.05-acre site, the improvements were originally constructed in 1999. Of the 510 units at the property, 418 units are non-climate controlled and 92 units are climate-controlled. Amenities at the property include climate controlled units, 24-hour surveillance, on-site manager, motion detectors and individually alarmed units linked to gate access codes. According to a third party market research report, the trade area within a one-, three- and five-mile radius of the property contained a population of 8,587, 66,289 and 174,439, respectively, with an estimated average household income of $62,088, $75,487 and $79,793, respectively, as of 2016.

U-Haul Moving & Storage of Broken Arrow. The U-Haul Moving & Storage of Broken Arrow property is a 46,500 SF, 409-unit Class A self storage facility with 50 RV parking spaces and is located in Broken Arrow, Tulsa County, Oklahoma, approximately 17.3 miles southeast of the Tulsa CBD. The property consists of nine one-story buildings and has an additional 2,322 SF leasing office and a manager apartment. Situated on a 3.99-acre site (with an additional 0.87 acres of excess land to the north and 8.54 acres of surplus land to the south, totaling 13.40 acres), the improvements were originally constructed in 2005. Of the 409 units at the property, 279 units are non-climate controlled and 130 units are climate-controlled. Amenities of the property include 24-hour surveillance, on-site manager, boxes and moving supplies, perimeter fencing and gate access codes. According to a third party market research report, the trade area within a one-, three- and five-mile radius of the property contained a population of 12,629, 56,192 and 123,247, respectively, with an estimated average household income of $72,315, $78,877 and $82,087, respectively, as of 2016.

U-Haul Moving & Storage of Pasadena. The U-Haul Moving & Storage of Pasadena property is a 9,222 SF, 182-unit Class B self storage facility with 21 U-Box units and is located in Pasadena, Los Angeles County, California, approximately 9.7 miles northeast of the Los Angeles CBD. The property consists of one two-story building and two one-story buildings and has an additional 800 SF leasing office and 750 SF manager apartment. Situated on a

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MSC 2016-UBS12	U-Haul AREC 23 Portfolio

1.41-acre site, the improvements were originally constructed in 1926 and 1951 and converted to self storage in 1992. Of the 182 units at the property, 156 units are non-climate controlled and 26 units are climate-controlled. Amenities at the property include exterior lighting, controlled access by on-site management, and video surveillance. According to a third party market research report, the trade area within a one-, three- and five-mile radius of the property contained a population of 26,754, 221,285 and 584,009, respectively, with an estimated average household income of $112,686, $102,067 and $95,478, respectively, as of 2016.

The following tables present certain information relating to the U-Haul Portfolio Properties:

Property History
Property Name	Location	Cut-off Date ALA	Acquisition Date	Purchase Price	Capital Expenditures
UHMS of Kakaako	Honolulu, HI	$9,500,922	Dec 2014	$4,559,546	$163,254
UH at 19th Avenue	Phoenix, AZ	$4,940,080	Jun 2014	$3,826,421	$85,777
UHMS on Highway 64	Memphis, TN	$3,512,946	Feb 2015	$3,858,750	$69,892
UHMS of Broken Arrow	Broken Arrow, OK	$3,303,367	Oct 2014	$3,050,000	$64,772
UHMS of Pasadena	Pasadena, CA	$2,934,108	Jan 1977	$1,181,245	NAV
UHMS of Houghton	Various, MI(1)	$2,744,489	Sep 2014	$3,064,000	$115,675
UHMS of Waterfalls	Various, IA(2)	$2,574,830	Jun 1983 & Jun 2014	$2,165,153	$963,528
UHS of Spring Hill on Mariner	Spring Hill, FL	$2,524,930	Mar 2013	$1,553,298	$127,259
UHMS of Oakwood	Oakwood, GA	$2,445,090	Aug 2012	$1,450,000	$683,415
UHMS of Augusta West	Augusta, GA	$1,686,613	Oct 2012	$1,040,000	$142,414
Total/Wtd. Avg.		$36,167,377		$25,748,414	$2,415,985

(1)	UHMS of Houghton is located at five different sites in Houghton, Hancock, Calumet, Dodgeville and Lake Linden, Michigan.
(2)	UHMS of Waterfalls is located at two different sites in Waterloo and Cedar Falls, Iowa.

Property Summary
Property Name	Location	Year Built/ Renovated	% of Cut-off Date ALA	Self Storage Units(1)(2)	Climate- Controlled Units %(1)	RV Parking	U-Box Storage Units	GLA (SF)(1)(2)	Occ. Based on Total SF(1)(3)	% of Total NOI(4)
UHMS of Kakaako	Honolulu, HI	1932/1999	26.3%	902	99.1%	0	0	33,672	85.5%	22.7%
UH at 19th Avenue	Phoenix, AZ	1972;1973;1989/N/A	13.7%	616	6.7%	0	8	75,890	97.1%	12.5%
UHMS on Highway 64	Memphis, TN	1999/N/A	9.7%	510	18.0%	65	0	75,990	96.1%	10.4%
UHMS of Broken Arrow	Broken Arrow, OK	2005/N/A	9.1%	409	31.8%	50	0	46,500	94.9%	9.9%
UHMS of Pasadena	Pasadena, CA	1926;1951/1992	8.1%	182	14.3%	0	21	9,222	94.6%	8.6%
UHMS of Houghton	Various, MI(5)	1991/2013	7.6%	648	8.3%	0	0	110,020	87.6%	9.1%
UHMS of Waterfalls	Various, IA(6)	1961;1977;2014/N/A	7.1%	615	0.0%	0	10	75,511	94.1%	7.9%
UHS of Spring Hill on Mariner	Spring Hill, FL	2004/N/A	7.0%	192	75.0%	5	0	20,050	98.8%	6.8%
UHMS of Oakwood	Oakwood, GA	2007/N/A	6.8%	320	100.0%	0	11	28,019	97.0%	6.9%
UHMS of Augusta West	Augusta, GA	2007/N/A	4.7%	255	20.4%	0	0	34,250	95.8%	5.1%
Total/Wtd. Avg.			100.0%	4,649	37.7%	120	50	509,124	93.4%	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Self Storage Units and GLA (SF) exclude retail space, U-Box storage units and RV parking spaces.
(3)	Occ. Based on Total SF is as of October 17, 2016 and is based on SF. Based on number of units, occupancy is 91.8%.
(4)	% of Total NOI is based on 8/31/2016 TTM.
(5)	UHMS of Houghton is located at five different sites in Houghton, Hancock, Calumet, Dodgeville and Lake Linden, Michigan.
(6)	UHMS of Waterfalls is located at two different sites in Waterloo and Cedar Falls, Iowa.

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MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Property Summary by State
State	Cut-off Date Mortgage Loan Balance	% of Cut-off Date ALA	Appraised Value	Number of Properties	Self Storage Units(1)(2)	Climate- Controlled Units %(1)	RV Parking	U-Box Storage Units	Occ. Based on Total SF(1)(3)	GLA (SF)(1)(2)	% of Total NOI(4)
Hawaii	$9,500,922	26.3%	16,350,000	1	902	99.1%	0	0	85.5%	33,672	22.7%
Arizona	$4,940,080	13.7%	8,500,000	1	616	6.7%	0	8	97.1%	75,890	12.5%
Georgia	$4,131,704	11.4%	7,100,000	2	575	64.7%	0	11	96.3%	62,269	12.0%
Tennessee	$3,512,946	9.7%	6,040,000	1	510	18.0%	65	0	96.1%	75,990	10.4%
Oklahoma	$3,303,367	9.1%	5,680,000	1	409	31.8%	50	0	94.9%	46,500	9.9%
California	$2,934,108	8.1%	5,050,000	1	182	14.3%	0	21	94.6%	9,222	8.6%
Michigan	$2,744,489	7.6%	4,720,000	1	648	8.3%	0	0	87.6%	110,020	9.1%
Iowa	$2,574,830	7.1%	4,440,000	1	615	0.0%	0	10	94.1%	75,511	7.9%
Florida	$2,524,930	7.0%	4,350,000	1	192	75.0%	5	0	98.8%	20,050	6.8%
Total/Wtd. Avg.	$36,167,377	100.0%	$67,830,000(5)	10	4,649	37.7%	120	50	93.4%	509,124	100.0%

(1)	Information is based on the underwritten rent roll.
(2)	Self Storage Units and GLA (SF) exclude retail space, U-Box storage units and RV parking spaces.
(3)	Occ. Based on Total SF is as of October 17, 2016 and is based on SF. Based on number of units, occupancy is 91.8%.
(4)	% of Total NOI is based on 8/31/2016 TTM.
(5)	The Total Appraised Value represents the “as-is portfolio value” conclusion. The sum of the “as-is” values on a stand-alone basis is $62,230,000.

The Market. According to a third party market research report, in 2015 the United States self storage market encompassed approximately 51,476 self storage facilities, totaling approximately 2.6 billion SF and approximately 24.6 million units. U-Haul is the third largest self storage operator according to a third party market research report. The customer base for self storage is broken down into four categories: residential (70.0%), commercial (17.5%), student (6.3%) and military (6.2%). The average occupancy rate of all self storage facilities in the U.S. was 89.1% in 2014, the second highest reported average over the last 17 years, with the highest occupancy rate of 89.9% reported in 1994. The below table depicts market information compared to the U-Haul Portfolio Properties and local demographics.

The following table presents certain market information relating to the U-Haul Portfolio Properties:

Market and Portfolio Demographic Profile
				Market Comparables(1)			5-Mile Radius(2)
Property Name	Monthly Rent Per Unit(3)(4)	Monthly Rent PSF(3)	Occupancy(3)	Monthly Rent Per Unit(4)	Monthly Rent PSF	Economic Occupancy	2016 Population	Average Household Income
UHMS of Kakaako	$121	$3.17	85.5%	$122	$3.18	85.0%	321,785	$86,801
UH at 19th Avenue	$96	$0.78	97.1%	$96	$0.79	95.0%	407,040	$60,946
UHMS on Highway 64	$98	$0.66	96.1%	$94	$0.63	94.0%	174,439	$79,793
UHMS of Broken Arrow	$100	$0.87	94.9%	$100	$0.87	95.0%	123,247	$82,087
UHMS of Pasadena	$136	$2.69	94.6%	$136	$2.69	93.0%	584,009	$95,478
UHMS of Houghton	$95	$0.55	87.6%	$93	$0.55	85.0%	18,994(5)	$55,268(5)
UHMS of Waterfalls	$78	$0.62	94.1%	$72	$0.58	93.0%	100,744(6)	$57,294(6)
UHS of Spring Hill on Mariner	$115	$1.10	98.8%	$118	$1.13	92.0%	113,651	$51,231
UHMS of Oakwood	$71	$0.81	97.0%	$70	$0.81	93.0%	63,726	$58,280
UHMS of Augusta West	$96	$0.72	95.8%	$97	$0.73	93.0%	149,549	$62,402
Total/Wtd. Avg.(7)	$100	$0.90	93.4%	$98	$0.89	90.8%	202,466	$69,462

(1)	Information is based on the appraisals dated August 23, 2016 to September 8, 2016.
(2)	Information is based on third party market research reports.
(3)	Information based on the underwritten rent roll. Occupancy is based on SF. Based on number of units, occupancy is 91.8%.
(4)	Monthly Rent Per Unit excludes retail space, U-Box storage units and RV parking spaces.
(5)	2016 Population and Average Household income is based on the 46705 State Highway M26, Houghton, Michigan site.
(6)	2016 Population and Average Household income is based on the 3633 University Avenue, Waterloo, Iowa site.
(7)	Wtd. Avg. is based on total units or total SF, as applicable, at each property.

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MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the U-Haul Portfolio Properties:

Cash Flow Analysis
	3/31/2014 TTM(1)	3/31/2015 TTM(1)	3/31/2016 TTM	8/31/2016 TTM	UW	UW PSF(2)
Base Rent	$996,801	$2,635,023	$4,851,346	$5,041,987	$5,850,958	$11.49
Other Income	$256,025	$271,060	$350,922	$376,625	$376,625	$0.74
Less Vacancy & Credit Loss	$0	$0	$0	$0	($808,971)	($1.59)
Effective Gross Income	$1,252,826	$2,906,084	$5,202,268	$5,418,612	$5,418,612	$10.64
Total Operating Expenses	$740,327	$936,289	$1,243,914	$1,270,909	$1,513,401	$2.97
Net Operating Income	$512,499	$1,969,794	$3,958,354	$4,147,703	$3,905,211	$7.67
Capital Expenditures	$0	$0	$0	$0	$51,394	$0.10
Net Cash Flow	$512,499	$1,969,794	$3,958,354	$4,147,703	$3,853,817	$7.57

Occupancy %(3)	NAV	86.6%	89.4%	91.8%	86.2%
NOI DSCR	0.23x	0.88x	1.76x	1.85x	1.74x
NCF DSCR	0.23x	0.88x	1.76x	1.85x	1.72x
NOI Debt Yield	1.4%	5.4%	10.9%	11.5%	10.8%
NCF Debt Yield	1.4%	5.4%	10.9%	11.5%	10.7%

(1)	The U-Haul Moving & Storage of Kakaako (33,672 SF), U-Haul at 19th Ave (75,890 SF), U-Haul Moving & Storage on Highway 64 (75,990 SF), U-Haul Moving & Storage of Broken Arrow (46,500 SF), U-Haul Moving & Storage of Houghton (110,020 SF) and U-Haul Storage of Spring Hill on Mariner (20,050 SF) properties were acquired in December 2014, June 2014, February 2015, October 2014, September 2014 and March 2013, respectively. As such, historical operating performance is not available for these U-Haul Portfolio Properties.
(2)	UW PSF excludes retail space, U-Box storage units and RV parking spaces.
(3)	Occupancy % figures are based on number of units. 8/31/2016 TTM Occupancy % is as of October 17, 2016. UW Occupancy is based on underwritten economic occupancy.

Escrows and Reserves. The U-Haul Portfolio Borrowers deposited $264,482 (an amount equal to six months of real estate taxes) in escrow for annual real estate taxes at loan origination and are required to escrow monthly (i) 1/12 of the annual estimated tax payments (unless an amount sufficient to pay taxes for six months is deposited into the real estate taxes and insurance reserve) and (ii) 1/12 of the annual insurance premiums (unless (a) the U-Haul Portfolio Borrowers maintain insurance under an acceptable blanket insurance policy or (b) an amount sufficient to pay insurance premiums for six months is deposited into the real estate taxes and insurance reserve, if the U-Haul Portfolio Properties are not covered by a blanket insurance policy). As of the date of loan origination, both the required (i) monthly tax escrow (due to the deposit of six months of real estate taxes) and (ii) monthly insurance escrow (due to the U-Haul Portfolio Properties being covered by a blanket insurance policy) are suspended. The U-Haul Portfolio Borrowers deposited $172,714 in escrow at loan origination for deferred maintenance. The U-Haul Portfolio Borrowers deposited $38,188 in escrow at loan origination for replacement reserves and are required to make monthly deposits of $6,365 for replacement reserves; provided, however, such monthly deposits are not required if the funds in such replacement reserve exceed $38,188.

Lockbox and Cash Management. A soft lockbox is in place with respect to the U-Haul Portfolio Mortgage Loan (i.e., the U-Haul Portfolio Borrowers and/or the property manager collect all rents, revenues, charges and other consideration and cause such amounts to be deposited into the lockbox account within one business day after the receipt thereof). The U-Haul Portfolio Mortgage Loan has springing cash management (i.e., the U-Haul Portfolio Mortgage Loan has cash management only after the initial occurrence of a Cash Sweep Period (as defined below)). Provided a Cash Sweep Period is not continuing, funds in the lockbox account are swept daily to an account designated by the U-Haul Portfolio Borrowers. Upon the occurrence and during the continuance of a Cash Sweep Period, funds in the lockbox account are transferred to the cash management account and applied on each monthly payment date in the order set forth in the U-Haul Portfolio Mortgage Loan agreement to pay debt service on the U-Haul Portfolio Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to pay monthly operating expenses referenced in the annual budget (which is required to be approved by the lender during any Cash Sweep Period) and pay extraordinary operating expenses or capital expenses, in each case, greater than $25,000 not referenced in the annual budget and approved by the lender, and to disburse the remainder to an account to be held by the lender as additional security for the U-Haul Portfolio Mortgage Loan during the continuance of such Cash Sweep Period.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving, or insolvency of, the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x for two consecutive calendar quarters, (iv) the U-Haul Portfolio Borrowers fail to provide timely evidence of payment of taxes or that the U-Haul Portfolio Properties are insured, or (v) the payment date that is three payment dates prior to the ARD, if the U-Haul Portfolio Mortgage Loan has not been repaid in full. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the property manager is replaced with a qualified manager, in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is at least 1.20x for four consecutive calendar quarters, or in regard to clause (iv) above, the U-Haul Portfolio Borrowers provide evidence of payment of taxes or that the U-Haul Portfolio Properties are insured.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. If the portion of the U-Haul Moving & Storage of Houghton property located in Dodgeville, Michigan, can no longer be operated as it was as of the origination date because the use is no longer legal nonconforming or legal conforming, (i) the U-Haul Portfolio Borrowers are required to obtain the release of the U-Haul Moving & Storage of Houghton property located in Dodgeville, Michigan by paying an amount equal to (a) 110% of the allocated loan amount with respect to the Dodgeville, Michigan portion of the U-Haul Moving & Storage of Houghton property in an amount of approximately $295,944, plus (b) the pro rata amount of any accrued and unpaid interest on the U-Haul Portfolio Mortgage Loan, plus (c) the yield maintenance premium, less (d) any applicable net proceeds derived from the portion of the U-Haul Moving & Storage of Houghton property located in Dodgeville, Michigan and (ii) if the loan-to-value ratio immediately following the release is greater than 125%, (a) the principal balance of the U-Haul Portfolio Mortgage Loan must be paid down or (b) the lender must receive a REMIC opinion.

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MSC 2016-UBS12	U-Haul AREC 23 Portfolio

Terrorism Insurance. The U-Haul Portfolio Borrowers are required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the U-Haul Portfolio Mortgage Loan documents.

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MSC 2016-UBS12	Greenwich Office Park

Mortgage Loan No. 9 – Greenwich Office Park

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MSC 2016-UBS12	Greenwich Office Park

Mortgage Loan No. 9 – Greenwich Office Park

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MSC 2016-UBS12	Greenwich Office Park

Mortgage Loan No. 9 – Greenwich Office Park

Greenwich Office Park
1, 2, 3, 4, 5, 6, 8 & 9 Greenwich Office Park
Greenwich, CT 06831
Armonk
New Canaan
STAMFORD
Greenwich
Riverside
Cos Cob
Old Greenwich
Rye Brook
Port Chester
Belle Haven
Byram
White Plains
Harrison
Rye
Mamaroneck
Harbor Point
Shippan Point
FAIRFIELD COUNTY
WESTCHESTER COUNTY
CONNECTICUT
NEW YORK
Long Island Sound
Merritt Pkwy
Connecticut Turnpike
Cross Westchester Expwy
Hutchinson River Pkwy
New England Thruway
METRO NORTH
NEW HAVEN LINE
Westchester County Airport
SUNY at Purchase
Manhattanville College
Greenwich Hospital
Stamford Hospital
Putnam Lake
Rockwood Lake
Rye Lake
Mianus River State Scenic Reserve
Mianus River Park
Greenwich Point Park
Stamford Harbor
Greenwich Cove
Cos Cob Harbor
Byram Harbor
Port Chester Harbor
Edith G. Read Wildlife Sanctuary
Playland Park
New Haven 40 miles
N.Y. City 27 miles

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MSC 2016-UBS12	Greenwich Office Park

Mortgage Loan No. 9 – Greenwich Office Park

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Natixis			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$33,000,000			Location:	Greenwich, CT 06831
Cut-off Date Balance(1):	$33,000,000			General Property Type:	Office
% of Initial Pool Balance:	4.0%			Detailed Property Type:	Suburban
Loan Purpose:	Acquisition			Title Vesting:	Fee / Leasehold
Sponsor:	John J. Fareri			Year Built/Renovated:	1970-1978/2010-2016
Mortgage Rate:	4.5540%			Size:	379,861 SF
Note Date:	11/4/2016			Cut-off Date Balance per SF (1):	$230
First Payment Date:	12/5/2016			Maturity Date Balance per SF(1):	$230
Maturity Date:	11/5/2021			Property Manager:	Greenwich Premier Services, Inc. (borrower-related)
Original Term to Maturity:	60 months
Original Amortization Term:	0 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI(7):	$8,477,914
Prepayment Provisions(2):	LO (25), DEF (32), O (3)			UW NOI Debt Yield(1):	9.7%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	9.7%
Additional Debt Type(3):	Pari Passu/Mezzanine			UW NCF DSCR(1):	1.94x
Additional Debt Balance(3):	$54,500,000/$10,000,000			Most Recent NOI(7):	$7,763,545 (8/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$6,655,583 (12/31/2015)
				3rd Most Recent NOI:	$6,318,478 (12/31/2014)
Reserves(4)				Most Recent Occupancy(5):	82.9% (9/30/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.1% (12/31/2015)
RE Tax:	$611,180	$126,663	N/A	3rd Most Recent Occupancy (6):	76.1% (12/31/2014)
Insurance:	$116,110	$12,901	N/A	Appraised Value (as of):	$134,000,000 (9/6/2016)
Recurring Replacement:	$0	$5,130	N/A	Cut-off Date LTV Ratio(1):	65.3%
TI/LC:	$0	$47,483	$2,848,958	LTV Ratio at Maturity Date(1):	65.3%
Deferred Maintenance:	$342,500	$0	N/A
Ground Rent:	$17,699	Springing	N/A
Primary Tenant:	$0	Springing	N/A
Free Rent:	$375,089	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$87,500,000	66.1%	Purchase Price	$130,000,000	98.3%
Mezzanine Loan:	$10,000,000	7.6%	Total Reserves	$1,462,578	1.1%
Borrower Equity	$34,808,906	26.3%	Closing Costs:	$846,328	0.6%
Total Sources:	$132,308,906	100.0%	Total Uses:	132,308,906	100.0%

(1)	The Greenwich Office Park Mortgage Loan is part of the Greenwich Office Park Whole Loan, which is comprised of two pari passu promissory notes with an aggregate principal balance of $87,500,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and LTV Ratio at Maturity Date numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Greenwich Office Park Whole Loan. The Cut-off Date Balance per SF, Cut-off Date LTV Ratio, UW NCF DSCR, UW NOI Debt Yield and UW NOI Debt Yield at Maturity based on the combined Greenwich Office Park Whole Loan and Greenwich Office Park Mezzanine Loan (as defined below) aggregate principal balance of $97,500,000 are $256.67, 72.8%, 1.58x, 8.7% and 8.7%, respectively.

(2)	Defeasance is permitted any time after the earlier of the (i) fourth anniversary of the note date, or (ii) on or after the end of the two year period commencing on the closing date of the securitization of the last Greenwich Office Park promissory note to be securitized.

(3)	See “—The Mortgage Loan,” “—Additional Secured Indebtedness (not including trade debt)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt.

(4)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(5)	Since June 2015, 21 leases and renewals have been signed at the Greenwich Office Park Property, accounting for 33.8% of the total square footage and 39.2% of total base rent. Among the new leases are four renewals and two expansions, including IBG, LLC, which increased its presence at the building by 12.8% from 37,404 sf to 42,196 SF.

(6)	2014 occupancy figures exclude building 1, totaling 40,826 SF, as it was offline due to a gut renovation spanning 2010 to 2016. The building was offline starting at the end of 2012 and was completely offline from 2013- 2014.

(7)	UW NOI of $8,477,914 increased from Most Recent NOI of $7,763,545 as of August 31, 2016 primarily due to the expiration of free rent for 11 tenants across 12 leases for a total of $999,677 during 2015.

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The Mortgage Loan. The ninth largest mortgage loan (the “Greenwich Office Park Mortgage Loan”) is part of a whole loan (the “Greenwich Office Park Whole Loan”) evidenced by two pari passu promissory notes (Note A-1 and Note A-2) in the aggregate original principal amount of $87,500,000, both of which are secured by a first priority fee and leasehold mortgage encumbering an eight-building office complex totaling 379,861 SF in Greenwich, Connecticut (the “Greenwich Office Park Property”). Promissory Note A-1 in the original principal of $33,000,000 represents the Greenwich Office Park Mortgage Loan. Promissory Note A-2 in the original principal amount of $54,500,000 (the “Greenwich Office Park Pari Passu Companion Loan”) is currently held by Natixis and is expected to be contributed to one or more future securitization trusts or may be otherwise transferred at any time. The Greenwich Office Park Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS 12 Trust until the securitization of the Greenwich Office Park Pari Passu Companion Loan represented by Note A-2, at which time the Greenwich Office Park Whole Loan will be serviced pursuant to the pooling and servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the Greenwich Office Park Whole Loan, along with the Greenwich Office Park Mezzanine Loan and borrower equity, were used to acquire the Greenwich Office Park Property for the approximate purchase price of $130,000,000, fund reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is Greenwich Park LLC (the “Greenwich Office Park Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of the Greenwich Office Park Borrower is John J. Fareri.

John J. Fareri is the founder and CEO of Fareri Associates LLP, a regional real estate firm based in Greenwich, Connecticut, primarily engaged in acquisition, management and development of commercial real estate assets in Westchester County and the Lower Hudson Valley in New York as well as Fairfield County in Connecticut. Mr. Fareri and his affiliated companies have developed, repositioned and/or acquired a portfolio of real estate holdings of approximately 5 million SF. Fareri Associates’ previous experience includes conversion of a Greenwich Avenue cinema into an Apple Store in Greenwich, Connecticut, the conversion of a former motel to a luxury boutique hotel and the redevelopment of three Greenwich sites to mixed-use properties including commercial, retail and residential space.

The Property. The Greenwich Office Park Property consists of the fee and leasehold interests in eight, Class A, low-rise buildings, located in a 20.86 acre park-like site in Greenwich, Connecticut. Eight buildings in the office park were originally developed in the 1970’s and range in height from 2 to 4 stories and in size from 23,540 to 106,293 SF with a combined net rentable area of 379,861 SF, offering flexible floor plates and plans for tenants’ needs. Six buildings (Buildings 1 through 6) are owned in fee simple and two buildings (Buildings 8 and 9) are owned in leasehold interest, each of which consists of a 99-year ground lease expiring in 2076. The Greenwich Office Park Property was owned by Clarion Partners since 1997. During Clarion Partner’s ownership, the Greenwich Office Park Property had an institutional maintenance program which included the recently completed $15.5 million capital improvements ($41 PSF) such as lobby renovations, common area upgrades, HVAC and BMS improvements, roof replacement/repairs and various restroom renovations, as well as a full gut-renovation of Building 1.

The Greenwich Office Park Property features an amenity package that includes a fitness center with personal trainers, a full-service café with catering services, a door-to-train shuttle service, complimentary partially covered parking, specialty services such as shoe repair and a notary, storage space and a tenant conference room. The property contains a total of 1,749 parking spaces, some of which are located in covered garages within the buildings, for a parking ratio of 4.60 per 1,000 SF. The Greenwich Office Park Borrower’s interest in each of Building 8 and Building 9, is held under separate 99-year ground leases that expire in 2076. The Building 8 ground rent resets at 20 year intervals, with the next reset scheduled to occur in December 2018. Under the Building 8 ground lease, the new annual ground rent is calculated as the original ground rent ($50,000 per annum) plus 25% of any increase in office tenant rental income (excluding recoveries) over the same three years after the certificate of occupancy was issued. Based on information from an estoppel certificate for historical rent together with information from current leases, the Greenwich Office Park Borrower estimated such rent to be $392,421 per annum. The Building 9 ground rent is scheduled to increase from $34,385 per annum to $39,543 per annum for the 10-year period in 2023. Under the ground lease for Building 9, all future escalations will be determined by agreement by and between the ground lessor and the borrower incorporating commercially reasonable escalators to become effective at commercially reasonable intervals.

As of September 30, 2016, the Greenwich Office Park Property is 82.9% occupied.

Major Tenants.

IBG LLC (dba Interactive Brokers Group) (42,196 SF, 11.1% of NRA, 14.6% of underwritten base rent). Interactive Brokers Group an automated global electronic broker and market maker that services accounts for hedge and mutual funds, registered investment advisors, proprietary trading groups, introducing brokers and individual investors. Interactive Brokers Group conducts business in the United States primarily from the Interactive Brokers Group headquarters at the Greenwich Office Park Property and from Chicago, Illinois and its overseas business from offices in Canada, England, Switzerland, Estonia, India, China and Japan. Interactive Brokers Group is listed with NASDAQ under the ticker symbol “IBKR” and is rated BBB+ by S&P. Interactive Brokers Group has leased 30,311 SF in Building 8 since June 2008 and expanded by 7,093 SF in 2009 and 4,752 SF in December 2015 with conterminous expirations in January 2019 with two five-year extension options remaining. Interactive Brokers Group has the right to terminate its lease with eight months’ written notice effective on August 1, 2017 and payment of a termination fee. The current termination fee effective August 1, 2017 is $1,626,919. The termination fee decreases by approximately $26,000 per month with the last termination option having an effective date of December 1, 2018 with payment of a termination fee of $1,205,743. The Interactive Brokers Group leases requires an annual base rent of $48.00 PSF on 30,311 SF of its space, which increases to $50.00 PSF in February 2017; on 7,093 SF of its space, it requires $41.25 PSF which increases to $43.00 PSF in March 2017; and on 4,792 SF of its space, it requires $30.00 PSF, which increases to $31.00 PSF in December 2016, $32.00 PSF in December 2017, and $33.00 PSF in December 2018.

Orthopaedic & Neurology Surgery Specialists P.C. (dba ONS) (31,305 SF,8.2% of NRA, 11.7% of underwritten base rent). Orthopaedic & Neurology Surgery Specialists is a medical network that specializes in orthopedic surgery, neurosurgery, sports medicine and physical medicine/rehabilitation. ONS has 22 sub-specialty trained physicians, all of whom are board certified by the American Board of Orthopaedic Surgery, the American Board of Neurological Surgery or the American Board of Physical Medicine and Rehabilitation. The tenant leases the entire Building 6 (25,690 sq. ft.) which is its main medical facility, and two suites in Building 9 (5,615 SF) which serves as its administration office. The Orthopedic & Neurology Surgery Specialists lease requires an annual base rent of $50.09 PSF, expires in 2019 and provides for one five-year renewal option.

Starwood Capital Operations, LLC (dba Starwood Energy Group) (28,764 SF, 7.6% of NRA, 6.1% of underwritten base rent). Starwood Energy Group was founded in 2005 and is a subsidiary of Starwood Capital Group – the 25-year-old multinational private investment firm with a focus on global real

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estate and more than $51.0 billion assets under management. Starwood Energy Group specializes in energy infrastructure and utilities investments. Starwood Energy Group currently occupies 28,764 SF under leases expiring in July 2019 and February 2022, with one five-year renewal option. The lease requires an annual base rent of $36.00 PSF on 9,950 SF of its space and $27.00 on 14,077 SF of its space.

Stark Office Suites of Greenwich LLC (14,752 SF, 3.9% of NRA, 5.2% of underwritten base rent). Stark Office Suites is an independent provider of turn-key office space, virtual offices and amenities for professionals and entrepreneurs. Stark Office Suites currently occupies 14,752 SF under a lease expiring in September 2024 with one one-year and a subsequent five-year renewal option. The lease requires an annual base rent of $47.50 PSF.

Performance Equity Management LLC (12,988 SF, 3.4% of NRA, 3.5% of underwritten base rent). Performance Equity Management LLC is a private equity firm. Performance Equity Management LLC currently occupies 12,988 SF under a lease expiring in March 2027, with one five-year renewal option. The tenant has a one-time termination option effective the end of March 2023 with at least 12 months prior written notice and is required to pay a termination fee equal to the unamortized portion of the construction allowance, free rent and leasing commissions with 8% annual interest. The lease currently requires an annual base rent of $36.00 PSF.

The following table presents certain information relating to the leases at the Greenwich Office Park Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenant
Interactive Brokers Group	NR/NR/BBB+	42,196	11.1%	$1,969,101	14.6%	$46.67	1/31/2019(4)
ONS	NR/NR/NR	31,305	8.2%	$1,568,198	11.7%	$50.09	7/31/2019(5)
Starwood Energy Group(6)	NR/NR/NR	28,764	7.6%	$819,290	6.1%	$28.48	7/31/2019 & 2/28/2023(7)
Stark Office Suites of Greenwich LLC	NR/NR/NR	14,752	3.9%	$700,720	5.2%	$47.50	9/30/2024(8)
Performance Equity Management LLC	NR/NR/NR	12,988	3.4%	$467,568	3.5%	$36.00	3/31/2027(9)
Subtotal/Wtd. Avg.		130,005	34.2%	$5,524,877	41.1%	$42.50

Other Tenants		185,060	48.7%	$7,926,334	58.9%	$42.83

Vacant Space		64,796	17.1%	$0	0.0%	$0.00
Total/Wtd. Avg.		379,861	100.0%	$13,451,211	100.0%	$42.69

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Interactive Brokers Group has two 5-year lease extension options remaining on each of its three leases at the fair market value rental. Interactive Brokers Group may terminate its lease upon providing written notice of at least eight months. The tenant must pay a termination fee that decreases by approximately $26,000 each month. The current termination fee, for a termination effective August 1, 2017, is $1,626,919. The last termination option, for a termination effective date December 1, 2018, requires a termination fee of $1,205,743. Interactive Brokers Group requires an annual base rent of $48.00 PSF on 30,311 SF of its space, $41.25 PSF on 7,093 SF of its space, and $30.00 PSF on 4,792 of its space.

(5)	ONS has one 5-year lease extension option remaining at the fair market rental rate.

(6)	Starwood Energy Group space includes 18,814 sq. ft. of space subleased from Freepoint Commodities LLC.

(7)	Starwood Energy Group has 4,737 SF expiring on July 31, 2019 with the remaining 24,027 SF expiring on February 28, 2023. The lease requires an annual base rent of $36.00 PSF on 9,950 SF of its space and $27.00 on 14,077 SF of its space. Starwood Energy Group has one 5-year lease extension option at the greater of the fair market value rental value rate and the previous rental rate.

(8)	Stark Office Suites of Greenwich LLC has one one-year lease extension option at $55.50 annual rent PSF and a subsequent five-year lease extension at the greater of the fair market value rental rate and the previous rental rate remaining.

(9)	Performance Equity Management LLC has one 5-year lease extension option at the fair market rental rate. Performance Equity Management has a one-time right to terminate its lease in March 2023 with at least 12 months prior written notice and a termination fee equal to the unamortized portion of the construction allowance, free rent, and leasing commissions with 8% annual interest.

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The following table presents certain information relating to the lease rollover schedule at the Greenwich Office Park Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	2	4,188	$45.42	1.1%	1.1%	$190,236	1.4%	1.4%
2017	5	30,594	$46.85	8.1%	9.2%	$1,433,219	10.7%	12.1%
2018	5	31,266	$44.74	8.2%	17.4%	$1,398,930	10.4%	22.5%
2019	11	92,665	$46.02	24.4%	41.8%	$4,264,076	31.7%	54.2%
2020	4	22,751	$45.33	6.0%	47.8%	$1,031,287	7.7%	61.8%
2021	4	15,077	$37.30	4.0%	51.7%	$562,422	4.2%	66.0%
2022	3	14,445	$47.16	3.8%	55.5%	$681,212	5.1%	71.1%
2023	3	29,916	$35.25	7.9%	63.4%	$1,054,463	7.8%	78.9%
2024	2	25,416	$44.77	6.7%	70.1%	$1,137,944	8.5%	87.4%
2025	0	0	$0.00	0.0%	70.1%	$0	0.0%	87.4%
2026	2	14,086	$49.22	3.7%	73.8%	$693,304	5.2%	92.5%
2027 & Beyond	5	34,661	$28.97	9.1%	82.9%	$1,004,118	7.5%	100.0%
Vacant	0	64,796	$0.00	17.1%	100.0%	$0.00	0.0%	100.0%
Total/Wtd. Avg.	46	379,861	$42.69	100.0%		$13,451,211	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Greenwich Office Park Property is located in Greenwich, Connecticut, approximately 30 miles northeast of Manhattan, New York. According to the appraisal, Greenwich, Connecticut has an average household income of $190,000, which is approximately 2.5 times the national average. The Town of Greenwich has an estimated population of about 60,000 and a median household income of about $135,000, compared to $70,000 for the State of Connecticut. The Greenwich Office Park Property is situated 1.5 miles from the Greenwich Metro-North train station, which provides a 42-minute commute to New York City’s Grand Central Station. The Greenwich Office Park Property also has nearby access to numerous highway junctions and arterial roads including Interstate 95, located approximately 1.5 miles to the east.

According to the appraisal, the Greenwich Office Park Property is located in the Greenwich office submarket, which contains 6.5 million SF of office space, and is part of the greater Fairfield County office market, which included 41.5 million SF as of the second quarter 2016. There has been no new construction since 1991 in Greenwich. According to the appraisal, the Greenwich office submarket exhibited a vacancy rate of 10.6% with asking rents of $63.70 PSF.

The following table presents leasing data at certain competitive office properties with respect to the Greenwich Office Park Property:

Competitive Property Summary
Comparable Name	Address	Original Year Built	Size (SF)	Rent PSF	Total Occupancy	Class
Greenwich Office Park Property	Various	1970-1978	379,861(1)	$42.69(1)(2)	82.9%(1)	A
Office Comp #1	10 Glenville Street	1976	65,000	$45.00-$48.50	NAV	A
Office Comp #2	8 Sound Shore Dr	1980	80,000	$51.80	NAV	A
Office Comp #3	75 Holly Hill Lane	1979	102,224	$38.00-$45.00	NAV	A
Office Comp #4	1700 East Putnam Ave	1920	186,725	$40.50	NAV	A
Office Comp #5	500 West Putnam Ave	1975	121,000	$40.00	NAV	A
Office Comp #6	777 West Putnam Ave	1978	130,000	$43.00	NAV	A
Total/Range/Wtd. Avg.(3)			684,949	$38.00-$51.80	NAV

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

(2)	Rent PSF excludes vacant space.

(3)	Total/Range/Wtd. Avg. excludes the Greenwich Office Park Property.

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Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Greenwich Office Park Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 TTM	UW(1)	UW PSF
Base Rent(2)	$13,666,070	$11,929,425	$12,071,078	$13,074,611	$13,451,211(3)	$35.41
Grossed Up Vacant Space	$0	$0	$0	$0	$2,849,504	$7.50
Total Recoveries	$2,104,447	$1,816,167	$2,110,133	$2,301,149	$1,857,671	$4.89
Other Income	$69,844	$36,607	$102,196	$70,267	$70,267	$0.18
Less Vacancy & Free Rent(4)	($856,633)	($1,546,640)	($999,677)	($1,061,192)	($2,849,504)(4)	($7.50)
Effective Gross Income	$14,983,728	$12,235,559	$13,283,730	$14,384,835	$15,379,150	$40.49
Total Operating Expenses(5)	$5,914,718	$5,917,082	$6,628,147	$6,621,290	$6,901,235	$18.17
Net Operating Income	$9,069,010	$6,318,478	$6,655,583	$7,763,545	$8,477,914	$22.32
Capital Expenditures	$0	$0	$0	$0	$61,564	$0.16
TI/LC	$0	$0	$0	$0	$569,792	$1.50
Net Cash Flow	$9,069,010	$6,318,478	$6,655,583	$7,763,545	$7,846,559	$20.66
Occupancy %	70.1%	76.1%	74.1%	82.9%	84.4%
NOI DSCR(6)	2.24x	1.56x	1.65x	1.92x	2.10x
NCF DSCR(6)	2.24x	1.56x	1.65x	1.92x	1.94x
NOI Debt Yield(6)	10.4%	7.2%	7.6%	8.9%	9.7%
NCF Debt Yield(6)	10.4%	7.2%	7.6%	8.9%	9.0%

(1)	The underwritten base rent is based on in-place leases with vacant space grossed up using appraiser’s market rent assumptions and rent steps through September 2017, totaling $156,430. All subleases, totaling 32,060 SF and annual rents of $914,929, are treated as direct leases with respect to rents, recovery stops, and expiration dates.

(2)	Historical base rent figures are net of vacancy. The underwritten base rent decline in 2014 is due to United Rentals, which occupied 42,000 SF, vacating the Greenwich Office Park Property. Additionally, Building 1 was offline during 2013 and 2014 due to a gut renovation.

(3)	Free rent totaled $793,789 from eleven tenants with eleven leases in 2013, $1,546,640 from seven tenants with nine leases in 2014, and $999,677 from 11 tenants with 12 total leases in 2015. Free rent has continued to decrease since 2015, as total outstanding free rent is $375,089 from two tenants. Such free rent is not included in the underwriting but was reserved at closing.

(4)	The underwritten economic vacancy is 15.6%. The Greenwich Office Park Property was 82.9% physically occupied as of September 30, 2016.

(5)	Total Operating Expenses include ground rent of $426,806, which includes $392,241 for Building 8 and $34,385 for Building 9. For Building 8, the next increase occurs on December 14, 2018. The lease language is subject to interpretation as rent increases are based upon change in the rental income of the building dating back to the early 1980’s. The rent for the current 20 year period ending in December 2018 was disputed, with a negotiated rent of $178,000 per annum. The Greenwich Office Park Borrower relied on information from an estoppel certificate for historical rent together with information from current leases to estimate the ground rent for the next 20 year period to be $392,421 per annum.

(6)	Debt service coverage ratios and debt yields are based on the Greenwich Office Park Whole Loan.

Escrows and Reserves. The loan documents provide for upfront reserves in the amount of $611,180 for real estate taxes, $116,110 for insurance premiums, $342,500 for deferred maintenance, $375,089 for free rent and $17,699 for ground rent payments. Performance Equity Management is due a total of $151,527 in free rent through March 2017. Additionally, the loan documents require monthly deposits of an amount equal to one-twelfth of the estimated annual real estate taxes (currently equates to $126,663), an amount equal to one-twelfth of the annual insurance premiums (currently equates to $12,901), $5,130 for replacement reserves, $47,483 for TI/LC, and an amount equal to one-twelfth of the annual ground rent (currently equates to $17,699). The TI/LC reserve is subject to a cap of $2,848,958 and a minimum balance of $1,424,479. If, at any time during the Greenwich Office Park Mortgage Loan term, the balance of the TI/LC reserve falls below $1,424,479, monthly deposits are required to resume until the cap is met. The loan documents have waived the ground rent reserve monthly deposits, provided (i) no event of default or Cash Trap Period (as defined below) has occurred and is continuing; and (ii) the Greenwich Office Park Borrower has paid all ground rent directly to the appropriate ground lessor and has provided the lender with evidence of payment at least five business days prior to the applicable delinquency.

Lockbox and Cash Management. The Greenwich Office Park Whole Loan has a lender-controlled hard lockbox account. Funds deposited into the lockbox account are required to be swept on a daily basis into a cash management account controlled by the lender and applied and disbursed in accordance with the loan documents. Following the occurrence of a Cash Trap Period, excess cash will be held as additional collateral for the Greenwich Office Park Whole Loan. Upon the termination of any Cash Trap Period, excess cash will no longer be held by the lender and, provided that no event of default has occurred and is continuing (and no other Cash Trap Period is then in effect), all amounts then on deposit in the lockbox account will be disbursed to the Greenwich Office Park Borrower.

A “Cash Trap Period” will commence upon the earlier of: (i) the occurrence of an event of default under the loan documents; (ii) the combined amortizing debt service coverage ratio falling below 1.10x at the end of any calendar quarter; and (iii) the commencement of a Primary Tenant Sweep Period (as defined below). A Cash Trap Period will end with respect to clause (ii), if for six consecutive months (a) no default or event of default has occurred; (b) no event that would trigger another Cash Trap Period has occurred; and (c) the combined amortizing debt service coverage ratio is at least 1.15x for six consecutive months; and, with respect to clause (iii), such Primary Tenant Sweep Period has ended (and no other Cash Trap Period is then continuing).

A “Primary Tenant Sweep Period” will commence upon (i) any termination of, or receipt by the Greenwich Office Park Borrower of a notice to terminate the Primary Tenant (as defined below) lease; (ii) the Primary Tenant becoming the subject of a bankruptcy; (iii) the Primary Tenant “going dark” in a majority of its premises; (iv) the occurrence of any monetary or material non-monetary default under the Primary Tenant lease; or (v) the date that is the earlier of six months prior to (a) any lease extension date set forth in the Primary Tenant lease or (b) the expiration date of such Primary Tenant lease unless, in the case of this clause (v) such Primary Tenant lease has been extended with a term that expires no earlier than three years after the maturity date of the Greenwich Office Park Whole Loan, provided however, that the continuance of a Primary Tenant Sweep Period is suspended (but will not be deemed to have been terminated) for so long as (x) no event of default has occurred and is continuing, (y) no other Cash Trap Period has commenced and is continuing, and (z) the amount on deposit in the Primary Tenant reserve is equal to or exceeds $13,295,135.

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MSC 2016-UBS12	Greenwich Office Park

A Primary Tenant Sweep Period will end upon, the occurrence of a “Primary Tenant Replacement Event” (as defined below) and with respect to clause (ii) above, the bankruptcy is dismissed; with respect to clause (iii) above, the Primary Tenant re-opens for business in the majority of the Primary Tenant Premises for a continuous period of no less than six months; or with respect to clause (iv) above, the monetary or non-monetary event of default is cured.

A “Primary Tenant Replacement Event” means the termination of any Primary Tenant lease and the Greenwich Office Park Borrower entering into one or more new leases for all or substantially all of such Primary Tenant premises with acceptable replacement tenants and upon such terms and conditions as are reasonably acceptable to the lender in all material respects.

A “Primary Tenant” means the Interactive Broker Group tenant or any acceptable replacement tenant thereafter occupying the Primary Tenant premises.

Additional Secured Indebtedness (not including trade debt). The Greenwich Office Park Property also secures the Greenwich Office Park Pari Passu Companion Loan, which has a Cut-off Date balance of $54,500,000, is held by Natixis Real Estate Capital, LLC and is expected to be contributed to a future securitization trust. The Greenwich Office Park Pari Passu Companion Loan accrues interest at the same rate as Greenwich Office Park Mortgage Loan. The Greenwich Office Park Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Greenwich Office Park Pari Passu Companion Loan. The holders of the Greenwich Office Park Mortgage Loan and Greenwich Office Park Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Greenwich Office Park Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and the “The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Mezzanine Loan and Preferred Equity. The Greenwich Office Park Mezzanine Loan refers to a loan in the original principal amount of $10,000,000 made to Greenwich Park Mezz LLC by Natixis Real Estate Capital LLC, secured by 100% of the direct or indirect equity interest in the Greenwich Office Park Borrower put in place simultaneously with the origination of the Greenwich Office Park Whole Loan. The Greenwich Office Park Mezzanine Loan and the Greenwich Office Park Whole Loan are subject to an intercreditor agreement between the Greenwich Office Park Mezzanine Loan lender and the Greenwich Office Park Whole Loan lender. The Greenwich Office Park Mezzanine Loan may be transferred at any time subject to the requirements and limitations set forth in the related mezzanine intercreditor agreement.

The following table presents certain information relating to the Greenwich Office Park Mezzanine Loan:

Mezzanine Debt Summary
Mezzanine Debt Cut-off Date Principal Balance	Mezzanine Debt Interest Rate	Original Term to Maturity (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cut- off Date LTV
$10,000,000	9.0000%	60	None	60	1.58x	8.7%	72.8%

Release of Property. The borrower has the right to cause to be released from the lien of the mortgage portions of the Greenwich Office Park Property as requested by the Greenwich Office Park Borrower (the “Free Release Parcel”) as approved by the lender in its sole and absolute discretion, provided the conditions in the loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the release, the remaining Greenwich Office Park Property will be in compliance with applicable legal requirements and all provisions of any leases of any portion of the Greenwich Office Park Property that are then in effect (including, without limitation, as to required parking spaces, restrictions on development, access and similar matters), and the Free Release Parcel will be subject to a restrictive covenant prohibiting the use or development thereof in any manner that violates any provision of any then-existing lease of the remaining Greenwich Office Park Property; (iii) the remaining property maintains a minimum combined debt service coverage ratio equal of the greater of (a) a combined debt service coverage ratio of 1.58x or (b) a combined debt service coverage ratio for the twelve full calendar months immediately prior to the release; (iv) the remaining property maintains a maximum combined loan to value ratio equal to the lesser of (a) the combined loan to value ratio of 72.8% or (b) the combined loan to value ratio immediately prior to the release; and (v) compliance with REMIC requirements. No value was attributed to the Free Release Parcel in the appraisal. The Greenwich Office Park Borrower is only permitted to construct multi-family improvements with ancillary retail on that portion of unimproved land that is eligible to be released.

Partial Defeasance. The Greenwich Office Park Borrower has the right to obtain the release and partial defeasance of a portion of the principal balance of the Greenwich Office Park Property (a “Partial Defeasance”) in connection with a third-party sale of a portion of the Greenwich Office Park Property (the “Release Property” as defined below) provided the conditions in the loan documents are met including: (i) no event of default has occurred and is continuing; and (ii) the Release Property and all improvements thereon, and the remaining property and all improvements thereon, comply with all applicable zoning, land use and similar laws, rules, regulations and ordinances of all applicable governmental authorities, and all other applicable laws, with each such determination assuming the separate ownership and operation of each parcel. The amount required to be released is the greater of (i) 100% of the net sale proceeds from the sale of the Release Property, (ii) 125% of the allocated loan amount with respect to the Release Property; (iii) an amount such that after the release, the undefeased loan, based on the income of the remaining Greenwich Office Park Property, will have (a) a combined debt service coverage ratio no less than the maximum of (x) a combined debt service coverage ratio of 1.58x or (y) a combined debt service coverage ratio for the twelve full calendar months immediately prior to the partial defeasance and (b) a maximum combined loan to value ratio equal to the lesser (x) a combined loan to value ratio of 72.8% or (y) the combined loan to value ratio immediately prior to the partial defeasance; and (iv) the lender receives a rating comfort letter from each applicable rating agency with respect to a Partial Defeasance.

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The Release Property means any of each of the footprints of buildings 1 through 6 and each of the ground leases of buildings 8 and 9. Allocated Loan Amounts are as follows:

Release Property	Allocated Loan Amount
Release Property 1	$10,791,445
Release Property 2	$21,581,538
Release Property 3	$9,217,115
Release Property 4	$8,168,013
Release Property 5	$16,758,032
Release Property 6	$7,868,269
Release Property 8	$8,127,942
Release Property 9	$4,987,644

Condominium Conversion. The Greenwich Office Park Borrower has the right to convert the entire Greenwich Office Park Property to a commercial condominium form of ownership (the “Condominium Conversion”) as approved by the lender in its sole and absolute discretion, provided the conditions in the Greenwich Office Park Whole Loan documents are met including, among others: (i) no event of default has occurred and is continuing; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the Greenwich Office Property will comply with all legal requirements upon filing with and approved by all applicable governmental authorities; (iii) the value and the cash flow of the Greenwich Office Property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the property, or the borrower’s ability to pay the total debt service ;(iv) compliance with REMIC requirements; and (v) the lender receives a ratings comfort letter from each applicable rating agency with respect to Condominium Conversion and the implementation of the terms and conditions of the Condominium Conversion,.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the Greenwich Office Park Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Greenwich Office Park Property. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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MSC 2016-UBS12	The Shores Resort & Spa

Mortgage Loan No. 10 – The Shores Resort & Spa

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MSC 2016-UBS12	The Shores Resort & Spa

Mortgage Loan No. 10 – The Shores Resort & Spa

PALM COAST
Jacksonville 63 miles
Beverly Beach
Flagler County Airport
Flagler Beach
Bunnell
Bulow Creek State Park
FLAGLER COUNTY
JACKSONVILLE
TALLAHASSEE
Atlantic Ocean
ORLANDO
TAMPA
ST. PETERSBURG
Gulf of Mexico
FORT LAUDERDALE
MIAMI
Ormond-by-the-Sea
Atlantic Ocean
Ormond Beach Municipal Airport
Ormond Beach
The Shores Resort & Spa
2637 South Atlantic Avenue
Daytona Beach Shores, FL 32118
Holly Hill
Daytona Lagoon
Ocean Walk Shoppes
DAYTONA BEACH
Daytona Beach Shores
Tiger Bay State Forest
South Daytona
Port Orange
Ponce Inlet
New Smyrna Beach
VOLUSIA COUNTY
DeLand

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MSC 2016-UBS12	The Shores Resort & Spa

Mortgage Loan No. 10 – The Shores Resort & Spa

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,000,000			Location:	Daytona Beach Shores, FL 32118
Cut-off Date Balance:	$32,958,565			General Property Type:	Hospitality
% of Initial Pool Balance:	4.0%			Detailed Property Type:	Full Service
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsors:	Uhon, Inc.; Rushan Wu			Year Built/Renovated:	1974/2014-2015
Mortgage Rate:	4.7610%			Size:	212 Rooms
Note Date:	11/1/2016			Cut-off Date Balance per Room:	$155,465
First Payment Date:	12/6/2016			Maturity Date Balance per Room:	$127,238
Maturity Date:	11/6/2026			Property Manager:	Pyramid Daytona Shores Management LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI(2):	$6,123,782
Seasoning:	1 month			UW NOI Debt Yield:	18.6%
Prepayment Provisions:	LO (25); DEF (90); O (5)			UW NOI Debt Yield at Maturity:	22.7%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR:	2.63x
Additional Debt Type:	N/A			Most Recent NOI(2):	$5,721,438 (8/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$5,596,726 (12/31/2015)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	$4,687,732 (12/31/2014)
Reserves(1)				Most Recent Occupancy:	69.6% (8/31/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	71.4% (12/31/2015)
RE Tax:	$42,153	$42,153	N/A	3rd Most Recent Occupancy:	68.9% (12/31/2014)
Insurance:	$27,270	$5,049	N/A	Appraised Value (as of)(3):	$54,500,000 (8/1/2017)
Deferred Maintenance:	$333,675	$0	N/A	Cut-off Date LTV Ratio:	60.5%
Recurring Replacements:	$1,500,000	$56,817	N/A	Maturity Date LTV Ratio:	49.5%
Seasonality:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$33,000,000	59.3%	Purchase Price:	$52,500,000	94.3%
Borrower Equity:	$22,688,298	40.7%	Reserves:	$1,903,097	3.4%
			Closing Costs:	$1,285,200	2.3%
Total Sources:	$55,688,298	100.0%	Total Uses:	$55,688,298	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	See “—Operating History and Underwritten Net Cash Flow” below for discussion of the increase in UW NOI over Most Recent NOI.

(3)	The appraiser concluded an “as is” value as of August 1, 2016 of $53,000,000 and an “as complete” value as of August 1, 2017 of $54,500,000 based on the completion of the $1.0 million planned capital expenditures at The Shores Resort & Spa Property, for which $1.5 million was reserved at loan origination. All calculations contained herein are based on the “as complete” appraised value of $54,500,000.

The Mortgage Loan. The tenth largest mortgage loan (“The Shores Resort & Spa Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $33,000,000 and secured by a first priority fee mortgage encumbering a full service hospitality property known as The Shores Resort & Spa in Daytona Beach Shores, Florida (“The Shores Resort & Spa Property”). The proceeds of The Shores Resort & Spa Mortgage Loan were used to acquire The Shores Resort & Spa Property, fund upfront reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is Uhon Daytona Shores Resort Fee Owner, LLC (“The Shores Resort & Spa Borrower”), a Delaware limited liability company, structured to be bankruptcy remote with two independent directors. The Shores Resort & Spa Borrower is wholly owned by Uhon Daytona Shores Resort, LLC. Uhon Daytona Shores Resorts, LLC is collectively held by Uhon, Inc. (69.6%), four individuals (29.4%), none of which have more than a 10% ownership and Uhon Management, LLC (1.0%), a subsidiary of Uhon, Inc. with Rushan Wu as manager. Uhon, Inc. and Rushan Wu are the sponsors and non-recourse carve-out guarantors of The Shores Resort & Spa Mortgage Loan.

Uhon, Inc. is a real estate development and investment company located in California and founded in August 2015 with a focus in Canada and the U.S. Uhon, Inc. has a 50.00% ownership interests in a 232-unit multifamily property in Canyon County, California, a 32.24% interest in a 564-unit multifamily property in Denver, Colorado and a 50.00% interest in a 254-unit mixed use apartment development that is under construction in Reseda, California. Rushan Wu is the President, Secretary and Treasurer of Uhon, Inc.

The Property. The Shores Resort & Spa Property consists of an 11-story, 212-room beachfront full service hotel located at the southwest corner of South Atlantic Avenue and Florida Shores Boulevard in Daytona Beach Shores, Florida, approximately 4.3 miles southeast of the Daytona Beach Central Business District (“CBD”) and approximately 7.8 miles southeast of the Daytona Beach International Airport. The Shores Resort & Spa Property is situated on two parcels, a hotel parcel and a parking lot parcel connected by an elevated covered walkway, totaling 6.72 acres located on either side of South Atlantic Avenue with approximately 390 feet fronting the Atlantic Ocean. Built in 1974 as a Hilton, The Shores Resort & Spa Property was converted to a boutique hotel in 2005 after undergoing a major renovation. The most recent renovation at The Shores Resort & Spa Property occurred in 2014 and 2015 and included approximately $2.3 million in renovations ($10,816/key).

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MSC 2016-UBS12	The Shores Resort & Spa

The Shores Resort & Spa Property’s guestroom configuration consists of 140 king rooms, 70 double queen rooms and two suites. The Imperial Suite and Presidential Suite are located on the ninth and tenth floors, respectively. Of the total guestrooms, there are 123 guestrooms with ocean views, 103 with balconies, eight with private terraces and 14 with private cabanas. The guestrooms feature a 42-inch LCD flat screen television, desk, chair, nightstand, three-drawer dresser, sofa chair, iron and ironing board, in-room safe, mini-refrigerator and coffee maker. Premium rooms, such as the oceanfront guestrooms, feature upgraded bathrooms with glass showers, while standard non-view guestrooms feature tub/shower combinations. All guestrooms feature complimentary wired and wireless internet. The Shores Resort & Spa Property includes 258 parking spaces (1.22 spaces per key).

With approximately 252,735 SF of gross building area, The Shores Resort & Spa Property features the Azure Restaurant & Bar, the Tiki Bar, poolside cabana dining, 24-hour room service, eight meeting and banquet spaces totaling approximately 20,289 SF, valet laundry services, a business center, valet parking, a gift shop and free Wi-Fi. Recreational facilities at The Shores Resort & Spa Property include a heated outdoor saltwater swimming pool with two whirlpools, beachfront cabanas, beachside fire pits, a 2,500 SF full-service spa with six treatment rooms and a Vichy shower room, Shores Kid’s Club activity programs and a fitness center.

Since 2010, approximately $4.5 million ($21,056/key) has been spent at The Shores Resort & Spa Property in capital expenditures. Additionally, the sponsor has planned for approximately $1.0 million of capital expenditures, including upgrades to guestrooms, corridors, meeting rooms, public restrooms, building exterior, pool, spa, fitness center, restaurant and technology, for which $1.5 million was reserved at loan origination.

According to the appraisal, The Shores Resort & Spa Property generates approximately 68% of its room revenue from transient demand which includes both commercial and leisure transient business and 32% from meeting and group demand.

More specific information about The Shores Resort & Spa Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR(1)
	Competitive Set			The Shores Resort & Spa Property(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2010	52.6%	$109.90	$57.85	58.4%	$144.01	$84.12	110.9%	131.0%	145.4%
2011	53.5%	$111.68	$59.73	65.3%	$144.64	$94.39	122.0%	129.5%	158.0%
2012	55.5%	$112.27	$62.32	64.5%	$151.96	$98.08	116.3%	135.4%	157.4%
2013	57.4%	$122.25	$70.14	68.9%	$155.74	$107.27	120.1%	127.4%	153.0%
2014	61.6%	$122.32	$75.40	68.4%	$156.93	$107.37	111.0%	128.3%	142.4%
2015	63.8%	$129.26	$82.46	71.4%	$164.07	$117.11	111.9%	126.9%	142.0%
8/31/2016 TTM	65.4%	$132.16	$86.46	69.6%	$170.28	$118.56	106.4%	128.8%	137.1%

Source: Industry Report

(1)	The competitive set includes Daytona Beach Resort & Conference Center, Hampton Inn Daytona Beach Shores Oceanfront, Holiday Inn Resort Daytona Beach Oceanfront, Plaza Resort & Spa, Hilton Daytona Beach Resort Ocean Walk, El Caribe Resort & Conference Center, Holiday Inn & Suites Daytona Beach On The Ocean and Hyatt Place Daytona Beach Oceanfront.

(2)	The minor variances between the underwriting, the appraisal and the industry report data with respect to Occupancy, ADR and RevPAR at The Shores Resort & Spa Property are attributable to variances in reporting methodologies and/or timing differences.

The Market. The Shores Resort & Spa Property is located in Daytona Beach Shores, Volusia County, Florida, approximately 10.1 miles east of Interstate 95, which provides direct access north to Jacksonville and south to Miami, extending along the east coast of the United States to Canada, and approximately 10.2 miles east of Interstate 4 which provides direct access southwest to Orlando and Tampa. Daytona Beach draws tourists through its beaches, sports teams and Daytona Beach International Speedway. According to the appraisal, Daytona Beach International Speedway is a 480-acre motorsport complex that hosts eight major weekends of racing activity a year, car shows, production vehicle testing and civic and social gatherings, generating an economic impact of approximately $2 billion annually and employing approximately 35,000 in Daytona Beach. The speedway, located approximately 7.3 miles west of The Shores Resort & Spa Property, has been home to the Daytona 500, a NASCAR auto race with viewership of 11.4 million in 2016. Ocean Center, located 3.6 miles north of The Shores Resort & Spa Property, is a 200,000 SF convention facility that hosts approximately 100 events annually including, trade shows, concerts and sporting events.

The Shores Resort & Spa Property is a beachfront hotel overlooking the Atlantic Ocean. Located on a barrier island that consists of Daytona Beach, Daytona Beach Shores, Ormond Beach and other smaller towns, access to The Shores Resort & Spa Property from the mainland is provided by three main bridges, namely the Main Street Bridge, the Broadway Bridge (International Speedway Bridge) and the Port Orange Bridge (Dunlawton Bridge).

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of The Shores Resort & Spa Property is 3,097, 34,777 and 98,249, respectively. Estimated 2016 average household income within a one-, three- and five-mile radius of The Shores Resort & Spa Property is $58,579, $43,536 and $42,865, respectively.

According to an industry report as of August 2016, The Shores Resort & Spa Property is located in the Daytona Beach hospitality market, which consists of 179 hotel properties with a total of 13,492 rooms. The Daytona Beach market had a weighted average occupancy, ADR, and RevPAR of 60.9%, $108.00, and $65.81, respectively over the trailing 12-month period. There has been a growth in occupancy and in ADR of 5.1% and 5.6%, respectively, resulting in an increase of 11.0% in RevPAR over the trailing 12-month period within the Daytona Beach Market. The Shores Resort & Spa Property had an occupancy, ADR and RevPAR of 69.6%, $170.28 and $118.56, respectively over the trailing 12-month period.

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MSC 2016-UBS12	The Shores Resort & Spa

Primary competitive properties to The Shores Resort & Spa Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Transient Demand	Meeting & Group Demand	2015 Occupancy	2015 ADR	2015 RevPAR
The Shores Resort & Spa Property(1)	212	68%	32%	71.4%	$163.94	$117.02
Plaza Resort & Spa	322	65%	35%	55.0%	$130.00	$71.50
Hilton Daytona Beach Resort/Ocean Walk Village	744	52%	48%	74.0%	$136.00	$100.64
Holiday Inn & Suites Daytona Beach On the Ocean	123	80%	20%	61.0%	$128.00	$78.08
Holiday Inn Resort Daytona Beach Oceanfront	187	75%	25%	63.0%	$132.00	$83.16
Hyatt Place Daytona Beach Oceanfront	143	85%	15%	72.0%	$136.00	$97.92
Hilton Garden Inn Daytona Beach Ocean Front	141	85%	15%	23.0%	$130.00	$29.90
Residence Inn Daytona Beach Oceanfront	105	85%	15%	70.0%	$153.00	$107.10
El Caribe Resort & Conference Center	110	90%	10%	78.0%	$70.00	$54.60
Total/Wtd. Avg.	1,875	67%	33%	64.8%	$130.67	$84.55

Source: Appraisal

(1)	The minor variances between the underwriting, the appraisal and industry report data with respect to Occupancy, ADR and RevPAR at The Shores Resort & Spa Property are attributable to variances in reporting methodologies and/or timing differences.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at The Shores Resort & Spa Property:

Cash Flow Analysis
	2013	2014	2015	8/31/2016 TTM	UW	UW per Room
Occupancy(1)	68.9%	68.9%	71.4%	69.6%	69.6%
ADR(1)	$155.71	$155.70	$163.94	$171.22	$171.22
RevPAR(1)	$107.26	$107.20	$117.02	$119.17	$119.17

Rooms Revenue	$8,299,686	$8,294,976	$9,055,068	$9,246,439	$9,221,176	$43,496
Food & Beverage	$5,050,356	$5,703,037	$5,997,517	$5,963,053	$5,946,761	$28,051
Other Income(2)	$1,702,200	$1,607,946	$1,788,398	$1,869,149	$1,864,042	$8,793
Total Revenue	$15,052,242	$15,605,959	$16,840,983	$17,078,641	$17,031,978	$80,340
Total Expenses	$10,293,479	$10,918,227	$11,244,258	$11,357,203	$10,908,196	$51,454
Net Operating Income(3)	$4,758,763	$4,687,732	$5,596,726	$5,721,438	$6,123,782	$28,886
FF&E	$602,090	$624,238	$674,162	$683,675	$681,279	$3,214
Net Cash Flow	$4,156,673	$4,063,494	$4,922,563	$5,037,763	$5,442,503	$25,672

NOI DSCR	2.30x	2.27x	2.71x	2.77x	2.96x
NCF DSCR	2.01x	1.96x	2.38x	2.44x	2.63x
NOI Debt Yield	14.4%	14.2%	17.0%	17.4%	18.6%
NCF Debt Yield	12.6%	12.3%	14.9%	15.3%	16.5%

(1)	Occupancy, ADR and RevPAR figures have been taken from financial statements provided by The Shores Resort & Spa Borrower. The minor variances between the underwriting, the appraisal and industry report data with respect to Occupancy, ADR and RevPAR at The Shores Resort & Spa Property are attributable to variances in reporting methodologies and/or timing differences.

(2)	Other Income includes parking, spa, guest laundry, telephone, pay television, kids club fees and merchandise, resort fees, pet fees and other miscellaneous revenue.

(3)	The increase in UW Net Operating Income over 8/31/2016 TTM Net Operating Income is primarily attributed to lower annual insurance premiums going forward (UW: $60,589) due to The Shores Resort & Spa Borrower moving it to a blanket policy, receiving a substantial discount to the previous amount paid (8/31/2016 TTM: $411,127).

Escrows and Reserves. The Shores Resort & Spa Borrower deposited in escrow $42,153 for real estate taxes and $27,270 for insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments and 1/12 of the annual estimated insurance premiums. The Shores Resort & Spa Borrower deposited in escrow $1,500,000 for capital expenditures and $333,675 for deferred maintenance at loan origination and is required to deposit monthly for furniture, fixtures and equipment the greater of (i) 1/12 of an amount equal to 4% of annual gross income from the prior fiscal year and (ii) the aggregate amount, if any, to be reserved under the management and franchise agreements (if any), currently estimated at $56,817 (the “FF&E Reserve”). On each monthly payment date during the calendar months of March through July, The Shores Resort & Spa Borrower is required to deposit with the lender an amount equal to the Seasonality Monthly Escrow Amount (as defined below) (“Seasonality Reserve Account”). If at any point in time during the loan term, The Shores Resort & Spa Borrower enters into a franchise agreement with the lender’s written approval, at such point in time, The Shores Resort & Spa Borrower will be required to escrow an amount equal to 125% of the estimated cost to perform its obligations with respect to any property improvement plan, capital improvement, or expenditure plan as required by the franchisor (the “New Franchise Agreement PIP Reserve”). During the continuance of a Future PIP Trigger Event (as defined below) or renewal of a new or replacement franchise agreement, all excess cash flow is required to be deposited in a PIP reserve (“Future PIP Reserve”).

A “Seasonality Monthly Escrow Amount” is, with respect to any twelve-month period commencing on February 1 of the preceding calendar year and continuing through January 31 of the calendar year in which such determination is being made, the aggregate amount of Monthly Net Cash Flow Shortfall (as defined below) less the funds on deposit in the Seasonality Reserve Account, divided by five.

A-3-100

MSC 2016-UBS12	The Shores Resort & Spa

A “Monthly Net Cash Flow Shortfall” is, with respect to any calendar month during the loan term, an amount equal to the product of (a) the gross income from operations less (i) the sum of operating expenses, (ii) 125% of the debt service payable for such calendar month, (iii) the deposits required to be made by The Shores Resort & Spa Borrower for reserves (other than the Seasonality Reserve Account) described above in this “—Escrows and Reserves” section and (iv) any other amounts due for such calendar month under the loan documents (“Monthly Net Cash Flow”) and (b) minus 1 (-1); provided that if the Monthly Net Cash Flow is not less than $0, then $0.

A “Future PIP Trigger Event” will commence upon the earlier of (i) the date upon which the franchisor or The Shores Resort & Spa Borrower gives notice of its intention to terminate or cancel or not extend or renew any existing franchise agreement; (ii) the date which is twelve months prior to the then-applicable franchise agreement expiration date; (iii) an event of default under any franchise agreement; (iv) any bankruptcy action of any franchisor; and (v) the franchisor gives notice to The Shores Spa & Resort Borrower of any requirement or request to make improvements and/or replacement of furniture, fixtures and equipment. A Future PIP Trigger Event will continue until, in regard to clauses (i), (ii), (iii), and (iv) above, The Shores Resort & Spa Borrower enters into either (a) a renewal franchise agreement or (b) a replacement franchise that extends not less than five years beyond the maturity date of The Shores Resort & Spa Loan; and in regard to clause (v) above, all improvements and/or replacements required by the franchisor have been completed, among others under the loan agreement.

Lockbox and Cash Management. The Shores Resort & Spa Mortgage Loan provides for a hard lockbox and springing cash management. During the continuance of a Cash Management Trigger Event (as defined below) for The Shores Resort & Spa Mortgage Loan, funds in the lockbox account are required to be transferred to the cash management account once every business day. All funds in the cash management account are required to be applied on each monthly payment date to pay debt service on The Shores Resort & Spa Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to pay for any extraordinary expenses approved by the lender, and during the continuance of a Cash Sweep Event (as defined below), to deposit the remainder (i) first, and only to the extent a Cash Sweep Event exists on account of a Future PIP Trigger Event, into the Future PIP Reserve, and (ii) second, into an account to be held by the lender as additional security for The Shores Resort & Spa Mortgage Loan. Provided no event of default has occurred or is continuing under The Shores Resort & Spa Mortgage Loan and no Cash Sweep Event is continuing, the remainder is required to be disbursed to The Shores Resort & Spa Borrower.

A “Cash Management Trigger Event” will occur upon (i) an event of default under The Shores Resort & Spa Mortgage Loan, (ii) any bankruptcy action involving The Shores Resort & Spa Borrower, the guarantor, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.25x, (iv) a Future PIP Trigger Event, or (v) if (a) The Shores Resort & Spa Property is self-managed by The Shores Resort & Spa Borrower or any of its affiliates, any fraud or misappropriation of funds or felony indictment of the guarantor, The Shores Resort & Spa Borrower, or affiliated member; or (b) The Shores Resort & Spa Property is managed by a third party property manager, any fraud or misappropriation of funds or felony indictment of the property manager or director or officer of the property manager. A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for The Shores Resort & Spa Borrower or the guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect The Shores Resort & Spa Borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.30x for two consecutive calendar quarters, in regard to clause (iv) above, The Shores Resort & Spa Borrower enters into either (a) a renewal franchise agreement or (b) a replacement franchise that extends not less than five years beyond the maturity date of The Shores Resort & Spa Loan, or in regard to clause (v) above, The Shores Resort & Spa Borrower engages a qualified manager pursuant to a management agreement or replaces the property manager with a qualified manager.

A “Cash Sweep Event” will occur upon (i) an event of default, (ii) any bankruptcy action involving The Shores Resort & Spa Borrower, the guarantor, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.20x, or (iv) a Future PIP Trigger Event. A Cash Sweep Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 60 days for The Shores Resort & Spa Borrower or the guarantor, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect The Shores Resort & Spa Borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.25x for two consecutive calendar quarters, or in regard to clause (iv) above, The Shores Resort & Spa Borrower enters into either (a) a renewal franchise agreement or (b) a replacement franchise that extends not less than five years beyond the maturity date of The Shores Resort & Spa Loan.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. The Shores Resort & Spa Mortgage Loan documents permit The Shores Resort & Spa Mortgage Loan sponsor to incur future mezzanine debt that is secured by 100% of the direct or indirect equity interest in The Shores Resort & Spa Borrower subject to, among other conditions: (i) no event of default is continuing under The Shores Resort & Spa Mortgage Loan, (ii) aggregate maximum loan-to-value ratio is not greater than loan-to-value ratio as of the Closing Date, (iii) minimum combined debt service coverage ratio is not less than the debt service coverage ratio as of the Closing Date, (iv) minimum combined total debt yield is not less than the debt yield as of the Closing Date, (v) execution of an intercreditor agreement between The Shores Resort & Spa Mortgage Loan lender and The Shores Resort & Spa mezzanine loan lender and (vi) following a securitization, The Shores Resort & Spa Borrower will deliver a Rating Agency Confirmation to the lender with respect to the future mezzanine debt.

Release of Property. The Shores Resort & Spa Mortgage Loan permits the release of two parcels that are improved by a parking lot and a sky bridge between the hotel and such parking lot (the “Release Parcels”), without payment of a release price, provided no event of default has occurred and is continuing and upon satisfaction of the following conditions, among others: (i) both parcels are released, (ii) The Shores Resort & Spa Borrower delivers a rating agency confirmation and a REMIC opinion with respect to such release, (iii) the deed of such released parcels must contain a restrictive covenant prohibiting such parcels to be developed as any type of hospitality property, (iv) evidence that the Release Parcels and the remaining The Shores Resort & Spa Property are fully compliant with all zoning requirements, including minimum parking requirements, (v) the Release Parcels will constitute a separate tax lot, (vi) the debt service coverage ratio for the remaining The Shores Resort & Spa Property will not be less than the debt service coverage ratio as of the origination date; (vii) the loan-to-value ratio for the remaining The Shores Resort & Spa Property will not be greater than the loan-to-value ratio as of the origination date; and (viii) an officer’s certificate certifying that all requirements for release have been satisfied.

Terrorism Insurance. The Shores Resort & Spa Borrower is required to obtain and maintain property insurance, commercial general liability insurance, and business income or rental loss insurance that covers perils of terrorism and acts of terrorism, both foreign and domestic.

A-3-101

MSC 2016-UBS12	Federal Way Crossings I & II

Mortgage Loan No. 11 – Federal Way Crossings I & II

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$32,500,000			Location:	Federal Way, WA 98003
Cut-off Date Balance(1):	$32,457,888			General Property Type:	Retail
% of Initial Pool Balance:	3.9%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Firoz Lalji; Altaf Habib Jiwani			Year Built/Renovated:	2006-2007/N/A
Mortgage Rate:	4.5888%			Size:	207,686 SF
Note Date:	10/28/2016			Cut-off Date Balance per SF(1):	$279
First Payment Date:	12/6/2016			Maturity Date Balance per SF(1):	$227
Maturity Date:	11/6/2026			Property Manager:	Self-Managed
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	0 months			Underwriting and Financial Information
Seasoning:	1 month			UW NOI:	$5,014,986
Prepayment Provisions(2):	LO (25); DEF (90); O (5)			UW NOI Debt Yield(1):	8.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity(1):	10.6%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	1.36x
Additional Debt Balance(3):	$25,466,958			Most Recent NOI:	$4,922,040 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$5,137,215 (12/31/2015)
Reserves				3rd Most Recent NOI:	$4,856,498 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	98.7% (8/1/2016)
RE Tax:	$206,875	$57,465	N/A	2nd Most Recent Occupancy:	99.1% (12/31/2015)
Insurance:	$45,386	$4,282	N/A	3rd Most Recent Occupancy:	99.5% (12/31/2014)
Recurring Replacements:	$0	$2,596	N/A	Appraised Value (as of):	$83,100,000 (8/17/2016)
TI/LC:	$680,000	Springing	$680,000	Cut-off Date LTV Ratio(1):	69.7%
Other:	$22,500	Springing	N/A	Maturity Date LTV Ratio(1):	56.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$58,000,000	100.0%	Loan Payoff:	$48,466,796	83.6%
			Reserves:	$954,760	1.6%
			Closing Costs:	$514,526	0.9%
			Return of Equity:	$8,063,917	13.9%
Total Sources:	$58,000,000	100.0%	Total Uses:	$58,000,000	100.0%

(1)	The Federal Way Crossings Mortgage Loan is part of the Federal Way Crossings Whole Loan, which is comprised of five pari passu promissory notes with an aggregate original principal balance of $58,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Federal Way Crossings Whole Loan.

(2)	Defeasance is permitted at any time after the end of the two-year period commencing on the closing date of the securitization of the last Federal Way Crossings Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” below for further discussion of additional debt.

The Mortgage Loan. The eleventh largest mortgage loan (the “Federal Way Crossings Mortgage Loan”) is part of a whole loan (the “Federal Way Crossings Whole Loan”) evidenced by five pari passu promissory notes in the aggregate original principal amount of $58,000,000, all of which are secured by a first priority fee mortgage encumbering a 207,686 SF anchored retail center located in Federal Way, Washington (the “Federal Way Crossings Property”). Promissory Note A-1, Promissory Note A-3 and Promissory Note A-4, in the aggregate original principal amount of $32,500,000, represent the Federal Way Crossings Mortgage Loan and will be included in the MSC 2016-UBS12 Trust. Promissory Note A-2 and Promissory Note A-5, in the aggregate original principal amount of $25,500,000, represent the serviced companion loans (the “Federal Way Crossings Serviced Pari Passu Companion Loans”). The Federal Way Crossings Serviced Pari Passu Companion Loans are currently held by UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG, New York Branch”), or an affiliate thereof, and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The Federal Way Crossings Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-UBS12 Trust. See “—Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

The proceeds of the Federal Way Crossings Whole Loan were primarily used to refinance existing debt on the Federal Way Crossings Property, fund upfront reserves, pay closing costs and return equity to the sponsor. The most recent prior financing of the Federal Way Crossings Property was included in the MLCFC 2006-4 transaction and the MLCFC 2007-8 transaction.

The Borrower and the Sponsor. The borrowers are Federal Way Crossings Owner LLC and Trimark FWC Owner LLC (collectively, the “Federal Way Crossings Borrowers” and individually each a “Federal Way Crossings Borrower”), each a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The Federal Way Crossings Borrowers own the Federal Way Crossings Property as tenants-

A-3-102

MSC 2016-UBS12	Federal Way Crossings I & II

in-common. The Federal Way Crossings Mortgage Loan sponsors and the nonrecourse carve-out guarantors are Firoz Lalji and Altaf Habib Jiwani. Firoz Lalji is the Founder and Chief Executive Officer of the Fana Group of Companies, a privately owned real estate investment and development company with a diversified portfolio in the United States, Canada, and the Caribbean. The Fana Group of Companies currently owns and operates in excess of 1.5 million SF of commercial and hospitality properties. Mr. Lalji is also the Founder and Chief Executive Officer of Zones Inc. Zones Inc. is a privately held national provider of information technology products and solutions to businesses and the public sector. Altaf Habib Jiwani is the developer, owner and manager of commercial and multifamily properties at Trimark Property Group, LLC, with a focus on commercial, office and/or multifamily properties in Washington State and British Columbia.

The Property. The Federal Way Crossings Property is a 207,686 SF anchored retail center located in Federal Way, Washington, approximately 3.0 miles south of the Federal Way Central Business District (“CBD”). The Federal Way Crossings Property consists of 14 buildings built in 2006 and 2007. Situated on a 19.4-acre site, the Federal Way Crossings Property has approximately 1,001 surface parking spaces (4.8 per 1,000 SF). The Federal Way Crossings Property is occupied by a diverse mix of national and local tenants including Sportsman’s Warehouse, Fitness International, LLC (“LA Fitness”), Office Depot, Inc. (“Office Depot”), Starbucks Corporation, Jamba Juice Company and GNC. Anchor and major tenants at the Federal Way Crossings Property include Sportsman’s Warehouse (23.6% of NRA, 14.5% of underwritten rent), LA Fitness (21.7% of NRA, 20.1% underwritten rent), Trampoline Nation (8.9% of NRA, 4.4% of underwritten rent) and Office Depot (8.8% of NRA, 5.9% of underwritten rent). No other tenant at the Federal Way Crossings Property leases more than 3.0% of NRA or represents more than 5.4% of underwritten rent.

The Federal Way Crossings Property is 98.7% occupied as of August 1, 2016 by 31 tenants excluding Taco Del Mar (1,440 SF) and 99 Bottles, LLC (1,345 SF) both of which have vacated or are vacating on September 30, 2016 and December 31, 2016, respectively. The Federal Way Crossings Property was developed by the sponsors in two phases over 2006 (four buildings) and 2007 (10 buildings) with a total cost basis of approximately $70.9 million. Since 2008, the Federal Way Crossings Property has had an average occupancy of 97.9%.

Major Tenants.

Sportsman’s Warehouse (49,009 SF, 23.6% of NRA, 14.5% of underwritten rent). Founded in 1986 as a single retail store in Midvale, Utah, Sportsman’s Warehouse is an outdoor sporting goods retailer currently operating 66 stores across 20 states in the U.S. totaling approximately 2.8 million SF as of January 30, 2016. Its stores range from 15,000 to 65,000 SF, with an average size of approximately 44,000 SF. Sportsman’s Warehouse sells apparel, footwear and gear which caters to sportsmen and sportswomen with interests in hunting, shooting, reloading, camping, fishing and other outdoor recreational activities. Sportsman’s Warehouse has been at the Federal Way Crossings Property since June 2006 and currently occupies 49,009 SF under a lease expiring in June 2021. The lease requires a current rental rate of $15.50 PSF on a triple net basis. Sportsman’s Warehouse has five five-year renewal options remaining and no termination options.

Fitness International, LLC (LA Fitness) (45,000 SF, 21.7% of NRA, 20.1% of underwritten rent). Founded in 1984, LA Fitness is an Irvine, California-based American health club chain. The privately owned company currently operates over 800 clubs across the U.S. and Canada. LA Fitness is open seven days a week at the Federal Way Crossings Property with facilities including equipment and cardio area, basketball, racquetball, indoor pool, whirlpool spa, sauna, group fitness classes, indoor cycling, “kids klub”, personal training, a juice bar and Wi-Fi. LA Fitness has been at the Federal Way Crossings Property since June 2006 and currently occupies 45,000 SF under a lease expiring in June 2021. The lease requires a current rental rate of $23.41 PSF on a triple net basis. LA Fitness has three five-year renewal options remaining and no termination options.

Trampoline Nation (18,510 SF, 8.9% of NRA, 4.4% of underwritten rent). Founded in 2011, Trampoline Nation has over 12,000 SF of trampolines consisting of 5,000 SF of trampolines arranged together, high performance trampoline beds, a dodgeball zone and two big high performance trampolines. Trampoline Nation occupies 18,510 SF under a lease expiring in August 2018 and pays a current rental rate of $12.00 PSF on a triple net basis, which will increase to $12.50 PSF in September 2017. Trampoline Nation has two three-year renewal options remaining and no termination options.

Office Depot, Inc. (18,191 SF, 8.8% of NRA, 5.9% of underwritten rent). Founded in 1986, Office Depot (NASDAQ: ODP) (Moody’s/S&P: B1/B-) is an office supply company headquartered in Boca Raton, Florida. Office Depot’s products include technology, office supplies, facilities products, furniture and school essentials and it provides a variety of services including copy and print, technical services, mailing and shipping. As of year-end 2015, Office Depot had approximately 1,711 retail stores and 49,000 employees worldwide, operating under several banner brands including Office Depot, OfficeMax, OfficeMax Grand & Toy, Reliable and Viking. Office Depot has been at the Federal Way Crossings Property since June 2006 and currently occupies 18,191 SF under a lease expiring in June 2023. The lease requires a current rental rate of $17.00 PSF on a triple net basis, which will increase to $17.68 PSF in July 2021. Office Depot has four five-year renewal options remaining and no termination options.

A-3-103

MSC 2016-UBS12	Federal Way Crossings I & II

The following table presents certain information relating to the leases at the Federal Way Crossings Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Anchor/Major Tenants
Sportsman’s Warehouse	NR/NR/NR	49,009	23.6%	$759,640	14.5%	$15.50	6/30/2021
LA Fitness	NR/NR/NR	45,000	21.7%	$1,053,633	20.1%	$23.41	6/29/2021
Trampoline Nation	NR/NR/NR	18,510	8.9%	$231,375	4.4%	$12.50	8/31/2018
Office Depot	NR/B1/B-	18,191	8.8%	$309,247	5.9%	$17.00	6/30/2023
Subtotal/Wtd. Avg.		130,710	62.9%	$2,353,894	44.9%	$18.01

Other Tenants(4)		74,191	35.7%	$2,891,815	55.1%	$38.98
Vacant		2,785	1.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		207,686	100.0%	$5,245,709	100.0%	$25.60

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Excludes McDonald’s and Verizon Wireless, both of which own their own improvements and are not part of the collateral. McDonald’s and Verizon Wireless pay a small amount of operating expense recoveries.

The following table presents certain information relating to the lease rollover schedule at the Federal Way Crossings Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	3,446	$40.71	1.7%	1.7%	$140,286	2.7%	2.7%
2016	1	5,094	$31.90	2.5%	4.1%	$162,498	3.1%	5.8%
2017	5	17,355	$38.77	8.4%	12.5%	$672,846	12.8%	18.6%
2018	2	21,529	$15.09	10.4%	22.8%	$324,964	6.2%	24.8%
2019	3	8,632	$36.22	4.2%	27.0%	$312,670	6.0%	30.8%
2020	2	5,948	$30.05	2.9%	29.9%	$178,746	3.4%	34.2%
2021	9	105,504	$21.53	50.8%	80.7%	$2,271,249	43.3%	77.5%
2022	2	5,397	$44.89	2.6%	83.3%	$242,263	4.6%	82.1%
2023	1	18,191	$17.00	8.8%	92.0%	$309,247	5.9%	88.0%
2024	1	3,402	$42.50	1.6%	93.7%	$144,585	2.8%	90.7%
2025	0	0	$0.00	0.0%	93.7%	$0	0.0%	90.7%
2026	2	4,217	$48.33	2.0%	95.7%	$203,820	3.9%	94.6%
2027 & Beyond	1	6,186	$45.67	3.0%	98.7%	$282,535	5.4%	100.0%
Vacant	0	2,785	$0.00	1.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	31	207,686	$25.60	100.0%		$5,245,709	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Federal Way Crossings Property is located in Federal Way, King County, Washington, approximately 3.0 miles south of the Federal Way CBD and between the major employment centers of Seattle, approximately 25.0 miles north of the Federal Way Crossing Property, and Tacoma, approximately 10.8 miles southwest of the Federal Way Crossings Property. Primary access to the Federal Way Crossings Property’s neighborhood is provided by Pacific Highway South and South 348th Street/State Route 18. The intersection at Pacific Highway South and South 348th Street/State Route 18 experiences traffic counts of 38,095 vehicles daily, according to a third party market research report.

The Commons at Federal Way, an approximately 775,000 SF regional mall originally opened in 1975, is approximately 2.3 miles north of the Federal Way Crossings Property. Anchor tenants include Macy’s, Dick’s Sporting Goods, Target, Sears, Kohl’s and Century Theaters with freestanding restaurants including McGrath’s Fish House, Applebee’s, Azteca, Red Robin and Buffalo Wild Wings. To the south of the Federal Way Crossings Property, is a Lowes Home Improvement Warehouse built in 2007. Also along Pacific Highway and north of South 348th Street is a Walmart Supercenter built in 2005. To the east of the Federal Way Crossings Property is West Campus Square, an older center anchored by Hobby Lobby, Costco and Home Depot. Seattle Children’s also took over the former Circuit City space at West Campus Square. In addition, the 318,000 SF Christian Faith Center is located 1.1 miles northeast of the Federal Way Crossings Property, with a congregation of approximately 7,500.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the Federal Way Crossings Property is 4,461, 87,561 and 207,801, respectively. The radii have shown moderate growth since 2000 and are projected to grow at average annual

A-3-104

MSC 2016-UBS12	Federal Way Crossings I & II

rates of 1.4%, 1.2% and 1.2%, respectively, through 2021. The estimated 2016 average household income within a one-, three- and five-mile radius of the Federal Way Crossings Property is $78,436, $76,029 and $77,769, respectively.

According to a third party market research report, the Federal Way Crossings Property is located in the Federal Way/Auburn retail submarket. As of the second quarter of 2016, the Federal Way/Auburn retail submarket had an overall vacancy rate of 4.9% and an average asking annual lease rate of $16.20 PSF. According to a third party market research report, the Federal Way/Auburn retail submarket contains 704 buildings accounting for approximately 10.5 million SF of retail space.

The following table presents leasing data at certain retail competitive properties with respect to the Federal Way Crossings Property:

Competitive Property Summary
Property Location	Year Built	Tenant	Lease Area (SF)	Lease Date	Lease Term	Base Rent PSF	Lease Type
3235 NW Plaza Road Silverdale, WA	1996	Pier 1 Imports	10,000	Mar-2015	10.0 yrs	$17.40	NNN
4801 Rainier Avenue South Seattle, WA	2015	PCC Natural Grocer	25,105	2015	20.0 yrs	$22.00	NNN
Confidential Puget Sound Location	2005	Petco	12,500	Feb-15	11.0 yrs	$18.50	NNN
301 East Wallace-Kneeland Blvd Shelton, WA	1994	Shelton Fred Meyer	68,000	Nov-14	10.0 yrs	$12.08	NNN
Confidential Puget Sound Location	2005	Sports Authority	36,487	Oct-14	10.0 yrs	$15.50	NNN
1500 South Burlington Boulevard Burlington, WA	1990	Burlington Coat Factory	58,400	Mar-14	10.0 yrs	$12.00	NNN
4701 Point Fosdick Drive NW Gig Harbor, WA	2007	Home Goods	20,500	Aug-14	10.0 yrs	$12.95	NNN
Confidential Address Seattle, WA	1994	Confidential Safeway Renewal	64,186	Jul-14	10.0 yrs	$17.27	NNN
120 31st Avenue Southeast Puyallup, WA	1995	Total Wine and More	32,383	Feb-14	10.0 yrs	$11.90	NNN
1800 South 320th Street Federal Way, WA	1979	Home Goods	22,698	Jun-13	10.0 yrs	$10.93	NNN
35020 Enchanted Parkway South Federal Way, WA	1995	Hobby Lobby	55,000	Feb-13	10.0 yrs	$6.00	NNN

Source: Appraisal

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Federal Way Crossings Property:

Cash Flow Analysis
	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Base Rent(1)	$5,063,677	$5,114,164	$5,175,815	$5,206,433	$5,367,242	$25.84
Total Recoveries(2)	$1,516,034	$1,582,048	$1,650,291	$1,637,465	$1,661,867	$8.00
Other Income	$33,309	$32,954	$39,346	$69,068	$39,300	$0.19
Less Vacancy & Credit Loss	($208,625)	($160,606)	($46,206)	($25,786)	($351,455)	($1.69)
Effective Gross Income	$6,404,395	$6,568,560	$6,819,246	$6,887,181	$6,716,953	$32.34
Total Operating Expenses	$1,612,034	$1,712,062	$1,682,031	$1,965,141	$1,701,967	$8.19
Net Operating Income	$4,792,362	$4,856,498	$5,137,215	$4,922,040	$5,014,986	$24.15
Capital Expenditures	$0	$0	$0	$0	$31,153	$0.15
TI/LC	$0	$0	$0	$0	$148,387	$0.71
Net Cash Flow	$4,792,362	$4,856,498	$5,137,215	$4,922,040	$4,835,446	$23.28

Occupancy %(3)	96.2%	99.5%	99.1%	98.7%	95.0%
NOI DSCR(4)	1.34x	1.36x	1.44x	1.38x	1.41x
NCF DSCR (4)	1.34x	1.36x	1.44x	1.38x	1.36x
NOI Debt Yield(4)	8.3%	8.4%	8.9%	8.5%	8.7%
NCF Debt Yield(4)	8.3%	8.4%	8.9%	8.5%	8.3%

(1)	UW Base Rent is grossed up for vacant space and includes (i) approximately $8,192 of straight line average contractual rent steps for investment grade tenant Starbucks Corporation, (ii) approximately $15,865 of percentage rent for Puerto Vallarta, underwritten to its in-place breakpoint of $1.08 million and percentage rent of 10% based on sales for the trailing 12-month period ending July 2016, and (iii) approximately $92,250 of additional contractual rent steps through November 2017.

(2)	Includes McDonald’s and Verizon Wireless, both of which own their own improvements and are not part of the collateral. McDonald’s and Verizon Wireless pay a small amount of operating expense recoveries.

(3)	7/31/2016 TTM Occupancy % as of August 1, 2016. UW Occupancy % is based on underwritten economic occupancy.

(4)	Debt service coverage ratios and debt yields are based on the Federal Way Crossings Whole Loan.

A-3-105

MSC 2016-UBS12	Novo Nordisk

Mortgage Loan No. 12 – Novo Nordisk

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		Natixis		Single Asset/Portfolio:	Single Asset
Original Balance(1):		$20,000,000		Location:	Plainsboro, NJ 08536
Cut-off Date Balance(1):		$20,000,000		General Property Type:	Office
% of Initial Pool Balance:		2.4%		Detailed Property Type:	Suburban
Loan Purpose:		Acquisition		Title Vesting:	Fee
Sponsor:		Princeton HD Owner LLC		Year Built/Renovated:	1985/2013
Mortgage Rate:		3.4820%		Size:	761,824 SF
Note Date:		8/11/2016		Cut-off Date Balance per SF(1):	$221
Anticipated Repayment Date:		9/5/2021		Maturity Date or ARD Balance per SF(1):	$221
Maturity Date:		4/30/2031		Property Manager:	Ivy Realty Services, LLC
First Payment Date:		10/5/2016
Effective Maturity Date(2):		9/5/2021
Original Term to ARD:		60 months
Original Amortization Term:		0 months		Underwriting and Financial Information
IO Period:		60 months		UW NOI:	$17,714,312
Seasoning:	3 months			UW NOI Debt Yield(1):	10.5%
Prepayment Provisions:	LO (27); DEF (30); O (3)			UW NOI Debt Yield at Maturity or ARD(1):	10.5%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NCF DSCR(1):	2.97x
Additional Debt Type:	Pari Passu			Most Recent NOI:	$14,687,857 (5/31/2016 TTM)
Additional Debt Balance:	$148,300,000			2nd Most Recent NOI:	$14,399,114 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$14,476,650 (12/31/2014)
Reserves(3)				Most Recent Occupancy:	78.0% (11/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(5):	69.4% (12/31/2015)
RE Tax:	$931,323	$465,662	N/A	3rd Most Recent Occupancy(5):	69.4% (12/31/2014)
Insurance(4):	$39,186	$19,593	N/A	Appraised Value (as of):	$319,900,000 (6/1/2016)
Recurring Replacements:	$0	$3,656	N/A	Cut-off Date LTV Ratio(1):	52.6%
				LTV Ratio at Maturity Date or ARD(1):	52.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(3):	$168,300,000	47.4%	Purchase Price:	$305,000,000	85.9%
Expansion Space TI/LC Advance(3):	$16,580,000	4.7%	Expansion Space TI/LC Advance(3):	$16,580,000	4.7%
Earnout Advance(3):	$23,000,000	6.5%	Earnout Advance(3):	$23,000,000	6.5%
Borrower Equity:	$147,128,537	41.4%	Reserves:	$970,510	0.3%
			Closing Costs:	$9,458,027	2.7%
Total Sources:	$355,008,537	100.0%	Total Uses:	$355,008,537	100.0%

(1)	The Novo Nordisk Mortgage Loan is a part of the Novo Nordisk Whole Loan, which is comprised of 13 pari passu notes with an aggregate original principal balance of $168,300,000 and maximum principal balance of $207,880,000. The Cut-off Date Balance per SF, Maturity Date or ARD Balance per SF, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity or ARD, Cut-off Date LTV Ratio and Maturity Date or ARD LTV Ratio numbers presented above are based on the Novo Nordisk Whole Loan. Based on the maximum principal balance of the Novo Nordisk Whole Loan, the “as-expanded” appraised value and the fully funded Underwritten Net Cash Flow, the Cut-off Date Balance per SF, Maturity Date or ARD Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity or ARD, Cut-off Date LTV Ratio and LTV Ratio at Maturity Date or ARD are $272.87, $272.87, 10.6%, 10.6%, 60.7% and 60.7%, respectively. The initial fully funded NCF debt service coverage ratio is 2.71x. There is no assurance as to whether or not the maximum principal balance will be funded.

(2)	The Novo Nordisk Whole Loan has an anticipated repayment date (“ARD”) of September 5, 2021 and a stated maturity date of April 30, 2031. In the event the Novo Nordisk Whole Loan is not repaid in full by the ARD, the interest rate will increase to an amount equal to the sum of (i) the initial interest rate of 3.4820% and (ii) 3.0000% plus the amount (if any) by which the five-year treasury rate exceeds 2.5000% (the “Adjusted Interest Rate”). Interest at the Adjusted Interest Rate is required to be paid currently. After the ARD and provided no event of default has occurred and is continuing under the Novo Nordisk Whole Loan documents, all excess cash flow with respect to the Novo Nordisk Property is required to be applied to pay down the principal of the Novo Nordisk Mortgage Loan. Such excess cash flow is paid after payment of interest on the Novo Nordisk Whole Loan at the Adjusted Interest Rate.

(3)	The Novo Nordisk Whole Loan maximum principal loan balance is $207,880,000. Note A-2 (with a maximum principal of $39,580,000) is unfunded at the time of this term sheet; however, the holder of Note A-2 is required to make advances available for (i) approved tenant improvements and leasing commissions (estimated to be $16,580,000) (“Expansion Space TI/LC Advance”) in connection with the exercise of Novo Nordisk Inc.’s right under its lease to take expansion space (the “Expansion Space”) at the Novo Nordisk Property, which right may be exercised at any time during the lease term and (ii) earnout funds (estimated to be $23,000,000) (the “Earnout Advance”). One or more Earnout Advances will be available to be drawn and released to the seller of the Novo Nordisk Property at such time or times as Novo Nordisk Inc. accepts all or a portion of the Expansion Space under its lease and commences paying rent for such space. Notwithstanding the foregoing, in the event that the Earnout Advances have not been fully drawn on or prior to October 5, 2019, then, on such date, $4,000,000 of the remaining Earnout Advance will be irrevocably waived. The Expansion Space TI/LC Advance will be available at any time prior to July 5, 2021 during the Novo Nordisk Whole Loan term.

(4)	The tenant related insurance reserve is waived so long as (i) the Novo Nordisk Inc. (“Novo”) lease is in full force and effect and Novo is the sole tenant at the Novo Nordisk Property; (ii) Novo is obligated to pay the insurance premiums directly pursuant to the terms of the Novo lease and the insurance requirements and coverages set forth under the Novo lease have not been modified and are acceptable to the servicer; (iii) there is no event of default under the Novo Nordisk Whole Loan; (iv) there is no monetary default or material nonmonetary default under the Novo lease, (v) Novo Lease Guarantor maintains a long-term unsecured credit rating by S&P or Moody’s of at least BBB- or the equivalent rating; and (vi) the Novo Nordisk Borrower provides acceptable evidence of timely payment of such insurance premiums.

(5)	Historical occupancy obtained from the Novo lease and underwritten rent roll. As of November 1, 2016, the Novo Nordisk Property was 69.4% occupied and 78.0% leased by Novo. UW NOI increased from the most recent NOI as UW Base Rent includes increases from 5/31/2016 TTM as it includes rent on the first mandatory expansion of 65,174 square feet, totaling $2,049,592 and rent averaging through September 5, 2021, totaling $973,363, and a vacancy gross up of $4,723,992.

A-3-106

MSC 2016-UBS12	Novo Nordisk

The Mortgage Loan. The twelfth largest mortgage loan (the “Novo Nordisk Mortgage Loan”) is part of a whole loan (the “Novo Nordisk Whole Loan”) evidenced by 13 pari passu promissory notes in the aggregate original principal amount of $168,300,000 and maximum principal balance of $207,880,000 which are secured by a first priority fee mortgage encumbering nine interconnected Class A office buildings totaling 761,824 SF known as Novo Nordisk North American Headquarters located in Plainsboro, New Jersey (the “Novo Nordisk Property”). Promissory Note A-6 in the original principal balance of $20,000,000 represents the Novo Nordisk Mortgage Loan. Promissory Notes A-1, A-2, A-3, A-4, A-5, A-7, A-8, A-9, A-10, A-11, A-12, and A-13, in the aggregate original principal balance of $148,300,000 and maximum principal balance of $187,880,000 represent pari passu companion loans (collectively, the “Novo Nordisk Companion Loans”). Promissory Notes A-3, A-4, A-5, A-11 and A-12, with an aggregate original principal amount of $73,300,000, were contributed to the WFCM 2016-NXS6 securitization trust. Controlling Promissory Note A-1 and non-controlling Promissory Notes A-7, A-8, A-9, A-10 and A-13, with an aggregate original principal balance of $75,000,000 are currently held by Natixis Real Estate Capital LLC and may be contributed to future securitizations or otherwise transferred at any time. The non-controlling promissory Note A-2 (unfunded as of the date of this term sheet) has a maximum principal balance of $39,580,000 and will be held by Natixis Real Estate Capital, LLC. The obligation to fund Note A-2 will be the sole responsibility of the holder of Note A-2 (currently Natixis Real Estate Capital LLC), and will not be the responsibility of the trust. The Novo Nordisk Whole Loan is being serviced pursuant to the pooling and servicing agreement for the WFCM 2016-NXS6 securitization trust until the controlling promissory note is sold into a securitization trust, at which time the Novo Nordisk Whole Loan will be serviced pursuant to the pooling and servicing agreement for the securitization trust into which such controlling promissory note is deposited. See “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Preliminary Prospectus. Proceeds from the Novo Nordisk Whole Loan, together with an equity contribution of over $147 million from the Novo Nordisk Mortgage Loan sponsor were used to purchase the Novo Nordisk Property, fund reserves and pay closing costs.

The Novo Nordisk Whole Loan has an anticipated repayment date of September 5, 2021 (the “ARD”) and a final maturity date of April 30, 2031. Prior to the ARD, the Novo Nordisk Whole Loan accrues interest at a fixed rate of 3.482% (the “Initial Interest Rate”) and requires monthly payments of interest. In the event the Novo Nordisk Whole Loan is not repaid in full on or before the ARD, interest accrues on the outstanding principal balance at the Adjusted Interest Rate (as defined herein), which interest at the Adjusted Interest Rate is payable currently. The Adjusted Interest Rate is equal to the sum of (i) the initial interest rate of 3.4820%, plus (ii) 3.0000% plus the amount (if any) by which the five-year treasury rate exceeds 2.5000%. If the Novo Nordisk Whole Loan is not repaid in full on or prior to the ARD, from and after the occurrence of the ARD and provided no event of default under the Novo Nordisk Whole Loan has occurred and is continuing, all excess cash flow is required to be applied to reduce the outstanding principal balance of the Novo Nordisk Whole Loan. Such excess cash flow is paid after payment of interest on the Novo Nordisk Whole Loan at the Adjusted Interest Rate.

The Borrower and the Sponsor. The borrower is Princeton HD Owner LLC (“The Novo Nordisk Borrower”), a Delaware limited liability company and single-purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Novo Nordisk Whole Loan. The Novo Nordisk Whole Loan is not structured with a warm-body / warm-entity non-recourse carveout guarantor or indemnitor. The Novo Nordisk Borrower is the sole party liable for any breach or violation of the non-recourse provisions in the loan documents. The Novo Nordisk Borrower purchased a $15.0 million environmental insurance policy for a term of eight years, which is three years after the ARD.

Princeton HD Owner LLC is indirectly owned by a joint venture between Hana Financial Investment (“Hana”) (33.3%), HMC Investment Securities (“HMC”) (27.8%) and Mirae Asset Daewoo (“Mirae”) (38.9%) (collectively “The Novo Nordisk Sponsor”). Established in 2006, Hana is a wholly owned subsidiary of Hana Financial Group Inc. and was Korea’s first asset management company to specialize in real estate. With an operating size of $3.9 billion, Hana Asset Management has created a diverse investment portfolio and contributes to the development of the real estate fund and other alternative investment markets. Based in Seoul, South Korea, HMC provides securities services, including stock brokerage and advisory services. HMC offers structured financing, asset securitization, portfolio management and real estate sales. HMC operates a network of 40 branches in South Korea and one branch internationally. HMC generated $56.5 million of operating income in 2015 and had $147.8 million in cash and deposits. Mirae is the product of a merger between South Korea’s Mirae Asset Securities and Daewoo Securities. Founded in 1999 and headquartered in Seoul, South Korea, Mirae provides a comprehensive range of services in wealth management, brokerage, investment banking and overseas business. As of June 2016, Mirae had $92.7 billion of assets under management and is the largest stock brokerage and investment banking firm by market capitalization in South Korea.

The Property. The Novo Nordisk Property is comprised of nine interconnected Class A office buildings located in Plainsboro, New Jersey, totaling 761,824 SF. The Novo Nordisk Property sits on a 58.6 acre parcel on Scudders Mill Road and just off State Route 1, a highway that averages more than 75,000 daily vehicles. Originally built in 1985, the Novo Nordisk Property was gut renovated in 2013 at a cost of approximately $215.0 million. The Novo Nordisk Property is LEED Silver certified and features modern technology and energy efficient systems. The new façade with 10 foot high windows offers ample natural light. The emphasis on light and views continues through the 30-foot high atrium lobby with floor-to-ceiling glass walls. Building amenities include a fully renovated 267-seat cafeteria, executive dining area, grab and go café, fully-equipped fitness center, 2,214 parking spaces including 493 covered spaces and 1,721 spaces in open lots (2.9 parking spaces per 1,000 square feet of rentable area), 4,000 square foot roof-top terrace with outdoor dining patios and a full-service concierge. As of November 1, 2016, the Novo Nordisk Property was 69.4% occupied and 78.0% leased by Novo Nordisk Inc. and serves as its North American headquarters.

Expansion Option. Novo has an exclusive option which may be exercised at any time during the term of its lease to expand in all or any portion of the remaining 167,815 SF of rentable area at the Novo Nordisk Property. The rent for the option space square footage is set in the lease at the square footage leased times the fixed rent per square foot in effect as of the option space rent commencement date. The rent on the option space is increased by 2% per annum (in the same manner as the fixed rent for the initial premises). Novo also receives a tenant allowance for the expansion space calculated as the product of the rentable square feet times the tenant allowance amount per square foot that is applicable to the target option date. The borrower may, at the time of tenant acceptance of expansion space, request part or all of the $23.0 million Earnout Advance based on the pro rata share of the expansion space to the total remaining 167,815 SF of rentable area. The Earnout Advance is required to be paid to the property seller pursuant to the purchase and sale agreement for the Novo Nordisk Property. The holder of the Note A-2 is obligated to fund the Expansion Space TI/LC Advance and the Earnout Advances.

Major Tenant.

Novo Nordisk Inc. (594,009 SF, 78.0% of NRA, 100% of underwritten base rent). Novo Nordisk Inc. occupies 594,009 SF including 30,720 SF of storage space, under an initial lease dated July 29, 2011 expiring April 30, 2031, with one ten-year renewal option, provided that the tenant has not sublet more

A-3-107

MSC 2016-UBS12	Novo Nordisk

than 200,000 SF of its space. Novo Nordisk Inc. initially leased 528,835 SF (69.4% of NRA) and recently took occupancy of a mandatory expansion of 65,174 SF. Novo Nordisk Inc. has no termination options and its lease includes rent increases at a 2.0% annual rate. Novo Nordisk Inc. is the U.S. subsidiary of Novo Nordisk A/S (S&P: AA- / Moody’s A1), which guarantees the lease (the “Novo Lease Guarantor”). The Novo Nordisk Property serves as the North American Headquarters for Novo Lease Guarantor, which employs approximately 1,300 people at the Novo Nordisk Property. The Novo Lease Guarantor is a global pharmaceutical company and concentrates in the diabetes industry that markets products in 180 countries around the world. The Novo Lease Guarantor, which is headquartered in Denmark, has offices or affiliates in 75 countries and employs over 40,000 people. In 2015, The Novo Lease Guarantor reported net income of 32.9 billion DKK ($4.9 billion) on revenues of 107.9 DKK billion ($16.3 billion), which was a 21.5% increase year-over-year in local currency. Novo Nordisk’s North American business, of which the tenant comprises 90% of sales, generated 2015 revenue of $8.6 billion USD.

The following table presents certain information relating to the leases at the Novo Nordisk Property:

Tenant Summary(1)

Tenant Name	Credit Rating (Fitch/ Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Novo Nordisk Inc.	NR/A1/AA-	563,289	73.9%	$17,714,312	100.0%	$31.45	4/30/2031(4)
Novo Nordisk Inc. (Storage)	NR/A1/AA-	30,720	4.0%	$0	0.0%	$0.00	4/30/2031
Vacant		167,815	22.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		761,824	100.0%	$17,714,312	100.0%	$29.82

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Annual U/W Base Rent PSF and Annual U/W Base Rent include rent averaging through September 5, 2021, totaling $973,363.

(4)	Novo has one 10-year extension option, provided that no more than 200,000 square feet is sublet.

The following table presents certain information relating to the lease rollover schedule at the Novo Nordisk Property:

Lease Rollover Schedule(1)

Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
Thereafter(3)	1	594,009	$29.82	78.0%	78.0%	$17,714,312	100.0%	100.0%
Vacant	0	167,815	$0.00	22.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	761,824	$29.82	100.0%		$17,714,312	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(3)	As of November 1, 2016, the Novo Nordisk Property was 69.4% occupied and 78.0% leased by Novo.

The Market. The Novo Nordisk Property is located in Plainsboro, New Jersey, approximately 47.5 miles northeast of Center City Philadelphia and 51.0 miles southwest of New York City. The Novo Nordisk Property is situated directly off Route 1, in proximity to a network of highways that provide access to northern New Jersey, southern New Jersey, the New Jersey coastline and eastern Pennsylvania. The New Jersey Turnpike/Interstate-95 is located approximately 10 miles southwest from the Novo Nordisk Property. The Novo Nordisk Property is located approximately 10 minutes from the Princeton Junction Train Station that provides connections to Philadelphia, MetroPark (in Iselin), and New York City though NJ Transit service (Northeast Corridor Line) and Amtrak. The train station can be accessed by Novo employees through a shuttle service provided by Novo. The Novo Nordisk Property also benefits from a NJ Transit Bus Stop near the intersection of Scudders Mill Road and Novo Nordisk Way. Additionally, Newark Liberty International Airport is located less than 40 miles north of the Novo Nordisk Property. There is a range of lodging and retail options along Route 1, as well as the amenities in the 2,200-acre Princeton Forrestal Center Office Park and Princeton Forrestal Village. The Novo Nordisk Property has direct internal access to the adjacent 62-room Holiday Inn Express, which features a 250-seat auditorium and various meeting rooms, which are routinely utilized by Novo; as well as a connection to the 364-room Crowne Plaza Princeton Hotel and Conference Center in Princeton Forrestal Center via a connector bridge.

According to the appraisal, the 2015 estimated population within a one-, three- and five-mile radius of the Novo Nordisk Property was 2,771, 52,301, and 106,798, respectively, with an estimated 2015 average household income in the same radii of $196,127, $147,640 and $148,940, respectively.

A-3-108

MSC 2016-UBS12	Novo Nordisk

According to a third party market research report, the Novo Nordisk Property is located in the Class A Princeton submarket. As of the third quarter of 2016, the Class A Princeton submarket contained approximately 21.0 million square feet of office space, a vacancy rate of 10.7% and average asking rent of $27.10 per square foot on a full service gross basis. The Class A Princeton submarket is dominated by companies in the life sciences and financial services industries, including notable corporations such as Bristol-Myers Squibb, Bloomberg Financial Services, Sandoz, Otsuka and Janssen Pharmaceutical. The largest lease signings occurring in 2016 in the northern New Jersey office market included the 431,493 square-foot lease signed by Allergan at 5 Giralda Farms in the Morristown market; the 350,000 square-foot deal signed by iCIMS at Bell Works in the Monmouth East market; and the 339,178 square-foot renewal signed by Panasonic Corporation of North America at Two Riverfront Plaza in the Newark/Urban Essex market. The following table presents competitive office rental properties with respect to the Novo Nordisk Property:

Comparable Leases Summary

Property Name/Location	Year Built	Size SF	Total Occupancy	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Subject	1985	563,289	78%	Novo Nordisk	July 2011 / 20.0 Yrs	498,115	$29.82	NNN
14 Sylvan Way Parsippany, NJ	2013	203,000	100%	Wyndham Worldwide	July 2014 / 15.0 Yrs	203,000	$25.36	NNN
45 Waterview Blvd Parsippany, NJ	1997	106,680	100%	DSM Nutritional Products	Dec 2009 / 18.0 Yrs	106,680	$21.70	NNN
100 College Road West Princeton, NJ	2000	154,101	100%	Sandoz	Oct. 2014 / 12 Yrs	154,101	$26.01	NNN
22 Sylvan Way Parsippany, NJ	2000	249,409	100%	Wyndham Worldwide	Sept. 2011 / 15.0 Yrs	249,409	$23.27	NNN
2 Giralda Farms Madison, NJ	2000	146,366	100%	Merck	April 2014 / 10.0 Yrs	146,366	$22.50	NNN

Source: Appraisal and underwritten rent roll and third party research report

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Novo Nordisk Property:

Cash Flow Summary
	2014	2015	5/31/2016 TTM	UW(1)	Fully Funded UW	UW PSF(2)
Base Rent(2)	$14,133,182	$14,415,448	$14,722,897	$22,438,305	$23,033,680	$29.45
Total Recoveries	$10,544,056	$10,146,706	$9,876,451	$11,891,591	$12,023,580	$15.61
Other Income	$61,100	$0	$0	$0	$0	$0.00
Less Vacancy & Credit Loss	$0	$0	$0	($4,723,992)(3)	($1,051,718)(3)	($6.20)
Effective Gross Income	$24,738,338	$24,562,154	$24,599,348	$29,605,904	$34,005,542	$38.86
Total Operating Expenses	$10,261,687	$10,163,040	$9,911,492	$11,891,591	$12,023,580	$15.61
Net Operating Income	$14,476,650	$14,399,114	$14,687,857	$17,714,312	$21,981,962	$23.25
Capital Expenditures	$0	$0	$0	$38,091	$38,091	$0.05
TI/LC	$0	$0	$0	$0	$0	$0.00
Net Cash Flow	$14,476,650	$14,399,114	$14,687,857	$17,676,221	$21,943,871	$23.20

Occupancy %	69.4%	69.4%	69.4%	86.2%	97.0%
NOI DSCR(4)	2.44x	2.42x	2.47x	2.98x	2.72x(5)
NCF DSCR(4)	2.44x	2.42x	2.47x	2.97x	2.71x(5)
NOI Debt Yield(4)	8.6%	8.6%	8.7%	10.5%	10.6%(5)
NCF Debt Yield(4)	8.6%	8.6%	8.7%	10.5%	10.6%(5)

(1)	UW Base Rent includes increases from 5/31/2016 TTM as it includes rent on the first mandatory expansion of 65,174 square feet, totaling $2,049,592 and rent averaging through September 5, 2021, totaling $973,363, a vacancy gross up of $4,723,992.

(2)	U/W $ PSF columns are reflective of the U/W column.

(3)	The underwritten economic vacancy is 13.8%. The Novo Nordisk Property is 78.0% leased and 69.4% occupied as of November 1, 2016.

(4)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Novo Nordisk Whole Loan.

(5)	Based on the maximum principal balance and the maximum debt service of the Novo Nordisk Whole Loan.

A-3-109

MSC 2016-UBS12	Huntington Center

Mortgage Loan No. 13 – Huntington Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$20,000,000			Location:	Columbus, OH 43215
Cut-off Date Balance(1):	$20,000,000			General Property Type:	Office
% of Initial Pool Balance:	2.4%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsors:	Menashe Frankel; Yeheskel Frankel; Abraham J. Cohen; David J. Cohen; Hines Investment Management Holdings Limited Partnership			Year Built/Renovated:	1984/N/A
				Size:	907,010 SF
				Cut-off Date Balance per SF(1):	$154
Mortgage Rate:	3.5300%			Maturity Date Balance per SF(1):	$139
Note Date:	9/30/2016			Property Manager:	Hines Interests Limited Partnership (borrower-related)
First Payment Date:	11/7/2016
Maturity Date:	10/7/2026
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	2 months			UW NOI:	$12,930,910
Prepayment Provisions(2):	LO (26); DEF (90); O (4)			UW NOI Debt Yield(1):	9.2%
Lockbox/Cash Mgmt Status:	Hard/In Place			UW NOI Debt Yield at Maturity(1):	10.2%
Additional Debt Type(3):	Pari Passu			UW NCF DSCR(1):	2.32x (IO) 1.54x (P&I)
Additional Debt Balance:	$120,000,000			Most Recent NOI:	$13,030,807 (7/31/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$13,256,029 (12/31/2015)
Reserves				3rd Most Recent NOI:	$14,396,831 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy(5):	85.8% (8/31/2016)
RE Tax:	$1,994,693	$332,449	N/A	2nd Most Recent Occupancy:	83.8% (12/31/2015)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	86.3% (12/31/2014)
Recurring Replacements:	$0	$18,896	N/A	Appraised Value (as of):	$186,600,000 (8/22/2016)
TI/LC:	$0	$75,584	$2,721,030	Cut-off Date LTV Ratio(1):	75.0%
Other(4):	$4,594,385	$0	N/A	Maturity Date LTV Ratio(1):	67.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$140,000,000	100.0%	Loan Payoff:	$109,892,399	78.5%
			Reserves:	$6,589,078	4.7%
			Closing Costs:	$2,843,713	2.0%
			Return of Equity:	$20,674,809	14.8%
Total Sources:	$140,000,000	100.0%	Total Uses:	$140,000,000	100.0%

(1)	The Huntington Center Mortgage Loan is part of the Huntington Center Whole Loan, which is comprised of three pari passu promissory notes with an aggregate original principal balance of $140,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Huntington Center Whole Loan.

(2)	Defeasance is permitted at any time after the earlier of (i) the third anniversary of the first payment date, or (ii) two years from the closing date of the securitization of the last Huntington Center Whole Loan promissory note to be securitized.

(3)	See “—The Mortgage Loan” below for further discussion of additional debt.

(4)	At closing, the Huntington Center Mortgage Borrower deposited $1,442,959 for rent abatements for nine tenants, including Porter Wright, the second largest tenant, (as to a portion of its space), and $3,151,426 for tenant improvements and leasing commissions payable under existing leases.

(5)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant. Considering these tenants vacant, Most Recent Occupancy would be 81.7%.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Huntington Center Mortgage Loan”) is part of a whole loan (the “Huntington Center Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $140,000,000, all of which are secured by a first priority fee mortgage encumbering a 907,010 SF office property known as Huntington Center in Columbus, Ohio (the “Huntington Center Property”). Promissory Note A-3, in the original principal amount of $20,000,000, represents the Huntington Center Mortgage Loan and will be included in the MSC 2016-UBS12 Trust. Promissory Note A-1 with an original principal balance of $80,000,000 is expected to be contributed to the MSBAM 2016-C31 Trust. Promissory Note A-2 with an original principal balance of $40,000,000 is expected to be to be contributed to the MSC 2016-BNK2 Trust. Promissory Notes A-2 and A-3 collectively represent non-serviced companion loans (“the “Huntington Center Non-Serviced Pari Passu Companion Loans”). The Huntington Center Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C31 Trust. See “—Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

A-3-110

MSC 2016-UBS12	Huntington Center

The proceeds of the Huntington Center Whole Loan were used to refinance a previous loan with a principal balance of $109,892,399, fund upfront reserves, pay closing costs of and return equity to the Huntington Center Borrower.

The Borrower and the Sponsors. The borrower is Huntington Center Owner LLC (the “Huntington Center Borrower”), a single-purpose Delaware limited liability company. The loan sponsors and non-recourse carveout guarantors are Menashe Frankel, Yeheskel Frankel, Abraham J. Cohen, David J. Cohen, and Hines Investment Management Holdings Limited Partnership.

The Huntington Center Borrower is 100.0% owned by Huntington Center Associates, an Ohio general partnership, whose board of directors includes C. Kevin Shannahan, Richard Machinski and David J. Cohen. Huntington Center Associates is 27.0% owned by HDG-Columbus, Ltd. (which in turn is 56.0% owned by funds controlled by the Hines family and 44.0% by The Huntington National Bank (which is the largest tenant at the Huntington Center Property), 66.5% owned by High Street Partner LLC (which in turn is owned by a joint venture owned 50.0% by entities controlled by David J. Cohen and Abraham J. Cohen and 50.0% by Huntington Center Investment LLC, an entity controlled by Menashe Frankel and Yeheskel Frankel and owned approximately 60.0% by pension fund and insurance company entities owned by The Phoenix Holdings Ltd., an Israeli public company) and 6.5% owned by 41 South High Ltd. (which in turn is owned by The Huntington National Bank).

The Property. The Huntington Center Property consists of a 37-story, Class A, multi-tenant office building totaling 907,010 SF and an adjacent five-story parking garage connected to the office building. There is a Doubletree Hotel and a Capital Club (a fitness and dining club) situated above the parking garage, both of which were constructed pursuant to air rights lease agreements, that are not included as part of the collateral; however, the collateral does include income generated pursuant to the air rights lease agreements.

The Huntington Center Property is located at 41 South High Street / 50 South Front Street, mid-block between West Broad Street to the north and West State Street to the south, and within the Capitol Square area of the Columbus, Ohio Central Business District (“CBD”). Capitol Square is anchored by the Ohio Statehouse which is located directly across the street from the Huntington Center Property on South High Street. South High Street is a primary roadway through the Columbus CBD, running north through the Columbus CBD to Ohio State University’s main campus and south through the areas commonly known as German Village and the Brewery District. Broad Street is the primary east/west roadway within the Columbus CBD and bisects the broader Columbus metropolitan statistical area.

The Huntington Center Property’s local area is composed primarily of public service buildings such as courthouses, parking garages, government buildings, street front retail with upper level living spaces, as well as downtown high rise office buildings, entertainment venues, parks and open spaces. 17 South High Street, an older high-rise office building also anchored and owned by The Huntington National Bank is located adjacent to the Huntington Center Property to the north. Columbus City Hall, the Battelle Riverfront Park and the Scioto River are located to the west of the Huntington Center Property. Uses to the south of the Huntington Center Property vary and include a variety of mid to high-rise office towers.

The Huntington Center sponsors have spent $1,935,660 in capital improvements from 2011 through 2016, including garage deck upgrades, upgrading the restroom fixtures and drinking fountains, renovations to the common corridor for floors 12-13, 14-15 and 33, elevator design and tenant signage.

Additionally, the Huntington Center Borrower has informed the lender that it currently intends to make renovations estimated to cost approximately $10,000,000 over the next three years, the scope of which includes elevator modernization ($6,500,000), roof replacement ($500,000) and amenity and lobby upgrades ($3,000,000). Such renovations are not required under the Huntington Center Whole Loan documents, and no reserves have been required under the Huntington Center Whole Loan for such renovations. Accordingly, there can be no assurance as to whether any such renovations will occur.

Major Tenants.

The Huntington National Bank. (199,240 SF, 22.0% of NRA, 31.7% of underwritten rent). The Huntington National Bank (“Huntington Bank”) is a subsidiary of Huntington Bancshares Incorporated (“Huntington”), a diversified regional bank holding company that provides full-service commercial, small business, consumer and mortgage banking services, as well as automobile financing, equipment leasing, investment management, trust services, brokerage services, insurance programs and other financial products and services.

On January 26, 2016, Huntington announced the signing of a definitive merger agreement with Ohio-based FirstMerit Corporation, the parent company of FirstMerit Bank. According to the Huntington Bank website, FirstMerit Bank is now part of The Huntington National Bank but will continue to operate independently until systems integration occurs. Pursuant to its lease, Huntington Bank has the right to terminate its lease beginning March 1, 2024 and subject to a minimum 18 months’ notice period if it enters into a merger, or in the event of a major acquisition, in any such case that leads to a closure and termination of its Columbus, Ohio headquarters office operation. Huntington Bank has provided a letter addressed to the loan seller and its successors and assignees and to Huntington Center Associates (the original landlord under the lease and 100% direct owner of the Huntington Center Borrower) and its successors and assignees, stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease. Huntington Bank has been in occupancy since 1985, has a lease expiration of February 28, 2030 and has six five-year renewal options.

Huntington Bank owns an approximately 18.4% interest in the Huntington Center Borrower. Huntington Bank also owns an office property that is adjacent to the Huntington Center Property, in which it occupies 43,000 SF, and an office property located around the corner from the Huntington Center Property, in which it occupies 40,000 SF.

Porter, Wright, Morris & Arthur (127,239 SF, 14.0% of NRA, 14.3% of underwritten rent). Porter, Wright, Morris & Arthur (“Porter Wright”), a tenant at the Huntington Center Property since 1985, is a law firm with six offices located in Ohio, Washington, D.C. and Florida. Porter Wright has a lease expiration of May 31, 2028 and has two five-year renewal options. Porter Wright is permitted to terminate up to 18,693 SF on floor 32 effective as of June 1, 2017, by written notice delivered prior to May 1, 2017, and also has a rent abatement with respect to 18,693 SF from November 1, 2016 through May 31, 2017.

Squire Patton Boggs LLP (81,693 SF, 9.0% of NRA, 10.7% of underwritten rent). Squire Patton Boggs LLP is a law firm with offices in 21 countries on five continents as well as working relationships with independent firms in Europe and Latin America. Squire Patton Boggs LLP has been in occupancy since 2008, has a lease expiration of February 28, 2025 and has two five-year renewal options.

Thompson Hine LLP (38,139 SF, 4.2% of NRA, 5.0% of underwritten rent). Thompson Hine LLP is a law firm with seven offices in three states and Washington, D.C. Thompson Hine has been in occupancy since 2008, has a lease expiration of August 31, 2018 and has two five-year options.

A-3-111

MSC 2016-UBS12	Huntington Center

Benesch, Friedlander, Coplan & Aronoff LLP (26,921 SF, 3.0% of NRA, 3.6% of underwritten rent). Benesch, Friedlander, Coplan & Aronoff LLP is a business law firm with offices in Cleveland, Columbus, Chicago, Hackensack, Indianapolis, Shanghai and Wilmington. Benesch, Friedlander, Coplan & Aronoff LLP has been in occupancy since 2007, has a lease expiration of February 29, 2020 and has two five-year renewal options.

The following table presents certain information relating to the leases at the Huntington Center Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Tenants
The Huntington National Bank	A-/Baa1/BBB	199,240	22.0%	$3,962,438	31.7%	$19.89	2/28/2030(4)
Porter, Wright, Morris & Arthur	NR/NR/NR	127,239	14.0%	$1,781,346	14.3%	$14.00	5/31/2028(5)
Squire Patton Boggs LLP	NR/NR/NR	81,693	9.0%	$1,337,540	10.7%	$16.37	2/28/2025
Thompson Hine LLP	NR/NR/NR	38,139	4.2%	$629,294	5.0%	$16.50	8/31/2018
Benesch, Friedlander, Coplan & Aronoff LLP	NR/NR/NR	26,921	3.0%	$444,197	3.6%	$16.50	2/29/2020
Subtotal/Wtd. Avg.		473,232	52.2%	$8,154,814	65.2%	$17.23

Other Tenants		268,092	29.6%	$4,344,321	34.8%	$16.20
Vacant Space		165,686	18.3%	$0	0.0%	$0.00
Total/Wtd. Avg.		907,010	100.0%	$12,499,135	100.0%	$16.86

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Pursuant to its lease, Huntington Bank has the right to terminate its lease beginning March 1, 2024 and subject to a minimum 18 months’ notice period if it enters into a merger, or in the event of a major acquisition, in any such case that leads to a closure and termination of its Columbus, Ohio headquarters office operation. Huntington Bank has provided a letter to the lender stating that in connection with its acquisition of FirstMerit Bank, Huntington Bank will not exercise its option to terminate its lease.

(5)	Porter Wright is permitted to terminate up to 18,693 SF on floor 32 effective as of June 1, 2017, by written notice delivered prior to May 1, 2017 and also has a rent abatement with respect to 18,693 SF from November 1, 2016 through May 31, 2017.

The following table presents certain information relating to the lease rollover schedule at the Huntington Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	2	6,388	$14.15	0.7%	0.7%	$90,377	0.7%	0.7%
2018	8	56,586	$16.70	6.2%	6.9%	$945,214	7.6%	8.3%
2019	7	24,199	$16.37	2.7%	9.6%	$396,057	3.2%	11.5%
2020	7	49,582	$16.25	5.5%	15.1%	$805,533	6.4%	17.9%
2021	8	35,994	$16.51	4.0%	19.0%	$594,392	4.8%	22.7%
2022	10	67,596	$15.91	7.5%	26.5%	$1,075,706	8.6%	31.3%
2023	1	2,083	$16.00	0.2%	26.7%	$33,328	0.3%	31.5%
2024	2	15,343	$15.96	1.7%	28.4%	$244,811	2.0%	33.5%
2025	9	96,861	$16.36	10.7%	39.1%	$1,584,872	12.7%	46.2%
2026	4	34,290	$16.25	3.8%	42.9%	$557,331	4.5%	50.6%
2027	0	0	$0.00	0.0%	42.9%	$0	0.0%	50.6%
2028	6	127,239	$14.00	14.0%	56.9%	$1,781,346	14.3%	64.9%
2029 & Beyond	11	225,163	$19.50	24.8%	81.7%	$4,390,168	35.1%	100.0%
Vacant(4)	0	165,686	$0.00	18.3%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	75	907,010	$16.86	100.0%		$12,499,135	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	UW Rent PSF Rolling and Total UW Rent Rolling exclude vacant and occupied space that has been underwritten as vacant.

(4)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These include Schneider Downs & Co., Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc.

A-3-112

MSC 2016-UBS12	Huntington Center

The Market. The Huntington Center Property is located in Columbus, Ohio, situated within the Lower Downtown submarket and directly across from the capitol building. The subject is considered a class A property and is located on the west side of South High Street, mid-block between West Broad Street to the north and West State Street to the south. The Columbus, Ohio office market contains 32,222,000 SF of office space. According to the appraisal the Lower Downtown office submarket contains 4,369,000 SF and represents 13.6% of the office inventory in Columbus, Ohio.

Regional access is provided by Interstate 71, the primary north-south highway through the Columbus CBD, providing access to Cleveland to the north and Cincinnati to the south. Interstate 71 connects to other central Ohio transportation routes such as Interstates 70, 270 and 670 as well as State Route 161 and US Route 33. Located a short distance south of the Huntington Center Property is Interstate 70, a primary east/west highway providing greater regional access to Dayton and St. Louis to the west and Baltimore to the east.

According to the appraisal for the Huntington Center Property, as of the second quarter of 2016, the overall vacancy rate for the Columbus, Ohio office market was 17.6% and the vacancy for the Lower Downtown office submarket was 13.9%. For the same period the average asking rental rate for both class A, class B and class C space within the Columbus, Ohio office market was $18.81 per SF, and within the Lower Downtown office market was $21.72 per SF. Class A buildings constitute 49.3% of existing inventory within the Columbus, Ohio office market and are exhibiting a lower vacancy rate (15.5%) than class B/C buildings (19.6%) and higher average rents of $21.25 versus $16.37 per SF.

The estimated 2015 population within a one-, three- and five-mile radius of the Huntington Center Property was 10,039, 134,897 and 337,978, respectively, according to the appraisal. The estimated 2015 average household income within a one-, three- and five-mile radius of the Huntington Center Property was $69,828, $51,749 and $56,554, respectively. The 2015 average household income for the greater city of Columbus was $61,614. Over the next five years, population is projected to increase within a one-mile radius but is expected to decline or remain flat within a three-mile radius and five-mile radius.

The following table presents recent leasing data at competitive office buildings with respect to the Huntington Center Property:

Competitive Property Summary
Property Name/Address	Year Built	Class	Size (SF)	Tenant Name	Lease Size (SF)	Lease Date	Lease Term (Yrs.)	Initial Rent/SF	Rent Steps/SF
Confidential CBD Office Building Confidential Columbus, Ohio	2001	A	242,009	Confidential	6,885	Feb 2016	3.0	$13.50	Up to $15.00
Confidential Office Property Confidential Columbus, Ohio	1989	A	142,315	Confidential	2,301	Oct 2015	5.0	$10.25	Up to $11.25
Confidential CBD Building Confidential Columbus, Ohio	1985	A	407,472	Confidential	2,644	Aug 2015	5.0	$12.00	Up to $14.00
Confidential Grandview Yard Building Confidential Columbus, Ohio	2014	A	75,000	Confidential	17,500	Jun 2015	10.3	$15.50	1.75% annual Increases
Confidential Building Confidential Columbus, Ohio	1928	A	330,000	Confidential	16,536	Jan 2015	7.0	$13.50	Up to $14.75

Source: Appraisal

A-3-113

MSC 2016-UBS12	Huntington Center

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Huntington Center Property:

Cash Flow Analysis
	2013	2014	2015	7/31/2016 TTM	UW	UW PSF
Gross Potential Rent(1)	$13,242,716	$12,879,986	$12,118,245	$11,917,120	$15,003,594(2)	$16.54
Total Recoveries	$8,786,557	$8,671,489	$8,304,612	$8,465,896	$8,817,093	$9.72
Total Other Income(3)	$3,101,569	$3,165,360	$3,479,005	$3,212,370	$3,212,370	$3.54
Less Vacancy & Credit Loss(4)	$0	$0	$0	$0	($2,866,257)	($3.16)
Effective Gross Income	$25,130,842	$24,716,835	$23,901,862	$23,595,386	$24,166,800	$26.64
Total Operating Expenses	$10,202,636	$10,320,004	$10,645,833	$10,564,579	$11,235,890	$12.39
Net Operating Income	$14,928,206	$14,396,831	$13,256,029	$13,030,807	$12,930,910	$14.26
Capital Expenditures	$0	$0	$0	$0	$181,402	$0.20
TI/LC	$0	$0	$0	$0	$1,124,692	$1.24
Net Cash Flow	$14,928,206	$14,396,831	$13,256,029	$13,030,807	$11,624,816	$12.82

Occupancy %	86.8%	86.3%	83.8%	85.8%	83.3%(5)
NOI DSCR (P&I)(6)	1.97x	1.90x	1.75x	1.72x	1.71x
NOI DSCR (IO) (6)	2.98x	2.87x	2.65x	2.60x	2.58x
NCF DSCR (P&I) (6)	1.97x	1.90x	1.75x	1.72x	1.54x
NCF DSCR (IO) (6)	2.98x	2.87x	2.65x	2.60x	2.32x
NOI Debt Yield(6)	10.7%	10.3%	9.5%	9.3%	9.2%
NCF Debt Yield(6)	10.7%	10.3%	9.5%	9.3%	8.3%

(1)	Gross Potential Rent has been underwritten based on the August 31, 2016 rent roll.

(2)	UW Gross Potential Rent includes vacant space grossed up to market rent. The straight line average rent throughout the loan term ($19.89 PSF on a weighted average basis) has been underwritten for Huntington Bank and is above the concluded market rent of $15.00 PSF set forth in the appraisal. No mark to market adjustment has been made for Huntington Bank given the investment grade rating and the long term lease of the tenant. A contractual rent decrease to $14.00 PSF for Porter Wright totaling $699,815, which is effective October 1, 2017, has been underwritten. In addition, UW Gross Potential Rent includes contractual rent increases through October 1, 2017 totaling $430,245. A mark-to-market adjustment was applied to any tenants (other than Huntington Bank) whose contractual rent is in excess of 110% of market. Income associated with Hines Interests Limited Partnership has been underwritten, however, Hines Interests Limited Partnership is not obligated to pay rent as long as it serves as the property manager.

(3)	Other income includes percentage rent, parking rent, roof/antenna revenue, storage rent, telecom/riser revenue, air rights rent and other income. Parking Rent constitutes approximately 11.9% of Effective Gross Income.

(4)	Includes a total of 37,218 SF that is leased to five tenants that have given notice to vacate. These tenants include Schneider Downs & Co, Inc., Wells Fargo Advisors LLC, The Bank of New York Mellon, Intellisource LLC and The Marlenko Group, Inc. These tenants were underwritten as vacant.

(5)	UW Occupancy is based on the August 31, 2016 rent roll, and excludes five tenants totaling 37,218 SF that have given notice to vacate.

(6)	Debt service coverage ratios and debt yields are based on the Huntington Center Whole Loan.

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A-3-115

MSC 2016-UBS12	Fairfield Inn CT Portfolio

Mortgage Loan No. 14 – Fairfield Inn CT Portfolio

Mortgage Loan Information				Mortgaged Property Information(1)
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance:	$18,500,000			Location:	Various, CT
Cut-off Date Balance:	$18,500,000			General Property Type:	Hospitality
% of Initial Pool Balance:	2.2%			Detailed Property Type:	Select Service
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Navika Capital Group, LLC			Year Built/Renovated:	Various/2009
Mortgage Rate:	4.5170%			Size:	228 Rooms
Note Date:	11/8/2016			Cut-off Date Balance per Room:	$81,140
First Payment Date:	1/1/2017			Maturity Date Balance per Room:	$65,796
Maturity Date:	12/1/2026			Property Manager:	Yashodhar Management Co., LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(1)
IO Period:	0 months			UW NOI:	$2,474,881
Seasoning:	0 months			UW NOI Debt Yield:	13.4%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	16.5%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.96x
Additional Debt Type:	N/A			Most Recent NOI:	$2,690,044 (9/30/2016)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,856,918 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,373,063 (12/31/2014)
Reserves				Most Recent Occupancy:	74.0% (9/30/2016 TTM)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	74.2% (12/31/2015)
RE Tax:	$22,904	$11,452	N/A	3rd Most Recent Occupancy:	71.7% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$28,500,000 (8/29/2016)
Recurring Replacements:	$0	$22,186	N/A	Cut-off Date LTV Ratio:	64.9%
PIP Reserve:	$1,500,000	Springing	N/A	Maturity Date LTV Ratio:	52.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$18,500,000	100.0%	Loan Payoff:	$13,537,431	73.2%
			Reserves:	$1,522,904	8.2%
			Closing Costs:	$266,238	1.4%
			Return of Equity	$3,173,427	17.2%
Total Sources:	$18,500,000	100.0%	Total Uses:	$18,500,000	100.0%

(1)	Mortgaged Property Information and Underwriting and Financial Information are based on a combination or sum of the two hospitality properties that comprise the Fairfield Inn CT Portfolio Property. Following the lockout expiration date, the individual properties may be separately released upon defeasance of 110% of the related allocated loan amount subject to certain conditions including (i) no event of default has occurred and is continuing, (ii) the loan-to-value ratio with respect to the remaining property will be no greater than the lesser of 64.91% and the loan-to-value ratio immediately prior to the release, (iii) the debt service coverage ratio with respect to the remaining property will be greater than the greater of 1.96x and the debt service coverage ratio immediately prior to the release, and (iv) the debt yield with respect to the remaining property will be greater than the greater of 11.94% and the debt yield immediately prior to the release.

The Mortgage Loan. The fourteenth largest mortgage loan (the “Fairfield Inn CT Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $18,500,000, secured by first priority fee mortgages encumbering two hospitality properties located in Plainville, Connecticut and Windsor Locks, Connecticut (collectively, the “Fairfield Inn CT Portfolio Property”) under the Fairfield Inn & Suites by Marriott flag. The proceeds of the Fairfield Inn CT Portfolio Mortgage Loan were used to refinance the existing loan, fund upfront reserves, pay for closing costs and return $3,173,427 of equity to the borrower.

The Borrowers and the Sponsor. The borrowers are Rishabh, LLC and Jin Hospitality, LLC (collectively, the “Fairfield Inn CT Portfolio Borrowers” and individually each, a “Fairfield Inn CT Portfolio Borrower”), each a single-purpose Connecticut limited liability company. The Fairfield Inn CT Portfolio Borrowers are each 60% owned by Navika Capital Group Phase II LLC. Mr. Dilip Patel, president of Jamsan Hotel Management, is the second largest shareholder of the Fairfield Inn CT Portfolio Borrowers, with 20% of Rishabh LLC and 18.0% of Jin Hospitality, LLC. Navika Capital Group Phase II LLC is 18.97% owned by Sunil Jain and Neelam Jain, and no other person owns more than 10% of either borrowing entity. Navika Capital Group II LLC is one of three holding company subsidiaries of the Navika Group of Companies that acquired 60% interests in the two properties comprising the Fairfield Inn CT Portfolio Property on September 3, 2010, after they had both been extensively renovated.

Navika Capital Group LLC is managed by CEO and President Naveen Shah, who serves as the carve-out guarantor for the Fairfield Inn CT Portfolio Mortgage Loan. Navika Capital Group was founded in 2005 to acquire, own and manage income generating real estate nationwide, with a current portfolio consisting of 38 full- and limited-service hotels under various Marriott, Hilton, IHG, Wyndham, and Best Western flags and nine office buildings, shopping complexes, and recreational assets.

A-3-116

MSC 2016-UBS12	Fairfield Inn CT Portfolio

The Properties.

The following table presents each property comprising the Fairfield Inn CT Portfolio Property by descending Allocated Cut-off Date Loan Amount:

Property Summary
Property	Location	No. of Rooms	Property Sub-type	Allocated Cut-off Date Loan Amount	% of Allocated Loan Amount	Year Built/ Renovated	Appraised Value	UW NOI	Cut-off Date LTV(1)
Fairfield Inn & Suites Plainville	Plainville, CT	107	Select Service	$9,477,000	51.2%	1974/2009	$14,600,000	$1,205,737	64.9%
Fairfield Inn & Suites Hartford Airport	Windsor Locks, CT	121	Select Service	$9,023,000	48.8%	1990/2009	$13,900,000	$1,269,144	64.9%
Total/Wtd. Avg.		228		$18,500,000			$28,500,000

(1)	Cut-off Date LTV and UW NCF DSCR for each individual property are based on the Fairfield Inn CT Portfolio Mortgage Loan.

The Fairfield Inn & Suites Plainville property was developed in 1974 and redeveloped in 2009. The property is a 107-room, four-story, limited-service hotel operating under a Marriott franchise that expires November 25, 2029, and offers an indoor swimming pool, fitness center, business center, complimentary hot breakfast, as well as an attached restaurant leased to a third party that was added in 2014. Guestrooms are equipped with flat-screen televisions, premium cable options, desk workspace and sleeper sofas in select guestrooms. The Fairfield Inn & Suites Plainville property is required to undergo a $633,900 ($5,924 per room) renovation in accordance with its franchisor-required property improvement plan, which will include soft-goods in guestrooms and guest bathrooms, and miscellaneous soft-goods in public spaces.

The Fairfield Inn & Suites Hartford Airport property was developed in 1990 and renovated in 2009. The property is a 121-room, three-story, limited-service hotel operating under a Marriott franchise that expires April 26, 2021, and offers an indoor swimming pool, fitness center, business center, and complimentary hot breakfast. The Fairfield Inn & Suites Hartford Airport property is required to undergo a $739,600 ($6,112 per room) renovation in accordance with its franchisor-required property improvement plan, which will include soft-goods in the guestrooms and guest bathrooms, and miscellaneous soft-goods in public spaces.

Fairfield Inn & Suites Plainville Market Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(1)			Fairfield Inn & Suites Plainville(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	65.1%	$101.73	$66.22	69.5%	$99.43	$69.12	106.8%	97.7%	104.4%
2015	65.0%	$104.27	$67.78	69.5%	$106.30	$73.84	106.9%	102.0%	108.9%
9/30/2016 TTM	63.0%	$109.94	$69.26	72.9%	$106.84	$77.90	115.7%	97.2%	112.5%

(1)	Based on industry reports. Fairfield Inn & Suites Plainville’s competitive set includes: Red Roof Inn New Britain Farmington, Holiday Inn Express Southington, Courtyard Hartford Farmington, Hampton Inn Suites Hartford Farmington.

(2)	Based on historical cash flows.

Fairfield Inn & Suites Hartford Airport Market Historical Occupancy, ADR, RevPAR(1)
	Competitive Set(1)			Fairfield Inn & Suites Hartford Airport(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	67.9%	$99.50	$67.53	73.6%	$91.76	$67.58	108.5%	92.2%	100.1%
2015	74.8%	$102.46	$76.62	78.4%	$100.59	$78.87	104.9%	98.2%	102.9%
9/30/2016 TTM	66.8%	$109.34	$73.09	75.0%	$101.08	$75.81	112.2%	92.4%	103.7%

(1)	Based on industry reports. Fairfield Inn & Suites Hartford Airport’s competitive set includes: La Quinta Inns & Suites Hartford Bradley Airport, Hampton Inn Hartford Airport, Holiday Inn Express Bradley Airport, Springhill Suites Hartford Airport Windsor Locks.

(2)	Based on historical cash flows.

The Market. The Fairfield Inn CT Portfolio Property consists of two hotels that are located in Hartford County, within the Hartford-West Hartford-East Hartford, Connecticut MSA. The Fairfield Inn & Suites Plainville property is located less than one half mile from the Interstate-84/State Route 72 interchange, approximately ten miles southwest of downtown Hartford, Connecticut. The immediate area surrounding the Fairfield Inn & Suites Plainville property consists of commercial and residential development. Connecticut Commons, an anchored retail center, adjacent to the Fairfield Inn & Suites Plainville property, includes tenants such as Kohls, a Dick’s Sporting Goods, a Lowe’s and AMC Theatres. Additionally, the ESPN campus is less than five miles from the property as is United Technologies and Stanley, Black & Decker. The Fairfield Inn & Suites Hartford Airport property is situated adjacent to the Bradley International Airport, approximately 12.2 miles north of downtown Hartford, Connecticut. The property is located less than three miles off of Interstate-91, a major north-south arterial providing access to New York to the south and western Massachusetts to the north. The immediate area surrounding the Fairfield Inn & Suites Hartford Airport property consists of commercial development surrounding the Bradley International Airport and residential development. According to the appraisal, Hartford’s economy is strongly associated with the insurance industry, with several national insurance agencies, including Aetna, Cigna Corp., The Travelers Companies, and The Hartford Financial Services Group. The primary employers in the Hartford MSA range across the financial services, aerospace and healthcare industries.

A-3-117

MSC 2016-UBS12	Fairfield Inn CT Portfolio

Competitive properties to the Fairfield Inn CT Portfolio – Fairfield Inn & Suites Plainville property are shown in the tables below:

Competitive Hotel Supply – Occupancy and Average Rate Comparison (Estimated)
Property	Rooms	Year Opened	2014 Occ.	2014 Average ADR	2014 RevPAR	2015 Occ.	2015 Average ADR	2015 RevPAR	% Change Occ.	% Change Average ADR	% Change RevPAR
Fairfield Inn & Suites Plainville(1)	107	1974	69.5%	$99.43	$69.12	69.5%	$106.30	$73.84	-0.07%	6.91%	6.83%
DoubleTree Hotel Bristol	141	1988	62%	$142.00	$88.04	68%	$145.00	$98.60	9.68%	2.11%	11.99%
Courtyard Hartford Farmington	119	2005	75%	$125.00	$93.75	72%	$134.00	$96.48	-4.00%	7.20%	2.91%
Hampton Inn Suites Hartford Farmington	124	2009	73%	$119.00	$86.87	75%	$120.00	$90.00	2.74%	0.84%	3.60%
Holiday Inn Express Southington Cheshire	122	1987	64%	$88.00	$56.32	64%	$87.00	$55.68	0.00%	-1.14%	-1.14%
Comfort Suites Southington Cheshire	79	2007	55%	$90.00	$49.50	56%	$93.00	$52.08	1.82%	3.33%	5.21%

Source: Appraisal.

(1)	Based on the underwritten operating statements.

Competitive properties to the Fairfield Inn CT Portfolio – Fairfield Inn & Suites Hartford Airport property are shown in the tables below:

Competitive Hotel Supply – Occupancy and Average Rate Comparison (Estimated)
Property	Rooms	Year Opened	2014 Occ.	2014 Average ADR	2014 RevPAR	2015 Occ.	2015 Average ADR	2015 RevPAR	% Change Occ.	% Change Average ADR	% Change RevPAR
Fairfield Inn & Suites Hartford Airport(1)	121	1990	73.6%	$91.76	$67.58	78.4%	$100.59	$78.87	6.47%	9.62%	16.71%
Hampton Inn Hartford Airport	110	2002	73%	$115.00	$83.95	78%	$120.00	$93.60	6.85%	4.35%	11.49%
Holiday Inn Express Bradley Airport	107	2006	68%	$104.00	$70.72	73%	$110.00	$80.30	7.35%	5.77%	13.55%
Springhill Suites Hartford Airport Windsor Locks	119	2008	76%	$97.00	$73.72	83%	$99.00	$82.17	9.21%	2.06%	11.46%
La Quinta Inns & Suites Hartford Bradley Airport	102	1991	56%	$79.00	$44.24	64%	$81.00	$51.84	14.29%	2.53%	17.18%

Source: Appraisal.

(1)	Based on underwritten operating statements.

Demand segments for the competitive properties to the Fairfield Inn CT Portfolio – Fairfield Inn & Suites Plainville property are shown in the tables below:

Competitive Hotel Supply – Demand Segments
Property Name	Transient %	Meeting and Group %
Fairfield Inn & Suites Plainville	70%	30%
DoubleTree Hotel Bristol	70%	30%
Courtyard Hartford Farmington	80%	20%
Hampton Inn Suites Hartford Farmington	80%	20%
Holiday Inn Express Southington Cheshire	85%	15%
Comfort Suites Southington Cheshire	90%	10%

Source: Appraisal.

Demand segments for the competitive properties to the Fairfield Inn CT Portfolio – Fairfield Inn & Suites Hartford Airport property are shown in the tables below:

Competitive Hotel Supply – Demand Segments
Property Name	Transient %	Meeting and Group %
Fairfield Inn & Suites Hartford Airport	85%	15%
Hampton Inn Hartford Airport	85%	15%
Holiday Inn Express Bradley Airport	85%	15%
Springhill Suites Hartford Airport Windsor Locks	80%	20%
La Quinta Inns & Suites Hartford Bradley Airport	90%	10%

Source: Appraisal.

A-3-118

MSC 2016-UBS12	Fairfield Inn CT Portfolio

Operating History and Underwritten Net Cash Flow. The following tables present certain information relating to the individual and combined historical operating performance and the Underwritten Net Cash Flow at the Fairfield Inn CT Portfolio Property.

Fairfield Inn & Suites Plainville
	2012	2013	2014	2015	9/30/2016 TTM	UW
Occupancy	64.3%	66.8%	69.5%	69.5%	72.9%	72.9%
ADR	$96.11	$99.00	$99.43	$106.30	$106.84	$106.84
RevPAR	$61.83	$66.09	$69.12	$73.84	$77.90	$77.90

Fairfield Inn & Suites Hartford Airport
	2012	2013	2014	2015	9/30/2016 TTM	UW
Occupancy	70.1%	74.1%	73.6%	78.4%	75.0%	75.0%
ADR	$94.73	$91.91	$91.76	$100.59	$101.08	$101.08
RevPAR	$66.38	$68.13	$67.58	$78.87	$75.81	$75.81

Cash Flow Analysis(1)
	2012	2013	2014	2015	9/30/2016 TTM	UW	UW per Room
Rooms Revenue	$5,361,084	$5,590,473	$5,683,976	$6,367,111	$6,407,917	$6,390,560	$28,029
Food & Beverage	$0	$0	$0	$0	$0	$0	$0
Other Income	$75,799	$387,122	$115,579	$243,930	$265,822	$265,099	$1,163
Total Revenue	$5,436,883	$5,977,595	$5,799,555	$6,611,041	$6,673,739	$6,655,659	$29,191
Total Expenses	$3,423,696	$3,587,774	$3,426,492	$3,754,123	$3,983,695	$4,180,778	$18,337
Net Op. Income	$2,013,187	$2,389,821	$2,373,063	$2,856,918	$2,690,044	$2,474,881	$10,855
FF&E	$217,475	$239,104	$231,982	$264,442	$266,950	$266,226	$1,168
Net Cash Flow	$1,795,712	$2,150,717	$2,141,081	$2,592,476	$2,423,094	$2,208,655	$9,687

NOI DSCR	1.79x	2.12x	2.11x	2.53x	2.39x	2.20x
NCF DSCR	1.59x	1.91x	1.90x	2.30x	2.15x	1.96x
NOI Debt Yield	10.9%	12.9%	12.8%	15.4%	14.5%	13.4%
NCF Debt Yield	9.7%	11.6%	11.6%	14.0%	13.1%	11.9%

(1)	Cash Flow Analysis reflects the combined historical and underwritten for the Fairfield Inn & Suites Plainville property and the Fairfield Inn & Suites Hartford Airport property..

A-3-119

MSC 2016-UBS12	Arkansas Multifamily Portfolio

Mortgage Loan No. 15 – Arkansas Multifamily Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBS AG			Single Asset/Portfolio:	Portfolio
Original Balance:	$18,500,000			Location:	Various
Cut-off Date Balance:	$18,476,703			General Property Type:	Multifamily
% of Initial Pool Balance:	2.2%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Chaim Puretz			Year Built/Renovated:	Various / N/A
Mortgage Rate:	4.7450%			Size:	480 Units
Note Date:	10/31/2016			Cut-off Date Balance per Unit:	$38,493
First Payment Date:	12/6/2016			Maturity Date Balance per Unit:	$31,488
Maturity Date:	11/6/2026			Property Manager:	United Properties Management, Inc.
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	0 months			UW NOI:	$1,935,673
Seasoning:	1 month			UW NOI Debt Yield:	10.5%
Prepayment Provisions(1):	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity:	12.8%
Lockbox/Cash Mgmt Status:	Soft/In Place			UW NCF DSCR:	1.57x
Additional Debt Type:	N/A			Most Recent NOI:	$2,037,659 (7/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,081,563 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(2):	NAV
Reserves				Most Recent Occupancy:	94.8% (7/20/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	96.2% (12/31/2015)
RE Tax:	$39,323	$15,124	N/A	3rd Most Recent Occupancy(2):	NAV
Insurance:	$70,616	$10,699	N/A	Appraised Value (as of):	$28,350,000 (7/11/2016-7/12/2016)
Deferred Maintenance:	$231,149	$0	N/A	Cut-off Date LTV Ratio:	65.2%
Recurring Replacements:	$300,000	$12,000	N/A	Maturity Date LTV Ratio:	53.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$18,500,000	100.0%	Loan Payoff(3):	$14,768,834	79.8%
			Reserves:	$641,088	3.5%
			Closing Costs:	$527,039	2.8%
			Return of Equity:	$2,563,040	13.9%
Total Sources:	$18,500,000	100.0%	Total Uses:	$18,500,000	100.0%

(1)	Following the lockout period, the Arkansas Multifamily Portfolio Borrowers are permitted to partially release any of the Arkansas Multifamily Portfolio Properties, subject to certain conditions including (i) no event of default has occurred and is continuing, (ii) partially defeasing an amount equal to 115% of the released property’s allocated loan balance for the legal non-conforming use individual properties (Terrace Green Apartments and Northwest Acres Apartments) or 125% for any other released property, (iii) the loan-to-value ratio with respect to the remaining properties will be no greater than the lesser of the loan to value ratio at loan closing and the loan-to-value ratio immediately prior to the release, (iv) the debt service coverage ratio with respect to the remaining properties will be no less than the greater of the debt service coverage ratio at loan closing and the debt service coverage ratio immediately prior to the release, and (v) the debt yield with respect to the remaining properties will be no less than the greater of the debt yield at loan closing and the debt yield immediately prior to the release.

(2)	Historical operating data and occupancy data are not available as the sponsor purchased the Arkansas Multifamily Portfolio Properties in July 2014.

(3)	Loan Payoff includes approximately $1.9 million in prepayment penalties.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Arkansas Multifamily Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $18,500,000, which is secured by a first priority fee mortgage encumbering a 480-unit, four property portfolio of garden style multifamily properties located in Fort Smith, Little Rock, North Little Rock and Springdale, Arkansas (the “Arkansas Multifamily Portfolio Properties”). The proceeds of the Arkansas Multifamily Portfolio Mortgage Loan were used primarily to prepay existing debt (including prepayment penalties of approximately $1.9 million) secured by the Arkansas Multifamily Portfolio Properties, fund reserves, pay closing costs and return equity to the sponsor. The most recent prior financing of the Allied Garden Apartments property was included in the FNA 2014-M12 transaction.

The Borrower and the Sponsor. The borrowers are PF Allied Gardens LLC, PF Jefferson Manor LLC, PF Northwest Acres LLC and PF Terrace Green LLC (collectively, the “Arkansas Multifamily Portfolio Borrowers”), each of which is a single-purpose Arkansas limited liability company structured to be bankruptcy-remote with two independent directors. The Arkansas Multifamily Portfolio Borrowers are wholly-owned by PF Arkansas Portfolio LLC. PF Arkansas Portfolio LLC is owned by Pure Little Rock LLC (7.17%), Pure Springdale LLC (55.44%), Pure El Dorado LLC (21.74%), PF Arkansas Holding LLC (6.5%), Shilo Arkansas LLC (3.72%) and Pure Fort Smith LLC (5.43%), each of which is 50.00% owned by Pure PF Arkansas, LLC which is 100.00% owned by Chaim Puretz, the sponsor and nonrecourse carve-out guarantor of the Arkansas Multifamily Portfolio Mortgage Loan.

Chaim Puretz has over 15 years of experience in the real estate industry with a focus on the acquisition of multifamily, Department of Housing and Urban Development (“HUD”) properties. Chaim Puretz has an ownership interest in 49 commercial properties, including 47 multifamily properties totaling 6,223 units and two mixed-use properties totaling 600 units.

A-3-120

MSC 2016-UBS12	Arkansas Multifamily Portfolio

The Properties. The Arkansas Multifamily Portfolio Properties consists of four, garden style multifamily properties totaling 480 units located in Fort Smith, Little Rock, North Little Rock and Springdale, Arkansas. The Arkansas Multifamily Portfolio Properties were constructed between 1970 and 1980. As of July 20, 2016, the Arkansas Multifamily Portfolio Properties were 94.8% occupied. In July 2014, the sponsor purchased the Arkansas Multifamily Portfolio Properties for a purchase price of approximately $16.3 million. The Arkansas Multifamily Portfolio Borrower has since invested approximately $869,508 in capital expenditures and soft costs for a total cost basis of approximately $17.1 million. Terrace Green Apartments and Northwest Acres Apartments properties are each identified in the related zoning report as being a legal non-conforming use of the related land. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” in the Preliminary Prospectus.

The Arkansas Multifamily Portfolio Properties contain 401 units (83.5% of total units) subject to income and rent restrictions under a Housing Assistance Payments Section 8 (“HAP”) contract in place. The HAP contract requires the 401 units be leased to low income tenants that qualify for the Section 8 HAP voucher program in which the tenants pay 30% of their income and the subsidy pays the difference. To qualify, a tenant must earn 50% or less of the area median income. The HAP contracts at the Arkansas Multifamily Portfolio were renewed in 2014 for 20-year terms with 401 of the 480 total units being designated as Section 8 HAP units at initial contract rental rates.

Property Summary
Property Name - Location	No. of Units	Occupancy(1)	Allocated Cut-off Date Loan Amount	% of Allocated Loan Amount	Cut-off Date Balance Per Unit	Year Built/ Renovated	Appraised Value	UW NOI	Cut-off Date LTV
Allied Garden Apartments - Fort Smith, AR	160	95.6%	$6,088,971	33.0%	$38,056	1970/NAP	$9,420,000	$638,352	64.6%
Terrace Green Apartments - Little Rock, AR	100	96.0%	$4,792,366	25.9%	$47,924	1971/NAP	$6,260,000	$495,937	76.6%
Jefferson Manor Apartments - North Little Rock, AR	140	92.1%	$4,633,732	25.1%	$33,098	1975/NAP	$7,970,000	$490,349	58.1%
Northwest Acres Apartments - Springdale, AR	80	96.3%	$2,961,634	16.0%	$37,020	1980/NAP	$4,700,000	$311,034	63.0%
Total/Wtd. Avg.	480	94.8%	$18,476,703	100.0%	$38,493		$28,350,000	$1,935,673	65.2%

(1)	Information is based on the underwritten rent roll.

The Allied Garden Apartments property consists of 26 two-story apartment buildings with a total of 160 units, of which 156 units are designated Section 8 HAP. Situated on a 14.1-acre site, the Allied Garden Apartments improvements were constructed in 1970 and feature 242 surface parking spaces (1.5 per unit). As of July 20, 2016, the Allied Garden Apartments property was 95.6% occupied. Unit amenities include a gas oven and range, refrigerator and air conditioning. Community amenities include a playground and laundry facility for use by tenants.

Allied Garden Apartments Unit Mix(1)
								Avg. Monthly Rental Rate Per Unit
Unit Type	Number of Total Units	% of Total	Number of HAP Units	Occupied Total Units	Occupied HAP Units	Total Occupancy	Avg. Unit Size (SF)	Non-HAP Units	HAP Units	Total Units
1 Bedroom	48	30.0%	48	47	47	97.9%	700	NAP	$590	$590
2 Bedroom	64	40.0%	63	61	60	95.3%	860	$600	$649	$648
3 Bedroom	32	20.0%	30	30	28	93.8%	1,100	$700	$786	$780
4 Bedroom	16	10.0%	15	15	14	93.8%	1,150	$848	$861	$860
Total/Wtd. Avg.	160	100.0%	156	153	149	95.6%	889	$712	$676	$677

(1)	Information is based on the underwritten rent roll.

The Terrace Green Apartments property consists of 11 one- and two-story apartment buildings with 100 units, of which 99 units are designated Section 8 HAP. Situated on a 5.9-acre site, the Terrace Green Apartments improvements were constructed in 1971 and feature 147 surface parking spaces (1.5 per unit). As of July 20, 2016, the Terrace Green Apartments property was 96.0% occupied. Unit amenities include an electric oven and range, dishwasher, microwave, refrigerator and air conditioning. Community amenities include a playground, meeting room and laundry facility for use by tenants.

Terrace Green Apartments Unit Mix(1)
								Avg. Monthly Rental Rate Per Unit
Unit Type	Number of Total Units	% of Total	Number of HAP Units	Occupied Total Units	Occupied HAP Units	Total Occupancy	Avg. Unit Size (SF)	Non-HAP Units	HAP Units	Total Units
1 Bedroom	20	20.0%	20	20	20	100.0%	560	NAP	$753	$753
2 Bedroom	48	48.0%	48	45	45	93.8%	736	NAP	$849	$849
3 Bedroom	24	24.0%	24	23	23	95.8%	880	NAP	$928	$928
4 Bedroom	8	8.0%	7	8	7	100.0%	1,056	$1,000	$981	$983
Total/Wtd. Avg.	100	100.0%	99	96	95	96.0%	761	$1,000	$858	$859

(1)	Information is based on the underwritten rent roll.

The Jefferson Manor Apartments property consists of 16 one- and two-story apartment buildings with 140 units, of which 68 units are designated Section 8 HAP. Situated on a 9.4-acre site, the Jefferson Manor Apartments improvements were constructed in 1975 and feature 181 surface parking spaces (1.3 per unit). As of July 20, 2016, the Jefferson Manor Apartments property was 92.1% occupied. Unit amenities include an electric oven and range, dishwasher, microwave, refrigerator and air conditioning. Community amenities include a playground, meeting room and laundry facility for use by tenants.

A-3-121

MSC 2016-UBS12	Arkansas Multifamily Portfolio

Jefferson Manor Apartments Unit Mix(1)
								Avg. Monthly Rental Rate Per Unit
Unit Type	Number of Total Units	% of Total	Number of HAP Units	Occupied Total Units	Occupied HAP Units	Total Occupancy	Avg. Unit Size (SF)	Non-HAP Units	HAP Units	Total Units
1 Bedroom	32	22.9%	17	31	16	96.9%	708	$602	$713	$659
2 Bedroom	84	60.0%	43	80	39	95.2%	993	$662	$817	$737
3 Bedroom	24	17.1%	8	18	7	75.0%	1,059	$711	$949	$803
Total/Wtd. Avg.	140	100.0%	68	129	62	92.1%	939	$656	$805	$728

(1)	Information is based on the underwritten rent roll.

The Northwest Acres Apartments property consists of 10 two-story apartment buildings with 80 units, of which 78 units are designated Section 8 HAP. Situated on a 6.4-acre site, the Northwest Acres Apartments improvements were constructed in 1980 and feature 114 surface parking spaces (1.4 per unit). As of July 20, 2016, the Northwest Acres Apartments property was 96.3% occupied. Unit amenities include a gas oven and range, refrigerator and air conditioning. Community amenities include a playground and laundry facility for use by tenants.

Northwest Acres Apartments Unit Mix(1)
								Avg. Monthly Rental Rate Per Unit
Unit Type	Number of Total Units	% of Total	Number of HAP Units	Occupied Total Units	Occupied HAP Units	Total Occupancy	Avg. Unit Size (SF)	Non-HAP Units	HAP Units	Total Units
1 Bedroom	16	20.0%	16	15	15	93.8%	500	NAP	$599	$599
2 Bedroom	48	60.0%	48	47	47	97.9%	691	NAP	$701	$701
3 Bedroom	16	20.0%	14	15	13	93.8%	802	$695	$818	$802
Total/Wtd. Avg.	80	100.0%	78	77	75	96.3%	675	$695	$701	$701

(1)	Information is based on the underwritten rent roll.

The Market. The Arkansas Multifamily Portfolio Properties are located in Fort Smith, Little Rock, North Little Rock and Springdale, Arkansas. According to the appraisals, the Arkansas Multifamily Portfolio Properties are located within four Arkansas multifamily submarkets.

According to the appraisal, the Allied Garden Apartments property is located within the Fort Smith Northside multifamily submarket. As of the second quarter of 2016, the Fort Smith Northside multifamily submarket had an overall vacancy rate of 3.0% and an average asking rent of $706, $950 and $1,404 per unit for one-, two- and three-bedroom apartments, respectively. According to the appraisal, the Fort Smith Northside multifamily submarket contains 2,706 units.

According to the appraisal, the Terrace Green Apartments property is located within the Upper Baseline multifamily submarket. As of the second quarter of 2016, the Upper Baseline multifamily submarket had an overall vacancy rate of 21.2% and an average asking rent of $432, $580 and $773 per unit for one-, two- and three-bedroom apartments, respectively. According to the appraisal, the Upper Baseline multifamily submarket contains 912 units.

According to the appraisal, the Jefferson Manor Apartments property is located within the North Little Rock multifamily submarket. As of the second quarter of 2016, the North Little Rock multifamily submarket had an overall vacancy rate of 6.6% and an average asking rent of $371, $625, $742 and $776 per unit for studio, one-, two- and three-bedroom apartments, respectively. According to the appraisal, the North Little Rock multifamily submarket contains 7,146 units.

According to the appraisal, the Northwest Acres Apartments property is located within the Outer Northeast Washington County multifamily submarket. As of the second quarter of 2016, the Outer Northeast Washington County multifamily submarket had an overall vacancy rate of 2.7% and an average asking rent of $465, $474, $591 and $769 per unit for studio, one-, two- and three-bedroom apartments, respectively. According to the appraisal, the Outer Northeast Washington County multifamily submarket contains 5,913 units.

The following table presents certain market information relating to the Arkansas Multifamily Portfolio Properties:

Market Comparison
	In-Place(1)		Competitive Set Conclusion		5-Mile Radius(2)
Property Name - Location	Avg. Monthly Rental Rate Per Unit	Occupancy	Asking Rents	Occupancy	Population	Average Household Income
Allied Garden Apartments - Fort Smith, AR	$677	95.6%	$414 - $873	99.8%	86,001	$51,206
Terrace Green Apartments - Little Rock, AR	$859	96.0%	$433 - $1,160	97.0%	85,012	$41,845
Jefferson Manor Apartments - North Little Rock, AR	$728	92.1%	$415 - $765	91.9%	26,069	$45,449
Northwest Acres Apartments - Springdale, AR	$701	96.3%	$386 - $799	97.5%	99,212	$67,859
Total/Wtd. Avg.(3)	$734	94.8%	$386 - $1,160	96.5%	70,517	$50,352

Source: Appraisal

(1)	Information is based on the underwritten rent rolls.

(2)	Information is based on third party market research reports.

(3)	Wtd. Avg. is based on total units at each property.

A-3-122

MSC 2016-UBS12	Arkansas Multifamily Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Arkansas Multifamily Portfolio Properties:

Cash Flow Analysis
	2013(1)	2014(1)	2015	7/30/2016 TTM	UW	UW per Unit
Gross Potential Rent(2)	N/A	N/A	$4,066,789	$3,959,704	$4,240,284	$8,834
Total Other Income	N/A	N/A	$87,630	$84,829	$84,829	$177
Less Vacancy & Concessions	N/A	N/A	($377)	($714)	($294,336)	($613)
Effective Gross Income	N/A	N/A	$4,154,042	$4,043,819	$4,030,777	$8,397
Total Operating Expenses	N/A	N/A	$2,072,479	$2,006,160	$2,095,104	$4,365
Net Operating Income	N/A	N/A	$2,081,563	$2,037,659	$1,935,673	$4,033
Capital Expenditures	N/A	N/A	$0	$0	$120,000	$250
Net Cash Flow	N/A	N/A	$2,081,563	$2,037,659	$1,815,673	$3,783

Occupancy %(3)	N/A	N/A	96.2%	94.8%	93.1%
NOI DSCR	N/A	N/A	1.80x	1.76x	1.67x
NCF DSCR	N/A	N/A	1.80x	1.76x	1.57x
NOI Debt Yield	N/A	N/A	11.3%	11.0%	10.5%
NCF Debt Yield	N/A	N/A	11.3%	11.0%	9.8%

(1)	Historical operating data is not available as the sponsor purchased the Arkansas Multifamily Portfolio Properties in July 2014.

(2)	UW Gross Potential Rent is grossed up for vacant space and is based on the underwritten rent rolls.

(3)	7/30/2016 TTM Occupancy % as of July 20, 2016. UW Occupancy % is based on underwritten economic occupancy.

A-3-123

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

Morgan Stanley Capital I Inc.	Midland Loan Services, a Division of PNC Bank,	Rialto Capital Advisors, LLC	Park Bridge Lender Services LLC
1585 Broadway	National Association	790 NW 107th Avenue, 4th Floor	600 Third Avenue
New York, NY 10036	10851 Mastin Street, Suite 300	Miami, FL 33172	40th Floor
	Overland Park, KS 66210		New York, NY 10016

Contact:
Contact: General Information	Heather Wagner	Contact: Thekla Salzman	Contact: David Rodgers
Phone Number: (212) 761-4000	Phone Number: (913) 253-9670	Phone Number: (305) 229-6465	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class: G			Reduction	ASER	App. Red.
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Shortfall Net Prepayment Interest Excess	0.00 0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Total Fees		0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Rating Agency Expenses	0.00
Principal Prepayments	0.00		Attorney Fees & Expenses	0.00
Collection of Principal after Maturity Date	0.00		Bankruptcy Expense	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Taxes Imposed on Trust Fund	0.00
Excess of Prior Principal Amounts paid	0.00		Non-Recoverable Advances	0.00
Curtailments	0.00		Workout-Delayed Reimbursement Amounts	0.00
Negative Amortization	0.00		Other Expenses	0.00
Principal Adjustments	0.00		Total Additional Trust Fund Expenses		0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Property Type (1)							State (1)

Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals							Totals

Seasoning

Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

See footnotes on last page of this section.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							Anticipated Remaining Term (ARD and Balloon Loans)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals

Remaining Amortization Term (ARD and Balloon Loans)

							Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)
Totals

Note Rate

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)
Totals

Remaining Stated Term (Fully Amortizing Loans)

							Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals
Totals
See footnotes on last page of this section.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Age of Most Recent NOI							Debt Service Coverage Ratio (3)

Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)	Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (3)

Totals							Totals

(1) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Master Servicer is used. To the extent that no DSCR is provided by the Master Servicer, information from the offering document is used. The DSCRs reported by the Master Servicer may be based on a period of less than 12 months. Regardless, DSCRs are normalized based on the Most Recent Financial as of Start and End Dates as reported on the NOI Detail page of this statement. The Certificate Administrator makes no representations as to the accuracy of the data provided by the borrower for this calculation.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies							Prepayments		Rate and Maturities
Distribution	30-59 Days	60-89 Days	90 Days or More	Foreclosure	REO	Modifications	Curtailments	Payoff	Next Weighted Avg.
Date	#	#	#	#	#	#	#	#	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Capital I Trust 2016-UBS12 Commercial Mortgage Pass-Through Certificates Series 2016-UBS12	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	01/17/17
Corporate Trust Services		Record Date:	12/30/16
8480 Stagecoach Circle		Determination Date:	01/11/17
Frederick, MD 21701-4747

Supplemental Reporting

Other Disclosable Special Servicer Fees

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT(1)

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Morgan Stanley Capital I Trust 2016-UBS12,
Commercial Mortgage Pass-Through Certificates,
Series 2016-UBS12

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Rialto Capital Advisors, LLC

Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction and Collateral Deficiency Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower.

(1)	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

In addition, our review of the net present value calculations and Appraisal Reduction Amount and Collateral Deficiency Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount and Collateral Deficiency Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or Collateral Deficiency Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)           Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)           Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)           Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)           Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such

D-1-1

Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)           Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)           Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)           Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2 attached to this prospectus, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)           Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or

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leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)           UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)         Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)         Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)         Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)         Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)         Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

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(15)         No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)         Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)         Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)         No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)         No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20)         REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso

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thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)         Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)         Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)         Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)         Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)         Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)         Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)         Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as

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defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

(28)         Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis.

(29)         Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of

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terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)         Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth on Schedule D-1 for this Annex D-1), or future permitted mezzanine debt (as set forth on Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)         Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)         Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the

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Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)         Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)         Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

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(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)         Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)         Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)         No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)         Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

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(39)         Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(40)         Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, the Mortgage File or this prospectus, there is no Environmental Condition at the related Mortgaged Property.

(41)         Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)         Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)         Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Schedule 2-B of Exhibit 2 to the applicable MLPA and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

(44)         Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

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(45)         Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

UBS AG

Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	681 Fifth Avenue	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced by an $80,000,000 A-1 Note. The Mortgaged Property is also security for the pari passu $15,000,000 A-2 Note, $15,000,000 A-3 Note, $19,000,000 A-4 Note, $57,500,000 A-5 Note and $28,500,000 A-6 Note, which have an aggregate original principal balance of $135,000,000 and which are expected to be contributed to one or more future securitization transactions.

3	Wolfchase Galleria	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced in part by a $35,000,000 A-3 Note contributed by UBS AG. The Mortgaged Property is also security for (i) the pari passu $35,000,000 A-1-1 Note contributed by MSMCH and (ii) the pari passu $5,000,000 A-1-2 Note, $50,000,000 A-2 Note, $5,000,000 A-4 Note, $5,000,000 A-5 Note, $20,000,000 A-6 Note and $10,000,000 A-7 Note, which have an aggregate original principal balance of $95,000,000 and which are expected to be contributed to one or more future securitization transactions.

5	The Falls	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced by a $45,500,000 A-1 Note. The Mortgaged Property is also security for the pari passu $19,500,000 A-2 Note, $15,000,000 A-3 Note and $70,000,000 A-4 Note, which have an aggregate original principal balance of $104,500,000. The A-2 Note and the A-3 Note were contributed to the WFCM 2016-NXS6 securitization transaction. The A-4 Note was contributed to the GSMS 2016-GS3 securitization transaction.

6	Vintage Park	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced by a $4,000,000 A-1 Note and $35,000,000 A-4 Note. The Mortgaged Property is also security for the pari passu $10,000,000 A-2 Note and $35,000,000 A-3 Note, which have an aggregate original principal balance of $45,000,000 and which were contributed to the MSBAM 2016-C31 securitization transaction

11	Federal Way Crossings I & II	(1) Whole Loan; Ownership of Mortgage Loans

The Mortgage Loan is evidenced by a $18,000,000 A-1 Note, a $10,000,000 A-3 Note and a $4,500,000 A-4 Note. The Mortgaged Property is also security for the pari passu $20,000,000 A-2 Note and $5,500,000 A-5 Note, which are expected to be contributed to one or more future securitization transactions.

3	Wolfchase Galleria	(4) Mortgage Status; Waivers and Modifications	The related promissory notes will be modified by a Note and Loan Modification Agreement.

5	The Falls	(4) Mortgage Status; Waivers and Modifications	The related promissory notes were modified by a Note and Loan Modification Agreement, dated as of September 1, 2016.

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3 5	Wolfchase Galleria The Falls	(5) Lien; Valid Assignment	The related mortgage and Assignment of Leases and Rents secure the related Whole loan. Each Mortgage Loan is subject to the rights of the applicable co-lender under the related co-lender agreement.
3 5	Wolfchase Galleria The Falls	(8) Assignment of Leases and Rent	See exception to Representations and Warranties # 5 above.
1	681 Fifth Avenue	(10) Condition of Property	The Mortgagor is required to complete certain work required under New York City Local Law 11. The seller did not escrow funds for such work.
15	Arkansas Multifamilty Portfolio	(14) Actions Concerning Mortgage Loan

In 2013, the sponsor acquired a portfolio of 11 assets: 10 within the Cincinnati metro area and one in Lima, Ohio. The acquisition was financed via a bridge loan from Deutsche Bank. Each asset included HAP contracts, which encompasses 11 separate HUD approvals. In February of 2016, a receiver was installed at the request of the City of Cincinnati, with the consent of the servicers, special servicers and community groups for 8 of the assets (which had been securitized in 2 separate CMBS transactions – COMM 2014-UBS3 and COMM 2014-LC17).

The lenders have commenced foreclosure proceedings on the properties under the control of the receiver, based on several alleged events of default under the Mortgage Loan documents. Based upon information received from the sponsor, the Mortgagors under the portfolio have opted to contest such foreclosure proceedings based primarily upon two defenses:

- First, the Mortgagors indicated they will argue that there is ambiguity as to whether the borrowers indeed failed to comply with the provisions of the loan documents as alleged by the lenders; arguing that the allegations were not specific and in most instances simply repeated the language set forth in the loan documents as legal conclusions.

- Second, the Mortgagors indicated that they will assert that the affidavit proffered by the special servicer supporting the alleged defaults is inadmissible as the lenders failed to establish the required chain of connection between the lenders and the special servicer and, as a result, the affiant’s testimony (through such affidavit) is inadmissible hearsay.

As of the origination date, the briefing process was still underway.

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3 5	Wolfchase Galleria The Falls	(16) Insurance

Each Mortgaged Property is insured under the related sponsor’s blanket policy. The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if the Mortgagor delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

If certain reciprocal easement agreements or major leases contain provisions requiring restoration, the lender is required to make proceeds available to the related Mortgagor for restoration, even if the conditions to restoration in the related Mortgage Loan documents have not been satisfied.

5	The Falls	(16) Insurance

The Mortgagor may continue to use its current insurer, Starr Surplus Lines Insurance Company, in its respective position and participation amount within the syndicate, provided that, Starr Surplus Lines Insurance Company maintains a rating of “A: XV” or better with A.M. Best. In the event the rating of such insurer is withdrawn or downgraded below a rating of “A: XV” with A.M. Best, the Mortgagor is required to promptly notify the lender and replace such insurer with an insurance company meeting the rating requirements set forth under the Mortgage Loan documents.

Named windstorm insurance, reasonably satisfactory to the Mortgagee in form and in substance, is required in an amount equal to the lesser of the original principal balance of the Mortgage Loan or the location insurable values.

6	Vintage Park	(24) Local Law Compliance	There is a missing Certificate of Compliance for one tenant at the Mortgaged Property. The Mortgagor is required to cause the tenant to obtain said Certificate, as set forth in the related Mortgage Loan documents.

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8	U-Haul AREC 23 Portfolio	(24) Local Law Compliance

The U-Haul Moving & Storage on Highway 64 Mortgaged Property has open zoning code violations. The Mortgagor is required to file a new plat with the City of Memphis to resolve the violations within 90 days of origination.

The U-Haul Moving & Storage of Waterfalls Mortgaged Property has open fire code violations. The Mortgagor is required to resolve the violations within 60 days of origination.

The U-Haul Moving & Storage of Houghton Mortgaged Property is missing one handicap parking space required to be ADA compliant. The Mortgagor is required to use commercially reasonable efforts to stripe the additional space within 90 days of origination, or such longer period necessary upon the lender’s approval.

There is a non-recourse carve-out for any losses incurred relating to the Mortgagor’s failure to resolve the above-referenced violations in the time periods specified above.

15	Arkansas Multifamily Portfolio	(24) Local Law Compliance	The Terrace Green Apartments Mortgaged Property and the Northwest Acres Apartments Mortgaged Property are legally non-conforming as to use of the related land. The Mortgagor is fully liable for guarantees payment of and agrees to pay, any insurance shortfall obligations pursuant to the Mortgage Loan documents as and when the same may be due and payable

27	Villager Square	(24) Local Law Compliance	Fire code violations exist at the Mortgaged Property. In the event that the violations are not cured and removed of record within 30 days of origination, a cash sweep will be in effect until the excess cash flow account has reached a cap of $50,527.

10 21 41	The Shores Resort & Spa Chisholm Shopping Center Halsted Plaza	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will not apply to the introduction and initial release of hazardous substances on the Mortgaged Property from and after the date that the lender acquires title and assumes control of the Mortgaged Property through power of sale, foreclosure or deed in lieu of foreclosure. The indemnitor bears the burden of proof that the introduction and initial release of such hazardous substances (i) occurred subsequent to the transfer date, (ii) did not occur as a result of any act or omission of the indemnitor or its affiliates in, or under or near the Mortgaged Property and (iii) did not occur as a result of a breach of environmental laws which occurred prior to the transfer.

1 10	681 Fifth Avenue The Shores Resort & Spa	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will terminate and be of no further force and effect after the date that is three years after payment in full of the related Mortgage Loan, provided that such indemnitor shall deliver to the indemnified parties, following the full repayment of the obligations, a Phase I environmental assessment which does not indicate any environmental conditions relating to hazardous substances on the Mortgaged Property.

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3	Wolfchase Galleria	(26) Recourse Obligations	For so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty, the recourse liability of a guarantor or replacement guarantor under the guaranty is required to be limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

5	The Falls	(26) Recourse Obligations

For so long as Simon Property Group, L.P. is the guarantor under the guaranty and indemnitor under the environmental indemnity, the recourse liability of guarantor under such documents is required to be limited to 20% of the related Whole Loan as of the origination date and all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty and the environmental indemnity.

18	Hampton Inn & Suites - Hillsboro	(26) Recourse Obligations

One tenant-in-common (Parkway Hillsboro II Delaware, LLC) does not participate in the management of the Mortgaged Property. The related guarantor’s liability for recourse carve-outs is limited to (a) matters related to his affiliated borrower entity, (b) carve-out liabilities resulting from related acts by him and his affiliates, and (c) carve-out liabilities resulting from acts that he could have vetoed and did not, but only for so long as neither such guarantor nor any affiliate is involved in the management of the Mortgagors or the Mortgaged Property.

10	The Shores Resort & Spa	(27) Mortgage Releases

A portion of the Mortgaged Property containing parking spaces that are necessary for zoning compliance is allowed to be released (free release) pursuant to the Mortgage Loan documents. However, conditions precedent to the release, among other things, are that (1) the Mortgagor provide evidence to the lender that, after giving effect to such release, the remaining parcel would comply with all zoning requirements, (2) after giving effect to such release, the loan-to-value ratio for the remaining property shall not be greater than the loan-to-value ratio for all of the property as of the origination date, and (3) the release shall be permitted under then current REMIC requirements.

1	681 Fifth Avenue	(28) Financial Reporting and Rent Rolls	Operating statements are only required to be provided quarterly. The annual financial statements required under the Mortgage Loan documents are limited to an annual balance sheet, profit and loss statement, and statement of financial condition and results of operation for the Mortgaged Property.

1	681 Fifth Avenue	(29) Acts of Terrorism Exclusion	If TRIPRA is no longer in effect, the Mortgage Loan documents only require the Mortgagor to obtain terrorism insurance to the extent that it is obtainable for an annual premium not in excess of 200% of the then applicable annual insurance premium payable by the Mortgagor for its all-risk policy and business income insurance (excluding components for flood, earthquake and terrorism coverage).

D-2-5

3	Wolfchase Galleria	(29) Acts of Terrorism Exclusion	The terrorism cap amount under the Mortgage Loan Agreement is an amount equal to 200% of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan Agreement (without giving effect to the cost of wind and flood components of such casualty and business interruption/rental loss insurance).

5	The Falls	(29) Acts of Terrorism Exclusion	The Mortgagor’s obligation to purchase terrorism insurance is subject to the following: (A) in such event Borrower shall not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual Insurance Premiums payable by Borrower for the Policies insuring only the Property (excluding the wind, flood and earthquake components of such Insurance Premiums) on a stand-alone basis in order to obtain the Terrorism Coverage, and (B) that such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Property and reasonable for the geographic region where the Property is located, so long as in no event shall such deductible exceed $5,000,000.

1	681 Fifth Avenue	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit the transfer of indirect interests in the Mortgagor in certain instances provided that the Mortgagor is indirectly controlled by certain entities and/or individuals set forth in the Mortgage Loan documents, certain individuals, together with their families retain at least 20% of the interests in the Mortgagor, and the legal and financial structure of the Mortgagor and its single purpose nature and bankruptcy remoteness continue to satisfy the requirements of the Mortgage Loan documents.

3 5	Wolfchase Galleria The Falls	(30) Due on Sale or Encumbrance	There is no explicit requirement in the Loan Agreement for the Mortgagor to pay Rating Agency fees incurred with respect to a permitted transfer of interests in the Mortgagor. In connection with an assumption of the Mortgaged Property, the Mortgagor will pay Rating Agency fees not to exceed $25,000, together with the Mortgagee’s other reasonable costs incurred.

5	The Falls	(32) Defeasance	The Mortgagor is permitted to provide a certification from a defeasance consultant that defeasance collateral is sufficient to make all scheduled payments under the Note, rather than from an independent certified public accountant.

3 5	Wolfchase Galleria The Falls	(39) Organization of Mortgagor	The Mortgagors under each of these Mortgage Loans are affiliated entities.

21	Chisholm Shopping Center	(39) Organization of Mortgagor	The Mortgagors under each of these Mortgage Loans are affiliated entities.
41	Halsted Plaza

D-2-6

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

UBS AG

None.

D-2-7

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

UBS AG

Annex A-1 ID#	Mortgage Loan
10	The Shores Resort & Spa

D-2-8

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
2	191 Peachtree	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $110,000,000.
3	Wolfchase Galleria	(1) Whole Loan; Ownership of Mortgage Loans

The Mortgaged Property is also security for (i) the pari passu $35,000,000 A-3 Note contributed by UBS AG and (ii) the pari passu $5,000,000 A-1-2 Note, $50,000,000 A-2 Note, $5,000,000 A-4 Note, $5,000,000 A-5 Note, $20,000,000 A-6 Note and $10,000,000 A-7 Note, which have an aggregate original principal balance of $95,000,000 and which are expected to be contributed to one or more future securitization transactions.

4	The Orchard	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $40,000,000.
13	Huntington Center	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures one or more additional pari passu promissory notes which have an aggregate original principal amount of $120,000,000.
4	The Orchard	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The tenant Ralphs Grocery has a right of first offer for the purchase of the Market Tax Parcel (as defined in the tenant’s lease) (or similar adequately parked parcel that includes the Market (as defined in the tenant’s lease)) if the Mortgagor elects to sell such parcel in any transaction that does not include any other parcel or parcels of the Shopping Center (as defined in the tenant’s lease).

14	Fairfield Inn CT Portfolio	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	With respect to each related Mortgaged Property, the franchisor, Marriott International, Inc., has a right of first refusal in connection with any proposed sale of the related Mortgaged Property to a Competitor (as the foregoing term is defined in the related franchise agreement) of the franchisor.

D-2-9

2	191 Peachtree	(16) Insurance	The Mortgage Loan permits the insurance policies to be issued by a syndicate of insurers, each having (1) (i) if four or fewer insurance companies issue the insurance policies, then at least 75% of the confidential required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if five or more insurance companies issue the insurance policies, then at least 60% of the required coverage shall be provided by insurance companies with a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” by S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies and (2) a rating of “A- VIII” or better in the current A.M. Best’s Insurance Reports. Notwithstanding the foregoing, the Mortgagor is permitted to maintain coverage with United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company in their current participation amounts and positions within the syndicate provided that (x) the respective A.M. Best rating of such insurer is not withdrawn or downgraded below the loan origination date and (y) at renewal of the current policy term, the Mortgagor is required to replace United Specialty Insurance Company, James River Insurance Company, Maxum Indemnity Company and The Burlington Insurance Company with insurance companies meeting the ratings requirements set forth above.

3	Wolfchase Galleria	(16) Insurance

The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if there is more than one, but less than five, insurance companies collectively issuing the policies, 75% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better with S&P and the remaining 25% or less must be provided by insurance companies that have a claims paying ability rating of “BBB” or better with S&P or (ii) if there are five or more insurance companies collectively issuing the policies, 60% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better and the remaining 40% or less must be provided by insurance companies that have a rating of “BBB” or better with S&P.

The deductible for the all-risk special form property insurance and flood insurance may not exceed $500,000 (the deductible may also be higher than $500,000 if the Mortgagor delivers cash or a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the related Whole Loan documents). The amount of these deductables may be considered higher than customary.

If any reciprocal easement agreement or any of certain major leases require restoration, the lender is required to make proceeds available to the borrower for restoration, even if the conditions to restoration in the related Whole Loan documents have not been satisfied.

D-2-10

13	Huntington Center	(16) Insurance

The Mortgage Loan permits insurance to be provided under multilayered insurance policies, as to which, (i) if there is more than one, but less than five, insurance companies collectively issuing the policies, 75% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better with S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, and the remaining 25% or less must be provided by insurance companies that have a claims paying ability rating of “BBB” or better with S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the insurance companies, or (ii) if there are five or more insurance companies collectively issuing the policies, 60% or more of the insured amount must be provided by insurance companies that have a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, and the remaining 40% or less must be provided by insurance companies that have a rating of “BBB” or better with S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the insurance companies.

The parking garage portion of the Mortgaged Property is subject to an air rights lease pursuant to which the fee above a plane (above the parking garage) is ground-leased for the operation of a hotel.

The tenant under the air rights lease constructed and owns the improvements under the air rights lease (the “Hotel Section”) which sits on top of the parking garage (the “Base Section”). The Mortgagor only owns a reversion in the Hotel Section and such reversion was not included in the appraisal for the Mortgage Loan.

The air rights lease provides that the air rights tenant owns, insures and has the obligation to restore, the Hotel Section in the event of a casualty. In the event the air rights tenant terminates the air rights lease and does not restore, it is obligated to demolish the Hotel Section, and provide an air-tight roof for the Base Section. Any remaining insurance proceeds are then required to be paid to Mortgagor.

In the event of a casualty to or condemnation of both the Base Section and the Hotel Section, the insurance or condemnation award is paid to a “Qualified Bank” which is any nationally recognized institutional depository or trust company selected by the air rights tenant or its leasehold mortgagee which has a combined capital and surplus in excess of the greater of (i) three (3) times the amount of proceeds in question, or (ii) $270,000,000. Any leasehold mortgagee shall be deemed to be and may, at its election, serve as a Qualified Bank.

The air rights tenant is only required to maintain insurance for the Hotel Section for 90% of actual replacement cost of the Hotel Section.

The requirements for insurance companies providing insurance to the Hotel Section require only “insurers of recognized responsibility and allowed by applicable law to insure properties in the State of Ohio” which may not meet the requirements under the Mortgage Loan Documents.

D-2-11

2, 3, 4, 13, 14, 29 and 40	All MSMCH Mortgage Loans	(16) Insurance

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

2	191 Peachtree	(26) Recourse Obligations

The non-recourse carveout guaranty of one of the two non-recourse carveout guarantors, Oaktree Pinnacle Investment Fund, L.P., does not cover (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits (or the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property. In addition, Oaktree Pinnacle Investment Fund, L.P. is not a party to the environmental indemnity agreement with respect to the related Whole Loan. In addition, the non-recourse carveout guaranties do not provide for full recourse for transfers in violation of the related Whole Loan documents; provided that there is full recourse if (and only if) the related Mortgagor effects a transfer of the Mortgaged Property by deed and/or all or substantially all of the direct or indirect equity interests in such Mortgagor are transferred in contravention of the terms and provisions of the related Whole Loan documents. There is loss recourse (under the guaranty provided by Rodolfo Prio Touzet, but not under the guaranty provided by Oaktree Pinnacle Investment Fund, L.P.) for other transfers in violation of the related Whole Loan documents.

3	Wolfchase Galleria	(26) Recourse Obligations

For so long as Simon Property Group, L.P. is the guarantor under the non-recourse carveout guaranty, the recourse liability of a guarantor or replacement guarantor under the guaranty is required to be limited to $33,000,000, in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including court costs and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

D-2-12

4	The Orchard	(26) Recourse Obligations

There is no recourse liability for intentional material physical waste at the Mortgaged Property.

There is recourse liability for transfers of the Mortgaged Property or controlling equity interests in the Mortgagor in violation of the Mortgage Loan documents only in the event that an event of default has occurred as a result of the Mortgagor’s intentional and willful breach of the restrictions on transfer set forth in the Mortgage Loan documents.

There is recourse liability for collusion by the Mortgagor or non-recourse carveout guarantor in an involuntary bankruptcy filing only if such case, proceeding or other action is not discharged, stayed or dismissed within 90 days.

There is recourse liability for breaches of environmental covenants only for the intentional and willful breach of any material covenant concerning environmental conditions at the Mortgaged Property.

Rather than recourse liability for “misappropriation” of rents, security deposits, insurance proceeds or condemnation awards, the Mortgage Loan documents provide for recourse liability for (i) any insurance proceeds or condemnation awards received by or on behalf of Mortgagor which are intentionally and willfully not applied in accordance with the provisions of the Mortgage Loan documents and (ii) all revenue of the Mortgaged Property, including, without limitation, rents and security deposits, received or collected by or on behalf of Mortgagor which after an event of default, upon a foreclosure, or action in lieu thereof, or during the continuance of a cash management trigger period are intentionally and willfully not applied in accordance with the leases or the Mortgage Loan documents, as applicable.

13	Huntington Center	(26) Recourse Obligations	Full recourse for transfers of either the Mortgaged Property or interests in the Mortgagor in violations of the Mortgage Loan Documents are limited to (i) voluntary transfers of the property, (ii) transfers of controlling interests in the Mortgagor, (iii) voluntary transfers of non-controlling interests in the Mortgagor, (iv) an action for partition of the property and (v) the granting by Mortgagor of a mortgage against the property. Involuntary transfers of the property (other than condemnation), involuntary transfers of non-controlling interests in the Mortgagor, non-monetary and involuntary monetary liens (other than those which are tenant’s obligations and which arise under other customary recourse carveouts for taxes and mechanics liens and limited to sufficient revenue from the property) and a voluntary monetary lien (other than a mortgage) are all loss recourse events.
2, 3, 4, 13, 14, 29 and 40	All MSMCH Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents may provide that there will not be recourse for (i) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers and (ii) waste to the extent that waste results from there being insufficient cash flow to satisfy operating expenses at the Mortgaged Property, which results in material physical waste to the Mortgaged Property.

D-2-13

3	Wolfchase Galleria	(29) Acts of Terrorism Exclusion	The terrorism cap amount under the Mortgage Loan Agreement is an amount equal to 200% of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Mortgage Loan Agreement (without giving effect to the cost of wind and flood components of such casualty and business interruption/rental loss insurance).
4	The Orchard	(29) Acts of Terrorism Exclusion	The Mortgagor is not required to obtain more than twelve months of business interruption insurance covering acts of terrorism.
2, 3, 4, 13, 14, 29 and 40	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P) and also rated at least “BBB-” by Fitch, and/or “Baa3 by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer).
2, 3, 4, 13, 14, 29 and 40	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion	All exceptions to Representation 16 are also exceptions to this Representation 29.
3	Wholfchase Galleria	(30) Due on Sale or Encumbrance

There is no explicit requirement in the Loan Agreement for the Mortgagor to pay Rating Agency fees incurred with respect to a permitted transfer of interests in the Mortgagor. In connection with an assumption of the Mortgaged Property, the Mortgagor will pay Rating Agency fees not to exceed $25,000, together with the Mortgagee’s other reasonable costs incurred.

2	191 Peachtree	(34) Ground Leases

A portion of the Mortgaged Property is comprised of a ground leasehold interest. The mortgagee has the right to obtain a new lease upon termination in bankruptcy or upon termination due to default by the ground lessor, however, the ground lease does not require the ground lessor to enter into a new lease with the mortgagee upon any other termination.

Ground lessor is not required to accept performance and compliance by Mortgagee if, at the time of the curing of a default, ground lessor shall not be furnished with evidence satisfactory to ground lessor of “the interest in the Lease claimed by the Leasehold Mortgagee tendering the performance or compliance.”

The ground lease does not specifically provide that it cannot be terminated without lender’s consent;  however, it provides that it cannot be modified without lender’s consent and that  the ground lessor will not accept a surrender of the ground lessee’s interest without lender’s consent.

D-2-14

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-15

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan
2	191 Peachtree

D-2-16

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
7	101 Hudson Street	(1) Whole Loan; Ownership of Mortgage Loans

The related $250,000,000 whole loan was co-originated by Bank of America, National Association (“Bank of America”), Wells Fargo Bank, National Association and Barclays Bank PLC and is secured on a pari passu basis by six (6) notes in the following original principal amounts: Note A-1-1 in the amount of $53,500,000, Note A-1-2 in the amount of $16,500,000, Note A-2 in the amount of $67,500,000, Note A-3 in the amount of $37,250,000, Note A-4 in the amount of $19,000,000 and Note A-5 in the amount of $56,250,000. Note A-3 secured the “101 Hudson Street Mortgage Loan”.

Note A-1-1 and Note A-4 were contributed to the MSC 2016-BNK2 securitization.

Note A-2 was contributed to the WFCM 2016-C36 securitization.

Wells Fargo Bank, National Association holds Note A-1-2, which is expected to be contributed to one or more future securitizations.

Barclays Bank PLC holds Note A-5, which is expected to be contributed to one or more future securitizations.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2016-BNK2 securitization.

7	101 Hudson Street	(6) Permitted Liens; Title Insurance	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.
7	101 Hudson Street	(16) Insurance

If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.

7	101 Hudson Street	(16) Insurance

The related Mortgage Loan documents (i) permit a property insurance deductible for the “Special” Cause of Loss form up to $250,000, however, the in-place property insurance deductible as of the origination date of the related Mortgage Loan was $100,000 and (ii) permit a liability insurance self-insurance retention of up to $300,000. The related Mortgage Loan documents permit a property insurance deductible up to $300,000. The related Mortgage Loan documents permit a liability insurance self-insured retention up to $150,000.

D-2-17

16	Lexham Street Portfolio	(16) Insurance

The related Mortgage Loan documents provide that all insurance policies provide that (i) if there is more than one (1), but less than five (5), insurance companies collectively issuing the insurance policies, 75% or more of the insured amount must have a claims paying ability rating of “A” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 25% (or lesser remaining amount) of which must have a claims paying ability rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) or (ii) if there are five (5) or more insurance companies collectively issuing the insurance policies, 60% or more of the insured amount must have a claims paying ability rating of “A” or better (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan) and the remaining 40% (or lesser remaining amount) a rating of “BBB” or better with S&P (and the equivalent ratings for Moody’s, Fitch and DBRS to the extent each such rating agency rates the insurance company and is rating the securities secured by the related Mortgage Loan).

19	Pacific Highway Self Storage	(16) Insurance	If the Terrorism Risk Insurance Program Authorization Act of 2002 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.

7, 16, 19, 24, 25, 26, 30, 31, 32, 36, 37, 38, 39 and 42	All BANA Mortgage Loans	(26) Recourse Obligations

The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.

7	101 Hudson Street	(28) Financial Reporting and Rent Rolls

The related Mortgage Loan documents permit the financial reporting for the related borrower and the related Mortgaged Property to be included in the consolidated financial statements of a person owning an indirect interest in such borrower, provided, that such consolidated statements are audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the lender and such consolidated statements contain sufficient details and/or appropriate schedules which identify operations and results from the such Mortgaged Property on a standalone basis.

D-2-18

7	101 Hudson Street	(29) Acts of Terrorism Exclusion

If the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.

19	Pacific Highway Self Storage	(29) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Authorization Act of 2002 (as the same may be further modified, amended, or extended) is not in effect, then the related Mortgagor will not be required to spend on terrorism insurance coverage more than two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Property on a stand-alone basis, and if the cost of terrorism insurance exceeds such amount, such Mortgagor must purchase the maximum amount of terrorism insurance available with funds equal to such amount.

7 16 19	101 Hudson Street Lexham Street Portfolio Pacific Highway Self Storage	(31) Single-Purpose Entity

Mortgagor is a recycled Single-Purpose Entity, however, the related Mortgagor made standard representations and warranties, including backwards representations and warranties where required to complete coverage, and the recourse carveout guaranty includes coverage with respect to violations of such Single-Purpose Entity representations and warranties.

24	Pleasant Hill Villas Apartments

25	Park Circle Apartments

26	Hamden Retail Center

30	Westview Avenal Apartments

31	Westview Apartments

32	Courtyard Van Nuys Apartments

36	Northridge Pointe Apartments

37	Mountain View Townhomes

38	Sherman Pointe Apartments

39	Somerset Townhomes

42	Wildwood Apartments

D-2-19

16 26	Lexham Street Portfolio Hamden Retail Center	(39) Organization of Mortgagor	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagors in the other Mortgage Loans listed.
24	Pleasant Hill Villas Apartments	(39) Organization of Mortgagor	The Mortgagor in each Mortgage Loan listed in the exception has common ownership with the Mortgagors in the other Mortgage Loans listed.
25	Park Circle Apartments

30	Westview Avenal Apartments

31	Westview Apartments

32	Courtyard Van Nuys Apartments

36	Northridge Pointe Apartments

37	Mountain View Townhomes

38	Sherman Pointe Apartments

39	Somerset Townhomes

42	Wildwood Apartments

7	101 Hudson Street	(40) Environmental Conditions

The related Phase I environmental site assessment obtained at Mortgage Loan origination identified a recognized environmental condition associated with two underground storage tanks containing fuel oil that were installed about 1991. The environmental consultant estimated that remediation costs, if necessary, would range from $750,000 to $1 million. The Phase I recommended a Phase II subsurface assessment. The lender waived a Phase II ESA based on the related guarantor’s stated net worth and a borrower-owned Storage Tank Third Party Liability, Corrective Action and Clean-Up Costs Policy issued by AIG Specialty Insurance Company (a member company of American International Group Inc.) in the amount of $1 million, with a one year term (with an optional extended reporting period of an additional year for the same annual premium) and having a $50,000 deductible. Such policy covers five other locations and eight other storage tanks at affiliate-owned properties. The related policy premium for the one year term was pre-paid at closing. The lender is also an additional insured under a Commercial Pollution Legal Liability Policy issued by Commerce and Industry Insurance Company (also a member of American International Group Inc.) with limits of $20 million per occurrence and $40 million in the aggregate, with a term expiring November 15, 2018 and having a deductible of up to $100,000 per occurrence. Such policy is a blanket policy covering multiple locations, including the identified underground storage tanks at the related Mortgaged Property. The related premium has been pre-paid through November 15, 2017. American International Group Inc. has an S&P rating of “A-”.

D-2-20

7	101 Hudson Street	(43) Cross-Collateralization	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.

D-2-21

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Bank of America, National Association

None.

D-2-22

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Bank of America, National Association

None.

D-2-23

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Natixis Real Estate Capital LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
9	Greenwich Office Park	(1) Whole Loan; Ownership of Mortgage Loans

The Greenwich Office Park Mortgage Loan is evidenced by the non-controlling A-1 Note, which has an original principal balance of $33,000,000. The Mortgaged Property is also security for the pari passu controlling A-2 Note, which has an original principal balance of $54,500,000.

12	Novo Nordisk	(1) Whole Loan; Ownership of Mortgage Loans

The Novo Nordisk Mortgage Loan is evidenced by the non-controlling A-6 Note, which has an aggregate original principal balance of $20,000,000. The Mortgaged Property is also security for the pari passu controlling A-1 Note and the non-controlling A-3, A-4, A-5, A-7, A-8, A-9, A-10, A-11, A-12 and A-13 Notes, which have an aggregate original principal balance of $148,300,000 and the unfunded non-controlling A-2 Note, which has a maximum principal balance of $39,580,000.

20	Tyler Gateway Shopping Center	(6) Permitted Liens; Title Insurance	Target Corporation, the owner of the adjacent and connected shopping center, has a right of first refusal over the Mortgaged Property, which expires on the earlier of July 3, 2044 and the date Target Corporation permanently ceases operating on the adjacent parcel (defined as being closed for 365 continuous days). The right of first refusal is triggered by a “bona fide” offer to transfer the Mortgaged Property. Target has 30 days to respond by agreeing to match the terms or the Mortgaged Property may be transferred to the third party.

28	Fairfield Inn & Suites Cartersville	(6) Permitted Liens; Title Insurance

The Mortgaged Property is subject to a use restriction in a recorded deed that (i) prohibits the property from being used as an “extended stay” hotel or apartment facility that uses hotel type booking and (ii) until June 3, 2018, requires that the property be used only for a Marriott International, Inc., Hilton Worldwide or Hyatt Hotels Corporation branded hotel, unless a different use is approved in writing by grantor.

9	Greenwich Office Park	(7) Junior Liens

With respect to the Greenwich Office Park Mortgage Loan, there is a mezzanine loan with a principal balance as of the Cut-off Date of $10,000,000 secured by the equity interests in the related Mortgagor.

12	Novo Nordisk	(7) Junior Liens	The mortgagor’s parent (the “Pledgor”) agreed to make certain earn-out payments in the maximum amount of $23,000,000 to the prior owner of the property (the “Pledgee”) as certain expansion options are exercised under the Novo Nordisk lease. The Pledgor entered into a pledge agreement in which it pledged its equity interest in the borrower as collateral for its obligation to make such earn-out payments to the Pledgee.

12	Novo Nordisk	(15) No Holdbacks	A portion of the Mortgage Loan is represented by an unfunded pari passu companion note in the maximum principal amount of $39,580,000.

D-2-24

34	Babu’s Villa	(24) Local Law Compliance	There are outstanding fire code violations at the Mortgaged Property. The Mortgagor is required to provide evidence to lender within 90 days of closing that all violations have been cleared.

9, 12, 17, 20, 22, 23, 28 and 34	All Natixis Loans	(26) Recourse Obligations	The Loan Documents do not include clause (b)(iii) of this representation (“criminal acts by the Mortgagor or guarantor resulting in the seizure or forfeiture of all or part of the Mortgaged Property”).

12	Novo Nordisk	(26) Recourse Obligations	In lieu of a guarantor distinct from the Mortgagor, the Mortgagor obtained a $15,000,000 environmental insurance policy for a term of five years, with an additional three year extended reporting period.

20	Tyler Gateway Shopping Center	(26) Recourse Obligations	The Mortgage Loan provides recourse against the Mortgagor for losses arising out of violations of restrictions on the transfer of the Mortgaged Property or an interest in the Mortgagor except for: (i) transfers in connection with leases (but not a lease of all or substantially all of the Mortgaged Property), (ii) estate planning transfers provided that Mark Schurgin and Rosalind Schurgin retain “control” of the Mortgagor and (iii) transfers that would have been permitted transfers but for the failure to provide notice, so long as notice is promptly given and the transferee does not obtain, directly or indirectly, 20% or more of an interest in the Mortgagor, unless such transferee already held 20% or more prior to such transfer.

9	Greenwich Office Park	(27) Mortgage Releases

The Greenwich Office Park Loan Agreement allows for (i) partial defeasance (the release price is equal to the greatest of (a) one hundred percent (100%) of the net sale proceeds received from such sale, (b) one hundred twenty five percent (125%) of the allocated loan amount with respect to such release property, and (c) an amount such that, after giving effect to such partial release, (I) the post-defeasance debt service coverage ratio for the undefeased Note, based on income from the remaining property, will not be less than the greater of (x) 1.58:1.00 and (y) the pre-defeasance debt service coverage ratio for the Note, based on income from both the release property and the remaining property, and (II) the post-defeasance loan-to-value ratio for the remaining property will not exceed the lesser of (x) 72.8% and (y) the pre-defeasance loan-to-value ratio for both the release property and the remaining property) and (ii) free release for portions of the Mortgaged Property to be approved in Lender’s sole discretion.

9	Greenwich Office Park	(31) Single-Purpose Entity

The guarantor has provided a recourse guaranty with a maximum liability of $13,115,587, which maximum liability is reduced upon the partial defeasance of the portion of the loan allocable to one or both parcels comprising a portion of the Mortgaged Property that are subject to a ground lease. The maximum liability under the guaranty at origination was approximately 15% of the initial principal balance of the Greenwich Office Park Whole Loan, and we cannot assure you that such guaranty would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liabilities of the Mortgagor with those of the guarantor.

D-2-25

20	Tyler Gateway Shopping Center	(31) Single-Purpose Entity	In addition to owning a direct 32.95% tenants-in-common interest in the Mortgaged Property, Tyler Gateway LLC owns 39.07% membership in LMTY, LLC, which is the other tenant-in-common owner of the Mortgaged Property.

9	Greenwich Office Park	(34) Ground Leases

(d)  Senior liens are subject to the lien of the loan.

(e)  Rights to assign are subject to purchase option in favor or Building 9 ground lessor.

(h)  Lender has the same cure period as Tenant.

(i)  Leases are silent.

(j)  The Building 9 Ground Lease provides that insurance proceeds will be applied to restoration, but does not address who holds such funds. Lessee may at its option elect to terminate the Ground Lease in the event of a casualty during the last 15 years of the Ground Lease term rendering the principal building on the Premises untenantable to the extent of 50% of more of its insurable value. In such event, the insurance proceeds will belong to Lessor. In the event of a taking, Lessor will be entitled to the award for the land taken, considered as vacant. If such taking occurs during the first 30  years of the lease term, Lessee is to get the value of the improvements on the land. Commencing in the 31st lease year, Lessor’s entitlement to the award allocable to the improvement will be 31%, increased by 1% in each successive lease year, with all of such award belonging to Lessor if the taking occurs in the last 9 years of the Lease.

(j)  The Building 8 Ground Lease provides that insurance proceeds in excess of $100,000.00 will be applied to restoration and disbursed by a Connecticut bank or trust company selected by Lender.

(k)  The Ground Leases do not provide for such payments.

(l)  Lender only has right to new lease so long as the lease is in full force and effect.

The portion of the Mortgage Loan that is allocable to the portion of the Mortgaged Property subject to the Ground Lease (approximately $13 million as of the Cut-off Date) is fully recourse to the guarantor.

D-2-26

SCHEDULE D-1

LOANS WITH EXISTING MEZZANINE DEBT

Natixis Real Estate Capital LLC

None.

D-2-27

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Natixis Real Estate Capital LLC

Annex A-1 ID#	Mortgage Loan
20	Tyler Gateway Shopping Center

D-2-28

Annex E

Class A-SB Planned Principal Balance Schedule

Month	Class A-SB Planned Principal Balance ($)
0	56,000,000.00
1	56,000,000.00
2	56,000,000.00
3	56,000,000.00
4	56,000,000.00
5	56,000,000.00
6	56,000,000.00
7	56,000,000.00
8	56,000,000.00
9	56,000,000.00
10	56,000,000.00
11	56,000,000.00
12	56,000,000.00
13	56,000,000.00
14	56,000,000.00
15	56,000,000.00
16	56,000,000.00
17	56,000,000.00
18	56,000,000.00
19	56,000,000.00
20	56,000,000.00
21	56,000,000.00
22	56,000,000.00
23	56,000,000.00
24	56,000,000.00
25	56,000,000.00
26	56,000,000.00
27	56,000,000.00
28	56,000,000.00
29	56,000,000.00
30	56,000,000.00
31	56,000,000.00
32	56,000,000.00
33	56,000,000.00
34	56,000,000.00
35	56,000,000.00
36	56,000,000.00
37	56,000,000.00
38	56,000,000.00
39	56,000,000.00
40	56,000,000.00
41	56,000,000.00
42	56,000,000.00
43	56,000,000.00
44	56,000,000.00
45	56,000,000.00
46	56,000,000.00
47	56,000,000.00
48	56,000,000.00
49	56,000,000.00
50	56,000,000.00
51	56,000,000.00
52	56,000,000.00
53	56,000,000.00
54	56,000,000.00
55	56,000,000.00
56	56,000,000.00
57	56,000,000.00
58	56,000,000.00

Month	Class A-SB Planned Principal Balance ($)
59	55,970,075.00
60	55,075,531.37
61	54,237,019.33
62	53,395,372.82
63	52,373,373.94
64	51,524,748.90
65	50,614,108.48
66	49,758,902.34
67	48,841,869.08
68	47,980,032.88
69	47,114,974.18
70	46,188,370.21
71	45,316,608.16
72	44,383,492.59
73	43,504,977.31
74	42,623,176.58
75	41,564,772.48
76	40,675,704.25
77	39,725,777.53
78	38,829,827.24
79	37,873,215.32
80	36,970,331.76
81	36,064,070.74
82	35,097,443.03
83	34,184,172.01
84	33,210,734.82
85	32,290,401.62
86	31,366,625.09
87	30,326,573.55
88	29,395,441.98
89	28,404,655.11
90	27,466,328.39
91	26,468,552.17
92	25,522,976.72
93	24,573,862.60
94	23,565,607.54
95	22,609,164.38
96	21,593,789.92
97	20,629,963.16
98	19,662,528.80
99	18,526,486.10
100	17,551,167.64
101	16,517,457.72
102	15,534,615.04
103	14,493,596.12
104	13,503,173.19
105	12,509,042.15
106	11,457,057.74
107	10,455,262.38
108	9,395,832.85
109	8,386,316.06
110	7,373,019.03
111	6,195,395.45
112	5,173,883.89
113	4,095,302.05
114	3,065,922.15
115	1,979,697.00
116	942,390.12
117 and thereafter	0.00

E-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex F

Definition of “Mortgage File”

“Mortgage File”: The mortgage documents listed below (provided, that references to the Mortgage File for any serviced Subordinate Companion Loan refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such serviced Subordinate Companion Loan):

(i)           the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, as trustee for Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12, without recourse, representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)          the original mortgage or a copy thereof, with evidence of recording thereon, and, if the mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)         the originals or copies of all agreements modifying a money term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)         an original assignment of mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wells Fargo Bank, National Association, as trustee for Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan));

(v)          originals or copies of all intervening assignments of mortgage, if any, with evidence of recording thereon;

(vi)          if the related assignment of leases is separate from the mortgage, the original or a copy of such assignment of leases with evidence of recording thereon, together with (A) an original of each assignment of such assignment of leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such assignment of leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable mortgage loan seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original assignment of such assignment of leases, in recordable form, signed by the holder of record in favor of “Wells Fargo Bank, National Association, as trustee for Morgan Stanley Capital I Trust 2016-UBS12, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS12” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan)), which assignment may be effected in the related assignment of mortgage;

(vii)        the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)        an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

(ix)         any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

F-1

(x)          copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)         copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)        either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the trustee and delivered to the custodian on behalf of the trustee on behalf of the Trust with a copy to be held by the master servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, the PSA or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the master servicer on behalf of the trustee, with a copy to be held by the custodian on behalf of the trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, the PSA (it being understood that each mortgage loan seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within 30 days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the master servicer (who shall forward a copy of such acknowledgement to the custodian and the trustee)) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the mortgage loan seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit). In the case of clause (B) above, the master servicer will be required to acknowledge that any letter of credit held by it shall be held in its capacity as agent of the Trust, and if the master servicer sells its rights to service the applicable Mortgage Loan, the master servicer will be required to assign the applicable letter of credit to the Trust or (with respect to any Specially Serviced Loan) at the direction of the special servicer to such party as the special servicer may instruct, in each case, at the expense of the master servicer. The master servicer will be required to indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

(xiii)       the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)       copies of third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)        copies of any environmental insurance policy;

(xvi)       copies of any affidavit and indemnification agreement;

(xvii)      if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the trustee for the benefit of the Certificateholders; and

(xviii)     with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) any references to a “Mortgage File” for a Companion Loan will be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a serviced

F-2

Companion Loan, the execution and/or recordation of any assignment in the name of the trustee will not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the trustee will hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the trustee, the master servicer, or the special servicer on its behalf to enforce or obtain the benefits of such instrument will be construed to be so undertaken by the trustee, the master servicer or the special servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the custodian is not also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by the delivery by the applicable mortgage loan seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by (1) the delivery by the applicable mortgage loan seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable mortgage loan seller will be required to deliver such document to the custodian, provided, further, that (a) the custodian will be required to represent and warrant to each other party to the PSA and for the benefit of the Certificateholders that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the custodian will be required to perform its duties under the PSA, and be liable to the other parties to the PSA, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the custodian under the PSA, (c) the custodian may not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party to the PSA, and (d) if for any reason the custodian resigns as custodian under the PSA or resigns as the related Non-Serviced Custodian or otherwise no longer acts as custodian under the PSA or as the related Non-Serviced Custodian or otherwise is required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the custodian will be required to include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the other securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding any contrary provision set forth above, in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to the PSA until the earliest of (i) the Controlling Companion Loan Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the Controlling Companion Loan Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the Controlling Companion Loan Securitization Date, and (2) following the Controlling Companion Loan Securitization Date, the person selling the applicable Pari Passu Companion Loan to the related Non-Serviced Depositor, at its own expense, will be (A) entitled to direct the trustee or custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the mortgage note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the trustee or custodian of photocopies of the Mortgage Loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the trustee (or the custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

Nothwithstanding anything to the contrary contained herein, with respect to the Wolfchase Galleria Mortgage Loan, the obligation of each of the applicable mortgage loan seller to deliver a mortgage note as part of the related Mortgage File will be limited to delivery of only the mortgage note held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents

F-3

by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

F-4

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	14
Summary of Terms	19
Risk Factors	45
Description of the Mortgage Pool	105
Transaction Parties	160
Description of the Certificates	202
Description of the Mortgage Loan Purchase Agreements	230
Pooling and Servicing Agreement	235
Certain Legal Aspects of Mortgage Loans	316
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	330
Pending Legal Proceedings Involving Transaction Parties	330
Use of Proceeds	331
Yield and Maturity Considerations	331
Material Federal Income Tax Considerations	340
Certain State and Local Tax Considerations	350
Method of Distribution (Underwriter)	350
Incorporation of Certain Information by Reference	353
Where You Can Find More Information	353
Financial Information	353
Certain ERISA Considerations	354
Legal Investment	357
Legal Matters	357
Ratings	357
Index of Defined Terms	360

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$710,050,000
(Approximate)

Morgan Stanley Capital I Inc.

Depositor

MORGAN STANLEY CAPITAL I
TRUST 2016-UBS12
Issuing Entity

Commercial Mortgage Pass-Through
Certificates,

Series 2016-UBS12

PROSPECTUS

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

UBS Securities LLC

Co-Lead Manager and Joint Bookrunner

BofA Merrill Lynch

Co-Lead Manager and Joint Bookrunner

Natixis Securities Americas LLC

Citigroup

Academy Securities

Co-Managers

November , 2016